UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Soho House & Co Inc.
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180 Strand, London, United Kingdom WC2R 1EA
December 11, 2025
Dear Stockholders,
You are cordially invited to attend a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Soho House & Co Inc., a Delaware corporation (“Soho House”). The Special Meeting will be held on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). You may virtually attend the Special Meeting via a live webcast at www.virtualshareholdermeeting.com/SHCO2025SM.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of August 15, 2025, by and among Soho House, EH Parent LLC (“Parent”), a Delaware limited liability company and an affiliate of The Yucaipa Companies LLC, a Delaware limited liability company (together with its affiliates as the context requires, “Yucaipa”), and EH MergerSub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), and approve the other Transaction Agreements (as defined below) and the Letter Agreement Amendment (as defined in the accompanying proxy statement) (the “Merger Proposal”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Soho House, with Soho House continuing as the surviving corporation (the “Merger”). At the Special Meeting, you will also be asked to consider and vote on a proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting (the “Adjournment Proposal”).
At the effective time of the Merger (the “Effective Time”), each share of Soho House’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Soho House’s Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), issued and outstanding as of immediately prior to the Effective Time (subject to certain exceptions in the Merger Agreement, including with respect to the Rollover Shares held by the Reinvestment Stockholders (each as defined below), which will remain outstanding and be unaffected by the Merger) will be cancelled and extinguished and automatically converted into the right to receive $9.00 in cash, without interest thereon and subject to applicable withholding taxes (the “Per Share Price”). This amount represents a premium of approximately 83% over the Class A Common Stock’s closing stock price as of December 18, 2024, the last trading day prior to Soho House’s announcement of its receipt of an offer from a third-party consortium to acquire shares of Class A Common Stock to take Soho House private. The Class A Common Stock’s closing stock price as of December 10, 2025, the last completed trading day before the date of the accompanying proxy statement, was $8.84. Certain equity investors, including Apollo Capital Management, L.P., certain affiliates of MCR Investors LLC and a group of investors led by Mr. Ashton Kutcher and Mr. Daniel Rosensweig (collectively, the “Equity Investors”) have delivered commitment letters (the “Equity Commitment Letters”) pursuant to which they have committed, subject to the terms and conditions thereof, to purchase shares of Merger Sub’s common stock, par value $0.01 per share, at or prior to the Effective Time to fund a portion of the consideration to be paid to Soho House’s stockholders in connection with the Merger.
The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission (the “SEC”). If the Merger is completed, the Class A Common Stock will be delisted from the New York Stock Exchange and Soho House will become a privately held company owned by the Reinvestment Stockholders, the Equity Investors and any Subscription Investors (as defined in the accompanying proxy statement).
A special committee composed solely of directors determined by the Board of Directors of Soho House (the “Board”) to be independent and disinterested with respect to the matters to be considered (the “Special Committee”) was formed by the Board and, with the assistance of its own independent financial and legal advisors, considered, evaluated and negotiated the Per Share Price and the other terms of the Merger Agreement and the other Transaction Agreements. The Special Committee unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders (as defined below); (2) recommended that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and determine that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, Soho House and the Unaffiliated Stockholders; and (3) recommended that the Board submit the Merger Agreement and the other Transaction Agreements to Soho House’s stockholders for their adoption and approval and recommend that Soho House’s stockholders vote in favor of the adoption and approval of the Merger Proposal. The Board, acting on the unanimous recommendation of the Special Committee, unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements, and the consummation of the Merger and other transactions contemplated thereby, are fair to, and in the best interests of, Soho House and its stockholders, including the Unaffiliated Stockholders; (2) approved and declared advisable the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby; (3) directed that the adoption and approval of the Merger Proposal be submitted to a vote of Soho House’s stockholders; and (4) recommended that Soho House’s stockholders vote in favor of the adoption and approval of the Merger Proposal. The “Unaffiliated Stockholders” means the stockholders of Soho House other than (1) any of the Buyer Parties, the Equity Investors or any Subscription Investors; (2) any of the Reinvestment Stockholders; (3) any members of the Board; (4) any person that Soho House has determined to be an “officer” of Soho House within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (5) any affiliates or associates (as defined pursuant to Section 12b-2 of the Exchange Act) of any of the persons described in subclauses (1) to (5). The “Transaction Agreements” means the Merger Agreement, the Rollover and Support Agreements (as defined below), the Equity Commitment Letters, the Rollover Side Letters, the Regulatory Letter Agreement, the Debt Commitment Letters, the Yucaipa Fee Agreement, the MCR Side Letter, the Bruce Group Side Letter, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones and the Voting Agreement (each, as defined in the accompanying proxy statement).
Each of the Special Committee and the Board believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act and unanimously recommends that you vote: (1) “FOR” the adoption and approval of the Merger Proposal and (2) “FOR” the approval of the Adjournment Proposal.
Your vote is very important, regardless of the number of shares you own. The adoption and approval of the Merger Proposal requires the affirmative vote of (1) the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon (the “Majority Approval”) and (2) the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders (the “Unaffiliated Approval” and, together with the Majority Approval, the “Requisite Stockholder Approval”). Each record holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock owned of record as of the close of business on December 1, 2025 (the “Record Date”) and each record holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock owned of record as of the Record Date.
As further described in the accompanying proxy statement, certain of Soho House’s stockholders, including Yucaipa and its founder and Soho House’s Executive Chairman and a member of the Board, Mr. Ron Burkle; Mr. Nick Jones, Soho House’s founder and a member of the Board; Mr. Richard Caring and Mr. Mark Ein, members of the Board; Mr. Andrew Carnie, Soho House’s Chief Executive Officer; Mr. Tom Collins, Soho House’s Chief Operating Officer; and certain affiliates of Goldman Sachs & Co. LLC (who in the aggregate owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock as of the Record Date) (the “Reinvestment Stockholders”). The Reinvestment Stockholders have entered into Rollover and Support Agreements (the “Rollover and Support Agreements”) with Soho House, pursuant to which they agreed, in addition to having certain of the shares of Common Stock held by them (the “Rollover Shares”) remain outstanding and be unaffected by the Merger, to vote all of their shares of Common Stock in favor of the adoption and approval of the Merger Proposal and the Adjournment Proposal.
The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement, the other Transaction Agreements, the Letter Agreement Amendment and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and copies of certain of the other Transaction Agreements and the Letter Agreement Amendment are attached as Annexes B through J to the accompanying proxy statement. The accompanying proxy statement also describes the actions and determinations of the Board and the Special Committee in connection with their evaluation of, among other things, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby. Please read the accompanying proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Even if you plan to virtually attend the Special Meeting, please grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card) or mark, sign, date and return the enclosed proxy card by mail as promptly as possible using the enclosed prepaid reply envelope. If you virtually attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and brokerage firms call: (212) 297-0720
Stockholders and all others call toll-free: (888) 785-6707
Email: info@okapipartners.com
Thank you for your support.
Sincerely,

/s/ Mr. Ron Burkle	/s/ Mr. Eric Deardorff
Mr. Ron Burkle	Mr. Eric Deardorff
Executive Chairman of the Board	Chairman of the Special Committee

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

SOHO HOUSE & CO INC.

180 Strand, London, United Kingdom WC2R 1EA
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 9, 2026
Notice is hereby given that a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Soho House & Co Inc., a Delaware corporation (“Soho House”), will be held on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time) for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of August 15, 2025, by and among Soho House, EH Parent LLC and EH MergerSub Inc. (“Merger Sub”), and approve the other Transaction Agreements and the Letter Agreement Amendment (each as defined in the accompanying proxy statement) (the “Merger Proposal”); and

2.
To consider and vote on any proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting (the “Adjournment Proposal”).

The foregoing matters are more fully described in the accompanying proxy statement. The accompanying proxy statement is hereby incorporated by reference in this notice.
Adoption and approval of the Merger Proposal requires the affirmative vote of (1) the holders of shares of Soho House’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Soho House’s Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon and (2) the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders (as defined in the accompanying proxy statement). Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of Common Stock representing a majority in voting power of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter.
The Special Meeting will be held by means of a live webcast on the internet at www.virtualshareholdermeeting.com/SHCO2025SM. The Special Meeting will begin promptly on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). Online check-in will begin a few minutes prior to the Special Meeting. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares). If you are a beneficial owner of shares in street name, please contact your bank, broker or other nominee to arrange to attend and vote at the meeting.
Only Soho House’s stockholders of record as of the close of business on December 1, 2025 are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at Soho House’s principal executive offices located at 180 Strand, London, United Kingdom WC2R 1EA, during regular London business hours for a period of 10 days ending on the day before the Special Meeting. Please contact Ben Nwaeke, Soho House’s Corporate Secretary, at shareholderlist@sohohouseco.com for an appointment to inspect the list.
Each of Soho House’s Board of Directors (the “Board”) and its special committee composed solely of directors determined by the Board to be independent and disinterested with respect to the matters to be considered unanimously recommends that you vote “FOR” the adoption and approval of the Merger Proposal and “FOR” the approval of the Adjournment Proposal.

If the merger contemplated by the Merger Agreement (the “Merger”) is completed, Soho House’s stockholders who did not vote in favor of the Merger Proposal, delivered a demand for appraisal before the vote was taken on the Merger Proposal and otherwise complied with all other applicable requirements of the Delaware General Corporation Law (the “DGCL”), will have the right to seek appraisal of the “fair value” of their shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $9.00 per share in cash if the Merger is completed, as determined in accordance with Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Even if you plan to attend the Special Meeting, please grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card) or sign, date and return, as promptly as possible, the enclosed proxy card by mail in the postage-paid envelope provided. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.
By Order of the Board,
/s/ Mr. Ben Nwaeke
Mr. Ben Nwaeke
Chief Legal Officer and Corporate Secretary
London, United Kingdom
December 11, 2025

SOHO HOUSE & CO INC.
180 Strand, London, United Kingdom WC2R 1EA
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 9, 2026
This proxy statement is dated December 11, 2025 and, together with the enclosed form of proxy card, is first being sent to stockholders on December 11, 2025.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

ii

iii

SUMMARY TERM SHEET
This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement in their entirety. See the section of this proxy statement captioned “Glossary of Defined Terms” beginning at page 153 of this proxy statement for definitions of certain defined terms used in this proxy statement.
Introduction
•
On August 15, 2025, Soho House entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Soho House, with Soho House continuing as the surviving corporation. If the Merger is completed, each outstanding share of Common Stock (other than the Rollover Shares held by the Reinvestment Stockholders, which will remain outstanding and be unaffected by the Merger, and certain other excluded shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price. Following the Merger, the Class A Common Stock will be delisted from the NYSE and Soho House will become a privately held company. To complete the Merger, Soho House’s stockholders must vote to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment (as defined in this proxy statement) at the Special Meeting pursuant to the Requisite Stockholder Approval.

•
Following Soho House’s receipt of an offer from a group of investors led by Mr. Ashton Kutcher and Mr. Daniel Rosensweig (the “Bruce Group”) to acquire shares of Class A Common Stock to take Soho House private in December 2024, the Board formed the Special Committee to evaluate and negotiate the potential transaction and provide a recommendation to the Board as to whether to approve any such transaction. In addition, the Board resolved not to approve or consider approval of any such transaction without the affirmative recommendation of the Special Committee. The Board determined that the Special Committee is composed solely of independent and disinterested members of the Board.

•
The Special Committee, with the assistance of its own independent financial and legal advisors, considered, evaluated and negotiated the Per Share Price and the other terms of the Merger Agreement and the other Transaction Agreements and unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders (as defined in this proxy statement); (2) recommended that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and determine that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, Soho House and the Unaffiliated Stockholders; and (3) recommended that the Board submit the Merger Agreement and the other Transaction Agreements to Soho House’s stockholders for their adoption and approval and recommend that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements.

•
The Board, acting on the unanimous recommendation of the Special Committee, unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements, and the consummation of the Merger and other transactions contemplated thereby, are fair to, and in the best interests of, Soho House and its stockholders, including the Unaffiliated Stockholders; (2) approved and declared advisable the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby; (3) directed that the adoption of the Merger Agreement and approval of the other Transaction Agreements be submitted to a vote of Soho House’s stockholders; and (4) recommended that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements. The “Unaffiliated Stockholders” means the stockholders of Soho House other than (1) any of the Buyer Parties, the Equity Investors or any Subscription Investors; (2) any of the Reinvestment Stockholders; (3) any members of the Board; (4) any person that Soho House has determined to be an “officer” of Soho House within the meaning of Rule 16a-1(f) of the Exchange Act; and (5) any affiliates or associates (as defined pursuant to Section 12b-2 of the Exchange Act) of any of the persons described in subclauses (1) to (5). In addition, the Special Committee and the Board, on behalf of Soho House, each believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

•
Because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, for which a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”) is required to be filed with the SEC, Soho House and the Buyer Filing Parties have filed the Schedule 13E-3 with the SEC with respect to such transactions solely for purposes of complying with the requirements of Rule 13e-3 and the related rules and regulations under the Exchange Act. You may obtain additional information about the Schedule 13E-3 in the section of this proxy statement captioned “Where You Can Find Additional Information.”

The Parties to the Transactions
•
Soho House. Soho House & Co Inc. was incorporated in Delaware in 2021. Soho House is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. The Class A Common Stock is listed on the NYSE under the symbol “SHCO.” Soho House is represented by Sidley Austin LLP (“Sidley”) and the Special Committee is represented by Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) and Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) in the transactions contemplated by the Transaction Agreements.

•	Parent. EH Parent LLC was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.
•
Merger Sub. EH MergerSub Inc. is a direct wholly owned subsidiary of Parent and was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

•
Equity Investors. Pursuant to the Equity Commitment Letters, subject to the terms and conditions set forth therein and in connection with the Merger, Apollo Capital Management, L.P. (on behalf of the Apollo Funds, “ACM”), MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP (together with any permitted assignee in accordance with the terms of the MCR Equity Commitment Letter (as defined in this proxy statement), the “MCR Investors”) and certain other Equity Investors (including Mr. Ashton Kutcher and Mr. Daniel Rosensweig, the “Bruce Group Investors”) have agreed to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50.0 million, up to $200.0 million and up to $14.6 million, respectively. For more information about the Equity Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Equity Commitment Letters.” ACM is represented by Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), the MCR Investors are represented by a separate Fried Frank team separated by an ethical wall from the Fried Frank team representing the Special Committee and the Bruce Group Investors are represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) in the transactions contemplated by the Transaction Agreements.

•
Reinvestment Stockholders. Yucaipa and its founder and Soho House’s Executive Chairman and a member of the Board, Mr. Ron Burkle; Mr. Nick Jones, Soho House’s founder and a member of the Board; Mr. Richard Caring and Mr. Mark Ein, members of the Board; Mr. Andrew Carnie, Soho House’s Chief Executive Officer; Mr. Tom Collins, Soho House’s Chief Operating Officer; and certain affiliates of Goldman Sachs & Co. LLC, together with certain non-executive members of Soho House’s management who are stockholders (who, together in the aggregate, owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock as of the Record Date) have entered into Rollover and Support Agreements with Soho House, pursuant to which they have agreed to have certain of the shares of Common Stock held by them (the “Rollover Shares”) remain outstanding and be unaffected by the Merger. Mr. Richard Caring is represented by Herbert Smith Freehills Kramer (US) LLP (“Herbert Smith”) and Goldman Sachs is represented by Weil, Gotshal & Manges LLP (“Weil”) in the transactions contemplated by the Transaction Agreements.

•	For more information, see the section of this proxy statement captioned “The Parties to the Transactions.”

The Special Meeting
•
Date, Time and Place. Soho House will hold the Special Meeting on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). You may virtually attend the Special Meeting via a live webcast on the internet at www.virtualshareholdermeeting.com/SHCO2025SM. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares).

•	Purpose. At the Special Meeting, Soho House will ask stockholders to vote on the following proposals:
○
The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Soho House, with Soho House continuing as the surviving corporation, and approve the other Transaction Agreements and the Letter Agreement Amendment; and

○
The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting.

•
For more information about the Special Meeting, including information regarding the Record Date, the shares entitled to vote and the votes required to adopt and approve the Merger Proposal and approve the Adjournment Proposal, see the section of this proxy statement captioned “The Special Meeting.”

Intent of the Reinvestment Stockholders to Vote in Favor of the Merger
•
The Reinvestment Stockholders entered into the Rollover and Support Agreements, pursuant to which they agreed to vote all of their shares of Common Stock in favor of the adoption and approval of the Merger Proposal, subject to certain terms and conditions contained in the Rollover and Support Agreements.

•
For more information, see the section of this proxy statement captioned “Other Transaction Agreements—Rollover and Support Agreements,” and the full text of the form of Rollover and Support Agreement attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.

Intent of Soho House’s Other Directors and Executive Officers to Vote in Favor of the Merger
•
Each of Soho House’s directors and executive officers that are not Reinvestment Stockholders have also informed Soho House that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. For more information, see the section of this proxy statement captioned “Special Factors—Intent of Soho House’s Other Directors and Executive Officers to Vote in Favor of the Merger.”

Background of the Merger
•	For a description of the background of the Merger, see the section of this proxy statement captioned “Special Factors—Background of the Merger.”
Recommendation of the Special Committee and the Board; Reasons for the Merger
•
Each of the Special Committee and the Board believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act and unanimously recommends that you vote: (1) “FOR” the adoption and approval of the Merger Proposal and (2) “FOR” the approval of the Adjournment Proposal.

For a description of the reasons considered by the Special Committee and the Board in making their recommendations, see the section of this proxy statement captioned “Special Factors—Recommendation of the Special Committee and the Board; Reasons for the Merger.”

Opinion of Morgan Stanley to the Special Committee
•
The Special Committee retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with the evaluation of an unsolicited proposal from the Bruce Group to acquire shares of Class A Common Stock to take Soho House private. At the meeting of the Special Committee on August 15, 2025, Morgan Stanley rendered to the Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated August 15, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Per Share Price to be received by the holders of shares of Common Stock (other than Owned Company Shares, Rollover Shares, Dissenting Company Shares (each as defined in the Merger Agreement) and shares of Class A Common Stock issued pursuant to Section 2.8 of the Merger Agreement (together with the Owned Company Shares, Rollover Shares and Dissenting Company Shares, collectively, the “Excluded Shares”)) pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Common Stock (other than the Excluded Shares).

•
The full text of the written opinion of Morgan Stanley, dated August 15, 2025, is attached as Annex K and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion to the Special Committee. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view to the holders of shares of Common Stock (other than the Excluded Shares) of the Per Share Price to be received by holders of shares of Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the Merger Agreement or the other Transaction Agreements and does not constitute a recommendation to stockholders of Soho House as to how to act or vote in connection with the Merger or any other matter or whether to take any other action with respect to the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

•
For a further discussion of the opinion that the Special Committee received from Morgan Stanley, see the section of this proxy statement captioned “Special Factors—Opinion of Morgan Stanley to the Special Committee” and the full text of the written opinion of Morgan Stanley attached as Annex K to this proxy statement.

Position of the Buyer Filing Parties as to the Fairness of the Merger
•
Each of the Buyer Filing Parties believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act. However, none of the Buyer Filing Parties have performed, nor engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the Merger to the unaffiliated security holders of Soho House. The belief of each of the Buyer Filing Parties as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement captioned “Special Factors—Position of the Buyer Filing Parties as to the Fairness of the Merger.”

Certain Effects of the Merger
•
If the Requisite Stockholder Approval is obtained and all other conditions to the closing of the Merger are satisfied or, to the extent permissible under applicable law, waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will merge with and into Soho House, (2) the separate corporate existence of Merger Sub will cease and (3) Soho House will continue as the surviving corporation in the Merger. Following the Merger, Soho House will cease to be a publicly traded company and the Class A Common Stock will be delisted from the NYSE. If the Merger is completed, the Reinvestment Stockholders, the Equity Investors and any Subscription Investors will own Soho House and you will not own any shares of capital stock of the surviving corporation. For more information, see the section of this proxy statement captioned “Special Factors—Certain Effects of the Merger.”

Treatment of Common Stock and Equity Awards
•	Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:
○
each share of Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares, the Rollover Shares, shares held by stockholders who have exercised appraisal rights and certain shares of Class A Common Stock that may be issued pursuant to equity awards pursuant to the terms of the Merger Agreement) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price;

○
each share of Common Stock that is (1) held by Soho House or its subsidiaries or (2) an Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

○
each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the shares of Merger Sub Common Stock owned by Parent) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A Common Stock.

•
For information about the treatment of outstanding equity awards under the Merger Agreement, see the section of this proxy statement captioned “The Merger Agreement—Treatment of Outstanding Equity Awards.”

Certain Effects on Soho House if the Merger Is Not Completed
•
If the Merger is not completed for any reason, Soho House’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead: (1) Soho House will remain an independent public company and (2) the Class A Common Stock will continue to be listed and traded on the NYSE. For more information, see the section of this proxy captioned “Special Factors—Certain Effects on Soho House if the Merger Is Not Completed.”

Interests of Certain Persons in the Merger
•
In considering the recommendations of the Special Committee and the Board with respect to the Merger, you should be aware that, aside from their interests as holders of Common Stock, certain persons may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, including:

○
non-employee directors and executive officers of Soho House hold equity awards or may be granted equity awards and Yucaipa and certain non-employee directors and executive officers are or will be party to certain other fee and/or employment arrangements, as described in the sections of this proxy statement captioned “Special Factors—Interests of Certain Persons in the Merger” and “Other Transaction Agreements—Yucaipa Fee Agreement;”

○
Yucaipa and certain of Soho House’s non-employee directors and executive officers who are not members of the Special Committee have agreed that their Rollover Shares will remain outstanding and be unaffected by the Merger, as described in the section of this proxy statement captioned “Other Transaction Agreements—Rollover and Support Agreements;”

○
each member of the Special Committee has received and is entitled to continue receiving $25,000 per month of service on the Special Committee and is entitled to reimbursement for all reasonable, out-of-pocket expenses incurred in connection with their service on the Special Committee;

○	Soho House’s non-employee directors and executive officers will be entitled to certain ongoing indemnification insurance coverage under directors’ and officers’ liability insurance policies;
○
Mr. Nick Jones, Mr. Richard Caring and Yucaipa (together with their respective family members and certain affiliates, including Mr. Ron Burkle, the “Voting Group”) are party to a Stockholders Agreement, dated as of July 19, 2021 (the “Existing Stockholders Agreement”), pursuant to which they and their affiliates have nomination rights with respect to an aggregate of nine members of the Board and, after the closing of the Merger, Mr. Richard Caring and Yucaipa will have certain Board nomination rights described in the section of this proxy statement captioned “Other Transaction Agreements—Voting Agreement;” and

○
Mr. Ron Burkle is affiliated with and is the founder of Yucaipa and Yucaipa (including Mr. Ron Burkle), Mr. Nick Jones and Mr. Richard Caring own all of the Class B Common Stock, representing approximately 96.3% of the combined voting power of the outstanding Common Stock as of the Record Date.

•
The Special Committee and the Board were aware of and considered these interests, among other matters. For a more detailed description of the interests described above as well as certain other matters considered by the Board and the Special Committee, see the section in this proxy statement captioned “Special Factors—Interests of Certain Persons in the Merger.”

U.S. Federal Income Tax Consequences of the Merger
•
The receipt of cash by a U.S. Holder (as defined in this proxy statement) in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For a more complete description of the U.S. federal income tax considerations of the Merger, see the section of this proxy statement captioned “Special Factors—U.S. Federal Income Tax Considerations of the Merger.” Holders of Common Stock should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Solicitation or Negotiation of Other Offers
•
Until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Soho House and its subsidiaries are subject to customary “no-shop” restrictions on their ability to: (1) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in this proxy statement) (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members (as defined in this proxy statement) on behalf of the Buyer Parties); (2) provide non-public information to third parties in connection with an Acquisition Proposal (other than the Buyer Parties, the Consortium Members or any of their respective designees); (3) participate or engage in discussions or negotiations with third parties with respect to any inquiry or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members); (4) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members); or (5) enter into any Alternative Acquisition Agreement (as defined in this proxy statement).

•
These “no-shop” restrictions are subject to a customary “fiduciary out” provision that allows the Board (acting on the recommendation of the Special Committee) or the Special Committee, prior to obtaining the Requisite Stockholder Approval and under certain other specified circumstances, to furnish non-public information to, and engage in negotiations or substantive discussions with, any person making an Acquisition Proposal if the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal (as defined in this proxy statement) or is reasonably likely to lead to a Superior Proposal.

•	For more information, see the sections of this proxy statement captioned “The Merger Agreement—Solicitation or Negotiation of Other Offers” and “The Merger Agreement—Recommendation Changes.”
Financing of the Merger
•
It is presently anticipated that the total amount of cash necessary to complete the Merger and related transactions will be approximately $1.2 billion, which is expected to be funded by the Debt Financing, the Equity Financing and any Subscription Agreements (or otherwise funded with Soho House’s cash on hand), as such sources are described below:

○
Debt Financing: In connection with the execution of the Merger Agreement, Soho House Holdings Limited (“Soho House HoldCo”) entered into the HoldCo Debt Commitment Letter with Apollo and the GS Principal Investors (together, the “HoldCo Financing Sources”). Pursuant to the HoldCo Debt

Commitment Letter, and subject to the terms and conditions set forth therein, the HoldCo Financing Sources have committed to provide Soho House HoldCo with a senior unsecured notes facility in an aggregate principal amount of $150.0 million (the “HoldCo Notes Facility”). Also in connection with the execution of the Merger Agreement, Soho House Bond Limited (“Soho House OpCo”) entered into the OpCo Debt Commitment Letter with Apollo (the “OpCo Financing Sources”), pursuant to which, subject to the terms and conditions set forth therein, the OpCo Financing Sources have committed to provide Soho House OpCo with a senior secured first lien notes facility in an aggregate principal amount of $695.0 million (the “Senior Secured Facility”). For more information about the Debt Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Debt Commitment Letters.”
○
Equity Financing: Pursuant to the Equity Commitment Letters, subject to the terms and conditions set forth therein and in connection with the Merger, ACM, the MCR Investors and the Bruce Group Investors have agreed to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50.0 million, up to $200.0 million and up to $14.6 million, respectively. For more information about the Equity Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Equity Commitment Letters.”

○
Subscription Agreements or Cash on Hand: The Merger Agreement provides that Soho House may raise incremental equity financing of up to $67.0 million pursuant to Subscription Agreements, in order to contribute to the Closing Cash Funding Amount. Any of the portion of the Closing Cash Funding Amount that is not obtained through Subscription Agreements will instead be funded by Soho House’s cash on hand. As of September 28, 2025, Soho House had $142.5 million in cash and cash equivalents.

•
At the closing of the Merger, Soho House will repay its senior secured notes due March 31, 2027 (the “Senior Secured Notes”) using borrowings from the Senior Secured Facility. As of September 28, 2025, the outstanding balance of the Senior Secured Notes (net of debt issuance costs) was $690.3 million. In connection with the closing of the Merger, Soho House also intends to amend the Existing Revolving Credit Facility Agreement to, among other things, extend its term.

•	For more information, see the section of this proxy statement captioned “Special Factors—Financing of the Merger.”
Conditions to the Closing of the Merger
•
The obligations of Soho House and the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:

○	the receipt of the Requisite Stockholder Approval;
○	the expiration or early termination of the Merger’s applicable waiting period under the HSR Act (which waiting period was terminated early at 11:59 p.m. Eastern Time on September 29, 2025);
○
the absence of any (1) temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority of competent jurisdiction preventing the consummation of the Merger and (2) law applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; and

○	prior or substantially concurrent funding of the Debt Financing.
•
For more information and for information about the additional conditions to the obligations of Soho House and the Buyer Parties to consummate the Merger, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”

Termination of the Merger Agreement
•	The Merger Agreement may be terminated:
○	prior to the Effective Time, by mutual written agreement of Soho House and Parent; and
○	by either Soho House or Parent at any time prior to the Effective Time, subject to certain conditions:
○	if (1) any permanent injunction or other judgment or order issued by a governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a governmental authority preventing the consummation of the Merger is in effect that prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (2) any law is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;
○	if the Merger has not been consummated by the Termination Date (as defined in this proxy statement); or
○	if Soho House fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof).
•	Additional termination rights are further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fees
•
Payment of Termination Fee by Soho House. In the event of a termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees,” Soho House will be required to pay, or caused to be paid to, certain of the Equity Investors a termination fee equal to $20.0 million under certain circumstances.

•
Payment of Reverse Termination Fee by Certain Equity Investors. Certain of the Equity Investors have also committed, subject to the terms and conditions of their Equity Commitment Letters, to fund to Merger Sub an aggregate reverse termination fee of $10.0 million under certain circumstances.

•	For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”
Other Transaction Agreements
•
In connection with the execution of the Merger Agreement, Soho House (or certain of its affiliates) or Merger Sub also entered into, or agreed to enter into, a number of additional agreements, including the Rollover and Support Agreements, the Equity Commitment Letters, the Rollover Side Letters, the Regulatory Letter Agreement, the Debt Commitment Letters, the Yucaipa Fee Agreement, the MCR Side Letter, the Bruce Group Side Letter, and the Voting Agreement (each, as defined in this proxy statement). In addition, in connection with Soho House’s execution of the Merger Agreement, Mr. Ron Burkle and Mr. Nick Jones entered into the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones and subsequently entered into the Letter Agreement Amendment. For a summary of these agreements, see the section of this proxy statement captioned “Other Transaction Agreements.” The form of Rollover and Support Agreement, the Equity Commitment Letters (or a form thereof), the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the Voting Agreement are attached to this proxy statement as Annexes B through J.

Appraisal Rights
•
If the Merger is completed, holders of record and beneficial owners of Common Stock who: (1) do not vote in favor of the Merger Proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Common Stock through the effective date of the Merger; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262 of the DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Litigation Relating to the Merger
•
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. For more information, see the section of this proxy statement captioned “Special Factors— Litigation Relating to the

Merger.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. Soho House encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which Soho House refers in this proxy statement.
Q:	Why am I receiving these materials?
A:
On August 15, 2025, Soho House entered into the Merger Agreement. Under the Merger Agreement, each outstanding share of Common Stock (other than the Rollover Shares held by the Reinvestment Stockholders, which will remain outstanding and be unaffected by the Merger, and certain other excluded shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price. To complete the Merger, Soho House’s stockholders must vote to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the Special Meeting pursuant to the Requisite Stockholder Approval. The Requisite Stockholder Approval is a condition to the consummation of the Merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Board is furnishing this proxy statement and form of proxy card to the holders of shares of Common Stock as of the Record Date in connection with the solicitation of proxies of Soho House’s stockholders to be voted at the Special Meeting.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the other Transaction Agreements, the Letter Agreement Amendment, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Common Stock without attending the Special Meeting and to ensure that your shares of Common Stock are represented and voted at the Special Meeting.
Your vote is very important. The Merger cannot be completed without receipt of the Requisite Stockholder Approval. Even if you plan to virtually attend the Special Meeting, Soho House encourages you to submit a proxy as soon as possible.
Q:	What is the Merger and what effects will it have on Soho House?
A:
If the Merger Proposal is adopted and approved by Soho House’s stockholders pursuant to the Requisite Stockholder Approval and the other closing conditions under the Merger Agreement are satisfied or waived and the closing of the Merger occurs, Merger Sub will merge with and into Soho House, with Soho House continuing as the surviving corporation. As a result of the Merger, the Class A Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, the Class A Common Stock will be deregistered under the Exchange Act, and Soho House will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Price for each share of Common Stock that you own as of immediately prior to the Effective Time, unless (1) you have properly demanded and not validly withdrawn or subsequently lost your appraisal rights under the DGCL and certain other conditions under the DGCL are satisfied or (2) you hold Rollover Shares. For example, if you own 100 shares of Common Stock as of immediately prior to the Effective Time, you will be entitled to receive $900 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes.

Q:	How does the Per Share Price compare to the market price of the Class A Common Stock?
A:
The Per Share Price represents a premium of approximately 83% over the Class A Common Stock’s closing stock price of $4.91 per share (the “Unaffected Stock Price”) as of December 18, 2024 (the “Unaffected Date”), the last trading day prior to Soho House’s announcement of its receipt of an offer from the Bruce Group to acquire shares of Class A Common Stock to take Soho House private. The Class A Common Stock’s closing stock price as of December 10, 2025, the last completed trading day before the date of this proxy statement, was $8.84.

Q:	What will happen to Soho House’s equity awards?
A:	Upon the terms and subject to the conditions of the Merger Agreement, immediately prior to the Effective Time:
•
each vested Soho House SAR that is not held by a Reinvestment Stockholder will be cancelled and converted into the right to receive a cash payment equal to the product of (1) such Soho House SAR, multiplied by (2) the excess, if any, of (A) the Per Share Price over (B) the base price per share subject to such award, without interest and less any required tax withholdings; provided that any vested Soho House SAR with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
with respect to each vested Soho House SAR held by a Reinvestment Stockholder: (1) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the most recent grant date) will continue to relate to shares of Class A Common Stock and be subject to the same terms and conditions applicable to such vested Soho House SAR; and (2) 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the earliest grant date) will be cancelled in exchange for a cash payment equal to the product of (A) each such Soho House SAR, multiplied by (B) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of such Soho House SAR, without interest and less any required tax withholdings; provided that any vested Soho House SARs with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
each vested Soho House RSU or Soho House PSU (including any Soho House RSUs or Soho House PSUs that vest as a result of the Merger) will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to such award multiplied by (2) the Per Share Price, less any required tax withholdings; provided that, for any Reinvestment Stockholder, 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount will be paid in cash, and 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount, and (B) the Per Share Price (rounded to the nearest whole share);

•
each unvested Soho House RSU held by any non-employee director of Soho House will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of such Soho House RSUs held by such holder multiplied by (2) the Per Share Price; provided that, for any Reinvestment Stockholder, such Reinvestment Stockholder will only be paid a portion of such amount (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) in cash, and a portion (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) such amount and (B) the Per Share Price (rounded to the nearest whole share); and

•
with respect to each unvested Soho House SAR, Soho House RSU or Soho House PSU, such award will continue to relate to Class A Common Stock and be subject to the same terms and conditions applicable to such award.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•
The Merger Proposal: the proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Soho House, with Soho House continuing as the surviving corporation, and approve the other Transaction Agreements and the Letter Agreement Amendment; and

•
The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place virtually on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). You may virtually attend the Special Meeting solely via a live webcast on the internet at www.virtualshareholdermeeting.com/SHCO2025SM. You will be able to listen to the Special Meeting live and vote online. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares). A list of stockholders of record entitled to vote at the Special Meeting will be available at Soho House’s principal executive offices located at 180 Strand, London, United Kingdom WC2R 1EA, during regular London business hours for a period of 10 days ending on the day before the Special Meeting. Please contact Ben Nwaeke, Soho House’s Corporate Secretary, at shareholderlist@sohohouseco.com for an appointment to inspect the list.

Q:	Who is entitled to vote at the Special Meeting?
A:
All of Soho House’s stockholders of record as of the close of business on December 1, 2025, which is the Record Date for the Special Meeting, are entitled to vote their shares of Common Stock at the Special Meeting. As of the Record Date, there were 54,149,151 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting. Each record holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock owned of the Record Date and each record holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock owned of record as of the Record Date.

Q:	What vote is required to adopt and approve the proposals?
A:
The adoption and approval of the Merger Proposal requires the affirmative vote of (1) the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon and (2) the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of Common Stock representing a majority in voting power of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter.
Q:	What happens if I fail to vote or abstain from voting on a proposal?
A:
If you (1) are a stockholder of record and fail to submit a validly executed proxy card, grant a proxy over the internet or by telephone or vote your shares at the Special Meeting or (2) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Majority Approval of the Merger Proposal. A failure to vote will have no effect on the outcome of the vote on the Unaffiliated Approval of the Merger Proposal or the Adjournment Proposal.

If you abstain from voting, your shares will be counted as present for purposes of determining the existence of a quorum, but such abstention will have the same effect as voting “AGAINST” the Majority Approval of the Merger Proposal and “AGAINST” the Adjournment Proposal. An abstention will not be considered a vote cast affirmatively or negatively and will have no effect on the outcome of the vote on the Unaffiliated Approval of the Merger Proposal.
Q:	How will Soho House’s directors and executive officers and certain other stockholders vote on the Merger Proposal?
A:
The Reinvestment Stockholders, including certain of Soho House’s directors and executive officers, who in the aggregate owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock as of the Record Date, entered into the Rollover and Support Agreements, pursuant to which they agreed to vote all of their shares of Common Stock in favor of the adoption and approval of the Merger Proposal and the approval of the Adjournment Proposal and against any other proposed action, agreement or transaction involving Soho House that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, subject to certain terms and conditions contained in the Rollover and Support Agreements (although such votes will not be considered for purposes of the Unaffiliated Approval of the Merger Proposal). For more information, see the sections of this proxy statement captioned “Special Factors—Intent of the Reinvestment Stockholders to Vote in Favor of the Merger” and “Other Transaction Agreements—Rollover and Support Agreements,” as well as the full text of the form of Rollover and Support Agreement attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
In addition, each of Soho House’s directors and executive officers that are not Reinvestment Stockholders have informed Soho House that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal (although such votes will not be considered for purposes of the Unaffiliated Approval of the Merger Proposal). As of the Record Date, such directors and executive officers owned, in the aggregate, approximately 393,485 shares of Class A Common Stock and no shares of Class B Common Stock, representing approximately 0.03% of the voting power of the shares of Common Stock outstanding as of the Record Date. For more information, see the section of this proxy statement captioned “Special Factors—Intent of Soho House’s Other Directors and Executive Officers to Vote in Favor of the Merger.”
Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that Soho House refers to in this proxy statement carefully and consider how the Merger affects you. Then, even if you expect to virtually attend the Special Meeting, please grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), or sign, date and return by mail, as promptly as possible, the enclosed proxy card, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares.

Q:	What is the Special Committee, and what role did it play in evaluating the Merger?
A:
Following Soho House’s receipt of an offer from the Bruce Group to acquire shares of Class A Common Stock to take Soho House private in December 2024, the Board formed the Special Committee to evaluate and negotiate the potential transaction and provide a recommendation to the Board as to whether to approve any such transaction. In addition, the Board resolved not to approve or consider approval of any such transaction without the affirmative recommendation of the Special Committee. The Board determined that the Special Committee is composed solely of independent and disinterested members of the Board.

As described more fully below, the Special Committee, with the assistance of its own independent financial and legal advisors, considered, evaluated and negotiated the Per Share Price and the other terms of the Merger Agreement and the other Transaction Agreements and unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders; (2) recommended that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and determine that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, Soho House and the Unaffiliated Stockholders; and (3) recommended that the Board submit the Merger Agreement and the other Transaction Agreements to Soho House’s stockholders for their adoption and approval and recommend that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements.
The Board, acting on the unanimous recommendation of the Special Committee, unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements, and the consummation of the Merger and other transactions contemplated thereby, are fair to, and in the best interests of, Soho House and its stockholders, including the Unaffiliated Stockholders; (2) approved and declared advisable the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby; (3) directed that the adoption of the Merger Agreement and approval of the other Transaction Agreements be submitted to a vote of Soho House’s stockholders; and (4) recommended that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements.

In addition, the Special Committee and the Board, on behalf of Soho House, each believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.
Q:	How do the Special Committee and the Board recommend that I vote?
A:	The Special Committee and the Board, acting upon the recommendation of the Special Committee, each unanimously recommends that you vote:
•	“FOR” the adoption and approval of the Merger Proposal; and
•	“FOR” the approval of the Adjournment Proposal.
You should read the section of this proxy statement captioned “Special Factors—Recommendation of the Special Committee and the Board; Reasons for the Merger” for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the adoption and approval of the Merger Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Soho House’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead: (1) Soho House will remain an independent public company; (2) the Class A Common Stock will continue to be listed and traded on the NYSE and will remain registered under the Exchange Act; and (3) Soho House will continue to file periodic reports with the SEC.

In specified circumstances in which the Merger Agreement is terminated, Soho House may be required to pay a termination fee to certain of the Equity Investors or certain of the Equity Investors may be required to pay a termination fee to Soho House. In addition, in specified circumstances in which the Merger Agreement is terminated, Soho House may be responsible for reimbursing certain fees and expenses to certain parties. For more information, see the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “Special Factors—Certain Effects on Soho House if the Merger Is Not Completed.”
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with Soho House’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Soho House. As a stockholder of record, you may virtually attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Common Stock held in “street name.” If you are a beneficial owner of shares of Common Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.
As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to virtually attend the Special Meeting. However, depending on your bank, broker or other nominee, you may not vote your shares at the Special Meeting unless you obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Majority Approval of the Merger Proposal but will have no effect on the outcome of the vote on the Unaffiliated Approval of the Merger Proposal or the Adjournment Proposal.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of Common Stock are registered in your name with Computershare Trust Company, N.A., Soho House’s transfer agent), there are four ways to submit a proxy or vote:

•	by visiting the internet address on your proxy card and following the instructions;
•	by calling the toll-free (within the United States or Canada) phone number on your proxy card and following the instructions;
•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
•	by virtually attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Common Stock and to confirm that your voting instructions have been properly recorded when submitting a proxy to vote electronically over the internet or by telephone. Although there is no charge for submitting a proxy to vote your shares, if you submit a proxy to vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to virtually attend the Special Meeting, you are strongly encouraged to submit a proxy to vote your shares of Common Stock in advance of the Special Meeting. If you are a stockholder of record or, depending on your bank, broker or other nominee, if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To submit a proxy to vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, depending on your bank, broker or other nominee, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Q:	May I virtually attend the Special Meeting and vote at the Special Meeting?
A:
Yes. You may attend the Special Meeting via live webcast on the internet at www.virtualshareholdermeeting.com/SHCO2025SM. You will be able to listen to the Special Meeting live and vote online. The Special Meeting will begin at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time) on January 9, 2026. Online check-in will begin a few minutes prior to the Special Meeting. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares). As the Special Meeting is virtual, there will be no physical meeting location.

Even if you plan to virtually attend the Special Meeting, to ensure that your shares will be represented at the Special Meeting, Soho House encourages you to promptly grant your proxy electronically over the internet or by telephone (using the enclosed proxy card) or sign, date and return the enclosed proxy card. If you virtually attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy previously submitted.
If, as of the Record Date, you are a beneficial owner of shares held in “street name,” depending on your bank, broker or other nominee, you may not vote your shares at the Special Meeting unless you obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.
Q:	Why did Soho House choose to hold a virtual Special Meeting?
A:
The Board decided to hold the Special Meeting virtually (rather than in person) in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your virtual attendance, such as usage charges from internet access providers and telephone companies. A virtual Special Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving Soho House and its stockholders time and money. Soho House also believes that the online tools that it has selected will increase stockholder communication. Soho House has designed its virtual format to enhance, rather than constrain, stockholder access and participation.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or over the internet in the same manner as if you had signed, dated and returned a proxy card. Messrs. Neil Thomson and Ben Nwaeke, each with full power of substitution and re-substitution, have been designated as proxy holders for the Special Meeting by the Board.

Q:	May I change my vote after I have submitted my proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by:
•	submitting another validly executed proxy card with a later date and returning it to Soho House prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•
delivering a written notice of revocation to Soho House’s Corporate Secretary at Soho House’s principal executive offices located at 180 Strand, London, United Kingdom WC2R 1EA prior to the Special Meeting; or

•	virtually attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
If you hold your shares of Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting; however, depending on your bank, broker or other nominee, you may be required to obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting in order to do so.
Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct.

If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Board with respect to each proposal. This means that they will be voted “FOR” the adoption and approval of the Merger Proposal and “FOR” the approval of the Adjournment Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.
Q:	What happens if I sell or transfer my shares of Common Stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger. If you sell or transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Soho House in writing of such special arrangements, you will transfer the right to receive the Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Common Stock after the Record Date, Soho House encourages you to sign, date and return the enclosed proxy card or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.
Q:	Where can I find the voting results of the Special Meeting?
A:
Soho House intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Soho House files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the Merger?
A:
For U.S. federal income tax purposes, the receipt of cash for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. Holders. A Non-U.S. Holder (as defined in this proxy statement) who exchanges shares of Common Stock for cash in the Merger will generally not be subject to U.S. federal income tax with respect to such exchange unless such Non-U.S. Holder has certain connections with the United States, but may be subject to local taxes in the country of their tax residence. Holders should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

For a more complete description of the U.S. federal income tax considerations of the Merger, see the section of this proxy statement captioned “Special Factors—U.S. Federal Income Tax Considerations of the Merger.”
Q:	When do you expect the Merger to be completed?
A:
Soho House currently expects to complete the Merger in January 2026. However, the exact timing of the completion of the Merger, and whether it will be completed at all, cannot be known with certainty because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of the control of Soho House.

Q:	What governmental and regulatory approvals are required?
A:
Under the terms of the Merger Agreement, the Merger cannot be completed until the waiting periods and any extensions thereto applicable to the Merger under the HSR Act have expired or been terminated. Soho House and the Buyer Parties filed their respective Notification and Report Forms with respect to the Merger with the FTC and DOJ on September 5, 2025, and the FTC granted early termination of that waiting period on September 29, 2025. Further, under the HSR Act, the funding of the MCR Commitment by the MCR Investors cannot be completed until the MCR Investors and Soho House file their respective Notification and Report Forms with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The MCR Investors and Soho House filed their respective Notification and Report Forms with the FTC and the DOJ on December 5, 2025, and the waiting period for those filings under the HSR Act with respect to the funding of the MCR Commitment is scheduled to expire at 11:59 p.m. Eastern Time on January 5, 2026 (4:59 a.m. Greenwich Mean Time on January 6, 2026).

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, holders of record and beneficial owners of Common Stock who: (1) do not vote in favor of the Merger Proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Common Stock through the effective date of the Merger; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262 of the

DGCL. The requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:	Do any of Soho House’s non-employee directors or executive officers have interests in the Merger that may differ from those of Soho House’s stockholders generally?
A:
Yes. In considering the recommendations of the Special Committee and the Board with respect to the Merger, you should be aware that, aside from their interests as holders of Common Stock, Soho House’s non-employee directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Board were aware of and considered these interests, among other matters. For more information, see the section of this proxy statement captioned “Special Factors—Interests of Certain Persons in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Common Stock, please contact Soho House’s proxy solicitor:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and brokerage firms call: (212) 297-0720
Stockholders and all others call toll-free: (888) 785-6707
Email: info@okapipartners.com

SPECIAL FACTORS
Background of the Merger
The following chronology summarizes key meetings, deliberations and events that led to the signing of the Merger Agreement and the other Transaction Agreements. This chronology does not purport to catalog every conversation involving the members of the Board or the Special Committee, the representatives of Soho House or the Special Committee, the Buyer Filing Parties or any other parties with respect to the Merger Agreement and the other Transaction Agreements.
Prior Evaluation of Strategic Alternatives
As part of Soho House’s ongoing review of its business, since Soho House’s initial public offering in July 2021, the Board, together with members of Soho House’s senior management, regularly reviews and assesses, among other things, the performance, competitive position, future growth prospects, business plans and overall strategic direction of Soho House, as well as industry trends. These reviews have included discussions on a variety of strategic alternatives that may from time to time be available to Soho House, including implementing share repurchase programs, continuing as a stand-alone public company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of enhancing stockholder value. In addition, Yucaipa regularly reviews and assesses its investment in Soho House, including reviews and assessments of the range of strategic alternatives that may from time to time be available to Soho House, and has discussions with members of Soho House’s senior management, the Board, other stockholders and third parties regarding such reviews and assessments, including discussions regarding potential strategic or financing transactions.
On March 18, 2022, shortly following the release of Soho House’s financial results for the first fiscal year ended after its initial public offering and with the most recent closing price of the Class A Common Stock being approximately 47% below its initial public offering price, Soho House announced a $50 million share buyback program. At that time, Mr. Ron Burkle stated: “This step reflects our belief in the favorable long-term opportunity ahead, given [Soho House’s] scale and pace of international growth.” In October, November and December 2022, Soho House purchased the $50 million maximum amount of shares of Class A Common Stock authorized under this program in open market transactions at an average per share price of $4.31, which price was approximately 69% below the initial public offering price of the Class A Common Stock.
Citing a lagging stock price and its view that the public market had not understood or fully appreciated the value of Soho House’s brand and business, in February and March 2023, Yucaipa met with a number of potential investors, including certain sovereign wealth funds and private equity investors (one such private equity firm, “Party A”), to gauge and explore their potential interest in an investment in Soho House, including, among other transaction forms, potentially participating in a take-private transaction. Yucaipa had initially met with Party A in late 2020 prior to Soho House’s initial public offering, and discussions between Yucaipa and Party A regarding a potential investment in Soho House periodically occurred from then through September 2023.
In late August and early September of 2023, Party A approached Yucaipa about a potential take-private transaction and, following these discussions, on September 5, 2023, Mr. Ron Burkle, as Executive Chairman of the Board, received a non-binding written proposal from Party A regarding the acquisition of 100% of the shares of Common Stock not owned or controlled by Yucaipa, any other rolling stockholder and their respective affiliates. The proposed transaction offered $8.25 per share of Common Stock in cash which, at the date of Party A’s offer, represented an approximately 24%, 33% and 30% premium to the 30-day, 60-day and 90-day volume weighted-average closing stock price (“VWAP”), respectively, of the Class A Common Stock. Party A’s proposal did not include a financing contingency and stated that Party A had sufficient cash equity commitments from its fund and network of investors to complete the transaction. The proposal stated that the proposed transaction was subject to the completion of confirmatory due diligence, negotiation of a mutually acceptable transaction agreement and the rollover of Yucaipa’s shares of Class B Common Stock and would be conditioned on both the approval of a special committee of independent directors and a “majority of the minority” vote of stockholders.
On September 18, 2023, the Board met in a special meeting at which Mr. Ron Burkle presented Party A’s proposal and discussed its terms and conditions. Because a condition to Party A’s proposal was the rollover of Yucaipa’s shares of Class B Common Stock, the Board discussed forming a special committee to evaluate any potential offer. At this meeting, representatives of Soho House’s corporate counsel, Sidley, reviewed with the directors their fiduciary duties under applicable law and the roles and responsibilities of the Board and a special committee in the context of a potential transaction.

On October 2, 2023, the Board formed a special committee, initially comprised of Mr. Yusef Jackson and Mr. Joe Hage, each of whom the Board determined was independent and disinterested with respect to the matters to be considered by the special committee (the “Initial Special Committee”). The Initial Special Committee hired a law firm as its independent legal counsel. Soho House and Yucaipa engaged Sidley as their counsel with respect to any potential transactions to be considered by the Initial Special Committee.
The Initial Special Committee and Soho House agreed that each member of the Initial Special Committee would be entitled to receive $25,000 per month of service on the Initial Special Committee and would be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred in connection with their service on the Initial Special Committee. No portion of such compensation was contingent on the approval or consummation of a transaction.
During the period from October 2023 to May 2024, the Initial Special Committee held 28 meetings.
On October 31, 2023, the Initial Special Committee appointed Morgan Stanley as its independent financial advisor.
On November 17, 2023, Mr. Joe Hage notified the Initial Special Committee that he was resigning from the Initial Special Committee due to other professional commitments. The Board and the Initial Special Committee accepted his resignation and appointed Ms. Alice Delahunt to serve on the Initial Special Committee. The Board determined that Ms. Alice Delahunt was independent and disinterested with respect to the matters to be considered by the Initial Special Committee.
On November 21, 2023, Party A proactively submitted a revised proposal to the Initial Special Committee, at a price per share of $8.55. The Initial Special Committee, in consultation with Morgan Stanley, advised Party A that they would evaluate the revised opportunity and consider providing to Party A a draft non-disclosure agreement that Soho House was in the process of preparing.
During the period between December 2023 and March 2024, Soho House worked to establish a data room for potential transaction counterparties and to respond to initial diligence requests from Party A. During this period, the Initial Special Committee and Party A negotiated a non-disclosure agreement.
On December 19, 2023, representatives of Morgan Stanley met with Mr. Ron Burkle to discuss Party A’s offer. Mr. Ron Burkle indicated that Yucaipa would be willing to consider supporting Party A in taking Soho House private.
In January 2024, the Initial Special Committee retained an additional independent financial advisor and an additional independent legal counsel.
On February 9, 2024, responding to a report by an activist of a target price for the Class A Common Stock of $0.00 (zero dollars), Soho House issued a press release announcing that it “fundamentally reject[ed]” the report, that it had formed the Initial Special Committee to evaluate certain strategic transactions, noting that “some of which may result in [Soho House] becoming a private company,” and that the Board had approved a new $50.0 million share repurchase program.
On February 29, 2024, Ms. Alice Delahunt notified the Initial Special Committee that she was resigning from the Initial Special Committee due to other professional commitments. The Board and the Initial Special Committee accepted her resignation and appointed Mr. Ben Schwerin to serve on the Initial Special Committee. Mr. Ben Schwerin, who was willing and initially agreed to serve on the Initial Special Committee, ultimately had to withdraw from consideration for service because of the corporate policies of his current employer. Mr. Yusef Jackson continued to serve on the Initial Special Committee alone.
On March 16, 2024, at the direction of the Initial Special Committee, Soho House executed a non-disclosure agreement with Party A in order for Party A to conduct diligence on the business of Soho House, which contained a one-year standstill provision that is no longer applicable. On March 16, 2024, following signing of the non-disclosure agreement, the Initial Special Committee’s financial advisors opened the data room to Party A, which included the March 2024 Projections. Diligence meetings between Party A and Soho House’s senior management, which included their respective legal and financial advisors and the Initial Special Committee’s financial and legal advisors, took place on March 16, 2024 and March 17, 2024.
On March 18, 2024, Mr. Ron Burkle, in a letter to stockholders (the “Stockholder Letter”) addressing the rumor of a potential transaction with Party A, disclosed that he was “not part of any bid” at that time, but “any proposal that may be on the table require[d] [him] to roll [his] shares.” In the Stockholder Letter, Mr. Ron Burkle also stated that “[t]he public market doesn’t seem to understand or fully appreciate the value of Soho House, and the interest from the special committee process has shown private buyers may be willing to step-up and close the gap” and indicated that he was not “intending to be a seller.”
Subsequent to the Stockholder Letter, Soho House and the Initial Special Committee, through Morgan Stanley, received five separate inbound inquiries from private equity firms regarding a potential transaction. None of these inquiries ultimately resulted in the execution of any non-disclosure agreements, the scheduling of any diligence sessions or delivery of any indications of interest to purchase any shares of Common Stock.
In late March and early April of 2024, at the direction of the Initial Special Committee, Morgan Stanley contacted an additional five private equity firms with expertise in the hospitality and luxury industries and four high net worth investors or family offices to determine whether any of those investors would be interested in an investment in Soho House, including whether they would consider being part of a consortium to take the company private. MCR was one of these potential investors, and declined the opportunity without executing a non-disclosure agreement or scheduling any meetings with management. Another such potential investor, a private equity firm with interests in businesses that were potential competitors to Soho House (“Party B”), verbally indicated to Morgan Stanley its preliminary interest in a transaction and a preliminary valuation range of $8.00 to $10.00 per share of Common Stock (with the possibility to increase this range, subject to diligence). Following discussions between the Initial Special Committee and its advisors on the one hand, and Yucaipa, senior management of Soho House and Soho House’s advisors, on the other hand, regarding the potential risks to Soho House of providing competitively sensitive information to Party B, Sidley informed counsel to the Initial Special Committee that Yucaipa believed that Party B was primarily interested in access to Soho House’s confidential information rather than executing a transaction and was not sufficiently interested in a transaction to justify the provision of confidential information to Party B at that time. None of the discussions at this time with Party B or the other potential investors proceeded past a preliminary exploratory phase or resulted in the execution of a non-disclosure agreement, the scheduling of any diligence sessions or delivery of any proposal to purchase any shares of Common Stock and none of these parties has contacted Soho House or the Special Committee following the announcement of the Merger regarding a potential transaction.
On April 24, 2024, the Board appointed Mr. Eric Deardorff to the Board and as the Chair of the Audit Committee. The Board also appointed Mr. Eric Deardorff to the Initial Special Committee and re-appointed Mr. Joe Hage to the Initial Special Committee to serve with Mr. Yusef Jackson as a committee of three members. The Board determined that each of Mr. Eric Deardorff and Mr. Joe Hage were independent and disinterested with respect to the matters to be considered by the Initial Special Committee.
In May 2024, a counterparty interested in a strategic transaction with Soho House (“Party C”) executed a non-disclosure agreement with Yucaipa, which did not include a standstill provision. Discussions between Party C and Yucaipa had periodically occurred with respect to various potential partnership opportunities unspecific to Soho House throughout 2022 and 2023. Also in May 2024, Party C attended a meeting in Los Angeles with Yucaipa and a member of Soho House’s senior management. Party C ultimately did not make any proposals with respect to a strategic transaction with Soho House.
On May 2, 2024, Party A notified the Initial Special Committee that it had decreased the price per share from its second indication of interest to $7.50 per share, following Party A’s review of the confidential information provided in the data room, including the March 2024 Projections.
Thereafter, the Initial Special Committee met with its independent legal and financial advisors to consider the advisability of continuing to engage with Party A and other potential investors regarding a potential strategic transaction. The Initial Special Committee and its advisors had numerous conversations with Yucaipa, Soho House’s senior management and the Initial Special Committee’s financial and legal advisors regarding the status of the conversations with Party A and other potential investors, the potential risks to Soho House of providing competitively sensitive information to additional potential investors and whether it was in the best interests of Soho House’s stockholders to disband the Initial Special Committee, given the limited interest from potential investors to date and the related costs being incurred by Soho House. Ultimately, the Initial Special Committee voted unanimously to reject Party A’s $7.50 per share indication of interest, given the lower price per share, and determined that ceasing discussions with Party A was in the best interest of Soho House and its public stockholders.
On May 31, 2024, Soho House announced that it had received an indication of interest that reflected a substantial premium over the then current trading price for the Class A Common Stock and, after thorough review by the Initial

Special Committee and its independent advisors, the Initial Special Committee concluded that the indicative bid did not adequately reflect the value of Soho House and was not in the best interest of Soho House’s public stockholders. The Initial Special Committee recommended that the Board dissolve the Initial Special Committee, and the Board approved of such dissolution.
Background of the Transaction
In early March 2024, Mr. Ron Burkle and Yucaipa expressed interest in hiring Citigroup (“Citi”) as a financial advisor to Yucaipa to evaluate strategic alternatives for Yucaipa’s investment in Soho House. Yucaipa determined that it was impractical and potentially damaging to Soho House for a special committee of independent and disinterested directors to run a process to seek to identify a counterparty that Yucaipa would be willing to partner with in a take-private or other transaction (which would require granting access to Soho House’s confidential information to additional counterparties without prior confirmation of Yucaipa’s willingness to partner with them), and accordingly determined to seek to identify such a counterparty and request that such counterparty present a proposal for a transaction to a special committee and, following such submission, for the counterparty to negotiate directly with the special committee regarding the terms of the proposal that the special committee determined were relevant to public stockholders, including the price per share to be offered to public stockholders in the transaction.
On April 11, 2024, Citi contacted four companies in the luxury and hospitality industries to see whether they would have any interest in discussing purchasing some of Yucaipa’s stake in Soho House or a transaction directly with Soho House. Citi conducted introductory calls with these parties over the succeeding weeks. Of these parties, only one potential investor executed a non-disclosure agreement (which included a two-year standstill provision that did not permit the counterparty to make a private offer directly to the Board but also was not subject to a provision prohibiting the counterparty from requesting an amendment or waiver of the standstill (the latter, a “do-not-ask, do-not-waive” or “DADW” provision). Each of these initial outreach parties elected to decline the opportunity between the end of April 2024 and end of May 2024.
On April 25, 2024, Citi met telephonically with a strategic investor in the hospitality industry (“Party D”). Following a number of succeeding calls thereafter, Party D met with Yucaipa and Citi on June 5, 2024.
On June 27, 2024, Citi was introduced by Mr. Ron Burkle to Mr. Ashton Kutcher, an actor and entrepreneur, Mr. Dan Rosensweig, a well-known business executive, and their financial advisor, LionTree. Mr. Ashton Kutcher and Mr. Dan Rosensweig led a group of investors (the Bruce Group), which had expressed preliminary interest to Yucaipa on June 4, 2024 in a potential transaction between Soho House and the Bruce Group at $8.50 per share (with the Voting Group rolling its shares of Common Stock).
On July 5, 2024, the Bruce Group requested additional diligence information and confirmed its preliminary proposal to Yucaipa at $8.50 per share.
On July 18, 2024, Party D made an initial proposal via email to Citi to take Soho House private for between $7.00 and $7.60 per share of Common Stock, with the Voting Group rolling over its shares of Common Stock. Following discussions with Yucaipa, Citi communicated to Party D that this price range was too low. Subsequent to that communication, further discussions with Party D ceased. Discussions with Party D did not result in the execution of a non-disclosure agreement or the scheduling of any diligence sessions or delivery of an indication of interest to purchase any shares of Common Stock.
On July 25, 2024, Citi and Yucaipa entered into an engagement letter, whereby Citi would provide financial advisory services to Yucaipa in connection with a potential transaction involving its stake in Soho House.
Mr. Ashton Kutcher, Mr. Dan Rosensweig, Yucaipa, Citi and LionTree held multiple follow-up calls in July and August 2024.
On August 23, 2024, the Bruce Group raised its preliminary proposal to $9.00 per share.
On August 31, 2024, Classact, LLC (“Classact”), an entity affiliated with the Bruce Group, executed a non-disclosure agreement with Soho House, which included a one-year standstill provision that is no longer applicable. On September 10, 2024, the Bruce Group and its advisors were granted access to diligence materials related to Soho House.
In September and October 2024, two new individual investors interested in participating in the Bruce Group’s equity investment in Soho House (“Party E” and “Party F”) each executed a non-disclosure agreement with Soho House, which included a one-year standstill provision that is no longer applicable. After execution of these non-disclosure agreements, Party E and Party F were granted access to confidential diligence materials, including the October 2024 Projections, the 2025 Budget and the Bridge Analysis. Party E and Party F engaged with the Bruce Group, Yucaipa and Soho House’s senior management in discussions and diligence calls. Subsequent to these meetings, neither of Party E or Party F committed to participate in the Bruce Group’s equity investment in Soho House.
On September 30, 2024 and October 1, 2024, Soho House’s senior management met with Yucaipa, Citi and the Bruce Group and its advisors for management presentations. The October 2024 Projections were then shared with the Bruce Group and various calls occurred between Yucaipa, Citi and the Bruce Group to discuss the October 2024 Projections during the month of October 2024.
On October 23, 2024, Citi reached out to a new investor who proposed an equity investment in Soho House (“Party G”). Party G executed a non-disclosure agreement with Soho House on November 7, 2024, which included a one-year standstill provision that is no longer applicable and was granted access to confidential diligence materials thereafter, including the October 2024 Projections. Party G and Yucaipa engaged in discussions and diligence calls. Subsequent to these meetings, Party G did not make a proposal for an equity investment in Soho House.
On December 16, 2024, after having received access to the data room for further diligence, the Bruce Group delivered a final letter to the Board confirming their $9.00 per share proposal (the “December 16, 2024 Proposal”).
The December 16, 2024 Proposal indicated that:
•
the $9.00 per share offer represented an 81% premium to the Class A Common Stock’s closing price of $4.96 on December 13, 2024, the last trading day before the delivery of the December 16, 2024 Proposal; and

•
the offer assumed that the shares of Common Stock owned by the Voting Group or other “substantial shareholders” would not be cashed out in the transaction but instead would be rolled over, and, after giving effect to such rollovers, 39.2 million shares of Common Stock would be acquired by the Bruce Group in the transaction for a total of approximately $350.0 million.

The December 16, 2024 Proposal stated the proposed transaction would be conditioned on both the approval of a special committee of independent directors of Soho House and a “majority of the minority” vote of stockholders.
On December 18, 2024, the Board held a meeting with members of Soho House’s senior management, representatives of Yucaipa and representatives of Sidley in attendance. At the meeting, the Board reviewed the terms of the December 16, 2024 Proposal. Mr. Ron Burkle indicated that Yucaipa was supportive of the proposed transaction, would be willing to roll over its shares of Common Stock in connection with the proposed transaction and was not interested in selling its shares of Common Stock to a third party. Mr. Ron Burkle also indicated that, given the recent prior review of strategic alternatives, the results of the latest outreach by Citi to potential investors and the risks of providing additional parties with confidential information, he was skeptical that any further marketing processes for an alternative transaction were warranted or advisable. Mr. Ron Burkle further informed the Board that any such transaction would be conditioned on both the approval of a special committee of independent directors of Soho House and a “majority of the minority” vote of stockholders.
Also at the December 18, 2024 Board meeting, representatives of Sidley outlined the Board’s fiduciary duties and the roles and responsibilities of the Board and a special committee in the context of the proposed transaction. Because the December 16, 2024 Proposal contemplated that shares of Common Stock owned by Yucaipa would be rolled over in the proposed transaction, the Board voted to establish the Special Committee, initially comprised of Mr. Eric Deardorff and Mr. Joe Hage, and vested in the Special Committee the full authority to consider, negotiate, reject and/or approve (or recommend) the transaction reflected in the December 16, 2024 Proposal or any other similar transaction that the Board determined should be considered by the Special Committee (any such transaction, a “Potential Transaction”). The Special Committee was empowered to reject a Potential Transaction that it determined was not in the best interests of Soho House’s stockholders. The Special Committee was not specifically authorized to recommend or approve strategic alternatives outside of a Potential Transaction. For a complete summary of the authority of the Special Committee, see the section of this proxy statement captioned “—Recommendation of the Special Committee and the Board; Reasons for the Merger—Recommendation of the Special Committee.” The Board resolved that it would not approve, consider or recommend to Soho House’s stockholders a Potential Transaction absent a favorable recommendation of the Special Committee. The Board further determined that each of the directors appointed to serve on the Special Committee was disinterested and independent with respect to a Potential Transaction. The Board resolved that the members of the Special Committee would be entitled to receive compensation for their service on the Special Committee, to be determined between the Special Committee and Soho House. Mr. Joe Hage ultimately did not participate in any Special

Committee meetings, actions or deliberations, and on January 29, 2025, resigned as a member of the Special Committee after determining that time constraints prevented him from serving on the Special Committee. As a result, on January 31, 2025, the Board approved the reconstitution of the Special Committee to consist solely of Mr. Eric Deardorff. Thereafter, each Special Committee action was unanimously approved by all members then serving on the Special Committee, including when Mr. Yusef Jackson was later added to the Special Committee on April 25, 2025.
On December 19, 2024, Soho House publicly announced the receipt of the December 16, 2024 Proposal and the formation of the Special Committee empowered to evaluate a Potential Transaction. Soho House also announced on December 19, 2024 reduced fiscal year 2024 Adjusted EBITDA guidance of approximately $140 million, which was approximately 13% below $161 million, the midpoint of Soho House’s previously disclosed Adjusted EBITDA guidance range of $157 million to $165 million, issued in May 2024.
On December 23, 2024, the Special Committee met with representatives of Morgan Stanley, who had advised the Initial Special Committee in the prior process described above in “—Prior Evaluation of Strategic Alternatives.” After deliberation, the Special Committee determined to engage Morgan Stanley as its financial advisor. This determination was based upon, among other things, Morgan Stanley’s qualifications and experience, its knowledge of Soho House and its lack of any material conflicts of interest in a Potential Transaction that would impact its ability to provide independent financial advice.
On December 27, 2024, Soho House engaged Citi to act as its financial advisor with respect to the transaction and Yucaipa and Citi mutually terminated their engagement on December 29, 2024.
On December 28, 2024, a representative of MCR reached out to Mr. Ron Burkle regarding the possibility of MCR making an equity investment in Soho House in connection with a Potential Transaction.
On December 30, 2024, representatives of Citi discussed with representatives of MCR its interest in making an equity investment in Soho House in connection with a Potential Transaction. MCR suggested its interest in an investment of between $50.0 to $100.0 million.
On January 3, 2025, the Special Committee met with representatives of Morris Nichols, during which the Special Committee interviewed Morris Nichols to serve as the Special Committee’s independent counsel. Following the meeting, the Special Committee determined to engage Morris Nichols to serve in that role.
On January 6, 2025, the Special Committee met with representatives of Fried Frank and other potential counsel. During these meetings, the Special Committee interviewed Fried Frank and other potential counsel to serve as independent counsel to the Special Committee. The Special Committee determined to engage Fried Frank to serve in that role.
On January 8, 2025, the Special Committee entered into a letter agreement reinstating the engagement letter dated November 17, 2023, as amended, entered into with Morgan Stanley by the Initial Special Committee.
On January 9, 2025, representatives of Morgan Stanley met with representatives of Citi and discussed the outreach to potential transaction counterparties that had been previously conducted by Citi and the status of the Bruce Group’s due diligence of Soho House. The representatives of Citi informed the representatives of Morgan Stanley that the Bruce Group wished to conduct further due diligence on Soho House, including holding in-person diligence sessions with members of Soho House’s senior management, and, subject to the approval of the Special Committee, reaching out to certain of Soho House’s existing stockholders to ascertain their interest in potentially rolling over their shares of Common Stock in connection with a Potential Transaction.
From time to time during the process, Soho House’s management had general discussions with Yucaipa about management’s rollover of shares of Common Stock in a Potential Transaction and the terms of management’s post-closing employment, but Yucaipa said it was premature to agree to specific terms at that time and deferred that negotiation to the week of August 10, 2025.
Later on January 9, 2025, the Special Committee held a meeting with representatives of Morgan Stanley and Morris Nichols in attendance. The representatives of Morgan Stanley updated the Special Committee on discussions held with representatives of Citi earlier that day. Representatives of Morgan Stanley discussed with the Special Committee that the December 16, 2024 Proposal assumed that all outstanding shares of Common Stock (other than 39.2 million shares) would roll over in the proposed transaction and, as such, for the transaction to be completed, a total of approximately 158.8 million shares of Common Stock would need to roll over or otherwise be acquired, including the 143.3 million shares held by the members of the Voting Group. A total of approximately $350.0 million in cash funding would be required to be funded by the Bruce Group and, potentially, other investors to cash out the holders of the remaining

39.2 million shares of Common Stock at $9.00 per share. The Special Committee and its advisors discussed various procedural and strategic considerations related to a Potential Transaction, including communications with potential rollover stockholders and price negotiations. During this discussion, the Special Committee and its advisors discussed Mr. Ron Burkle’s position that he was not a seller at that time and certain challenges facing Soho House as a public company. Following discussion, the Special Committee authorized Soho House’s senior management to respond to certain of the Bruce Group’s due diligence requests with the assistance of Morgan Stanley.
On January 10, 2025, the Special Committee held a meeting with representatives of Morris Nichols in attendance. During the meeting, representatives of Morris Nichols discussed Mr. Eric Deardorff’s independence and confirmed his independence and disinterestedness with respect to a Potential Transaction.
On January 14, 2025, the Special Committee and Soho House agreed that each member of the Special Committee would be entitled to receive $25,000 per month of service on the Special Committee and would be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred in connection with their service on the committee. No portion of such compensation is or was contingent on the approval or consummation of a Potential Transaction.
On January 16, 2025, representatives of Paul Weiss, counsel to the Bruce Group, made a request to Fried Frank that the Special Committee grant approval for purposes of the business combination provision of Soho House’s certificate of incorporation (the “Business Combination Provision”) to allow members of the Bruce Group to engage with various existing stockholders of Soho House, including Yucaipa and Goldman Sachs, to ascertain their potential interest in rolling over their shares of Common Stock in connection with a Potential Transaction and to engage in discussions with Yucaipa regarding the governance of Soho House after the consummation of a Potential Transaction.
The Business Combination Provision of Soho House’s certificate of incorporation prevents Soho House from engaging in any business combination with any “owner” (including by reason of an agreement, arrangement or understanding) of 15% or more of Soho House’s outstanding voting stock (an “interested stockholder”) for three years, absent receipt of a supermajority stockholder approval. The restriction of the Business Combination Provision does not apply to a business combination with an interested stockholder if the Board (or a committee of the Board) approved the transaction that resulted in the person becoming an interested stockholder. As detailed below, at several points during the transaction process, the Special Committee adopted resolutions to approve specified discussions and negotiations between certain members of the Voting Group and other parties to the extent that the Business Combination Provision potentially would apply to such discussions and negotiations. In each case, the Special Committee provided that any written and binding agreement related to such discussions would require further approval of the Special Committee.
On January 22, 2025 and January 23, 2025, representatives of the Bruce Group participated in due diligence sessions, which were attended by members of Soho House’s senior management and representatives of Morgan Stanley, Citi and Sidley. At these meetings, Soho House’s senior management reiterated that, consistent with Soho House’s revised guidance issued on December 19, 2024, Soho House’s senior management expected Soho House’s actual fiscal year 2024 Adjusted EBITDA to be $140 million, approximately 13.6% below the $162 million estimate reflected in the October 2024 Projections shared by Soho House’s senior management with the Bruce Group prior to its submission of the December 16, 2024 Proposal. Soho House’s senior management also indicated that Soho House’s fiscal year 2025 budgeted Adjusted EBITDA was likely to be $200 million, approximately 12% below the $228 million estimate reflected in the October 2024 Projections.
At a meeting of the Special Committee on January 24, 2025, representatives of Morgan Stanley discussed with the Special Committee the December 16, 2024 Proposal, the October 2024 Projections and the 2025 Budget, including the key assumptions underlying those forecasts. Morgan Stanley also discussed with the Special Committee Morgan Stanley’s preliminary financial analyses of Soho House based on Soho House’s senior management’s internal forecasts for 2026, 2027 and 2028 in the October 2024 Projections and the related metrics in the 2025 Budget. The materials that were presented by representatives of Morgan Stanley at this meeting are filed as Exhibit 16(c)(vi) to the Schedule 13E-3.
On January 28, 2025, the Special Committee held a meeting with representatives of Morgan Stanley and Morris Nichols in attendance. During the meeting, the Special Committee and its advisors discussed, among other things: (i) the requested approval under the Business Combination Provision and (ii) the due diligence sessions held on January 22, 2025 and January 23, 2025. The Special Committee and its advisors discussed potential responses to the request for approval under the Business Combination Provision. Following the discussion, the Special Committee requested that Morris Nichols prepare a document providing the Bruce Group with a limited approval under the Business Combination Provision for the Special Committee’s consideration. Representatives of Morgan Stanley then reviewed the materials discussed with the Special Committee at the January 24, 2025 Special Committee meeting. The Special Committee discussed with representatives of Morgan Stanley the October 2024 Projections and the 2025 Budget and the Special Committee’s views with respect to the risks to the achievability of those forecasts. In that regard, using the materials for the January 24, 2025 Special Committee Meeting, the Special Committee and the representatives of Morgan Stanley discussed, among other things, that: (i) Soho House historically had difficulty meeting its financial guidance; (ii) Wall Street analysts’ consensus estimates for Soho House for fiscal years 2025 and 2026 were materially below Soho House’s senior management’s internal forecasts; (iii) Soho House’s senior management’s internal estimates projecting that Soho House’s Adjusted EBITDA Margin would increase from 11% in fiscal year 2024 to 21% by fiscal year 2028, which is significantly greater than the Adjusted EBITDA Margin achieved by Soho House historically, and significantly greater than the 15% long-term Adjusted EBITDA Margin guidance provided by Soho House in connection with its initial public offering; (iv) Soho House’s senior management’s internal forecasts estimated declines in general and administrative expenses, driven by cost efficiency initiatives and new enterprise resource planning systems in the process of being implemented by Soho House, notwithstanding that Soho House’s senior management expected the number of Houses to increase significantly, implying that substantial costs could be removed from Soho House’s business without impacting its growth; (v) the fixed costs associated with many of Soho House’s leases implied that Soho House had significant financial leverage beyond its corporate and asset level debt; and (vi) the Senior Secured Notes, representing approximately 79% of Soho House’s consolidated indebtedness as of June 29, 2025, maturing on March 31, 2027, and that any new debt to be incurred by Soho House to refinance the Senior Secured Notes would likely be materially more expensive, and that this increased expense was not reflected in Soho House’s senior management’s budgeted and internal forecasts. Also at this meeting, representatives of Morgan Stanley informed the Special Committee that MCR had requested access to diligence materials in connection with its potential participation in a Potential Transaction. Following discussion, the Special Committee directed Morgan Stanley to gather additional information concerning MCR’s request.
On January 29, 2025, Daniel Loeb and Third Point LLC (“Third Point”) sent a letter to the Board (and filed a corresponding Schedule 13D that day), expressing concerns regarding a Potential Transaction contemplated by the December 16, 2024 Proposal. That letter stated “[T]he Board appears to have engaged in an opaque process that resulted in a transaction (the “Sweetheart Deal”) with [Soho House’s] Chairman, Ron Burkle of Yucaipa. . . . Mr. Burkle’s obvious conflicts of interest and undue influence on the [B]oard via his super-voting share class make it imperative that the Board open the sale process to outside bidders. We believe that numerous qualified parties with significant experience investing in the hospitality industry would be interested, and willing to pay a superior price to Mr. Burkle’s Sweetheart Deal.”
Later that day, the Special Committee held a meeting with representatives of Morgan Stanley and Morris Nichols in attendance. During the meeting, the Special Committee and its advisors discussed the Third Point letter and also discussed potential terms of an approval under the Business Combination Provision to allow discussions between members of the Bruce Group, on the one hand, and representatives of Yucaipa and other Soho House stockholders (including members of the Voting Group and Goldman Sachs), on the other hand.
On January 30, 2025, representatives of Fried Frank discussed with representatives of Paul Weiss the potential terms of an approval under the Business Combination Provision. At the meeting, representatives of Paul Weiss reiterated that Yucaipa and other significant stockholders of Soho House would need to roll over a significant number of shares of Common Stock in order for a Potential Transaction to be completed on the terms contemplated by the Bruce Group and expressed in the December 16, 2024 Proposal. The representatives of Paul Weiss further stated that the Bruce Group’s willingness to proceed with a Potential Transaction was contingent on reaching an agreement with Yucaipa regarding post-transaction governance matters. The representatives of Paul Weiss again requested approval under the Business Combination Provision for members of the Bruce Group to engage in discussions with Yucaipa regarding post-transaction governance matters and to reach out to other members of the Voting Group, Goldman Sachs and Third Point.
Later on January 30, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. During the meeting, the representatives of Fried Frank updated the Special Committee on the discussions with Paul Weiss described in the paragraph above. The Special Committee and its advisors discussed the possibility that a Potential Transaction may not be available if the Bruce Group was unable to engage with Yucaipa and Goldman Sachs regarding a potential rollover, post-transaction governance and other transaction-related matters. The Special Committee and its advisors further discussed potential parameters of an approval under the Business Combination Provision to ensure that the Special Committee was able to maintain visibility and oversight over discussions with Yucaipa and Goldman Sachs. After discussion, the Special Committee determined that it would approve the Bruce Group engaging with Yucaipa and expressed a willingness to approve discussions with Goldman Sachs and Third Point. The representatives of Morgan Stanley also informed the Special Committee that Morgan Stanley had received a call from Citi regarding the possible willingness of MCR to serve as a potential source of equity financing for a Potential Transaction, thereby reducing the number of shares of Common Stock that would need to be rolled over. Following discussion, the Special Committee agreed that MCR should execute a non-disclosure agreement with Soho House in connection with its potential involvement in a Potential Transaction.
Also on January 30, 2025, Mr. Eric Deardorff received a call from Mr. Ashton Kutcher, during which Mr. Ashton Kutcher reiterated the Bruce Group’s focus on beginning discussions with Yucaipa regarding post-closing governance matters and engaging with Goldman Sachs and Third Point. Mr. Eric Deardorff indicated to Mr. Ashton Kutcher that the Special Committee was engaging with its legal advisors on a waiver that would facilitate such discussions but also ensure that the Special Committee maintained visibility and oversight over the discussions.
On January 31, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. In advance of this meeting, Morgan Stanley provided the Special Committee with a memorandum describing the services (or lack thereof) provided by Morgan Stanley to and any interest (or lack thereof) held by Morgan Stanley in Soho House, Yucaipa and certain members of the Bruce Group in the two years prior to January 22, 2025. The Special Committee concluded that any such services did not impair Morgan Stanley’s ability to serve as financial advisor to the Special Committee. Also, during the meeting, the Special Committee and its advisors discussed Mr. Eric Deardorff’s call the day before from Mr. Ashton Kutcher, as well as the potential terms of, and process for finalizing and granting, approval under the Business Combination Provision. Following the meeting, the Special Committee adopted resolutions circulated by Fried Frank approving, for purposes of the Business Combination Provision, discussions between Yucaipa and the Bruce Group regarding post-closing governance matters and a discussion in which the Bruce Group would inform Third Point of the identity of the Bruce Group members. Thereafter, representatives of the Bruce Group began to engage in discussions with Yucaipa regarding post-closing governance matters and informed Third Point of the identity of certain of the Bruce Group members.
On February 4, 2025, MCR executed a non-disclosure agreement which included a one-year standstill provision (which did not prevent MCR from bringing a private offer to the Board, but did include a DADW provision) and commenced diligence shortly thereafter.
On February 5, 2025, representatives of Morgan Stanley discussed with representatives of the Bruce Group the status of the due diligence process and the Bruce Group’s discussions with Yucaipa regarding post-transaction governance matters. During this discussion, the representatives of the Bruce Group stated that the Bruce Group was preparing a proposed term sheet relating to post-closing governance terms to be provided to Yucaipa (the “Voting Agreement Term Sheet”), which ultimately resulted in the draft Voting Agreement. Thereafter, representatives of Paul Weiss shared with Yucaipa, and separately with Fried Frank, an initial draft of the Voting Agreement Term Sheet. Paul Weiss continued to provide representatives of Fried Frank with updates regarding material changes to the Voting Agreement Term Sheet as negotiations progressed.
In the following weeks, the Special Committee met regularly with representatives of Fried Frank, Morgan Stanley and Morris Nichols to discuss the status of negotiations between the Bruce Group and Yucaipa with respect to the Voting Agreement Term Sheet, and progress on the Bruce Group’s due diligence review.
In early February 2025, Citi reached out to a new investor who proposed an equity investment in Soho House (“Party H”). Party H executed a non-disclosure agreement with Soho House on February 10, 2025, which included a one-year standstill provision (which did not prevent Party H from bringing a private offer to the Board, but did include a DADW provision) and was granted access to confidential diligence materials that same day, including the October 2024 Projections. Subsequent to an initial call with Citi, Party H did not proceed in its diligence or make a proposal for an equity investment in Soho House.
On February 13, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The Special Committee discussed with its advisors Soho House’s financial results for fiscal year 2024 and potential next steps regarding the Potential Transaction, including negotiations with the Bruce Group on price. Representatives of Morgan Stanley noted that Soho House’s actual fiscal year 2024 Adjusted EBITDA was approximately 18.5% below the Adjusted EBITDA estimate reflected in the October 2024 Projections. Further, the Special Committee, Morgan Stanley, Fried Frank and Morris Nichols discussed that Soho House’s actual fiscal year 2024 Adjusted EBITDA was below their December 19, 2024 guidance by approximately $8 million, or 6%, and that fiscal year 2025 Adjusted EBITDA in the 2025 Budget had declined by approximately $28 million, or 12%, from the corresponding estimate in the October 2024 Projections. Morgan Stanley further noted that, notwithstanding Soho House’s failure to achieve the fiscal year 2024 Adjusted EBITDA estimate reflected in the October 2024 Projections (or in Soho House’s reduced guidance for fiscal year 2024 Adjusted EBITDA issued on December 19, 2024) and that fiscal year 2025 Adjusted EBITDA in the 2025 Budget had declined by approximately $28 million, or 12%, from the corresponding estimate in the October 2024 Projections, the Bruce Group’s offer had remained at the $9.00 price per share reflected in the December 16, 2024 Proposal.
On February 27, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. During the meeting, the representatives of Morgan Stanley conveyed to the Special Committee that Morgan Stanley was informed by Citi that MCR remained interested in potentially participating as a minority equity financing source in a Potential Transaction.
On February 28, 2025, representatives of Morgan Stanley discussed with representatives of the Bruce Group its due diligence process. The representatives of the Bruce Group stated that the Bruce Group expected to finalize discussions with Yucaipa regarding the Voting Agreement Term Sheet in short order, following which it would seek to complete the remaining components of its due diligence and then to finalize negotiations regarding sources of funding and rollover amounts.
Starting in March, Fried Frank, with the assistance of Sidley, drafted the initial draft of the Merger Agreement and Sidley, with the assistance of Fried Frank, drafted the initial form of Rollover and Support Agreement. Throughout the months of March through July 2025, Sidley, Fried Frank and Paul Weiss negotiated the terms of the Merger Agreement, form of Rollover and Support Agreement and the Voting Agreement.
On March 11, 2025, representatives of Yucaipa, Citi and Sidley discussed with representatives of Morgan Stanley a request from Yucaipa to obtain authorization from the Special Committee to initiate outreach to Mr. Richard Caring, Mr. Nick Jones, certain other members of the Board, certain employees of Soho House, Goldman Sachs, and four other large stockholders of Soho House to discuss whether they would be willing to roll over their existing shares of Common Stock in a Potential Transaction.
Also on March 11, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. During the meeting, the Special Committee and its advisors discussed the Bruce Group’s funding requirements for its $9.00 per share offer, including the need to raise additional capital to finance a Potential Transaction in the event that significant stockholders declined to roll over the number of shares of Common Stock assumed to be rolled over by the December 16, 2024 Proposal. The Special Committee and its advisors also discussed the status of discussions with MCR regarding it serving as a potential minority equity financing source for the Potential Transaction. The Special Committee and its advisors also discussed next steps in the process, including the potential price discussions and the preparation and anticipated distribution of an initial draft of the Merger Agreement, including the key terms thereof. Following the meeting, the representatives of Fried Frank shared an initial draft of the Merger Agreement with representatives of Sidley.
Beginning in mid-March 2025 through mid-April 2025, the representatives of Morgan Stanley held calls with representatives of Yucaipa, Soho House, the Bruce Group, Citi and LionTree, and the representatives of Fried Frank held calls with the representatives of Sidley and Paul Weiss, to discuss the Potential Transaction.
On March 13, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. During the meeting, the representatives of Morgan Stanley updated the Special Committee and its advisors on recent meetings with representatives of Yucaipa, Soho House, Citi and Sidley. The representatives of Morgan Stanley also discussed the Bruce Group’s limited capital and the possibility that the Bruce Group and Yucaipa may request Special Committee approval to engage with additional existing Soho House stockholders regarding the potential rollover of their equity securities.
On March 18, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The representatives of Morgan Stanley updated the Special Committee on its recent discussions in which it was indicated that Yucaipa was seeking authorization from the Special Committee to initiate outreach to certain stockholders to discuss whether they would be willing to roll over their existing shares of Common Stock in connection with a Potential Transaction. The Special Committee and its advisors considered Yucaipa’s request and discussed the potential implications of such outreach to existing Soho House stockholders in connection with a Potential Transaction, including considerations relevant to such stockholders’ willingness to engage in such discussions, the “over the wall” scripts for such outreach and the expected timing thereof. Following this discussion, the Special Committee determined that permitting such discussions was advisable and in the best interests of the Unaffiliated Stockholders because, absent such discussions, it would not be possible to ascertain whether such stockholders were willing to roll over a sufficient number of shares of Common Stock to allow a Potential Transaction to be viable. The Special Committee granted approval of those discussions under the Business Combination Provision.
On March 21, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. In advance of this meeting, the representatives of Fried Frank distributed drafts of the Merger Agreement and the form of Rollover and Support Agreement, which had been prepared by Fried Frank and reflected input from Sidley, as well as the initial draft of the Voting Agreement that was intended to reflect the terms of the Voting Agreement Term Sheet that had been circulated by Paul Weiss on March 19, 2025. Representatives of Fried Frank reviewed with the Special Committee the proposed transaction structure for a Potential Transaction, including the terms of the draft Merger Agreement, the draft form of Rollover and Support Agreement, the draft Voting Agreement, and the anticipated terms of the form of Bruce Group Equity Commitment Letter. Representatives of Morgan Stanley updated the Special Committee on discussions it held with representatives of Citi regarding Yucaipa and Mr. Ron Burkle engaging in confidential outreach to certain Soho House stockholders to ascertain their willingness to roll over their shares of Common Stock in connection with a Potential Transaction. The Special Committee and its advisors also discussed the capital required for a Potential Transaction and the efforts that would need to be made by Yucaipa and the Bruce Group to obtain sufficient rollover commitments in order for a Potential Transaction to be viable. Representatives of Morgan Stanley then discussed with the Special Committee updates to their preliminary financial analysis of Soho House. The materials that were presented by representatives of Morgan Stanley at the meeting are filed as Exhibit 16(c)(v) to the Schedule 13E-3. Following the meeting, representatives of Fried Frank distributed drafts of the Merger Agreement and the form of Rollover and Support Agreement to Paul Weiss.
On March 27, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance and provided an update on discussions with respect to a Potential Transaction. During the meeting, representatives of Fried Frank and Morris Nichols also discussed with the Special Committee certain recent amendments to the DGCL related to going-private transactions involving controlling stockholders.
On March 31, 2025, Soho House announced its fourth fiscal quarter and fiscal year 2024 financial results and filed its Annual Report on Form 10-K with the SEC.
Also on March 31, 2025, representatives of Morgan Stanley held discussions with representatives of Citi and the Bruce Group regarding the status of the Voting Agreement Term Sheet. Representatives of Citi and the Bruce Group informed Morgan Stanley that the Bruce Group and Yucaipa were continuing to negotiate the Voting Agreement Term Sheet, and that Yucaipa intended to ensure that all parties were aligned on the Voting Agreement Term Sheet prior to taking further steps towards a Potential Transaction, including any outreach to additional existing Soho House stockholders to ascertain their interest in a rollover of their shares of Common Stock in connection with a Potential Transaction.
Also in March 2025, Mr. Ron Burkle discussed with Mr. Richard Caring the progress of the discussions with respect to a Potential Transaction and requested that he roll over all or a portion of his equity ownership in Soho House in order to mitigate the need for additional equity or debt financing. Mr. Richard Caring expressed that he had not decided on whether he was willing to roll over his shares of Common Stock in connection with a Potential Transaction at that time and expressed his desire for liquidity, given the length of time of his investment in Soho House.
On April 1, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The representatives of Morgan Stanley updated the Special Committee on their discussions with representatives of Citi and the Bruce Group held on March 31, 2025. The Special Committee and its advisors discussed the expectation that outreach to the additional existing Soho House stockholders regarding a rollover in connection with a Potential Transaction would commence after the Voting Agreement Term Sheet had been finalized. Representatives of Morgan Stanley further noted that it was their understanding that Mr. Ron Burkle and Mr. Richard Caring had discussed the possibility of Mr. Richard Caring rolling over his equity securities in connection with a Potential Transaction, and that Mr. Richard Caring was continuing to evaluate a possible rollover. Representatives of Morgan Stanley also discussed with the Special Committee potential implications for the Bruce Group’s $9.00 per share offer in light of the fact that Soho House’s fourth fiscal quarter and fiscal year 2024 financial results announced on March 31, 2025 were below Wall Street analysts’ consensus estimates, Soho House’s actual fiscal year 2024 Adjusted

EBITDA was below its December 19, 2024 guidance by approximately $8 million, or 6%, and that Soho House’s fiscal year 2025 Adjusted EBITDA in the 2025 Budget had declined by approximately $28 million, or 12%, from the corresponding estimate in the October 2024 Projections. Morris Nichols also further discussed with the Special Committee the recent amendments to the DGCL.
On April 7, 2025, representatives of Fried Frank received a copy of the draft Voting Agreement Term Sheet that Yucaipa circulated to the Bruce Group.
On April 8, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. Representatives of Fried Frank reviewed with the Special Committee the status of the draft Voting Agreement Term Sheet. Representatives of Morgan Stanley noted to the Special Committee that it was their understanding that Yucaipa and Citi had not yet commenced discussions with additional existing Soho House stockholders with respect to rolling over their shares of Common Stock in the Potential Transaction, due to ongoing negotiations concerning the Voting Agreement Term Sheet. The Special Committee and its advisors also discussed the potential appointment of a second director to the Special Committee and agreed to continue evaluating the matter.
On April 15, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. Representatives of Fried Frank and Morgan Stanley reported to the Special Committee that they had been informed that Yucaipa and the Bruce Group had reached a preliminary understanding on the key terms of the Voting Agreement Term Sheet and that revised drafts of the Voting Agreement, reflecting the agreed-upon terms of the Voting Agreement Term Sheet, were in process. At the meeting, the Special Committee and its advisors also discussed the approval, for purposes of the Business Combination Provision, of discussions between Yucaipa, the Bruce Group and MCR regarding MCR’s potential provision of equity financing for a Potential Transaction. The Special Committee determined that such approval was in the best interests of the Unaffiliated Stockholders, noting that MCR’s participation could mitigate any capital shortfall in connection with a Potential Transaction and allow for greater certainty of the consummation of a Potential Transaction. Following discussion, the Special Committee approved discussions and negotiations between Yucaipa, members of the Bruce Group and MCR relating to MCR’s participation in a Potential Transaction for purposes of the Business Combination Provision.
On April 16, 2025, representatives of Morgan Stanley discussed with representatives of Citi, among other matters, outreach by Mr. Ron Burkle to certain of Soho House’s existing stockholders regarding the potential rollover of their shares of Common Stock in connection with a Potential Transaction. At that time, representatives of Citi shared with Morgan Stanley that: (i) Mr. Richard Caring was expected to roll over approximately two-thirds of his shares (representing approximately 25 million shares of Common Stock); (ii) Mr. Nick Jones was expected to roll over 100% of his shares (representing approximately 10 million shares of Common Stock); (iii) Yucaipa and Mr. Ron Burkle were expected to roll over 100% of their shares (representing approximately 91.8 million shares of Common Stock); (iii) the Bruce Group was seeking to source an additional $50.0 million of funding ($400.0 million in total, compared to the $350.0 million that was contemplated by the December 16, 2024 Proposal); and (iv) a $100.0 million equity investment was expected from MCR. This structure for a Potential Transaction would require 22.1 million additional shares of Common Stock to be rolled over by (or otherwise acquired from) stockholders outside of the Voting Group.
On April 18, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. During the meeting, representatives of Morgan Stanley reviewed with the Special Committee its discussion with representatives of Citi on April 16, 2025, and discussed the process for conducting conversations with certain of Soho House’s existing stockholders regarding potentially rolling over their shares of Common Stock in connection with a Potential Transaction. Representatives of Morgan Stanley relayed to the Special Committee Citi’s request for the grant of approval by the Special Committee of discussions between Yucaipa and an additional existing Soho House stockholder with respect to rolling over their shares of Common Stock in a Potential Transaction. Following discussion, the Special Committee determined that it was in the best interests of the Unaffiliated Stockholders to grant the requested approval, given that additional rollover stockholders could mitigate any capital shortfall in connection with a Potential Transaction, and allow for greater certainty of the consummation of a Potential Transaction.
On April 21, 2025 and April 22, 2025, after receiving the appropriate approvals from the Special Committee on March 18, 2025 and April 18, 2025, Citi and Yucaipa initiated outreach to certain existing significant Soho House stockholders about the rollover opportunity (the “Wall Cross Stockholders”). Citi contacted six Wall Cross

Stockholders in connection with this outreach, including Goldman Sachs. All but one of the Wall Cross Stockholders executed a non-disclosure agreement, which included a one-year standstill provision (which did not prevent the counterparty from bringing a private offer to the Board, but did include a DADW provision).
Following execution of their respective non-disclosure agreements, certain of the Wall Cross Stockholders received access to certain confidential information, including certain confidential financial information based on the October 2024 Projections and the 2025 Budget and the Voting Agreement Term Sheet.
Four of the Wall Cross Stockholders held calls with Mr. Ron Burkle to discuss the rollover opportunity. These calls took place between April 28, 2025 and May 6, 2025. After these calls, all of the Wall Cross Stockholders, other than Goldman Sachs, elected not to agree at such time to roll over their shares of Common Stock.
During the following week, the Special Committee met with representatives of Fried Frank, Morgan Stanley and Morris Nichols to discuss updates on the confidential conversations that Mr. Ron Burkle was engaging in with the Wall Cross Stockholders. During that time, the Special Committee also discussed the potential appointment by the Board of an additional director to the Special Committee.
In late April of 2025, Yucaipa had a series of discussions with Goldman Sachs regarding its proposal that Goldman Sachs roll over 90% of its existing shares of Common Stock in a Potential Transaction. These discussions evolved over a number of days and Goldman Sachs determined that it would want the Senior Secured Notes to be repaid and a portion of its equity to be converted into subordinated debt, with its remaining shares of Common Stock rolled over into the new private company. Following further discussions, in July 2025, Goldman agreed to roll 90% of its shares of Common Stock if the Senior Secured Notes were fully repaid.
On April 25, 2025, the Board held a meeting at which Mr. Ben Nwaeke, the Chief Legal Officer of Soho House, was in attendance. At the meeting, Mr. Ben Nwaeke described the recent amendments to the DGCL applicable to take-private transactions. The Board approved the increase of the size of the Special Committee to two members and appointed Mr. Yusef Jackson as a member of the Special Committee. The Board determined and confirmed that each of Mr. Eric Deardorff and Mr. Yusef Jackson did not have a material interest in the Potential Transaction or a material relationship with any person that had such a material interest and each satisfied the applicable criteria for determining director independence with respect to Soho House, the Potential Transaction and Mr. Ron Burkle and his affiliates, under the rules of the New York Stock Exchange (treating Mr. Ron Burkle and his affiliates as if they were Soho House for purposes of applying those criteria).
Later on April 25, 2025, representatives of Morris Nichols met with Mr. Yusef Jackson regarding his independence. During the meeting, Mr. Yusef Jackson discussed with the representatives of Morris Nichols the extent of his relationship with and historical ties to Mr. Ron Burkle. Mr. Yusef Jackson again confirmed his ability to negotiate at arms’ length with Mr. Ron Burkle and his independence and disinterestedness with respect to a Potential Transaction.
On April 28, 2025, the Special Committee (now consisting of both Mr. Eric Deardorff and Mr. Yusef Jackson), held two meetings with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. In the first meeting, representatives of Morgan Stanley reviewed with the Special Committee the history of the December 16, 2024 Proposal and the Special Committee’s activities to date. Representatives of Morgan Stanley also reviewed the financial aspects of the December 16, 2024 Proposal, the October 2024 Projections and the 2025 Budget, including the key assumptions underlying the October 2024 Projections and the 2025 Budget. In the second meeting, representatives of Morgan Stanley also discussed Morgan Stanley’s preliminary financial analyses of Soho House based on senior management’s forecasts for fiscal years 2026, 2027 and 2028 included in the October 2024 Projections and the 2025 Budget using the materials discussed with the Special Committee on March 21, 2025. Representatives of Fried Frank reviewed with the Special Committee the terms of the draft agreements relating to a Potential Transaction, including the draft Merger Agreement and draft form of Rollover and Support Agreement that had been shared with Paul Weiss. The representatives of Fried Frank and Morris Nichols also further discussed with the Special Committee the recent amendments to the DGCL. The Special Committee further discussed with its advisors various strategic considerations for engaging with the Bruce Group on price, including the impact of certain developments relating to Soho House’s financial performance since the December 16, 2024 Proposal. The Special Committee and its advisors discussed a potential counteroffer to the December 16, 2024 Proposal as well as the likelihood that the Bruce Group would agree to raise its $9.00 per share offer, in light of the fact that Soho House’s actual fiscal year 2024 Adjusted EBITDA was $132 million, and the 2025 Budget’s budgeted Adjusted EBITDA for fiscal year 2025 was $200 million, approximately 18.5% and 12.3%, respectively, below the estimated fiscal year 2024 and 2025 Adjusted EBITDA reflected in the

October 2024 Projections, which were shared by Soho House’s senior management with the Bruce Group prior to its submission of the December 16, 2024 Proposal. Following discussion, the Special Committee authorized Morgan Stanley to reach out to representatives of the Bruce Group and request that the Bruce Group increase the proposed price per share in the Potential Transaction to $9.25.
Following these meetings, representatives of Fried Frank, Sidley and Paul Weiss continued to negotiate the draft transaction documentation relating to a Potential Transaction, and representatives of Fried Frank continued to provide updates on such drafts to the Special Committee at regular meetings. The key issues discussed related to the amounts of the termination and reverse termination fees, potential expense reimbursements and the circumstances under which those fees and reimbursements would be paid.
On April 29, 2025, representatives of Morgan Stanley met with representatives of the Bruce Group, during which representatives of Morgan Stanley presented a counterproposal of $9.25 per share for the Potential Transaction, as directed by the Special Committee. The Bruce Group’s representatives indicated that they would discuss the Special Committee’s counterproposal with the Bruce Group.
On April 30, 2025, Citi reached out to a new investor who proposed an equity investment and a new debt package for Soho House (“Party I”). Party I executed a non-disclosure agreement with Soho House, which included a one-year standstill provision (which did not prevent Party I from bringing a private offer to the Board, but did include a DADW provision) and was granted access to limited confidential diligence materials on May 8, 2025. From May through mid-June of 2025, Party I, Yucaipa and Soho House’s senior management engaged in discussions and diligence calls, including a meeting with certain senior members of Soho House’s senior management in London on May 27, 2025. On May 31, 2025, Party I was granted full access to all diligence materials, including the October 2024 Projections, the 2025 Budget and the Bridge Analysis. On June 12, 2025, Party I held meetings with Soho House’s senior management, which included representatives of Yucaipa, Citi and Morgan Stanley. On June 17, 2025, Party I had further discussions with Soho House’s senior management on its remaining diligence items. Subsequent to these meetings, Party I did not make a proposal for an equity investment in Soho House, though an affiliate of Party I did propose refinancing terms for Soho House’s existing debt.
On May 1, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley relayed their recent discussions with representatives of the Bruce Group on the counterproposal of $9.25 per share in the Potential Transaction. The representatives of Morris Nichols also discussed their call with Mr. Yusef Jackson on April 25, 2025. After discussion, Mr. Yusef Jackson confirmed his independence and disinterestedness with respect to a Potential Transaction.
On May 6, 2025, representatives of the Bruce Group informed the representatives of Morgan Stanley that the Bruce Group was not willing to increase the offer price of $9.00 per share reflected in the December 16, 2024 Proposal, given the operational performance of Soho House in fiscal year 2024, the reduced 2025 Budget estimate for Adjusted EBITDA and the broader market environment.
On May 6, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley informed the Special Committee that they had been informed that the Bruce Group was unwilling to increase its offer of $9.00 per share. The Special Committee discussed the Bruce Group’s response and strategic considerations for further engagement with the Bruce Group on price. After discussion, the Special Committee determined that further price negotiation would not be productive at that time and expressed concern that, in light of Soho House’s failure to realize the estimated fiscal year 2024 Adjusted EBITDA from the October 2024 Projections and its reduced budgeted Adjusted EBITDA in the 2025 Budget for fiscal year 2025, the Bruce Group might instead attempt to reduce its $9.00 per share offer.
On May 8, 2025 and May 13, 2025, the Special Committee held meetings with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At these meetings, the representatives of Morgan Stanley updated the Special Committee on the recent discussions between representatives of Yucaipa and the Wall Cross Stockholders regarding rolling over their equity in a Potential Transaction, including that the Wall Cross Stockholders that were the subject of the March 18, 2025 and April 18, 2025 Special Committee approvals (other than certain members of the Voting Group and Goldman Sachs) were not interested in rolling over their shares of Common Stock. The Special Committee and its advisors discussed the status of funding arrangements for a Potential Transaction and the potential inability of Yucaipa and the Bruce Group to source sufficient funding to proceed with a Potential Transaction.

Later in May of 2025, representatives of Yucaipa had discussions with Mr. Nick Jones about rolling over his shares of Common Stock, given the capital requirements for a Potential Transaction. Mr. Nick Jones expressed a desire for greater liquidity for his shares of Common Stock and no agreement was reached during these discussions. Thereafter, representatives of Citi provided representatives of Morgan Stanley with updates regarding such discussions.
Also in May 2025, Mr. Dan Rosensweig introduced Yucaipa to representatives of Apollo for the purpose of discussing a potential equity and debt investment in Soho House. During that month, Yucaipa and Apollo discussed a proposed investment by the Apollo Funds of $100.0 million in common equity together with a full refinancing of the Senior Secured Notes (such refinancing, the “Apollo Debt Financing”) and discussed a draft term sheet regarding proposed terms.
On May 14, 2025, Goldman Sachs and representatives of Yucaipa discussed two potential options for structuring a potential rollover of its shares of Common Stock. Under the first option, Goldman Sachs would rollover approximately 14 million of its approximately 15.6 million shares of Common Stock, provided that Soho House paid a 250 basis point fee on the accrued value of the Senior Secured Notes. Under the second option, Goldman Sachs would rollover approximately 9.4 million of its approximately 15.6 million shares of Common Stock, with 1.6 million of its shares of Common Stock being cashed out in the Potential Transaction at $9.00 per share and the remaining shares of Common Stock either being cashed out at $9.00 per share or rolled over into preferred stock in Soho House.
On May 15, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The Special Committee discussed the two options discussed between Goldman Sachs and Yucaipa and representatives of Morgan Stanley and provided an update on the status of potential funding arrangements for a Potential Transaction based on discussions that representatives of Morgan Stanley had with representatives of Citi. The representatives of Morgan Stanley noted that, based on the terms discussed between Goldman Sachs and Yucaipa, and assuming: (i) Mr. Richard Caring rolled over 60% of his shares of Common Stock; (ii) Mr. Nick Jones, Mr. Ron Burkle and Yucaipa rolled over 100% of their shares of Common Stock; (iii) a $400.0 million equity investment by the Bruce Group; and (iv) a $100.0 million equity investment by MCR, there remained a funding shortfall of approximately $75.0 million at a $9.00 per share price in a Potential Transaction.
On May 20, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley informed the Special Committee that Apollo had indicated an interest in potentially participating in a Potential Transaction, and the Special Committee and its advisors discussed the implications of Apollo’s potential involvement.
In late May, representatives of each of the Special Committee and Yucaipa had discussions with the Bruce Group regarding the need for evidence of the sufficiency of its equity commitments.
On May 29, 2025, the Board held a meeting. At the meeting, Mr. Ron Burkle updated the Board regarding developments with respect to a Potential Transaction and discussed that (i) Goldman Sachs and Mr. Richard Caring were expected to roll a portion of their equity securities and (ii) MCR, Apollo and other potential financing sources were still evaluating their potential participation in a Potential Transaction. After the Board meeting, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At this meeting, the Special Committee discussed with its advisors the topics discussed at the Board meeting relating to the Potential Transaction.
Also on May 29, 2025, representatives of Fried Frank informed Mr. Eric Deardorff and representatives of Morris Nichols that a separate team at Fried Frank had been approached by MCR to represent MCR in its capacity as a potential minority equity financing source in connection with a Potential Transaction. Representatives of Fried Frank discussed the nature and the financial significance of Fried Frank’s client relationship with MCR, noting that revenues derived from the MCR relationship represented an immaterial portion of Fried Frank’s aggregate revenues and did not involve the Fried Frank lawyers on the team advising the Special Committee.
On May 30, 2025, representatives of Morgan Stanley discussed with representatives of the Bruce Group the status of ongoing discussions with certain Wall Cross Stockholders and other potential Bruce Group investors regarding their potential participation in a Potential Transaction. During this discussion, Morgan Stanley noted that Apollo had been granted access to the data room, that Apollo was potentially considering participating in the Potential Transaction as both a source of debt and equity financing, and that representatives of Apollo were scheduled to attend a management presentation in June.
On May 30, 2025, Mr. Eric Deardorff discussed with representatives of Morris Nichols the proposed representation of MCR by a separate team at Fried Frank. Morris Nichols confirmed its own independence with respect to MCR and noted that MCR was not and had not previously been a Morris Nichols firm client. Morris Nichols discussed various considerations with Mr. Eric Deardorff, including that the Special Committee did not anticipate additional movement on price, that most of the transaction documents had already been heavily negotiated between the existing transaction parties and their respective advisors, and, in light of the proposed timing, permitting such representation might prevent delaying a Potential Transaction. Thereafter, the Special Committee discussed Fried Frank’s potential representation of MCR with representatives of Morris Nichols.
Also on May 30, 2025, ACM executed a non-disclosure agreement with Soho House, which included a one-year standstill provision (which did not prevent ACM from bringing a private offer to the Board, but did include a DADW provision), and was granted access to confidential diligence materials on the following day, including the October 2024 Projections, the 2025 Budget and the Bridge Analysis. Following ACM’s execution of the non-disclosure agreement, representatives of Morgan Stanley discussed with representatives of Citi potential financing alternatives in connection with a Potential Transaction. Representatives of Citi conveyed to representatives of Morgan Stanley that Apollo had entered into a non-disclosure agreement with Soho House to enable the sharing of information regarding a Potential Transaction. The representatives of Citi also informed representatives of Morgan Stanley that a portion of the equity financing expected to be provided by the Bruce Group was no longer available.
On May 31, 2025, Soho House entered into a non-disclosure agreement, which included a one-year standstill provision (which did not prevent the counterparty from bringing a private offer to the Board, but did include a DADW provision), with another potential equity investor (“Party J”). On June 2, 2025, Citi granted access to diligence materials to Party J, including the October 2024 Projections, the 2025 Budget and the Bridge Analysis. Subsequent to such date, Party J did not make a proposal for an equity investment in Soho House.
On June 3, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The representatives of Morgan Stanley updated the Special Committee on its discussion with representatives of the Bruce Group on May 30, 2025 and on the funding of a Potential Transaction, including changes to the Bruce Group’s expected financing sources and the potential participation of the Apollo Funds as an additional source of funding. The Special Committee noted that, after discussions it had with representatives of Morris Nichols, it had determined to approve a waiver permitting a separate team at Fried Frank to represent MCR in connection with a Potential Transaction, provided that an ethical wall would be implemented between the Fried Frank representatives advising MCR and the Fried Frank representatives advising the Special Committee. In doing so, the Special Committee noted that it had considered, in part, that allowing MCR to retain its regular counsel at Fried Frank could expedite the Potential Transaction by avoiding possible delays associated with MCR identifying new legal counsel and that the Special Committee did not anticipate additional movement on price. The Special Committee’s waiver to permit a separate Fried Frank team to represent MCR was later confirmed by email on June 17, 2025. In connection with the issuance of this waiver, the Fried Frank team representing the Special Committee and Morris Nichols agreed that Morris Nichols would remain actively involved in all discussions between the Special Committee and MCR.
On each of June 9, 2025 and June 10, 2025, representatives of Apollo held a due diligence session with Soho House’s senior management with representatives of Citi, LionTree, Yucaipa and Morgan Stanley in attendance.
On June 10, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley updated the Special Committee on Apollo’s due diligence sessions with Soho House’s senior management and relayed that Apollo expected to submit a proposal to invest, through a combination of debt and equity financing for a Potential Transaction, an aggregate amount of $820.0 million as described below. Representatives of Morgan Stanley also updated the Special Committee on the status of discussions with other potential financing sources that remained engaged in discussions regarding a Potential Transaction. At the meeting, the Special Committee discussed whether to engage in additional price negotiations in light of Soho House’s first fiscal quarter financial results and areas of execution risk associated with Soho House’s business. Following this discussion, the Special Committee determined that engaging in further price discussions with the Bruce Group would not be productive at that time.
On June 17, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley informed the Special Committee that they had been informed by Apollo that Apollo’s investment committee had approved the Apollo Debt Financing, with the terms thereof to be later agreed.

Later on June 17, 2025, Apollo provided to Citi (and Citi shared with representatives of Morgan Stanley) a draft term sheet reflecting Apollo’s proposal for the terms of the Apollo Debt Financing (the “Apollo Term Sheet”), and thereafter, representatives of Morgan Stanley shared the draft with the Special Committee and its other advisors on June 18, 2025.
On June 20, 2025, representatives of Morgan Stanley held a call with representatives of Yucaipa, Sidley and Soho House to discuss the status of the equity commitment letters expected from the Bruce Group’s members. During this call, representatives of Yucaipa noted that the Bruce Group had informed Yucaipa that the amount of equity investment now expected to be provided by the Bruce Group members was $250.0 million, $100.0 million less than that anticipated by the December 16, 2024 Proposal, and that representatives of Yucaipa were continuing to engage in discussions with Goldman Sachs regarding its potential rollover.
During June and early July of 2025, representatives of Fried Frank, Sidley and Paul Weiss held meetings to discuss certain key issues in the then-current drafts of the transaction documents. The issues discussed focused on the amounts of the termination fee and reverse termination fee, potential expense reimbursements and the circumstances under which such amounts and reimbursements would be payable. Also at that time, representatives of Morgan Stanley, Citi and the Bruce Group discussed the potential use of Soho House’s cash on hand to address a potential shortfall in funding for a Potential Transaction.
During that same period, the Special Committee held several meetings with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance to discuss the status of the draft transaction agreements and ongoing discussions with potential sources of equity and debt funding for a Potential Transaction.
Apollo delivered a draft debt commitment letter in early July of 2025 and Soho House and Sidley, with input from the Special Committee, negotiated the terms of Apollo’s commitment throughout July and August of 2025.
On July 3, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley presented Morgan Stanley’s updated preliminary financial analysis of Soho House. Representatives of Morgan Stanley indicated that representatives of the Bruce Group had discussed with Morgan Stanley the possibility that, if sufficient funding for the Potential Transaction were not secured from the Bruce Group and other parties, Soho House could (from cash on hand) fund the shortfall. Representatives of Fried Frank then discussed with the Special Committee their fiduciary duties and the terms of the draft transaction documents being discussed. The materials that were presented by representatives of Morgan Stanley at the meeting are filed as Exhibit 16(c)(iv) to the Schedule 13E-3.
On July 5, 2025, representatives of the Bruce Group shared with Morgan Stanley a list of the contemplated members of the Bruce Group that would be part of the consortium of investors taking Soho House private (the “Consortium”) and estimated the investment amounts from such members would total $250.0 million.
On July 8, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley and Fried Frank provided the Special Committee with general updates on the status of the Potential Transaction, including with regard to discussions between Soho House, the Bruce Group and Apollo and the list of investors and investment amounts provided by representatives of the Bruce Group.
On July 10, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley and Fried Frank provided the Special Committee with general updates on the status of the Potential Transaction, including regarding the Bruce Group’s and Mr. Richard Caring’s participation in the Potential Transaction.
On July 23, 2025, Yucaipa and Citi were notified by the Bruce Group and LionTree that a significant investor expected to provide a material portion of the Bruce Group’s investment had left the Consortium and that the Bruce Group’s equity commitment would be less than $250.0 million. Despite the Bruce Group’s inability to provide an equity commitment in excess of $250.0 million at $9.00 per share, Yucaipa advised Citi that it was unwilling to partner in a Potential Transaction with the Bruce Group at a lower price. As of such date, the Bruce Group had not delivered equity commitment letters or other evidence of their commitment to provide such equity funding.
On July 24, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley provided an update to the Special Committee on the status of the Potential Transaction. Representatives of Morgan Stanley reported about the departure of a significant investor from the Consortium and the substantial decrease in the equity commitment from the Bruce Group. Representatives of Morgan Stanley also reported on discussions between Yucaipa, Citi and Apollo regarding increasing Apollo’s equity commitment, and the fact that, as a result of such discussions, Apollo proposed committing $150.0 million of preferred equity, in addition to the Apollo Debt Financing and Apollo’s proposed $100.0 million common equity investment.
Also in July 2025, Yucaipa discussed with MCR the potential shortfall from the Bruce Group’s investment and potentially increasing MCR’s investment to $200.0 million in common equity and, separately, Mr. Ron Burkle and Mr. Richard Caring discussed the Potential Transaction and agreed that Mr. Richard Caring would roll 90% of his shares of Common Stock and would receive cash for a portion of those rolled shares of Common Stock to the extent of any new capital raised after the announcement of the Potential Transaction (up to the closing of the Proposed Transaction), up to an amount equal to $150.0 million. Ultimately, Mr. Richard Caring agreed that he and Goldman Sachs would split any additional cash raised after such announcement above a specified level on a 50/50 basis (by reducing the number of their shares of Common Stock to be rolled over) until such time as 50% of Goldman Sachs’ shares of Common Stock would be cashed out in the transaction.
On July 28, 2025, representatives of Apollo and Goldman Sachs shared with Morgan Stanley, through Citi, a term sheet containing indicative terms under which they would provide a $150.0 million senior preferred equity investment (split evenly between the Apollo Funds and Goldman Sachs) to fund a Potential Transaction.
On July 29, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Morgan Stanley reported to the Special Committee that only a limited number of the Bruce Group members, including Mr. Ashton Kutcher, were expected to participate in the Potential Transaction and that the equity that was previously anticipated to be provided by the Bruce Group was now largely contemplated to be provided by other investors in the Consortium. MCR was expected to provide $200.0 million (an increase to the previously contemplated $100.0 million), the Apollo Funds were expected to provide $50.0 million in common equity, and the Apollo Funds and Goldman Sachs were each expected to provide $75.0 million in preferred equity. Representatives of Morgan Stanley further reported that Soho House would use cash to cover any equity commitment shortfall at closing. The Special Committee and its advisors discussed the implications of the Bruce Group no longer leading the funding of the Potential Transaction, including with respect to transaction fees, price negotiation and execution risk. Representatives of Morgan Stanley further reported to the Special Committee that Goldman Sachs was expected to roll over approximately 90% of its shares of Common Stock, and that Mr. Richard Caring was expected to speak to Citi later that day to receive an update on the status of the Potential Transaction.
On August 3, 2025, Mr. Ron Burkle and Mr. Nick Jones discussed terms whereby Mr. Ron Burkle, or an affiliate of Mr. Ron Burkle’s, would acquire up to 50% of the shares of Class B Common Stock held by Mr. Nick Jones for $6.00 per share pending a public announcement of the Potential Transaction, with an incremental $1.50 per share to be paid upon closing of the Potential Transaction, and Mr. Nick Jones would roll over his remaining shares of Common Stock into the new private company.
On August 5, 2025, at a meeting of the Board, the Board and the Special Committee discussed the current status of the Potential Transaction including an outline of the history, proposed deal and funding terms being discussed between the Special Committee, its advisors, Apollo, Goldman Sachs, MCR and the Bruce Group, the process to date and next steps on the Potential Transaction, including the intended timeline for potential Board meetings to approve the Potential Transaction. At this meeting, it was also discussed that Mr. Ron Burkle and Mr. Nick Jones had discussed terms whereby Mr. Ron Burkle, or an affiliate of Mr. Ron Burkle’s, would acquire up to 50% of the shares of Class B Common Stock held by Mr. Nick Jones subsequent to the announcement of the Potential Transaction.
On August 6, 2025, a call was held with representatives of Sidley, Yucaipa, Morris Nichols and MCR. During the call, the participants discussed the open items in the transaction documentation.
Also on August 6, 2025, Morgan Stanley provided the Special Committee with an updated memorandum describing the services (or lack thereof) provided by Morgan Stanley to and any interest (or lack thereof) held by Morgan Stanley in Soho House, Yucaipa and certain of its majority-owned affiliates and portfolio companies, Goldman Sachs, MCR, Apollo and certain of its majority-owned affiliates and portfolio companies and certain members of the Bruce Group in the two years prior to August 6, 2025.
On August 7, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. The Special Committee provided an update regarding the most recent Board meeting and the Special Committee and its advisors discussed an anticipated timeline for the approval and signing of the Potential Transaction. Representatives of Morgan Stanley provided an update to the Special Committee regarding the proposed terms of the financing to be provided by the Apollo Funds (in an aggregate amount of $820.0 million) and Goldman Sachs in connection with the Potential Transaction. Representatives of Fried Frank provided an update to the Special Committee regarding the transaction documents. The Special Committee and its advisors discussed the then-current transaction terms and the evolution of the negotiations, including the increased equity commitment from MCR and the resulting impacts. Following these discussions, the Special Committee directed representatives of Morgan Stanley to approach MCR, now the largest cash equity investor in the Potential Transaction, to seek to negotiate an increase to $9.25 per share.
Between August 4, 2025 and August 8, 2025, representatives of Yucaipa and MCR, together with their advisors, discussed the open items in the transaction documentation and items necessary to sign the Potential Transaction. During that period and the days thereafter (i) representatives of the Fried Frank team representing MCR, Sidley, Morris Nichols and Paul Weiss negotiated the final terms of the transaction documentation; (ii) representatives of Apollo, Goldman Sachs and Citi engaged in discussions regarding the terms of a $150.0 million holding company debt financing (split evenly between the Apollo Funds and Goldman Sachs) in lieu of the previously contemplated $150.0 million senior preferred equity investment referenced above, for total debt and equity financing provided by the Apollo Funds of $820.0 million; and (iii) representatives of Morgan Stanley and Citi engaged in discussions regarding the contemplated sources and uses for the Potential Transaction, the calculations thereof and the resulting amounts necessary to be funded from Soho House’s cash on hand.
On August 8, 2025, in accordance with the Special Committee’s directive, representatives of Morgan Stanley held a call with representatives of MCR to propose an increase in price. During the call, representatives of Morgan Stanley conveyed the Special Committee’s proposal of $9.25 per share. On August 9, 2025, a representative of MCR informed the representatives of Morgan Stanley that MCR was not willing to increase the offer price above $9.00 per share given Soho House’s recent financial performance.
Also on August 8, 2025, the Compensation Committee of the Board approved the terms of a management incentive plan (the “MIP”), which is described in further detail in the section of this proxy statement captioned “—Interests of Certain Persons in the Merger—Arrangements Following the Merger—Management Incentive Plan & Repurchase of Rollover Shares.”
On August 10, 2025, Soho House’s management and Yucaipa engaged in detailed conversations about the percentage of shares of Common Stock held by the members of management that would be rolled over in a Potential Transaction.
On August 11, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley updated the Special Committee on Morgan Stanley’s recent discussions with MCR regarding price. The Special Committee and its advisors discussed and evaluated whether to further pursue a price increase. Following discussion, the Special Committee determined not to pursue a further price increase, based on its assessment that $9.00 per share represented the highest price reasonably attainable in light of the following factors: (i) the history of the negotiations in connection with the Potential Transaction, including prior to the submission of the December 16, 2024 Proposal; (ii) the prevailing macroeconomic conditions and performance of Soho House since the December 16, 2024 Proposal; (iii) the absence of any alternative proposals or indications of interest of a higher priced offer since the public announcement of the December 16, 2024 Proposal; (iv) the original members of the Bruce Group had determined not to participate in the Consortium; and (v) other than Goldman Sachs, the Wall Cross Stockholders had declined to roll over their shares of Common Stock. The Special Committee and its advisors also discussed Soho House’s prospects continuing as a public company, and their assessment that a Potential Transaction at $9.00 per share was in the best interests of the Unaffiliated Stockholders. The Special Committee and its advisors also discussed the appropriate standard for the “majority of the minority” stockholder approval condition under the Merger Agreement in light of recent amendments to the DGCL. Following such discussion, the Special Committee determined that a “majority of votes cast” standard, rather than a majority of the outstanding shares of Common Stock, was appropriate in light of recent amendments to the DGCL that provided for a majority of votes cast standard. The Special Committee and its advisors also discussed Soho House’s cash on hand in relation to a shortfall in funding for the Potential Transaction and the termination fee amounts potentially payable in connection with the Potential Transaction.
On August 12, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Fried Frank and Morris Nichols advised the Special

Committee regarding its fiduciary duties and the authority delegated by the Board to the Special Committee and updated the Special Committee on the status of the draft transaction documentation and provided an overview of the terms and conditions of the latest drafts. The Special Committee and its advisors also discussed the anticipated funding requirements in connection with the Potential Transaction, including the potential for Soho House to fund any shortfall in investment using cash on hand, and the importance of ensuring that the Potential Transaction would be fully funded at closing. Representatives of Morgan Stanley also reviewed with the Special Committee Morgan Stanley’s updated financial analysis of Soho House and the price per share of $9.00 utilizing Soho House’s senior management’s internal forecasts for fiscal years 2026, 2027, 2028 and the first half of fiscal year 2029 in the October 2024 Projections and the 2025 Revised Budget. The materials that were presented by representatives of Morgan Stanley at this meeting are filed as Exhibit 16(c)(iii) to the Schedule 13E-3.
Later on August 12, 2025, the Board held a meeting with representatives of Sidley, Citi, Fried Frank, Morris Nichols and Morgan Stanley. At the meeting, representatives of Fried Frank reviewed the structure of the Potential Transaction and the terms and conditions of the latest draft transaction documentation. Mr. Eric Deardorff then provided an overview of the Special Committee’s process and considerations. At the request of the Special Committee, representatives of Morgan Stanley summarized its updated financial analysis of Soho House and the price per share of $9.00 that they had reviewed with the Special Committee earlier that day. The materials that were presented by representatives of Morgan Stanley at this meeting are filed as Exhibit 16(c)(ii) to the Schedule 13E-3.
On August 13, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley reported that Soho House was willing to accept the request that it contribute up to approximately $70.0 million in cash as a backstop to fund any shortfall in the funding for the Potential Transaction. Representatives of Fried Frank also discussed the termination fee provisions under the draft Merger Agreement.
On August 13, 2025, the representatives of Morgan Stanley discussed with representatives of Citi the funding sources and uses for the Potential Transaction.
On August 14, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, the representatives of Morgan Stanley updated the Special Committee on its recent discussions with representatives of Citi, noting that, based on the revised sources and uses, the required cash from Soho House to fund any shortfall in investment for the Potential Transaction had been revised to $67.0 million. Representatives of Fried Frank also reviewed with the Special Committee the current status of the draft transaction documentation.
On August 15, 2025, the Special Committee held a meeting with representatives of Fried Frank, Morgan Stanley and Morris Nichols in attendance. At the meeting, representatives of Fried Frank and Morris Nichols discussed with the Special Committee process matters for its evaluation of a Potential Transaction, including the Special Committee’s fiduciary duties and the authority delegated by the Board to the Special Committee, and representatives of Fried Frank updated the Special Committee on the status of the draft transaction documentation and provided an overview of the terms and conditions of the drafts. Representatives of Morgan Stanley also rendered an oral opinion, confirmed by delivery of a written opinion dated August 15, 2025, to the Special Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the $9.00 per share to be received in the Potential Transaction by holders of shares of Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of review, to such holders. Morgan Stanley’s opinion is more fully described in the section of this proxy statement captioned “— Opinion of Morgan Stanley to the Special Committee.”
After further discussion, the Special Committee unanimously (i) determined that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby, are advisable, fair to, and in the best interests of Soho House and the Unaffiliated Stockholders; (ii) recommended that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and determine that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, Soho House and the Unaffiliated Stockholders; and (iii) recommended that the Board submit the Merger Agreement and the other Transaction Agreements to the holders of shares of Common Stock for their adoption, and recommend that the holders of shares of Common Stock vote in favor of the adoption of the Merger Agreement and the other Transaction Agreements, at the Special Meeting.

On August 15, 2025, the Board held a meeting with representatives of Sidley, Citi, Fried Frank, Morris Nichols and Morgan Stanley. At the meeting, Morgan Stanley confirmed the previous delivery of their fairness opinion regarding the Potential Transaction to the Special Committee and provided an overview of the final cash consideration. Representatives of Fried Frank summarized certain changes to the terms of the latest draft transaction documentation since the prior Board meeting. Mr. Eric Deardorff summarized the Special Committee’s process, considerations and recommendation to the Board that it approve the Potential Transaction. After further discussion among the Board and questions for the advisors, which were answered, the Board unanimously approved the Potential Transaction.
On August 15, 2025, the parties executed the Merger Agreement and the other Transaction Documents. Soho House issued a press release on August 18, 2025, announcing that it had entered into a definitive agreement to take Soho House private.
From September of 2025 through the date of this proxy statement, Citi coordinated outreach to 87 potential Subscription Investors that Soho House’s management, the Board, Yucaipa, Apollo and Citi had identified as potentially interested in and reasonably capable of consummating an investment in shares of Class A Common Stock at a price of $9.00 per share. Based on feedback to date from these potential Subscription Investors, including with respect to the proposed $9.00 per share subscription price, Soho House does not currently anticipate entering into any Subscription Agreements prior to the closing of the Merger.
As of the date of this proxy statement, the Special Committee has not been disbanded.
Recommendation of the Special Committee and the Board; Reasons for the Merger
Recommendation of the Special Committee
On August 15, 2025, the Special Committee, consisting entirely of directors who were determined by the Board to be independent and disinterested with respect to the matters being considered by the Special Committee, and acting with the advice of its own independent legal and financial advisors, unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders; (2) recommended that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and determine that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are fair to, and in the best interests of, Soho House and the Unaffiliated Stockholders; and (3) recommended that the Board submit the Merger Agreement and the other Transaction Agreements to Soho House’s stockholders for their adoption and approval and recommend that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and the approval of the other Transaction Agreements.
In addition, the Special Committee believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.
In the course of evaluating the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby, and in making the determination and recommendations to the Board described above, and reaching its conclusion regarding the substantive and procedural fairness of the Merger to Soho House’s “unaffiliated security holders,” the Special Committee, acting with the advice of its independent legal and financial advisors, considered the following factors relating to Soho House, its business and prospects, the risks and challenges facing Soho House’s business and prospects, the benefits and terms of the Merger Agreement and the other Transaction Agreements (each of which factors the Special Committee believed were generally supportive of the Special Committee’s recommendation, Soho House’s execution and delivery of the Merger Agreement and the other Transaction Agreements and the consummation of the transactions contemplated thereby, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):
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Premium to Unaffected Stock Price. The Special Committee considered the fact that the Per Share Price represented significant premia over historical market prices of the shares of Class A Common Stock, including premia of approximately:

○	83% over the Unaffected Stock Price;
○	83% over the Class A Common Stock’s VWAP for the preceding 1-month period ending on the Unaffected Date;
○	75% over the Class A Common Stock’s VWAP for the preceding 3-month period ending on the Unaffected Date;

○	68% over the Class A Common Stock’s VWAP for the preceding 6-month period ending on the Unaffected Date;
○	63% over the Class A Common Stock’s VWAP for the preceding 12-month period ending on the Unaffected Date;
○
42% over the Class A Common Stock’s highest closing stock price during the period from May 31, 2024, the date upon which Soho House announced the disbanding of the Initial Special Committee, through the Unaffected Date; and

○	98% over the Class A Common Stock’s lowest closing stock price during the period from May 31, 2024 and the Unaffected Date.
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Premium to Adjusted Unaffected Stock Price and Recent Stock Price. By applying to the Unaffected Stock Price a premium of 5%, representing Morgan Stanley’s calculation of the average increase to the share prices of the Peer Companies referenced below (other than Dalata Hotel Group plc, for which there was M&A speculation) from the trading day after the Unaffected Date through August 8, 2025, a trading day shortly before the date upon which the Special Committee made its decision to recommend the Merger Agreement to the Board, Morgan Stanley derived a hypothetical “adjusted unaffected stock price” for the Class A Common Stock of $5.16 (the “Adjusted Unaffected Stock Price”). The Special Committee considered the fact that the Per Share Price represented premia of approximately:

○	74% over the Adjusted Unaffected Stock Price; and
○	23% over the Class A Common Stock’s closing stock price of $7.29 on August 8, 2025.
The “Peer Companies” referenced above consisted of (1) the following companies that have location-based membership platforms: Vail Resorts, Inc., Costco Wholesale Corporation, Life Time Fitness, Inc. and Planet Fitness, Inc.; (2) the following asset-light hospitality companies: Marriott International, Inc. and Hilton Worldwide Holdings Inc.; and (3) and the following lease-heavy hospitality companies: Meliá Hotels International, S.A. and Dalata Hotel Group plc.
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Attractive Adjusted EBITDA Multiples. The Special Committee considered the fact that the Per Share Price implied a multiple of 20.2x Soho House’s fiscal year 2024 Adjusted EBITDA of $132 million, a multiple of 15.4x Soho House’s Adjusted EBITDA of $174 million over the four fiscal quarter period ended June 29, 2025 (the last completed fiscal quarter prior to the Special Committee’s determination to recommend the Merger Agreement and the Merger for approval by the Board), and a multiple of 12.9x Soho House management’s most recent budgeted estimate of $206 million for Soho House’s fiscal year 2025 Adjusted EBITDA (referred to in the section of this proxy statement captioned “—Unaudited Prospective Financial Information—Additional Unaudited Prospective Financial Information—2025 Revised Budget”). The Special Committee was of the view that these multiples represented attractive Adjusted EBITDA multiples for the proposed Merger.

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Unchanged Per Share Price. The Special Committee considered the fact that the Per Share Price remained unchanged since the Unaffected Date, notwithstanding that (1) fiscal year 2024 Adjusted EBITDA actually realized by Soho House was $132 million, $30 million, or 18.5%, less than Soho House management’s internal estimate in the October 2024 Projections of $162 million for fiscal year 2024 Adjusted EBITDA that the Bruce Group had been provided by Soho House’s management before it initially made its $9.00 per share proposal, and Soho House management’s most recent internal estimate of fiscal year 2025 Adjusted EBITDA is $206 million, $22 million, or 9.6%, less than Soho House management’s internal estimate in the October 2024 Projections of $228 million for fiscal year 2025 Adjusted EBITDA that the Bruce Group had been provided by Soho House’s management before it initially made its $9.00 per share proposal; (2) the Peer Companies continued to trade at similar multiples of their earnings before interest, taxes, depreciation and amortization as reflected in Wall Street analysts’ consensus estimates (other than the multiples for Vail Resorts, Inc., which decreased) per calculations performed by Morgan Stanley; and (3) there were various changes in the contemplated funding of the transaction from investors over this period of time, including the members of the Bruce Group, who initially contemplated investing a total of $350.0 million in Soho House at the Per Share Price, ultimately dropping their commitment to the lower amount of $14.6 million at the Per Share Price. For more information, see the sections of this proxy statement captioned “—Unaudited Prospective Financial Information—Unaudited Prospective Financial Information for Potential Transaction Counterparties—October 2024 Projections” and “—Additional Unaudited Prospective Financial Information—2025 Revised Budget.”

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Wall-Crossing Process Undertaken by Yucaipa and the Bruce Group. The Special Committee considered the fact that representatives of Yucaipa and the Bruce Group “wall crossed” on a confidential basis six of Soho House’s largest stockholders (in addition to the members of the Voting Group) to ascertain their interest in rolling over their shares of Common Stock in the Merger and, other than the GS Funds and members of the Voting Group, each of the stockholders approached declined to roll over their shares, suggesting that they preferred to receive the Per Share Price for their shares of Common Stock.

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Best Value Reasonably Obtainable. The Special Committee believed that the Per Share Price was the best value that the Special Committee could reasonably obtain for the shares of Class A Common Stock held by the Unaffiliated Stockholders and the unaffiliated security holders, based on (1) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Soho House on a historical and prospective basis and its assessments of associated risks, including execution risks with respect to Soho House’s business plan as a public company; (2) the public nature of the Bruce Group’s offer and the market reaction thereto and that no other potential party submitted a proposal for an acquisition of shares of Soho House at a higher price during the approximately eight-month period between the Unaffected Date and the signing of the Merger Agreement; (3) the fact that the Per Share Price reflected an increase from the $8.50 per share price proposed by the Bruce Group in its proposals submitted on June 4, 2024 and July 5, 2024; (4) the result of the Initial Special Committee’s prior assessment of strategic alternatives in a final offer of $7.50 per share and the lack of other actionable proposals by potential third party investors; and (5) the refusal by both the Bruce Group and MCR to agree to a higher Per Share Price after being requested to do so by the Special Committee.

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Certainty of Value. The Special Committee considered that each Unaffiliated Stockholder and unaffiliated security holder will receive the Per Share Price entirely in cash, which provides certainty of value at an attractive price measured against the ongoing business and financial execution risks of Soho House’s business plan and its continued operations as a public company and allows the Unaffiliated Stockholders and the unaffiliated security holders to realize that value immediately by receiving liquidity upon the consummation of the Merger. The cash merger consideration is at a fixed price and will not be reduced if the stock price of the Class A Common Stock declines prior to the effective time of the Merger. The Special Committee considered the likelihood of realizing the immediate and certain value of $9.00 per share in cash pursuant to the Merger as compared to the uncertain prospect that the market price of the Class A Common Stock would reach $9.00, in the foreseeable future, if ever, absent the Merger, given the incurrence of annual net losses by Soho House since its initial public offering and the continued incurrence of debt to finance investment opportunities, as further described in Soho House’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 under the caption “Risk Factors.”

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Loss of Opportunity. The Special Committee considered that if the Special Committee declined to recommend that the Board approve the Merger Agreement, there may not be another opportunity for the Unaffiliated Stockholders or the unaffiliated security holders to receive a comparably priced offer with a comparable level of closing certainty, in particular, given the results of the Initial Special Committee’s prior assessment of strategic alternatives and the duration of the process undertaken to obtain the equity and debt commitments needed to complete the Merger.

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Financial Condition, Results of Operations and Prospects of Soho House; Risks of Execution. The Special Committee also considered, after discussions with its financial advisor and members of management, that the Per Share Price was more favorable to the Unaffiliated Stockholders and the unaffiliated security holders than the potential value that would reasonably be expected to result from other alternatives reasonably available to Soho House, including the continued standalone operation of Soho House as an independent public company. In making this assessment, the Special Committee considered the current, historical and projected financial condition, results of operations and business of Soho House, as well as Soho House’s prospects and risks if it were to remain a public company, including the risks described in Soho House’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 under the caption “Risk Factors.” The Special Committee also considered the following risks to Soho House’s ability to achieve management’s budgeted and internal forecasts, as reflected in the section of this proxy statement captioned “—Unaudited Prospective Financial Information:”

○
Soho House’s historical challenges in meeting management’s revenue and Adjusted EBITDA guidance since Soho House’s initial public offering, as well as Wall Street analysts’ consensus revenue estimates and Adjusted EBITDA estimates for Soho House;

○
Wall Street analysts’ consensus Adjusted EBITDA estimates for Soho House for fiscal years 2025 and 2026 are 18% and 35%, respectively, below management’s most recent budgeted and internal forecasts (as summarized in the sections of this proxy statement captioned “—Unaudited Prospective Financial Information—Unaudited Prospective Financial Information for Potential Transaction Counterparties—October 2024 Projections” and “—Additional Unaudited Prospective Financial Information—2025 Revised Budget”);

○
Soho House’s management’s internal estimates projecting that Soho House’s Adjusted EBITDA will grow at a compound average growth rate (“CAGR”) of 27% from fiscal year 2025 through fiscal year 2028, driven by Soho House’s management’s estimates of Adjusted EBITDA Margin expansion from 11% in fiscal year 2024 to approximately 21% by fiscal year 2028, which is significantly greater than the Adjusted EBITDA Margins achieved by Soho House historically, and significantly greater than the 15% long-term Adjusted EBITDA Margin guidance provided by Soho House in connection with its initial public offering, though the Special Committee recognized that Soho House is in the process of implementing substantial cost efficiency initiatives;

○
Soho House’s management’s internal forecasts estimate declines in general and administrative expenses, driven by cost efficiency initiatives and new enterprise resource planning systems in the process of being implemented by Soho House, notwithstanding that Soho House’s management expects the number of Houses to increase significantly, implying that substantial costs can be removed from Soho House’s business without impacting its growth;

○	Soho House has not generated positive free cash flow for a full year in its history as a public company;
○	the fixed costs associated with many of Soho House’s leases imply that Soho House has significant implied financial leverage beyond its corporate and asset level debt; and
○
the Senior Secured Notes, representing approximately 79% of Soho House’s consolidated indebtedness as of June 29, 2025, mature on March 31, 2027, and any new debt to be incurred by Soho House to refinance the Senior Secured Notes would likely be materially more expensive, and this increased expense is not reflected in Soho House’s management’s budgeted and internal forecasts, which are discussed in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”

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Opinion of Morgan Stanley. The oral opinion of Morgan Stanley rendered to the Special Committee on August 15, 2025, which was subsequently confirmed in Morgan Stanley’s written opinion dated August 15, 2025, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, the Per Share Price to be received by holders of shares of Common Stock (other than the Excluded Shares (as defined in this proxy statement)) in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “—Opinion of Morgan Stanley to the Special Committee.” The Special Committee notes that the opinion delivered by Morgan Stanley addresses the fairness, from a financial point of view, of the Per Share Price to be received by holders of shares of Common Stock (other than the Excluded Shares), in each case, including certain shares held by Soho House’s non-employee director and executive officer stockholders that are not Excluded Shares. These non-Excluded Shares are treated in the same way as the shares of Common Stock held by the Unaffiliated Stockholders in connection with the Merger, and will be entitled to the same Per Share Price. The Special Committee does not believe the inclusion of these non-Excluded Shares held by Soho House’s non-employee director and executive officer stockholders in Morgan Stanley’s opinion affects its ability to rely on the opinion of Morgan Stanley as one of the factors based on which the Special Committee determined that the Merger is fair to the Unaffiliated Stockholders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any stockholder who is an affiliate of Soho House, such as the director and executive officer stockholders identified in the preceding sentence.

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Negotiations with Buyer Filing Parties and Terms of the Merger Agreement. The terms and conditions of the Merger Agreement and the other Transaction Agreements, which were reviewed and negotiated by the Special Committee with its outside independent legal and financial advisors, Soho House’s outside legal advisor and Soho House’s management, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

○
Soho House’s ability, under certain circumstances as set out in the Merger Agreement, to participate or engage in discussions or negotiations with, furnish any non-public information relating to Soho House and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Soho House and its subsidiaries to other potential acquirors; provided that the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) has determined that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, although the Special Committee understood that no alternative transaction could be implemented without the support of Yucaipa, the majority stockholder of Soho House, and Yucaipa has indicated it is not interested in selling its shares to a third party;

○
Soho House’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying certain of the Equity Investors the Termination Fee (as defined in this proxy statement), subject to and in accordance with the terms and conditions of the Merger Agreement;

○
in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to withdraw or modify their recommendation that Soho House’s stockholders vote in favor of adopting the Merger Agreement;

○
the conditions to closing and the representations, warranties and covenants of Soho House contained in the Merger Agreement, including the Special Committee’s belief that such conditions, representations, warranties and covenants are reasonable and customary in number and scope;

○	Soho House would be entitled to receive a reverse termination fee from certain of the Equity Investors of $10.0 million if the Merger Agreement was terminated under certain circumstances; and
○
Soho House’s ability to seek specific performance under the Merger Agreement and the Equity Commitment Letters to prevent breaches of the Merger Agreement and the Equity Commitment Letters and to specifically enforce the terms of the Merger Agreement and the Equity Commitment Letters, on the terms and subject to the conditions set forth therein.

•	Likelihood of Closing. The belief of the Special Committee that the Merger has a reasonable likelihood of closing, based on, among other things (not in any relative order of importance):
○	there being no anticipated substantive issues expected in connection with the required regulatory approvals and the meaningful obligation of Parent to obtain such regulatory approval;
○	the customary nature of the conditions to funding set forth in the Debt Commitment Letters;
○	the reputation and financial resources of the Equity Investors;
○	Soho House’s cash contribution to the Closing Cash Funding Amount;
○
Soho House’s ability to specifically enforce the Buyer Parties’ obligations under the Merger Agreement in accordance with its terms and Soho House’s third-party beneficiary rights to enforce each Equity Investor’s equity commitment under their Equity Commitment Letter in accordance with its terms; and

○
Yucaipa and the other members of the Voting Group and GS Funds, who together held a total of approximately 97.5% of the voting power of Soho House as of the Record Date have entered into Rollover and Support Agreements in which they agreed to vote their shares in favor of the adoption of the Merger Agreement.

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Financing-Related Terms. The Special Committee also considered the receipt by certain subsidiaries of Soho House of the OpCo Debt Commitment Letter from Apollo to refinance the Senior Secured Notes in connection with the Merger and the HoldCo Debt Commitment Letter from Apollo and the GS Principal

Investors to fund a significant portion of the cash merger consideration, and that each of Apollo and the GS Principal Investors are well-known entities with significant experience in similar lending transactions and a strong track record honoring the terms of their commitment letters, which the Special Committee believes increases the likelihood of such financing being completed.
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Appraisal Rights. Soho House’s stockholders have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the “fair value” of their shares of Common Stock in lieu of the Per Share Price, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such stockholder fails to perfect or effectively withdraws or loses such holder’s right to appraisal and payment under the DGCL.

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Current and Historical Market Prices. The current and historical market prices of Soho House’s Class A Common Stock, including as set forth in the table under “Important Information Regarding Soho House—Market Price of Class A Common Stock.”

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders and the unaffiliated security holders of Soho House. In light of such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders and the unaffiliated security holders of Soho House for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Stockholders and the unaffiliated security holders of Soho House:
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Independence. The Special Committee consists (and at all times consisted) solely of independent and disinterested directors of Soho House, who are not employees of Soho House or any of its affiliates and have no material interest, and no material relationship with any person that has a material interest, in the Merger different from, or in addition to the interests of the Unaffiliated Stockholders or the unaffiliated security holders. The Board and Special Committee separately determined that each of the Special Committee members was disinterested and independent with respect to the Special Committee’s evaluation of a Potential Transaction. In making such determinations, the Board and the Special Committee considered the extent of each Special Committee member’s ties to Mr. Ron Burkle and that Mr. Eric Deardorff and Mr. Yusef Jackson each previously served on the Initial Special Committee negotiating against Mr. Ron Burkle. With respect to Mr. Eric Deardorff, from 2010 to 2015, Mr. Eric Deardorff served as the Chief Executive Officer of Garrard & Co. Limited, a Yucaipa portfolio company. With respect to Mr. Yusef Jackson, Mr. Ron Burkle is a longtime friend and supporter of Reverend Jesse Jackson, Sr., Mr. Yusef Jackson’s father; the Ronald W. Burkle Foundation donated funds to the Rainbow PUSH Coalition, a nonprofit founded by Reverend Jesse Jackson, Sr., prior to Mr. Yusef Jackson beginning to serve as its Chief Operating Officer; Mr. Ron Burkle advised Mr. Yusef Jackson in his early career; Mr. Yusef Jackson and Mr. Ron Burkle were co-investors in businesses, primarily in the late 1990s and 2000s; a Yucaipa portfolio company is an investor in the production of an upcoming documentary on the life of Reverend Jesse Jackson; and Mr. Yusef Jackson served as an independent director of Yucaipa Acquisition Corporation from 2020 to 2021. In connection with Mr. Yusef Jackson’s service as an independent director of Yucaipa Acquisition Corporation, he received a customary allocation of sponsor shares in the entity. Mr. Eric Deardorff and Mr. Yusef Jackson each confirmed their ability to negotiate at arm’s length with Mr. Ron Burkle and their independence and disinterestedness with respect to a Potential Transaction.

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Independent Advice. The Special Committee selected and engaged its own independent legal and financial advisors and received the advice of such advisors throughout its review, evaluation and negotiation of a Potential Transaction, although the Special Committee understood and approved a separate team at Fried Frank serving as legal counsel to MCR.

•
No Obligation to Recommend/Authority to Reject Proposal. The recognition by the Special Committee that it had no obligation to recommend to the Board that it approve the Merger Agreement and the other Transaction Agreements and had the authority to reject any proposals made by the Buyer Filing Parties or any other person.

•
Prior Special Committee Action and Majority of Minority Vote. The Board resolved that it would not approve, or consider approval of, any Potential Transaction or make a recommendation regarding a Potential Transaction to Soho House’s stockholders, absent the approval and favorable recommendation by the Special Committee, and Mr. Ron Burkle confirmed that Yucaipa would not proceed with a Potential Transaction without both the approval of the Special Committee and a “majority of the minority” stockholder vote.

•
Stockholder Approvals. The consummation of the Merger requires the adoption of the Merger Agreement by both (1) the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon and (2) the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders.

•
Negotiating Authority. The power and authority granted to the Special Committee by the Board to, among other things, (1) formulate, establish, approve, oversee, and direct a process for the identification, evaluation and negotiation of any Potential Transaction, including the authority to determine not to proceed with any such process, evaluation or negotiation; (2) consider, review, evaluate, investigate, pursue and negotiate the terms and conditions of any Potential Transaction, and any proposed definitive acquisition agreement or any other agreements in respect of a Potential Transaction; (3) respond to any communications, inquiries or proposals regarding a Potential Transaction; (4) determine on behalf of the Board and Soho House whether any Potential Transaction is advisable and is fair to, and in the best interests of, Soho House and its stockholders other than the Bruce Group and the senior management of Soho House (and any subset of stockholders of Soho House that the Special Committee determines to be appropriate); (5) reject or approve a Potential Transaction or to make recommendations to the Board in connection with its consideration of a Potential Transaction that the Special Committee deems necessary or advisable, including without limitation that the Board: (A) approve a Potential Transaction; (B) approve any definitive agreement or plan of merger or other documentation related to any Potential Transaction; (C) make a recommendation to the stockholders of Soho House regarding a Potential Transaction; and (D) approve any definitive agreement, plan of merger, or other potential sale or recapitalization of Soho House; (6) take such actions as the Special Committee may deem appropriate in connection with any antitakeover provisions, including without limitation, the adoption, amendment, or redemption of any stockholder rights plan, including the declaration of any dividend in connection with such stockholder rights plan, or to take action with respect to any similar defensive measure relating to a Potential Transaction, including, without limitation, approving the entry of Soho House into a standstill or other agreement; and (7) take any other actions and consider any other matters that the Special Committee deems necessary or appropriate to discharge its duties with respect to any Potential Transaction.

•
Active Involvement and Oversight. The numerous meetings held by the Special Committee with its independent financial and legal advisors. The Special Committee was actively engaged in the process on a regular basis over the course of approximately eight months and was provided with full access to Soho House’s management and the Special Committee’s advisors in connection with the process.

•
Monitoring of Potential or Actual Conflicts. The Special Committee believed that it was fully informed about the extent to which the interests of certain parties to the Transaction Agreements differed from those of the Unaffiliated Stockholders and the unaffiliated security holders.

In the course of reaching the determinations and decisions and making the recommendation described above, the Special Committee considered the following risks, detriments and potentially negative factors relating to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, which are not presented in any relative order of importance:
•
No Stockholder Participation in Future Growth or Earnings. The Unaffiliated Stockholders and the unaffiliated security holders will not participate in any future earnings, dividends, appreciation in value or growth of Soho House’s business and will not benefit from any potential sale of Soho House or its assets to a third party in the future.

•
Risk Associated with Failure to Consummate the Merger Transactions. The possibility that the Merger might not be consummated, and if not consummated, that: (1) Soho House’s directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Soho House during the pendency of the Merger; (2) Soho House will have incurred significant transaction and other costs; (3) Soho House’s continuing business relationships with members, potential members, vendors, business partners, employees, investors and other stakeholders may be adversely affected; (4) the trading price of the Class A Common Stock could be adversely affected, including to the extent that the current price of the Class A Common Stock reflects a market assumption that the transactions contemplated by the Merger Agreement and the other Transaction Agreements will be completed; (5) the contractual and legal remedies available to Soho House in the event of the breach or termination of the Merger Agreement may be insufficient to reimburse the monetary damages and costs incurred by Soho House, costly to pursue, or both; and (6) the failure of the Merger to be consummated could result in an adverse perception among Soho House’s members, potential members, vendors, business partners, employees, investors and other stakeholders about Soho House’s prospects.
•
Effects of the Announcement of the Merger Agreement. The effects of the public announcement of Soho House’s entry into the Merger Agreement, including the: (1) effects on Soho House’s employees, members, potential members, vendors, business partners, employees, investors and other stakeholders, operating results and stock price; (2) impact on Soho House’s ability to execute on strategic transactions or initiatives that Soho House would otherwise pursue but for the public announcement and pendency of the Merger; and (3) potential for litigation in connection with the Merger.

•
Restrictions on Solicitation. The Merger Agreement imposes restrictions on Soho House’s ability to solicit Acquisition Proposals from third parties after the execution of the Merger Agreement, and, even if Soho House receives unsolicited interest, Parent has a right under the Merger Agreement to negotiate with Soho House to match the terms of any Superior Proposal prior to Soho House being able to terminate the Merger Agreement and accept a Superior Proposal. The Special Committee also understood that no alternative transaction could be implemented without the support of Yucaipa, limiting the universe of potential third parties that could invest in or acquire Soho House.

•
Termination Fee Payable by Soho House; Loss of Opportunity with Other Potential Counterparties. The requirement that Soho House pay certain of the Equity Investors the Termination Fee under certain circumstances following the termination of the Merger Agreement. The Special Committee considered the potentially discouraging impact that the Termination Fee could have on a third party’s interest in making a competing proposal to acquire Soho House, although the Special Committee believed that the Termination Fee would not materially impede a serious and financially capable potential acquirer from submitting a proposal to acquire Soho House with a higher offer price than the Per Share Price following the announcement of the Merger Agreement.

•
Interests of Certain Persons in the Merger. The interests that certain persons may have in the Merger, including the items discussed in the section of this proxy statement captioned “Special Factors—Interests of Certain Persons in the Merger,” may be different from, or in addition, those of the Unaffiliated Stockholders or the unaffiliated security holders. For example, the Reinvestment Stockholders will maintain all or a portion of their investment in Soho House through their commitments to roll over their existing equity interests in Soho House into equity interests of the surviving corporation and will be able to participate in the future growth or earnings of the post-closing company with respect to that portion of their equity that they are rolling over in the post-closing entity.

•
Cap on Buyer Filing Parties’ Liability. The Merger Agreement provides that the maximum aggregate liability of the Buyer Filing Parties and any of their affiliates for breaches under the Merger Agreement or the Equity Commitment Letters will not exceed $10.0 million.

•
Transaction Costs. Soho House has incurred and will incur substantial costs in connection with the transactions contemplated by the Merger Agreement and the other Transaction Agreements, even if such transactions are not consummated.

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits.
Recommendation of the Board
On August 15, 2025, the Board, acting on the unanimous recommendation of the Special Committee, and with the approval of a majority of the directors of the Board who are not Soho House employees, unanimously: (1) determined that the Merger Agreement and the other Transaction Agreements, and the consummation of the Merger and other transactions contemplated thereby, are fair to, and in the best interests of, Soho House and its stockholders, including the Unaffiliated Stockholders; (2) approved and declared advisable the Merger Agreement and the other Transaction

Agreements and the transactions contemplated thereby; (3) directed that the adoption of the Merger Agreement and approval of the other Transaction Agreements be submitted to a vote of Soho House’s stockholders; and (4) recommended that Soho House’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements.
In addition, the Board believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.
In the course of evaluating the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby, and in determining to recommend that Soho House’s stockholders adopt the Merger Agreement and approve the other Transaction Agreements, the Board considered the following factors (which factors are not intended to be exhaustive and are not presented in any relative order of importance):
•
the Special Committee’s unanimous determination, which the Board adopted, that the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders and the Special Committee’s unanimous recommendation that the Board approve and declare advisable the Merger Agreement and the other Transaction Agreements and recommend that Soho House’s stockholders vote in favor of the adoption and approval of the Merger Proposal;

•
the Board’s determination that the Special Committee consists of two independent and disinterested directors of Soho House, who have no material interest, and no material relationship with any person that has a material interest, in the transactions contemplated by the Transaction Agreements and satisfy the applicable criteria for determining director independence with respect to Soho House, the transactions contemplated by the Transaction Agreements, Mr. Ron Burkle and his affiliates and the Buyer Parties, the Equity Investors and the Reinvestment Stockholders under the rules (and interpretations thereof) promulgated by the NYSE (treating each such party as if it was Soho House for purposes of applying such criteria to determine independence from such party);

•	the fact that adoption of the Merger Agreement and approval of the other Transaction Agreements requires the Requisite Stockholder Approval; and
•	the other factors and countervailing factors considered by the Special Committee and listed above.
The foregoing discussion of the information and factors considered by the Special Committee and the Board in reaching their determinations and recommendations is not intended to be exhaustive but includes the material factors considered by the Special Committee and the Board. Given the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching their recommendations. In addition, individual members of the Special Committee or the Board applied his or her own personal business judgment to the process and may have given different weights to different factors. The Special Committee and the Board made their recommendations based upon the totality of the information they considered.
The Board and the Special Committee did not consider the liquidation value of Soho House because: (1) they considered Soho House to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Soho House. For the foregoing reasons, the Board and the Special Committee did not consider liquidation value to be a relevant factor. Further, the Board and the Special Committee did not consider Soho House’s net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of Soho House as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of Soho House, market conditions, trends in the industry in which Soho House operates or the business risks inherent in Soho House’s industry. In addition, the Board and the Special Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Important Information Regarding Soho House—Transactions in Common Stock” (all of which were below the Per Share Price) to be relevant except to the extent that those prices indicated the trading price of the Class A Common Stock during the applicable periods. The Board and the Special Committee believe that the trading price of the shares of Class A Common Stock at any given time represents the best available indicator of Soho House’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Board and the Special Committee considered the value of Soho House as a going concern by taking into account the value of Soho House’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters.
Other than as described in this proxy statement, neither the Special Committee nor the Board is aware of any firm offer by any other person during the prior two years for: (1) a merger or consolidation of Soho House with or into another company, or vice versa; (2) the sale or transfer of all or any substantial part of Soho House’s assets; or (3) the purchase of shares of Common Stock that would enable such person to exercise control of Soho House.
Opinion of Morgan Stanley to the Special Committee
The Special Committee retained Morgan Stanley to provide it with financial advisory services in connection with the evaluation of an unsolicited proposal from the Bruce Group to acquire shares of Class A Common Stock to take Soho House private. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the financial services industry, market and regulatory environment and the business and affairs of Soho House. At the meeting of the Special Committee on August 15, 2025, Morgan Stanley rendered to the Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated August 15, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Per Share Price to be received by the holders of shares of Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Common Stock (other than the Excluded Shares).
The full text of the written opinion of Morgan Stanley, dated August 15, 2025, is attached as Annex K and incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion to the Special Committee. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view to the holders of shares of Common Stock (other than the Excluded Shares) of the Per Share Price to be received by holders of shares of Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the Merger Agreement or the other Transaction Agreements and does not constitute a recommendation to stockholders of Soho House as to how to act or vote in connection with the Merger or any other matter or whether to take any other action with respect to the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
1)	Reviewed certain publicly available financial statements and other business and financial information of Soho House;
2)	Reviewed certain internal financial statements and other financial and operating data concerning Soho House;
3)
Reviewed certain financial projections prepared by the management of Soho House, including the financial projections for 2026, 2027 and 2028 reflected in the October 2024 Projections, the Supplemental Projections, the 2025 Budget Information and the Free Cash Flow Estimates contained in the section of this proxy statement captioned “—Unaudited Prospective Financial Information” (collectively, the “Financial Projections”), which were approved for Morgan Stanley’s use by the Special Committee;

4)	Discussed the past and current operations and financial condition and the prospects of Soho House with senior executives of Soho House;
5)	Reviewed the reported prices and trading activity for the Class A Common Stock;
6)	Compared the financial performance of Soho House and the prices and trading activity of the Class A Common Stock with that of certain other publicly-traded companies comparable with Soho House;
7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of Soho House, Parent and certain other parties and their respective financial and legal advisors;
9)
Reviewed the Merger Agreement in the form of the draft dated August 14, 2025, the Equity Commitment Letters in the form of the drafts dated August 15, 2025, the Debt Commitment Letters in the form of the drafts dated August 15, 2025 and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Soho House, and formed a substantial basis for its opinion. With respect to the Financial Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Soho House and the Special Committee of the future financial performance of Soho House. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Merger Sub will obtain financing in accordance with the terms set forth in the Equity Commitment Letters and the Debt Commitment Letters and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Soho House and the Special Committee and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Soho House’s officers, directors or employees, or any class of such persons, relative to the Per Share Price to be paid to the holders of shares of Common Stock (other than the Excluded Shares) in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Soho House, nor were they furnished with any such valuations or appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, August 15, 2025. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated August 15, 2025. The following summary is not a complete description of the financial analyses performed by Morgan Stanley, nor does the order of analyses described below represent relative importance or weight given to those analyses by Morgan Stanley. Except as otherwise noted, the following quantitative information, to the extent that it is based on closing stock prices for the Class A Common Stock, is based on the closing stock price for the Class A Common Stock on August 8, 2025. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Special Committee to rely upon (1) the Financial Projections and (2) certain estimates of equity research analysts with respect to Soho House’s future financial performance (the “Street Consensus”). The Financial Projections are more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”
Comparable Companies Analysis
Morgan Stanley performed a public trading comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared the Financial Projections and the Street Consensus with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share certain similar business and/or operating characteristics with Soho House (the “comparable companies”).

Morgan Stanley initially evaluated the business models and financial profiles of 31 comparable companies, focusing on those with:
•	membership-like income streams with relatively predictable, resilient and recurring cash flows;
•	hospitality or leisure-focused businesses;
•	highly desirable consumer brands;
•	substantial embedded growth potential; and
•	lease exposure, where applicable.
Following this evaluation, Morgan Stanley narrowed the list to eight companies, selecting those whose features Morgan Stanley believed most closely aligned with Soho House’s business model, falling into two primary categories: location-based membership platforms and hospitality platforms.
For purposes of Morgan Stanley’s analyses, (i) EBITDA used with respect to Soho House was the Adjusted EBITDA for Soho House calculated as described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information” and (ii) EBITDA with respect to comparable companies was based on publicly available estimates for EBITDA for such comparable companies.
For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:
•
the ratio of aggregate value, defined as market capitalization, plus total debt, less cash and cash equivalents (“aggregate value” or “AV”) to estimated calendar year 2025 EBITDA based on publicly available estimates (such ratio, “2025E AV/EBITDA”).

Comparable Company	2025E Revenue (in $ millions)	2025E EBITDA (in $ millions)	2025E EBITDA Margin	2024A-2026E Revenue CAGR	2024A-2026E EBITDA CAGR	Net Debt/ 2024A EBITDA	2025E AV/EBITDA
Location-Based Membership Platforms:
Vail Resorts, Inc.(1)	2,991	854	29%	2.8%	2.1%	2.6x	9.6x
Costco Wholesale Corporation	274,797	12,837	5%	7.7%	11.1%	(0.8x)	33.4x
Life Time Fitness, Inc.	2,976	811	27%	12.3%	14.8%	2.0x	9.5x
Planet Fitness, Inc.	1,306	542	41%	10.3%	15.4%	3.6x	19.8x
Hospitality Platforms (Asset-Light):
Marriott International, Inc.	26,204	5,346	20%	5.1%	7.1%	3.2x	16.3x
Hilton Worldwide Holdings Inc.	11,860	3,684	31%	7.2%	7.7%	3.1x	19.8x
Hospitality Platforms (Lease-Heavy):
Meliá Hotels International, S.A.	2,090	384	18%	2.2%	6.1%	2.3x	7.9x
Dalata Hotel Group plc(2)	795	204	26%	4.0%	14.6%	1.6x	7.7x

(1)	Estimated calendar year 2025 EBITDA for Vail Resorts, Inc. was calculated by calendarizing its publicly available fiscal year estimates.
(2)	The Dalata Hotel Group plc market information used is as of March 6, 2025, which represents the unaffected date for its own strategic alternatives process.

Based on its analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of 2025E AV/EBITDA multiples of 10.25x – 11.25x. Morgan Stanley applied the selected reference ranges to Soho House’s estimated fiscal year 2025 Adjusted EBITDA, as set forth in the Financial Projections, and to the Street Consensus. Morgan Stanley’s analysis resulted in the following implied values per share of Common Stock by dividing the resulting range of equity values by 198,189,010 shares, representing Soho House’s number of fully diluted shares of Common Stock outstanding as of August 6, 2025, adjusted to include 178,571 shares expected to be issued by Soho House in August 2025, as provided by Soho House’s management:

Benchmark	Applied EBITDA Multiple Range	Implied Value per Share
2025E AV/EBITDA
Financial Projections	10.25x – 11.25x	$6.19 – $7.23
Street Consensus	10.25x – 11.25x	$4.27 – $5.12

No company utilized in the comparable companies analysis is identical to Soho House. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Soho House, such as the impact of competition on the businesses of Soho House and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Soho House or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Precedent Transactions Analysis
Morgan Stanley also performed a selected precedent transactions analysis, which is designed to provide an implied value of a company based on publicly available financial terms for selected transactions. In connection with this analysis, Morgan Stanley compared the premia paid in 16 selected transactions in relevant industries since 2004 in which the target company was publicly traded, the acquiror was acquiring a controlling stake, and the stockholders were receiving cash consideration.
The following table summarizes Morgan Stanley’s analysis:

Announcement Date	Selected Transactions		Aggregate Value ($MM)	Premium Paid
	Target	Acquiror		1-Day Prior	Unaffected
February 10, 2025	Playa Hotels	Hyatt Hotels	$2,595	4%	40%
March 15, 2021	Extended Stay America	Blackstone / Starwood	$6,385	21%	21%
July 22, 2019	Peak Resorts	Vail Resorts	$401	116%	116%
June 7, 2019	Millennium & Copthorne Hotels	City Developments	$2,840	37%	51%
December 14, 2018	Belmond	LVMH	$3,176	42%	124%
October 12, 2017	Mantra Hotels	Accor	$1,200	23%	23%
July 10, 2017	ClubCorp Holdings	Apollo	$2,169	31%	31%
April 10, 2017	Intrawest Resorts	KSL/Aspen Skiing Company	$1,355	(6%)	40%
May 9, 2016	Morgans Hotel Group	SBE Entertainment	$710	18%	69%
March 16, 2015	Life Time Fitness	Leonard Green/TPG	$4,005	7%	73%
April 20, 2012	Great Wolf Resorts	Apollo	$659	6%	87%
July 3, 2007	Hilton Hotels	Blackstone	$26,500	40%	40%
January 30, 2006	Fairmont Hotels & Resorts	Kingdom Hotels/Colony Capital	$3,900	3%	28%
November 9, 2005	LaQuinta Corp.	Blackstone	$3,400	37%	37%
June 14, 2005	Wyndham International	Blackstone	$3,240	19%	60%
March 5, 2004	Extended Stay America Inc.	Blackstone	$3,100	24%	24%
Bottom Quartile				7%	30%
Average				26%	54%
Median				22%	40%
Top Quartile				37%	70%

Morgan Stanley also did an analysis of 10 controlling shareholder take-private transactions. The following table summarizes that analysis:

Announcement Date	Premium Paid
	1-Day Prior	Unaffected
Bottom Quartile	6%	17%
Average	12%	33%
Median	8%	35%
Top Quartile	24%	60%

Based on its experience and professional judgment and taking into consideration the relevant premia paid from the selected transactions described above, Morgan Stanley applied a range of premia paid of 30% to 60% to the Unaffected Stock Price and an adjusted unaffected stock price calculated by applying to the Unaffected Stock Price a premium of 5%, representing Morgan Stanley’s calculations of the average increase to the share prices of publicly traded companies that could reasonably be considered comparable to Soho House in certain respects from the trading day after the Unaffected Date through August 8, 2025. Based on this analysis, Morgan Stanley calculated an estimated range of the following implied values per share of Common Stock:

Benchmark	Implied Premium Range	Implied Stock Price
Unaffected Stock Price	30% – 60%	$6.38 – $7.86
Adjusted unaffected stock price	30% – 60%	$6.71 – $8.26

No company or transaction utilized in the precedent transaction analyses described above is identical to Soho House or the Merger. In evaluating these precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Soho House, such as the impact of competition on the business of Soho House or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Soho House or the industry or in the financial markets in general, which could affect the public trading value of Soho House and the aggregate value of the transactions to which the Merger is being compared.
Sum of The Parts Analysis
Morgan Stanley, based on its professional judgment and experience, analyzed the potential value of Soho House assuming that each of Soho House’s lines of business, including membership contribution profit and in-house contribution profit, were valued separately using an applied range of multiples based on certain of the comparable companies for Soho House’s House-Level Membership, In-House (Excluding Membership) – Owned, In-House (Excluding Membership) – Leased and other lines of business, adjusted for the relative positioning of Soho House’s lines of business based on certain factors, including scale and growth profile. Morgan Stanley analyzed, using estimates of fiscal year 2025 Adjusted EBITDA for each line of business as provided by Soho House’s management, the value of Soho House’s lines of business. Morgan Stanley then combined such values and netted against these values the estimated impact of corporate general and administrative expenses and other cost and expenses, to derive an aggregate estimated combined per share value for the Common Stock of $5.77 to $7.85. The table below summarizes the results of Morgan Stanley’s sum of the parts analysis:

	2025 EBITDA(4) (in $ millions)	Applied Range			Implied Aggregate Value (in $ millions)
		Low	Mid	High	Low	Mid	High
House-Level Membership(1)	117	15.5x	16.5x	17.5x	1,820	1,937	2,055
In-House (Excluding Membership) - Owned	26	10.25x	11.25x	12.25x	270	296	323
In-House (Excluding Membership) - Leased	121	6.5x	7.5x	8.5x	787	908	1,029
House-Level Contribution Profit (Sum / Weighted Average)	265	10.9x	11.9x	12.9x	2,877	3,142	3,407
Other Segments(2)	81	6.5x	7.5x	8.5x	523	604	684
Total Contribution Profit	345	9.8x	10.8x	11.8x	3,400	3,746	4,091

	2025 EBITDA(4) (in $ millions)	Applied Range			Implied Aggregate Value (in $ millions)
		Low	Mid	High	Low	Mid	High
Corporate general and administrative and other expenses	(139)	9.8x	10.8x	11.8x	(1,370)	(1,509)	(1,648)
Total / Implied Aggregate Value	206	9.8x	10.8x	11.8x	2,031	2,237	2,443
Implied EBITDA Margin	15.3%
Implied Value per Share(3)					$5.77	$6.81	$7.85

(1)
Assumes House-Level Membership margins consistent with In-House (Excluding Membership)—Leased margins, which were derived from information included in the October 2024 Projections and the Revised Budget.

(2)
Includes Soho Home, Scorpios, Cities Without Homes, Cowshed, Soho Works, Restaurants, the Ned, the Line / Saguaro, IHDB, Soho Friends, Mumbai / Istanbul / Canouan management fees, group support revenue and site support revenue.

(3)
Based on the balance sheet as of Q2 2024; net debt and non-controlling interest of $884 million and $2 million, respectively, as provided by Soho House’s management; and share counts as provided by Soho House’s management (195.1 million fully diluted shares of outstanding Common Stock, 0.7 million Soho House RSUs and 2.4 million Soho House SARs).

(4)	Reflects actual performance for the first half of fiscal year 2025 and revised forecasts for the second half of fiscal year 2025 per the Revised Budget as provided by Soho House’s management.
Discounted Cash Flow Analysis
Based on the Financial Projections, Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company.
Morgan Stanley discounted Soho House’s estimated unlevered free cash flows, which is defined as Soho House’s Adjusted EBITDA less (i) cash taxes and capital expenditures, plus or less (ii) changes to net working capital and less (iii) the portion of Soho House’s share of equity method investments taken into account in deriving Adjusted EBITDA for Soho House, based on the Financial Projections, which for this analysis included stub periods for second half fiscal year 2025 and first half fiscal year 2029 to provide for four full fiscal years of projections, using a range of terminal values to present values as of June 30, 2025, by applying a discount rate range of 12.2% to 13.5%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect an estimate of Soho House’s weighted average cost of capital estimated using the capital asset pricing model method and based on considerations that Morgan Stanley deemed relevant. The breakdown of Morgan Stanley’s derivation of unlevered free cash flows and its estimate of Soho House’s weighted average cost of capital are summarized in the table below:

Discounted Cash Flow Build $ millions, unless otherwise noted
				Budget / Projection
	2024	1Q 2025	2Q 2025	3Q-4Q 2025F(1)	2026E	2027E	2028E	1H2029(2)	Terminal Year
Total Revenue	1,204	283	330	737	1,545	1,742	1,971		1,971
EBITDA	132	47	46	113	275	358	423	203	345
% Growth (YOY)				N/A	N/A	30%	18%
% Margin	11.0%	16.6%	14.0%	15.4%	17.8%	20.6%	21.5%		17.5%
(-) Cash Taxes				(20)	(15)	(17)	(20)
(-) CapEx				(46)	(101)	(108)	(118)
(+/-) Change in Net Working Capital				—	(6)	1	3
(-) Joint Venture EBITDA Adjustment and Other				(4)	(13)	(14)	(14)
Unlevered Free Cash Flow				43	140	220	274	131	207

(1)	Reflects 3Q-4Q 2025F EBITDA figures per the Revised Budget as provided by Soho House’s management.
(2)
Analysis assumes 4-year investment period. It includes 1H 2029 stub period assuming 20% ’28-’29 EBITDA Growth, 40% / 60% split between H1 / H2 and 65% EBITDA to Unlevered FCF as provided by Soho House’s management.

Weighted Average Cost of Capital (WACC) Derivation
Assumption	Notes	Low	Base	High
Market Risk Premium (MRP)	Estimated by Morgan Stanley	6.0%	6.0%	6.0%
Risk Free Rate (Rf)	Spot rate 10-year U.S. Treasury as of 12/18/24	4.5%	4.5%	4.5%
Predicated Beta	Per Morgan Stanley methodology	1.79	1.79	1.79
Sensitivity Adjustment	+/- 1.0% from base	(1.0%)		1.0%
Cost of Equity (E) (KE)	Calculated using the Capital Asset Pricing Model	14.3%	15.3%	16.3%
Pre-tax Cost of Debt (D) (KD)	Blended Rate Based on current capital structure	11.0%	11.0%	11.0%
Tax Rate (t)	Statutory tax rate based on filings	21.0%	21.0%	21.0%
Post-tax Cost of Debt (KD)		8.7%	8.7%	8.7%
Debt / Total Capitalization	Based on expected capital structure	36.7%	36.7%	36.7%
WACC	KE * E /(D + E) + KD * (1-t) * D / (D + E)	12.2%	12.8%	13.5%

Morgan Stanley calculated a range of terminal values applying a range of Adjusted EBITDA exit multiples of 9.75x to 10.75x—which were selected based on Morgan Stanley’s professional judgment and experience, including by reference to next-twelve-months trading multiples (spot and historical averages) of comparable companies, taking into consideration similarities and differences in business models and growth profiles—to Soho House’s terminal year Adjusted EBITDA based on the Financial Projections. The range of terminal values implies a perpetual growth rate of 6.7% to 7.3%, which Morgan Stanley derived from the terminal unlevered free cash flow. Using the midpoint exit multiple of 10.25x, Morgan Stanley calculated an illustrative terminal value of approximately $3.535 million.
Morgan Stanley then adjusted the resulting range of aggregate values by deducting net debt and certain consolidated minority interests. To calculate the range of estimated implied values per share of Common Stock, Morgan Stanley divided the resulting range of equity values by 198,189,010 shares, representing Soho House’s number of fully diluted shares of Common Stock outstanding as of August 6, 2025, adjusted to include 178,571 shares expected to be issued by Soho House in August 2025, as provided by Soho House’s management. The results of this analysis are listed below:

Discounted Cash Flow Analysis	Implied Stock Price
Financial Projections	$8.64 – $10.30

In addition, Morgan Stanley performed a sensitivity analysis for illustrative purposes to show that every 1% change in Soho House Adjusted EBITDA Margin at exit would impact the implied present values per share of Common Stock for purposes of the discounted cash flow analysis by approximately $0.67.
Other Information
Morgan Stanley also observed additional factors that were not considered as part of Morgan Stanley’s financial analysis with respect to its opinion but were noted as reference data for the Special Committee, including the following information described below.
Recent Unaffected Trading Performance
Morgan Stanley reviewed the historical unaffected stock price of the Class A Common Stock for the period between May 31, 2024 and the Unaffected Date, and noted that, during such period, the Class A Common Stock’s highest closing stock price was $6.33 on August 28, 2024 and its lowest closing stock price was $4.55 on August 7, 2024.
Morgan Stanley calculated that the Per Share Price pursuant to the Merger Agreement represented approximately:
•	an 83% premium to the Unaffected Stock Price;
•	a 74% premium to the Adjusted Unaffected Stock Price;
•	an 83% premium to the Class A Common Stock’s VWAP for the preceding 1-month period ending on the Unaffected Date;
•	a 75% premium to the Class A Common Stock’s VWAP for the preceding 3-month period ending on the Unaffected Date;
•	a 68% premium to the Class A Common Stock’s VWAP for the preceding 6-month period ending on the Unaffected Date;

•	a 63% premium to the Class A Common Stock’s VWAP for the preceding 12-month period ending on the Unaffected Date;
•
42% over the Class A Common Stock’s highest closing stock price during the period from May 31, 2024, the date upon which Soho House announced the disbanding of the Initial Special Committee, through the Unaffected Date; and

•	98% over the Class A Common Stock’s lowest closing stock price during the period from May 31, 2024 and the Unaffected Date.
Analyst Price Target
Morgan Stanley reviewed and analyzed select future public market trading price targets for the Class A Common Stock, prepared and published by equity research analysts as of the Unaffected Date. These targets reflect each analyst’s estimate of the future public market trading price of the Class A Common Stock. The range of equity analyst price targets for Soho House at that time was $5.50 to $9.00 per share. Morgan Stanley, based on its professional judgment and experience, did not include in its analysis brokers with revised price targets based on transaction-related news.

Research Analyst Price Targets As of Unaffected Date
Analyst	Published Date	Price(1)
Analyst A	November 11, 2024	$9.00
Analyst B	November 6, 2024	$5.50
Analyst C	August 12, 2024	$7.50
Analyst D	August 12, 2024	$7.50
Analyst E	August 9, 2024	$6.00
Analyst F	June 14, 2024	$7.50
(1)
After Soho House’s announcement of the offer from the Bruce Group, Analysts A and B withdrew their price targets, Analysts C and E changed their price targets to “Not Rated” and Analyst D changed its price target to $9.00. Analyst F terminated coverage in January 2025, with a final price target of $7.50.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Class A Common Stock and these estimates are subject to uncertainties, including the future financial performance of Soho House and future financial market conditions.
Levered Cash Buyer Analysis
Morgan Stanley also analyzed Soho House from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a leveraged buyout of Soho House. This analysis, calculated as of June 30, 2025, assumed a leveraged buyout of Soho House, based on the Financial Projections for the second half of fiscal year 2025 to the first half of fiscal year 2029 and made certain assumptions with respect to the assumption of certain of Soho House’s indebtedness. Morgan Stanley also made certain other assumptions, based on its professional judgment and experience, including (i) a target range of annualized internal rates of return for the financial sponsor of 20% to 25% and (ii) an exit Adjusted EBITDA multiple range of 9.75x to 10.75x in the terminal year based on the Financial Projections. Based on this analysis, Morgan Stanley estimated an implied value per share of Common Stock, as of June 30, 2025 of $7.37 to $9.65. In addition, Morgan Stanley performed a sensitivity analysis applying an exit Adjusted EBITDA Margin of 17.5% (rather than the 21% fiscal year 2028 estimated Adjusted EBITDA Margin included in the Financial Projections) and a target IRR of 22.5% to the exit Adjusted EBITDA multiple range of 9.75x to 10.75x, which implied present values per share of Common Stock, as of June 30, 2025 of $6.27 to $7.03. The tables below summarize the sources and uses of funds and the resulting illustrative return analysis derived from Morgan Stanley’s levered cash buyer analysis, and reflect the assumptions described above:

Sources and Uses
Sources	$ millions	%	Uses	$ millions	%
Sponsor Equity	1,744	66%	Purchase and Rollover of Equity	1,672	64%
Assumption of Net Debt	884	34%	Assumption of Net Debt	884	34%
			Transaction Costs(1)	72	3%
Total Sources	2,628	100%	Total Uses	2,628	100%
(1)	Estimate of transaction costs as provided by Soho House’s management.

Illustrative Return Analysis

$ millions, unless otherwise noted
		Entry	3Q-4Q 2025E(1)	2026E	2027E	2028E	1H’29(2)	Exit
EBITDA			113	275	358	423	203	423
(-) Cash Taxes			(20)	(15)	(17)	(20)
(-) Capital Expenditures			(46)	(101)	(108)	(118)
(+/-) Change in Net Working Capital			—	(6)	1	3
(-) Joint Venture EBITDA Adjustment and Other			(4)	(13)	(14)	(14)
Entry		(2,628)	—	—	—	—		—
Exit		—	—	—	—	—		4,334
Transaction Costs		—	—	—	—	—		(72)
Unlevered Cash Flow		(2,628)	43	140	220	274	131	4,262
Unlevered IRR	19.0%
Unlevered MOIC	1.9x
(+) Net Debt Assumption / Issuance		884	—	—	—	—	—	—
(-) Net Interest Expense		—	(21)	(44)	(96)	(113)	(56)	—
(+) Debt Repayment		—	—	—	—	—	—	(961)
Levered Free Cash Flow		(1,744)	23	96	124	161	75	3,301
Levered IRR	22.5%
Levered MOIC	2.2x

(1)	Reflects 3Q-4Q 2025E EBITDA figures per the Revised Budget as provided by Soho House’s management; net interest expense reflects Q3-Q4 2025 illustrative interest expense.
(2)
Analysis assumes 4-year investment period. It includes 1H 2029 stub period assuming 20% ’28-’29 EBITDA Growth 40% / 60% split between H1 / H2 and 65% EBITDA to Unlevered Free Cash Flow per Soho House’s management.

Preliminary Presentations by Morgan Stanley
In addition to its August 15, 2025 opinion, August 12, 2025 presentation to the Board (which is filed as Exhibit 16(c)(ii) to the Schedule 13E-3) and August 12, 2025 presentation to the Special Committee (which is filed as Exhibit 16(c)(iii) to the Schedule 13E-3) and the underlying financial analyses performed in relation thereto, Morgan Stanley also delivered preliminary presentation materials to the Special Committee or to the Board, as applicable, on January 24, 2025 (which is filed as Exhibit 16(c)(vi) to the Schedule 13E-3), March 21, 2025 (which is filed as Exhibit 16(c)(v) to the Schedule 13E-3) and July 3, 2025 (which is filed as Exhibit 16(c)(iv) to the Schedule 13E-3) (the “Preliminary Presentation Materials”). The preliminary financial considerations and other information in the Preliminary Presentation Materials were based on information and data available as of the date of such respective presentation, and the evolution of Morgan Stanley’s analyses over time reflected updates to Soho House’s reported and projected results, latest budgets, consensus estimates and market conditions. Copies of the Preliminary Presentation Materials have also been filed as exhibits to the Schedule 13E-3, will be made available for inspection and copying at the principal executive offices of Soho House during its regular business hours by any interested holder of Common Stock and may be obtained by written request as described in the section of this proxy statement captioned “Where You Can Find Additional Information.”
The materials dated January 24, 2025 (filed as Exhibit 16(c)(vi) to the Schedule 13E-3) included, among other information, (a) an overview of the December 16, 2024 Proposal; (b) an overview of the Class A Common Stock’s price performance following the December 16, 2024 Proposal announcement; (c) an overview of the Class A Common Stock’s price and trading history; (d) an overview of Soho House’s ownership and voting dynamics; (e) a review of Soho House’s management’s projections compared to Wall Street analysts’ projections; (f) a preliminary valuation summary of Soho House; (g) a review of recent unaffected trading performance of the Class A Common Stock; (h) a review of equity research analyst price targets for Soho House; (i) a levered cash buyer analysis; (j) a comparable companies analysis; (k) a precedent transactions analysis; (l) a sum of the parts analysis; and (m) a discounted cash flow analysis.
The materials dated March 21, 2025 (filed as Exhibit 16(c)(v) to the Schedule 13E-3) included, among other information, (a) a preliminary valuation summary of Soho House; (b) an overview of the December 16, 2024 Proposal; (c) an overview of the Class A Common Stock’s price performance following the December 16, 2024 Proposal announcement; (d) an overview of the Class A Common Stock’s price and trading history; (e) an overview of Soho House’s ownership and voting dynamics; (f) a review of Soho House’s management’s projections; (g) a review of recent unaffected trading performance of the Class A Common Stock; (h) a review of equity research analyst price targets for Soho House; (i) a levered cash buyer analysis; (j) a comparable companies analysis; (k) a precedent transactions analysis; (l) a sum of the parts analysis; and (m) a discounted cash flow analysis.
The materials dated July 3, 2025 (filed as Exhibit 16(c)(iv) to the Schedule 13E-3) included, among other information, (a) an overview of the December 16, 2024 Proposal; (b) an overview of sources and uses of funds for the potential transaction; (c) an overview of the Class A Common Stock’s price performance following the December 16, 2024 Proposal announcement; (d) a review of Soho House’s management’s projections compared to Wall Street analysts’ projections; (e) a valuation summary of Soho House; (f) a review of recent unaffected trading performance of the Class A Common Stock; (g) a review of equity research analyst price targets for Soho House; (h) a levered cash buyer analysis; (i) a comparable companies analysis; (j) a precedent transactions analysis; (k) a sum of the parts analysis; and (l) a discounted cash flow analysis.
General
In connection with the review of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby by the Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Soho House. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Soho House. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Per Share Price pursuant to the Merger Agreement from a financial point of view to holders of shares of Common Stock (other than the Excluded Shares) and in connection with the delivery of its opinion to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of Class A Common Stock might actually trade.
The Per Share Price was determined through arm’s-length negotiations between the Special Committee and the parties to the Transaction Agreements and was recommended by the Special Committee for approval, and was approved, by the Board. Morgan Stanley provided advice to the Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Special Committee or that any specific merger consideration constituted the only appropriate merger consideration for the Merger.
Morgan Stanley’s opinion and its presentations to the Special Committee constitute one of many factors taken into consideration by the Special Committee in deciding to recommend that the Board approve and declare advisable the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee with respect to the Per Share Price or of whether the Special Committee would have been willing to agree to a different merger consideration.
The Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Soho House, AGM, The Goldman Sachs Group, Inc. (“GSI”), Yucaipa, MCR Hotel Acquisitions LLC (“MCR Hotel”), Classact, Friedom Partners (“Friedom”) (an affiliate of an Equity Investor) or their respective affiliates and portfolio companies, as applicable, Mr. Ron Burkle, Mr. Nick Jones, Mr. Richard Caring, Mr. Ashton Kutcher, Mr. Dan Rosensweig (an Equity Investor) and Mr. Dan Benton (an affiliate of an Equity Investor) (collectively, the “Individuals”) or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors, officers or employees may have committed and may commit in the future to invest in (i) private equity funds managed by AGM, GSI, Yucaipa, MCR Hotel, Classact, Friedom, the Individuals or their respective affiliates, or (ii) affiliates of Morgan Stanley that may hold equity and/or partnership interests in private equity funds managed by AGM, GSI, Yucaipa, MCR Hotel, Classact, Friedom, the Individuals or their respective affiliates.
Under the terms of its engagement letter, Morgan Stanley provided the Special Committee financial advisory services and a financial opinion in connection with the Merger, and Soho House agreed to pay Morgan Stanley a fee of up to $8.4 million, which is contingent upon the closing of the Merger. Soho House has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Soho House has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. Morgan Stanley, in its August 6, 2025 relationship disclosure to the Special Committee, noted that, as of August 6, 2025, it held an aggregate interest of (1) less than 1% of the Common Stock; (2) between 1% and 2% in the common stock of AGM and certain of its majority-owned affiliates and portfolio companies (collectively, the “Apollo Related Entities”); and (3) between 2% and 3% in the common stock of GSI, which interests are held in connection with Morgan Stanley’s (1) investment management business; (2) wealth management business, including client discretionary accounts; or (3) ordinary course trading activities, including hedging activities. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for AGM and the Apollo Related Entities and have received fees for the rendering of these services of approximately $45 to $65 million. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for GSI and have received fees for the rendering of these services of approximately $10 to $15 million. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have earned aggregate fees of less than $200,000 for financial advisory services provided to the Initial Special Committee in connection with a prior acquisition proposal. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not received any fees for financial advisory or financing services from Yucaipa and certain of its majority-owned affiliates and portfolio companies, MCR Hotel, Classact, or Friedom. To the knowledge of the senior deal team members of Morgan Stanley, Morgan Stanley did not receive any fees for financial advisory or financing services from the Individuals in the two years prior to the date of its opinion. As of August 6, 2025, Morgan Stanley or its affiliates is a lender to the Apollo Related Entities and GSI with respect to revolving credit facilities. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, Soho House, the Apollo Related Entities, GSI and their respective affiliates and portfolio companies, as applicable, in the future and would expect to receive fees for the rendering of these services.
Citi’s Service as Financial Advisor to Soho House
Under the terms of its engagement letter, Citi provided Soho House financial advisory services in connection with the Merger, and Soho House agreed to pay Citi a fee of up to $13.0 million, which is contingent upon the closing of the Merger. Soho House has also agreed to reimburse Citi for its expenses incurred in performing its services. In addition, Soho House has agreed to indemnify Citi and its affiliates, their respective directors, officers, agents and employees and each person controlling Citi or any of its affiliates against certain liabilities and expenses related to or arising out of Citi’s engagement. As of November 19, 2025 (calculated using the outstanding share counts shown on the cover of each of the following companies’ most recent Form 10-Q as of the date of this proxy statement), Citi held an aggregate interest of (1) less than 1% of the Common Stock; (2) less than 1% of the common stock of AGM; and (3) less than 1% of the common stock of GSI, which interests are held in connection with one or more of Citi’s (1) investment management business; (2) wealth management business, including client discretionary accounts; or (3) ordinary course trading activities, including hedging activities. In the two years prior to November 19, 2025, Citi and its affiliates have provided financial advisory and financing services for AGM and the Apollo Related Entities and have received fees for the rendering of these services of approximately $20 million. In the two years prior to November 19, 2025, Citi and its affiliates have not received any fees for financial advisory or financing services from Yucaipa and its controlled portfolio companies, MCR Hotel, Classact, Friedom or the Individuals. As of November 19, 2025, Citi or its affiliates is a lender to the Apollo Related Entities with respect to certain revolving credit facilities, term loans, unsecured notes and other debt products. As of November 19, 2025, Citi or its affiliates provides additional market-related services and money-management-related services to the Apollo Related Entities and GSI. Citi may also seek to provide financial advisory and financing services to Parent, Soho House, the Apollo Related Entities, GSI and their respective affiliates and portfolio companies, as applicable, in the future and would expect to receive fees for the rendering of these services.
Position of the Buyer Filing Parties as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, each Buyer Filing Party is required to express its belief as to the fairness of the proposed Merger to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act. The Merger is a Rule 13e-3 transaction for which the Schedule 13E-3 has been filed with the SEC. Each of the Buyer Filing Parties is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of any Buyer Filing Party as to the fairness of the Merger is not intended to be, and should not be construed as, a recommendation to any of Soho House’s stockholders as to how such stockholders should vote on the Merger Proposal. Each of the Buyer Filing Parties has interests in the Merger that are different from, or in addition to, those of the unaffiliated security holders of Soho House.
Each of the Buyer Filing Parties believes that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement and the other Transaction Agreements with the assistance of its independent legal and financial advisors. None of the Buyer Filing Parties has performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the Merger to the unaffiliated security holders of Soho House.
Based on, among other things, their knowledge and analyses of available information regarding Soho House, as well as discussions with Soho House’s senior management regarding Soho House and its business and the factors considered by, and the analyses and resulting conclusions of, the Board and the Special Committee discussed in the section of this proxy statement captioned “Special Factors—Recommendation of the Special Committee and the Board; Reasons for the Merger” (which analyses and resulting conclusions each of the Buyer Filing Parties adopts), each of the Buyer Filing Parties believes that the Merger is substantively and procedurally fair to the unaffiliated security holders of Soho House. In particular, each of the Buyer Filing Parties considered the following factors (which factors are not intended to be exhaustive and are not presented in any relative order of importance):
•
the current and historical market prices of the Class A Common Stock, including: (1) the market performance of the Class A Common Stock relative to those of other participants in Soho House’s industry and general market indices; (2) that the Per Share Price represents an approximately 83% premium over the Unaffected Stock Price; and (3) that the Class A Common Stock’s closing stock price was as low as $4.35 per share during the 52-week period prior to the announcement of the Merger;

•
the belief that, in considering the transactions contemplated by the Merger Agreement and the other Transaction Agreements, the Special Committee acted to represent the interests of Soho House and the unaffiliated security holders of Soho House;

•
the belief that the Special Committee exercised its full power and authority to determine the process by which the Buyer Filing Parties could pursue a transaction, and then exercised its full power and authority to negotiate the terms and conditions of any strategic transaction involving Soho House (including the Merger), including the ability to reject any proposals made by the Buyer Filing Parties or any other person, and the recognition by the Special Committee that it had no obligation to recommend to the Board that it approve the Merger Agreement and the other Transaction Agreements, and the recognition by the Board that it had no obligation to approve the Merger Agreement and the other Transaction Agreements;

•
that the Special Committee unanimously determined that the transactions contemplated by the Merger Agreement and the other Transaction Agreements are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders;

•
that the Board, acting upon the unanimous recommendation of the Special Committee, unanimously determined and declared that the transactions contemplated by the Merger Agreement and the other Transaction Agreements are advisable, fair to and in the best interests of Soho House and the Unaffiliated Stockholders;

•
that each of the Board and the Special Committee believes that the Merger is substantively and procedurally fair to Soho House’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act;

•
that consideration and negotiation of the Merger Agreement and the other Transaction Agreements were conducted under the control and supervision of the Special Committee (the members of which are not officers or employees of Soho House, are not affiliated with any of the Buyer Filing Parties and were determined by the Board to be independent and disinterested with respect to the matters to be considered by the Special Committee);

•
the belief that the Special Committee and the Board were fully informed about the extent to which the interests of the Buyer Filing Parties in the Merger differed from those of the unaffiliated security holders of Soho House;

•	that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors;
•	that adoption of the Merger Agreement and approval of the other Transaction Agreements requires the Requisite Stockholder Approval;
•	that the Merger Agreement and the other Transaction Agreements were unanimously approved by the Board;
•
that the Per Share Price is all cash, allowing Soho House’s unaffiliated security holders to immediately realize a certain and fair value for all of their shares of Common Stock and, as a result, to no longer be exposed to the various risks and uncertainties related to continued ownership of Common Stock, which include, among others, the following factors:

○	Soho House has incurred net losses in each year since its inception, and may not be able to achieve profitability;
○
Soho House’s planned growth could put strains on its senior management, employees, information systems and internal controls which may adversely impact its business, financial condition and operations;

○
Soho House’s success depends on the strength of its name, image and brands, and if the value of its name, image or brands diminishes, its business, financial condition and operations would be adversely affected;

○
Soho House’s intellectual property rights are valuable, and any failure to obtain, maintain, protect, defend and enforce its intellectual property, including due to “brand squatting,” could have a negative impact on the value of its brand names and adversely affect its business, financial condition and operations;

○
changes in consumer discretionary spending and general economic factors may adversely affect Soho House’s business, financial condition and results of operations, including but not limited to increased global inflationary pressures;

○	Soho House has substantial debt, and may incur additional indebtedness, which may negatively affect its business and financial results as well as limit its ability to pursue its growth strategy;
○	risks associated with material weaknesses in connection with Soho House’s internal controls over financial reporting;
○	Soho House’s future performance depends in part on its ability to respond to changes in consumer tastes, preferences and perceptions;
○	Yucaipa has significant influence over Soho House, including control over decisions that require the approval of stockholders; and

○
certain other factors that could affect Soho House’s business, financial condition or results of operations that are included in Soho House’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, which are attached as Annexes L and M to this proxy statement;

•
the belief that the Merger will provide liquidity to stockholders without the risks of market volatility and downward pressure on the Class A Common Stock’s stock price associated with the liquidation by any holders who are not Reinvestment Stockholders of their equity positions;

•
Soho House’s ability to seek specific performance under the Merger Agreement and the Equity Commitment Letters to prevent breaches of the Merger Agreement and the Equity Commitment Letters and to specifically enforce the terms thereof, subject to the terms and conditions set forth therein;

•
without adopting such opinion or its related analyses and discussion, that Morgan Stanley provided an opinion to the Special Committee on August 15, 2025 to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Per Share Price to be received by the holders of shares of Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Common Stock (other than the Excluded Shares), notwithstanding that the Buyer Filing Parties are not entitled to, and did not, rely on such opinion;

•
the belief that the terms and conditions of the Merger were the result of the Special Committee’s arm’s length negotiations, assisted by experienced legal and financial advisors, during a process that occurred over the course of approximately eight months;

•
Soho House’s ability, under certain circumstances as set out in the Merger Agreement, to participate or engage in discussions or negotiations with, furnish any non-public information relating to Soho House and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Soho House and its subsidiaries to other potential acquirors; provided that the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) has determined that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal;

•
Soho House’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying certain of the Equity Investors the Termination Fee, in accordance with the terms and conditions of the Merger Agreement;

•	the availability of appraisal rights to Soho House’s stockholders who comply with all of the required procedures under the DGCL for exercising appraisal rights; and
•
that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to withdraw or modify their recommendation that Soho House’s stockholders vote in favor of adopting the Merger Agreement and approving the other Transaction Agreements.

None of the Buyer Filing Parties considered the liquidation value of Soho House in determining their view as to the fairness of the Merger to the unaffiliated security holders because each of the Buyer Filing Parties (1) considered Soho House to be a viable, going concern; (2) believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Soho House and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.
None of the Buyer Filing Parties considered net book value, which is an accounting concept, as a factor in determining their view as to the fairness of the Merger to the unaffiliated security holders because they believed (1) that net book value is not a material indicator of the value of Soho House as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of Soho House, market conditions, trends in the industry in which Soho House operates or the business risks inherent in Soho House’s industry.
None of the Buyer Filing Parties established a going concern value for Soho House as a public company to determine the fairness of the Merger consideration to unaffiliated security holders because, following the Merger, Soho House will have a different capital structure.

Other than as described in this proxy statement, none of the Buyer Filing Parties were aware of, and thus they did not consider, any other firm offers made by any unaffiliated person during the past two years for: (1) a merger or consolidation of Soho House with or into another company, or vice versa; (2) the sale or transfer of all or any substantial part of Soho House’s assets; or (3) the purchase of shares of Common Stock that would enable such person to exercise control of Soho House.
None of the Buyer Filing Parties received any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Per Share Price, and thus they did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to unaffiliated security holders.
Each of the Buyer Filing Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the Merger, including:
•
the fact that the unaffiliated security holders of Soho House will not participate in any future earnings, dividends, appreciation in value or growth of Soho House’s business and will not benefit from any potential sale of Soho House or its assets to a third party in the future;

•	the risk that the Merger might not be completed in a timely manner or at all;
•
the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on Soho House’s business and relationships with its members, potential members, vendors, business partners, employees, investors and other stakeholders;

•
subject to the terms and conditions of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Soho House and its subsidiaries are restricted from participating or engaging in discussions or negotiations with, furnishing any non-public information relating to Soho House and its subsidiaries to, or affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Soho House and its subsidiaries to other potential acquirors;

•
the fact that the Termination Fee, required expense reimbursements, processes required to terminate the Merger Agreement and the percentage of the Buyer Filing Parties’ aggregate voting power could discourage other potential acquirors from making a bid to acquire Soho House; and

•	the fact that the receipt of cash by a U.S. Holder in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes.
The foregoing discussion of the information and factors considered and given weight by each of the Buyer Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. None of the Buyer Filing Parties found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, each of the Buyer Filing Parties reached their position as to the fairness of the Merger after considering all of the foregoing as a whole.
Each of the Buyer Filing Parties believes these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the unaffiliated security holders of Soho House. This position, however, is not intended to be, and should not be construed as, a recommendation to any of Soho House’s stockholders to adopt the Merger Agreement or approve the other Transaction Agreements. None of the Buyer Filing Parties makes any recommendation as to how stockholders of Soho House should vote their shares relating to the Merger Proposal. Each of the Buyer Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the unaffiliated security holders of Soho House, and, accordingly, did not negotiate the Merger Agreement or the other Transaction Agreements with a goal of obtaining terms that were fair to the unaffiliated security holders of Soho House.
Plans for Soho House After the Merger
Following completion of the Merger, Merger Sub will have been merged with and into Soho House, with Soho House surviving the Merger as a privately held company owned by the Reinvestment Stockholders, the Equity Investors and any Subscription Investors. The shares of Class A Common Stock are currently listed on the NYSE and the

Class A Common Stock is currently registered under the Exchange Act. Following completion of the Merger, there will be no further market for the shares of Class A Common Stock and, as soon as reasonably practicable following the Effective Time and in compliance with applicable law, the Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
At the Effective Time, the Soho House Charter will be amended and restated to be in the form attached as Exhibit A to the Merger Agreement, and the Soho House Bylaws will be amended and restated to be in the form attached as Exhibit B to the Merger Agreement, in each case until thereafter amended in accordance with the applicable provisions of the then current certificate of incorporation and bylaws of Soho House and the DGCL.
Prior to the closing of the Merger, the existing members of the Board (other than Mr. Ron Burkle, Mr. Richard Caring, Mr. Mark Ein and Mr. Joe Hage) will resign and approve the reconstitution of the Board to include: (1) three directors designated by Yucaipa, including Mr. Ron Burkle, Mr. Mark Ein and Mr. Joe Hage; (2) two directors designated by affiliates of MCR; (3) Mr. Richard Caring; and (4) Mr. Ashton Kutcher, with such resignations and reconstitution to become effective immediately following the Effective Time. At the Effective Time, the initial officers of Soho House will be the officers of Soho House as of immediately prior to the Effective Time. The initial directors and officers of Soho House immediately following the Effective Time will hold office in accordance with the then current certificate of incorporation and bylaws of Soho House until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
The Buyer Filing Parties currently anticipate that the operations of Soho House will initially be conducted following the completion of the Merger substantially as they are currently being conducted (except that Soho House will cease to be a public company). Following the completion of the Merger, the Buyer Filing Parties will continue to assess what additional changes, if any, would be desirable following the Merger.
Purposes and Reasons of the Buyer Filing Parties for the Merger
The Merger is a Rule 13e-3 transaction for which the Schedule 13E-3 has been filed with the SEC. Under the rules governing “going private” transactions in Rule 13e-3 under the Exchange Act, each of the Buyer Filing Parties is required to express its reasons for the Merger to Soho House’s stockholders. Each of the Buyer Filing Parties is making this statement solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
For each of the Buyer Filing Parties, the primary purpose for the Merger is to enable Soho House to operate outside the public market and to benefit from any future earnings and growth of Soho House after the Merger, as a result of which Soho House will become a privately held company owned by the Reinvestment Stockholders, the Equity Investors and any Subscription Investors. Each of the Buyer Filing Parties believes that structuring the transaction in this manner is preferable to other transaction structures because it (1) presents unaffiliated security holders with $9.00 in cash per share of Common Stock without interest and less any applicable withholding taxes; (2) allows each of the Reinvestment Stockholders to maintain all or a portion of their investment in Soho House through their commitments to roll over their existing equity interests in Soho House into equity interests of the surviving corporation; (3) allows the Equity Investors to make an investment in Soho House through their commitments to purchase shares of Merger Sub Common Stock (which will convert into shares of Class A Common Stock at the closing of the Merger) while also funding a portion of the Per Share Price; and (4) allows Soho House to cease to be a publicly registered and reporting company. In the course of considering the proposed going private transaction, each of the Buyer Filing Parties did not give significant consideration to any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because each of the Buyer Filing Parties believed the Merger was the most direct and effective way to accomplish these objectives.
The Buyer Filing Parties believe this point in time in Soho House’s operating history is an important time to refocus its operating philosophy in order to continue growing and enhancing membership and operational excellence, increasing member satisfaction and supporting growth in its number of Houses and other properties. The Buyer Filing Parties believe that achieving these outcomes has become increasingly difficult as a public company, where the public markets are focused on short-term, often quarterly, financial results.
Each of the Buyer Filing Parties determined to undertake the Merger because they believe that, as a private company, Soho House will be able to improve its ability to execute initiatives that over time will create additional enterprise value for Soho House. Each of the Buyer Filing Parties believes that this, along with Soho House’s existing business and potential future opportunities, will allow each of their investments in Soho House to achieve returns consistent with their investment objectives. Further, absent the reporting and associated costs and burdens placed on public companies, each of the Buyer Filing Parties believes that Soho House’s management and employees will be able to execute more effectively on future strategic plans.
Certain Effects of the Merger
If the Requisite Stockholder Approval is obtained and all other conditions to closing are satisfied or, to the extent permissible under applicable law, waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will merge with and into Soho House; (2) the separate corporate existence of Merger Sub will cease; and (3) Soho House will continue as the surviving corporation in the Merger. Following the Merger, Soho House will cease to be a publicly traded company, the Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and Soho House will no longer file periodic reports with the SEC on account of the Class A Common Stock. If the Merger is completed, the Reinvestment Stockholders, the Equity Investors and any Subscription Investors will own Soho House and you will not own any shares of capital stock of the surviving corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at a later time as Soho House, Parent and Merger Sub may agree and specify in such certificate of merger).
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:
•
each share of Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares, the Rollover Shares, shares held by stockholders who have exercised appraisal rights and certain shares of Class A Common Stock that may be issued pursuant to equity awards pursuant to the terms of the Merger Agreement) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price;

•
each share of Common Stock that is (1) held by Soho House or its subsidiaries or (2) an Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor;

•
each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the shares of Merger Sub Common Stock owned by Parent) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A Common Stock;

•
each vested Soho House SAR that is not held by a Reinvestment Stockholder will be cancelled and converted into the right to receive a cash payment equal to the product of (1) such Soho House SAR, multiplied by (2) the excess, if any, of (A) the Per Share Price over (B) the base price per share subject to such award, without interest and less any required tax withholdings; provided that any vested Soho House SAR with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
with respect to each vested Soho House SAR held by a Reinvestment Stockholder: (1) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the most recent grant date) will continue to relate to shares of Class A Common Stock and be subject to the same terms and conditions applicable to such vested Soho House SAR; and (2) 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the earliest grant date) will be cancelled in exchange for a cash payment equal to the product of (A) each such Soho House SAR, multiplied by (B) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of such Soho House SAR, without interest and less any required tax withholdings; provided that any vested Soho House SARs with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
each vested Soho House RSU or Soho House PSU (including any Soho House RSUs or Soho House PSUs that vest as a result of the Merger) will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to such award multiplied by (2) the Per Share Price, less any required tax withholdings; provided that, for any Reinvestment Stockholder, 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount will be paid in cash, and 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and

Support Agreement, will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount, and (B) the Per Share Price (rounded to the nearest whole share);
•
each unvested Soho House RSU held by any non-employee director of Soho House will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of such Soho House RSUs held by such holder multiplied by (2) the Per Share Price; provided that, for any Reinvestment Stockholder, such Reinvestment Stockholder will only be paid a portion of such amount (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) in cash, and a portion (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) such amount and (B) the Per Share Price (rounded to the nearest whole share); and

•
with respect to each unvested Soho House SAR, Soho House RSU or Soho House PSU, such award will continue to relate to Class A Common Stock and be subject to the same terms and conditions applicable to such award.

Benefits of the Merger for Unaffiliated Security Holders
The primary benefit of the Merger to the “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act, will be their right to receive the Per Share Price for each share of Common Stock held by such stockholders as described above. This amount represents a premium of approximately 83% over the Unaffected Stock Price. The Class A Common Stock’s closing stock price as of December 10, 2025, the last completed trading day before the date of this proxy statement, was $8.84. By accepting the Per Share Price in exchange for their shares of Common Stock, stockholders will no longer be exposed to the risks inherent in the execution of Soho House’s business plan and any decreases in Soho House’s future earnings, growth or value.
Detriments of the Merger for Unaffiliated Security Holders
The primary detriment of the Merger to the “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act, is the lack of an interest of such stockholders in the potential future earnings, growth or value realized by Soho House after the Merger, including as a result of any sale of Soho House or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders who surrender their Common Stock in the Merger. A Non-U.S. Holder who exchanges shares of Common Stock for cash in the Merger will generally not be subject to U.S. federal income tax with respect to such exchange unless such Non-U.S. Holder has certain connections with the United States, but may be subject to local taxes in the country of their tax residence. Holders should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.
Certain Effects of the Merger for the Buyer Filing Parties
The table below sets forth the Buyer Filing Parties’ beneficial ownership of Common Stock and resulting interests in Soho House’s net book value and net earnings prior to and immediately after the Merger, based on Soho House’s net book value as of September 28, 2025, and net income (loss) for the 39 weeks ended September 28, 2025, as if the Merger were completed on such date.

	Beneficial Ownership of Soho House Prior to the Merger(1)			Beneficial Ownership of Soho House After the Merger
($ in thousands)	% Ownership	Net Book Value at September 28, 2025(2)	Net Income (Loss) for the 39 Weeks Ended September 28, 2025(3)	% Ownership(4)	Net Book Value at September 28, 2025(2)	Net Income (Loss) for the 39 Weeks Ended September 28, 2025(3)
Buyer Parties	—	$—	$—	—	$—	$—
Yucaipa(5)	46.9%	$(165,045)	$6,733	51.9%(6)	$(182,644)	$7,451
Mr. Richard Caring	21.2%	$(74,638)	$3,045	20.2%	$(70,937)	$2,894
Mr. Andrew Carnie	0.6%	$(1,985)	$81	0.4%	$(1,258)	$51
Mr. Nick Jones	5.1%	$(18,056)	$737	3.0%(6)	$(10,713)	$437

	Beneficial Ownership of Soho House Prior to the Merger(1)			Beneficial Ownership of Soho House After the Merger
($ in thousands)	% Ownership	Net Book Value at September 28, 2025(2)	Net Income (Loss) for the 39 Weeks Ended September 28, 2025(3)	% Ownership(4)	Net Book Value at September 28, 2025(2)	Net Income (Loss) for the 39 Weeks Ended September 28, 2025(3)
Mr. Tom Collins	0.2%	$(544)	$22	0.1%	$(396)	$16

(1)	Based on 54,067,339 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock outstanding as of September 28, 2025.
(2)	Based on total shareholders’ deficit attributable to Soho House of $(351,628) as of September 28, 2025.
(3)	Based on net income (loss) attributable to Soho House of $14,345 for the 39 weeks ended September 28, 2025.
(4)
The ownership percentages set forth above assume that (1) there is no change in ownership of Soho House by the Buyer Filing Parties after September 28, 2025 and before completion of the Merger, except for (A) the completion of the purchase of 4.4 million shares of Class B Common Stock by Mr. Ron Burkle from Mr. Nick Jones pursuant to the Letter Agreement, as amended by the Letter Agreement Amendment and (B) sell-to-cover transactions that occurred between December 1 and December 5, 2025, pursuant to which 49,237 Soho House RSUs held by Mr. Tom Collins vested and settled and 23,202 shares of Class A Common Stock were sold by Mr. Tom Collins to cover taxes; (2) the consummation of the transactions contemplated by the Rollover and Support Agreements and the Equity Commitment Letters in connection with the completion of the Merger; (3) that no portion of any Buyer Filing Party’s equity commitment pursuant to its Equity Commitment Letter is assigned to other parties in accordance with the terms of its Equity Commitment Letter; and (4) that no Incremental Equity Funding (as defined below) is raised. The actual interests of the Buyer Filing Parties following completion of the Merger will be based on the Reinvestment Stockholders’ ownership of Common Stock as of the date of completion of the Merger.

(5)	Collectively represents the beneficial ownership of Mr. Ron Burkle, Yucaipa and the Yucaipa Filing Parties (as defined in this proxy statement) as of September 28, 2025.
(6)
Accounts for the effect of the NJ Sale contemplated by the Letter Agreement, as amended by the Letter Agreement Amendment, pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones in a private transaction. The percentage of ownership for Yucaipa and Mr. Nick Jones reflect the completion of the NJ Sale.

In addition, the Buyer Filing Parties will benefit from the savings associated with Soho House no longer being required to file reports under or otherwise being required to comply with provisions of the Exchange Act and other costs associated with being a publicly traded company. Detriments of the Merger to the Buyer Filing Parties include the lack of liquidity for the Class A Common Stock following the Merger and the risk that Soho House will decrease in value following the Merger.
Certain Effects on Soho House if the Merger Is Not Completed
If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Soho House’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead: (1) Soho House will remain an independent public company; (2) the Class A Common Stock will continue to be listed and traded on the NYSE and will remain registered under the Exchange Act; and (3) Soho House will continue to file periodic reports with the SEC.
In addition, if the Merger is not completed, Soho House expects that: (1) its management will continue to operate the business as it is currently being operated and (2) Soho House’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the industry in which Soho House operates and potential adverse economic conditions. You should also read and consider carefully the other information in this proxy statement, the annexes to this proxy statement and the documents referenced herein, including the risk factors contained in Soho House’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, which is attached as Annex L to this proxy statement, and Soho House’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2025, which is attached as Annex M to this proxy statement.
Furthermore, if the Merger is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of the Class A Common Stock may decline significantly, particularly to the extent that the current stock price of the Class A Common Stock is supported by the Per Share Price and the expectation that the Merger will close. Accordingly, there can be no assurance as to the effect of the Merger not being completed on the future value of your shares of Class A Common Stock, and there can be no assurance that any other transaction acceptable to Soho House will be offered. If the Merger is not completed, the Board will continue to evaluate and review, among other things, Soho House’s business, operations, strategic direction and capitalization, and will make any changes it deems appropriate. If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger is not completed for any other reason, Soho House’s business, financial condition, prospects or results of operation may be adversely impacted.

In addition, in specified circumstances in which the Merger Agreement is terminated (1) Soho House has agreed to pay certain of the Equity Investors the Termination Fee of $20.0 million and (2) certain of the Equity Investors have agreed to pay Soho House an aggregate reverse termination fee of $10.0 million, as described more fully in the sections of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement,” “—Termination Fees,” and “Other Transaction Agreements—Equity Commitment Letters—Apollo Equity Commitment Letter” and “—MCR Equity Commitment Letter.”
For a discussion of certain other fees and expenses payable in the event of a termination of the Merger Agreement, see the section of this proxy statement captioned “Other Transaction Agreements.”
Unaudited Prospective Financial Information
Other than in connection with its regular earnings press releases and related investor materials, Soho House does not, as a matter of course, make public projections as to its long-term future financial performance due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Soho House’s management regularly prepares projections as to Soho House’s future financial performance for internal use, which are regularly reviewed by the Board.
Unaudited Prospective Financial Information for Potential Transaction Counterparties
March 2024 Projections
In February 2024, in connection with the Board’s evaluation of strategic alternatives, Soho House’s management prepared unaudited and non-public prospective financial information for Soho House, on a standalone basis and without giving effect to the Merger, for fiscal years 2024 through 2028, which was reviewed with the Board at its February 2024 meeting and subsequently finalized in March 2024 (the “March 2024 Projections”). The March 2024 Projections were made available to Morgan Stanley and to Party A (as described in the section of this proxy statement captioned “Special Factors—Background of the Merger”).
The March 2024 Projections are set forth below:

(in millions)	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
In-House Revenues	$527	$583	$666	$742	$806
Membership Revenues	422	486	563	639	717
Other Revenues	332	366	393	429	455
Total Revenue	$1,282	$1,434	$1,623	$1,811	$1,977

Net Income (Loss) Attributable to Soho House	$(52)	$(37)	$2	$66	$111

Adjusted EBITDA(1)	$168	$208	$260	$334	$390
Adjusted EBITDA Margin	13%	15%	16%	18%	20%

House-Level Contribution(2)	$236	$273	$314	$367	$409
House-Level Contribution Margin	26%	27%	27%	28%	28%

Other Contribution(3)	$89	$101	$118	$141	$155
Other Contribution Margin	24%	25%	27%	29%	30%
(1)
Adjusted EBITDA represents Soho House’s net income (loss) before interest, taxes, depreciation and amortization, adjusted for: loss (gain) on disposal of assets; foreign exchange effects; Soho House’s share of equity method investments adjusted EBITDA; Soho House’s share of net (loss) profit from equity method investments; share-based compensation; out-of-period non-cash rent adjustments and other items.

(2)
House Revenues is defined as Membership Revenues plus In-House Revenues less Non-House Membership Revenues. Non-House Membership Revenues are comprised of Soho Works membership revenue and Soho Friends membership revenue. House-Level Contribution is defined as House Revenues less In-House operating expenses, which includes expense items such as food and beverage costs, labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses and other applicable items. House-Level Contribution Margin is defined as House-Level Contribution as a percentage of House Revenues.

(3)
Other Contribution is defined as Other Revenues plus Non-House Membership Revenues less Other Operating Expenses, which includes expense items not related to the operation of Houses, such as labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses, pre-opening expenses, foreign exchange gain/loss, share-based compensation expense and other applicable items. Other Contribution Margin is defined as Other Contribution as a percentage of Other Revenues.

October 2024 Projections
In September 2024, in connection with the Board’s continued evaluation of strategic alternatives, Soho House’s management prepared updated unaudited and non-public prospective financial information for Soho House, on a standalone basis and without giving effect to the Merger, for fiscal years 2024 through 2028, which was reviewed with the Board at its September 2024 meeting and subsequently finalized in October 2024 (the “October 2024 Projections”). The October 2024 Projections were made available to Morgan Stanley, Citi and other parties that entered into non-disclosure agreements, including certain Buyer Filing Parties, Equity Investors and potential Subscription Investors (as described in the section of this proxy statement captioned “Special Factors—Background of the Merger”).
The October 2024 Projections were based on the same material assumptions and estimates as the March 2024 Projections and were updated for:
•	Soho House’s actual results through the second fiscal quarter of 2024;
•	decreased assumed membership growth rates and a one-time membership reset in 2025 at pre-2018 Houses;
•
an increased assumed CAGR for Adjusted EBITDA for fiscal years 2024 through 2028 relating to a new enterprise resource planning system, global food and beverage deals and cost restructuring initiatives, including headcount reductions and profit improvement plans; and

•	an increased assumed number of new House openings during fiscal years 2024 through 2028.
The October 2024 Projections are set forth below:

(in millions)	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
In-House Revenues	$500	$544	$633	$707	$814
Membership Revenues	424	480	546	628	721
Other Revenues	311	329	366	407	436
Total Revenue	$1,235	$1,353	$1,545	$1,742	$1,971

Net Income (Loss) Attributable to Soho House	$(90)	$(20)	$7	$79	$127

Adjusted EBITDA(1)	$162	$228	$275	$358	$423
Adjusted EBITDA Margin	13%	17%	18%	21%	21%

House-Level Contribution(2)	$232	$275	$321	$374	$430
House-Level Contribution Margin	26%	28%	28%	29%	29%

Other Contribution(3)	$82	$93	$108	$124	$141
Other Contribution Margin	23%	25%	26%	27%	29%
(1)
Adjusted EBITDA represents Soho House’s net income (loss) before interest, taxes, depreciation and amortization, adjusted for: loss (gain) on disposal of assets; foreign exchange effects; Soho House’s share of equity method investments adjusted EBITDA; Soho House’s share of net (loss) profit from equity method investments; share-based compensation; out-of-period non-cash rent adjustments and other items.

(2)
House Revenues is defined as Membership Revenues plus In-House Revenues less Non-House Membership Revenues. Non-House Membership Revenues are comprised of Soho Works membership revenue and Soho Friends membership revenue. House-Level Contribution is defined as House Revenues less In-House operating expenses, which includes expense items such as food and beverage costs, labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses and other applicable items. House-Level Contribution Margin is defined as House-Level Contribution as a percentage of House Revenues.

(3)
Other Contribution is defined as Other Revenues plus Non-House Membership Revenues less Other Operating Expenses, which includes expense items not related to the operation of Houses, such as labor costs, variable overheads and fixed costs, such as rent. It does not reflect the impact of depreciation, amortization, impairment, gain or loss on sale of property, general and administrative expenses, pre-opening expenses, foreign exchange gain/loss, share-based compensation expense and other applicable items. Other Contribution Margin is defined as Other Contribution as a percentage of Other Revenues.

2025 Budget and Bridge Analysis
From October to December 2024, Soho House’s management prepared its annual budget for fiscal year 2025 (the “2025 Budget”) for internal planning purposes, reflecting management’s then-current expectations for Soho House’s financial performance in fiscal year 2025. The Board approved the 2025 Budget in January 2025. The 2025 Budget and the

Bridge Analysis (as defined in this proxy statement) were made available to Morgan Stanley, Citi and other parties that entered into non-disclosure agreements, including certain Buyer Filing Parties, Equity Investors and potential Subscription Investors (as described in the section of this proxy statement captioned “Special Factors—Background of the Merger”).
The table below compares the fiscal year 2025 estimated Total Revenue and Adjusted EBITDA figures from the 2025 Budget to the October 2024 Projections:

(in millions)	October 2024 Projections	2025 Budget	Difference
Total Revenue	$1,353	$1,333	$(20)
Net Income (Loss) Attributable to Soho House	$(20)	$(37)	$(17)
Adjusted EBITDA	$228	$200	$(28)

In connection with the 2025 Budget process, Soho House’s management also prepared a “bridge” analysis (the “Bridge Analysis”). The Bridge Analysis identified a series of strategic initiatives and operational improvements, that, if fully realized, could result in Adjusted EBITDA of up to approximately $233 million for fiscal year 2025 (or approximately $244 million, if approximately $11 million in public company costs were to be eliminated).
Additional Unaudited Prospective Financial Information
2025 Revised Budget
From July to August 2025, as part of its normal course review of Soho House’s financial performance in the first half of 2025, Soho House’s management updated the 2025 Budget (the “2025 Revised Budget” and, together with the 2025 Budget and the Bridge Analysis, the “2025 Budget Information”) to reflect actual performance for the first half of fiscal year 2025 and revised forecasts for the second half of fiscal year 2025. The Board approved the 2025 Revised Budget in August 2025.
The table below compares the fiscal year 2025 estimated Total Revenue and Adjusted EBITDA figures from the 2025 Revised Budget to the October 2024 Projections:

(in millions)	October 2024 Projections	2025 Revised Budget	Difference
Total Revenue	$1,353	$1,349	$(4)
Net Income (Loss) Attributable to Soho House	$(20)	$18	$38
Adjusted EBITDA(1)	$228	$206	$(22)
(1)
Adjusted EBITDA represents Soho House’s net income (loss) before interest, taxes, depreciation and amortization, adjusted for: loss (gain) on disposal of assets; foreign exchange effects; Soho House’s share of equity method investments adjusted EBITDA; Soho House’s share of net (loss) profit from equity method investments; share-based compensation; out-of-period non-cash rent adjustments and other items.

Supplemental Projections and Free Cash Flow Estimates
In August 2025, Soho House’s management supplemented the October 2024 Projections to include Soho House’s projected Adjusted EBITDA for the first half of fiscal year 2029, as well as certain terminal year values for Total Revenue, Adjusted EBITDA and Adjusted EBITDA Margin (the “Supplemental Projections”). These Supplemental Projections, along with the 2025 Revised Budget, were provided exclusively to Morgan Stanley for purposes of its financial analyses and the delivery of its opinion to the Special Committee. Based on the October 2024 Projections, as well as the Supplemental Projections and the 2025 Revised Budget, Morgan Stanley calculated estimates of Soho House’s levered and unlevered free cash flows (the “Free Cash Flow Estimates”), which were subsequently reviewed and approved by Soho House’s management:
The Supplemental Projections are set forth below:

(in millions)	1H FY 2029E	Terminal Year
Total Revenue		$1,971
Adjusted EBITDA(1)	$203	$ 345
Adjusted EBITDA Margin		17%
(1)
Adjusted EBITDA represents Soho House’s net income (loss) before interest, taxes, depreciation and amortization, adjusted for: loss (gain) on disposal of assets; foreign exchange effects; Soho House’s share of equity method investments adjusted EBITDA; Soho House’s share of net (loss) profit from equity method investments; share-based compensation; out-of-period non-cash rent adjustments and other items.

The Free Cash Flow Estimates are set forth below:

(in millions)	2H FY 2025E	FY 2026E	FY 2027E	FY 2028E	1H FY 2029E	Terminal Year
Unlevered Free Cash Flow(1)	$43	$140	$220	$274	$131	$207
Levered Free Cash Flow(2)	$23	$96	$175	$227

(1)
Unlevered Free Cash Flow was calculated as Adjusted EBITDA minus cash taxes and capital expenditures, plus or minus changes to net working capital, minus the portion of Adjusted EBITDA of equity method investments taken into account in deriving Adjusted EBITDA for Soho House.

(2)	Levered Free Cash Flow was calculated as Unlevered Free Cash Flow less net interest expense.
The Special Committee approved the financial projections for 2026, 2027 and 2028 reflected in the October 2024 Projections, the Supplemental Projections, the 2025 Budget Information and the Free Cash Flow Estimates for use by Morgan Stanley for purposes of its financial analyses and the delivery of its opinion to the Special Committee described in the section of this proxy statement captioned “Special Factors—Opinion of Morgan Stanley to the Special Committee.”
General
The March 2024 Projections, the October 2024 Projections, the Supplemental Projections, the 2025 Budget Information and the Free Cash Flow Estimates (collectively, the “Unaudited Prospective Financial Information”) were developed or approved by Soho House’s management as then-current estimates of Soho House’s future financial performance as an independent company, without giving effect to the Merger, or any changes to Soho House’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the Merger to be completed, and it should not be viewed as accurate or continuing in that context.
The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information. The Unaudited Prospective Financial Information included in this document has been prepared or approved by, and is the responsibility of Soho House’s management. Neither Soho House’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Unaudited Prospective Financial Information.
Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous estimates and assumptions made or approved by Soho House’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Soho House’s business, in each case as of the date such information was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Soho House’s control.
The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others: (1) Soho House’s ability to achieve operating objectives with respect to controlling costs and increasing operating margins, as well as the risks to Soho House’s ability to grow its revenues and (2) Soho House’s ability to achieve its various strategic initiatives and operational improvements, as well as other assumptions and estimates underlying the Unaudited Prospective Financial Information. Additional factors that may impact Soho House or its business can be found in the various risk factors included in Soho House’s periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of Soho House’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts.
You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with Soho House’s historical financial statements and other information regarding Soho House contained in its public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with Soho House’s historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable federal securities laws, Soho House does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events.
Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information, by its nature, becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. The Unaudited Prospective Financial Information should not be regarded as an indication that Soho House’s management, the Board, the Special Committee, Morgan Stanley, Citi, any of the Buyer Filing Parties or any of their respective advisors, or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results.
Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of Soho House’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the Unaudited Prospective Financial Information are not calculated in accordance with GAAP. Financial measures such as Adjusted EBITDA, Adjusted EBITDA Margin, House-Level Contribution, House-Level Contribution Margin, Other Contribution, Other Contribution Margin, Unlevered Free Cash Flow and Levered Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may differ from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.
The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of Soho House, the Special Committee, the Board, any of the Buyer Filing Parties, Morgan Stanley, Citi or any of their respective representatives has made or makes any representation to any person regarding Soho House’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that Soho House, the Special Committee, the Board, any of the Buyer Filing Parties, Morgan Stanley, Citi or any other recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of Soho House’s performance or actual future results. For information on factors that may cause Soho House’s future results to materially vary, see the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by Soho House or any other person that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give Soho House’s stockholders access to certain information that was made available to the Board, the Special Committee, Morgan Stanley, Citi and certain Buyer Filing Parties, Equity Investors and potential Subscription Investors. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any Soho House stockholder as to how to vote at the Special Meeting with respect to the Merger, whether to seek appraisal rights with respect to their shares of Common Stock or whether to take (or not to take) any other action with respect to their shares of Common Stock.
In light of the foregoing factors and the uncertainties inherent in the Unaudited Prospective Financial Information, Soho House’s stockholders are cautioned not to place undue reliance on it.
Interests of Certain Persons in the Merger
Certain persons, including Yucaipa, members of the Board and Soho House’s executive officers, have various interests in the Merger described in this section that may be in addition to, or different from, the interests of Soho House’s stockholders generally. You should keep this in mind when considering the recommendations of the Board and the Special Committee with respect to the Merger. The members of the Board and the Special Committee were aware of these interests and considered them in making their recommendation that Soho House’s stockholders adopt the Merger Agreement and approve the other Transaction Agreements. These interests are described below.
As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, Soho House is not required to conduct a vote seeking approval, on an advisory basis, of the compensation that will or may become payable by Soho House to its named executive officers that is based on or otherwise relates to the Merger, and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies and exclude such advisory vote.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used, as applicable:
•	the Effective Time is December 6, 2025, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section (the “Assumed Effective Time”);
•	the relevant total consideration per share is the Per Share Price, which is $9.00 per share of Common Stock (the “Assumed Total Consideration Per Share”); and
•
the employment of each of Soho House’s executive officers is terminated as a result of a termination of the executive officer’s employment without “cause” or the executive officer’s resignation for “good reason” (as each such term is defined in the relevant agreement), in each case, immediately following the Assumed Effective Time.

Treatment of Outstanding Equity Awards
The following is an overview of the treatment of Soho House’s equity awards applicable to our non-employee directors and executive officers. Upon the terms and subject to the conditions of the Merger Agreement, immediately prior to the Effective Time:
•
each vested Soho House SAR that is not held by a Reinvestment Stockholder will be cancelled and converted into the right to receive a cash payment equal to the product of (1) such Soho House SAR, multiplied by (2) the excess, if any, of (A) the Per Share Price over (B) the base price per share subject to such award, without interest and less any required tax withholdings; provided that any vested Soho House SAR with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
with respect to each vested Soho House SAR held by a Reinvestment Stockholder: (1) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the most recent grant date) will continue to relate to shares of Class A Common Stock and be subject to the same terms and conditions applicable to such vested Soho House SAR; and (2) 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the earliest grant date) will be cancelled in exchange for a cash payment equal to the product of (A) each such Soho House SAR, multiplied by (B) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of such Soho House SAR, without interest and less any required tax withholdings; provided that any vested Soho House SARs with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
each vested Soho House RSU or Soho House PSU (including any Soho House RSUs or Soho House PSUs that vest as a result of the Merger) will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to such award multiplied by (2) the Per Share Price, less any required tax withholdings; provided that, for any Reinvestment Stockholder, 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount will be paid in cash, and 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount, and (B) the Per Share Price (rounded to the nearest whole share);

•
each unvested Soho House RSU held by any non-employee director of Soho House will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of such Soho House RSUs held by such holder multiplied by (2) the Per Share Price; provided that, for any Reinvestment

Stockholder, such Reinvestment Stockholder will only be paid a portion of such amount (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) in cash, and a portion (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) such amount and (B) the Per Share Price (rounded to the nearest whole share); and
•
with respect to each unvested Soho House SAR, Soho House RSU or Soho House PSU, such award will continue to relate to Class A Common Stock and be subject to the same terms and conditions applicable to such award.

Treatment of Outstanding Equity Awards—Summary Tables
Non-Employee Directors
The following table sets forth, for each of Soho House’s non-employee directors, the outstanding unvested Soho House RSUs expected to be held immediately prior to the Assumed Effective Time, and the estimated value of such equity awards based on the Assumed Total Consideration Per Share. Depending on when the actual Effective Time occurs, certain of these equity awards may vest prior to the actual Effective Time in accordance with their terms and independent of the occurrence of the Merger. All unit numbers have been rounded to the nearest whole number. As of the Assumed Effective Time, none of Soho House’s non-employee directors held any vested Soho House RSUs, vested Soho House PSUs, vested Soho House SARs or other unvested equity awards.

Non-Employee Director Equity Awards Summary Table
Non-Employee Directors	Number of Non- Employee Director Unvested Soho House RSUs (#)	Value of Non- Employee Director Unvested Soho House RSUs ($)(1)
Mr. Eric Deardorff	14,175	127,575
Ms. Alice Delahunt	14,175	127,575
Mr. Mark Ein*	14,175	127,575
Mr. Joe Hage	14,175	127,575
Mr. Yusef D. Jackson	14,175	127,575
Mr. Andrew Sasson	14,175	127,575
Mr. Ben Schwerin	14,175	127,575
Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani	14,175	127,575
Ms. Dasha Zhukova	14,175	127,575

*	Reinvestment Stockholder.
(1)
Under the Merger Agreement, each unvested Soho House RSU held by any non-employee director of Soho House will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of such Soho House RSUs held by such holder multiplied by (2) the Per Share Price; provided that, for any Reinvestment Stockholder, such Reinvestment Stockholder will only be paid a portion of such amount (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) in cash, and a portion (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) such amount and (B) the Per Share Price (rounded to the nearest whole share). Based on the terms of Mr. Mark Ein’s Rollover and Support Agreement, 100% of such unvested Soho House RSUs will be paid in shares of Class A Common Stock. The amount reported represents the number of shares subject to each unvested Soho House RSU held by any non-employee director of Soho House as of the Assumed Effective Time, multiplied by the Assumed Total Consideration Per Share.

Executive Officers
The following table sets forth, for each of Soho House’s executive officers, the outstanding vested Soho House RSUs and vested Soho House SARs expected to be held immediately prior to the Assumed Effective Time, and the estimated value of such equity awards based on the Assumed Total Consideration Per Share. Depending on when the actual Effective Time occurs, certain of these equity awards may be exercised or settled, as applicable, prior to the actual Effective Time in accordance with their terms and independent of the occurrence of the Merger. All share and unit numbers have been rounded to the nearest whole number. As of the Assumed Effective Time, none of Soho House’s executive officers held any vested Soho House PSUs.

Executive Officer Vested Equity Awards Summary Table
Executive Officers	Number of Vested Soho House RSUs (#)	Value of Vested Soho House RSUs ($)(1)	Number of Vested Soho House SARs (#)(2)	Value of Vested Soho House SARs ($)(3)
Mr. Ron Burkle*†	—	—	—	—
Mr. Andrew Carnie*†	—	—	—	—
Mr. Nick Jones*†	—	—	—	—
Mr. Thomas Allen	—	—	—	—
Mr. Neil Thomson	—	—	—	—
Mr. Tom Collins†	—	—	332,905	1,564,525

*	Also a member of the Board.
†	Reinvestment Stockholder.
(1)	As of the Assumed Effective Time, no executive officer held vested Soho House RSUs.
(2)	As of the Assumed Effective Time, no executive officer held vested Soho House SARs with a base price per share equal to or greater than the Per Share Price.
(3)
As of the Assumed Effective Time, only Mr. Tom Collins, a Reinvestment Stockholder, held vested Soho House SARs. Under the Merger Agreement, with respect to each vested Soho House SAR that is held by a Reinvestment Stockholder, (1) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the most recent grant date) will continue to relate to shares of Class A Common Stock and be subject to the same terms and conditions applicable to such vested Soho House SAR; and (2) 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the earliest grant date) will be cancelled in exchange for a cash payment equal to the product of (A) each such Soho House SAR, multiplied by (B) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of such Soho House SAR, without interest and less any required tax withholdings. The amount reported represents the number of shares subject to each vested Soho House SAR as of the Assumed Effective Time, multiplied by the excess of the Assumed Total Consideration Per Share over the base price per share subject to the vested Soho House SAR.

The following table sets forth, for each of Soho House’s executive officers, the outstanding unvested equity awards which, as of the Assumed Effective Time, are limited to unvested Soho House RSUs, expected to be held immediately prior to the Assumed Effective Time, and the estimated value of such equity awards based on the Assumed Total Consideration Per Share. Depending on when the actual Effective Time occurs, certain of these equity awards may have vested and/or been cancelled, in each case, prior to the actual Effective Time in accordance with their terms and independent of the occurrence of the Merger. All unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table
Executive Officers	Number of Unvested Soho House RSUs (#)	Value of Unvested Soho House RSUs ($)(1)
Mr. Ron Burkle*	—	—
Mr. Andrew Carnie*	—	—
Mr. Nick Jones*	—	—
Mr. Thomas Allen	89,285	803,565
Mr. Neil Thomson	—	—
Mr. Tom Collins	49,237	443,133

*	Also a member of the Board.
(1)
Under the Merger Agreement, with respect to each unvested Soho House SAR, Soho House RSU and Soho House PSU, such award will continue to be subject to the same terms and conditions applicable to such award.

Change in Control and Termination Benefits for Executive Officers and Non-Employee Directors
Treatment of Equity Awards Upon Qualifying Termination
Soho House’s executive officers participate in the Soho House Equity Plans, pursuant to which they have been granted certain long-term equity incentive awards as described in further detail in the section of this proxy statement captioned “—Treatment of Outstanding Equity Awards.” As noted above, the only unvested equity awards held by our executive officers and non-employee directors consist of unvested Soho House RSUs, which, for non-employee directors, will vest in full upon the occurrence of the Merger for non-employee directors (as described above). If an executive officer’s employment is terminated by Soho House without “cause,” or the executive officer terminates employment from Soho House for “good reason” (each, as defined in applicable award agreements under the 2021 Plan), in each case, on or before the two-year anniversary of a “change in control” (as defined in the 2021 Plan, including the Merger), then each Soho House RSU, to the extent then unvested, will vest in full on the date of the participant’s termination of employment.
For purposes of the 2021 Plan, “cause” generally means any of the following: (a) gross negligence or willful misconduct in the performance of the material duties and services required for the executive officer’s position with Soho House; (b) sexual or other unlawful harassment or misconduct; (c) conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving theft, fraud or other illegal conduct involving dishonesty or moral turpitude; or (d) the executive officer’s breach of the “Code of Conduct” set forth in the executive officer’s employment agreement with Soho House or any of its affiliates.
For purposes of the 2021 Plan, “good reason” has the meaning set forth in the executive officer’s employment agreement, if any; provided that if any executive officer is not a party to an employment agreement that contains such definition, then “good reason” generally means the executive officer’s voluntary termination following the occurrence of one or more of the following, without the executive officer’s consent: (1) a material reduction by Soho House of the aggregate value of the executive officer’s base salary or annual targeted incentive bonus as in effect immediately prior to such reduction, unless the reduction is due to Soho House’s decision to reduce the annual base salaries or annual targeted incentive bonuses of all similarly situated employees of Soho House; (2) a material diminution in the executive officer’s authority (including title), duties or responsibilities; or (3) a material change in the geographic location of the executive officer’s principal workplace.
Severance Arrangements
Each executive officer’s (other than Mr. Ron Burkle’s) existing employment agreement with Soho House UK Limited (“Soho UK”) includes a written notice period of six months for the executive officer to resign or for Soho UK to terminate the executive officer’s employment, with Soho UK having the option to place the executive officer on garden leave. Alternatively, under each executive officer’s existing employment agreement, Soho UK may, in its sole discretion, terminate the executive officer’s employment at any time and with immediate effect and make a payment in lieu of notice to such executive officer equal to the base salary which the executive officer would have been entitled to receive during such executive officer’s applicable notice period (or, if notice has already been given, during the remainder of such notice period), less applicable taxes and withholdings.
Mr. Thomas Allen’s Transition and Separation Agreement
In connection with Mr. Thomas Allen’s separation from Soho House, Mr. Thomas Allen entered into a transition and separation agreement (the “Transition and Separation Agreement”) with Soho House Beach House LLC, a wholly-owned subsidiary of Soho House (“Soho Beach”), pursuant to which, and subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, Mr. Thomas Allen will be entitled to receive the following payments and benefits: (1) a lump sum cash payment equal to 14 months of Mr. Thomas Allen’s current base salary; (2) continued health insurance coverage at Soho Beach’s expense for up to 12 months; and (3) the accelerated vesting of his outstanding Soho House RSUs. In addition, in recognition of Mr. Thomas Allen’s services and to support the transition of his responsibilities through August 29, 2025, Mr. Thomas Allen was granted additional Soho House RSUs with respect to 178,571 shares, which will vest and be settled in two equal installments—89,286 which vested on October 28, 2025 and 89,285 which will vest by February 13, 2026. With respect to such additional Soho House RSUs, such awards will be settled, in Soho House’s sole discretion, by issuing Mr. Thomas Allen shares or by paying him a cash amount equal to the fair market value of the shares.
Pension Scheme
Soho House’s employees, including certain of its executive officers, participate in a statutory pension scheme, which provides for Soho House contributions based on a percentage of base salary. Participants are always vested in their contributions to the pension scheme. Under the terms of the pension scheme, participants receive benefits following the attainment of a statutory retirement age. No amounts have been set aside or accrued by Soho House to provide pension, retirement or similar benefits.

Arrangements Following the Merger
Non-Employee Director Compensation
Following the Effective Time, Soho House expects to maintain a non-employee director compensation program generally consistent with Soho House’s existing non-employee director compensation program, pursuant to which Soho House’s non-employee directors may be eligible (as determined by the post-closing Board) for an annual cash retainer, an annual equity retainer and/or an allowance for goods and services at Soho House properties, with an expected aggregate annual value of approximately $300,000.
Employment Arrangements
In connection with the Merger, Soho House has entered into term sheets with each of its executive officers (other than Messrs. Ron Burkle and Nick Jones), describing the terms of their employment and compensation following the Effective Time. Following the Effective Time, the base salary of Mr. Andrew Carnie will increase from £1.85 million to £2.0 million and the notice period provided under his employment agreement will increase from six months to 12 months. No changes to the base salary or notice periods applicable to Messrs. Neil Thomson or Tom Collins are expected.
Management Incentive Plan & Repurchase of Rollover Shares
Following the Effective Time, Soho House will establish the MIP, pursuant to which eligible executive officers may receive options to purchase shares of Class A Common Stock. Mr. Andrew Carnie, Mr. Neil Thomson, and Mr. Tom Collins will each be granted options to purchase Class A Common Stock that will vest based on Soho House’s earnings before interest, taxes, depreciation and amortization achievement from the Effective Time through (1) the fiscal year ended 2026 (the “2026 MIP Award”), (2) the fiscal year ended 2028 (the “2028 MIP Award”) and (3) the fiscal year ended 2030 (the “2030 MIP Award”), as applicable, in each case, subject to the executive officer’s continued employment through the vesting date and subject to forfeiture or repurchase by Soho House in the event of certain terminations of employment. The vesting of the 2026 MIP Award is also subject to satisfaction of certain other performance metrics. Any outstanding options under the MIP will vest in full upon a change in control or an initial public offering of Soho House (each, an “Exit Event”), subject to the achievement of the applicable performance goals on or prior to such Exit Event and the executive officer’s continued employment through the Exit Event. The 2026 MIP Awards for Messrs. Andrew Carnie, Neil Thomson and Tom Collins will have a target grant date fair value of $7.5 million, $2.5 million and $2.5 million, respectively. The 2028 MIP Awards for Messrs. Andrew Carnie, Neil Thomson and Tom Collins will have a target grant date fair value of $15.0 million, $5.0 million and $5.0 million, respectively. The 2030 MIP Awards for Messrs. Andrew Carnie, Neil Thomson and Tom Collins will have a target grant date fair value of $20.0 million, $7.0 million and $7.0 million, respectively.
If the employment of Messrs. Andrew Carnie or Tom Collins terminates following the Effective Time for any reason, then Soho House will repurchase the Rollover Shares held by such executive, with a repurchase price equal to the greater of $9.00 per share and the fair market value of a share of Class A Common Stock on the repurchase date (such repurchase price, the “Specified Price”). Soho House will also repurchase any shares Mr. Tom Collins acquires in connection with a vested Soho House SAR as a Reinvestment Stockholder following the Effective Time for the fair market value at the time of repurchase (the “SAR Repurchase Price”). In addition, on each of the first, second, third, fourth and fifth anniversaries of the Effective Time, Messrs. Andrew Carnie, Neil Thomson and Tom Collins may each elect to sell 20% of his Rollover Shares and/or shares acquired in connection with a vested Soho House SAR to Soho House at the Specified Price or the SAR Repurchase Price, respectively. Mr. Andrew Carnie is not expected to have any vested Soho House SARs and Mr. Neil Thomson is not expected to have any Rollover Shares or vested Soho House SARs.
Letter Agreement between Mr. Ron Burkle & Mr. Nick Jones and the Letter Agreement Amendment
On August 15, 2025, Messrs. Ron Burkle and Nick Jones entered into a letter agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock (the “Subject Shares”) from Mr. Nick Jones at a purchase price of $6.00 per share and an aggregate purchase price of $26.4 million (the “Purchase Price”), to be paid 50% in cash and 50% in the form of an unsecured zero interest promissory note with a maturity date of January 6, 2026. The transaction is conditioned upon (1) the filing by Soho House of a definitive proxy statement regarding the Merger with the SEC and the distribution of such proxy statement to Soho House’s stockholders and (2) confirmation by Soho House’s Chief Legal Officer that the sale is permitted under Soho House’s Insider Trading Policy and any other Soho House policies applicable to the purchase and/or sale of Soho

House’s shares by insiders. In addition to the payment of the Purchase Price, Mr. Ron Burkle agreed that, in the event the Effective Time occurs within 12 months following the sale of the Subject Shares, he will pay or transfer to Mr. Nick Jones, within 30 days following the Effective Time, an amount equal to 50% of the difference between the Per Share Price and the price per Subject Share paid by Mr. Ron Burkle (i.e., an additional $6.6 million, or $1.50 per Subject Share).
On December 2, 2025, Messrs. Ron Burkle and Nick Jones entered into an amendment to the Letter Agreement (the “Letter Agreement Amendment”) pursuant to which the parties revised the payment and settlement mechanics for the transactions contemplated by the Letter Agreement such that (1) the Subject Shares will be transferred to Mr. Ron Burkle or his designees or assignees (the “NJ Sale Buyer”) on January 6, 2026 and the NJ Sale Buyer will pay the entire Purchase Price in cash on that date (such sale of the Subject Shares to the NJ Sale Buyer, the “NJ Sale”) and (2) if the Merger is consummated between January 6, 2026 and January 6, 2027, the NJ Sale Buyer will pay the additional $6.6 million in cash within 30 days following the closing of the Merger. The Letter Agreement Amendment further provides that the sole remaining closing condition to the NJ Sale is confirmation by Soho House’s Chief Legal Officer, after distribution of the definitive proxy statement regarding the Merger, that the sale is permitted under Soho House’s Insider Trading Policy and any other Soho House policies applicable to the purchase and/or sale of Soho House’s shares by insiders.
The full text of the Letter Agreement and the Letter Agreement Amendment are attached as Annex H and Annex I to this proxy statement, respectively, each of which is incorporated by reference in this proxy statement in its entirety.
Other Transaction Agreements
Yucaipa and certain of Soho House’s non-employee directors and executive officers who are not members of the Special Committee have agreed that their Rollover Shares will remain outstanding and be unaffected by the Merger, as described in the section of this proxy statement captioned “Other Transaction Agreements—Rollover and Support Agreements.” As a result, Yucaipa will own approximately 51.9% of Soho House’s outstanding shares of Common Stock (representing approximately 67.5% of the combined voting power of the Common Stock) following the completion of the Merger and such non-employee directors and executive officers will own approximately 24.0% of Soho House’s outstanding shares of Common Stock (representing approximately 29.3% of the combined voting power of the Common Stock) following the completion of the Merger. The full text of the form of Rollover and Support Agreement is attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
On August 15, 2025, Soho House entered into a fee agreement (the “Yucaipa Fee Agreement”) with Yucaipa Alliance Management, LLC (“Yucaipa Alliance Management”), pursuant to which Soho House agreed to pay Yucaipa Alliance Management a $10.0 million advisory fee in cash as compensation for certain advisory services provided by Yucaipa Alliance Management to Soho House in connection with the Merger. See the section of this proxy statement captioned “Other Transaction Agreements—Yucaipa Fee Agreement.”
On August 15, 2025, Soho House also entered into a rollover side letter with Mr. Richard Caring (the “Caring Side Letter”), pursuant to which Soho House agreed to use reasonable best efforts to obtain additional equity funding prior to the closing of the Merger (“Incremental Equity Funding”). Any proceeds received by Soho House under the Equity Commitment Letters or the Subscription Agreements will not be treated as Incremental Equity Funding. If Soho House is able to obtain Incremental Equity Funding at or prior to the closing of the Merger, a specified number of shares of Common Stock originally designated as Rollover Shares by Mr. Richard Caring will instead be cancelled and converted into the right to receive the Per Share Price at the closing of the Merger, with the exact number of shares determined using a formula based on the amount of Incremental Equity Funding received. The Caring Side Letter also provides for expense reimbursement by Soho House, with Soho House agreeing to reimburse Mr. Richard Caring for up to $300,000 of reasonable out-of-pocket costs and expenses incurred in connection with the Merger. See the section of this proxy statement captioned “Other Transaction Agreements—Rollover Side Letters.”
See the section of this proxy statement captioned “Other Transaction Agreements” for a summary of certain other agreements and arrangements related to the Merger between Soho House or Merger Sub and certain other persons.
Special Committee Compensation
Each member of the Special Committee has received and is entitled to continue receiving $25,000 per month of service on the Special Committee and is entitled to reimbursement for all reasonable, out-of-pocket expenses incurred in connection with their service on the Special Committee.

Indemnification and Insurance Coverage
Pursuant to the terms of the Merger Agreement, Soho House’s directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage under directors’ and officers’ liability insurance policies. For further information, please see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”
Existing Stockholders Agreement and Voting Agreement
Members of the Voting Group are party to the Existing Stockholders Agreement, pursuant to which they and their affiliates have nomination rights with respect to an aggregate of nine members to the Board. Following the closing of the Merger, the Reinvestment Stockholders and the Equity Investors will be party to the Voting Agreement. See the section of this proxy statement captioned “Other Transaction Agreements—Voting Agreement.”
Class B Common Stock
Yucaipa (including Mr. Ron Burkle) owns approximately 67.8% of the Class B Common Stock, representing approximately 65.3% of the combined voting power of the outstanding Common Stock. Mr. Nick Jones owns approximately 3.1% of the Class B Common Stock, representing approximately 3.0% of the combined voting power of the outstanding Common Stock. Mr. Richard Caring owns approximately 29.1% of the Class B Common Stock, representing approximately 28.0% of the combined voting power of the outstanding Common Stock. The percentages above are as of the Record Date, except that they assume the completion of the NJ Sale contemplated by the Letter Agreement, as amended by the Letter Agreement Amendment, pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones in a private transaction.
Related Party Transactions
Soho House is party to a number of lease, hotel management, design services and joint venture agreements with Yucaipa, one of the Buyer Filing Parties. For further information on Soho House’s related party transactions, see (1) Note 19 titled “Related Party Transactions” in Soho House’s consolidated financial statements for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 (which begin at page L-78 of this proxy statement) and (2) Note 16 titled “Related Party Transactions and Balances” and Note 17 titled “Subsequent Events” each in Soho House’s condensed consolidated financial statements for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 (which begin at page M-4 of this proxy statement).
Miscellaneous
Mr. Ron Burkle is affiliated with and is the founder of Yucaipa. Yucaipa and Mr. Richard Caring are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Soho House.
Intent of the Reinvestment Stockholders to Vote in Favor of the Merger
On August 15, 2025, the Reinvestment Stockholders, including Mr. Ron Burkle, Mr. Nick Jones, Mr. Richard Caring, Mr. Mark Ein, Mr. Andrew Carnie and Mr. Tom Collins, who in the aggregate owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock as of the Record Date, entered into the Rollover and Support Agreements, pursuant to which they agreed to vote all of their shares of Common Stock in favor of the adoption and approval of the Merger Proposal and the approval of the Adjournment Proposal and against any other proposed action, agreement or transaction involving Soho House that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, subject to certain terms and conditions contained in the Rollover and Support Agreements.
The shares of Common Stock that the Reinvestment Stockholders are entitled to vote will be included in determining whether the Merger Proposal has been adopted and approved by the affirmative vote of the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon, but such shares will be excluded from determining whether the Merger Proposal has been approved by the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders.

For more information, see the section of this proxy statement captioned “Other Transaction Agreements—Rollover and Support Agreements,” and the full text of the form of Rollover and Support Agreement is attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
Intent of Soho House’s Other Directors and Executive Officers to Vote in Favor of the Merger
Each of Soho House’s directors and executive officers that are not Reinvestment Stockholders have also informed Soho House that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. As of the Record Date, such directors and executive officers owned, in the aggregate, approximately 393,485 shares of Class A Common Stock and no shares of Class B Common Stock, representing approximately 0.03% of the voting power of the shares of Common Stock outstanding as of the Record Date.
The shares of Common Stock that Soho House’s directors and executive officers are entitled to vote will be included in determining whether the Merger Proposal has been adopted and approved by the affirmative vote of the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon, but the shares held by Soho House’s directors and officers (within the meaning of Rule 16a-1(f) of the Exchange Act) will be excluded from determining whether the Merger Proposal has been approved by the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders.
In addition, each of Yucaipa and Soho House’s directors and executive officers has informed Soho House that, as of the date of this proxy statement, except for the recommendations made by the Special Committee and the Board as described in the section of this proxy statement captioned “Special Factors—Recommendation of the Special Committee and the Board; Reasons for the Merger,” they have not made any other recommendation either in support of or opposed to the Merger.
Closing and Effective Time of the Merger
The closing of the Merger will take place (1) on a date that is no later than the sixth business day after the satisfaction or waiver (to the extent a waiver is permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions set forth in the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions or (2) at such other time, location and/or date agreed to by Soho House and Parent. On the Closing Date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance of such certificate of merger, or at such later time, location or date agreed to in writing by Soho House, Parent and Merger Sub and specified in such certificate of merger in accordance with the DGCL.
Accounting Treatment
Soho House prepares its financial statements in accordance with GAAP. The Merger will be accounted for under the acquisition method of accounting in accordance with GAAP. The accounting treatment, however, is preliminary and subject to change.
U.S. Federal Income Tax Considerations of the Merger
The following discussion is a summary of the material U.S. federal income tax considerations of the Merger generally applicable to holders whose shares of Common Stock are exchanged for cash pursuant to the Merger. This discussion is based upon the Code, its legislative history, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, court decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or to differing interpretations at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.
This discussion applies only to holders who hold shares of Common Stock issued in Soho House’s initial public offering and who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not address any tax consequences applicable to holders of equity awards or holders of Rollover Shares. In addition, this summary does not address or consider any state, local or non-U.S. tax consequences, any aspects of the alternative minimum tax, the Medicare tax on net investment income, or any U.S. federal estate, gift or other non-income tax consequences that may be relevant or applicable to a particular holder in connection with the Merger. Furthermore, this summary does not address the U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 because to the extent applicable, such excise tax would be payable by Soho House and not by any holder. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. This discussion does not constitute tax advice and it is recommended that each holder seeks advice from their personal advisors familiar with their individual facts and circumstances. Further, this discussion does not address any non-U.S. tax law consequences or any consequences to holders subject to special rules under U.S. federal income tax law, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations, and qualified foreign pension funds;
•	retirement or other tax deferred accounts;
•
S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;
•	dealers or brokers in securities, currencies or commodities;
•	dealers or traders in securities that elect to use the mark-to-market method of accounting with respect to the Common Stock;
•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;
•	U.S. expatriates or certain former citizens or long-term residents of the United States;
•	persons that own or have owned (directly, indirectly or constructively) 5% or more of the Common Stock (by vote or value);
•
persons who hold their shares of Common Stock as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL;
•	persons that acquired their shares of Common Stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation or in connection with the performance of services; or
•	persons whose “functional currency” is not the U.S. dollar.
If a partnership (or other entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Common Stock, the tax treatment of a partner in such partnership (or other entity or arrangement) will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been requested, or will be obtained, from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person as defined in Section 7701(a)(30) of the Code.

The exchange of shares of Common Stock for cash pursuant to the Merger will, for U.S. federal income tax purposes, depending on the holder’s particular circumstances, generally be treated as (1) a sale of shares of Common Stock or (2) as a redemption by Soho House of such holder’s shares of Common Stock, as further described below.
Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes
In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for its shares of Common Stock pursuant to the Merger that is treated as a sale will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such shares. A U.S. Holder’s adjusted tax basis will generally equal the U.S. Holder’s acquisition cost less any prior distribution paid to such U.S. Holder with respect to its shares of Common Stock treated as a return of capital. Gain or loss will be determined separately for each block of shares of Common Stock (that is, shares acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses against ordinary income is subject to limitations.
Redemption by Soho House of Such U.S. Holder’s Shares of Common Stock
•
Characterization of Redemption by Soho House of Such U.S. Holder’s Shares of Common Stock. If a portion of the funds used to pay for the shares of Common Stock pursuant to the Merger are funded by Soho House’s cash, then the exchange of shares of Common Stock for such cash pursuant to the Merger would be treated, to such extent, as a redemption of shares of Common Stock by Soho House for U.S. federal income tax purposes. In the event that a U.S. Holder’s shares of Common Stock are redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Common Stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment will depend largely on the total number of shares of Common Stock held or treated as held by the U.S. Holder relative to all of shares of Common Stock both before and after the redemption. The redemption of shares of Common Stock generally will be treated as a sale of shares of Common Stock if the redemption results in a “complete termination” of the U.S. Holder’s interest in Soho House (i.e., the holder no longer holds any shares of Common Stock and therefore ceases to be a shareholder of Soho House).

In determining whether the redemption results in a “complete termination” of the U.S. Holder’s interest in Soho House, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the

U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include stock which could be acquired pursuant to the exercise of the right. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Common Stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock.
•
Gain or Loss on a Redemption of Shares of Common Stock Treated as a Sale. If the redemption qualifies as a sale of shares of Common Stock, see the section captioned “U.S. Holders—Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes.”

Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Common Stock who or that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes
Subject to the discussion under the caption “—Information Reporting, Backup Withholding and FATCA,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Common Stock pursuant to the Merger unless:
•
such gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred and eighty-three days or more in the taxable year of the Merger, and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Redemption by Soho House of Such Non-U.S. Holder’s Shares of Common Stock
•
Characterization of Redemption by Soho House of such Non-U.S. Holder’s Shares of Common Stock. In the event that a portion of the payment for the shares of Common Stock of a Non-U.S. Holder is funded by Soho House, then, to such extent, the characterization of the redemption of a Non-U.S. Holder’s shares of Common Stock as a sale with respect to such shares of Common Stock for United States federal income tax purposes generally will correspond to the United States federal income tax characterization of the redemption of a U.S. Holder’s shares of Common Stock, as described under the caption “—Redemption by Soho House of such U.S. Holder’s Shares of Common Stock—Characterization of Redemption by Soho House of such U.S. Holder’s Shares of Common Stock.”

•
Gain or Loss on a Redemption of Shares of Common Stock Treated as a Sale. If the redemption is characterized as a sale of shares of Common Stock, see the section captioned “Non-U.S. Holders—Sale of Shares of Common Stock for U.S. Federal Income Tax Purposes.”

Information Reporting, Backup Withholding and FATCA
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder from the exchange of shares of Common Stock pursuant to the Merger. Backup withholding will generally not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or its successor form) or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s foreign status on the applicable IRS Form W-8 (or its successor form) or (b) otherwise establishes an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on dividends paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain dividends paid to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying the direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.
THIS FOREGOING DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY, DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals Required for the Merger
Under the HSR Act, the Merger cannot be completed until the Buyer Parties and Soho House file their respective Notification and Report Forms with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The Buyer Parties and Soho House filed their respective Notification and Report Forms with the FTC and DOJ on September 5, 2025. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act Notification and Report Forms, unless extended, or the early termination of that waiting period. The waiting period under the HSR Act with respect to the Buyer Filing Parties’ and Soho House’s Notification and Report Forms was terminated early by the FTC on September 29, 2025.
Further, under the HSR Act, the funding of the MCR Commitment by the MCR Investors cannot be completed until the MCR Investors and Soho House file their respective Notification and Report Forms with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The MCR Investors and Soho House filed their respective Notification and Report Forms with the FTC and the DOJ on December 5, 2025. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act Notification and Report Forms, unless extended, or the early termination of that waiting period. The waiting period under the HSR Act with respect to the funding of the MCR Commitment is scheduled to expire at 11:59 p.m. Eastern Time on January 5, 2026 (4:59 a.m. Greenwich Mean Time on January 6, 2026).
Parent (and its affiliates, if applicable), on the one hand, and Soho House (and its subsidiaries, if applicable), on the other hand, have each agreed to use their respective reasonable best efforts to (1) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or other governmental authorities and (2) take all action reasonably necessary to (A) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable antitrust laws, including requesting early termination of the HSR waiting period, (B) avoid or defend against, as applicable, any legal proceedings in connection with the authorization, execution and delivery of the Merger Agreement and the Merger and (C) obtain the required consents pursuant to any other applicable antitrust laws, in each case as soon as reasonably practicable and in any event prior to the Termination Date.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC, the DOJ or other governmental authorities of any other applicable jurisdiction (if any) could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Parent or Soho House. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Subject to the terms of the Merger Agreement, neither Parent nor Merger Sub is required to (and Soho House and its subsidiaries may not without the prior written consent of Parent) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise (1) the sale, divestiture, license or other disposition of any material assets (whether tangible or intangible), rights, products or businesses of Soho House and its subsidiaries or Parent and its affiliates nor (2) any other material restrictions on the activities of Soho House and its subsidiaries or Parent and its affiliates.
Financing of the Merger
It is presently anticipated that the total amount of cash necessary to complete the Merger and related transactions will be approximately $1.2 billion, which is expected to be funded by the Debt Financing, the Equity Financing and any Subscription Agreements (or otherwise funded with Soho House’s cash on hand), as such sources are described below:
•
Debt Financing: In connection with the execution of the Merger Agreement, Soho House HoldCo entered into the HoldCo Debt Commitment Letter with the HoldCo Financing Sources. Pursuant to the HoldCo Debt Commitment Letter, and subject to the terms and conditions set forth therein, the HoldCo Financing Sources have committed to provide Soho House HoldCo with the HoldCo Notes Facility in an aggregate principal amount of $150.0 million. Also in connection with the execution of the Merger Agreement, Soho House OpCo entered into the OpCo Debt Commitment Letter with the OpCo Financing Sources, pursuant to which, subject to the terms and conditions set forth therein, the OpCo Financing Sources have committed to provide Soho House OpCo with the Senior Secured Facility in an aggregate principal amount of $695.0 million. For more information about the Debt Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Debt Commitment Letters.”

•
Equity Financing: Pursuant to the Equity Commitment Letters, subject to the terms and conditions set forth therein and in connection with the Merger, ACM, the MCR Investors and the Bruce Group Investors have agreed to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50.0 million, up to $200.0 million and up to $14.6 million, respectively. For more information about the Equity Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Equity Commitment Letters.”

•
Subscription Agreements or Cash on Hand: The Merger Agreement provides that Soho House may raise incremental equity financing of up to $67.0 million pursuant to Subscription Agreements, in order to contribute to the Closing Cash Funding Amount. Any of the portion of the Closing Cash Funding Amount that is not obtained through Subscription Agreements will instead be funded by Soho House’s cash on hand. As of September 28, 2025, Soho House had $142.5 million in cash and cash equivalents.

At the closing of the Merger, Soho House will repay the Senior Secured Notes using borrowings from the Senior Secured Facility. As of September 28, 2025, the outstanding balance of the Senior Secured Notes (net of debt issuance costs) was $690.3 million. In connection with the closing of the Merger, Soho House also intends to amend the Existing Revolving Credit Facility Agreement to, among other things, extend its term.
Soho House does not currently have any alternative financing arrangements or alternative financing plans in the event the primary financing plans described above fall through.
Delisting and Deregistration of Class A Common Stock
If the Merger is completed, the Class A Common Stock will be delisted from and no longer be traded on the NYSE and will be deregistered under the Exchange Act. Soho House will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of the Class A Common Stock.
Fees and Expenses
Except as described below or in the sections of this proxy statement captioned “The Merger Agreement—Termination Fees” and “Special Factors—Certain Effects on Soho House if the Merger Is Not Completed,” all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by Soho House, regardless of whether or not the Merger is completed.

In addition to the general allocation of fees and expenses described above, and subject to certain requirements and exceptions, Soho House will reimburse certain expenses incurred in connection with the Merger, the Equity Financing and the Debt Financing (the “Expense Reimbursement”) for:
•	Mr. Richard Caring, up to an aggregate amount of $300,000;
•	the GS Funds, up to an estimated aggregate amount of $800,000;
•	the MCR Investors, up to an aggregate amount of $5.0 million;
•	Apollo, up to an estimated aggregate amount of $2.6 million; and
•	Classact (an entity affiliated with the Bruce Group), up to an aggregate amount of $5.0 million.
For further discussion of these expense reimbursement arrangements, see the sections of this proxy statement captioned “Other Transaction Agreements—Rollover Side Letters,” “—MCR Side Letter,” “—Equity Commitment Letters—Apollo Equity Commitment Letter” and “—Bruce Group Side Letter.”
The total fees and expenses incurred or to be incurred by Soho House (including those of the Special Committee) in connection with the Merger are estimated to be as follows:(1)

Description	Amount ($)
Financial advisory fees and expenses(2)	26,550,000
Legal fees and expenses	14,950,000
SEC filing fees	58,949
Printing, proxy solicitation, EDGAR filing and mailing expenses	419,000
Miscellaneous(3)	30,914,339
Total	72,892,285

(1)	This table does not include any “ticking fees” payable with respect to the Debt Financing which will accrue if the closing of the Merger does not occur before certain specified dates.
(2)
Includes the $10.0 million advisory fee payable at the closing of the Merger to Yucaipa Alliance Management for certain advisory services rendered to Soho House in connection with the Merger. See the section of this proxy statement captioned “Other Transaction Agreements—Yucaipa Fee Agreement.”

(3)	Includes the Expense Reimbursement. Also includes $16.9 million in closing payments for the Debt Financing due at the closing of the Merger.
Litigation Relating to the Merger
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. Soho House has, however, received books and records requests and disclosure deficiency letters from certain purported stockholders of Soho House, claiming certain allegedly material omissions in the preliminary version of this proxy statement. In order to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, Soho House has made certain supplemental disclosures related to the Merger in the definitive version of this proxy statement. Those supplemental disclosures shall not be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth therein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, the documents to which Soho House refers you in this proxy statement and information included in oral statements or other written statements made or to be made by Soho House or on Soho House’s behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including without limitation statements relating to the completion of the Merger. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “future,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “target,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of these words does not mean that the statement is not forward-looking. Soho House’s stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Forward-looking statements reflect Soho House’s good faith beliefs, assumptions and expectations but are not guarantees of future performance or events. Soho House undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law. These risks and uncertainties include, but are not limited to, factors and matters described in this proxy statement, the risks detailed in Soho House’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, which are attached as Annexes L and M to this proxy statement, and the following factors:
•	uncertainties related to the consummation of the Merger;
•
our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Stockholder Approval and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger;

•	unanticipated difficulties or expenditures relating to the Merger;
•	our obligation to pay the Termination Fee and reimburse certain expenses under certain circumstances if the Merger is terminated;
•	the effect of the announcement or pendency of the Merger on the plans, business relationships, operating results and operations of Soho House;
•
uncertainties about the pendency of the Merger and the effect of the Merger on our relationships with members, potential members, vendors, business partners, employees, investors and other stakeholders;

•
provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of Soho House from considering or proposing that transaction;

•	the fact that we and our non-employee directors and executive officers may be subject to lawsuits relating to the Merger;
•	the outcome of any lawsuits, regulatory proceedings or enforcement matters that may be instituted against Soho House, the Buyer Parties or others relating to the Merger Agreement;
•	the substantial transaction-related costs we will continue to incur in connection with the Merger, as well as the distraction of management personnel from day-to-day operations;
•	the inability of the Unaffiliated Stockholders to participate in any further upside of Soho House’s business if the Merger is completed;
•	competitive responses to the Merger;
•
risks regarding the failure to obtain the Equity Financing or the Debt Financing or to have a sufficient amount of cash on hand to complete the Merger (or Soho House not being required to use such cash on hand to fund the Per Share Price pursuant to the terms of the Merger Agreement);

•	risks regarding the ticking fee for the Debt Financing that may be payable, depending on when the closing of the Merger occurs;
•	legislative, regulatory and economic developments affecting our business;

•	general economic and market developments and conditions;
•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•	the fact that the all-cash Per Share Price will generally be taxable to Soho House’s stockholders that are treated as U.S. Holders; and
•	the risk that the trading price of the Class A Common Stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed.
Consequently, all of the forward-looking statements that Soho House makes in this proxy statement are qualified by the information contained in this proxy statement, including: (1) the information contained under this caption and (2) information in Soho House’s most recent filings on Form 10-K and Form 10-Q, which are attached as Annexes L and M to this proxy statement, including the information contained under the caption “Risk Factors,” and information in the consolidated financial statements and notes included therein. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.
The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this proxy statement and the documents that we reference and have filed as annexes to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. Soho House’s stockholders are advised to consult any future disclosures that Soho House makes on related subjects as may be detailed in its other filings made from time to time with the SEC.

THE PARTIES TO THE TRANSACTIONS
Soho House
Soho House & Co Inc. was incorporated in Delaware in 2021. Soho House is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the Soho House platform to work, socialize, connect, create and flourish all over the world. Soho House began with the opening of the first Soho House in 1995 and remains the only company to have scaled a private membership network with a global presence. Members around the world engage with Soho House through its global collection, as at September 28, 2025, of 46 Houses, 8 Soho Works, Scorpios Beach Clubs in Mykonos and Bodrum, Soho Home—an interiors and lifestyle retail brand—and Soho House’s digital channels. The Ned in London, New York and Doha and The LINE and Saguaro hotels in North America also form part of Soho House’s wider portfolio. For more information about Soho House, see the section of this proxy statement captioned “Where You Can Find Additional Information.”
The Class A Common Stock is listed on the NYSE under the symbol “SHCO.” Soho House’s principal executive offices are located at 180 Strand, London, United Kingdom WC2R 1EA, and its telephone number is +44 (0) 207 8512 300.
Soho House is represented by Sidley and the Special Committee is represented by Fried Frank and Morris Nichols in the transactions contemplated by the Transaction Agreements.
Buyer Parties
Parent
EH Parent LLC was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.
Parent’s address is c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, and its telephone number is (310) 789-7200.
Merger Sub
EH MergerSub Inc. is a direct wholly owned subsidiary of Parent and was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.
Merger Sub’s address is c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, and its telephone number is (310) 789-7200.
Parent and Merger Sub are each wholly owned by Yucaipa.
Equity Investors
Pursuant to the Equity Commitment Letters, subject to the terms and conditions set forth therein and in connection with the Merger, ACM, the MCR Investors and the Bruce Group Investors have agreed to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50.0 million, up to $200.0 million and up to $14.6 million, respectively. For more information about the Equity Financing, see the section of this proxy statement captioned “Other Transaction Agreements—Equity Commitment Letters.” ACM is represented by Gibson Dunn, the MCR Investors are represented by a separate Fried Frank team separated by an ethical wall from the Fried Frank team representing the Special Committee and the Bruce Group Investors are represented by Paul Weiss in the transactions contemplated by the Transaction Agreements.
Reinvestment Stockholders
Yucaipa and its founder and Soho House’s Executive Chairman and a member of the Board, Mr. Ron Burkle; Mr. Nick Jones, Soho House’s founder and a member of the Board; Mr. Richard Caring and Mr. Mark Ein, members of the Board; Mr. Andrew Carnie, Soho House’s Chief Executive Officer; Mr. Tom Collins, Soho House’s Chief Operating Officer; and certain affiliates of Goldman Sachs & Co. LLC, together with certain non-executive members of Soho House’s management who are stockholders (who in the aggregate owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock as of the Record Date) have entered into the Rollover and Support Agreements, pursuant to which they have agreed to have their Rollover Shares remain outstanding and be unaffected by the Merger. Mr. Richard Caring is represented by Herbert Smith and Goldman Sachs is represented by Weil in the transactions contemplated by the Transaction Agreements.

THE SPECIAL MEETING
Date, Time and Place
Soho House will hold the Special Meeting on January 9, 2026 at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). You may virtually attend the Special Meeting via a live webcast on the internet at www.virtualshareholdermeeting.com/SHCO2025SM. You will be able to listen to the Special Meeting live and vote online. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares). Soho House believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.
If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
Purpose of the Special Meeting
At the Special Meeting, Soho House will ask stockholders to vote on the Merger Proposal and the Adjournment Proposal.
Soho House’s stockholders must adopt and approve the Merger Proposal in order for the Merger to be completed. Approval of the Adjournment Proposal is not a condition to completion of the Merger. Copies of the Merger Agreement, the form of Rollover and Support Agreement, the Equity Commitment Letters (or forms thereof), the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the form of Voting Agreement are attached as Annexes A through J to this proxy statement and are incorporated by reference in this proxy statement in their entirety. Soho House encourages you to read the Merger Agreement, the other Transaction Agreements and the Letter Agreement Amendment that are attached as annexes to this proxy statement carefully in their entirety.
Attending the Special Meeting
The Special Meeting will begin at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time). Online check-in will begin a few minutes prior to the Special Meeting. Soho House encourages you to access the meeting prior to the start time.
As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at www.virtualshareholdermeeting.com/SHCO2025SM. You will need the control number found on your proxy card in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.
Once online access to the Special Meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card in order to submit questions. If you are a beneficial owner of shares in street name, please contact your bank, broker or other nominee to arrange to attend and vote at the meeting. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Record Date; Shares Entitled to Vote; Quorum
Only Soho House’s stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at Soho House’s principal executive offices located at 180 Strand, London, United Kingdom WC2R 1EA, during regular London business hours for a period of 10 days ending on the day before the Special Meeting. Please contact Ben Nwaeke, Soho House’s Corporate Secretary, at shareholderlist@sohohouseco.com for an appointment to inspect the list. As of the Record Date, there were 54,149,151 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting. Each record holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock owned of record as of the Record Date and each record holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock owned of record as of the Record Date.
The presence (virtually or by proxy) of holders of shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Votes Required
Under the terms of the Merger Agreement, the adoption and approval of the Merger Proposal requires the affirmative vote of (1) the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon and (2) the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of Common Stock representing a majority in voting power of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter.
Abstentions
Abstentions will be counted as present for purposes of determining the existence of a quorum, but will have the same effect as a vote “AGAINST” the Majority Approval of the Merger Proposal and the Adjournment Proposal. An abstention will not be considered a vote cast affirmatively or negatively and will have no effect on the outcome of the vote on the Unaffiliated Approval of the Merger Proposal.
Broker Non-Votes
If your shares of Common Stock are held in “street name” (that is, held for your account by a broker, bank, or other nominee), you will receive voting instructions from your broker, bank, or other nominee. For any “street name” stockholder, the NYSE rules applicable to brokers who have record ownership of Common Stock determine whether the applicable broker may vote your shares in its discretion even if it does not receive voting instructions from you (so called “discretionary voting authority”). A “broker non-vote” occurs when a broker submits a proxy on behalf of a beneficial owner for a stockholder meeting but does not vote on a particular proposal because such broker does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner.
Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if you are a “street name” stockholder and do not give voting instructions to your broker, then those shares of Common Stock will not be present by means of remote communication or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting. Additionally, any such uninstructed shares will have the same effect as a vote “AGAINST” the Majority Approval of the Merger Proposal, but will have no effect on the Unaffiliated Approval of the Merger Proposal or the approval of the Adjournment Proposal. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” any of the Merger Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.
Shares Held by Soho House’s Directors and Executive Officers
As of the Record Date, Soho House’s directors and executive officers owned and were entitled to vote, in the aggregate, 4,200,129 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, collectively representing approximately 96.6% of the voting power of the shares of Common Stock outstanding as of the Record Date. Soho House’s directors and executive officers have informed Soho House that they intend to vote all of their shares of Common Stock: (1) “FOR” the adoption and approval of the Merger Proposal (although such votes will not be considered for purposes of the Unaffiliated Approval of the Merger Proposal) and (2) “FOR” the approval of the Adjournment Proposal.
Each of Mr. Ron Burkle, Mr. Nick Jones, Mr. Richard Caring, Mr. Mark Ein, Mr. Andrew Carnie and Mr. Tom Collins are party to a Rollover and Support Agreement, pursuant to which they agreed to vote all of their shares of Common Stock in favor of the adoption and approval of the Merger Proposal and the approval of the Adjournment Proposal and against any other proposed action, agreement or transaction involving Soho House that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, subject to certain terms and conditions contained in the Rollover and Support Agreements. For more information, please see the section of this proxy statement captioned “Other Transaction Agreements—Rollover and Support Agreements.”
Voting of Proxies
If you are a stockholder of record (that is, your shares are registered in your name with Soho House’s transfer agent, Computershare Trust Company, N.A.), you may vote your shares electronically over the internet or by telephone by following the instructions on your enclosed proxy card. You should have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Alternatively, you may vote your shares by returning a marked, signed and dated proxy card using the enclosed prepaid envelope, or, you may vote at the Special Meeting using the control number located on the enclosed proxy card. Based on your proxy cards or internet and telephone proxy, the proxy holders will vote your shares according to your direction.
If you virtually attend the Special Meeting and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Depending on your bank, broker or other nominee, beneficial owners of shares held in “street name” must also submit a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to virtually attend the Special Meeting. If you virtually attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.
All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the adoption and approval of the Merger Proposal and (2) “FOR” the approval of the Adjournment Proposal.
If your shares are held in “street name” through a bank, broker or other nominee, you may submit a proxy to vote through your bank, broker or other nominee by marking, signing, dating and returning by mail the enclosed voting instruction form provided by your bank, broker or other nominee. Depending on your bank, broker or other nominee, you may also virtually attend the Special Meeting and vote at the Special Meeting if you obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may submit a proxy to vote over the internet or telephone by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form by mail; (2) submit a proxy to vote over the internet or by telephone through your bank, broker or other nominee; or (3) virtually attend the Special Meeting and vote at the Special Meeting, which depending on your bank, broker or other nominee may require you to obtain a “legal proxy” from your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the Majority Approval of the Merger Proposal, but will have no effect on the Unaffiliated Approval of the Merger Proposal or the approval of the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by:
•	signing another proxy card with a later date and returning it to Soho House prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•
delivering a written notice of revocation to Soho House’s Corporate Secretary at Soho House’s principal executive offices located at 180 Strand, London, United Kingdom WC2R 1EA prior to the Special Meeting; or

•	virtually attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.
If you have submitted a proxy, your virtual attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Common Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. Depending on your bank, broker or other nominee, you may vote at the Special Meeting if you obtain and submit a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.
Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Soho House’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Adjournment
The chairperson of the Special Meeting, or the holders of shares of Common Stock representing a majority in voting power of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter, may adjourn the Special Meeting to another place, date, or time.
The Merger Agreement provides that Soho House may not, without Parent’s prior written consent, adjourn the Special Meeting more than two times because there is an insufficient number of shares of the Common Stock present or represented by proxy at the Special Meeting to constitute a quorum or to obtain the Requisite Stockholder Approval. The Merger Agreement also provides that Soho House may not, without Parent’s prior written consent, postpone or adjourn the Special Meeting by more than 10 business days for each event giving rise to such a postponement or adjournment.
If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time before they are exercised at the Special Meeting.
Solicitation of Proxies
Soho House, on behalf of the Board, is soliciting proxies from Soho House’s stockholders for the Special Meeting. Under applicable SEC rules and regulations, the members of the Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.
The expense of soliciting proxies will be borne by Soho House. Soho House has retained Okapi Partners LLC (“Okapi”), a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process. Soho House has agreed to pay Okapi an initial fee of $15,000 for its proxy solicitation services, plus a performance fee of $15,000 payable upon the successful conclusion of the solicitation, additional fees for related services and reimbursement for reasonable out-of-pocket expenses. Soho House will indemnify Okapi against losses arising out of its provision of these services on its behalf. In addition, Soho House may reimburse banks, brokers and other nominees representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Soho House’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Soho House currently expects to complete the Merger in January 2026. However, the exact timing of the completion of the Merger, and whether it will be completed at all, cannot be known with certainty because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of Soho House’s control.
Appraisal Rights
If the Merger is completed, holders of record and beneficial owners of Common Stock who: (1) do not vote in favor of the Merger Proposal; (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Common Stock through the effective date of the Merger; (3) properly demand appraisal of their applicable shares; (4) meet certain statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262 of the DGCL.
Persons considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the full text of which is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Other Matters
At this time, Soho House knows of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting and you deliver a proxy to Soho House, your shares of Common Stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.

Householding of Special Meeting Materials
Soho House has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies Soho House that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of Soho House’s disclosure documents at this time, or for future proxy materials, please contact Soho House’s mailing agent, Broadridge, at Phone Number: 1-866-540-7095 or by mail at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or email.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Common Stock, please contact Soho House’s proxy solicitor at:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and brokerage firms call: (212) 297-0720
Stockholders and all others call toll-free: (888) 785-6707
Email: info@okapipartners.com

THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide Soho House stockholders with information regarding its terms. It is not intended to provide any other factual information about Soho House, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Soho House’s stockholders. Soho House’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after August 15, 2025, which subsequent information may or may not be reflected in Soho House’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in Soho House’s filings with the SEC. Please see the section of this proxy statement captioned “Where You Can Find Additional Information.”
Effect of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Soho House, the separate corporate existence of Merger Sub will thereupon cease, and Soho House will continue as the surviving corporation of the Merger. As a result of the Merger, the Class A Common Stock will no longer be publicly traded. In addition, the Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Soho House will no longer file periodic reports with the SEC on account of the Class A Common Stock. If the Merger is completed, unless you are a Reinvestment Stockholder, you will not own any shares of capital stock of the surviving corporation.
Closing and Effective Time of the Merger
The closing of the Merger will take place no later than the sixth business day following the satisfaction or waiver of all conditions to the closing of the Merger (described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions) or such other time as agreed to in writing by Soho House and Parent. On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance for record of the certificate of merger, or such later time as may be agreed by Soho House and Parent and specified in the certificate of merger.
Directors and Officers; Certificate of Incorporation; Bylaws
From and after the Effective Time, Soho House, as the surviving corporation in the Merger, will possess all properties, rights, privileges, powers and franchises of Soho House and Merger Sub, and all of the debts, liabilities and duties of Soho House and Merger Sub will become the debts, liabilities and duties of the surviving corporation.
Prior to the closing of the Merger, the existing members of the Board (other than Mr. Ron Burkle, Mr. Richard Caring, Mr. Mark Ein and Mr. Joe Hage) will resign and approve the reconstitution of the Board to include: (1) three directors designated by Yucaipa, including Mr. Ron Burkle, Mr. Mark Ein and Mr. Joe Hage; (2) two directors designated by affiliates of MCR; (3) Mr. Richard Caring; and (4) Mr. Ashton Kutcher, with such resignations and reconstitution to become effective immediately following the Effective Time. At the Effective Time, the initial officers of Soho House will be the officers of Soho House as of immediately prior to the Effective Time. The initial directors and officers of Soho House immediately following the Effective Time will hold office in accordance with the then current certificate of incorporation and bylaws of Soho House until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. At the Effective Time, the Soho House Charter and the Soho House Bylaws will be amended and restated in their entirety to read as set forth in Exhibit A and Exhibit B to the Merger Agreement, until thereafter amended in accordance with the applicable provisions of the DGCL and Soho House’s then current certificate of incorporation and bylaws.
Per Share Price
Common Stock
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:
•
each share of Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares, the Rollover Shares, shares held by stockholders who have exercised appraisal rights and certain shares of Class A Common Stock that may be issued pursuant to equity awards pursuant to the terms of the Merger Agreement) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price;

•
each share of Common Stock that is (A) held by Soho House or its subsidiaries, (B) an Owned Company Share or (C) a Parent Owned Merger Sub Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

•
each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Parent Owned Merger Sub Shares) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A Common Stock.

The Rollover Shares and certain shares of Class A Common Stock issued pursuant to equity awards pursuant to the terms of the Merger Agreement will remain outstanding and will be unaffected by the Merger.
If the Merger is completed, Soho House’s stockholders (other than as specified above) will have the right to receive the Per Share Price, but Soho House’s stockholders will no longer have any rights as a stockholder of Soho House; provided that Soho House’s stockholders who properly exercise their appraisal rights may have the right to receive, in lieu of the Per Share Price, payment of the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law. For more information, please see the section of this proxy statement captioned “Appraisal Rights.”
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the Merger Agreement, immediately prior to the Effective Time:
•
each vested Soho House SAR that is not held by a Reinvestment Stockholder will be cancelled and converted into the right to receive a cash payment equal to the product of (1) such Soho House SAR, multiplied by (2) the excess, if any, of (A) the Per Share Price over (B) the base price per share subject to such award, without interest and less any required tax withholdings; provided that any vested Soho House SAR with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
with respect to each vested Soho House SAR held by a Reinvestment Stockholder: (1) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the most recent grant date) will continue to relate to shares of Class A Common Stock and be subject to the same terms and conditions applicable to such vested Soho House SAR; and (2) 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of the total vested Soho House SARs held by such Reinvestment Stockholder (consisting of such vested Soho House SARs with the earliest grant date) will be cancelled in exchange for a cash payment equal to the product of (A) each such Soho House SAR, multiplied by (B) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of such Soho House SAR, without interest and less any required tax withholdings; provided that any vested Soho House SARs with a base price per share that is equal to or greater than the Per Share Price will be cancelled for no consideration;

•
each vested Soho House RSU or Soho House PSU (including any Soho House RSUs or Soho House PSUs that vest as a result of the Merger) will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to such award multiplied by (2) the Per Share Price, less any required tax withholdings; provided that, for any Reinvestment Stockholder, 40%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount will be paid in cash, and 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) 60%, or such other amount as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement, of such amount, and (B) the Per Share Price (rounded to the nearest whole share);

•
each unvested Soho House RSU held by any non-employee director of Soho House will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the number of such Soho House RSUs held by such holder multiplied by (2) the Per Share Price; provided that, for any Reinvestment Stockholder, such Reinvestment Stockholder will only be paid a portion of such amount (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) in cash, and a portion (as set forth in the Reinvestment Stockholder’s Rollover and Support Agreement and which may be $0) will be paid in a number of shares of Class A Common Stock equal to the quotient of (A) such amount and (B) the Per Share Price (rounded to the nearest whole share); and

•
with respect to each unvested Soho House SAR, Soho House RSU or Soho House PSU, such award will continue to relate to Class A Common Stock and be subject to the same terms and conditions applicable to such award.

Exchange and Payment Procedures
Prior to the closing of the Merger, Soho House will select a bank or trust company to act as the payment agent for the Merger (the “Payment Agent”) and to make payments of the Per Share Price to Soho House’s stockholders. At or prior to the closing of the Merger, (1) Merger Sub will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the cash proceeds received by Merger Sub pursuant to the Equity Commitment Letters, and (2) Soho House will deposit (or cause to be deposited) with the Payment Agent an amount of cash (including the cash proceeds received pursuant to any additional Subscription Agreements) equal to the remaining amount of the aggregate consideration to which Soho House’s stockholders become entitled pursuant to the Merger Agreement, which amount will not exceed the Closing Cash Funding Amount.
Promptly following the closing of the Merger (and in any event within three business days), the Payment Agent will send to each holder of record of shares of Common Stock as of immediately prior to the Effective Time (1) a letter of transmittal in customary form and (2) instructions for use in effecting the surrender of the shares of Common Stock in exchange for the Per Share Price.
If any cash deposited with the Payment Agent is not claimed within one year following the Closing Date, such cash will be returned to Soho House, upon demand, and any record holders of shares of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Soho House as general creditor for payment of the Per Share Price (subject to applicable law). Any cash deposited with the Payment Agent that remains unclaimed two years following the Closing Date will, to the extent permitted by applicable law, become the property of Soho House free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of Soho House, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Soho House are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Soho House, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Soho House and its subsidiaries, taken as a whole or (b) would render Soho House unable to consummate the Merger prior to 11:59 p.m., Eastern Time, on February 15, 2026 or on such later date as may be mutually agreed by Soho House and Parent (the “Termination Date”); provided that, solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
1.
changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any governmental authority in response to any of the foregoing;

2.
changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country or region in the world; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

3.	changes in the general business or economic conditions in the industries or markets in which Soho House and its subsidiaries conduct business;
4.	changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;
5.
any general geopolitical conditions, social protest or social unrest (whether or not violent), outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber warfare, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

6.
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, nuclear incidents, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

7.	any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world;
8.
any Effect resulting from the announcement of the Merger Agreement or the pendency of the Merger and the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of Soho House and its subsidiaries with suppliers, customers, members, partners, vendors or any other third person (other than for purposes of certain representations and warranties in the Merger Agreement with respect to non-contravention, governmental approvals and Employee Plans (as defined in the Merger Agreement));

9.
the compliance by any party with the express terms of the Merger Agreement, including any action taken or refrained from being taken as expressly required by the Merger Agreement (other than for purposes of certain representations and warranties in the Merger Agreement with respect to non-contravention and government approvals);

10.	changes after August 15, 2025 in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);
11.
changes after August 15, 2025 in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that any cause of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

12.
any failure, in and of itself, by Soho House and its subsidiaries to meet (1) any public analyst estimates or expectations of Soho House’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

13.	any matters set forth on the confidential disclosure letter to the Merger Agreement; and
14.
any transaction litigation or other legal proceeding threatened, made or brought by any current or former holder of Common Stock or any other securities or indebtedness of Soho House or any of its subsidiaries against Soho House or any of its subsidiaries, any of their respective officers or other employees or any member of the Board (including the Special Committee) arising out of the Merger or any other transaction contemplated by the Merger Agreement;

except, with respect to 1, 2, 3, 4, 5, 6, 7 and 10 above, to the extent that such Effect has had, or would reasonably be expected to have, a material and disproportionate adverse effect on Soho House and its subsidiaries relative to other companies operating in the industries in which Soho House and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred (and the only to the extent such incremental disproportionate adverse impact is not excluded by the other exceptions in this definition).
In the Merger Agreement, Soho House made customary representations and warranties to the Buyer Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Soho House;
•	Soho House’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•	the necessary approval of the Board and the Special Committee;
•	the receipt of Morgan Stanley’s fairness opinion by the Special Committee;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Rollover and Support Agreements, the Merger and the transactions contemplated thereby;
•	the necessary vote of Soho House’s stockholders and Unaffiliated Stockholders in connection with the Merger Agreement;
•
the absence of any conflict or violation of any organizational documents of Soho House, certain existing contracts of Soho House and its subsidiaries, applicable laws to Soho House or its subsidiaries or the resulting creation of any lien upon the properties or assets of Soho House or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of Soho House as well as the ownership and capital structure of its subsidiaries;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Soho House’s securities;

•
the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Soho House or any of Soho House’s subsidiaries;

•	the accuracy and completeness of Soho House’s SEC filings and financial statements;
•	Soho House’s disclosure controls and procedures;
•	Soho House’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•	the conduct of the business of Soho House and its subsidiaries in the ordinary course of business and the absence of any Company Material Adverse Effect, in each case, since December 29, 2024;
•	the existence and enforceability of specified categories of Soho House’s and its subsidiaries’ material contracts;

•	real property owned, leased or subleased by Soho House and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters;
•	data security and privacy matters;
•	tax matters;
•	Employee Plans;
•	labor matters;
•	Soho House’s and its subsidiaries’ compliance with laws and possession of necessary permits;
•	litigation matters;
•	insurance matters;
•	absence of any contract, transaction, arrangement or understanding between Soho House or any of its subsidiaries and any affiliate thereof that has not been disclosed; and
•	payment of fees to brokers in connection with the Merger Agreement.
In the Merger Agreement, the Buyer Parties made customary representations and warranties to Soho House that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;
•	the capitalization of Merger Sub;
•	the Buyer Parties’ authority to enter into and perform the Merger Agreement;
•
the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of litigation and orders;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the absence of any required consent of holders of voting interests in Parent;
•	the absence of exclusive arrangements with financing sources related to the Merger;
•	the absence of any stockholder or management arrangements related to the Merger; and
•	the exclusivity and terms of the representations and warranties made by Soho House.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except (1) as expressly contemplated by the Merger Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law, regulatory requirement or order, (2) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Soho House will, and will cause each of its subsidiaries to:
•	use its commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law;
•	subject to the express restrictions and exceptions set forth in the Merger Agreement, conduct its business and operations in the ordinary course of business in all material respects; and

•
in all material respects (A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which Soho House and its subsidiaries have material business relations.

In addition, Soho House has agreed that, except as (1) expressly contemplated by the Merger Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law or order, (2) approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) disclosed in the confidential disclosure letter to the Merger Agreement, during the period between the date of the signing of the Merger Agreement and the Effective Time, Soho House will not, and will cause each of its subsidiaries not to, among other things:
•	amend the organizational documents of Soho House in a manner that would have a material adverse impact on the Buyer Parties;
•	liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize;
•
issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Soho House or any of its subsidiaries, except for (1) the issuance or sale of shares of Common Stock in connection with the exercise or settlement of equity awards outstanding as of August 15, 2025, in accordance with their terms and (2) equity awards granted after August 15, 2025 that by their terms (a) do not vest prior to the Termination Date and (b) convert into equivalent equity awards of Soho House, as the surviving corporation, at the closing of the Merger;

•
directly or indirectly acquire, repurchase or redeem any Soho House securities, except for repurchases, withholdings or cancellations of Soho House securities pursuant to the terms and conditions of equity awards outstanding as of August 15, 2025, in accordance with their terms as in effect on such date (or equity awards granted after August 15, 2025 in accordance with the terms of the Merger Agreement);

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of Soho House or any of its subsidiaries;
•	declare, set aside or pay any dividend or other distribution;
•
incur or assume any indebtedness or issue any debt securities, except (1) in the ordinary course of business; (2) any amounts under the credit facilities of Soho House and its subsidiaries in existence on August 15, 2025 or entered into after August 15, 2025 in compliance with the terms of the Merger Agreement (or any refinancing thereof that does not materially increase the principal amount outstanding); and (3) intercompany loans or advances between or among Soho House and its direct or indirect subsidiaries;

•	mortgage, pledge or incur any lien upon any assets other than in connection with the incurrence or assumption of any indebtedness permitted under the Merger Agreement;
•
make any loans, advances or capital contributions to, or investments in, any other person except for (1) extensions of credit to customers in the ordinary course of business, (2) advances to directors, officers and other employees for travel, shadow payroll related deductions and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with Soho House’s and its subsidiaries’ policies related thereto, (3) loans, advances or other extensions of credit or capital contributions to, or investments in, Soho House or any of its subsidiaries or (4) loans, advances or other extensions of credit or capital contributions to, or investments in, any joint ventures in which Soho House or its direct or indirect subsidiaries were a member on August 15, 2025 or become a member after August 15, 2025 in compliance with the terms of the Merger Agreement;

•	sell, abandon, transfer or assign, any material assets to a person other than Soho House or any of its subsidiaries outside of the ordinary course of business;
•
(A) make or change any material tax election; (B) surrender any right to or claim for a refund, credit or other reduction of material taxes; (C) settle, consent to or compromise any claim or assessment for material taxes; (D) materially amend, modify or otherwise change any material tax return; (E) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; (F) enter into a closing agreement with any governmental authority regarding any material tax or (G) change (or request to change) any material method of accounting for tax purposes; other than, in the case of each of clauses (A), (B), (C), (D), (E), (F) and (G), in the ordinary course of business; and for actions that do not result in liabilities and penalties that materially exceed the reserves or accruals reflected in the consolidated financial statements of Soho House and its subsidiaries;
•
make any capital expenditures other than those consistent in all material respects with Soho House’s aggregate capital expenditure budget, as previously disclosed in the confidential disclosure letter to the Merger Agreement;

•	enter into, modify, amend or terminate any Material Contracts (as defined in the Merger Agreement), except in the ordinary course of business or as otherwise permitted by the Merger Agreement;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Soho House or other person that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, other than transactions, agreements, arrangements or understandings that are permitted under or approved in accordance with Soho House’s Related Persons Transaction Policy;

•
other than an acquisition from Soho House or any of its subsidiaries, acquire any other business or any material portion thereof or material equity interest therein that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger; or

•	enter into, authorize or agree or commit to enter into a contract to do any of the foregoing.
Except (1) as disclosed in the confidential disclosure letter to the Merger Agreement or (2) as expressly contemplated by the Merger Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Soho House will not, and will not permit any of its subsidiaries, to, take any of the following actions without prior notice to and, if requested by Parent, engaging in good faith informational discussions with Parent with respect to such actions:
•
assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to (1) obligations that are not in any individual case material to Soho House and its subsidiaries taken as a whole, (2) actions taken in the ordinary course of business and (3) obligations of any direct or indirect subsidiaries of Soho House;

•	acquire, lease or license any material assets, including any owned real property and leased real property (other than in the ordinary course of business);
•
settle, release, waive or compromise any pending or threatened material legal proceeding or other claim against Soho House or any of its subsidiaries, except for the settlement of any legal proceedings or other claim that is (A) reflected or reserved against in Soho House’s balance sheet; (B) for solely monetary payments by Soho House and its subsidiaries of, net of insurance recovery, no more than $1.0 million in any individual case; or (C) settled in compliance with the terms of the Merger Agreement;

•
sell, abandon, transfer, assign, allow to lapse, or otherwise dispose of (including through exclusive licenses) any material intellectual property, except (A) for expiration of any registered intellectual property at the end of its statutory term or (B) pursuant to a license granted in the ordinary course of business consistent with past practices;

•
materially amend, renew or fail to exercise options to renew, voluntarily terminate or cancel any material lease (or enter into any contract that if in effect on August 15, 2025 would be a material lease) outside of the ordinary course of business;

•
incur or assume indebtedness or issue debt securities in a principal amount in excess of $5 million in any individual case, except with respect to intercompany loans or advances between or among Soho House and its direct or indirect subsidiaries;

•
enter into, adopt, amend or modify (including accelerating the vesting, payment or funding), or terminate any Employee Plan or other plan, program agreement or arrangement that would constitute an Employee Plan if in effect on August 15, 2025, in each case, with respect to C-suite executives (other than at-will offer letters or, for jurisdictions outside of the United States, employment agreements that provide for employment periods and rights no greater than required by applicable law, entered into with new hires of employees of Soho House and its subsidiaries in the ordinary course of business); (B) increase or decrease the compensation of any C-suite executive; (C) grant or pay any special bonus, special remuneration, incentive awards or other compensation or benefits, or grant any equity or equity-based awards, or pay any compensation or benefit not required by (or accelerate the time of payment, vesting of any compensation or benefit or in any other way secure the payment becoming due under) any Employee Plan as in effect as of August 15, 2025 to any C-suite executive, except in the case of each of clauses (A), (B) and (C), as may be required by applicable law or explicitly required by the terms of the applicable Employee Plan; (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any C-suite executive; (E) hire or terminate (other than for cause) any C-suite executive; or (F) grant or forgive any loans to any C-suite executive;
•
except for such actions that are explicitly required by the terms of any collective bargaining agreement or required by applicable law or order, (A) enter into, negotiate, modify or terminate any collective bargaining agreement or agreement or arrangement to form a works council or other contract with any labor union, works council, or other labor organization; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of Soho House and its subsidiaries; or

•	enter into, authorize, or agree or commit to enter into a contract to take any of the foregoing actions requiring a notice to Parent listed in the first six bullets above.
Solicitation or Negotiation of Other Offers
For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means an agreement with Soho House containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receives material non-public information of or with respect to Soho House and its subsidiaries to keep such information confidential; provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the confidentiality provisions set forth in the Merger Agreement (except that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).
“Acquisition Proposal” means any offer or proposal to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:
•
any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Soho House or any other person(s), of securities representing more than 15% of the total outstanding equity securities of Soho House (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding equity securities of Soho House (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

•
any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of Soho House and its subsidiaries taken as a whole (measured by the fair market value thereof); or

•
any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Soho House pursuant to which (1) any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 15% of the total outstanding equity securities of Soho House (by vote or economic interests) after giving effect to the consummation of such transaction or (2) Soho House’s stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (other than in respect of an Acquisition Proposal from any of (1) the Buyer Parties or (2) the Equity Investors, Reinvestment Stockholders or their respective affiliates, or any group that includes any of foregoing (the persons listed in clause (2), the “Consortium Members”), other than an Acceptable Confidentiality Agreement).
“Intervening Event” means any positive material event or development or material change in circumstances with respect to Soho House that was (1) (A) not actually known to, or reasonably foreseeable to, the Special Committee or the Board as of August 15, 2025 or (B) if actually known to, or reasonably foreseeable to, the Special Committee or the Board as of August 15, 2025, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Board as of August 15, 2025; and (2) does not relate to (A) the receipt, existence of or terms of an Acquisition Proposal; or (B) the mere fact, in and of itself, that Soho House meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of the Class A Common Stock or Soho House’s credit rating (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account).
“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined (1) is reasonably likely to be consummated in accordance with its terms and (2) if consummated, would be more favorable to the Unaffiliated Stockholders (in their capacity as such) than the Merger, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Board or the Special Committee deems relevant and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
From and after August 15, 2025 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Soho House and its subsidiaries will not, and will use reasonable best efforts to cause their directors and officers not to, and will instruct their other employees, consultants, agents, representatives and advisors (collectively, “Representatives”) not to and will not authorize or knowingly permit any of them to, directly or indirectly:
•
solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members on behalf of the Buyer Parties);

•
furnish to any person any non-public information relating to Soho House and its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Soho House and its subsidiaries (other than the Buyer Parties, the Consortium Members, or any of their respective designees), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members) or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members);

•
participate or engage in discussions or negotiations with any person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), other than to (1) inform any person that the terms of the Merger Agreement prohibit such discussions or (2) seek clarification from any person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Board or the Special Committee;

•
approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members);

•	enter into an Alternative Acquisition Agreement; or
•	authorize or commit to do any of the foregoing.
Soho House will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to August 15, 2025 with any parties conducted prior to such date with respect to any Acquisition Proposal. Soho House will: (1) promptly request the return or destruction of all non-public information concerning Soho House and its subsidiaries furnished to any person that has executed a confidentiality agreement at any time within the twelve month period immediately preceding August 15, 2025 in connection with any Acquisition Proposal; (2) cease providing any further information with respect to Soho House and its subsidiaries or any Acquisition Proposal to any such person or its Representatives; and (3) promptly terminate all access granted to any such person and its Representatives to any physical or electronic data room. From and after August 15, 2025 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Soho House will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its outside legal counsel) has determined that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. Soho House will, and will cause its subsidiaries and its and their respective Representatives to, immediately following August 15, 2025 cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any such persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members).
Notwithstanding these restrictions, until the time the Requisite Stockholder Approval is obtained, if Soho House receives a bona fide Acquisition Proposal after August 15, 2025 that did not result from a material breach of the terms of the Merger Agreement, it may, among other things, directly or indirectly, participate or engage in discussions or negotiations with, furnish any non-public information relating to Soho House and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Soho House and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its Representatives that has made or delivered to Soho House an Acquisition Proposal after August 15, 2025, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal in a manner consistent with the terms of the Merger Agreement, provided that the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) has determined that the failure to take the actions contemplated by the above would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. Soho House will promptly (and in any event within 36 hours) (1) make available to Parent any non-public information concerning Soho House and its subsidiaries that is provided to any such person or its Representatives that was not previously made available to Parent and (2) provide written notice to Parent of any determination made by the Board (acting upon the recommendation of the Special Committee) or the Special Committee pursuant to the immediately preceding proviso; and provided further that if any such person or its Representatives is a competitor of Soho House and its subsidiaries, Soho House and its subsidiaries will not provide any information that in the good faith determination of Soho House constitutes commercially sensitive non-public information to such person other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Soho House from sharing such information.
A breach of these “non-solicitation” provisions of the Merger Agreement by any (1) director or officer of Soho House or (2) other Representative of Soho House acting at the express direction of Soho House with respect to the matters contemplated by these “non-solicitation” provisions will be deemed to be a breach of these “non-solicitation” provisions by Soho House.
Soho House is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement and pays a termination fee to certain of the Equity Investors, as described in the section of this proxy statement captioned “—Termination Fees.”

Recommendation Changes
As described above, and subject to the provisions described below, the Board and the Special Committee have made the recommendation that Soho House’s stockholders vote “FOR” the adoption and approval of the Merger Proposal. The Merger Agreement prohibits the Board (or a committee thereof, including the Special Committee) from effecting a Recommendation Change except as described below.
The Board (or a committee thereof, including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee’s recommendation or the Board’s recommendation in a manner adverse to Parent in any material respect;

•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;
•
fail to publicly reaffirm the Special Committee’s recommendation or the Board’s recommendation within 10 business days after Parent so requests in writing or in connection with the public disclosure by Soho House of an Acquisition Proposal (other than of the type referred to in the following bullet) by any person other than the Buyer Parties or the Consortium Members (it being understood that Soho House will have no obligation to make such reaffirmation on more than three separate occasions except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment));

•
take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 business days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Board (or a committee thereof, including the Special Committee) to Soho House’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or

•	fail to include the Special Committee’s recommendation or the Board’s recommendation in this proxy statement.
Notwithstanding the restrictions described above, prior to obtaining the Requisite Stockholder Approval, the Board, upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to the first, third or fifth bullets above if (1) there has been an Intervening Event or (2) the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if:
•
Soho House has provided prior written notice to Parent at least five business days in advance to the effect that the Board, upon the recommendation of the Special Committee, or the Special Committee has (1) so determined, and (2) resolved to effect a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•
prior to effecting such Recommendation Change, Soho House and its affiliates and representatives, during such five business day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby, and after taking into account any revisions to the terms of the Merger Agreement and the other documents contemplated thereby, the Board (acting upon the recommendation of the Special Committee) or the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, prior to obtaining the Requisite Stockholder Approval, if Soho House has received a bona fide Acquisition Proposal that the Board (acting upon the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Board (acting upon the recommendation of the Special Committee) may effect a Recommendation Change with respect to such Acquisition Proposal and, in addition, may authorize Soho House to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, but only if:

•
the Board (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	Soho House and its subsidiaries and their Representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;
•
Soho House has provided prior written notice to Parent at least five business days in advance to the effect that the Board, upon the recommendation of the Special Committee, or the Special Committee has (1) received a bona fide Acquisition Proposal that has not been withdrawn, (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, and (3) resolved to effect a Recommendation Change or to terminate the Merger Agreement absent any revisions to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal;

•
prior to effecting such Recommendation Change or termination, Soho House and its Representatives at least five business days in advance, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby so that such Acquisition Proposal would cease to constitute a Superior Proposal and after such five business days, the Board, upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any such revisions proposed by Parent) that such Acquisition Proposal remains a Superior Proposal (provided that in the event of any material revisions, updates or supplements to such Acquisition Proposal, Soho House must deliver a new written notice to Parent and to comply with the foregoing requirements with respect to such new written notice, except Soho House and its Representatives will give new written notice at least three business days in advance); and

•
solely in the event of any termination of the Merger Agreement in order to cause or permit Soho House and its subsidiaries to enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal which constitutes a Superior Proposal, Soho House has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to certain of the Equity Investors the Termination Fee.

Conditions to the Closing of the Merger
The respective obligations of Soho House and the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:
•	the receipt of the Requisite Stockholder Approval;
•	the expiration or early termination of the Merger’s applicable waiting period under the HSR Act (which waiting period was terminated early at 11:59 p.m. Eastern Time on September 29, 2025);
•
the absence of any (1) temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority of competent jurisdiction preventing the consummation of the Merger and (2) law applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; and

•	prior or substantially concurrent funding of the Debt Financing.
In addition, the obligations of the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of Soho House (other than the representations and warranties described in the following three bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of August 15, 2025, and as of immediately prior to the Effective Time on the Closing Date as if made at and as of immediately prior to the Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;
•
the representations and warranties of Soho House relating to certain aspects of Soho House’s organization and good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Soho House’s capitalization, and preemptive or other similar rights that (1) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of August 15, 2025, and as of immediately prior to the Effective Time on the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), and (2) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of August 15, 2025, and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

•
the representations and warranties of Soho House relating to certain other aspects of Soho House’s capitalization and its retention of brokers being true and correct in all respects as of August 15, 2025, and as of the Closing Date as if made at and as of the Closing Date (in each case (1) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (2) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

•
the representations and warranties of Soho House relating to Soho House’s operation in the ordinary course of business and there having been no Company Material Adverse Effect, in each case, since December 29, 2024 being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

•
Soho House having performed and complied in all material respects with all covenants and obligations of the Merger Agreement required to be performed and complied with by Soho House at or prior to the closing of the Merger;

•	the absence of any Company Material Adverse Effect after August 15, 2025 (no such Company Material Adverse Effect has occurred between August 15, 2025 and the date of this proxy statement); and
•
the receipt by the Buyer Parties of a certificate of Soho House, validly executed for and on behalf of Soho House and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Merger have been satisfied.

In addition, the obligation of Soho House to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Soho House:
•
the representations and warranties of the Buyer Parties set forth in the Merger Agreement being true and correct as of August 15, 2025, and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (1) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to the Merger Agreement, and (2) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to the Merger Agreement;

•
the Buyer Parties having performed and complied in all material respects with all covenants and obligations under the Merger Agreement required to be performed and complied with by them at or prior to the closing of the Merger; and

•
the receipt by Soho House of a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in their names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligation of Soho House to effect the Merger have been satisfied.

Indemnification and Insurance
The Merger Agreement provides that Soho House, as the surviving corporation, and its subsidiaries will honor and fulfill, in all respects, the obligations of Soho House and its subsidiaries pursuant to any indemnification agreements between Soho House and its subsidiaries and their current or former directors or officers (and any person who becomes a director or officer of Soho House or any of its subsidiaries prior to the Effective Time) or employees, for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Soho House and its subsidiaries will cause the Soho House Charter, the Soho House Bylaws, and other similar organizational documents of Soho House’s subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Soho House Charter, the Soho House Bylaws and other similar organizational documents of Soho House’s subsidiaries, as applicable, as of August 15, 2025. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, Soho House will indemnify and hold harmless each current or former director or officer of Soho House and its subsidiaries (and any person who becomes a director or officer of Soho House or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Soho House and its subsidiaries in effect on August 15, 2025, from and against any reasonable costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of Soho House, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, and (2) the Merger, as well as any actions taken by Soho House or the Buyer Parties with respect thereto. The Merger Agreement also provides that Soho House will advance all reasonable fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
In addition, the Merger Agreement requires Soho House, as the surviving corporation, to maintain in effect its directors’ and officers’ liability insurance in effect on August 15, 2025, for a period of at least six years commencing at the Effective Time. Soho House will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums paid by it for its last full fiscal year prior to the Merger, and if the premium for such insurance coverage would exceed such amount, Soho House is obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as Soho House’s directors’ and officers’ liability insurance carrier on August 15, 2025.
The Merger Agreement permits Soho House to purchase a prepaid six-year “tail” policy from an insurance carrier with the same or better credit rating as Soho House’s directors’ and officers’ liability insurance carrier on August 15, 2025 on terms that are no less favorable than those of Soho House’s directors’ and officers’ liability insurance policies as in effect on August 15, 2025, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by Soho House for coverage for its last full fiscal year.
Other Covenants
Stockholders’ Meeting
Soho House has agreed to take all necessary action (in accordance with applicable law, NYSE rules and Soho House’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement and the Schedule 13E-3 to Soho House’s stockholders for the purpose of obtaining the Requisite Stockholder Approval.
Transaction Litigation
Prior to the Effective Time, Soho House and each of the Buyer Parties will: (1) provide the other parties with prompt notice of all stockholder litigation relating to the Merger Agreement or the Merger, (2) keep the other parties reasonably informed with respect to the status thereof, (3) provide the other parties the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted prior to such filing or submission, and the applicable parties will consider such comments in good faith, (4) give the other parties a reasonable opportunity to review in advance all materials proposed to be delivered in connection with any discovery or document production with respect to such litigation, (5) give the other parties the opportunity to participate in the defense, settlement or prosecution of any such litigation, and (6) consult with the other parties with respect to the defense, settlement or prosecution of such litigation. Prior to the Effective Time, neither Soho House nor the Buyer Parties may settle any such litigation without the other parties’ prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).
Regulatory Efforts
Soho House and the Buyer Parties have agreed to use their respective reasonable best efforts to consummate and make effective the Merger in the most expeditious manner practicable. Nothing in the Merger Agreement will require Parent and/or Merger Sub to (and Soho House and its subsidiaries may not without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any material assets (whether tangible or intangible), rights, products or businesses of Soho House and its subsidiaries or Parent and its affiliates nor (2) any other material restrictions on the activities of Soho House and its subsidiaries or Parent and its affiliates.
Equity Financing
Subject to the terms and conditions of the Merger Agreement, Merger Sub will:
•
not permit (1) any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (A) reduce the amount of the Equity Financing under any Equity Commitment Letter, (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect, or (C) adversely impact the ability of Merger Sub or Soho House, as applicable, to enforce its rights against the other parties to any Equity Commitment Letter; or (2) any assignment of any Equity Commitment Letter without the express written consent of Soho House approved by the Board (upon the recommendation of the Special Committee) or by the Special Committee;

•
use its reasonable best efforts to do all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letters, including using its reasonable best efforts to (1) maintain in effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof, (2) satisfy on a timely basis all conditions to funding that are applicable to Merger Sub in the Equity Commitment Letters, (3) consummate the Equity Financing at or prior to the closing of the Merger, (4) comply with its obligations pursuant to the Equity Commitment Letters, and (5) enforce its rights pursuant to the Equity Commitment Letters; and

•
in the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor, use its reasonable best efforts to obtain as soon as possible following the occurrence of such event, alternative financing (in an amount sufficient to replace such unavailable Equity Financing) from the same or other sources acceptable to Soho House on terms and conditions no less favorable in the aggregate to Merger Sub than such unavailable Equity Financing.

In no event will the reasonable best efforts of Merger Sub be deemed or construed to require Merger Sub to bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to any of the Equity Commitment Letters (except that Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letters if Soho House seeks and is granted a decree of specific performance of the obligation to consummate the Merger).
Debt Financing
Prior to the Effective Time, subject to the limitations set forth in the Merger Agreement, Soho House and the Buyer Parties will use commercially reasonable efforts to provide all necessary or reasonably required cooperation in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to (1) cause

Soho House’s management to participate in, upon reasonable advance notice and at mutually agreeable times, a reasonable number of meetings, lender presentations or other customary similar activities; (2) furnish such financial statements and financial and operating information regarding Soho House and its subsidiaries as required in connection with the Debt Financing; (3) assist with the preparation, authorization, execution and delivery of any note purchase or similar agreements, customary guarantees, pledge and security agreements, notes and other definitive financing documents and customary authorization letters in connection with the Debt Financing; (4) reasonably assist with the preparations for the provision of, and obtaining of guarantees and the pledging of collateral; (5) provide, at least three business days prior to the closing of the Merger, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that is requested ten business days prior to the closing of the Merger; and (6) facilitate the taking of all corporate or similar actions to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Soho House Bond Limited at the closing of the Merger. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Soho House will promptly notify the Buyer Parties in writing and Soho House may use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to arrange to obtain alternative financing from alternative sources in an amount at least equal to the amounts in the Debt Commitment Letters (each such alternative financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and provide the Buyer Parties with a copy of, the new financing commitment that provides for such Alternative Financing.
The Merger Agreement does not require Soho House or any of its subsidiaries to (1) waive or amend any terms of the Merger Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date, except to the extent previously agreed in writing by Soho House and its subsidiaries; (2) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash that will be effective prior to the Closing Date; (3) take any action that, in the good faith determination of Soho House, would unreasonably interfere with the conduct of the business of Soho House and its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of Soho House and its subsidiaries; or (4) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which Soho House or any of its subsidiaries is a party.
Repayment of Indebtedness
At the closing of the Merger, Soho House will repay the Senior Secured Notes using borrowings from the Senior Secured Facility. As of September 28, 2025, the outstanding balance of the Senior Secured Notes (net of debt issuance costs) was $690.3 million.
Termination of the Merger Agreement
The Merger Agreement may be terminated:
•	at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Soho House and Parent;
•	by either Soho House or Parent at any time prior to the Effective Time:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, if (1) any permanent injunction or other judgment or order issued by a governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a governmental authority preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (2) any law is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (except that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure to resolve or lift, as applicable, such law, injunction, judgment or order);

○
whether prior to or after the receipt of the Requisite Stockholder Approval, if the Merger has not been consummated by the Termination Date, except that this right to terminate the Merger Agreement will not be available to (1) (A) Parent if Soho House has the valid right to terminate the Merger Agreement due to the Buyer Parties having breached or failed to perform or there being any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or inaccuracy would result in a failure of certain of Soho House’s conditions to closing or (B) Soho House if Parent has the valid right to terminate the Merger Agreement due to Soho House having breached or failed to perform or there being any inaccuracy of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or inaccuracy would result in a failure of certain of Parent’s conditions to closing and (2) any party whose action or failure to act (which action or failure to act constitutes a breach by such party to the Merger Agreement) has been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the Termination Date or the failure of the closing of the Merger to have occurred prior to the Termination Date; or
○
if Soho House fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof), except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party to the Merger Agreement) has been the primary cause of, or primarily resulted in the failure to obtain the Requisite Stockholder Approval;

•	by Soho House:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform or inaccuracy (1) would result in the failure of any conditions to the obligation of Soho House to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Soho House’s delivery of written notice of such breach or failure to perform, and Soho House is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, and there is no inaccuracy of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any of Parent’s conditions to closing; or

○
prior to receipt of the Requisite Stockholder Approval if (1) Soho House has received a Superior Proposal; (2) the Board, upon the recommendation of the Special Committee, or the Special Committee has authorized Soho House to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (3) Soho House has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal; and (4) concurrently with such termination Soho House pays the Termination Fee pursuant to the Merger Agreement; or

○
upon notice to Parent, if (1) the conditions to closing related to the Requisite Stockholder Approval and expiration of the HSR waiting period have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which would be satisfied if the closing of the Merger were on such date), or, to the extent permitted by applicable law or the Merger Agreement, waived; (2) Soho House has irrevocably notified each Equity Investor in writing that Soho House stands ready, willing and able to consummate the Merger (subject to the funding by the Equity Investors of the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters); (3) Soho House has given each Equity Investor written notice at least three business days prior to such termination stating Soho House’s intention to terminate the Merger Agreement pursuant to this bullet; and (4) the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters have not been funded by the Equity Investors by the end of such three business day period; and

•	by Parent:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, if Soho House has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform or inaccuracy (1) would result in the failure of any of Parent’s conditions to closing, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, and there is no inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or
○	if, prior to the Special Meeting, there has been a Recommendation Change.
Termination Fees
If the Merger Agreement is validly terminated in specified circumstances, Soho House may be required to pay to certain of the Equity Investors, in the aggregate, an amount equal to $20.0 million (the “Termination Fee”).
Soho House must pay the Termination Fee if:
•
the Merger Agreement is validly terminated by either Soho House or Parent because Soho House fails to obtain the Requisite Stockholder Approval and the closing conditions relating to the Buyer Parties’ representations and warranties and covenants and obligations would be satisfied if the date of such termination was the Closing Date;

•
since August 15, 2025 and prior to the Merger Agreement’s termination, an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member on behalf of the Buyer Parties) for an Acquisition Transaction has been publicly announced or publicly disclosed to Soho House or the Board (or a committee thereof, including the Special Committee) and not irrevocably withdrawn at least three business days prior to the Special Meeting; and

•
within nine months following the termination of the Merger Agreement, either an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member) is consummated or Soho House enters into a definitive agreement providing for the consummation of an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member).

Soho House will pay or cause to be paid the Termination Fee to the applicable Equity Investors in such instance concurrently with the consummation of such Acquisition Transaction. For purposes of determining whether a Termination Fee is payable in this instance, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” are deemed to be references to “50%.”
Additionally, if the Merger Agreement is validly terminated by Soho House, at any time prior to receiving the Requisite Stockholder Approval because (1) Soho House has received a Superior Proposal and (2) the Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized Soho House to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal, Soho House must, prior to or concurrently with such termination, pay or cause to be paid to certain of the Equity Investors, in the aggregate, an amount equal to the Termination Fee.
Certain of the Equity Investors have also committed, subject to the terms and conditions of their Equity Commitment Letters, to fund to Merger Sub an aggregate reverse termination fee of $10.0 million if (1) Soho House terminates the Merger Agreement pursuant to its terms because the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach, failure to perform or inaccuracy cannot be cured and would result in a failure of a condition of Soho House to closing and (2) such Equity Investors fail to provide notice that they are ready, willing and able to fund their respective cash commitment on the specified date (or, having provided such notice, fail to fund their commitment at the time that would otherwise be the closing of the Merger). See the sections of this proxy statement captioned “Other Transaction Agreements—Apollo Equity Commitment Letter” and “—MCR Equity Commitment Letter.”
For a discussion of certain other fees and expenses payable in the event of a termination of the Merger Agreement, see the section of this proxy statement captioned “Other Transaction Agreements.”

Specific Performance
Soho House and the Buyer Parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Limitations of Liability
The maximum aggregate liability of Soho House and any of its affiliates for breaches under the Merger Agreement (taking into account the payment of the Termination Fee, if applicable, and any expense reimbursements made by Soho House under certain other Transaction Agreements, including the Rollover and Support Agreements and the Equity Commitment Letters) will not exceed approximately $20.0 million in the aggregate for all such breaches. The maximum aggregate liability of the Buyer Parties and any of their affiliates for breaches under the Merger Agreement or the Equity Commitment Letters will not exceed $10.0 million. Notwithstanding such limitations of liability, Soho House and the Buyer Parties will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Soho House, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. See the section of this proxy statement captioned “Special Factors—Fees and Expenses.”
Amendment
The Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Soho House and the Buyer Parties, except that (1) in the case of Soho House, no amendment or waiver of any provision of the Merger Agreement will be made by or on behalf of Soho House without first obtaining the approval of the Special Committee; (2) in the event that Soho House has received the Requisite Stockholder Approval, no amendment may be made to the Merger Agreement that requires the approval of Soho House’s stockholders pursuant to the DGCL without such approval; and (3) the definition of the term “Requisite Stockholder Approval” may not be amended, and the condition regarding the receipt of the Requisite Stockholder Approval may not be amended.
Governing Law
The Merger Agreement is governed by Delaware law.

OTHER TRANSACTION AGREEMENTS
The following is a summary of the other Transaction Agreements and the Letter Agreement Amendment. All stockholders are encouraged to read this proxy statement in its entirety, including the form of Rollover and Support Agreement, the Equity Commitment Letters (or forms thereof), the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the form of Voting Agreement attached as Annexes B through J to this proxy statement and the other annexes attached to this proxy statement, before making any decisions regarding the Merger Proposal. The discussions of the terms of the form of Rollover and Support Agreement, the Equity Commitment Letters, the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the form of Voting Agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of those agreements.
Rollover and Support Agreements
Concurrently with the execution and delivery of the Merger Agreement on August 15, 2025, and as a material inducement to, and condition of, Soho House’s and Parent’s willingness to enter into the Merger Agreement, the Reinvestment Stockholders entered into separate Rollover and Support Agreements with Soho House. The full text of the form of Rollover and Support Agreement attached as Annex B to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
As of the Record Date, the Reinvestment Stockholders in the aggregate owned approximately 21,262,209 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.8% of the voting power of the outstanding shares of Common Stock. Pursuant to the terms of the Rollover and Support Agreements, approximately 18,334,908 of such shares of Class A Common Stock and 137,386,552 of such shares of Class B Common Stock, representing approximately 97.9% of the voting power of the outstanding shares of Common Stock will remain outstanding and be unaffected by the Merger.
Voting of Shares; Irrevocable Proxy
Each of the Reinvestment Stockholders has agreed, among other things, to vote, or cause to be voted, all shares of Common Stock and shares of Common Stock subject to Soho House SARs and Soho House RSUs that they beneficially own (the “Owned Shares”), subject to the terms and conditions set forth in their Rollover and Support Agreement:
•	in favor of the adoption of the Merger Agreement and any other matters necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
•
in favor of any proposal by Soho House approved by the Board (upon the recommendation of the Special Committee) or the Special Committee to adjourn, recess or postpone any meeting of the stockholders to a later date in compliance with the Merger Agreement;

•
against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation, warranty or other obligation or agreement of Soho House contained in the Merger Agreement or of such Reinvestment Stockholder contained in their Rollover and Support Agreement, or (2) result in any of the conditions set forth in the Merger Agreement not being satisfied or fulfilled on or before the Termination Date;

•	against any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving Soho House (except as contemplated by the Merger Agreement);
•	against any Acquisition Proposal (or any proposal relating to an Acquisition Proposal); and
•
against any other proposed action, agreement or transaction involving Soho House that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement.

Each Reinvestment Stockholder has also irrevocably appointed Messrs. Ben Nwaeke and Andrew Carnie, and each of them individually, as their attorney-in-fact and proxy with full power of substitution and re-substitution, to the full extent of such stockholder’s voting rights with respect to all of their Owned Shares. This appointment empowers Messrs. Ben Nwaeke and Andrew Carnie to vote and execute written consents in accordance with the foregoing bullets if the Reinvestment Stockholder fails to deliver (or cause the record holder to deliver) a duly executed irrevocable proxy card or written consent, as applicable, at least two business days prior to the applicable meeting or deadline for action by written consent, and after Soho House provides written notice at least 24 hours in advance of the intent to exercise such rights.
Transfers of Owned Shares
Each Reinvestment Stockholder has agreed not to, subject to certain exceptions:
•
create or permit to exist any security interest, lien, charge, encumbrance, equity, claim, option or limitation of whatever nature on any of their Owned Shares (including any restriction on the right to vote, sell or otherwise dispose of their Owned Shares);

•
transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including by depositing, submitting or otherwise tendering any such Owned Shares into any tender or exchange offer), or enter into any short sale, derivative arrangement, futures or forward contract or any other hedging or other derivative, swap, margin, securities lending or other transaction that has or would reasonably be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security, with respect to any of their Owned Shares, or any right or interest therein;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer of their Owned Shares or any interest therein;
•	grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to their Owned Shares (other than as otherwise disclosed in this proxy statement);
•	deposit or permit the deposit of their Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to their Owned Shares; or
•
take or permit any other action that would in any way restrict, delay, limit or interfere with the performance of their obligations under their Rollover and Support Agreement or otherwise make any of their representations or warranties in their Rollover and Support Agreement untrue or incorrect.

Additional Covenants of the Reinvestment Stockholders
Each Reinvestment Stockholder has also agreed, subject to certain exceptions, to:
•
use commercially reasonable best efforts to assist the parties to the Merger Agreement in consummating and making effective the Merger and the other transactions contemplated by the Merger Agreement and the Rollover and Support Agreements;

•
refrain from soliciting alternative Acquisition Proposals and from tendering any of their Owned Shares into any tender or exchange offer commenced by a person other than Parent, Merger Sub or any other subsidiary of Parent;

•	waive, to the full extent of the law, and not assert any appraisal rights (including under Section 262 of the DGCL) in connection with the Merger with respect to their Owned Shares; and
•
refrain from participating in any class action against any party to the Merger Agreement challenging the validity of, or seeking to enjoin or delay, any provision of their Rollover and Support Agreement or the Merger Agreement, or alleging a breach of fiduciary duty by the Board in connection with the Merger Agreement or their Rollover and Support Agreement or the transactions contemplated thereby.

Rollover Shares
In their respective Rollover and Support Agreement, each Reinvestment Stockholder also irrevocably designated certain of its Owned Shares as Rollover Shares. Pursuant to the terms of the Merger Agreement, any of the Reinvestment Stockholders’ Rollover Shares will remain outstanding and be unaffected by the Merger.

Set forth below is a summary of the Reinvestment Stockholders’ Owned Shares and Rollover Shares as of the date of this proxy statement.

	Owned Shares				Rollover Shares
Name of Reinvestment Stockholder	Shares of Class A Common Stock	Shares of Class B Common Stock	Soho House SARs	Soho House RSUs	Shares of Class A Common Stock	Shares of Class B Common Stock	Soho House SARs	Soho House RSUs
Yucaipa(1)	200,000	91,594,440	—	—	200,000	95,994,440(2)	—	—
GS Funds	15,526,619	—	—	—	13,973,957	—	—	—
Executive Officers
Mr. Andrew Carnie	1,103,975	—	—	—	662,385	—	—	—
Mr. Nick Jones	1,274,556	8,767,615	—	—	1,274,556	4,367,615(2)	—	—
Mr. Tom Collins	59,260	—	332,905	49,237	35,556	—	199,743	49,237
Total	2,437,791	8,767,615	332,905	49,237	1,972,497	4,367,615(2)	199,743	49,237
Non-Employee Directors
Mr. Richard Caring	373,774	41,138,330	—	—	336,397	37,024,497	—	—
Mr. Mark Ein	637,915	—	—	14,175	637,915	—	—	14,175
Total	1,011,689	41,138,330	—	14,175	974,312	37,024,497	—	14,175
Other Management	367,748	—	3,251,149	—	220,654	—	1,950,697	—
Total	19,543,847	141,500,385	3,584,054	63,412	17,341,420	137,386,552	2,150,440	63,412

(1)	Collectively represents the Owned Shares and the Rollover Shares of Mr. Ron Burkle and the Yucaipa Filing Parties.
(2)
Accounts for the effect of the NJ Sale contemplated by the Letter Agreement, as amended by the Letter Agreement Amendment, pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones in a private transaction. The number of shares of Class B Common Stock designated as Rollover Shares for Yucaipa and Mr. Nick Jones reflect the completion of the NJ Sale.

Rollover Side Letters
Concurrently with the execution and delivery of the Merger Agreement on August 15, 2025, Soho House also entered into the Caring Side Letter and a rollover side letter with the GS Funds (the “GS Side Letter” and together with the Caring Side Letter, the “Rollover Side Letters”). Pursuant to the Rollover Side Letters, Soho House agreed to use reasonable best efforts to obtain Incremental Equity Funding. Any proceeds received by Soho House under the Equity Commitment Letters or the Subscription Agreements will not be treated as Incremental Equity Funding. If Soho House is able to obtain Incremental Equity Funding at or prior to the closing of the Merger, a specified number of shares of Common Stock originally designated as Rollover Shares by the GS Funds and Mr. Richard Caring will instead be cancelled and converted into the right to receive the Per Share Price at the closing of the Merger, with the exact number of shares determined using a formula based on the amount of Incremental Equity Funding received.
The Rollover Side Letters also provide for expense reimbursement by Soho House, with Soho House agreeing to reimburse the GS Funds for up to $500,000 and Mr. Richard Caring for up to $300,000 of reasonable out-of-pocket costs and expenses incurred in connection with the Merger.
The GS Side Letter also contemplates that (1) the GS Funds will be entitled to appoint a non-voting board observer to the Board for so long as the GS Funds own in the aggregate at least 50% of the shares of Class A Common Stock owned by them as of immediately after the closing of the Merger and (2) effective as of the closing of the Merger, the call rights to purchase the Class A Common Stock from the GS Funds pursuant to Section 6.6(b)(ii) of that certain Second Supplemental Shareholders’ Agreement, dated as of March 23, 2021, by and between Soho House and certain of Soho House’s stockholders, will be terminated.
Regulatory Letter Agreement
Pursuant to the GS Side Letter, Soho House and the GS Funds agreed to enter into a separate agreement addressing certain regulatory matters (the “Regulatory Letter Agreement”) at the closing of the Merger. Pursuant to the Regulatory Letter Agreement, Soho House will agree, among other things, to keep the GS Funds informed of (1) any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material), criminal or regulatory investigation or action (other than with the U.S. Food and Drug Administration in the ordinary course which could not reasonably be expected to be material) involving Soho House or any of its subsidiaries, and reasonably cooperate with the GS Funds, its partners, and their respective affiliates, at the sole cost and expense of the GS Funds, in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action and (2) any material noncompliance with applicable laws or regulations with respect to Soho House or any of its subsidiaries that (A) Soho House reasonably believes would cause it or any of its subsidiaries to be required to report to any governmental agency or self-regulatory organization or (B) Soho House reasonably believes would result in adverse legal or regulatory consequences for any of its stockholders (including any action that would result in a violation of certain anti-bribery or anti-corruption laws).
Soho House will also agree to indemnify, defend and hold harmless each GS Fund and their respective affiliates from and against and reimburse each GS Fund and each of their respective affiliates for, in each case, to the fullest extent permitted by law, all losses, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by such GS Fund or any of its respective affiliates (“GS Losses”) in connection with the defense of third-party or governmental claims based on acts of Soho House and arising out of, resulting from or relating to such GS Fund’s or any of their respective affiliates’ status as a security holder or investor in Soho House; provided, however, that (1) such GS Losses will be limited to and will not exceed the amount of such GS Funds’ or any of its respective affiliate’s investment in Soho House, (2) Soho House’s aggregate liability pursuant to the foregoing will not exceed $1.0 million and (3) Soho House will not be liable to the extent such GS Losses arise from and are based on (i) an untrue statement of such GS Fund or any of its respective affiliates to Soho House on which Soho House relied or (ii) conduct by such GS Fund or any of its respective affiliates that constitutes fraud, willful misconduct or gross negligence.
In addition, Soho House will agree to use reasonable best efforts to (1) meet all payment, withholding, and all other tax compliance obligations, in all material respects, as required under the laws of the jurisdictions where Soho House operates; (2) retain a “big four” accounting firm to handle all of its material tax compliance matters in all material jurisdictions where Soho House operates; (3) not otherwise take any action that would require any GS Fund or any of their respective affiliates to file a tax return (other than customary withholding related filings) or be subject to tax in any jurisdiction outside the United States unless the prior written consent of the GS Funds is obtained in advance; and (4) refrain from entering into material tax sharing agreements or otherwise guaranteeing another person’s material liability with respect to taxes that are outside standard business practice, and refrain from materially extending any applicable statute of limitations period in respect of material taxes that are outside standard business practice in the applicable tax jurisdiction, without the prior written consent of the GS Funds.
Soho House will also determine whether it qualifies as a “United States real property holding corporation” (a “USRPHC”) as defined in the Code (1) within a reasonable period of time following the closing of the Merger and (2) in connection with any event that may reasonably result in, or may materially increase the risk of, Soho House becoming a USRPHC. Soho House will also notify the GS Funds if it (1) determines that it is a USRPHC, (2) determines that it may reasonably be determined to be a USRPHC or (3) intends to take an action or effect a transaction that may reasonably result in, or may materially increase the risk of, Soho House becoming a USRPHC.
Further, Soho House will (1) if it is able to do so, provide to any GS Fund or any of their respective affiliates, upon the request in connection with a transfer of shares or any other interests treated as equity in Soho House for U.S. federal income tax purposes and within ten business days following such request, a certification that such shares or other interests held by such GS Fund (or its respective affiliate) do not constitute a United States real property interest, in accordance with Treasury Regulations Section 1.897- 2(h)(1), and (2) in connection with the provision of any certification pursuant to the preceding clause (1), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h).
Debt Commitment Letters
HoldCo Debt Commitment Letter
On August 15, 2025, Soho House HoldCo entered into the HoldCo Debt Commitment Letter with the HoldCo Financing Sources. Pursuant to the HoldCo Debt Commitment Letter, and subject to the terms and conditions set forth therein, the HoldCo Financing Sources have committed to provide Soho House HoldCo with the HoldCo Notes Facility in an aggregate principal amount of $150.0 million. The full text of the HoldCo Debt Commitment Letter is attached as Annex F to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
The HoldCo Notes Facility will be available in a single issuance from the date on which all conditions precedent set forth in the HoldCo Debt Commitment Letter have been satisfied or waived by the HoldCo Financing Sources (the date of the initial funding of the HoldCo Notes Facility together with the satisfaction or waiver of all conditions precedent set forth in the HoldCo Debt Commitment Letter being the “HoldCo Debt Closing Date”). The HoldCo Notes Facility will mature seven years after the HoldCo Debt Closing Date.
The proceeds of the HoldCo Notes Facility will be used to finance a distribution to Soho House for the purposes of the Merger and to pay payments and expenses incurred in connection with the transactions contemplated by the HoldCo Debt Commitment Letter.
The obligations of the HoldCo Financing Sources to provide the HoldCo Notes Facility under the HoldCo Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to:
•
Soho House must have irrevocably notified Parent in writing that it is ready, willing and able to consummate the Merger in accordance with the terms of the Merger Agreement prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the HoldCo Debt Closing Date;

•
the Equity Investors must have confirmed to Soho House that they are ready, willing and able to consummate the Equity Financing prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the HoldCo Debt Closing Date, provided that no such confirmation by Apollo with respect to its portion of the Equity Financing will be a condition to the availability and initial funding of Apollo’s commitments with respect to the HoldCo Notes Facility;

•
Soho House HoldCo must have submitted one or more duly completed and irrevocable utilization requests to the administrative agent with respect to the Senior Secured Facility requesting to utilize the Senior Secured Facility on or prior to the HoldCo Debt Closing Date in the full aggregate principal amount of commitments under the Senior Secured Facility (or such other aggregate principal amount of Senior Secured Facility commitments as has been approved by the HoldCo Financing Sources or their affiliates in their sole discretion) and Soho House HoldCo must have delivered such utilization request to the Apollo Funds and the GS Principal Investors;

•
HoldCo Financing Sources must have received a certificate of Soho House HoldCo (signed by an authorized signatory) certifying that, on the HoldCo Debt Closing Date, the Specified Merger Agreement Representations (as defined in the HoldCo Debt Commitment Letter) and the Specified Representations (as defined in the HoldCo Debt Commitment Letter) are true and correct in all material respects (and such representations must be true and accurate in all materials respects), except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty must have been true and correct in all material respects as of the respective date or for the respective period, as the case may be;

•
HoldCo Financing Sources must have received certain customary closing documents, including an officer’s certificate, a solvency certificate substantially in the form attached to the HoldCo Debt Commitment Letter, legal opinions, organizational documents, including good standing certificates (to the extent applicable), financial statements and a detailed capitalization table;

•	no Company Material Adverse Effect having occurred since August 15, 2025;
•	execution and delivery of definitive documentation for the HoldCo Notes Facility on terms consistent with the HoldCo Debt Commitment Letter; and
•	payment of all required payments and expenses.
The HoldCo Notes Facility will be senior unsecured indebtedness of Soho House HoldCo, ranking senior to all existing and future preferred, ordinary and any other equity of Soho House HoldCo and pari passu with any existing or future unsecured indebtedness. The HoldCo Notes Facility will not be guaranteed by any subsidiaries and will not be secured by any collateral. Prior to the third anniversary of the HoldCo Debt Closing Date, the HoldCo Notes Facility will bear interest at a rate per annum equal to 12.500% paid in kind. From and after the third anniversary of the HoldCo Debt Closing Date, but prior to the fourth anniversary thereof, the HoldCo Notes Facility will bear interest at a rate per annum equal to 13.500% paid in kind. From and after the fourth anniversary of the HoldCo Debt Closing Date, but prior to the fifth anniversary thereof, the HoldCo Notes Facility will bear interest at a rate per annum equal to 14.500% paid in kind. From and after the fifth anniversary of the HoldCo Debt Closing Date, the HoldCo Notes Facility will bear interest at a rate per annum equal to (1) 7.750% in cash and (2) 7.750% paid in kind. At any time when Soho House HoldCo is in default in the payment of amounts payable under the HoldCo Notes Facility, such amount will bear interest at 2% above the rate otherwise applicable thereto. The HoldCo Notes Facility will be subject to a 30-month non-call period (subject to customary make-whole payments), and may be prepaid or redeemed, in whole or in part, at par (including capitalized interest paid in kind) plus accrued interest thereafter.
Pursuant to the HoldCo Debt Commitment Letter, Soho House HoldCo agreed to reimburse the HoldCo Financing Sources for all reasonable and documented (limited to a summary invoice) out-of-pocket fees, costs and expenses incurred in connection with the HoldCo Notes Facility and other transactions relating thereto—including, without limitation, due diligence investigations, the preparation, negotiation and delivery of definitive documentation, and the reasonable and documented out-of-pocket fees, costs and expenses of outside counsel (up to $1.05 million in aggregate across lead counsels unless otherwise agreed), and reasonably necessary local counsel—regardless of whether definitive documentation with respect to the HoldCo Notes Facility is executed or the HoldCo Notes Facility is consummated. The HoldCo Debt Commitment Letter also established a non-solicit period, during which Soho House HoldCo and its affiliates may not directly or indirectly solicit any alternative financing arrangements in connection with the Merger other than those expressly contemplated by the HoldCo Debt Commitment Letter. This non-solicit period expires on the earlier of (1) the earliest of (A) after the execution of the Merger Agreement and prior to the consummation of the transactions contemplated by the HoldCo Debt Commitment Letter, the termination of the Merger Agreement in accordance with its terms (or written confirmation or public announcement thereof), (B) the consummation of the Merger without the funding of the HoldCo Notes Facility, (C) the execution and delivery of definitive documentation relating to the HoldCo Notes Facility and (D) March 17, 2026 and (2) the HoldCo Debt Closing Date.
Soho House does not currently have any plans or arrangements to finance or repay the HoldCo Notes Facility.
OpCo Debt Commitment Letter
On August 15, 2025, Soho House OpCo entered into the OpCo Debt Commitment Letter with the OpCo Financing Sources, pursuant to which, subject to the terms and conditions set forth therein, the OpCo Financing Sources have committed to provide the Senior Secured Facility in an aggregate principal amount of $695.0 million. The full text of the OpCo Debt Commitment Letter is attached as Annex G to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
The Senior Secured Facility will be available in a single issuance from the date on which all conditions precedent set forth in the OpCo Debt Commitment Letter have been satisfied or waived by the OpCo Financing Sources (the date of the initial funding of the Senior Secured Facility together with the satisfaction or waiver of all conditions precedent set forth in the OpCo Debt Commitment Letter being the “OpCo Debt Closing Date”). The Senior Secured Facility will mature six years after the OpCo Debt Closing Date.
The proceeds of the Senior Secured Facility will be used to refinance in full the Notes Purchase Agreement and to pay payments and expenses incurred in connection with the transactions contemplated by the OpCo Debt Commitment Letter.
The obligations of the OpCo Financing Sources to provide the Senior Secured Facility under the OpCo Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to:
•
Soho House must have irrevocably notified Parent in writing that it is ready, willing and able to consummate the Merger in accordance with the terms of the Merger Agreement prior to or substantially concurrently with the initial borrowing under the Senior Secured Facility to be funded on the OpCo Debt Closing Date;

•
the Equity Investors (other than Apollo) must have confirmed to Soho House that they are ready, willing and able to consummate the Equity Financing prior to or substantially concurrently with the initial borrowing under the Senior Secured Facility to be funded on the OpCo Debt Closing Date;

•
OpCo Financing Sources must have received a certificate of Soho House OpCo (signed by an authorized signatory) certifying that, on the OpCo Debt Closing Date, the Specified Merger Agreement Representations (as defined in the OpCo Debt Commitment Letter) and the Specified Representations (as defined in the OpCo Debt Commitment Letter) are true and correct in all material respects (and such representations must be true and accurate in all materials respects), except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty must have been true and correct in all material respects as of the respective date or for the respective period, as the case may be;

•
OpCo Financing Sources must have received certain customary closing documents, including an officer’s certificate, a solvency certificate substantially in the form attached to the OpCo Debt Commitment Letter, legal opinions, organizational documents, including good standing certificates (to the extent applicable), financial statements and a detailed capitalization table;

•	no Company Material Adverse Effect having occurred since August 15, 2025;
•	execution and delivery of definitive documentation for the Senior Secured Facility on terms consistent with the OpCo Debt Commitment Letter;
•	entry into a Jersey law security confirmation agreement by Parent in respect of its shareholding in Soho House OpCo and receivables owed to Parent by Soho House OpCo; and
•	payment of all required payments and expenses.
The Senior Secured Facility will be senior secured indebtedness of Soho House OpCo, ranking pari passu with other “Pari Passu Liabilities” (as defined in the Intercreditor Agreement); provided that (1) the indebtedness in an aggregate principal amount not to exceed £75.0 million incurred by Soho House OpCo pursuant to the existing revolving credit facility documented in the Existing Revolving Credit Facility Agreement or any other Credit Facility (as defined in the Intercreditor Agreement) and (2) the incurrence of certain hedging obligations contemplated by the Notes Purchase Agreement, and in each case, liens granted in connection therewith will be deemed Super Senior Liabilities (as defined in the Intercreditor Agreement) under the Intercreditor Agreement.
The Senior Secured Facility will be guaranteed by Soho House & Co Limited and certain subsidiaries (the “Guarantor Group”) with a requirement that the Guarantor Group maintain at least 90% consolidated EBITDA and gross asset coverage and secured by liens on substantially all assets of the Guarantor Group (subject to customary exceptions and exclusions), in each case, subject to customary guarantee limitations and the Agreed Security Principles (as defined in the Notes Purchase Agreement).
Interest will be payable quarterly as follows (1) if LTM Adjusted EBITDA (as defined in the OpCo Debt Commitment Letter) is less than $275.0 million, Soho House OpCo may elect that the Senior Secured Facility bear interest at a rate per annum equal to (A) 10.750% in cash or (B) (i) 5.375% in cash and (ii) 5.375% paid in kind; (2) if LTM Adjusted EBITDA is less than $300.0 million but greater than $275.0 million, Soho House OpCo may elect that the Senior Secured Facility bear interest at a rate per annum equal to (A) 10.250% in cash or (B) (i) 5.125% in cash and (ii) 5.125% paid in kind; (3) if LTM Adjusted EBITDA is less than $350.0 million but greater than $300.0 million, Soho House OpCo may elect that the Senior Secured Facility bear interest at a rate per annum equal to (A) 9.500% in cash or (B) (i) 4.750% in cash and (ii) 4.750% paid in kind; (4) if LTM Adjusted EBITDA is less than $400.0 million but greater than $350.0 million, Soho House OpCo may elect that the Senior Secured Facility bear interest at a rate per annum equal to (A) 8.500% in cash or (B) (i) 4.250% in cash and (ii) 4.250% paid in kind; and (5) if LTM Adjusted EBITDA is greater than $400.0 million, Soho House OpCo may elect that the Senior Secured Facility bear interest at a rate per annum equal to (A) 7.500% in cash or (B) (i) 3.750% in cash and (ii) 3.750% paid in kind. At any time when Soho House OpCo is in default in the payment of amounts payable under the Senior Secured Facility, such amount will bear interest at 2% above the rate otherwise applicable thereto. The Senior Secured Facility will be subject to a two-year non-call period (subject to customary make-whole payments), and may be prepaid or redeemed in whole or in part, at par (including capitalized interest paid in kind) plus accrued interest thereafter, subject to certain exceptions for limited prepayments during the non-call period.
Pursuant to the OpCo Debt Commitment Letter, Soho House OpCo agreed to reimburse Apollo for all reasonable and documented (limited to summary invoice) out-of-pocket fees, costs and expenses incurred in connection with the Senior Secured Facility and other transactions relating thereto—including, without limitation, due diligence investigations, the preparation, negotiation and delivery of definitive documentation, lien searches and filing and recording fees, and the reasonable and documented out-of-pocket fees, costs and expenses of outside counsel (up to $1.6 million for lead counsel unless otherwise agreed), and reasonably necessary local counsel—regardless of whether definitive documentation with respect to the Senior Secured Facility is executed or the Senior Secured Facility is consummated.
The OpCo Debt Commitment Letter also established a non-solicit period, during which Soho House OpCo and its affiliates may not directly or indirectly solicit any alternative financing arrangements in connection with the Merger other than those expressly contemplated by the OpCo Debt Commitment Letter. This non-solicit period expires on the earlier of (1) the earliest of (A) after the execution of the Merger Agreement and prior to the consummation of the transactions contemplated by the OpCo Debt Commitment Letter, the termination of the Merger Agreement in accordance with its terms (or written confirmation or public announcement thereof), (B) the consummation of the Merger without the funding of the Senior Secured Facility, (C) the execution and delivery of definitive documentation relating to the Senior Secured Facility and (D) March 17, 2026 and (2) the OpCo Debt Closing Date.
Soho House does not currently have any plans or arrangements to finance or repay the Senior Secured Facility.
Equity Commitment Letters
Apollo Equity Commitment Letter
On August 15, 2025, Merger Sub entered into an equity commitment letter with ACM (the “Apollo Equity Commitment Letter”), pursuant to which ACM agreed, subject to the terms and conditions set forth therein, to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50.0 million (the “Apollo Commitment”). The full text of the Apollo Equity Commitment Letter is attached as Annex C to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
The proceeds of the Apollo Commitment are to be used to fund a portion of the aggregate consideration payable to Soho House’s stockholders in connection with the Merger Agreement. The Apollo Commitment may be reduced to the extent that Soho House determines, in its sole and absolute discretion, that it does not require the full amount of the Apollo Commitment to pay the amounts payable to Soho House’s stockholders in connection with the Merger Agreement by reason of Soho House having obtained funds from other sources, with any such reduction applied pro rata across the Apollo Commitment and the MCR Commitment (as defined in this proxy statement). Unless Soho House in its sole and absolute discretion determines otherwise, the Apollo Commitment will not be reduced by (1) any incremental financing obtained pursuant to the Subscription Agreements or (2) any Incremental Equity Funding.
The obligation of ACM to fund the Apollo Commitment is subject to the satisfaction or waiver of certain conditions, including:
•	the Merger Agreement has been validly executed and delivered by Soho House;
•	each of the Buyer Parties has satisfied in full all of their conditions to closing, other than those conditions that by their terms are to be satisfied at the closing of the Merger;
•	the MCR Investors have confirmed to Soho House that they are ready, willing and able to fund the MCR Commitment, or an alternative investor is prepared to fund any shortfall;
•	Soho House has confirmed to ACM that it is ready, willing and able to fund the Closing Cash Funding Amount to the Payment Agent;
•
the Merger Agreement has not been amended or modified in any manner that is, or would reasonably be expected to be, materially adverse to ACM, including, without limitation, an increase in the Per Share Price;

•	Soho House HoldCo has submitted one or more borrowing requests to utilize the full amount of the HoldCo Notes Facility made available by ACM in connection with the Debt Financing;
•	Soho House OpCo has submitted one or more borrowing requests to utilize the full amount of the Senior Secured Facility made available by ACM in connection with the Debt Financing;
•
(1) the Merger has been substantially completed in accordance with the terms of the Merger Agreement or (2) the date by which Soho House is required to complete it has passed, and Soho House has confirmed that, if specific performance is granted, the closing of the Merger would occur in accordance with the Merger Agreement; and

•	Soho House has paid all Reimbursable Apollo Expenses (as defined in this proxy statement) prior to or substantially concurrently with the closing of the Merger.
Soho House is an express and intended third-party beneficiary with respect to certain specified sections of the Apollo Equity Commitment Letter and, together with Merger Sub, is expressly entitled to enforce ACM’s obligations under thereunder, including by seeking an injunction, specific performance, or other equitable relief, subject to the terms and conditions set forth in the Apollo Equity Commitment Letter.
In addition, subject to the terms and conditions set forth in the Apollo Equity Commitment Letter, ACM has agreed to provide Merger Sub with a cash amount of up to $2.0 million (the “Apollo Reverse Termination Fee”), if (1) it does not, within two business days of receiving written notice, provide irrevocable confirmation that it is ready, willing and able to fund the Apollo Commitment at the closing of the Merger or (2) it provides such confirmation but then fails to fund the Apollo Commitment at the closing of the Merger. The Apollo Reverse Termination Fee increases to $10.0 million in certain specified scenarios where ACM is deemed to have defaulted on the Apollo Commitment and the MCR Investors have not defaulted on the MCR Commitment. The Apollo Equity Commitment Letter further provides that, if the Merger Agreement is terminated in a circumstance resulting in payment of the Termination Fee, ACM is entitled to receive $10.0 million of such Termination Fee. For more information on the Termination Fee, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”
In addition, the Apollo Equity Commitment Letter provides that Merger Sub will pay or reimburse ACM at the closing of the Merger for all reasonable and documented out-of-pocket fees, costs and expenses incurred by ACM, including reasonable and documented legal fees, costs and expenses of its outside counsel, in an aggregate amount of up to $250,000 (the “Reimbursable Apollo Expenses”).
MCR Equity Commitment Letter
On August 15, 2025, Merger Sub also entered into an equity commitment letter with the MCR Investors (the “MCR Equity Commitment Letter”), pursuant to which the MCR Investors agreed, subject to the terms and conditions set forth therein, to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $200.0 million (the “MCR Commitment”). The full text of the MCR Equity Commitment Letter is attached as Annex D to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
The proceeds of the MCR Commitment are to be used to fund a portion of the aggregate consideration payable to Soho House’s stockholders in connection with the Merger Agreement. The MCR Commitment may be reduced to the extent that Soho House determines, in its sole and absolute discretion, that it does not require the full amount of the MCR Commitment to pay the amounts payable to Soho House’s stockholders in connection with the Merger Agreement by reason of Soho House having obtained funds from other sources, with any such reduction applied pro rata across the MCR Commitment and the Apollo Commitment. Unless Soho House in its sole and absolute discretion determines otherwise, the MCR Commitment will not be reduced by (1) any incremental financing obtained pursuant to the Subscription Agreements or (2) any Incremental Equity Funding.
The obligation of the MCR Investors to fund the MCR Commitment is subject to the satisfaction or waiver of certain conditions, including:
•	the Merger Agreement has been validly executed and delivered by Soho House;
•	each of the Buyer Parties has satisfied in full, or waived, all of their conditions to closing, other than those conditions that by their terms are to be satisfied at the closing of the Merger;
•	ACM has confirmed to Soho House that it is ready, willing and able to fund the Apollo Commitment, or an alternative investor is prepared to fund any shortfall;
•	Soho House has confirmed to the MCR Investors that it is ready, willing and able to fund the Closing Cash Funding Amount to the Payment Agent;
•
the Merger Agreement has not been amended or modified in any manner that is, or would reasonably be expected to be, materially adverse to the MCR Investors, including, without limitation, an increase in the Per Share Price;

•	the MCR Investors have received a certificate from Soho House certifying that the aforementioned conditions have been satisfied; and
•
(1) the Merger has been substantially completed in accordance with the terms of the Merger Agreement or (2) the date by which Soho House is required to complete it has passed, and Soho House has confirmed that, if specific performance is granted, the closing of the Merger would occur in accordance with the Merger Agreement.

Soho House is an express and intended third-party beneficiary with respect to certain specified sections of the MCR Equity Commitment Letter and, together with Merger Sub, is expressly entitled to enforce the MCR Investors’ obligations thereunder, including by seeking an injunction, specific performance, or other equitable relief, subject to the terms and conditions set forth in the MCR Equity Commitment Letter.

In addition, subject to the terms and conditions set forth in the MCR Equity Commitment Letter, the MCR Investors have agreed to provide Merger Sub with a cash amount of up to $8.0 million (the “MCR Reverse Termination Fee”), if (1) they do not, within two business days of receiving written notice, provide irrevocable confirmation that they are ready, willing and able to fund the MCR Commitment at the closing of the Merger or (2) they provide such confirmation but then fail to fund the MCR Commitment at the closing of the Merger. The MCR Reverse Termination Fee increases to $10.0 million in certain specified scenarios where the MCR Investors are deemed to have defaulted on the MCR Commitment and ACM has not defaulted on the Apollo Commitment. The MCR Equity Commitment Letter further provides that, if the Merger Agreement is terminated in a circumstance resulting in payment of the Termination Fee, the MCR Investors are entitled to receive, in the aggregate, $10.0 million of such Termination Fee. For more information on the Termination Fee, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”
Bruce Group Equity Commitment Letters
On August 15, 2025, the Bruce Group Investors also entered into equity commitment letters with Merger Sub (each, a “Bruce Group Equity Commitment Letter”), pursuant to which each Bruce Group Investor agreed, subject to the terms and conditions set forth therein, to purchase shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock, in the amount specified in such investor’s Bruce Group Equity Commitment Letter, either through Classact or such other entity used by Mr. Ashton Kutcher to purchase shares of Merger Sub Common Stock in connection with the closing of the Merger. Collectively, the Bruce Group Investors have committed to provide up to $14.6 million in the aggregate in cash contributions (the “Bruce Group Commitments”) pursuant to the Bruce Group Equity Commitment Letters. The full text of the form of Bruce Group Equity Commitment Letter is attached as Annex E to this proxy statement, which is incorporated by reference in this proxy statement in its entirety.
The proceeds of the Bruce Group Commitments are to be used to fund a portion of the aggregate consideration payable to Soho House’s stockholders in connection with the Merger Agreement. The Bruce Group Commitments will not be reduced by (1) any incremental financing obtained pursuant to the Subscription Agreements or (2) any Incremental Equity Funding.
The obligation of each Bruce Group Investor to fund its Bruce Group Commitment is subject to the satisfaction or waiver of certain conditions, including:
•	the Merger Agreement has been validly executed and delivered by Soho House;
•	each of the Buyer Parties has satisfied in full, or waived, all of their conditions to closing, other than those conditions that by their terms are to be satisfied at the closing of the Merger;
•	ACM has confirmed to Soho House that it is ready, willing and able to fund the Apollo Commitment, or an alternative investor is prepared to fund any shortfall;
•	the MCR Investors have confirmed to Soho House that they are ready, willing and able to fund the MCR Commitment, or an alternative investor is prepared to fund any shortfall;
•	Soho House has confirmed to the Bruce Group Investor that it is ready, willing and able to fund the Closing Cash Funding Amount to the Payment Agent;
•
the Merger Agreement has not been amended or modified in any manner that is, or would reasonably be expected to be, materially adverse to the Bruce Group Investor, including, without limitation, an increase in the Per Share Price; and

•
(1) the Merger has been substantially completed in accordance with the terms of the Merger Agreement or (2) the date by which Soho House is required to complete it has passed, and Soho House has confirmed that, if specific performance is granted, the closing of the Merger would occur in accordance with the Merger Agreement.

Soho House is an express and intended third-party beneficiary with respect to certain specified sections of the Bruce Group Equity Commitment Letters and, together with Merger Sub, is expressly entitled to enforce each Bruce Group Investor’s obligations thereunder, including by seeking an injunction, specific performance, or other equitable relief, subject to the terms and conditions set forth in the Bruce Group Equity Commitment Letters.

Yucaipa Fee Agreement
On August 15, 2025, Soho House entered into the Yucaipa Fee Agreement with Yucaipa Alliance Management, pursuant to which Soho House agreed to pay Yucaipa Alliance Management a $10.0 million advisory fee in cash as compensation for certain advisory services provided by Yucaipa Alliance Management to Soho House in connection with the Merger. This advisory fee is payable at the closing of the Merger.
MCR Side Letter
On August 15, 2025, Soho House entered into a letter agreement with the MCR Investors (the “MCR Side Letter”), pursuant to which Soho House agreed to reimburse the MCR Investors at the closing of the Merger for up to $5.0 million of their reasonable and documented out-of-pocket expenses.
Furthermore, the MCR Side Letter provides that Soho House will reimburse the MCR Investors for their reasonable and documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, up to $5.0 million, if the Merger Agreement is terminated on account of (1) a willful and material breach by Soho House of its representations, warranties, covenants or other agreements in the Merger Agreement that would result in a failure of certain conditions of the Buyer Parties to closing or (2) a failure to receive the Requisite Stockholder Approval, if no Acquisition Proposal (other than from the Buyer Parties or any Consortium Member on behalf of the Buyer Parties) for an Acquisition Transaction has been publicly announced or publicly disclosed to Soho House or the Board (or a committee thereof, including the Special Committee) prior to the Special Meeting.
In addition, the MCR Side Letter provides that, contingent upon the closing of the Merger, Soho House or one of its subsidiaries will enter into a consulting agreement, pursuant to which the MCR Investors will provide consulting services to Soho House in exchange for a monthly cash consulting fee of $83,333.33. The first installment of this consulting fee will be due one month after the closing of the Merger and this consulting arrangement will continue for so long as the MCR Investors or their affiliates retain the right to appoint at least two directors to the Board.
Bruce Group Side Letter
On August 15, 2025, Soho House entered into a letter agreement with Classact and Mr. Ashton Kutcher (the “Bruce Group Side Letter”). Pursuant to the Bruce Group Side Letter, and contingent upon the closing of the Merger and the funding of at least $10.0 million of the Bruce Group Commitments, Soho House agreed to:
•	appoint Mr. Ashton Kutcher to the Board as the “Designated Director” (as defined in the Voting Agreement);
•	reimburse Classact for $5.0 million of documented out-of-pocket expenses actually incurred by it in connection with the transactions contemplated by the Merger Agreement; and
•	promptly issue to Classact or to another entity controlled by Mr. Ashton Kutcher, a restricted stock unit award for 1.1 million shares of Class A Common Stock (the “Bruce Group RSUs”).
The Bruce Group RSUs will vest in four equal installments: one-fourth at the closing of the Merger, and one-fourth on each of the first, second and third anniversaries of the closing of the Merger, subject to Mr. Ashton Kutcher’s continued service on the Board and continued compliance, by both Classact and Mr. Ashton Kutcher, with the terms and conditions of the Bruce Group Side Letter through each vesting date. Any unvested Bruce Group RSUs will be automatically forfeited and returned to Soho House if Mr. Ashton Kutcher voluntarily resigns from the Board or is removed for cause. Conversely, upon a change of control of Soho House, or if Mr. Ashton Kutcher is removed from the Board for any reason other than for cause or his voluntary resignation, all unvested Bruce Group RSUs will accelerate and vest in full.
Letter Agreement between Mr. Ron Burkle & Mr. Nick Jones and the Letter Agreement Amendment
For a summary of the terms of the Letter Agreement, please see the section of this proxy statement captioned “Special Factors—Interests of Certain Persons in the Merger—Arrangements Following the Merger—Letter Agreement between Mr. Ron Burkle & Mr. Nick Jones and the Letter Agreement Amendment.” The full text of the Letter Agreement and the Letter Agreement Amendment are attached as Annex H and Annex I to this proxy statement, respectively, which are incorporated by reference in this proxy statement in its entirety.
Voting Agreement
On August 15, 2025, Soho House entered into voting agreement side letters with each of the Equity Investors and Reinvestment Stockholders, pursuant to which the parties agreed to enter into a voting agreement (the “Voting Agreement”) at the closing of the Merger. The Voting Agreement governs the rights and obligations of the Equity

Investors and Reinvestment Stockholders in respect of their investments in Soho House following the Merger. The full text of the form of Voting Agreement is attached as Annex J to this proxy statement, which is incorporated by reference in this proxy statement in its entirety. Certain provisions of the Voting Agreement are summarized below.
Conversions and Transfers of Class B Common Stock
The Voting Agreement provides that:
•
each share of Class B Common Stock will automatically convert into one share of Class A Common Stock immediately following any transfer to a person who is not a permitted transferee of the original holder, another initial Class B Common Stock holder or a permitted transferee of such holder; and

•
all outstanding shares of Class B Common Stock will automatically convert into an equal number of Class A Common Stock at such time as the initial holders of the Class B Common Stock and their permitted transferees collectively own less than 15% of Soho House’s total shares of outstanding Common Stock, and thereafter, no additional shares of Class B Common Stock may be issued.

Board Composition
The Voting Agreement provides that, immediately following the Effective Time, the Board will consist of seven directors: three designated by Yucaipa, two designated by the MCR Investors, one designated by Mr. Richard Caring and one “Designated Director” (initially Mr. Ashton Kutcher). Additionally, the Apollo Funds, together, are entitled to appoint one non-voting observer to the Board. These rights to designate directors and non-voting Board observers are subject to minimum ownership and, in some cases, financial or time-based thresholds.
Stockholder Consent Rights
Yucaipa Consent Rights
Pursuant to the Voting Agreement, certain significant corporate actions by Soho House require the written approval of Yucaipa. These matters include, but are not limited to, subject to certain exceptions:
•	any amendments to Soho House’s organizational documents that would materially and disproportionately adversely affect or prejudice Yucaipa (as compared to other stockholders);
•	the issuance of any equity securities;
•	incurring or assuming indebtedness or capital expenditures in excess of certain amounts;
•	adopting, amending, or modifying the budget;
•	hiring or terminating certain C-suite officers;
•	initiating or consummating an initial public offering;
•	making or changing tax elections that would reasonably be expected to materially and disproportionately adversely affect Yucaipa (as compared to other stockholders); and
•	fundamentally changing the nature or scope of the business.
Consent Rights of Other Stockholders
The Voting Agreement also requires for certain significant corporate actions by Soho House the written approval of the holders of a majority of the shares of the outstanding Common Stock that would be adversely impacted or prejudiced by such actions, excluding Yucaipa and permitted transferees. These matters include, but are not limited to, subject to certain exceptions:
•	any amendments to Soho House’s organizational documents that would materially and disproportionately adversely affect or prejudice such stockholder (relative to Yucaipa or other stockholders);
•	fundamentally changing the nature or scope of the business; and
•	making or changing tax elections or taking other tax actions that would reasonably be expected to have a materially and disproportionately adverse effect on such stockholder (as compared to Yucaipa).

Preemptive Rights, ROFO, Tag-Along and Drag-Along Provisions
The Voting Agreement grants customary pre-emptive rights to the stockholders party thereto, allowing them to purchase their pro rata share of certain new equity securities issued by Soho House, subject to certain exceptions. The Voting Agreement also includes customary right-of-first-offer, tag-along and drag-along provisions.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made (1) to grant unaffiliated security holders access to the corporate files of Soho House, any other party to the Merger or any of their respective affiliates or (2) to obtain counsel or appraisal services at the expense of Soho House or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING SOHO HOUSE
Company Background
Soho House & Co Inc. was incorporated in Delaware in 2021. Soho House is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the Soho House platform to work, socialize, connect, create and flourish all over the world. Soho House began with the opening of the first Soho House in 1995 and remains the only company to have scaled a private membership network with a global presence. Members around the world engage with Soho House through its global collection, as at September 28, 2025, of 46 Houses, 8 Soho Works, Scorpios Beach Clubs in Mykonos and Bodrum, Soho Home—an interiors and lifestyle retail brand—and Soho House’s digital channels. The Ned in London, New York and Doha and The LINE and Saguaro hotels in North America also form part of Soho House’s wider portfolio. For more information about Soho House, see the section of this proxy statement captioned “Where You Can Find Additional Information.”
The Class A Common Stock is listed on the NYSE under the symbol “SHCO.” Soho House’s principal executive offices are located at 180 Strand, London, United Kingdom WC2R 1EA, and its telephone number is +44 (0) 207 8512 300.
Executive Officers and Non-Employee Directors
The persons listed below are Soho House’s executive officers and non-employee directors as of the date of this proxy statement. Prior to the closing of the Merger, the existing members of the Board (other than Mr. Ron Burkle, Mr. Richard Caring, Mr. Mark Ein and Mr. Joe Hage) will resign and approve the reconstitution of the Board to include: (1) three directors designated by Yucaipa, including Mr. Ron Burkle, Mr. Mark Ein and Mr. Joe Hage; (2) two directors designated by affiliates of MCR; (3) Mr. Richard Caring; and (4) Mr. Ashton Kutcher, with such resignations and reconstitution to become effective immediately following the Effective Time. At the Effective Time, the initial officers of Soho House will be the officers of Soho House as of immediately prior to the Effective Time. The initial directors and officers of Soho House immediately following the Effective Time will hold office in accordance with the then current certificate of incorporation and bylaws of Soho House until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
During the past five years, neither Soho House nor any of Soho House’s executive officers or non-employee directors listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Soho House nor any of Soho House’s executive officers or non-employee directors listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of December 11, 2025. Each of the individuals listed below is a citizen of the United States (except for Messrs. Andrew Carnie, Nick Jones, Tom Collins, Richard Caring and Joe Hage, who are citizens of the United Kingdom; Ms. Delahunt, who is an Irish citizen; Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani, who is a Qatari citizen; and Neil Thomson, who has dual citizenship in the United Kingdom and the United States) and can be reached at c/o Soho House & Co Inc., c/o 180 Strand, London, United Kingdom WC2R 1EA.

Name	Age	Current Position and Office
Mr. Ron Burkle	73	Executive Chairman and Director
Mr. Andrew Carnie	51	Chief Executive Officer and Director
Mr. Nick Jones	62	Founder and Director
Mr. Neil Thomson	55	Chief Financial Officer
Mr. Tom Collins	45	Chief Operating Officer
Mr. Richard Caring	77	Director
Mr. Eric Deardorff	62	Director
Ms. Alice Delahunt	38	Director
Mr. Mark Ein	60	Director
Mr. Joe Hage	63	Director
Mr. Yusef D. Jackson	55	Director
Mr. Andrew Sasson	55	Director

Name	Age	Current Position and Office
Mr. Ben Schwerin	46	Director
Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani	43	Director
Ms. Dasha Zhukova	44	Director

Executive Officers
Below is information about Soho House’s executive officers:
Mr. Ron Burkle has been a member of the Board and the executive chairman since 2012. He founded The Yucaipa Companies in 1986 and is widely recognized as one of the preeminent investors in the retail, distribution, automotive, technology, entertainment, sports and hospitality industries. He is also a three-time Stanley Cup champion as co-owner of the Pittsburgh Penguins.
Mr. Ron Burkle has served as chairman of the board and controlling shareholder of numerous companies including Americold (NYSE: COLD), 101 Studios, Golden State Foods, Dominick's, Fred Meyer, Ralphs and Food4Less. Additionally, he has been a director of Occidental Petroleum (NYSE: OXY), KB Home (NYSE: KBH), Kaufman & Broad S.A. (Euronext: KOF) and Yahoo! (Nasdaq: YHOO), and served as chairman of the Executive Committee and was the largest shareholder of Kroger (NYSE: KR).
Mr. Andrew Carnie has served as the Chief Executive Officer of Soho House since November 2022. Previously serving as President since September 2020, he held the position of Chief Commercial Officer of Soho House from June 2019 to September 2020. From November 2013 to April 2019, Mr. Andrew Carnie worked in various positions at Anthropologie Group, a retail apparel and accessories company, including as President from April 2018 to April 2019.
Mr. Nick Jones is the founder of Soho House and has been a member of the Board since its inception. He opened Café Boheme on Old Compton Street in 1992 in London’s Soho, and went on to open the first house, Greek Street, in the space above in 1995. Mr. Nick Jones has overseen every step of the growth of Soho House. He was awarded an MBE in the Queen’s 2017 New Year’s Honours List.
Mr. Neil Thomson has served as Chief Financial Officer of Soho House since August 2025. Previously, Mr. Neil Thomson served from 2020 to 2025 as Chief Financial Officer of Tasty Restaurant Group, a leading private equity backed US based franchisee of quick service restaurants. The address of Tasty Restaurant Group is 6201 W. Plano Pkwy., Suite 200, Plano, Texas 75093. Prior to this, Mr. Neil Thomson was CFO of Del Frisco’s, a US high-end and casual dining company. Mr. Neil Thomson also held a number of senior management positions during 15 years at Yum! Brands, including CFO of India, Chief Development Officer of Pizza Hut International and Chief Growth Officer of Pizza Hut Asia. Mr. Neil Thomson is a Chartered Accountant, having started his career at KPMG London.
Mr. Tom Collins has served as the Chief Operating Officer of Soho House since November 2023. He has held a number of senior leadership roles at Soho House during his ten-year tenure, starting in UK operations and moving to management of the European region in April 2022. At the start of 2023, Mr. Tom Collins’ remit expanded to include Asia. Mr. Tom Collins first joined Soho House as Head Chef of the original Soho House, 40 Greek Street, in April 2013.
Non-Employee Directors
Below is information about Soho House’s non-employee directors:
Mr. Richard Caring has been a member of the Board since 2008. After starting out as one of the first fashion manufacturers to supply UK and US retailers from Hong Kong and China, he now holds diverse business interests in restaurants, hotels, private members’ clubs and property, including as owner of The Caprice Group, a restaurant holding company, since 2005. He currently serves as chairman of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group.
Mr. Eric Deardorff has served as an advisor to early-stage companies since 2017 and as a member of the Board since 2024. Mr. Eric Deardorff has more than 35 years of financial and overall leadership experience encompassing a wide range of industries, company sizes and geographies, including having served as Chief Executive Officer at Garrard, Nicole Farhi, BLK DNM and Wolsey, and as Chief Financial Officer at Waterworks. Mr. Eric Deardorff’s financial expertise is both broad and deep, starting at Ernst & Young and Boston Consulting Group and encompassing roles as big-4 external auditor, financial planning and analysis, CFO, Treasurer, CEO, and managing M&A and post-merger integration. He has worked extensively with external auditors, corporate boards, rating agencies, bankers, private equity firms, investors, and ERP providers. Mr. Eric Deardorff earned his MBA from Stanford and has been a CPA since 1986.
Ms. Alice Delahunt has served as a member of the Board since 2021. Ms. Alice Delahunt is the founder and CEO of SYKY, a next generation platform for the future of luxury fashion, a role she has held since April 2022. The address of SYKY is 442 Lorimer Street, Ste D, #715, Brooklyn, New York 11206. She previously served as Chief Digital & Content Officer at Ralph Lauren, a global leader in the design, marketing, and retail of premium lifestyle products, from 2018 until March 2022. The address of Ralph Lauren is 650 Madison Avenue, New York, New York 10022. As Chief Digital Officer, she oversaw all facets of the Digital experience including Digital Commerce, Digital Marketing, User Experience Design and Product streams. As Chief Content Officer, Ms. Alice Delahunt led the teams responsible for Ralph Lauren’s global advertising campaigns and content teams. Prior to Ralph Lauren, Ms. Alice Delahunt worked at Burberry, a British luxury fashion company, from 2011 to 2018, serving in a variety of roles, including as Director of Digital Marketing and Innovation. Ms. Alice Delahunt graduated from Trinity College Dublin with a BA in Marketing and Politics. Today, she sits on the Board of the Business School at Trinity College and currently serves on the Zalando Supervisory Board since her nomination in May 2025.
Mr. Mark Ein has served as a member of the Board since 2018. Mr. Mark Ein is currently the founder, chairman and chief executive officer of Capitol Investment Corp and Leland Investment Co., private equity and family office firms, positions he has held respectively since November 2007 and November 2005. Earlier in his career, Mr. Mark Ein worked for The Carlyle Group, Brentwood Associates and Goldman Sachs. Mr. Mark Ein has a BS in economics from the University of Pennsylvania and an MBA from Harvard Business School. He currently serves as Chairman of the Boards of Lindblad Expeditions Holdings, Inc. and of Kastle Systems and is on the board of Custom Truck One Source. He has leadership roles and is deeply involved in a wide range of civic and philanthropic organizations including MDE Sports, which he wholly owns, includes the Mubadala Citi DC Open tennis tournament, the Washington Justice esports team in the Overwatch League and the Washington City Paper, a storied newspaper founded in 1981.
Mr. Joe Hage has served as a member of the Board since 2020. Mr. Joe Hage has served as the managing partner of Joseph Hage Aaronson & Bremen LLP, a law firm, since March 2013. The address of Joseph Hage Aaronson & Bremen LLP is 280 High Holborn, London, WC1V 7EE. Prior to becoming a barrister, Mr. Joe Hage qualified as a chartered accountant with PricewaterhouseCoopers. Mr. Joe Hage is the founder of HENI Group, an international art services business working with leading artists and estates across publishing, printmaking, digital, film and art research and analysis. Mr. Joe Hage graduated from the University of York, England with a BA in philosophy and went on to do postgraduate research in Philosophy at the University of Cambridge.
Mr. Yusef D. Jackson has served as a member of the Board since 2021. Mr. Yusef Jackson is a private investor, attorney, entrepreneur and corporate advisor. Mr. Yusef Jackson has more than 25 years of leadership experience with a diverse range of industries including beverage distribution, media and technology with companies including Chicago-based River North Sales & Service, Florida’s Progressive Distribution, Radar Magazine and Radar Online and others. He served as an independent director of Yucaipa Acquisition Corporation from August 2020 to December 2021. He maintains a close connection with the fight for dignity, civil rights, and economic justice for disenfranchised people through his work with the Rainbow Push Coalition, Jackson Legacy Foundation and People United to Serve Humanity Church. In addition, Mr. Yusef Jackson serves as Director of the Board of the Children’s Choir of Chicago and is a member of the Board of Trustees for the Virginia Athletics Foundation.
Mr. Andrew Sasson has served as a member of the Board since 2023. Mr. Andrew Sasson has been working in the lifestyle hospitality field for over 35 years. He has built, developed and operated over 60 restaurants, nightclubs, bars and hotels in Europe and North America. Since 2015 he has been Co-Founder of Clique Hospitality, which operates over 24 restaurant venues in California and Las Vegas. The address of Clique Hospitality is 6445 S. Tenaya Way Ste 150, Las Vegas, Nevada 89113. He also currently consults for gaming hospitality companies in Las Vegas.
Mr. Ben Schwerin has served as a member of the Board since 2021. Mr. Ben Schwerin is a General Partner at Coatue Ventures, an investment management firm, a role he has held since April 2023. The address of Coatue Ventures is 9 W 57th Street, 25th Floor, New York, New York 10019. He previously served as Senior Vice President, Content & Partnerships at Snap, Inc., a camera and social media company, from January 2015 until March 2023. The address of Snap Inc. is 3000 31st Street, Santa Monica, California 90405. Ben holds a BA from Cornell University in Psychology.
Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani has served as a member of the Board since 2020. Since April 2010, she has served as the Chairperson of the Doha Film Institute, a non-profit cultural organization focused on film and cinema, and as the Chairperson of Reach Out To Asia, a non-profit organization focused on improving the quality of education and healthcare in Asian countries, since 2005. She holds a Master’s degree in Urban Planning from Columbia University and a bachelor’s degree from Duke University. She currently serves as Chairperson on the Board of Trustees of the Qatar Museums Authority.
Ms. Dasha Zhukova has served as a member of the Board since 2021. Ms. Dasha Zhukova has been working in residential rental development since 2017 and incorporated RAY LLC, an architectural design firm, in 2019 where she is the owner and managing member. The address of RAY LLC is 375 Park Avenue, Suite 2501, New York, New York 10152. Ms. Dasha Zhukova founded the Garage Museum of Contemporary Art in 2008 and Garage Magazine in 2011. She graduated from the University of California, Santa Barbara with degrees in Slavic Studies and Literature. She holds a MA in Art History from NYU Gallatin. Ms. Dasha Zhukova currently serves on the Board of Trustees of the Los Angeles County Museum of Art and the Metropolitan Museum of Art.
Selected Historical Consolidated Financial Data
Set forth below is certain selected historical consolidated financial data relating to Soho House. The historical unaudited condensed consolidated financial data as of and for the 39-week periods ended September 28, 2025 and September 29, 2024, and the audited consolidated financial data as of and for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, have been taken from Soho House’s consolidated financial statements.
This information is only a summary. The audited consolidated financial data as of December 29, 2024 and December 31, 2023, and for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, should be read in conjunction with Soho House’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, which is attached as Annex L to this proxy statement, and the unaudited condensed consolidated financial data as of September 28, 2025 and for the 39-week periods ended September 28, 2025 and September 29, 2024, should be read in conjunction with Soho House’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2025, which is attached as Annex M to this proxy statement. The revised unaudited consolidated financial data as of January 1, 2023 should be read in conjunction Soho House’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2024. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein.
Summary Consolidated Balance Sheet Data

	As of
	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
	(dollar amounts in thousands)
Cash and cash equivalents	$152,716	$159,155	$180,680
Total current assets	$388,401	$388,740	$378,629
Total non-current assets	$2,055,111	$2,139,119	$2,085,234
Total assets	$2,443,512	$2,527,859	$2,463,863
Total current liabilities	$474,162	$426,822	$395,274
Total non-current liabilities	$2,298,808	$2,268,190	$2,087,472
Total liabilities	$2,772,970	$2,695,012	$2,482,746
Total shareholders’ deficit attributable to Soho House & Co Inc.	$(335,059)	$(174,893)	$(25,943)
Noncontrolling interests	$5,601	$7,740	$7,060
Total shareholders’ deficit	$(329,458)	$(167,153)	$(18,883)
Total liabilities and shareholders’ deficit	$2,443,512	$2,527,859	$2,463,863

	As of
	September 28, 2025	September 29, 2024
	(dollar amounts in thousands)
Cash and cash equivalents	$142,490	$142,816
Total current assets	$405,225	$411,824
Total non-current assets	$2,278,999	$2,166,970
Total assets	$2,684,224	$2,578,794
Total current liabilities	$564,630	$507,628
Total non-current liabilities	$2,468,498	$2,346,259
Total liabilities	$3,033,128	$2,853,887
Total shareholders’ deficit attributable to Soho House & Co Inc.	$(351,628)	$(279,423)
Noncontrolling interests	$2,724	$4,330
Total shareholders’ deficit	$(348,904)	$(275,093)
Total liabilities and shareholders’ deficit	$2,684,224	$2,578,794

Summary Consolidated Statements of Operations Data

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
	(dollar amounts in thousands, except per share data)
Total revenues	$1,203,814	$1,125,134	$976,003
Total operating expenses	$(1,273,855)	$(1,160,727)	$(1,127,042)
Operating loss	$(70,041)	$(35,593)	$(151,039)
Total other expense, net	$(80,209)	$(83,274)	$(67,187)
Loss before income taxes	$(150,250)	$(118,867)	$(218,226)
Income tax expense	$(13,318)	$(10,811)	$(5,131)
Net loss	$(163,568)	$(129,678)	$(223,357)
Net (income) loss attributable to non-controlling interest	$600	$(865)	$(800)
Net loss attributable to Soho House & Co Inc.	$(162,968)	$(130,543)	$(224,157)
Basic and diluted loss per share	$(0.84)	$(0.67)	$(1.12)

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024
	(dollar amounts in thousands, except per share data)
Total revenues	$983,418	$898,259
Total operating expenses	$(894,807)	$(897,644)
Operating income (loss)	$88,611	$615
Total other expense, net	$(62,266)	$(58,263)
Income (loss) before income taxes	$26,345	$(57,648)
Income tax benefit (expense)	$(11,714)	$(13,697)
Net income (loss)	$14,631	$(71,345)
Net income attributable to non-controlling interest	$(286)	$62
Net income (loss) attributable to Soho House & Co Inc.	$14,345	$(71,283)
Basic and diluted earnings (loss) per share	$0.07	$(0.36)

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of the Common Stock as of December 1, 2025, by:
•
each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by Soho House to be the beneficial owner of more than 5% of the Class A Common Stock or the Class B Common Stock;

•	each of Soho House’s named executive officers;
•	each of Soho House’s directors; and
•	all of Soho House’s executive officers and directors as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Holders of shares of Class B Common Stock are entitled to convert their shares of Class B Common Stock on a one-for-one basis for shares of Class A Common Stock at any time at the option of the holder. Accordingly, for the purposes of this table each holder of shares of Class B Common Stock is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock (in addition to any other shares of Class A Common Stock beneficially owned by such holder), which is reflected in the tables below under the columns “Number of Shares” and “Percent” for the shares of Class A Common Stock.
Applicable percentage ownership is based on 54,149,151 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock outstanding as of the Record Date. Shares of Common Stock that a person has the right to acquire within 60 days of the Record Date, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of Class A Common Stock and shares of Class B Common Stock, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed below is c/o 180 Strand, London, United Kingdom WC2R 1EA.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Percentage of Total Voting Power
Name of Beneficial Owner	Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares
Directors and Named Executive Officers
Mr. Andrew Carnie(1)	1,103,975	2.0%	—	—	*
Mr. Tom Collins(2)	242,520	*	—	—	*
Mr. Nick Jones(3)(5)(17)	5,642,171	2.9%	4,367,615	3.1%	3.1%
Mr. Ron Burkle(4)(5)(17)	96,194,440	49.2%	95,994,440	67.8%	65.4%
Mr. Richard Caring(6)(17)	41,512,104	21.2%	41,138,330	29.1%	28.0%
Mr. Eric Deardorff(7)	33,818	*	—	—	*
Ms. Alice Delahunt(8)	70,154	*	—	—	*
Mr. Mark Ein(9)	652,090	1.2%	—	—	*
Mr. Joe Hage(10)	70,154	*	—	—	*
Mr. Yusef D. Jackson(11)	91,654	*	—	—	*
Mr. Andrew Sasson(12)	30,643	*	—	—	*
Mr. Ben Schwerin(13)	70,154	*	—	—	*
Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani(14)	70,154	*	—	—	*
Mr. Neil Thomson	—	—	—	—	—
Ms. Dasha Zhukova(15)	70,154	*	—	—	*
Total directors and named executive officers as a group (15 persons)(16)	145,854,185	74.4%	141,500,385	100%	96.6%

>5% Stockholders
Voting Group(17)	143,348,715	73.3%	141,500,385	100%	96.4%
Affiliates of Goldman Sachs(18)	15,762,233	29.1%	—	—	1.1%
JTS Enterprises of Tampa, Ltd(19)	4,309,536	8.0%	—	—	*

*	Represents less than one percent.
(1)	Consists of 1,103,975 shares of Class A Common Stock held by Mr. Andrew Carnie.
(2)
Consists of 45,468 shares of Class A Common Stock held by Mr. Tom Collins, 26,094 shares of Class A Common Stock underlying vested Soho House RSUs (as of the Record Date) and 170,958 shares of Class A Common Stock underlying 332,905 vested stock appreciation rights.

(3)
Consists of 1,274,556 shares of Class A Common Stock held by Mr. Nick Jones and 4,367,615 shares of Class A Common Stock underlying an identical number of shares of Class B Common Stock held by Mr. Nick Jones. All of Mr. Nick Jones’ shares are pledged to a financial institution.

(4)	Consists of 200,000 shares of Class A Common Stock held by Mr. Ron Burkle and an aggregate 91,594,440 shares of Class A Common Stock underlying an identical number of shares of Class B Common Stock held by the Yucaipa Filing Parties. Mr. Ron Burkle is the controlling partner of an affiliate of the Yucaipa Filing Parties and, as such, may be deemed to have voting and dispositive control over the shares of Class A Common Stock held by each of the Yucaipa Filing Parties. Mr. Ron Burkle disclaims beneficial ownership of the securities held by the Yucaipa Filing Parties. The address of Mr. Ron Burkle is c/o The Yucaipa Companies, 9130 W. Sunset Blvd., Los Angeles, CA 90069.
(5)
Also reflects the private transaction pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones pursuant to the Letter Agreement, as amended by the Letter Agreement Amendment. The beneficial ownership of Mr. Nick Jones and Mr. Ron Burkle is reflected on a post-transaction basis.

(6)
Consists of 373,774 shares of Class A Common Stock held by Mr. Richard Caring and 41,138,330 shares of Class A Common Stock underlying an identical number of shares of Class B Common Stock held by Mr. Richard Caring.

(7)
Consists of 19,643 shares of Class A Common Stock held by Mr. Eric Deardorff and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(8)
Consists of 55,979 shares of Class A Common Stock held by Ms. Alice Delahunt and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(9)
Consists of 637,915 shares of Class A Common Stock held by Mr. Mark Ein and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(10)
Consists of 55,979 shares of Class A Common Stock held by Mr. Joe Hage and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(11)
Consists of 77,479 shares of Class A Common Stock held by Mr. Yusef D. Jackson and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(12)
Consists of 16,468 shares of Class A Common Stock held by Mr. Andrew Sasson and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(13)
Consists of 55,979 shares of Class A Common Stock held by Mr. Ben Schwerin and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(14)
Consists of 55,979 shares of Class A Common Stock held by Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(15)
Consists of 55,979 shares of Class A Common Stock held by Ms. Dasha Zhukova and 14,175 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date.

(16)
Consists of 4,029,173 shares of Class A Common Stock, 127,575 shares of Class A Common Stock to be acquired through the vesting of Soho House RSUs within 60 days of the Record Date, 26,094 shares of Class A Common Stock underlying vested Soho House RSUs (as of the Record Date), 170,958 shares of Class A Common Stock underlying 332,905 share appreciation rights (as of the Record Date) and 141,500,385 shares of Class A Common Stock underlying an identical number of shares of Class B Common Stock held by Soho House’s directors and executive officers as a group.

(17)
Mr. Nick Jones, Mr. Richard Caring and certain affiliates of Yucaipa have formed the Voting Group, pursuant to which they have agreed, on behalf of themselves and certain of their affiliates, to vote together as a group with respect to certain matters concerning Soho House so long as the Voting Group owns a requisite percentage of Soho House’s total outstanding Common Stock. Pursuant to a Schedule 13D filing made with the SEC, the aggregate amount of Common Stock beneficially owned by the Voting Group members as of August 18, 2025 is set forth below:

Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power
Mr. Nick Jones	5,642,171	—
Mr. Richard Caring	41,512,104	—
Mr. Ron Burkle	4,600,000	91,594,440
Parallel Fund	—	30,897,218
Fund II	—	46,899,423
Alliance III	—	1,123,325
Soho Fund	—	353,763
Global JV	—	10,871,215
OA3	—	1,449,496

In the aggregate, the Voting Group holds all of Soho House’s issued and outstanding Class B Common Stock, as well as 1,848,330 shares of Class A Common Stock. The table above reflects the private transaction pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones pursuant to the Letter Agreement, as amended by the Letter Agreement Amendment, and such table sets forth the beneficial ownership of Mr. Nick Jones and Mr. Ron Burkle on a post-transaction basis. Each share of Class B Common Stock is entitled to ten votes. As a result, when voting together as a group, the Voting Group controls more than 90% of the combined voting power of Soho House and is able to determine the outcome of any action requiring stockholder approval. Each member of the Voting Group disclaims voting and dispositive power over the shares of Common Stock held by the other members of the Voting Group. The address of the Yucaipa Filing Parties is c/o The Yucaipa Companies, 9130 W. Sunset Blvd., Los Angeles, CA 90069.

(18)
Pursuant to Amendment No. 2 to a Schedule 13D filing made with the SEC, as of August 15, 2025, affiliates of Goldman Sachs collectively beneficially owned an aggregate of 15,762,233 shares of Class A Common Stock. The table below sets forth the number of shares of Class A Common Stock over which each entity is reported to have shared voting and dispositive power:

Name of Beneficial Owner	Shared Voting and Dispositive Power
The Goldman Sachs Group, Inc.	15,762,233
Goldman Sachs & Co. LLC	1,375,924
Goldman Sachs Asset Management, L.P.	14,386,309
West Street Strategic Solutions Fund I, L.P.	5,682,004
West Street Strategic Solutions Fund I-(C), L.P.	558,307
WSSS Investments W, LLC	6,994,784]
WSSS Investments X, LLC	263,420
WSSS Investments I, LLC	296,103
WSSS Investments U, LLC	316,507
Broad Street Principal Investments, L.L.C.	1,140,310
West Street CT Private Credit Partnership, L.P.	275,184

Each of the above entities (other than Goldman Sachs & Co. LLC and each GS Fund, solely with respect to the shares of Class A Common Stock such GS Fund directly holds) expressly disclaims beneficial ownership of the shares. All of these entities reported no sole voting or dispositive power over shares of Common Stock. The address of each reporting person is 200 West Street, New York, New York 10282.
(19)
Pursuant to a Schedule 13G filing made with the SEC, the aggregate amount of Common Stock beneficially owned by JTS Enterprises of Tampa, Ltd (“JTS Enterprises”) as of December 31, 2024 is 4,309,536 shares of Class A Common Stock. JTS Enterprises reported sole voting power over such shares. The address of JTS Enterprises is 4908 W. Nassau St., Tampa, Florida 33607.

Prior Public Offerings
During the past three years, none of Soho House or any of the Buyer Filing Parties have made any underwritten public offering of shares of Common Stock for cash that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.
Transactions in Common Stock
Except as set forth below, and other than with respect to the Merger Agreement, the other Transaction Agreements and the Letter Agreement Amendment (as discussed in the sections of this proxy statement captioned “The Merger Agreement” and “Other Transaction Agreements”), and certain activity related to Soho House’s equity awards discussed elsewhere in this proxy statement, (1) each of Soho House, its non-employee directors and executive officers, the Buyer Filing Parties (and, with respect to the Buyer Filing Parties that are partnerships, general partners thereof, and with respect to the Buyer Filing Parties that are corporations, non-employee directors and executive officers thereof), and respective associates and majority-owned subsidiaries of Soho House and the Buyer Filing Parties have not conducted any transactions with respect to shares of Common Stock during the past 60 days, and (2) none of Soho House or the Buyer Filing Parties or their respective affiliates have purchased shares of Common Stock during the past two years.
Transactions by Soho House During the Last 60 Days
There have been no reportable transactions in the past 60 days for Soho House.
Transactions by the Buyer Filing Parties During the Last 60 Days
The following transactions were conducted by the Buyer Filing Parties during the past 60 days:
Buyer Parties
There have been no reportable transactions in the past 60 days for these entities or their respective directors, executive officers and/or general partners, as applicable.
Yucaipa and the Yucaipa Filing Parties
There have been no reportable transactions in the past 60 days for these entities or their respective directors, executive officers and/or general partners, as applicable.

Mr. Nick Jones
There have been no reportable transactions in the past 60 days for this individual.
Mr. Tom Collins

Date	Class	Acquisition	Disposition	Price per Share
December 5, 2025	Class A Common Stock		12,264	$8.8306
December 5, 2025	Class A Common Stock	26,094		(1)
December 5, 2025	Soho House RSUs		26,094	(1)
December 1, 2025	Class A Common Stock		10,910	$8.8301
December 1, 2025	Class A Common Stock	23,143		(1)
December 1, 2025	Soho House RSUs		23,143	(1)
(1)	Represents the settlement of Soho House RSUs into Class A Common Stock on a one-for-one basis.
Mr. Richard Caring
There have been no reportable transactions in the past 60 days for this individual.
Transactions by Soho House’s Directors and Executive Officers During the Last 60 Days
The following transactions by Soho House’s directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:
Mr. Ron Burkle, Mr. Andrew Carnie, Mr. Nick Jones, Mr. Tom Collins and Mr. Richard Caring
The reportable transactions in the past 60 days for these individuals are described in the section of this proxy statement captioned “—Transactions by the Buyer Filing Parties During the Last 60 Days.”
Mr. Neil Thomson
There have been no reportable transactions in the past 60 days for this individual.
Mr. Eric Deardorff
There have been no reportable transactions in the past 60 days for this individual.
Ms. Alice Delahunt
There have been no reportable transactions in the past 60 days for this individual.
Mr. Mark Ein
There have been no reportable transactions in the past 60 days for this individual.
Mr. Joe Hage
There have been no reportable transactions in the past 60 days for this individual.
Mr. Yusef D. Jackson
There have been no reportable transactions in the past 60 days for this individual.
Mr. Andrew Sasson
There have been no reportable transactions in the past 60 days for this individual.
Mr. Ben Schwerin
There have been no reportable transactions in the past 60 days for this individual.

Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani
There have been no reportable transactions in the past 60 days for this individual.
Ms. Dasha Zhukova
There have been no reportable transactions in the past 60 days for this individual.
Purchases of Common Stock by Soho House During the Past Two Years
The following table sets forth information regarding purchases of Class A Common Stock by Soho House during the past two years. There were no such purchases of Class B Common Stock by Soho House during the same time period.

	Total Number of Shares of Class A Common Stock Purchased	Price or Range of Prices Paid	Average Price Per Share
2023
Fourth Quarter	—	—	—

2024
First Quarter	—	—	—
Second Quarter	891,045(1)	$5.04 — $5.44	$5.28(3)
Third Quarter	2,269,130(2)	$4.65 — $6.30	$5.59(3)
Fourth Quarter	—	—	—

2025
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter (through December 10, 2025)	—	—	—

(1)	Repurchased pursuant to Soho House’s $50.0 million stock repurchase program approved on February 9, 2024.
(2)	Repurchased pursuant to Soho House’s $50.0 million stock repurchase program approved on February 9, 2024.
(3)	Includes commissions paid.

Purchases of Common Stock by the Buyer Filing Parties During the Past Two Years
The following table sets forth information regarding purchases of Class B Common Stock by the Buyer Filing Parties during the past two years. There were no such purchases of Class A Common Stock by the Buyer Filing Parties during the same time period.

	Total Number of Shares of Class B Common Stock Purchased	Price or Range of Prices Paid	Average Price Per Share
2023
Third Quarter	—	—	—
Fourth Quarter	—	—	—

2024
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	—	—	—

2025
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	4,400,000(1)	$6.00(1)	$6.00(1)
Fourth Quarter (through December 10, 2025)	—	—	—

(1)
Pursuant to the Letter Agreement, as amended by the Letter Agreement Amendment, Mr. Ron Burkle agreed to purchase 4.4 million Subject Shares from Mr. Nick Jones in a private transaction. In addition to the payment of $6.00 per Subject Share, Mr. Ron Burkle agreed that, in the event the Merger is consummated between January 6, 2026 and January 6, 2027, Mr. Ron Burkle will pay or transfer to Mr. Nick Jones within 30 days following the consummation of the Merger, an amount equal to the Additional Payment. Based on the $9.00 Per Share Price set forth in the Merger Agreement, Mr. Ron Burkle would pay Mr. Nick Jones an additional $6.6 million, or $1.50 per Subject Share, if the Additional Payment becomes payable.

Past Contracts, Transactions, Negotiations and Agreements
Except (1) as described in this section or in the sections of this proxy statement captioned “Special Factors—Background of the Merger,” “—Interests of Certain Persons in the Merger,” “—Fees and Expenses” or “Important Information Regarding Soho House—Transactions in Common Stock,” (2) pursuant to compensation arrangements for service as an executive officer or director of Soho House; or (3) as disclosed in Soho House’s audited consolidated financial statements for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 or its unaudited condensed consolidated financial statements for the 13 and 39 weeks ended September 28, 2025 and September 29, 2024 (which are included in Annexes L and M to this proxy statement, respectively) and other than the Merger Agreement, the other Transaction Agreements and the Letter Agreement Amendment (as discussed in the sections of this proxy statement captioned “The Merger Agreement” and “Other Transaction Agreements”), during the past two years: (1) there were no negotiations, transactions or material contacts between Soho House and its affiliates, on the one hand, and any of the Buyer Filing Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Soho House’s securities, election of Soho House’s directors or sale or other transfer of a material amount of assets of Soho House; (2) Soho House and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of Soho House’s consolidated revenues with any Buyer Filing Party; and (3) none of Soho House’s executive officers, non-employee directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Buyer Filing Parties.
Book Value Per Share
The net book value per share of Common Stock as of September 28, 2025, was approximately $(1.68) (calculated based on 67,694,634 shares issued and 54,067,339 shares outstanding of Class A Common Stock and 141,500,385 shares of Class B Common Stock issued and outstanding, each as of September 28, 2025).

Market Price of Class A Common Stock
The Class A Common Stock has traded on the NYSE under the symbol “SHCO” since 2021. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Class A Common Stock:

	Market Price
	High	Low
2023
Fourth Fiscal Quarter	$8.48	$5.86
2024
First Fiscal Quarter	$7.10	$4.35
Second Fiscal Quarter	$5.99	$4.83
Third Fiscal Quarter	$6.49	$4.43
Fourth Fiscal Quarter	$8.09	$4.60
2025
First Fiscal Quarter	$8.47	$5.15
Second Fiscal Quarter	$7.46	$4.77
Third Fiscal Quarter	$8.92	$6.12
Fourth Fiscal Quarter (through December 10, 2025)	$8.92	$8.60

You are encouraged to obtain current market quotations in connection with voting your shares.
Dividends
Soho House has not paid dividends in the past two years.
Certain Financial and Other Information of Soho House
Please take note that:
1.	Soho House’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 (the “Form 10-K”) (without exhibits) is attached as Annex L to this proxy statement, and includes:
a.
a description of Soho House’s business (see Item 1 of the Form 10-K, beginning at page L-5), properties (see Item 2 of the Form 10-K, beginning at page L-47) and legal proceedings (see Item 3 of the Form 10-K, beginning at page L-50);

b.	Soho House’s audited consolidated financial statements for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 (see Item 8 of the Form 10-K, beginning at page L-78);
c.
management’s discussion and analysis of financial condition and results of operations for such periods (see Item 7 of the Form 10-K, beginning at page L-52) and quantitative and qualitative disclosures about market risk (see Item 7A of the Form 10-K, beginning at page L-77); and

d.	disclosures of changes in and disagreements with accountants on accounting and financial disclosure (see Item 9 of the Form 10-K, beginning at page L-147).
2.	Soho House’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2025 (the “Form 10-Q”) (without exhibits) is attached as Annex M to this proxy statement, and includes:
a.	Soho House’s unaudited condensed consolidated financial statements for the 13 and 39 weeks ended September 28, 2025 and September 29, 2024 (see Part I, Item 1 of the Form 10-Q, beginning at page M-4);
b.	management’s discussion and analysis of financial condition and results of operations for such periods (see Part I, Item 2 of the Form 10-Q, beginning at page M-44); and
c.	a description of Soho House’s legal proceedings (see Part II, Item 1 of the Form 10-Q, beginning at page M-79).

IMPORTANT INFORMATION REGARDING THE BUYER FILING PARTIES
This section sets forth certain information about the Buyer Filing Parties. Except as described in the section of this proxy statement captioned “Important Information Regarding Soho House—Transactions in Common Stock—Transactions by the Buyer Filing Parties During the Last 60 Days” none of the persons listed in this section has engaged in any transactions in the subject securities during the past 60 days.
Buyer Parties
Parent
EH Parent LLC, a Delaware limited liability company, was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.
Parent is a Delaware limited liability company, and is controlled by its sole member: Yucaipa American Alliance Fund II, L.P., a Delaware limited partnership (“Fund II”). Fund II is controlled by its general partner: Yucaipa American Alliance Fund II, LLC, a Delaware limited liability company (“Fund II LLC”), and Fund II LLC is ultimately controlled by Mr. Ron Burkle. The current business address of Parent, Fund II, Fund II LLC and Mr. Ron Burkle is c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, and their business telephone number is (310) 789-7200. Parent does not beneficially own any shares of Common Stock. For information regarding the Yucaipa Entities’ (as defined in this proxy statement) and Mr. Ron Burkle’s beneficial ownership in Soho House, please see the section of this proxy statement captioned “Important Information Regarding Soho House—Security Ownership of Certain Beneficial Owners and Management.”
Parent, Fund II and Fund II LLC do not have any directly appointed directors or executive officers. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of Mr. Ron Burkle. During the past five years, none of Parent, Fund II, Fund II LLC or Mr. Ron Burkle has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of Parent, Fund II, Fund II LLC or Mr. Ron Burkle has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Mr. Ron Burkle	Executive Chairman and Director of Soho House; President, Chairman and Managing Partner of Yucaipa	United States

Merger Sub
EH MergerSub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, was incorporated on August 11, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.
The current business address of Merger Sub is c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, and its business telephone number is (310) 789-7200. None of Merger Sub or the persons listed in the following table beneficially owns any shares of Common Stock, except that Mr. Scott Stedman, Secretary and Director, personally beneficially owns 2,500 shares of Class A Common Stock. For information regarding the Yucaipa Entities’ and Mr. Ron Burkle’s beneficial ownership in Soho House, please see the section of this proxy statement captioned “Important Information Regarding Soho House—Security Ownership of Certain Beneficial Owners and Management.”

Name (Title)	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Bradford Nugent (President, Director)	Partner at Yucaipa	United States
Scott Stedman (Secretary, Director)	Partner at Yucaipa	United States

Yucaipa
The principal business of Yucaipa, Yucaipa American Alliance (Parallel) Fund II, L.P. (“Parallel Fund”); Fund II; Yucaipa American Alliance III, L.P. (“Alliance III”); Yucaipa Soho Works, Inc. (“Soho Fund” and, together with Parallel Fund, Fund II and Alliance III, the “Yucaipa Funds”); Global Joint Venture Investment Partners LP (“Global JV”), OA3, LLC (“OA3” and, together with the Yucaipa Funds and Global JV, the “Yucaipa Filing Parties”) and the other Yucaipa Entities is investment. Each of Parallel Fund, Fund II and Alliance III is a Delaware limited partnership. Soho Fund is a Delaware corporation. Global JV is a Cayman Islands limited partnership. Yucaipa is a Delaware limited liability company. OA3 is a California limited liability company. The current business address of the Yucaipa Entities and Mr. Ron Burkle is c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, and their business telephone number is (310) 789-7200.
Parallel Fund and Fund II are controlled by their general partner: Fund II LLC. Soho Fund’s sole stockholder is Yucaipa American Alliance (Parallel) III, L.P., a Delaware limited partnership (“Parallel III”). Alliance III and Parallel III are controlled by their general partner: Yucaipa American Alliance III, LLC, a Delaware limited liability company (“Alliance III LLC”). Global JV is controlled by its general partner: Global Joint Venture Investment Partners, LLC, a Cayman limited liability company (“Global JV LLC”). OA3 is ultimately owned by Mr. Ron Burkle. OA3 is controlled by its sole manager: Mr. Ron Burkle. The Yucaipa Filing Parties are each ultimately controlled by Mr. Ron Burkle.
The Yucaipa Filing Parties, Fund II LLC, Parallel III, Alliance III LLC and Global JV LLC (together, the “Yucaipa Entities”) do not have any directly appointed directors or executive officers. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of Mr. Ron Burkle. During the past five years, none of the Yucaipa Entities or Mr. Ron Burkle has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the Yucaipa Entities or Mr. Ron Burkle has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
For information regarding the Yucaipa Entities’ and Mr. Ron Burkle’s beneficial ownership in Soho House, please see the section of this proxy statement captioned “Important Information Regarding Soho House—Security Ownership of Certain Beneficial Owners and Management.”

Name	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)	Citizenship
Mr. Ron Burkle	Executive Chairman and Director of Soho House; President, Chairman and Managing Partner of Yucaipa	United States

Other Buyer Filing Parties
The following table sets forth the name, present principal occupation or employment, the material occupations, positions, offices or employments for the past five years or principal business, as applicable, and the current business address and telephone number of the below listed Buyer Filing Parties.
For information regarding the beneficial ownership and citizenship of each of Soho House’s directors and executive officers (including the below listed persons) in Soho House, please see the section of this proxy statement captioned “Important Information Regarding Soho House—Security Ownership of Certain Beneficial Owners and

Management.” For information regarding the (1) current principal occupation or employment and (2) material occupations, positions, offices or employment during the past five years for each of Soho House’s executive officers and directors that are not listed below, see the section of this proxy statement captioned “Important Information Regarding Soho House—Executive Officers and Directors.”
During the past five years, neither Soho House nor any of Soho House’s executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Soho House nor any of Soho House’s executive officers or directors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Present Principal Occupation or Employment(all have served five years or more in present position unless otherwise noted)	Business Address and Telephone	Citizenship
Mr. Ron Burkle	Executive Chairman and Director of Soho House; President, Chairman and Managing Partner of Yucaipa(1)	c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069; (310) 789-7200	United States
Mr. Andrew Carnie	Chief Executive Officer and Director of Soho House since November 2022(2)	c/o Soho House, 180 Strand, London, United Kingdom WC2R 1EA; +44 (0) 207 8512 300	United Kingdom
Mr. Nick Jones	Founder and Director of Soho House(3)	c/o Soho House, 180 Strand, London, United Kingdom WC2R 1EA; +44 (0) 207 8512 300	United Kingdom
Mr. Tom Collins	Chief Operating Officer of Soho House since 2023(4)	c/o Soho House, 180 Strand, London, United Kingdom WC2R 1EA; +44 (0) 207 8512 300	United Kingdom
Mr. Richard Caring	Director of Soho House; Chairman of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group(5)	c/o Soho House, 180 Strand, London, United Kingdom WC2R 1EA; +44 (0) 207 8512 300	United Kingdom

(1)
The principal business of Yucaipa is investment. Yucaipa (including Mr. Ron Burkle) owns approximately 67.8% of the Class B Common Stock, representing approximately 65.3% of the combined voting power of the outstanding Common Stock as of the Record Date, assuming the completion of the NJ Sale contemplated by the Letter Agreement, as amended by the Letter Agreement Amendment, pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones in a private transaction.

(2)	Mr. Andrew Carnie previously served as President of Soho House since September 2020.
(3)
Mr. Nick Jones owns approximately 3.1% of the Class B Common Stock, representing approximately 3.0% of the combined voting power of the outstanding Common Stock as of the Record Date, assuming the completion of the NJ Sale contemplated by the Letter Agreement, as amended by the Letter Agreement Amendment, pursuant to which Mr. Ron Burkle agreed to purchase 4.4 million shares of Class B Common Stock from Mr. Nick Jones in a private transaction.

(4)
Mr. Tom Collins has held a number of senior leadership roles at Soho House during his ten-year tenure, starting in UK operations and moving to management of the European region in April 2022. At the start of 2023, Mr. Tom Collins’ remit expanded to include Asia.

(5)
Mr. Richard Caring owns approximately 29.1% of the Class B Common Stock, representing approximately 28.0% of the combined voting power of the outstanding Common Stock as of the Record Date. The principal business of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group is investing in restaurants. The business address of each of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group is 26-28 Conway Street, London, United Kingdom W1T 6BH.

APPRAISAL RIGHTS
If the Merger is completed, holders of record and beneficial owners of Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal are entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262. Unless the context requires otherwise, all references in this summary to a “stockholder” are to a record holder of Common Stock. Unless the context requires otherwise, all references in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. The following summary does not constitute legal or other advice and does not constitute a recommendation that Soho House’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Common Stock should carefully review the full text of Section 262 as well as the information discussed below.
Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Common Stock who: (1) deliver a written demand for appraisal of such holder’s or owner’s shares of Common Stock to Soho House prior to the vote on the Merger Proposal; (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger; (4) do not withdraw their demands or otherwise lose their rights to appraisal; and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be “fair value” from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of shares of Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by Soho House and to be set forth on the verified list required by Section 262. After an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Class A Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Class A Common Stock entitled to appraisal exceeds 1.0% of the outstanding shares of Class A Common Stock eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. Soho House refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, Soho House makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). Soho House is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a proposed merger for which appraisal rights are available is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Soho House’s notice to Soho House’s stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Per Share Price. Because of the complexity of the procedures for exercising appraisal rights, Soho House believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:
•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;
•
the stockholder or beneficial owner must deliver to Soho House a written demand for appraisal of such holder’s or owner’s shares of Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•	the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger.
Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or Soho House may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (Soho House is under no obligation to file any petition and has no intention of doing so).
In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of Class A Common Stock who asserted appraisal rights unless one of the ownership thresholds is met.
For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.
Written Demand
A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Soho House, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, virtually at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such shares. A stockholder exercising appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Common Stock by a holder of record must reasonably inform Soho House of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Common Stock. A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform Soho House of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by Soho House and to be set forth on the verified list required by Section 262.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Soho House & Co Inc.
180 Strand
London, WC2R 1EA
United Kingdom
Attention: Corporate Secretary
Demands for appraisal may not be submitted by electronic transmission. At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Per Share Price offered pursuant to the Merger Agreement by delivering to Soho House, as the surviving corporation, a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Per Share Price within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.
Notice by Soho House
If the Merger is completed, within 10 days after the effective date of the Merger, Soho House will notify each record holder of shares of Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, Soho House or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Soho House in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. Soho House is under no obligation, and has no present intention, to file a petition, and Soho House’s stockholders should not assume that Soho House will file a petition or initiate any negotiations with respect to the “fair value” of the shares of Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from Soho

House a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which Soho House has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Soho House must send this statement to the requesting person within 10 days after receipt by Soho House of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a person and a copy thereof is served upon Soho House, Soho House will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by Soho House. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to Soho House and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by Soho House.
After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder.
The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Class A Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Class A Common Stock entitled to appraisal exceeds 1.0% of the outstanding shares of Class A Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
Determination of “Fair Value”
After the Delaware Court of Chancery determines the persons entitled to appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” In determining “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, Soho House has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If Soho House makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by Soho House in such voluntary cash payment and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Soho House believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither Soho House nor Parent anticipates offering more than the Per Share Price to any stockholder or beneficial owner exercising appraisal rights, and each of Soho House and Parent reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Per Share Price. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by Soho House pursuant to Section 262 who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the person delivers to Soho House a written withdrawal of such person’s demand for appraisal and an acceptance of the Per Share Price as provided in the Merger Agreement in accordance with Section 262.
From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, or if such person delivers to Soho House a written withdrawal of such person’s demand for an appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the Per Share Price for your shares in accordance with the Merger Agreement. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

PROPOSAL 1: THE MERGER PROPOSAL
Soho House is asking you to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement, the other Transaction Agreements and the Letter Agreement Amendment throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger Agreement” and “Other Transaction Agreements.” Copies of the Merger Agreement, the form of Rollover and Support Agreement, the Equity Commitment Letters (or forms thereof), the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the form of Voting Agreement are attached as Annexes A through J to this proxy statement. You are urged to read the Merger Agreement, the form of Rollover and Support Agreement, the Equity Commitment Letters (or forms thereof), the Debt Commitment Letters, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones, the Letter Agreement Amendment and the form of Voting Agreement carefully and in their entirety.
Each of the Special Committee and the Board unanimously recommends that you vote “FOR” the adoption and approval of this proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL
Soho House is asking you to approve a proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting. If stockholders approve this proposal, Soho House can adjourn the Special Meeting and any re-convened sessions of the Special Meeting and use the additional time to solicit additional proxies from stockholders, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the Merger Agreement and approval of the other Transaction Agreements and the Letter Agreement Amendment.
Among other things, approval of the Adjournment Proposal could mean that, even if Soho House receives proxies representing more votes against than in favor of the Merger Proposal, Soho House could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and approval of the other Transaction Agreements and the Letter Agreement Amendment and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the Merger Agreement and approval of the other Transaction Agreements and the Letter Agreement Amendment. Additionally, Soho House may seek stockholder approval to adjourn the Special Meeting if a quorum is not present.
Even if Soho House’s stockholders have not approved the Adjournment Proposal, the chairperson of the meeting may adjourn the Special Meeting, whether or not a quorum is present, under the Soho House Bylaws.
The Merger Agreement provides that Soho House may not, without Parent’s prior written consent, adjourn the Special Meeting more than two times because there is an insufficient number of shares of the Common Stock present or represented by proxy at the Special Meeting to constitute a quorum or to obtain the Requisite Stockholder Approval. The Merger Agreement also provides that Soho House may not, without Parent’s prior written consent, postpone or adjourn the Special Meeting by more than 10 business days for each event giving rise to such a postponement or adjournment.
Each of the Special Committee and the Board unanimously recommends that you vote “FOR” the approval of this proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS
If the Merger is completed, Soho House will have no public stockholders and there will be no public participation in any future meetings of Soho House’s stockholders. However, if the Merger is not completed, Soho House’s stockholders will continue to be entitled to attend and participate in future stockholder meetings.
Soho House will hold an annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) only if the Merger has not already been completed and Soho House remains a public company.
For a stockholder who intends to have a proposal considered for inclusion in Soho House’s proxy materials for presentation at the 2026 Annual Meeting, if held, pursuant to Rule 14a-8 promulgated under the Exchange Act, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Soho House & Co Inc., 180 Strand, London, United Kingdom WC2R 1EA, no later than December 29, 2025, and must comply with additional requirements established by the SEC. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Stockholders intending to present a proposal at the 2026 Annual Meeting, if held, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in the Soho House Bylaws. The Soho House Bylaws require, among other things, that stockholders submit the proposed nominee or item of business by delivering a notice to Soho House’s Corporate Secretary not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Therefore, we must receive notice pertaining to the 2026 Annual Meeting no earlier than February 18, 2026, and no later than March 20, 2026. The notice must contain the information required by the Soho House Bylaws, a copy of which is available upon request to Soho House’s Corporate Secretary. In the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year’s meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting and not later than the close of business on the 90th day prior to the 2026 Annual Meeting or, if the first public announcement of the date of the 2026 Annual Meeting is less than 100 days prior to its date, the 10th day following the day on which public announcement of the 2026 Annual Meeting is first made by Soho House.
In addition to satisfying the foregoing requirements under the Soho House Bylaws, to comply with the universal proxy card rules of Rule 14a-19 under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Soho House’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 20, 2026; provided, however, stockholders must also comply with the earlier deadlines discussed above.
Soho House reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Because the Merger is a “going-private” transaction, the Buyer Filing Parties and Soho House are filing with the SEC the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Soho House files annual, quarterly and current reports, proxy statements and other information with the SEC. Soho House’s filings are available to the public at the SEC website at www.sec.gov. You may also find Soho House’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q attached as Annexes L and M to this proxy statement.
You may obtain any of the documents that Soho House files with the SEC, without charge, by requesting them in writing from Soho House at the following address:
Soho House & Co Inc.
180 Strand, London WC2R 1EA
Attention: Ben Nwaeke, Corporate Secretary
If you would like to request documents from Soho House, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from Soho House, Soho House will mail them to you by first class mail or another equally prompt method. Please note that all of Soho House’s documents that it files with the SEC are also available through the “Investor Relations” section of Soho House’s website, https://sohohouseco.com/overview/default.aspx. The information included on Soho House’s website is not incorporated by reference into this proxy statement. Website addresses included in this proxy statement are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.
The reports, opinions or appraisals referenced in Item 9 to the Schedule 13E-3 will be made available for inspection and copying at the principal executive offices of Soho House during its regular business hours by any interested equity security holder of Soho House or representative who has been so designated in writing. The reports, opinions or appraisals referenced in Item 9 of the Schedule 13E-3 will be transmitted by Soho House to any interested equity security holder of Soho House or representative who has been so designated in writing upon written request and at the expense of the requesting security holder.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Common Stock, please contact Soho House’s proxy solicitor:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and brokerage firms call: (212) 297-0720
Stockholders and all others call toll-free: (888) 785-6707
Email: info@okapipartners.com

MISCELLANEOUS
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. SOHO HOUSE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 11, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

GLOSSARY OF DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:
2021 Plan means the Soho House 2021 Equity Incentive Plan.
Adjournment Proposal means the proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment at the time of the Special Meeting.
AGM means Apollo Global Management, Inc.
AGS means Apollo Global Securities, LLC.
Apollo means ACM, AGS and one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM or its affiliates (such investment funds, separate accounts and other entities, the “Apollo Funds”).
Board means the Board of Directors of Soho House.
Buyer Filing Parties means the Buyer Parties; Yucaipa; the Yucaipa Filing Parties; Mr. Ron Burkle; Mr. Richard Caring; Mr. Andrew Carnie; Mr. Nick Jones and Mr. Tom Collins.
Buyer Parties means Parent and Merger Sub.
Class A Common Stock means the Class A common stock, par value $0.01 per share, of Soho House.
Class B Common Stock means the Class B common stock, par value $0.01 per share, of Soho House.
Closing Cash Funding Amount means an aggregate amount equal to (1) $67 million (the maximum amount to be funded pursuant to the Subscription Agreements) plus (2) $695 million (in respect of the proceeds from the financing contemplated by the OpCo Debt Commitment Letter), plus (3) $150 million (in respect of the proceeds from the financing contemplated by the HoldCo Debt Commitment Letter), minus (4) $721 million (in respect of the amount necessary to refinance in full the Notes Purchase Agreement), minus (5) $73 million to pay the fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the other Transaction Agreements, plus (6) an amount equal to (A) the Per Share Price multiplied by (B) the difference between (i) the aggregate number of shares of Common Stock that have been designated as Rollover Shares as of August 15, 2025 (which will be deemed to include all shares of Common Stock held by Mr. Nick Jones as of August 15, 2025) and (ii) the aggregate number of shares of Common Stock that have been designated as Rollover Shares as of the closing of the Merger.
Closing Date means the date on which the closing of the Merger occurs.
Code means the United States Internal Revenue Code of 1986, as amended.
Common Stock means the Class A Common Stock and the Class B Common Stock.
Debt Commitment Letters means the OpCo Debt Commitment Letter and the HoldCo Debt Commitment Letter.
Debt Financing means the financing contemplated by the Debt Commitment Letters.
DGCL means the Delaware General Corporation Law.
DOJ means the United States Department of Justice.
Effective Time means the effective time of the Merger.
Equity Commitment Letters means the equity commitment letters by and between each of the Equity Investors and Merger Sub, pursuant to which each Equity Investor has committed, subject to the terms and conditions thereof, to purchase shares of Merger Sub Common Stock.
Equity Financing means the equity financing pursuant to the Equity Commitment Letters.
Equity Investors means certain equity investors, including Apollo Capital Management, L.P., certain affiliates of MCR Investors LLC and a group of investors led by Mr. Ashton Kutcher and Mr. Daniel Rosensweig, that have entered into an Equity Commitment Letter.

Exchange Act means the Securities Exchange Act of 1934, as amended.
Existing Revolving Credit Facility Agreement means the super senior revolving credit facility agreement, dated December 5, 2019, between, amongst others, Soho House & Co Limited, Soho House OpCo, HSBC UK Bank PLC, Global Loan Agency Services Limited and GLAS Trust Corporation Limited (as amended and/or amended and restated from time to time).
FTC means the United States Federal Trade Commission.
GAAP means U.S. generally accepted accounting principles.
Goldman Sachs means Goldman Sachs & Co. LLC and, if the context requires, its affiliates.
GS Funds means Broad Street Principal Investments, L.L.C.; West Street Strategic Solutions Fund I, L.P.; West Street Strategic Solutions Fund I-(C), L.P.; WSSS Investments W, LLC; WSSS Investments X, LLC; WSSS Investments I, LLC; WSSS Investments U, LLC; and West Street Ct Private Credit Partnership, L.P.
GS Principal Investors means certain advised funds and managed accounts of Goldman Sachs Asset Management, L.P. and BSCH III Designated Activity Company and any affiliate investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates.
HoldCo Debt Commitment Letter means the executed Subordinated Debt Commitment Letter among the HoldCo Financing Sources and Soho House HoldCo (including related term sheets, including all exhibits, schedules, and annexes thereto) to provide, subject to the terms and conditions therein, the HoldCo Notes Facility.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
Intercreditor Agreement means the intercreditor agreement, dated September 27, 2013, between, among others, Soho House OpCo and Wells Fargo Trust Corporation Limited (as amended and/or amended and restated from time to time).
Majority Approval means the affirmative vote of the holders of shares of Common Stock representing a majority of the voting power of the outstanding Common Stock entitled to vote thereon to adopt and approve the Merger Proposal.
Merger means the merger of Merger Sub with and into Soho House, with Soho House continuing as the surviving corporation.
Merger Agreement means the Agreement and Plan of Merger, dated as of August 15, 2025, by and among Soho House, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time.
Merger Proposal means the proposal to adopt the Merger Agreement and approve the other Transaction Agreements and the Letter Agreement Amendment.
Merger Sub means EH MergerSub Inc., a Delaware corporation and a wholly owned subsidiary of Parent.
Merger Sub Common Stock means the common stock, par value $0.01 per share, of Merger Sub.
Notes Purchase Agreement means that certain First Amended and Restated Notes Purchase Agreement, dated as of November 15, 2021, by and among Soho House & Co Limited, Soho House OpCo, Global Loan Agency Services Limited, as agent, GLAS Trust Corporation Limited, as collateral agent, the guarantors party thereto and the notes purchasers party thereto.
NYSE means the New York Stock Exchange.
OpCo Debt Commitment Letter means the executed Debt Commitment Letter among the OpCo Financing Sources and Soho HouseOpCo (including related term sheets, including all exhibits, schedules, and annexes thereto) to provide, subject to the terms and conditions therein, the Senior Secured Facility.
Owned Company Shares means each share of Common Stock that is (A) held by Soho House or its subsidiaries; or (B) owned by the Buyer Parties (other than any Rollover Shares) as of immediately prior to the Effective Time.
Parent means EH Parent LLC, a Delaware limited liability company.
Parent Owned Merger Sub Shares means the shares of Merger Sub Common Stock owned by Parent.

Per Share Price means $9.00 per share of Common Stock in cash, without interest thereon and subject to applicable withholding taxes.
Record Date means December 1, 2025.
Reinvestment Stockholders means Yucaipa, Mr. Ron Burkle, Mr. Nick Jones, Mr. Richard Caring, Mr. Mark Ein, Mr. Andrew Carnie, Mr. Tom Collins and certain affiliates of Goldman Sachs & Co. LLC (who in the aggregate owned approximately 19,333,263 shares of Class A Common Stock and 141,500,385 shares of Class B Common Stock, representing approximately 97.6% of the voting power of the outstanding shares of Common Stock as of the Record Date), together with certain non-executive members of Soho House’s management who are also Soho House stockholders (who in the aggregate beneficially owned approximately 1,928,946 shares of Class A Common Stock and no shares of Class B Common Stock, representing approximately 0.1% of the voting power of the outstanding shares of Common Stock as of the Record Date).
Requisite Stockholder Approval means the Unaffiliated Approval and the Majority Approval.
Rollover and Support Agreements means the Rollover and Support Agreements, dated August 15, 2025, by and between Soho House and each of the Reinvestment Stockholders.
SEC means the United States Securities and Exchange Commission.
Securities Act means the Securities Act of 1933, as amended.
Soho House means Soho House & Co Inc., a Delaware corporation. In addition, the terms “we,” “us” and “our” refer to Soho House & Co Inc.
Soho House Bylaws means the bylaws of Soho House as of the date of this proxy statement.
Soho House Charter means the certificate of incorporation of Soho House of the date of this proxy statement.
Soho House Equity Plans means the Soho House Holdings Limited 2020 Equity Incentive Plan and the 2021 Plan.
Soho House PSU means a performance-based restricted stock unit award under any Soho House Equity Plan.
Soho House RSU means a restricted stock unit award granted under any Soho House Equity Plan other than a Soho House PSU.
Soho House SAR means a stock appreciation right granted under any Soho House Equity Plan.
Special Committee means the committee established by the Board comprised solely of directors determined by the Board to be independent and disinterested with respect to the matters to be considered.
Special Meeting means the Special Meeting of Stockholders of Soho House, together with any adjournment or postponement thereof.
Subscription Agreements means one or more subscription agreements entered into by Soho House and one or more purchasers after August 15, 2025 and providing for the purchase by such purchasers of Class A Common Stock of Soho House for cash at the Per Share Price, with such shares to be issued immediately after the Effective Time and the proceeds of such purchase to be utilized by Soho House to fund all or a portion of the Closing Cash Funding Amount.
Subscription Investors means any equity investors that have entered into a Subscription Agreement.
Transaction Agreements means the Merger Agreement, the Rollover and Support Agreements, the Equity Commitment Letters, the Rollover Side Letters, the Regulatory Letter Agreement, the Debt Commitment Letters, the Yucaipa Fee Agreement, the MCR Side Letter, the Bruce Group Side Letter, the Letter Agreement between Mr. Ron Burkle and Mr. Nick Jones and the Voting Agreement.
Unaffiliated Approval means the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the Unaffiliated Stockholders to adopt and approve the Merger Proposal.
Yucaipa means The Yucaipa Companies LLC, a Delaware limited liability company, and, if the context requires, its affiliates (including Mr. Ron Burkle).

Annex A
MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER

by and among

EH PARENT LLC,

SOHO HOUSE & CO INC.

and

EH MERGERSUB INC.

Dated as of August 15, 2025

A-i

A-ii

Exhibit A –	Surviving Corporation Certificate of Incorporation	A-67

Exhibit B –	Surviving Corporation Bylaws	A-80

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2025, by and among EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”) and Soho House & Co Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party” and collectively as the “Parties”. All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. The Company Board has established an independent and disinterested special committee of the Company Board (the “Special Committee”).
B. The Special Committee has unanimously: (i) determined that this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, and the other transactions contemplated by this Agreement, including the Support Agreements, are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, and determine that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; and (iii) recommended that the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting.
C. The Company Board, acting upon the recommendation of the Special Committee, has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Support Agreements; (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, including the Support Agreements, upon the terms and subject to the conditions set forth herein; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting.
D. The board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) in the case of the board of directors of Merger Sub only, resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger in accordance with the DGCL.
E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Investor has executed and delivered to Merger Sub a commitment letter pursuant to which such Equity Investor has committed, subject to the terms and conditions thereof, to invest in Merger Sub the cash amounts set forth therein prior to the Effective Time in exchange for shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) in accordance with the terms of such commitment letter (each such letter, together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letters”) (such financing, the “Equity Financing”).
F. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties and the Company to enter into this Agreement, certain stockholders of the Company have entered into Support Agreements (the “Support Agreements”, and each stockholder party to a Support Agreement, a “Reinvestment Stockholder”) with the Company in connection with the Merger with respect to certain obligations of such stockholders of the Company relating to this Agreement.
G. The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the confidentiality provisions set forth in Section 9.4, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.
(b) “Acquisition Proposal” means any offer or proposal to engage in an Acquisition Transaction.
(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:
(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof ); or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.
(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, the Reinvestment Stockholders and their Affiliates shall be deemed to not be Affiliates of the Company Group or the Buyer Parties prior to the Effective Time.
(e) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(f) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.
(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 29, 2024 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 29, 2024.
(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or London, United Kingdom.
(i) “C-Suite Executive” means the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or Chief Operating Officer of the Company.
(j) “Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.
(k) “Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.
(l) “Code” means the United States Internal Revenue Code of 1986.
(m) “Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council, or other labor organization or employee representative.
(n) “Company Board” means the Board of Directors of the Company.
(o) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(p) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.
(q) “Company Credit Agreement” means the revolving facility agreement originally dated 5 December 2019, by and among Soho House Limited and the other parties thereto, as amended and/or restated from time to time and most recently pursuant to an amendment letter dated 21 February 2025.
(r) “Company Equity Plans” means the Soho House Holdings Limited 2020 Equity Incentive Plan and the Company’s 2021 Equity and Incentive Plan.
(s) “Company Group” means the Company and its Subsidiaries.
(t) “Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.
(u) “Company IP Agreements” means all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries receives from a third party, or grants to a third party, a license or any other rights in any Intellectual Property, other than (i) licenses of Generally Available Software with annual fees less than $500,000, (ii) Incidental IP Agreements and (iii) licenses granted by the Company or any of its Subsidiaries to any of the Company and its Subsidiaries.
(v) “Company IT Assets” means all computer and communication systems, software (including any source code, object code or other code contained therein), hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power suppliers and any other components used in conjunction with such), networks, and databases, and associated documentation and services, owned or leased by, or licensed to the Company or any of its Subsidiaries, or otherwise used in connection with their respective businesses.
(w) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Group, taken as a whole or (b) would render the Company unable to consummate the Merger prior to the Termination Date; provided that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i) changes in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing;
(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country or region in the world; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii) changes in the general business or economic conditions in the industries or markets in which the Company Group conducts business;
(iv) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v) any general geopolitical conditions, social protest or social unrest (whether or not violent), outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber warfare, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;
(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, nuclear incidents, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;
(vii) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world;
(viii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with suppliers, customers, members, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Sections 3.5, 3.6 or 3.17(h));
(ix) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken as expressly required by this Agreement (other than for purposes of any representation or warranty contained in Sections 3.5 and 3.6);
(x) changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);
(xi) changes after the date hereof in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that any cause of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xii) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and
(xiii) any matters set forth on the Disclosure Schedules; and

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any current or former holder of Company Common Stock or any other securities or Indebtedness of any member of the Company Group against the Company or any of its Subsidiaries, any of their respective officers or other employees or any member of the Company Board (including the Special Committee) arising out of the Merger or any other transaction contemplated by this Agreement;
except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (x), to the extent that such Effect has had, or would reasonably be expected to have, a material and disproportionate adverse effect on the Company Group relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred (and the only to the extent such incremental disproportionate adverse impact is not excluded by the other exceptions in this definition).
(x) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
(y) “Company PSU” means each performance-based restricted stock unit award granted under any Company Equity Plan.
(z) “Company RSU” means each restricted stock unit award granted under any Company Equity Plan other than a Company PSU.
(aa) “Company Stock Appreciation Right” means each stock appreciation right granted under any Company Equity Plan.
(bb) “Company Stockholders” means the holders of shares of Company Common Stock.
(cc) “Contract” means any contract, subcontract, letter of intent, note, bond, mortgage, credit agreement, indenture, lease, license, sublicense or other legally binding agreement.
(dd) “Data Protection Legislation” means all applicable laws relating to privacy or the use, collection, storage, disclosure, transfer, destruction or other processing or protection of Personal Data.
(ee) “Debt Commitment Letters” means the executed Debt Commitment Letter, dated as of August 15, 2025, among the Financing Sources party thereto and a Subsidiary of the Company and the executed Subordinated Debt Commitment Letter, dated as of August 15, 2025, among the Financing Sources party thereto and a Subsidiary of the Company (in each case, including related term sheets, including all exhibits, schedules, and annexes thereto) to provide, subject to the terms and conditions therein, the Debt Financing.
(ff) “Debt Financing” means the financing contemplated by the Debt Commitment Letters.
(gg) “DOJ” means the United States Department of Justice or any successor thereto.
(hh) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the SEC.
(ii) “Equity Investors” means those Persons the names of which are listed as “Equity Investors” in Section 1.1(ii) of the Parent Disclosure Letter.
(jj) “ERISA” means the Employee Retirement Income Security Act of 1974.
(kk) “Exchange Act” means the Securities Exchange Act of 1934.
(ll) “Financing Sources” means the Persons, in their respective capacities as sources of Debt Financing, that have committed to provide (either on or prior to the date of this Agreement), arrange, underwrite, syndicate or place all or any portion of the Debt Financing in connection with the Merger, including the agent, lender parties and other similar entities party to any commitment letter (including the Debt Commitment Letters),any joinder agreements, indentures, note purchase agreements, credit agreements or similar documents entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.
(mm) “FTC” means the United States Federal Trade Commission or any successor thereto.
(nn) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(oo) “Generally Available Software” means any generally commercially available software, cloud offerings or software-as-a-service licensed pursuant to a shrink wrap or a click wrap license agreement or other agreement with non-negotiated standard terms and conditions.
(pp) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, authority, board, official or licensing body, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether international, national, federal, state, county, provincial, local, tribal or municipal and whether local or foreign.
(qq) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(rr) “Incidental IP Agreements” means a (i) Contract with a current or former employee or independent contractor entered into in connection with the Company’s or any of its Subsidiaries’ engagement of that Person that assigns rights in all Intellectual Property developed by such Person to the Company or any of its Subsidiaries or, if any such Intellectual Property is non-assignable, that otherwise contains a license to such non-assignable Intellectual Property of such Person or (ii) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (A) a service Contract under which a party thereto is granted a non-exclusive license under Intellectual Property solely for the purpose of enabling such party to provide services for the benefit of the other party, (B) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an incidental Intellectual Property license or (C) a nondisclosure or confidentiality Contract entered into in the ordinary course of business.
(ss) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to finance leases under GAAP, which for avoidance of doubt do not include operating lease liabilities; (iv) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.
(tt) “Intellectual Property” means all intellectual property or similar proprietary rights anywhere in the world, whether registered or unregistered, including: (i) patents and patent applications, including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, logos, Internet domain names and corporate names and other designators of origin, together with all goodwill connected with the use thereof and symbolized thereby and rights to sue for passing off and unfair competition; (iii) copyrights (including rights in software) and design rights; (iv) trade secrets, including know-how, inventions, processes, procedures, database rights, and confidential business information (“Trade Secrets”); (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) registrations and applications for registration of any of the foregoing in clauses (i)-(iii).
(uu) “International Employee Plan” means each Employee Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Service Provider that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction.
(vv) “International Trade Laws” means any of the following: (i) any laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (ii) any laws concerning the exportation or re-exportation of items (including goods, technology, services and software), including but not limited to those administered by the

U.S. Department of Commerce or the U.S. Department of State, or (iii) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, the United Nations, Canada, the European Union (“EU”), EU member states, or the United Kingdom (“Sanctions”).
(ww) “IRS” means the United States Internal Revenue Service or any successor thereto.
(xx) “Knowledge” means, (i) with respect to the Company, on any matter in question, the actual knowledge of the persons set forth in Section 1.1(xx) of the Company Disclosure Letter and (ii) with respect to Parent, on any matter in question, the actual knowledge of the persons set forth in Section 1.1(xx) of the Parent Disclosure Letter, in each case, after reasonable inquiry of his or her direct reports.
(yy) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(zz) “Material Contract” means any of the following Contracts:
(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(ii) any material Contract with any of the top 10 vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without penalty to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company Group, taken as a whole, for the 12 months ended December 31, 2024;
(iii) Company IP Agreements that are material to the business of the Company or any of its Subsidiaries;
(iv) any Contract containing any covenant or other provision: (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;
(v) any Contract: (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;
(vii) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes any material obligation on the Company Group after the date hereof and which exceeds $1,000,000;
(viii) any Collective Bargaining Agreement; and
(ix) any Contract with a party that is not a member of the Company Group that involves the establishment of a joint venture entity, limited liability company, legal partnership, profit sharing or similar arrangement.
(aaa) “Material Subsidiary” means the subsidiaries of the Company names of listed as “Material Subsidiaries” in Section 3.8 of the Company Disclosure Letter.
(bbb) “NYSE” means The New York Stock Exchange and any successor stock exchange.

(ccc) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Company Balance Sheet in accordance with GAAP; (ii) statutory liens or landlords’, mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) that do not have a material effect on the Company Group taken as a whole; (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar nonmonetary liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.
(ddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(eee) “Personal Data” means any information (i) that identifies or can identify an individual, or (ii) that is defined as “personal data”, “personally identifiable information”, or “personal information” under applicable Data Protection Legislation.
(fff) “Rollover Shares” means the shares of Company Common Stock that constitute Rollover Shares immediately before the Effective Time under the terms of the Support Agreements with the Reinvestment Stockholders.
(ggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(hhh) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(iii) “Securities Act” means the Securities Act of 1933.
(jjj) “Subscription Agreements” means one or more subscription agreements entered into by the Company and one or more purchasers after the date of this Agreement and providing for the purchase by such purchasers of Class A Common Stock of the Company for cash at the Per Share Price, with such shares to be issued immediately after the Effective Time and the proceeds of such purchase to be utilized by the Company to fund all or a portion of the Closing Cash Funding Amount.
(kkk) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. For the purposes of this Agreement, the Company Group and Buyer Parties shall not be deemed to be Subsidiaries of the Reinvestment Stockholders prior to the Effective Time.
(lll) “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined, in compliance with Section 5.3, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would be more favorable to the Unaffiliated Company Stockholders (in their capacity as such) than the Merger, in each case, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board or the Special Committee deems relevant and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(mmm) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use, goods and services, occupation, value added, ad valorem, transfer, franchise, capital stock, license, branch, withholding, payroll, employment, severance, social security (or similar), workers’ compensation, unemployment, production, stamp, premium, net worth, alternative or base erosion minimum, excise and property taxes), together with all interest, fines, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.
(nnn) “Transaction Agreements” means this Agreement, the Support Agreements, the Equity Commitment Letters, the Debt Commitment Letters and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.
(ooo) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement.
(ppp) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) any of the Buyer Parties or Equity Investors, (ii) any of the Reinvestment Stockholders, (iii) any members of the Company Board, (iv) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, and (v) any Affiliates or Associates (as defined pursuant to Section 12b-2 of the Exchange Act) of any of the Persons described in subclauses (i) to (iv).
(qqq) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.
(rrr) “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.6(b)
Alternative Financing Commitment Letter	6.6(b)
Buyer Parties	Preamble
Bylaws	3.1
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Cash Funding Amount	2.9(b)
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(b)
Company Capitalization Date	3.7(a)
Company Confidential Information	9.4
Company Disclosure Letter	Article III
Company Equity Awards	3.7(b)
Company Liability Limitation	8.3(b)
Company Related Parties	8.3(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Consent	3.6
Consortium Members	5.3(a)
D&O Insurance	6.11(c)
DGCL	Recitals
Dissenting Company Shares	2.7(d)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(w)
Effective Time	2.2
Electronic Delivery	9.12
Employee Plan	3.17(a)
Enforceability Limitations	3.2
Equity Commitment Letters	Recitals
Equity Financing	Recitals
EU	1.1(vv)
Exchange Fund	2.9(b)
Indemnified Persons	6.11(a)
Intervening Event	5.3(d)(i)
Lease	3.14(b)
Leased Real Property	3.14(b)
Maximum Annual Premium	6.11(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Recitals
Merger Sub Securities	4.1(d)
Non-Employee Director Unvested Company RSU	2.8(c)

Term	Section Reference
Non-Employee Director Unvested Company RSU Cash Consideration	2.8(c)
Non-Employee Director Unvested Company RSU Consideration	2.8(c)
Notice Period	5.3(d)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Share	2.7(b)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(e)(ii)
Parent Owned Merger Sub Shares	2.7(b)(i)
Parent Related Parties	8.3(e)(ii)
Party	Preamble
Payment Agent	2.9(a)
Payoff Letters	6.23
Per Share Price	2.7(b)(ii)
Privacy Requirements	3.15(f)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Recommendation Change	5.3(c)(i)
Registered Company Intellectual Property	3.15(a)
Reinvestment Stockholder	Recitals
Repaid Indebtedness	6.23
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Rollover Holder	2.8(a)(i)
Rollover Holder Vested Company SAR	2.8(a)(ii)
Rollover Holder Vested Company SAR Cash Consideration	2.8(a)(ii)
Sanctions	1.1(vv)
Schedule 13E-3	6.3(a)
Service Provider	3.17(a)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.14(c)
Support Agreements	Recitals
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	8.1(c)
Trade Secrets	1.1(tt)
Uncertificated Shares	2.9(c)
Unvested Award	2.8(d)
Vested Company PSU	2.8(b)
Vested Company RSU	2.8(b)
Vested Company RSU and PSU Cash Consideration	2.8(b)
Vested Company RSU and PSU Consideration	2.8(b)
Vested Company SAR	2.8(a)(i)
Vested Company SAR Cash Consideration	2.8(a)(i)

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”
(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) in effect as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.
(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o) No summary of this Agreement or of any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. Nothing in the Parent Disclosure Letter constitutes an admission against any Buyer Party’s interest or represents any Buyer Party’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.
(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement or any related disclosures as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company with respect to the transactions contemplated by this Agreement prior to 5:00 p.m. Eastern time on August 14, 2025 or filed with or furnished to the SEC and available on EDGAR.
(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time: (i) Merger Sub will be merged with and into the Company; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery): (a) in no event later than the sixth (6th) Business Day after the satisfaction or waiver (to the extent a waiver is permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent a waiver is permitted hereunder) of such conditions at the Closing); provided, that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent a waiver is permitted hereunder) on such sixth (6th) Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent a waiver is permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: all (i) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (ii) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 6.11(a).
(b) Surviving Corporation Bylaws. At the Effective Time, the Bylaws will be amended and restated in their entirety to read as set forth in Exhibit B attached hereto, and such amended and restated bylaws will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 6.11(a).
2.6 Directors and Officers.
(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Charter and the Bylaws until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the Charter and the Bylaws until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.
2.7 Effect of Merger on Company Common Stock.
(a) Rollover Shares. The Rollover Shares and shares of Class A Common Stock issued pursuant to Section 2.8 will remain outstanding and will be unaffected by the Merger.
(b) Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:
(i) each share of Merger Sub Common Stock that is outstanding as of immediately prior to the Effective Time (other than the shares of Merger Sub Common Stock owned by Parent (the “Parent Owned Merger Sub Shares”)) will be cancelled and extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Class A Common Stock;
(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, the Rollover Shares, Dissenting Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $9.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii) each share of Company Common Stock that is (A) held by the Company Group; or (B) owned by the Buyer Parties (other than any Rollover Shares) as of immediately prior to the Effective Time (each, an “Owned Company Share”), and each Parent Owned Merger Sub Shares will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(c) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(d) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.
(ii) The Company will give Parent: (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(d)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands, except for the payment, settlement or compromise consent set forth above.
2.8 Equity Awards.
(a) Vested Company SARs.
(i) Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company Stock Appreciation Right that is vested in accordance with its terms and is outstanding and unexercised, in each case as of immediately prior to the Effective Time (each, a “Vested Company SAR”), shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of such cancelled Vested Company SAR shall be entitled to receive, in consideration of the cancellation of each such Vested Company

SAR and in settlement therefor, an amount equal to the product of (i) each Vested Company SAR, multiplied by (ii) the excess, if any, of (A) the Per Share Price over (B) the base price per share of Company Common Stock subject to such cancelled Vested Company SAR, without interest (the aggregate amount payable hereunder with respect to all Vested Company SARs of each such holder, the “Vested Company SAR Cash Consideration”); provided that (1) notwithstanding the foregoing, for any holder of a Vested Company SAR that is a party to a Support Agreement (a “Rollover Holder”), the foregoing treatment shall not apply and the treatment set forth in Section 2.8(a)(ii) shall apply to each Vested Company SAR held by a Rollover Holder; (2) such Vested Company SAR Cash Consideration may be reduced by the amount of any required Tax withholdings on the Vested Company SAR Cash Consideration as provided in Section 2.12, and (3) any Vested Company SAR with respect to which the base price per share of Company Common Stock subject thereto is equal to or greater than the Per Share Price shall be cancelled in exchange for no consideration. From and after the Effective Time, except in each case as otherwise provided in Section 2.8(a)(ii), no Vested Company SAR shall be outstanding and each holder of a Vested Company SAR shall be entitled only to the payment provided for in this Section 2.8(a)(i).
(ii) With respect to each Vested Company SAR that is held by a Rollover Holder (each, a “Rollover Holder Vested Company SAR”), prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time: (A) sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the total Rollover Holder Vested Company SARs held by each Rollover Holder (with the relevant Rollover Holder Vested Company SARs covered by this clause (A) consisting of those with the most recent grant date) will continue to be subject to the same terms and conditions applicable to the applicable Rollover Holder Vested Company SARs, except that a share of Class A Common Stock shall replace a share of Company Common Stock as the base shares applicable to such Rollover Holder Vested Company SARs; and (B) forty percent (40%), or such other amount as set forth in the holder’s Support Agreement, of the total Rollover Holder Vested Company SARs held by each Rollover Holder (with the relevant Rollover Holder Vested Company SARs covered by this clause (B) consisting of those with the earliest grant date) shall be cancelled and, without any action on the part of the Rollover Holder thereof, in exchange therefor, each Rollover Holder of such cancelled Rollover Holder Vested Company SARs shall be entitled to receive, in consideration of the cancellation of such portion of the Rollover Holder Vested Company SARs and in settlement therefor, an amount equal to the product of (x) each cancelled Rollover Holder Vested Company SAR, multiplied by (y) the excess, if any, of (i) the Per Share Price over (ii) the base price per share of Company Common Stock subject to such cancelled Rollover Holder Vested Company SAR, without interest (the aggregate amount payable hereunder with respect to all cancelled Rollover Holder Vested Company SARs of each such Rollover Holder, the “Rollover Holder Vested Company SAR Cash Consideration”); provided that (1) such Rollover Holder Vested Company SAR Cash Consideration may be reduced by the amount of any required Tax withholdings on the Rollover Holder Vested Company SAR Cash Consideration as provided in Section 2.12, and (2) any Rollover Holder Vested Company SAR with respect to which the base price per share of Company Common Stock subject thereto is equal to or greater than the Per Share Price shall be cancelled in exchange for no consideration.
(b) Vested Company RSUs and Vested Company PSUs. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company RSU or Company PSU that, in each case, is vested but not yet settled or that vests as a result of the consummation of the Merger (each, a “Vested Company RSU” or “Vested Company PSU,” as applicable) shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of any such cancelled Vested Company RSU and/or Vested Company PSU shall be entitled to receive, in consideration of the cancellation of such Vested Company RSU and/or Vested Company PSU and in settlement therefor, an amount equal to the product of (A) the number of shares of Company Common Stock that vested with respect to such Vested Company RSU and/or Vested Company PSU, as applicable, of such holder multiplied by (B) the Per Share Price, without interest (such amounts payable hereunder with respect to such holder, the “Vested Company RSU and PSU Consideration”), with the total Vested Company RSU and PSU Consideration of such holder with respect to all Vested Company RSUs and Vested Company PSUs of such holder paid in cash (the “Vested Company RSU and PSU Cash Consideration”); provided that, notwithstanding the foregoing, for any holder of a Vested Company SAR that is a party to a Support Agreement, forty percent (40%), or such other amount as set forth in the holder’s Support Agreement, of the total Vested Company RSU and PSU Cash Consideration will be paid to such holder in cash and sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the total Vested Company RSU and PSU Consideration of such holder with respect to all Vested Company RSUs and Vested Company PSUs of such holder will be paid by issuance by the Company of such number of newly issued shares of Class A Common Stock equal to the quotient of (x) sixty percent (60%), or such other amount as set forth in the holder’s Support Agreement, of the Vested Company RSU and PSU Consideration with respect to all Vested Company RSUs and Vested Company PSUs of such holder and (y) the Per Share Price (rounded to the nearest whole share); provided that such Vested RSU and PSU Cash Consideration of any holder may be reduced by the amount of any required Tax withholdings on the Vested Company RSU and PSU Consideration as provided in Section 2.12.
(c) Non-Employee Director Unvested Company RSUs. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each outstanding Company RSU held by any director of the Company who is not an officer or employee of the Company or any Affiliate, that is not a Vested Company RSU, (each such Company RSU, a “Non-Employee Director Unvested Company RSU”) shall be cancelled and, without any action on the part of the holder thereof, in exchange therefor, each holder of any such cancelled Non-Employee Director Unvested Company RSU shall be entitled to receive, in consideration of the cancellation of such Non-Employee Director Unvested Company RSU and in settlement therefor, an amount equal to the product of (A) the number of Non-Employee Director Unvested Company RSUs of such holder multiplied by (B) the Per Share Price, without interest (such amounts payable hereunder with respect to such holder, the “Non-Employee Director Unvested Company RSU Consideration”), with the total Non-Employee Director Unvested Company RSU Consideration of such holder with respect to all Non-Employee Director Unvested Company RSUs of such holder paid in cash (the “Non-Employee Director Unvested Company RSU Cash Consideration”); provided that, notwithstanding the foregoing, for any holder of a Non-Employee Director Unvested Company RSU that is a party to a Support Agreement, such holder shall only be paid a portion of the Non-Employee Director Unvested Company RSU Cash Consideration (with such portion set forth in the holder’s Support Agreement and may be 0) in cash and a percentage of the Non-Employee Director Unvested Company RSU Cash Consideration (with such amount set forth in the holder’s Support Agreement and may be 0) shall be paid to such holder by issuance by the Company of such number of newly issued shares of Class A Common Stock equal to the quotient of (x) such amount set forth in the holder’s Support Agreement of the Non-Employee Director Unvested Company RSU Cash Consideration of such holder and (y) the Per Share Price (rounded to the nearest whole share).
(d) Unvested Awards. Prior to the Effective Time, the Company Board (or any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, with respect to each outstanding Company Stock Appreciation Right that is not a Vested Company SAR, each outstanding Company RSU that is not a Vested Company RSU or Non-Employee Director Unvested Company RSU, and each outstanding Company PSU that is not a Vested Company PSU (each such outstanding Company Stock Appreciation Right, Company RSU or Company PSU, an “Unvested Award”), (i) each share of Company Common Stock subject to each such Unvested Award shall be substituted with a share of Class A Common Stock, and (ii) except with respect to the substitution contemplated by (i), each Unvested Award will continue to be subject to the same terms and conditions applicable to such Unvested Award.
(e) Funding and Payment. The Surviving Corporation shall make the payments required under this Section 2.8 with respect to the Vested Company SAR Cash Consideration, the Rollover Holder Vested Company SAR Cash Consideration, the Vested Company RSU and PSU Cash Consideration and the Non-Employee Director Unvested Company RSU Cash Consideration as promptly as practicable after the Effective Time. The Surviving Corporation shall pay through the payroll agent of the Company the applicable Vested Company SAR Cash Consideration, Rollover Holder Vested Company SAR Cash Consideration, Vested Company RSU and PSU Cash Consideration and Non-Employee Director Unvested Company RSU Cash Consideration to the applicable holders, in each case, subject to Section 2.12.

2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, (i) The Company will select a bank or trust company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) the Company will enter into a payment agent agreement with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, (x) Merger Sub will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the cash proceeds received by Merger Sub pursuant to the Equity Commitment Letters, and (y) the Company will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash (including the cash proceeds received by the Company pursuant to the Subscription Agreements) equal to the remaining amount of the aggregate consideration to which such holders become entitled pursuant to Section 2.7, which amount shall not exceed the amount set forth in Section 2.9(b) of the Company Disclosure Letter (such amount, the “Closing Cash Funding Amount”). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by the Surviving Corporation, only in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks organized under the laws of the United States or any state thereof with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) that is assigned at least a “B” rating by Thomson Financial BankWatch (such cash and any proceeds thereon, the “Exchange Fund”). No such investment or loss thereon of fund in the Exchange Fund shall affect the amounts payable to the holders of shares of Company Common Stock pursuant to Section 2.7. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for the Surviving Corporation (or the Payment Agent on behalf of the Surviving Corporation) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, the Surviving Corporation will promptly deposit or cause to be deposited additional amounts in cash in immediately available funds with the Payment Agent as necessary to ensure that the Exchange Fund is at all times at the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7. Any income from investment of the Exchange Fund in excess of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7 will be payable as directed by the Surviving Corporation. The Exchange Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock pursuant to Section 2.7 or the Surviving Corporation as contemplated by this Section 2.9(b).
(c) Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Rollover Shares, Owned Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8, as applicable) (the “Certificates”); (ii) uncertificated shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Company Shares, Rollover Shares and Owned Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8, as applicable) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form to be agreed by the Company and Parent prior to the Effective Time (which will specify that delivery will be effected, and risk of loss and title to such holder’s Certificates will pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates (or submission of an affidavit of loss in lieu thereof) and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates or submission of an effective affidavit of loss in lieu thereof for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or effective affidavit of loss in lieu thereof will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or effective affidavit of loss in lieu thereof; by (y) the Per Share Price (subject to

Section 2.12), and the Certificates so surrendered (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. All payments of the Per Share Price to Reinvestment Stockholders pursuant to Section 2.7(b)(ii) (in respect of shares of Company Common Stock other than Rollover Shares held by such Reinvestment Stockholders) shall be paid from the Equity Financing proceeds portion of the Exchange Fund. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates (or submission of an effective affidavit of loss in lieu thereof) and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Closing, the Company will establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares, Rollover Shares and Dissenting Company Shares, and shares of Class A Common Stock issued pursuant to Section 2.8) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock shall not have been registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to the Company (or any agent designated by the Company) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of the Company (or any agent designated by the Company) that such transfer Taxes have been paid or are otherwise not payable.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent or any Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (as directed by the Surviving Corporation) upon demand, and any record holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares, Rollover Shares and Dissenting Company Shares and shares of Class A Common Stock issued pursuant to Section 2.8), who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, other than the Rollover Shares and shares of Class A Common Stock issued pursuant to Section 2.8, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(d). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock (other than the Rollover Shares) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. The Company or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Payment Agent, the Company, the Surviving Corporation and any other relevant withholding agent (and their respective Affiliates) will be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be (a) timely paid over to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that, (i) prior to the withholding on any amounts payable pursuant to this Agreement, the Payment Agent, the Company, the Surviving Corporation, or any other relevant withholding agent (or their respective Affiliates), as applicable, shall use commercially reasonable efforts to notify the applicable payee as soon as reasonably practicable in advance of making such withholding and (ii) the Parties shall cooperate in obtaining any certificates or exemptions from any anticipated withholding or otherwise reductions to any such anticipated withholding on amounts payable hereunder.
2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except: (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2022 and no later than one Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature and do not describe specific facts and circumstances relating to the Company Group) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7); or (b) as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), the Company hereby represents and warrants to the Buyer Parties as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect or would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. The Company is not in violation of the Charter or the Bylaws of the Company (the “Bylaws”).
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder, and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company, (ii) the performance by the Company of its covenants and obligations hereunder, or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
3.3 Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws.
(a) Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Support Agreements, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, and determine that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(b) Company Board Approval. The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Support Agreements, (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Merger and the other transactions contemplated hereby, including the Support Agreements, upon the terms and subject to the conditions set forth herein, (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Opinion of the Special Committee’s Financial Advisor. The Special Committee has received the oral opinion of Morgan Stanley & Co. LLC (the “Advisor”), to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock (other than the Reinvestment Stockholders and their Affiliates) in the Merger is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties, the Equity Investors, the Reinvestment Stockholders or their respective Affiliates). The Company shall, promptly following the execution and delivery of this Agreement and receipt by the Company of a copy thereof, furnish an accurate, true and complete copy of such opinion letter to Parent solely for informational purposes.
(d) Anti-Takeover Laws. Assuming the representations of the Buyer Parties set forth in Section 4.9 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in the Charter, the Bylaws, or any other similar organizational document of the Company (including ARTICLE XIII of the Charter) and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby.
3.4 Requisite Stockholder Approval. Except for the adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock; and (ii) the affirmative vote of the holders of a majority of the votes cast by the Unaffiliated Company Stockholders (the requisite votes described in the preceding clauses (i) and (ii), the “Requisite Stockholder Approval”), no other vote or consent of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Authority (any of the foregoing, a “Consent”) is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company, (b) the performance by the Company of its covenants and obligations pursuant to this Agreement, or (c) the consummation of the Merger, except (i) as required by the DGCL (including the filing of the Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) such filings and approvals as may be required under the HSR Act, and any applicable foreign Antitrust Laws, and (iv) such other Consents the failure of which to obtain or make would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Class A Common Stock, (ii) 500,000,000 shares of Class B Common Stock, and (iii) 500,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on August 14, 2025 (such time and date, the “Company Capitalization Date”), (A) 53,604,734 shares of Class A Common Stock were issued and outstanding, (B) 141,500,385 shares of Class B Common Stock were issued and outstanding, (C) no shares of Company

Preferred Stock were issued and outstanding, and (D) 13,627,295 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. From the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.
(b) Stock Reservation. As of the Company Capitalization Date, the Company has reserved 3,466,684 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Company Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company Stock Appreciation Rights in respect of 5,584,084 shares of Company Common Stock having a weighted average exercise price of $5.67, (ii) Company PSUs in respect of 0 shares of Company Common Stock (assuming target performance is achieved), and (iii) Company RSUs in respect of 548,697 shares of Company Common Stock. The Company has made available to Parent a current, correct and complete list, as of the Company Capitalization Date, and with respect to each outstanding Company Equity Award: (i) the employee number of the holder thereof, (ii) the grant or issuance date, (iii) the applicable vesting schedule, (iv) the base price of each Company Stock Appreciation Right and (v) with respect to each such holder, the forms of Contracts pursuant to which such holder is entitled to any acceleration of the vesting of such unvested Company Equity Award as a result of the transactions contemplated by this Agreement (alone or in combination with any other event). No Company Equity Award is subject to Code Section 409A.
(c) Company Securities. Except as set forth in this Section 3.7, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.
(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.
(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equityholders (other than any member of the Company Group) of each Material Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.
(d) Other Investments. As of the date hereof, other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.
3.9 Company SEC Reports. Since January 1, 2023, the Company has filed or furnished all forms, reports and documents with or to the SEC that have been required to be filed or furnished by it pursuant to applicable laws (the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its date of filing or furnishing, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. True, correct and complete copies of all Company SEC Reports are publicly available in EDGAR. As of its date of filing or furnishing (or, if amended or superseded by a document filed or furnished prior to the date hereof, on the date of the filing or furnishing of such amended or superseded document), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls.
(a) The consolidated financial statements (including any related notes and schedules thereto) of the Company Group included in the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments and the absence of detailed financial statement footnotes). Except as have been described in the Company SEC Reports filed or furnished prior to the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 29, 2024. Since January 1, 2023, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. To the Knowledge of the Company, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
3.11 No Undisclosed Liabilities. The Company Group has no liabilities required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in any Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after December 29, 2024; or (d) that would not have a Company Material Adverse Effect.
3.12 Absence of Certain Changes.
(a) No Company Material Adverse Effect. Since December 29, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since December 29, 2024 through the date hereof, the Company has not taken any action that would be prohibited by, constitute a breach of, or otherwise require the consent of Parent under subsections (a)(i), (a)(ii), (a)(v), (a)(ix), (a)(x), (a)(xiv) or (a)(xv) of Section 5.2 if taken or proposed to be taken after the date hereof.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.17(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.
(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have, a Company Material Adverse Effect.
3.14 Real Property.
(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a list of all real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”) as of the date hereof. The Company or a Subsidiary of the Company has marketable title to the Owned Real Property free and clear of all liens, except for Permitted Liens.
(b) Leased Real Property. All of the existing material leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, including all amendments, extensions, renewals, supplements, guaranties and agreements there, a “Lease”) is in full force and effect, binding and enforceable in accordance with its terms. With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein (other than Permitted Liens); and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any material Lease.
(c) Subleases. There are no existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property, except as would not have a Company Material Adverse Effect. With respect to each of the Subleases and except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; and (ii) the other party to such Sublease is not an Affiliate of the Company Group.
(d) The Owned Real Property and Leased Real Property constitute all of the material real property used in connection with the material operation of the businesses as currently conducted.
3.15 Intellectual Property; Data Security and Privacy.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) all material active registered patents, pending patent applications, Trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, owned by the Company or any of its Subsidiaries (collectively, the “Registered Company Intellectual Property”), and (ii) all material social media accounts registered to the Company or any of its Subsidiaries. The items identified on

Section 3.15(a)(i) of the Company Disclosure Letter are subsisting and in good standing with the Governmental Authorities or the applicable internet domain name registrar with which such items are registered or pending, and to the Knowledge of the Company, all Registered Company Intellectual Property is valid and enforceable.
(b) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) exclusively owns the Company Intellectual Property free and clear of all liens (other than Permitted Liens), and (ii) has a valid license or otherwise has sufficient rights to use all other Intellectual Property used in connection with the operation of their businesses as currently conducted.
(c) Except as would not have a Company Material Adverse Effect, within the past three years, there have been no proceedings pending or threatened in writing against the Company or any of its Subsidiaries challenging the ownership, validity or enforceability of any Company Intellectual Property (including Trademark opposition or cancellation proceedings).
(d) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, and the operation of the business of the Company and its Subsidiaries, have not in the past three years infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (ii) to the Knowledge of the Company, no Person has in the past three years infringed, misappropriated or otherwise violated any Company Intellectual Property, and (iii) no proceeding alleging any of the foregoing in this Section 3.15(d) is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(e) The Company and its Subsidiaries have taken commercially reasonable precautions to maintain and protect the confidentiality of its Trade Secrets or other confidential Company Intellectual Property and to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, there has been no material unauthorized uses or disclosures of any such Trade Secrets or other confidential Company Intellectual Property. Except as would not have a Company Material Adverse Effect, each Person who has been involved in the development of material Intellectual Property for the Company and its Subsidiaries that would not otherwise be owned by the Company or one of its Subsidiaries as a matter of law under a work-for-hire or similar doctrine has presently assigned to the Company or one of its Subsidiaries ownership of such Intellectual Property.
(f) The Company and its Subsidiaries have in the past three years: (i) materially complied and are in material compliance with the Data Protection Legislation, the Company’s and its Subsidiaries’ external and employee privacy policies, and binding industry standards and the terms of any Contracts related to the collection, use and processing of Personal Data (collectively, the “Privacy Requirements”); and (ii) not violated the Privacy Requirements in a manner which would have a Company Material Adverse Effect.
(g) To the Knowledge of the Company, the Company and its Subsidiaries have not in the past three years: (i) been subject to any material Personal Data breach or any material loss, destruction or damage of Personal Data used in its respective business; or (ii) received or been subject to any material complaint, investigation, notice, dispute or proceedings with or by any person (including any Governmental Authority) in relation to its compliance with Data Protection Legislation.
(h) The Company and its Subsidiaries either exclusively own or use with the consent or other appropriate license or permission of the owner all Company IT Assets except as would not reasonably be expected to have a Company Material Adverse Effect.
(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain an information security program and have used commercially reasonable efforts to ensure the confidentiality, integrity and security of Company IT Assets, including Personal Data stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company there has been no unauthorized or improper access to the Company IT Assets within the past two years, (iii) to the Knowledge of the Company, the Company IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications, (iv) to the Knowledge of the Company, the Company IT Assets are free from material bugs and other material defects, (v) the Company IT Assets have not been subject to any failures, breakdowns or security breaches within the past two years, and (vi) to the Knowledge of the Company, the Company IT Assets do not contain any material virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company IT Asset, except, solely with respect to (vi), to the extent included by the developer or owner of the Company IT Asset in the ordinary course of business to monitor and manage usage (including to disable unauthorized use).
3.16 Tax Matters.
(a) Tax Returns. Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account extensions of time to file) with the appropriate Governmental Authority all United States federal, state, local and non-United States returns (including any information return), estimates, declarations, statements and reports (including amendments and attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true and complete; and (ii) fully and timely paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable (whether or not reflected on such Tax Returns).
(b) None of the members of the Company Group has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired, and no request for any such waiver or extension is currently pending.
(c) Taxes Paid. Except as would not have a Company Material Adverse Effect, each member of the Company Group has properly and timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been paid or withheld by it in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other Person.
(d) No Audits. (i) No audits, suits, claims, actions, proceedings, arbitrations, mediations, investigations or other examinations with respect to material Taxes of the Company Group are presently in progress or have been asserted, threatened or proposed in writing and (ii) none of the members of the Company Group have received a written claim by a Governmental Authority in a jurisdiction where such member of the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material Tax in that jurisdiction.
(e) Spin-offs. In the two years prior to the date of this Agreement, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in any distribution or other transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. law).
(f) No Listed Transaction. None of the members of the Company Group has been a party to or otherwise engaged or participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(g) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than (1) any such agreement or obligation between and among members of the Company Group, or (2) any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes, or (ii) has any material liability for the Taxes of any Person other than any of the members of the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.
(h) No Liens. No material liens (other than Permitted Liens) for Taxes exist with respect to any asset or property of any member of the Company Group.
(i) Closing Agreements. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would have any effect at any time on or after the Closing, nor is any such agreement or ruling or request for such agreement or ruling currently pending.
(j) Non-USRPHC. The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.17 Employee Plans.
(a) List of Employee Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and each other material compensation or benefit plan, program, policy, practice, agreement or arrangement that is subject to the laws of the United Kingdom or the United States, whether written or oral and whether or not subject to ERISA, and including any Collective Bargaining Agreement in each case, (i) maintained by, contributed to, or sponsored by any member of the Company Group, (ii) under which any current or former director, officer, employee, consultant or independent contractor (each such individual, a “Service Provider”) (or any dependent or beneficiary thereof) of the Company Group has any present or future right to compensation or benefits from a member of the Company Group or (iii) with respect to which any member of the Company Group has any direct or indirect liability, whether contingent or otherwise (each, without regard to materiality, an “Employee Plan”) in each case other than any plan, policy, program, or arrangement which is maintained by a Governmental Authority.
(b) Production of Employee Plans. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent current, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan and trust documents (and all amendments thereto) and the most recent summary plan descriptions (and all summaries of material modifications); (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; and (E) any material non-routine notices or other correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan during the past three years.
(c) Absence of Certain Plans. No member of the Company Group nor any other corporation or trade or business (whether or not incorporated) that would at any relevant time be treated as a single employer with the Company Group pursuant to Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as any member of the Company Group pursuant to Section 4001(a)(14) of ERISA has, in the last six years, maintained, sponsored contributed to or has been required to contribute to or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; (iv) any other defined benefit pension plan, regardless of whether subject to ERISA or the Code or (v) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), including by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(d) Compliance. Except as would not have a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, funded, and administered, in form and operation, in accordance with its terms and in all respects with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority, (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP, (iii) each Employee Plan that is or was intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status, (iv) with respect to each Employee Plan, all material reports, returns, notices and other documentation that are required to have been filed with or furnished to any Governmental Authority, or to the participants or beneficiaries of such Employee Plan, have been filed or furnished on a timely basis, (v) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in the imposition of any such Tax or penalty and (vi) no Service Provider has been improperly excluded from participation in any Employee Plan.

(e) Employee Plan Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(f) No Prohibited Transactions. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group or, to the Knowledge of the Company, any of its respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.
(g) No Retiree Welfare Benefit Plan. No Employee Plan provides, and no member of the Company Group has any obligation to provide for post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any person, except (i) as may be required by Section 4980B of the Code or any similar state law for which the covered Person pays the full cost of coverage or (ii) through the end of the month in which an employee terminates employment.
(h) No Additional Rights. Except as provided in Section 2.8, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding (through a grantor trust or otherwise) or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefit becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) result in any other liability or obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of the Surviving Corporation to merge, amend or terminate any Employee Plan on or after the Effective Time.
(i) Section 280G. No payment or benefit payable in connection with the consummation of the Merger (either alone or in connection with any other event) could reasonably be characterized as a parachute payment within the meaning of Section 280G of the Code.
(j) No Tax Gross-Ups. No member of the Company Group has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.
(k) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code.
(l) International Employee Plans. Each International Employee Plan has been established, registered, maintained and administered in good standing and compliance with its terms and conditions and in all material respects with the requirements prescribed by any applicable laws or regulatory authorities and if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such International Employee Plan is so qualified. All employer and employee contributions to each International Employee Plan required by law or by the terms of such International Employee Plan have, in all material respects, been made, or, if applicable, accrued in accordance with GAAP or such other applicable accounting principles. Furthermore, no International Employee Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) which has a material deficit or has material unfunded liabilities that as of the Effective Time that will not be offset by insurance or fully accrued in accordance with GAAP or such other applicable accounting principles. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to any member of the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan that is required to be filed, registered or approved by a competent Governmental Authority has in all material respects been duly filed, registered or approved and has been maintained in good standing with applicable regulatory authorities and applicable laws.

3.18 Labor Matters.
(a) Wage and Hour and Legal Compliance. The Company Group is in compliance in all material respects with applicable laws and orders with respect to labor and employment, including applicable laws regarding wage and hour, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), worker classification (including under the Fair Labor Standards Act of 1938), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, workplace safety, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, pay equity, unemployment insurance, employee health and safety, and collective bargaining.
(b) Withholding. The Company Group has withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to current and former employees and other service providers. Except as would not result in material liability for the Company Group or where payment is disputed, the Company Group has fully and timely paid all arrears of wages, wage premiums, salaries, commissions, severance or other termination entitlements, fees or other payments, including under Contract, Company Group policy or law, and is not liable for any Taxes or any penalty for failure to comply with any of the foregoing. No member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(c) Collective Bargaining Agreements. Except as set forth in Section 3.18(c) of the Company Disclosure Letter, no member of the Company Group is a party to any Collective Bargaining Agreement or other Contract with any labor organization or other representative of any Service Provider, nor is any such Contract presently being negotiated, nor, to the Knowledge of the Company, are there any campaigns being conducted to solicit cards from any Service Provider. To the Knowledge of the Company, no labor union or Service Provider of any member of the Company Group has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with the Company Group and no member of the Company Group has entered into any agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body or any material number or category of its employees that would prevent or materially restrict or impede the consummation of the transactions contemplated by this Agreement. No member of the Company Group has any obligation to inform or consult with any Service Provider (or group of similarly situated Service Providers) or their representatives in respect of the transactions contemplated by this Agreement which Service Provider (or group of similarly situated Service Providers) is material to the Company Group.
(d) WARN Act Liability. No member of the Company Group has incurred any liability or obligations under or with respect to the WARN Act that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff (as such terms are defined in the WARN Act).
(e) Harassment. Within the last three years, (i) to the Knowledge of the Company, no material allegations of workplace sexual harassment, discrimination or similar misconduct have been made, initiated, filed or threatened against any C-Suite Executive or any of the current or former directors of the Company Group (to the extent applicable) relating to the Company Group, and (ii) no member of the Company Group has entered into any settlement agreement related to material allegations of sexual harassment, discrimination or similar misconduct.
3.19 Compliance with Laws; Licenses.
(a) (i) The Company Group is in compliance with all applicable laws, including all applicable International Trade Laws, Sanctions and Anti-Corruption Laws, and (ii) since January 1, 2023, the Company Group has not received any written notice from any Governmental Authority regarding any failure to comply with any law (including all applicable International Trade Laws, Sanctions and Anti-Corruption Laws), in each case except as would not reasonably be expected to have Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger.
(b) (i) The Company Group has obtained, holds and is in compliance with all licenses necessary to conduct its business as presently conducted, except as would not reasonably be expected to have a Company Material

Adverse Effect and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, all such licenses are valid and in full force and effect and are not subject to any Legal Proceeding, and to the Knowledge of the Company, no threatened Legal Proceeding exists, that would reasonably be likely to result in any modification, termination or revocation thereof.
3.20 Legal Proceedings; Orders.
(a) No Legal Proceedings. As of the date hereof, except as would not reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation of the Merger, there are no Legal Proceedings pending or, to the Knowledge of the Company, anticipated or threatened in writing, against the Company or any of its Subsidiaries.
(b) No Orders. As of the date hereof, except as would not reasonably be expected to have Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or subject to any order that restricts the manner in which the Company and its Subsidiaries conduct their respective businesses.
3.21 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets (other than any insurance policy held in connection with an Employee Plan), including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.
3.22 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been so disclosed in all material respects.
3.23 Brokers. Except as set forth in Section 3.23 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or has been authorized to act on behalf of the Company Group by the Company Board or the Special Committee and that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing; Capitalization.
(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.
(d) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 300,000,000 shares of Merger Sub Common Stock of which 100 shares are issued and outstanding as of the date hereof and owned by Parent. All outstanding shares of Merger Sub Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. Except as set forth in this Section 4.1(d), as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), Merger Sub, (ii) no outstanding securities of Merger Sub convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Merger Sub, (iii) except pursuant to the Equity Commitment Letters, no outstanding options, warrants or other rights or binding arrangements to acquire from Merger Sub, or that obligate Merger Sub to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Merger Sub, (iv) except pursuant to the Equity Commitment Letters, no obligations of Merger Sub to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Merger Sub, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Merger Sub that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Merger Sub (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Merger Sub Common Stock, the “Merger Sub Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which Merger Sub is a party or by which Merger Sub is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Merger Sub; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Merger Sub to which Merger Sub is a party or by which it is bound, and (viii) no other obligations by Merger Sub to make any payments based on the price or value of any Merger Sub Securities. Merger Sub is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Merger Sub Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Merger Sub Common Stock. Merger Sub is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Merger Sub Securities, except for the Equity Commitment Letters.
4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by the Buyer Parties of their respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of the Buyer Parties and no additional actions on the part of the Buyer Parties are necessary to authorize (i) the execution and delivery of this Agreement by the Buyer Parties; (ii) the performance by the Buyer Parties of their respective covenants and obligations hereunder; or (iii) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by the Buyer Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms, subject to the Enforceability Limitations.
4.3 Non-Contravention. The execution and delivery of this Agreement by the Buyer Parties, the performance by the Buyer Parties of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which any Buyer Party is a party or otherwise bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by the Buyer Parties, (b) the performance by the Buyer Parties of their respective covenants and obligations pursuant to this Agreement, or (c) the consummation of the Merger, except (i) as required by the DGCL (including the filing of the Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) such filings and approvals as may be required under the HSR Act, and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) No Orders. The Buyer Parties are not subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Brokers. Except as set forth in Section 4.6 of the Parent Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates (other than the Company and its Subsidiaries) who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.
4.7 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger.
4.8 No Exclusive Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries) has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of financing from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company Group in connection with the Merger.
4.9 Stockholder and Management Arrangements. As of the date of this Agreement, except for the Support Agreements or as expressly authorized by or disclosed to the Company and the Special Committee, neither Parent nor

Merger Sub is a party to any Contract, nor has either authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Person known by Parent or Merger Sub to be a stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company or any of its Subsidiaries to finance any portion of the Merger.
4.10 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each Buyer Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by any Buyer Party or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to any Buyer Party or any of their Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each Buyer Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, expressed or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law, regulatory requirement or order, (b) as set forth in Section 5.1(b) or Section 5.2 of the Company Disclosure Letter, (c) as contemplated by Section 5.2 or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.
5.2 Forbearance Covenants.
(a) Except (i) as set forth in Section 5.2(a) of the Company Disclosure Letter, (ii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (iii) as expressly contemplated by the terms of this Agreement, the Equity Commitment Letters or the Debt Commitment Letters or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(i) amend the Charter, the Bylaws, or any other similar organizational document of the Company that would have a material, adverse impact on the Buyer Parties;
(ii) propose or adopt a plan of complete or partial liquidation dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(iii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for (A) the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding as of the date hereof in accordance with their terms, and (B) Company Equity Awards granted after the date hereof that by their terms (1) do not vest prior to the Termination Date and (2) convert into equivalent equity awards of the Surviving Corporation at the Closing;
(iv) directly or indirectly acquire, repurchase or redeem any Company Securities, except for repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof (or Company Equity Awards granted after the date hereof in accordance with the terms of this Agreement);
(v) (A) adjust, split, combine or reclassify any of its shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interests; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its shares of capital stock or other equity or voting interests, or make any dividend or distribution in respect of the shares of its capital stock or other equity or voting interest, except for dividends made by any Subsidiary of the Company to the Company or one of the Company’s other direct or indirect Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;
(vi) incur or assume any Indebtedness or issue any debt securities, except (1) in the ordinary course of business; (2) any amounts under the Company Credit Agreement or any other credit facilities of the Company Group in existence on the date hereof or entered into after the date hereof in compliance with this Section 5.2 (or any refinancing thereof that does not materially increase the principal amount outstanding); and (3) intercompany loans or advances between or among the Company and its direct or indirect Subsidiaries;
(vii) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with the incurrence or assumption of any Indebtedness permitted under Section 5.2(a)(vi);
(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except or for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel, shadow payroll related deductions and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; (3) loans, advances or other extensions of credit or capital contributions to, or investments in, the Company or any direct or indirect Subsidiaries of the Company or (4) loans, advances or other extensions of credit or capital contributions to, or investments in, any joint ventures in which the Company or its direct or indirect Subsidiaries are a member on the date of this Agreement or become a member after the date of this Agreement in compliance with the terms of this Agreement;
(ix) sell, abandon, transfer or assign, any material assets to a Person other than a member of the Company Group outside of the ordinary course of business;
(x) (A) make or change any material Tax election; (B) surrender any right to or claim for a refund, credit or other reduction of material Taxes; (C) settle, consent to or compromise any claim or assessment for material Taxes; (D) materially amend, modify or otherwise change any material Tax Return; (E) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (F) enter into a closing agreement with any Governmental Authority regarding any material Tax or (G) change (or request to change) any material method of accounting for Tax purposes; other than, in the case of each of clauses (A), (B), (C), (D), (E), (F) and (G), in the ordinary course of business; and for actions that do not result in liabilities and penalties that materially exceed the reserves or accruals reflected in the consolidated financial statements of the Company Group;
(xi) incur or commit to incur any capital expenditure(s) other than consistent in all material respects with the aggregate capital expenditure budget set forth in Section 5.2(a)(xi) of the Company Disclosure Letter;
(xii) enter into, modify, amend or terminate any Material Contract or any Contract that would have been a Material Contract if such Contract were in existence as of the date hereof, except in the ordinary course of business, or as otherwise permitted under Section 5.2(a)(iii), Section 5.2(a)(vi), Section 5.2(a)(vii), Section 5.2(a)(viii), Section 5.2(a)(ix), or Section 5.2(a)(xv);
(xiii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K, promulgated by the SEC that would be required to be disclosed pursuant to Item 404, other than transactions, agreements, arrangements or understandings that are permitted under or approved in accordance with the Company’s Related Persons Transaction Policy that was provided to Parent prior to the date hereof;
(xiv) other than an acquisition from a member of the Company Group, acquire (by merger, consolidation or acquisition of stock or assets) any other business or any material portion thereof or material equity interest therein (including any joint venture, any non-wholly owned limited liability company or legal partnership or similar arrangement but excluding, for the avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person) that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger; and
(xv) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2(a).
(b) Except (i) as set forth in Section 5.2(b) of the Company Disclosure Letter, or, (ii) as expressly contemplated by the terms of this Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to, take any of the following actions without prior notice to and, if requested by Parent, engaging in good faith informational discussions with Parent with respect to such actions; provided that the timing of such discussions shall not delay the ability of the Company and its Subsidiaries to take any such action:
(i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to (1) obligations that are not in any individual case material to the Company Group taken as a whole, (2) actions taken in the ordinary course of business and (3) obligations of any direct or indirect Subsidiaries of the Company;
(ii) acquire, lease or license any material assets, including any Owned Real Property and Leased Real Property (other than in the ordinary course of business);

(iii) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim against any member of the Company Group, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments by the Company Group of, net of insurance recovery, no more than $1,000,000 in any individual case; or (C) settled in compliance with Section 6.15;
(iv) sell, abandon, transfer, assign, allow to lapse, or otherwise dispose of (including through exclusive licenses) any material Company Intellectual Property, except (A) for expiration of any Registered Company Intellectual Property at the end of its statutory term or (B) pursuant to a license granted in the ordinary course of business consistent with past practices;
(v) materially amend, renew or fail to exercise options to renew, voluntarily terminate or cancel any Lease (or enter into any Contract that if in effect on the date hereof would be a Lease) outside of the ordinary course of business;
(vi) incur or assume Indebtedness or issue debt securities in a principal amount in excess of $5 million in any individual case, except with respect to intercompany loans or advances between or among the Company and its direct or indirect Subsidiaries;
(vii) (A) enter into, adopt, amend or modify (including accelerating the vesting, payment or funding), or terminate any Employee Plan or other plan, program agreement or arrangement that would constitute an Employee Plan if in effect on the date hereof, in each case, with respect to C-Suite Executives (other than at-will offer letters or, for jurisdictions outside of the United States, employment agreements that provide for employment periods and rights no greater than required by applicable law, entered into with new hires of employees of the Company Group in the ordinary course of business); (B) increase or decrease the compensation of any C-Suite Executive; (C) grant or pay any special bonus, special remuneration, incentive awards or other compensation or benefits, or grant any equity or equity-based awards, or pay any compensation or benefit not required by (or accelerate the time of payment, vesting of any compensation or benefit or in any other way secure the payment becoming due under) any Employee Plan as in effect as of the date hereof to any C-Suite Executive, except in the case of each of clauses (A), (B) and (C), as may be required by applicable law or explicitly required by the terms of the applicable Employee Plan in effect as of the date hereof; (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any C-Suite Executive; (E) hire or terminate (other than for cause) any C-Suite Executive; or (F) grant or forgive any loans to any C-Suite Executive;
(viii) (A) except for such actions that are explicitly required by the terms of any Collective Bargaining Agreement or required by applicable law or order, enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union, works council, or other labor organization; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group; or
(ix) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions requiring a notice to Parent under clauses (i) through (vi) of this Section 5.2(b).
5.3 No Solicitation.
(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will use reasonable best efforts to cause its directors and officers not to, and will instruct its other employees, consultants, agents, representatives and advisors (collectively, “Representatives”) not to and will not authorize or knowingly permit any of them to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from (x) the Buyer Parties or (y) the Equity Investors, Reinvestment Stockholders or their respective Affiliates, or any group that includes any of foregoing (the Persons listed in clause (y), the “Consortium Members”), on behalf of the Buyer Parties); (ii) furnish to any Person any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than the Buyer Parties, the

Consortium Members, or any of their respective designees), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members) or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members); (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), other than to (A) inform any Person that the terms of this Section 5.3(a) prohibit such discussions or (B) seek clarification from any Person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Company Board or the Special Committee; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than Acquisition Proposal from the Buyer Parties or any of the Consortium Members); (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than in respect of an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. The Company will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (A) promptly request the return or destruction of all non-public information concerning the Company Group furnished to any Person that has executed a confidentiality agreement at any time within the twelve month period immediately preceding the date hereof in connection with any Acquisition Proposal; (B) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Person or its Representatives; and (C) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its outside legal counsel) has determined that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately following the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any such Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members).
(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), if, prior to the Company’s receipt of the Requisite Stockholder Approval, the Company receives a bona fide Acquisition Proposal after the date hereof that did not result from a material breach of Section 5.3(a), the Company may, directly or indirectly through one or more of their Representatives and/or Reinvestment Stockholders, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company any such Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal in a manner consistent with this Section 5.3(b); provided, that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel) has determined that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) has determined that the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law;

and provided further, however, that the Company will promptly (and in any event within 36 hours) (x) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent and (y) provide written notice to Parent of any determination made by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee pursuant to the immediately preceding proviso; and provided further, however, that if any such Person or its Representatives is a competitor of the Company Group, the Company Group shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3 other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.
(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within 10 Business Days after Parent so requests in writing or in connection with the public disclosure by the Company of an Acquisition Proposal (other than of the type referred to in the following clause (D)) by any Person other than the Buyer Parties or the Consortium Members (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment)); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, that, for the avoidance of doubt, none of (1) the determination by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or
(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 5.3(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) (1) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof or (2) if actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) the receipt, existence of or terms of an Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered and taken into account) (each such event, an “Intervening

Event”), if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:
(1) the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (x) so determined; and (y) resolved to effect a Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such five Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or
(ii) if the Company has received a bona fide Acquisition Proposal, that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board (acting upon the recommendation of the Special Committee) may (A) effect a Recommendation Change with respect to such Acquisition Proposal or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;
(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3) (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the

Company Board (acting upon the recommendation of the Special Committee) or the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal; and
(4) solely in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal which constitutes a Superior Proposal under sub-clause (B) of this Section 5.3(d)(ii), the Company will have validly terminated this Agreement in accordance with Section 8.1(g), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(ii).
(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 36 hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal (other than Acquisition Proposal from the Buyer Parties or any of the Consortium Members) are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 36 hours), of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.
(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.
(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any (i) director or officer of the Company or (ii) other Representative of the Company acting at the express direction of the Company with respect to the matters contemplated by this Section 5.3 will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any such other Representative to breach this Section 5.3(g), and upon becoming aware of any breach or threatened breach of this Section 5.3(g) by such other Representative, shall use its reasonable best efforts to stop such breach or threatened breach.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;
(ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and
(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.
(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to (but may) agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
6.2 Regulatory Filings and Efforts.
(a) The Buyer Parties will and will cause their respective Affiliates, if applicable, on the one hand, and the Company will and will cause its Subsidiaries, if applicable, on the other hand, within 20 Business Days following the date hereof, file with the FTC and the Antitrust Division of the DOJ any Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Subject to Section 6.2(b), each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be reasonably required or requested by the FTC, the DOJ or any other Governmental Authorities; and (D) take all action reasonably necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period, (2) avoid or defend against, as applicable, any Legal Proceedings in connection with the authorization, execution and delivery of this Agreement and the Merger, and (3) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) In furtherance and not in limitation of the foregoing, nothing in this Agreement shall require Parent and/or Merger Sub to (and the Company and its Subsidiaries may not without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any material assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries or Parent and its Affiliates nor (ii) any other material restrictions on the activities of the Company and its Subsidiaries or Parent and its Affiliates.
(c) In furtherance and not in limitation of the foregoing, the Buyer Parties and the Company (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority in connection with the transactions contemplated by this agreement and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other substantive written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the transactions contemplated by this Agreement and any substantive developments, meetings or discussions with any Governmental Authority in respect thereof, including, including but not limited to, with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) unless required by the relevant Governmental Authority, not independently participate in any substantive meeting, hearing, proceeding or discussion (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the transactions contemplated by this Agreement without giving the other Parties reasonable prior notice of such substantive meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.
(d) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, Parent and Merger Sub will not acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.
6.3 Proxy Statement; Schedule 13E-3 and Other Required SEC Filings.
(a) Proxy Statement and Schedule 13E-3. Promptly (but in no event later than forty-five days, provided that the Buyer Parties timely comply with their obligations under Section 6.3(d)) following the date hereof, the Company shall prepare and the Company will file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company shall include the Special Committee Recommendation and the Company Board Recommendation in

the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, as amended or supplemented, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement.
(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger (or any other transactions contemplated by this Agreement) pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13E-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Proxy Statement, the Schedule 13E-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any Consortium Members for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) Other Required Parent Filing. If Parent determines that any Consortium Member is required to file any document with the SEC other than the Schedule 13E-3 in connection with the Merger (or any other transactions contemplated by this Agreement) or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then Parent will, and will use reasonable best efforts to cause the applicable Consortium Members to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will file, and will use reasonable best efforts to cause the applicable Consortium Members to file, the Schedule 13E-3 (as to the Buyer Parties and/or the Consortium Members) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. The Buyer Parties will not, nor will the Buyer Parties permit any of the Consortium Members to, file the Schedule 13E-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13E-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties or the Consortium Members for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13E-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, and, in the case of the Buyer Parties, will use reasonable best efforts to cause the Consortium Members to furnish, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. Prior to the Company Stockholder Meeting, each of the

Company and the Buyer Parties agree to correct any information provided by it for the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, which, if not corrected, would cause the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing to include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and file with the SEC an appropriate amendment or supplement to such filing describing such information and, to the extent required by applicable law or the SEC or its staff, disseminate any such amendment or supplement to the Company Stockholders.
(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not have any material communications in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such material written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or (iii) a request by the SEC or its staff for additional information in connection therewith.
(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. As promptly as practicable (and in any event within five Business Days) after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. The Company’s obligations to hold the Company Stockholder Meeting and conduct the broker search pursuant to this Section 6.4(a) shall not be affected by a Recommendation Change. Unless there has been a Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed); (ii) to solicit additional proxies for the purpose of obtaining the Requisite Stockholder Approval if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company

Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval, the Company shall postpone or adjourn the meeting for up to 10 Business Days for each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than 10 Business Days for each event giving rise to such a postponement or adjournment.
6.5 Equity Financing.
(a) No Amendments to Equity Commitment Letters. Subject to the terms and conditions of this Agreement, Merger Sub will not permit (i) any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (A) reduce the amount of the Equity Financing under any Equity Commitment Letter, (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (x) delay or prevent the Closing Date, or (y) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect, or (C) adversely impact the ability of Merger Sub or the Company, as applicable, to enforce its rights against the other parties to any Equity Commitment Letter or (ii) any assignment of any Equity Commitment Letter without the express written consent of the Company approved by the Company Board (upon the recommendation of the Special Committee) or by the Special Committee. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letters as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letters” will include such document as amended or modified in compliance with this Section 6.5.
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Merger Sub in the Equity Commitment Letters; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letters; and (v) enforce its rights pursuant to the Equity Commitment Letters. In the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor, Merger Sub will use its reasonable best efforts to obtain as soon as possible following the occurrence of such event, alternative financing (in an amount sufficient to replace such unavailable Equity Financing) from the same or other sources acceptable to the Company on terms and conditions no less favorable in the aggregate to Merger Sub than such unavailable Equity Financing.
(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Merger Sub be deemed or construed to require Merger Sub to bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to any of the Equity Commitment Letters (it being understood and agreed that Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letters to obtain as of Closing the Equity Financing provided for therein if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger).
(d) No Exclusive Arrangements. In no event will Parent or any of its Affiliates enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.
(e) Changes in Merger Sub Capitalization. From and after the date hereof, Merger Sub will not (and Parent shall cause Merger Sub not to) (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Merger Sub Securities, except for the issuance or sale of shares of Merger Sub Common Stock in connection with the Closing pursuant to the Equity Financing; (ii) adjust, split, combine or reclassify any of its shares of capital stock, or issue or authorize or propose the issuance of any other Merger Sub Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interests; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its shares of capital stock or other equity or voting interests, or make any dividend or distribution in respect of the shares of its capital stock or other equity or voting interest; (iv) pledge or encumber any shares of its capital stock or other equity or voting interest; or (v) modify the terms of any shares of its capital stock or other equity or voting interest.
6.6 Debt Financing.
(a) Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date, except to the extent previously agreed in writing by the Company Group; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash that will be effective prior to the Closing Date; (iii) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (iv) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party.
(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, the Company shall promptly notify the Buyer Parties in writing and the Company may use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to arrange to obtain alternative financing from alternative sources in an amount at least equal to the amounts in the Debt Commitment Letters (each such alternative financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and provide the Buyer Parties with a copy of, the new financing commitment that provides for such Alternative Financing (each, an “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (i) to Debt Financing shall include each Alternative Financing, and (ii) to Debt Commitment Letters shall include each Alternative Financing Commitment Letter, and (iii) to “definitive financing documents” shall include the definitive documentation relating to any such Alternative Financing.
6.7 Debt Financing Cooperation. Prior to the Closing, the Parties shall use commercially reasonable efforts to provide all necessary or reasonably required cooperation in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to (i) cause Company management to participate in, upon reasonable advance notice and at mutually agreeable times, a reasonable number of meetings, lender presentations or other customary similar activities, (ii) furnish such financial statements and financial and operating information regarding the Company Group required in connection with the Debt Financing, (iii) assist with the preparation, authorization, execution and delivery of any note purchase or similar agreements, customary guarantees, pledge and security agreements, notes and other definitive financing documents and customary authorization letters in connection with the Debt Financing, (iv) reasonably assist with the preparations for the provision of, and obtaining of guarantees and the pledging of collateral, (v) provide, at least three (3) Business Days prior to the Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the USA PATRIOT Act that is requested ten (10) Business Days prior to the Closing and (vi) facilitate the taking of all corporate or similar actions to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Soho House Bond Limited at the Closing.
6.8 Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any committee empowered to take such action, if applicable) will (a) take all reasonable actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated thereby; and (b) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated thereby, take all reasonable action within their power to ensure that the Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by thereby and otherwise to minimize or make inapplicable the effect of such document, statute or regulation on the Merger and such transactions.
6.9 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives, at Parent’s sole cost and expense, reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and management of the Company Group solely for the purpose of fulfilling its obligations hereunder, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; or (f) such access unreasonably interferes with the normal operations of the Company Group. Nothing in this Section 6.9 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.9 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The confidentiality provisions set forth in Section 9.4 will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.9. All access (including requests for access) by Parent and/or its Representatives (in their capacity as such) pursuant to this Section 6.9 must be directed to the General Counsel of the Company, or another person designated by the Company. For clarity, this Section 6.9 shall not prohibit any Person from using the facilities of the Company as a “member” of the Company in the ordinary course of the business.
6.10 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.11 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.11(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any reasonable costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification pursuant to this Section 6.11(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all reasonable fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.11(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(d) Successors and Assigns. If the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of the Surviving Corporation or any of its successors or assigns will assume all of the obligations of the Surviving Corporation set forth in this Section 6.11.
(e) No Impairment. The obligations set forth in this Section 6.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.11, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.11, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).
(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.12 Obligations of the Parties. Each of the Parties will take all action necessary to to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.
6.13 Notification of Certain Matters.
(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The confidentiality provisions set forth in Section 9.4 apply to any information provided to Parent pursuant to this Section 6.13(a).
(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.
(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.
6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company will be reasonably acceptable to Parent. Thereafter, the Company (other than any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties or any of the Consortium Members, on the other hand.
6.15 Transaction Litigation. Prior to the Effective Time, each of the Buyer Parties and the Company will provide the other Party with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such Party reasonably informed with respect to the status thereof. Each of the Buyer Parties and the Company will (a) provide the other Party the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Buyer Parties or the Company, as the case may be, prior to such filing or submission, and the applicable Party shall consider such comments in good faith, (b) give the other Party a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Buyer Parties or the Company, as the case may be, in connection with any discovery or document production with respect to such Transaction Litigation, (c) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation. Prior to the Effective Time, neither the Buyer Parties nor the Company shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that a Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and such Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
6.16 Stock Exchange Delisting; Deregistration. The Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as soon as reasonably practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as soon as reasonably practicable after such delisting.
6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
6.19 Director Appointment. Prior to the Closing, the Company shall take any and all actions necessary to cause the Company Board to approve the nomination and appointment of the individuals listed on Section 6.19 of the Company Disclosure Letter to the Company Board, effective as of the Closing, such that each such individual will be considered an “Incumbent Director” (as defined in the Company Equity Plans). No later than five days prior to the Closing, the Company shall provide Parent evidence of such approval pursuant to resolutions of the Company Board, the form and substance of which shall be subject to reasonable review and comment by Parent.
6.20 [Intentionally Omitted].
6.21 Merger Tax Treatment. The Parties acknowledge and agree that, for United States federal income tax purposes, (a) with respect to the cash proceeds received by Merger Sub pursuant to the Equity Commitment Letters and deposited (or caused to be deposited) with the Payment Agent pursuant to Section 2.9(b), the Merger shall be treated as a taxable exchange of the Company Common Stock (other than Owned Company Shares, the Rollover Shares or Dissenting Company Shares and the shares of Class A Common Stock issued pursuant to Section 2.8) by the applicable Company Stockholders in exchange for the Per Share Price and (b) the Reinvestment Stockholders and the holders of shares of Class A Common Stock issued pursuant to Section 2.8 shall be treated as retaining their ownership interests in the Company during the course of and after the Merger. The Parties shall not (and shall cause each of their respective Affiliates not to) take any position with a taxing authority, on any Tax Return or otherwise with respect to Taxes that is inconsistent with the treatment described in this Section 6.21, except as otherwise required by a change in applicable law or by a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local law).
6.22 Enforcement of Support Agreements. Each Support Agreement provides that Parent is an express third party beneficiary thereof and that the applicable Reinvestment Stockholders party thereto will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights. From the date hereof and until the Effective Time, the Company shall (a) take all available action to enforce its rights under each Support Agreement against the applicable Reinvestment Stockholders party thereto in accordance with the terms of such Support Agreement (it being understood and agreed that the Company will seek to enforce, including by bringing suit for specific performance, the Support Agreements in accordance with their terms against the applicable Reinvestment Stockholders if Parent seeks and is granted a decree of specific performance to enforce the obligations of such Reinvestment Stockholders in accordance with the terms of such Reinvestment Stockholders’ Support Agreements) and (b) not amend, modify, supplement or terminate the Support Agreements or waive any provision thereof without the prior written consent of Parent and the Special Committee.
6.23 Repaid Indebtedness. At the Closing, the Company shall pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of the third-party Indebtedness under the Contract set forth on Section 6.23 of the Company Disclosure Letter (such Indebtedness (other than any (w) contingent indemnification obligations as to which no claim has been asserted, (x) obligations or liabilities under cash management, hedge agreements and other bank products and (y) other obligations which, by their express terms, are to survive the termination of the Contract for such Indebtedness), the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of the Repaid Indebtedness as set forth in the payoff letter with respect to the Repaid Indebtedness, which letter shall set forth the aggregate amount required to satisfy in full the Repaid Indebtedness as of the Closing Date (collectively, the “Payoff Letters”).
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:
(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) HSR Act. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.
(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger will be in effect, and no law will have been enacted, entered, enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.
(d) Debt Financing. Proceeds of the Debt Financing shall have been funded prior to or substantially concurrently with the Closing.
7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of immediately prior to the Effective Time on the Closing Date as if made at and as of immediately prior to the Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(ii) The representations and warranties set forth in Section 3.1 (other than the second sentence thereof), Section 3.2, Section 3.3(d), Section 3.7(c) and Section 3.7(d) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time on the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii) The representations and warranties set forth in Section 3.7(a), the first sentence of Section 3.7(b) and Section 3.23 will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.
(iv) The representation and warranties set forth in Section 3.12(a)(ii) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.
(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.
7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their covenants and obligations pursuant to this Agreement.
(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Merger is in effect, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any law will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 has been the primary cause of, or primarily resulted in, the failure to resolve or lift, as applicable, such law, injunction, judgment or order;
(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on February 15, 2026 or on such later date as may be mutually agreed upon by the Company and Parent (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g) or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e) and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date or the failure of the Closing to have occurred prior to the Termination Date;
(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);
(f) by Parent at any time prior to the Company Stockholder Meeting if there has been a Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 8.3(b); or
(i) by the Company, upon notice to Parent, if (i) all of the conditions set forth in Section 7.2(a) or Section 7.2(b) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were on such date), or, to the extent permitted by applicable law or this Agreement, waived; (ii) the Company has irrevocably notified each Equity Investor in writing that the Company stands ready, willing and able to consummate the Merger (subject to the funding by the Equity Investors of the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters); (iii) the Company shall have given each Equity Investor written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (iv) the purchase of shares of Merger Sub Common Stock pursuant to the Equity Commitment Letters shall not have been funded by the Equity Investors by the end of such three Business Day period.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (other than pursuant to Section 8.1(a) which will be effective as set forth in the mutual agreement to terminate between the Company and Parent). In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the penultimate sentence of Section 6.9, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement.
8.3 Fees and Expenses; Limitation of Liability.
(a) General. All fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Subject to

Section 2.9(e), the Surviving Corporation will pay or cause to be paid all (a) transfer, stamp and documentary Taxes or fees; and (b) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(d); (B) at the time of such termination, the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member on behalf of the Buyer Parties) for an Acquisition Transaction has been publicly announced or publicly disclosed to the Company or the Company Board (or committee thereof, including the Special Committee) or publicly announced or publicly disclosed and not irrevocably withdrawn at least three Business Days prior to the Company Stockholder Meeting); and (D) within nine months following the termination of this Agreement pursuant to Section 8.1(d), either an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member) is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction as a result of an Acquisition Proposal (other than from the Buyer Parties or any Consortium Member), then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to the Equity Investors (as set forth in their Equity Commitment Letters) in the aggregate an aggregate amount equal to $20,000,000 (the “Company Termination Fee”). For purposes of Section 8.3(b)(i)(D), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(ii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to the Equity Investors (as set forth in their Equity Commitment Letters) in the aggregate an aggregate amount equal to the Company Termination Fee.
(iii) Under no circumstances will the Company Termination Fee be payable by any Financing Source and in no event will any Financing Source be liable for the Company Termination Fee.
(c) Single Payment Only. The Parties acknowledge and agree that (i) in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) the amount of any expense reimbursement or termination payments paid or payable by or on behalf of the Company to any Equity Investor shall be credited against the amount of any Company Termination Fee payable by the Company.
(d) Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.
(e) Sole and Exclusive Remedy.
(i) Under no circumstances will the collective monetary damages payable by (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) or any of their Affiliates for breaches under this Agreement (taking into account any payment of the Company Termination Fee pursuant to this Agreement and any expense reimbursements made by the Company under any Transaction Agreements) exceed an amount in the aggregate equal to the Company Termination Fee for all such breaches (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Parent Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, including the Merger, or the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure.
(ii) Under no circumstances will the collective monetary damages payable by (A) the Buyer Parties; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, financing sources, members, managers, general or limited partners, stockholders and assignees of any of the Buyer Parties or any of their Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) or any of their Affiliates for breaches under this Agreement or the Equity Commitment Letters exceed an amount in the aggregate equal to $10,000,000 for all such breaches (the “Parent Liability Limitation”); provided, that, notwithstanding anything to the contrary contained in this Agreement, no Buyer Party shall have any monetary liability whatsoever to any other Person for the failure of any Equity Investor to make any payments required to be made by such Equity Investor under an Equity Commitment Letter or the failure of any Financing Source to make any payments required to be made by such Financing Source under a Debt Commitment Letter. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against the Parent Related Parties, and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement or the other Transaction Agreements or the transactions contemplated hereby and thereby, including the Merger, or the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. No Financing Source shall be subject to any special, indirect, consequential or punitive damages.
(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.
(g) Non-Recourse Buyer Parties. Other than with respect to the Equity Investors pursuant to the Equity Commitment Letters, in no event will the Company seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates, members, managers, general or limited partners or representatives of Merger Sub, Parent or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate, member, manager, general or limited partner or representative of any of the foregoing, with respect to this Agreement, the Transaction Agreements or the transactions contemplated hereby and thereby (including any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than an award for the payment of amounts payable from the Buyer Parties to the extent expressly provided for in this Agreement.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

Yucaipa Alliance Management, LLC
9130 West Sunset Boulevard
Los, Angeles, California 90069
	Attn:	Dan Larsen
	Email:	dan.larsen@yucaipaco.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
	Attn:	Samir A. Gandhi John H. Butler Ayo Badejo
	Email:	sgandhi@sidley.com john.butler@sidley.com abadejo@sidley.com

(b)	if to the Company to:

Soho House & Co Inc.
180 Strand
London, United Kingdom WC2R 1EA
	Attn:	Benedict Nwaeke
	Email:	ben.nwaeke@sohohouse.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
	Attn:	Samir A. Gandhi John H. Butler Ayo Badejo
	Email:	sgandhi@sidley.com john.butler@sidley.com abadejo@sidley.com and to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
	Attn:	Philip Richter Alison McCormick
	Email:	Philip.Richter@friedfrank.com Alison.McCormick@friedfrank.com and to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attn:	Melissa A. DiVincenzo
Email:	mdivincenzo@morrisnichols.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Parent or Merger Sub may assign this Agreement and/or its rights, interests and obligations hereunder to any Affiliate without any such prior written approval. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4 Confidentiality. From the date hereof until the Closing, the Buyer Parties shall not and shall use their commercially reasonable efforts to cause their respective Representatives not to, disclose to any other Person any non-public information of the Company Group (the “Company Confidential Information”); provided, that the Buyer Parties and their respective Representatives may disclose Company Confidential Information (i) to the extent required by applicable law, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the Buyer Parties and their respective Representatives, as applicable, (ii) as may be reasonably necessary in connection with any Tax Returns, accounting records or financial reporting obligations or any audit, or (iii) in order to comply with any applicable law or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Buyer Parties or their respective Representatives, as applicable, in the course of any litigation, investigation or administrative proceeding; provided, further, that, if the Buyer Parties or any of their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Company Confidential Information, the Buyer Parties shall provide the Company with prompt prior written notice of such requirement and, to the extent reasonably practicable, cooperate with the Company (subject to payment of the Buyer Parties’ reasonable and documented out-of-pocket costs and expenses) to obtain a protective order or similar remedy to cause Company Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the Buyer Parties and their respective Representatives, as applicable, shall furnish only that portion of Company Confidential Information that has been legally compelled, and shall exercise commercially reasonable efforts (subject to payment of the Buyer Parties’ reasonable and documented out-of-pocket costs and expenses) to obtain assurance that confidential treatment will be accorded such disclosed Company Confidential Information. The Buyer Parties hereby agree, and shall use commercially reasonable efforts to cause their respective Representatives, to protect the Company Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prohibit the unauthorized disclosure of Company Confidential Information as Buyer Parties use to protect their own confidential information of a like nature. The Company shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants and obligations, without the requirement to prove actual damages or to post a bond or other security.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Support Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and the Equity Commitment Letters constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.11 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.11 (it being understood and agreed that the provisions set forth in Section 6.11 will inure to the benefit of each Indemnified Person and will be enforceable by each such Indemnified Person); and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock, to receive the consideration set forth in Article II. The provisions of Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, Section 9.14, Section 9.16 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b) Specific Performance.
(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to enforce the obligations of the Equity Investors under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters); provided that, the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing the Buyer Parties’ obligation to consummate the Merger and cause the Equity Financing to be funded shall only be available in the event all conditions in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were on such date), or, to the extent permitted by applicable law or this Agreement, waived at the time when the Closing would have been required to occur pursuant to Section 2.3.
(ii) The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement and the transactions contemplated hereby for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of or relates to this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) expressly waives any objection or claim that it may now or hereafter have to the lack of personal jurisdiction or improper venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree: (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of their obligations thereunder, including under the Debt Commitment Letters, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, against any Financing Sources in any way arising out of, or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of their obligations thereunder, including under the Debt Commitment Letters, in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE EQUITY COMMITMENT LETTERS, THE EQUITY FINANCING OR THE DEBT FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING A FINANCING SOURCE). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.13 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company, except that (a) in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval and (b) the definition of the term “Requisite Stockholder Approval” may not be amended, and the condition precedent set forth in Section 7.1(a) regarding the receipt of the Requisite Stockholder Approval may not be amended.
9.14 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein (except with respect to the condition set forth in Section 7.1(a), which shall not be waivable). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in the definition of “Financing Sources”, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, and this Section 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.13, or this Section 9.14) may not be amended, modified, waived or altered without the prior written consent of the Financing Sources party to the Debt Commitment Letters.
9.15 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

9.16 Financing Sources’ Exculpation. Notwithstanding anything to the contrary contained herein, no Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby; provided, that nothing in this Section 9.16 shall limit the enforcement rights of (i) the borrower under the Debt Commitment Letters or the definitive debt documents executed in connection with the Debt Financing or (ii) the Company or Merger Sub under the Equity Commitment Letters.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

EH PARENT LLC

By:	/s/ Bradford Nugent
Name: Bradford Nugent
Title: Authorized Signatory

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
Name: Bradford Nugent
Title: Authorized Signatory

[Signature Page to Merger Agreement]

SOHO HOUSE & CO INC.

By:	/s/ Andrew Carnie
Name: Andrew Carnie
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Surviving Corporation Certificate of Incorporation

CERTIFICATE OF MERGER

MERGING

EH MERGERSUB INC.,
A DELAWARE CORPORATION

WITH AND INTO

SOHO HOUSE & CO INC.,
A DELAWARE CORPORATION
Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware
Soho House & Co Inc., a Delaware corporation (the “Company”), does hereby certify as follows:
FIRST: Each of the constituent corporations (the “Constituent Corporations”), the Company and EH MergerSub Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.
SECOND: An Agreement and Plan of Merger, dated as of August 15, 2025 (the “Merger Agreement”), by and among the Company, EH Parent LLC, a Delaware limited liability company, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.
THIRD: The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Soho House & Co Inc.
FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.
FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:
180 Strand London, United Kingdom WC2R 1EA
SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
SEVENTH: The Merger shall become effective as of      , following the filing of this Certificate of Merger with and acceptance for record by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Soho House & Co Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of       .

SOHO HOUSE & CO INC.

Name:
Title:

Exhibit A

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SOHO HOUSE & CO INC.
ARTICLE I
The name of the corporation (hereinafter the “Corporation”) is Soho House & Co Inc.
ARTICLE II
The name and address of the Corporation’s registered agent in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.
ARTICLE III
The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation, exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and engaging in any other activities incidental or ancillary thereto.
ARTICLE IV
Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is three hundred million (300,000,000) shares of capital stock, of which 100,000,000 shares shall be Class A common stock, par value $0.01 per share (the “Class A Common Stock”), 150,000,000 shares shall be Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 50,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
Section 4.02 Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.
(a) Voting Rights. Except as otherwise required by applicable law or this Certificate:
(i) each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;
(ii) each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; and
(iii) except as otherwise required in this Certificate, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.
(b) Dividends and Distributions. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions and except as provided for in the Voting Agreement of the Corporation, dated on or about the Effective Time (as defined below), by and among the stockholders of the Corporation listed on Exhibit A attached thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Voting Agreement”), the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine.
(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.02(c).
(d) Class B Common Stock.
(i) From and after the effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, (i) one or more Permitted Transferees (as defined in the Voting Agreement) of the holder of such Class B Common Stock, (ii) another Person who holds Class B Common Stock of the Corporation as of the date of the Voting Agreement (an “Initial Class B Common Stock Holder”), or (iii) one or more of such other Initial Class B Common Stock Holder’s Permitted Transferees (collectively, the “Permitted Class B Owners”).
Section 4.03 Conversions and Transfers of Class B Common Stock.
(a) Optional Conversion of Class B Common Stock. At the option of a holder of Class B Common Stock, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein. Each holder of Class B Common stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates (if any), duly endorsed, at the office of the Corporation or the Corporation’s transfer agent (the “Transfer Agent”), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender and the certificate or certificates representing the shares of Class B Common Stock, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Transfer Agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.
(b) Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock immediately following a transfer to any person other than a Permitted Class B Owner. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.
(c) Conversion upon Death. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Permitted Class B Owner, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such natural person.

(d) Final Conversion of Class B Common Stock. At such time as the Permitted Class B Owners own less than 15% of the shares of the Corporation’s total outstanding Common Stock (the “Final Conversion Date”), each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Corporation may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing the shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.
(e) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 4.03, such conversions shall be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Final Conversion Date, as applicable.
Section 4.04 Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
Section 4.05 Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Subject to the restrictions set forth in this Certificate, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.
Section 4.06 Amendment. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Certificate of Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Certificate of Designation).
Section 4.07 Preferred Stock. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Stock, for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate of designation (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:
(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;

(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;
(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;
(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;
(f) whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;
(h) whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and
(i) any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.
Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate. Except as otherwise expressly provided in this Certificate, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Certificate or pursuant to the DGCL. Unless otherwise provided by this Certificate, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock established by a Preferred Stock Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 4.08 Rights upon Liquidation and Dissolution. On any liquidation, dissolution or winding-up of the Corporation, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.
ARTICLE V
Section 5.01 General Powers. Except as otherwise provided by applicable law, this Certificate or the Voting Agreement, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02 Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Stock to elect additional directors), the total number of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws shall so require.
Section 5.03 [Reserved].
Section 5.04 Quorum. Except as otherwise provided by applicable law and subject to the terms of the Voting Agreement, the presence in person or by proxy of a majority of directors shall constitute a quorum for the conduct of business at any meeting of the Board.
Section 5.05 Vacancies; Newly Created Directorships. Except as otherwise provided by this Certificate and subject to the terms of the Voting Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled by an affirmative vote of the holders of a majority of the voting power of the then outstanding Common Stock (which vote may be taken by written consent of such holders).
Section 5.06 Removal of Directors. Except as otherwise provided by law, the Voting Agreement or this Certificate, any director may be removed as a director at any time, with or without cause.
Section 5.07 Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Stock, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Certificate (including any Preferred Stock Certificate of Designation). Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.
Section 5.08 Non-Voting Representatives. The directors may, from time to time by majority vote, designate up to four additional non-voting representatives of the Board (the “Non-Voting Representatives”). The Non-Voting Representatives shall not have any power as directors to vote on any action to be taken or matter to be determined by the Board (and for such purposes the number of directors and number of votes on the Board shall be determined excluding all Non-Voting Representatives). Without limiting the generality of the foregoing, the consent of the Non-Voting Representatives shall not be required for, or counted for purposes of determining, any action to be taken by the Board in writing, and the presence of the Non-Voting Representatives shall not be required or counted for purposes of establishing quorum for the conduct of business of any meeting of the Board. Each Non-Voting Representative may at any time be removed and replaced by a majority vote of the directors.
ARTICLE VI
In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders.
ARTICLE VII
Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board, at any time, (ii) the Secretary of the Corporation at the direction of a majority of the directors then in office, at any time, or (iii) the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding Common Stock, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.
ARTICLE VIII
To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Certificate inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
ARTICLE IX
Subject to the rights of the holders of one or more series of Preferred Stock then outstanding to act by written consent as provided in any Preferred Stock Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.
ARTICLE X
Section 10.01 Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including reasonably incurred attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.
Section 10.02 Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.
Section 10.03 Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including reasonably incurred attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.
Section 10.04 Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made by the Board, or if the Board so chooses, by Independent Counsel, which shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
Section 10.05 Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 10.06 Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.
Section 10.07 Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate, Bylaws, agreement, vote of stockholders or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
Section 10.08 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 10.09 Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
Section 10.10 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 10.11 Definitions; Construction. For purposes of this Article X: “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.
Section 10.12 Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE XI
Section 11.01 Waiver of Corporate Opportunity. Except as otherwise provided in the second sentence of this Section 11.01, (i) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Corporation in which the Corporation may, but for the provisions of this Section 11.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall be deemed to have breached any fiduciary or other duty or obligation to the Corporation by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation. The Corporation renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Corporation; provided, however, that the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or director of the Corporation whether or not such individual is also a director or officer of a stockholder of the Corporation, if such opportunity is expressly offered in writing solely to such Person in his or her capacity as an officer or director of the Corporation.
Section 11.02 Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
Section 11.03 Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Certificate, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.03 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, and any investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) waived or renounced by any Person pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such Person, as applicable (and shall not be waived or renounced) as to any such employee.
Section 11.04 Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.03 of this Article XI, this Article XI is intended to constitute, with respect to the representatives of any stockholder of the Corporation or any Affiliate of such stockholder, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.
Section 11.05 Definitions. Solely for purposes of this Article XI, (A) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such other Person; provided, that, an Affiliate of any Person shall also include (a) in the case of a partnership, any general partner of such partnership, (b) in the case of a trust, any trustee or beneficiary of such trust, (c) any spouse, parent, child or lineal descendant of any individual described in clause (b) above, (d) in the case of an individual, any spouse, parent, child or lineal descendant of such individual, and (e) any trust, partnership or limited liability company, under which the distributions may be made only to or for the benefit of such Person and/or any spouse, parent, child or lineal descendant of such Person and (B) “Person” shall mean an individual, corporation, partnership, limited liability company, association, fund, trust or other entity or organization, including a governmental authority.

ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.
ARTICLE XIII
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE XIV
If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any Article (or section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XV
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its current form or as hereafter amended are granted subject to the right reserved in this Article XV.

Exhibit B

Surviving Corporation Bylaws

Exhibit B
BYLAWS
OF
EH MERGERSUB INC.
ARTICLE I
OFFICES
SECTION 1.01 The Corporation may have offices at such places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
SECTION 2.01 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly be brought before the meeting in accordance with these Bylaws at such date, time and place, if any, as may be fixed by resolution of the Board of Directors of the Corporation from time to time. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.
SECTION 2.02 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board, if any, the holders of a majority of the outstanding shares, or pursuant to a resolution approved by a majority of the whole Board of Directors or by a committee of the Board of Directors authorized to call such meetings and by no other person. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. The business transacted at a special meeting of stockholders shall be limited solely to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting.
SECTION 2.03 Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.
SECTION 2.04 Stockholder Lists. The officer of the Corporation who has charge of the stock ledger shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
SECTION 2.05 Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.
SECTION 2.06 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of stockholders. In the absence of a quorum, the stockholders so present may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.
SECTION 2.07 Voting; Proxies; Required Vote.
(a) Except as otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Voting at 3 meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such meeting. Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors. Each other question shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.
(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
(c) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the minutes of proceedings of the stockholders. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
SECTION 2.08 Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspector or inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 2.09 Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, and no more than 60 days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.
ARTICLE III
BOARD OF DIRECTORS
SECTION 3.01 General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.
SECTION 3.02 Number and Tenure. The Board of Directors shall consist of not less than one member, the exact number of which shall initially be fixed by the incorporator of the Corporation and thereafter from time to time by the Board of Directors or the holders of a majority of the outstanding shares. Except as provided in Section 3.03, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.
SECTION 3.03 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, the affirmative vote of the holders of a majority of the outstanding shares, or by a sole remaining director, and the directors so chosen shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
SECTION 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.
SECTION 3.05 Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be held at such times and places as may be determined by the chairman or by any director. Notice of each special meeting of the Board of Directors shall be given to each director by mailing the same at least 48 hours before the date of the meeting, or by telegraphing, telephoning or emailing the same or by delivering the same personally not later than twenty-four hours before the date of the meeting.
SECTION 3.06 Quorum. Except as otherwise provided by law, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
SECTION 3.07 Actions by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 3.08 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in these Bylaws or in the resolution of the Board of Directors designating such committee, or an amendment to such resolution, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
SECTION 3.09 Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 3.09 shall constitute presence at such meeting.
ARTICLE IV
OFFICERS
SECTION 4.01 Election; Qualification; Term. The Board of Directors may, if it so determines, elect a Chairman of the Board from among its members. The Board of Directors may also elect a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer, one or more Assistant Treasurers and such other officers as it so determines. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
SECTION 4.02 Resignation; Removal; Vacancies. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.
SECTION 4.03 Powers and Duties of Executive Officers. The powers and duties of the officers of the corporation shall be as provided from time to time by resolution of the Board of Directors. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.
SECTION 4.04 Compensation. The salaries of all officers of the Corporation shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.
SECTION 4.05 Delegation of Duties. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.
ARTICLE V
STOCK CERTIFICATES
SECTION 5.01 Uncertificated Shares. Unless otherwise provided by resolution of the Board of Directors, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.
SECTION 5.02 Transfers of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the

Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.
SECTION 5.03 Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.
ARTICLE VI
INDEMNIFICATION
SECTION 6.01 Indemnification Obligation. The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding commenced by such person only if the commencement of such Proceeding was authorized in the specific case by the Board of Directors.
The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against Losses actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
SECTION 6.02 Advance of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding subject to the provisions of the General Corporation Law of the State of Delaware or any other any applicable statutes.
SECTION 6.03 Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 6.04 Other Indemnification. Given that certain jointly indemnifiable claims (as defined below) may arise due to indemnification provided by certain indemnitee-related entities (as defined below) to the indemnified parties pursuant to this Article VI (each an “Indemnified Party” and together, the “Indemnified Parties”), the Corporation shall be fully and primarily responsible for the payment to the Indemnified Parties in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 6.04, irrespective of any right of recovery the Indemnified Parties may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Indemnified Parties may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Parties or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to any of the Indemnified Parties in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnified Parties against the Corporation, and the Indemnified Parties shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 6.04, entitled to enforce this Section 6.04.
For purposes of this Section 6.04, the following terms shall have the following meanings:
(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses on account of Proceedings or Losses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, Proceeding for which any of the Indemnified Parties shall be entitled to indemnification or advancement of expenses from both (i) the Corporation, on the one hand, and (ii) any indemnitee-related entity pursuant to any other agreement between any indemnitee-related entity and the Indemnified Party pursuant to which such Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any indemnitee-related entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational documents or governing of any indemnitee-related entity, on the other hand.
SECTION 6.05 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VII
GENERAL PROVISIONS
SECTION 7.01 Seal. The corporate seal, if any, shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.
SECTION 7.02 Dividends. Dividends, if any, upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for any other purpose, and the Board of Directors may modify or abolish any such reserve.
SECTION 7.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.
SECTION 7.04 Waiver of Notice. Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.
SECTION 7.05 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
ARTICLE VIII
AMENDMENTS
SECTION 8.01 These Bylaws may be amended, altered, changed, adopted and repealed or any new by-laws may be adopted by the Board of Directors. If the Board of Directors makes, amends or repeals any bylaw, the Corporation shall report in writing the substance of the change to the stockholders entitled to vote on amending the Bylaws, with or before notice of the next stockholders meeting. The stockholders may make additional bylaws and may alter and repeal any bylaws whether such bylaws were originally adopted by them or otherwise.
* * *

Annex B
FORM OF ROLLOVER AND SUPPORT AGREEMENT
ROLLOVER AND SUPPORT AGREEMENT
ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 15, 2025, by and between Soho House & Co Inc., a Delaware corporation (the “Company”) and each of the stockholders of the Company listed on Schedule 1 attached hereto as holding the “Owned Shares” and “Rollover Shares” listed thereon (each, a “Reinvestment Stockholder” and collectively, the “Reinvestment Stockholders”).
WHEREAS, the Company, EH Parent LLC, a Delaware limited liability company (“Parent”) and EH MergerSub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are each party to that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger, upon the terms and subject to the conditions set forth therein (the “Surviving Corporation”);
WHEREAS, the Company Board, acting on the recommendation of the Special Committee, has (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Support Agreements, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Support Agreements, (c) approved and declared advisable the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions contemplated thereby, including the Support Agreements, upon the terms and subject to the conditions set forth therein, (d) directed that the adoption of the Merger Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (e) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement at the Company Stockholder Meeting;
WHEREAS, as of the date hereof, each Reinvestment Stockholder is the beneficial owner (which, for the purpose of this Agreement, shall have the meaning as defined in Rule 13d-3 under the Exchange Act; provided, that all options, warrants, restricted stock units and other convertible securities shall be included even if not exercisable within sixty (60) days of the date of determination) of Class A Common Stock, Class B Common Stock, SARs and/or RSUs, as set forth opposite such Reinvestment Stockholder’s name on Schedule 1 hereto under the heading “Owned Shares” (with respect to each Reinvestment Stockholder, “Class A Owned Shares”, “Class B Owned Shares”, “Owned SAR Award”, and “Owned RSU Award”, respectively) (collectively, the “Owned Shares”);
WHEREAS, each Reinvestment Stockholder desires to irrevocably designate as “Rollover Shares” for purposes of the Merger Agreement the number of its Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1 hereto under the heading “Rollover Shares” (with respect to each Reinvestment Stockholder, “Class A Rollover Shares”, “Class B Rollover Shares”, “Rollover SAR Award”, and “Rollover RSU Award”, respectively) (collectively, the “Rollover Shares”);
WHEREAS, as a material inducement, and as a condition, to the willingness of Parent and the Company to enter into the Merger Agreement, the Reinvestment Stockholders are entering into this Agreement; and
WHEREAS, all capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:
1. Voting.
(a) From the date of this Agreement until the Termination Date (as defined below), each Reinvestment Stockholder hereby irrevocably and unconditionally undertakes and agrees that at any annual or special meeting of the stockholders of the Company, including any adjournment or postponement thereof, or in any other circumstance, however called, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Reinvestment Stockholder shall, and if applicable, cause its controlled Affiliates to, in each case to the fullest extent that its Owned Shares are entitled to vote thereon: (A) appear at each such meeting or otherwise cause all such Owned Shares to be counted as present thereat for purposes of determining a quorum, and (B) be present (in person or by proxy) and unconditionally and irrevocably vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Owned Shares (i) in favor of adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of any proposal by the Company approved by the Company Board (upon the recommendation of the Special Committee) or the Special Committee to adjourn, recess or postpone any meeting of the shareholders of the Company to a later date that complies with Section 6.4 of the Merger Agreement, (iii) against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Reinvestment Stockholder contained in this Agreement, or (2) result in any of the conditions set forth in the Merger Agreement not being satisfied or fulfilled on or before the Termination Date, (iv) against any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement), (v) against any Acquisition Proposal (or any proposal relating to an Acquisition Proposal) and (vi) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement. In the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of an all cash tender offer, each Reinvestment Stockholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not to be withdrawn), all of its Owned Shares (other than Rollover Shares) pursuant to and in accordance with the terms of such tender offer prior to the time required for such Rollover Shares to be validly tendered (and not withdrawn) for acceptance in such tender offer. For the avoidance of doubt, each Reinvestment Stockholder shall retain at all times the right to vote any Owned Shares beneficially owned or owned of record by such Reinvestment Stockholder in such Reinvestment Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company’s stockholders.
2. Irrevocable Proxy.
(a) From the date of this Agreement until the Termination Date, each Reinvestment Stockholder irrevocably appoints Benedict Nwaeke and Andrew Carnie, and each of them as its attorney-in-fact and proxy with full power of substitution and re-substitution, to the full extent of Reinvestment Stockholder’s voting rights with respect to all of such Reinvestment Stockholder’s Owned Shares, which proxy is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Reinvestment Stockholder) and which appointment is coupled with an interest, to (a) vote (or issue instructions to the record holder to vote) and (b) execute (or issue instructions to the record holder to execute) written consents with respect to, all of such Reinvestment Stockholder’s Owned Shares in accordance with the provisions of Section 1; provided that each Reinvestment Stockholder’s grant of the proxy contemplated by this Section 2(a) shall be effective if, and only if, a Reinvestment Stockholder fails to deliver (or cause the record holder to deliver) to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that such Reinvestment Stockholder’s Owned Shares be voted in accordance with Section 1 and the Company notifies the Reinvestment Stockholder in writing at least 24 hours in advance that such Person(s) intend to exercise their rights under this Section 2(a). This proxy, if it becomes effective, is coupled with an interest, was given to secure the obligations of each Reinvestment Stockholder under Section 1, was given in consideration of and as an additional inducement of Parent and the Company to enter into the Merger Agreement and shall be irrevocable, and each Reinvestment Stockholder agrees to execute any further agreement or form reasonably necessary to confirm and effectuate the grant of the proxy contained herein and hereby revokes any proxy previously granted by such Reinvestment Stockholder with respect to the Owned Shares.
(b) The irrevocable proxy and power of attorney granted by each Reinvestment Stockholder in this Section 2 shall not be terminated by any act of such Reinvestment Stockholder or other Reinvestment Stockholders, by operation of law or upon the occurrence of any other event other than upon the Termination Date, at which time such proxy shall automatically terminate, or pursuant to the last sentence of this Section 2(b). The irrevocable proxy and power of attorney granted by each Reinvestment Stockholder in this Section 2 and such Reinvestment Stockholder’s other obligations under this Agreement shall be binding upon such Reinvestment Stockholder’s heirs, successors, legal representatives and permitted assigns. Parent and the Company (with the approval of the Special Committee) may terminate this proxy with respect to a Reinvestment Stockholder at any time at their mutual election by written notice provided to such Reinvestment Stockholder.

3. No Transfer; No Inconsistent Arrangements. Except as provided hereunder, each Reinvestment Stockholder shall not, directly or indirectly: (a) create or permit to exist any security interest, lien, charge, encumbrance, equity, claim, option or limitation of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares) (the “Encumbrances”), except as may exist (i) on the date hereof or may subsequently be created or exist in connection with any refinancing, refunding or replacement thereof or (ii) by reason of this Agreement or applicable securities laws, on any of such Reinvestment Stockholder’s Owned Shares; (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Owned Shares into any tender or exchange offer), or enter into any short sale, derivative arrangement, futures or forward contract or any other hedging or other derivative, swap, “put-class”, margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security, with respect to (collectively, “Transfer”), any of such Reinvestment Stockholder’s Owned Shares, or any right or interest therein (or consent to any of the foregoing); (c) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Reinvestment Stockholder’s Owned Shares or any interest therein; (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Reinvestment Stockholder’s Owned Shares; (e) deposit or permit the deposit of any of such Reinvestment Stockholder’s Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Reinvestment Stockholder’s Owned Shares or (f) take or permit any other action that would in any way restrict, delay, limit or interfere with the performance of such Reinvestment Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Reinvestment Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Reinvestment Stockholder may Transfer such Reinvestment Stockholder’s Owned Shares (i) to any of its Affiliates, (ii) by will or intestacy, (iii) to any immediate family member (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to any trust or other entity or vehicle for the direct or indirect benefit of the Reinvestment Stockholder or the immediate family of the Reinvestment Stockholder for bona fide estate planning purposes or (v) to a partnership, limited liability company or other entity of which the Reinvestment Stockholder and/or any of the persons or entities in the immediately preceding sub-clauses (iii) or (iv) are the direct or indirect beneficial owners of all of the outstanding equity securities or similar interests; provided, that such Transfer shall be permitted only if all of the representations and warranties in this Agreement with respect to such Reinvestment Stockholder would be true and correct at the time of such Transfer and the transferee shall have executed and delivered to Parent and the Company a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a Reinvestment Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of such Reinvestment Stockholder’s Owned Shares shall occur (including a sale by such Reinvestment Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
4. No Tender. Subject to Section 1, no Reinvestment Stockholder shall tender such Reinvestment Stockholder’s Owned Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent.
5. Waiver of Certain Actions. Each Reinvestment Stockholder hereby agrees not to bring, commence, institute, maintain, prosecute, voluntarily aid or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, any other party to the Merger Agreement or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any duty of the board of directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby (which includes the execution and delivery of this Agreement by such Reinvestment Stockholder, or the approval of the Merger Agreement by the Company Board, acting upon the recommendation of the Special Committee, or the Special Committee’s recommendation that the Company Board approve the Merger Agreement), but excluding any such claim brought by a Reinvestment Stockholder following the Effective Time as a third party beneficiary under Section 9.6 of the Merger Agreement (it being understood and agreed that nothing in this Section 5 shall restrict or prohibit any Reinvestment Stockholder or any Affiliate thereof from participating as a defendant, asserting counterclaims (other than against Parent, the Company, any other party to the Merger Agreement or any of their respective successors) or asserting defenses, in any action or proceeding brought or claims asserted against it or any of its Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, or from enforcing its rights under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby).
6. Additional Shares. From the date of this Agreement until the Termination Date, in the event that any Reinvestment Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Common Stock or other voting interests with respect to the Company, such shares or voting interests shall, without further action of the parties, be deemed Owned Shares and subject to the provisions of this Agreement as Owned Shares (but not, unless otherwise agreed in writing by such Reinvestment Stockholder, as Rollover Shares), the number of Owned Shares held by such Reinvestment Stockholders shall be deemed amended accordingly, and such shares or voting interests shall automatically become subject to the terms of this Agreement as Owned Shares (but not, unless otherwise agreed in writing by such Reinvestment Stockholder, as Rollover Shares). Each Reinvestment Stockholder shall notify the Company and Parent of any such event.
7. Waiver of Appraisal Rights. Each Reinvestment Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights (including under Section 262 of the DGCL) in connection with the Merger with respect to any and all Owned Shares held by the undersigned of record or beneficially owned.
8. No Solicitation; Acquisition Proposal. The first two sentences of Section 5.3(a) of the Merger Agreement are incorporated herein by reference and shall apply hereto mutatis mutandis (including for the avoidance of doubt, that any obligation of the “Company” set forth therein shall be construed as an obligation of each Reinvestment Stockholder solely as to itself and with respect to matters therein that are within such Reinvestment Stockholder’s control).
9. Stockholder Capacity. Each Reinvestment Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Reinvestment Stockholder’s Owned Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Reinvestment Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Board of Directors of the Company (solely to the extent in any such director’s capacity as such) or any such Reinvestment Stockholder, solely to the extent in his or her capacity as a director, officer or employee of the Company, from complying with his or her fiduciary obligations solely to the extent acting in such person’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.
10. Commercially Reasonable Efforts.
(a) Each Reinvestment Stockholder shall use their respective commercially reasonable efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist Parent, the Company and the other parties to the Merger Agreement in doing, any and all things, necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby and thereby.
(b) For the avoidance of doubt, nothing in this Agreement shall excuse or vitiate, or be deemed or construed to excuse or vitiate the Company’s obligation pursuant to Section 1 of the Stockholder Letter to use its reasonable best efforts to obtain additional equity funding after the date hereof.
11. Proxy Statement, Schedule 13E-3 and Other Required Company Filing. Each Reinvestment Stockholder hereby agrees to permit each of Parent and the Company to publish and disclose in the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filings any information concerning such Reinvestment Stockholder that is required or reasonable to be included therein and each Reinvestment Stockholder shall use its reasonable best efforts to furnish all such information concerning such party and its controlled Affiliates and provide the Company and Parent assistance, as may be reasonably requested by the Company or Parent to be included therein and will otherwise reasonably assist and cooperate with the Company or Parent in the preparation, filing and distribution of the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and the resolution of any comments received from the SEC. The Company shall use commercially reasonable efforts to provide the Reinvestment Stockholder and its counsel reasonable opportunity to review in advance any such Proxy Statement, Schedule 13E-3, Other Required Company Filing or Other Required Parent Filings and consider in good faith the views of the Reinvestment Stockholder, its counsel and other Representatives in connection therewith with respect to matters therein related to the Reinvestment Stockholder. To the knowledge of each Reinvestment Stockholder, the information supplied by such Reinvestment Stockholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3, any Other Required Filing or any Other Required Parent Filings will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
12. Public Statements. Section 6.14 of the Merger Agreement is incorporated herein by reference and shall apply hereto mutatis mutandis (including for the avoidance of doubt, that any obligation of the “Company” set forth therein shall be construed as an obligation of each Reinvestment Stockholder).
13. Representations and Warranties of the Reinvestment Stockholders. Each Reinvestment Stockholder, severally but not jointly, represents and warrants (as of the date hereof and as of the Closing) to, and covenants and agrees with, and Company as follows:
(a) (i) Such Reinvestment Stockholder has all requisite power and authority (or capacity, in the case of a Shareholder who is a natural person) necessary to enter into, deliver and perform its obligations pursuant to this Agreement, (ii) such Reinvestment Stockholder (in the case of Reinvestment Stockholders who are not natural persons) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable and (iii) such Reinvestment Stockholder’s execution, delivery and performance of this Agreement has been duly authorized by it (in the case of Reinvestment Stockholders who are not natural persons).
(b) As of the date of this Agreement, there are no Legal Proceedings pending against, or, to the knowledge of such Reinvestment Stockholder, threatened against such Reinvestment Stockholder or any of such Reinvestment Stockholder’s properties or assets before or by any Governmental Entity that could be expected to prevent or delay or impair the consummation by such Reinvestment Stockholder of the transactions contemplated by this Agreement or otherwise impair such Reinvestment Stockholder’s ability to perform its obligations hereunder.
(c) Such Reinvestment Stockholder: (i) represents that the execution and delivery of this Agreement by such Reinvestment Stockholder and the consummation of the transactions contemplated hereby will not result in (A) in the event such Reinvestment Stockholder is an entity, any violation of its organizational documents, (B) any breach of, conflict with or violation of the terms or provisions of, or constitute a default under, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license by which such Reinvestment Stockholder or such Reinvestment Stockholder’s property is bound, (C) any violation by such Reinvestment Stockholder of any applicable judgment, order, notice, law, regulation or court decree or (D) any obligation of such Reinvestment Stockholder to file any notice or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from any, governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction (except as may be required pursuant to the HSR Act and any other applicable Antitrust Laws); and (ii) represents that such Reinvestment Stockholder’s principal place of business if an entity, or home address if an individual, is as set forth on the signature page hereof.
(d) Such Reinvestment Stockholder (i) is the record and beneficial owner of the Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1 and that the shares of Company Common Stock set forth opposite such Reinvestment Stockholder’s name on Schedule 1 are all of the shares of Company Common Stock beneficially owned by such Reinvestment Stockholder, (ii) has good and valid title to such Owned Shares, free and clear of any Encumbrances (except as may exist by reason of this Agreement, applicable securities laws or as disclosed in the Company’s proxy statement or in connection with any refinancing, refunding or replacement of the indebtedness disclosed therein) and (iii) has the full legal right, power and authority to designate the Rollover Shares as “Rollover Shares” under the Merger Agreement pursuant to the terms hereof. Other than the Owned Shares set forth opposite such Reinvestment Stockholder’s name on Schedule 1, the Reinvestment Stockholder does not beneficially or of record own any (x) shares of capital stock or voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
(e) Each Reinvestment Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(f) All actions on the part of such Reinvestment Stockholder necessary for the consummation of the transactions contemplated hereby and the execution and delivery by such Reinvestment Stockholder of this Agreement and the performance of such Reinvestment Stockholder’s obligations hereunder have been taken. This Agreement constitutes the valid and legally binding obligation of such Reinvestment Stockholder, enforceable against such Reinvestment Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.
(g) As of the date hereof, such Reinvestment Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of the Owned Shares held by such Reinvestment Stockholder.
(h) Such Reinvestment Stockholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act.
(i) Such Reinvestment Stockholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in Parent and of making an informed investment decision with respect thereto.
(j) Such Reinvestment Stockholder understands that its investment in Parent involves a high degree of risk and is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Reinvestment Stockholder’s investment in such securities.
(k) Such Reinvestment Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and has had full access to such other information concerning Parent as it has reasonably requested.
(l) Such Reinvestment Stockholder has been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated by the Merger Agreement and by this Agreement, which such Reinvestment Stockholder has requested to examine.
(m) No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Reinvestment Stockholder and that is subject to payment or reimbursement by the Company.
14. Representations and Warranties of Company. The Company hereby represents and warrants (as of the date hereof and as of the Closing) to, and covenants and agrees with, each Reinvestment Stockholder as follows:
(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite legal power to enter into this Agreement and to perform its obligations hereunder and to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b) All corporate action on the part of the Company necessary for the execution and delivery by the Company of this Agreement and the performance of its obligations hereunder has been taken. This Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and, as to enforceability, by general principles of equity.
(c) As of the date of this Agreement, there are no Legal Proceedings pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company’s properties or assets before or by any Governmental Entity that could be expected to prevent or delay or impair the consummation by the Company of the transactions contemplated by this Agreement or otherwise impair the Company’s ability to perform its obligations hereunder.
(d) The execution, delivery and performance by the Company of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially restrict, limit or interfere with, or cause a material delay of, the performance of the Company’s obligations hereunder.
(e) The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder will not result in (i) any violation of its certificate of incorporation or bylaws, (ii) any breach of, conflict with or violation of the terms or provisions of, or constitute a default under, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license by which it or its property is bound or (iii) any violation of any applicable judgment, order, notice, law, regulation or court decree.
15. Further Assurances. Each Reinvestment Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.
16. Non-Survival of Representations, Warranties and Covenants. All the agreements, representations, warranties, covenants and agreements of the Reinvestment Stockholder in this Agreement shall not survive the Termination Date other than those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 18, provided, that no termination will relieve any party hereto from any liability for any Willful and Material Breach of this Agreement occurring prior to such termination.
17. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to a Reinvestment Stockholder:

the addresses set forth on the signature page hereto, or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

If to Company:

Soho House & Co Inc.
180 Strand
London, United Kingdom WC2R 1EA
Attention: Benedict Nwaeke
Email: ben.nwaeke@sohohouse.com

and Yucaipa:

Yucaipa Alliance Management, LLC
9130 West Sunset Boulevard
Los, Angeles, California 90069
Attention: Dan Larsen
Email: dan.larsen@yucaipaco.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Samir Gandhi, John Butler and Ayo Badejo
Email: sgandhi@sidley.com, john.butler@sidley.com and abadejo@sidley.com

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter and Alison McCormick
Email: Philip.Richter@friedfrank.com and Alison.McCormick@friedfrank.com

18. Termination. This Agreement shall terminate automatically, without any notice or other action by any party hereto, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time (the date of any such termination, the “Termination Date”). This Agreement may also be terminated with respect to an individual Reinvestment Stockholder upon the mutual written consent of Company (with the approval of the Special Committee and Parent) and such Reinvestment Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 18 shall relieve any party from liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement, and (ii) the provisions of Section 17, Section 19 and Section 21 shall survive any termination of this Agreement.
19. Assignment.
(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto, shall survive the dissolution, death or incapacity of any Reinvestment Stockholder, and shall be binding upon the parties’ respective heirs, successors, legal representatives and permitted assigns. Any attempted assignment in violation of this Section 19 shall be null and void.
(b) The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under this Agreement.
20. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Reinvestment Stockholder, and the Company shall have no authority to exercise any power or authority to direct the Reinvestment Stockholder in the voting or disposition of any of the Owned Shares, except as otherwise provided herein.
21. Miscellaneous.
(a) Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
(b) Amendment and Waiver. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended or modified by the parties at any time by execution of an instrument in writing signed on behalf of (i) each Reinvestment Stockholder against whom the amendments will be effective, and (ii) Company with the approval of the Company Board (upon the recommendation of the Special Committee) or the Special Committee and Parent. Any agreement on the part of a party to any waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
(c) Amendment, Waiver, Modification of Merger Agreement. The Merger Agreement and any agreements contemplated thereby may not be amended and no provision thereof waived or modified without the prior written consent of a Reinvestment Stockholder, if such amendment, waiver or modification (i) is material and adverse to such Reinvestment Stockholder, (ii) reduces the Per Share Price to be received by the Reinvestment Stockholder or (iii) changes the form of consideration to be received by such Reinvestment Stockholder in the Merger.
(d) Entire Agreement. This Agreement, together with the Merger Agreement (and the documents and instruments and other agreements among the parties as contemplated by or referred to therein) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the Reinvestment Stockholders and Company.
(e) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy. Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, prior to any valid termination of this Agreement in accordance with Section 18, in the event of any breach or threatened breach by any party hereto of any of their respective covenants or obligations set forth in this Agreement, the counterparties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. Notwithstanding the foregoing, (a) Parent shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Reinvestment Stockholders and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Reinvestment Stockholders under this Agreement, in each case without posting a bond or other security, and (b) Parent is an express third-party beneficiary of this Agreement. The exercise by Parent of any right to enforce this Agreement does not give rise to any other remedies, monetary or otherwise. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law (in each case, including in connection with the exercise of Parent’s third party beneficiary rights hereunder). Time shall be of the essence for purposes of this Agreement.
(f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(g) Fees and Expenses. Except as otherwise agreed to in writing between the Company and the Reinvestment Stockholders, whether or not the transactions contemplated by this Agreement and the Merger Agreement are consummated, all fees and expenses incurred in connection with this Agreement and such transactions shall be paid by the party incurring or required to incur such fees or expenses. Concurrently with the execution of this Agreement, each Reinvestment Stockholder shall have provided Parent a good faith estimate as of the date hereof of the fees and expenses incurred or payable by such Reinvestment Stockholder in connection with this Agreement and the transactions contemplated hereby and that are subject to payment or reimbursement by the Company.
(h) Choice of Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, suits, proceedings, controversies, and causes of action arising out of or relating to this Agreement (each, an “Action”), whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware. Section 9.10(a) of the Merger Agreement is incorporated herein by reference and shall apply hereto mutatis mutandis.
(i) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.
(j) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail in .pdf, .tif, .gif, .jpg or similar attachment) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k) Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or written consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(l) Construction. The parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(m) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of Parent’s, the Reinvestment Stockholders’ or any of their or their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 21(m) shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.
(n) Tax Treatment. Consistent with Section 6.21 of the Merger Agreement, each of the Reinvestment Stockholders hereby acknowledge and agree that, for U.S. federal income tax purposes, the Reinvestment Stockholders shall be treated as retaining their ownership interests in the Company represented by the Rollover Shares during the course of and after the Merger. Each of the Reinvestment Stockholders shall not (and shall cause each of their respective Affiliates not to) take any position with a taxing authority, on any Tax Return or otherwise with respect to Taxes that is inconsistent with the treatment described in this Section 21(n), except as otherwise required by a change in applicable law or by a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local law). The Company and each Reinvestment Stockholder agree and acknowledge that all payments of the Per Share Price to the Reinvestment Stockholders pursuant to Section 2.7(b)(ii) of the Merger Agreement in respect of Owned Shares other than the Rollover Shares shall be paid from the Equity Financing proceeds portion of the Exchange Fund and are intended to be treated as a sale of such Owned Shares by the Reinvestment Stockholders to the Equity Investors for U.S. federal and applicable state and local income tax purposes.
(o) Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

[REINVESTMENT STOCKHOLDER]

By:
Name:
Title:
Address:

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

Print Name:
Address:

[Signature Page to Rollover and Support Agreement]

SOHO HOUSE & CO INC.

By:
Name:
Title:

[Signature Page to Rollover and Support Agreement]

Spousal Consent to
Rollover and Support Agreement
I, the undersigned spouse of         (the “Reinvestment Stockholder”) hereby acknowledge that I have read the Rollover and Support Agreement executed by Reinvestment Stockholder and dated as of     , 2025 and that I understand its contents.
I, the undersigned spouse, irrevocably constitute and appoint the Reinvestment Stockholder, as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Class A Common Stock, Class B Common Stock, SARs and/or RSUs in which I now have or hereafter acquire any interest and in (including but not limited to the right, without further signature, consent or knowledge of the undersigned spouse, to exercise amendments and modifications of and to terminate the aforementioned agreement and to dispose of any and all such Class A Common Stock, Class B Common Stock, SARs and/or RSUs), with all powers the undersigned spouse would possess if personally present, it being expressly understood and intended by me that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of the Reinvestment Stockholder, or dissolution of marriage and this proxy will not terminate without consent of the Reinvestment Stockholder and the Company (with the approval of Parent).
[Remainder of Page Intentionally Blank]

Print Name:
Date:

[Signature Page to Spousal Consent - Rollover and Support Agreement]

Schedule 11

	Owned Shares				Rollover Shares
Name of Reinvestment Stockholder	Number of Class A Owned Shares	Number of Class B Owned Shares	Number of Owned SAR Awards	Number of Owned RSU Awards	Number of Class A Rollover Shares	Number of Class B Rollover Shares	Number of Rollover SAR Awards	Number of Rollover RSU Awards

[1]	Each individual Rollover Agreement will name only the applicable Rollover Stockholder that is a party thereto.

Annex C
APOLLO EQUITY COMMITMENT LETTER
Equity Commitment Letter
August 15, 2025
EH MergerSub Inc.
Ladies and Gentlemen:
This letter agreement sets forth the commitments of Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (collectively, the “Investor”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, shares of Common Stock, par value $0.01 per share (“Merger Sub Common Stock”) of EH MergerSub Inc., a Delaware corporation (“Merger Sub”), indirectly through one or more entities. It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Merger Sub, Soho House & Co Inc., a Delaware corporation (the “Company”) and EH Parent LLC, a Delaware limited liability company (“Parent” and together with Merger Sub, the “Buyer Parties”), Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving the merger (the “Transaction”) and, in the merger, each outstanding share of Merger Sub Common Stock, including the shares of Merger Sub Common Stock purchased by the Investor pursuant hereto, will convert into one share of Class A Common Stock of the Company. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.
1. Commitments.
(i) Closing Commitment. Investor hereby irrevocably commits, jointly and severally, on the terms and subject to the conditions set forth herein, that at or prior to the Closing, Investor shall collectively purchase, or cause the purchase of, directly or indirectly, and Merger Sub shall issue and sell to Investor collectively, shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $50,000,000 (the “Closing Commitment”), which amount shall be used solely for the purpose of allowing Merger Sub and the Company to directly or indirectly fund a portion of the aggregate amount required to be paid to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement subject to the conditions set forth in the Merger Agreement; provided, that Investor shall not, under any circumstances, be obligated to contribute to, or purchase equity or otherwise provide funds, directly or indirectly, from or to, Parent, the Company or Merger Sub, in any amount in excess of the Closing Commitment and the Enforcement Expenses (as defined below). The aggregate amount of liability of Investor under this letter agreement shall at no time exceed the Closing Commitment plus any Enforcement Expenses. Investor may effect the purchase of shares of Merger Sub Common Stock directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of Investor’s Closing Commitment or otherwise affect the obligations of Investor under this letter agreement. This letter agreement is being delivered by the Investor to Merger Sub to induce it, Parent and the Company to enter into the Merger Agreement, with the understanding and acknowledgment of the Investor that each of Merger Sub, Parent and the Company is relying on this letter agreement. Simultaneously with the execution and delivery hereof, (i) MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP (the “MCR Investors”), are entering into letter agreements (the “Other Equity Commitment Letters”) with Merger Sub, pursuant to which the MCR Investors are committing to invest (or cause to be invested), directly or indirectly, in Merger Sub the applicable amounts set forth in their respective Other Equity Commitment Letter (the other equity commitment amounts in the Other Equity Commitment Letters, together with the Closing Commitment, the “Aggregate Equity Commitment”). The amount to be funded under this letter agreement shall be reduced to the extent that the Company determines in its sole and absolute discretion that it does not require the full amount of the Closing Commitment to pay the amounts payable to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses) by reason of the Company having obtained funds from other sources; provided, that if the Company determines in its sole and absolute discretion that it does not require all of the Aggregate Equity Commitments in order to pay the amounts payable to the stockholders of the Company in respect of their shares of Company Common Stock at the Closing pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses), any such reduction in equity financing shall be applied pro rata amongst the Aggregate Equity Commitments based on the amount of each respective Closing Commitment of Investor and commitment of such MCR Investors prior to giving effect to any such reduction; provided, further that any such reduction shall only occur simultaneously with the consummation of the Closing and the payment of the amounts required to be paid on the Closing Date for the benefit of the stockholders of the Company in respect of their shares of Company Common Stock under the Merger Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in this letter agreement, unless the Company in its sole and absolute discretion determines otherwise, the Closing Commitment shall not be reduced by any incremental financing obtained by (i) the Company pursuant to the Subscription Agreements or (ii) the Company, Parent or Merger Sub as set forth in the letter agreements dated as of the date hereof between the Company and Richard Caring and the Company and certain affiliates of Goldman Sachs & Co LLC.
(ii) Termination Fee Commitment. If the Merger Agreement is validly terminated by the Company pursuant to Section 8.1(g) of the Merger Agreement, the conditions set forth in Section 2 shall have been satisfied (other than the condition set forth in Section 2(i)(c)), including receipt of the notice set forth in Section 2(i)(d), and the Investor fails to provide upon written request irrevocable confirmation, within two Business Days of such notice, that it is ready, willing and able to fund its Closing Commitment hereunder at the Closing on the date specified in the notice delivered pursuant to Section 2(i)(d) (or provides such confirmation and fails to fund its Closing Commitment hereunder at the Closing), Investor hereby irrevocably commits, jointly and severally, on the terms and subject to the conditions set forth herein, to fund to Merger Sub, subject to Section 11(ii), directly or indirectly, cash in an aggregate amount of up to $2,000,000 (the “Termination Fee Commitment”).
2. Conditions.
(i) The Closing Commitment, including the obligation of Investor to fund the Closing Commitment, shall be subject to the satisfaction or waiver in writing by Investor of the following conditions precedent:
(a)	the valid execution and delivery of the Merger Agreement by the Company;
(b)
the satisfaction in full by the Buyer Parties in writing of each of the conditions to the Buyer Parties’ obligations to consummate the Transaction that is set forth in Sections 7.1 and 7.2 of the Merger Agreement (without giving effect to any amendments, consents or waivers to such conditions to Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement by Parent or Merger Sub that are materially adverse to the Investor, without the prior consent of the Investor (such consent not to be unreasonably withheld, delayed or conditioned)) (other than those conditions that by their terms or nature are to be satisfied at the Closing provided, that those other conditions would be capable of being satisfied if the Closing were on such date;

(c)
each MCR Investor having irrevocably confirmed to the Company that it stands ready, willing and able to fund its equity commitment pursuant to its Other Equity Commitment Letter; it being understood that the failure of any MCR Investor (a “Defaulting Other Investor”) to satisfy and perform, or to then be prepared to satisfy and perform, in full its obligations under such Defaulting Other Investor’s Other Equity Commitment Letter shall not limit or impair the ability of Merger Sub or the Company to enforce the obligations of the Investor under, and in accordance with, this Equity Commitment Letter if (x) Merger Sub and/or the Company is also seeking enforcement of the obligation of such Defaulting Other Investor to fund such Defaulting Other Investor’s required equity commitment pursuant to such Defaulting Other Investor’s Other Equity Commitment Letter or (y) another or replacement investor (an “Alternative Investor”) is then prepared to fund an amount equal to the amount such Defaulting Other Investor is failing to fund under such Defaulting Other Investor’s Other Equity Commitment Letter (or such Alternative Investor shall have entered into a commitment to the Company (or of which the Company is a third-party beneficiary) and the Company is also seeking enforcement of such Alternative Investor’s commitment);

(d)
the Company having irrevocably confirmed to Investor that it stands ready, willing and able to fund, or cause to be funded, the cash to the Payment Agent pursuant to Section 2.9(b) of the Merger Agreement;

(e)
the Merger Agreement not having been amended or modified in any manner (including but not limited to, amending or waiving any provision of a schedule or amendment thereto or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to Investor, including but not limited to an increase in the Per Share Price;

(f)	any other amendment to the Merger Agreement that would otherwise increase the payment obligations of the Investor under or in connection with the Merger Agreement or this letter agreement;

(g)
Soho House Holdings Limited having submitted one or more borrowing requests or similar notices to the Investor and/or its affiliates (and the applicable administrative agent on their behalf) with respect to the senior unsecured facility made available to Soho House Holdings Limited by, amongst others, the Investor and/or its affiliates in connection with the Transaction (the “Holdco Facility”) requesting to utilize the Holdco Facility on or prior to the Closing Date in an aggregate amount equal to the entire aggregate principal amount of commitments under the Holdco Facility as of the date hereof (or such other aggregate principal amount of Holdco Facility commitments as has been approved by the Investor or its affiliates in their sole discretion);

(h)
Soho House Bond Limited having submitted one or more borrowing requests or similar notices to the Investor and/or its affiliates (and the applicable administrative agent on their behalf) with respect to the senior secured facility made available to Soho House Bond Limited by, amongst others, the Investor and/or its affiliates in connection with the Transaction (the “Senior Facility”) requesting to utilize the Senior Facility on or around the Closing Date in an aggregate amount equal to the entire aggregate principal amount of commitments under the Senior Facility as of the date hereof (or such other aggregate principal amount of Senior Facility commitments as has been approved by the Investor or its affiliates in their sole discretion); and

(i)	either or both of:
A.	the substantially concurrent consummation of the Transaction in accordance with the terms of the Merger Agreement; or
B.
the date by which the Company is required to consummate the Merger pursuant to Section 2.3 having occurred or passed and the Company having irrevocably confirmed in writing to the Investor that if specific performance is granted that would require consummation of the Transaction, then the Closing would occur in accordance with the terms of the Merger Agreement;

and
(h) the prior to substantially concurrently with the Closing payment of all Investor Expenses (as defined below).
(ii) The Termination Fee Commitment, including the obligation of Investor to fund the Termination Fee Commitment, shall be subject to Section 11(ii) and the valid termination of the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement.
(iii) Merger Sub hereby covenants and agrees that at least three Business Days prior to Closing, it shall deliver, or cause to be delivered, to the Investor (x) all documentation and other information about Merger Sub as has been reasonably requested in writing at least ten Business Days prior to Closing by the Investor that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and (y) with respect to Merger Sub, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation. Merger Sub shall provide Investor with at least five Business Days advance written notice of the Closing Date.
3. Enforceability. Neither Investor nor Parent or Merger Sub’s creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement. Notwithstanding the foregoing, (i) the Company shall be, and is intended to be, a third-party beneficiary of this Section 3 and Sections 4, 5 and 10 hereof and (ii) Merger Sub and the Company shall have an explicit right to enforce this letter agreement and the Closing Commitment of Investor (which right of enforcement may be sought directly against Investor on a joint and several basis) and an explicit right to enforce, subject to Section 11(ii) this letter agreement and the Termination Fee Commitment of Investor (which right of enforcement may be sought directly against Investor on a joint and several basis). The Investor agrees to pay on demand in cash all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company, Merger Sub or their respective Affiliates in connection with the Company’s or Merger Sub’s enforcement of this letter agreement if the Investor fails or refuses to make any payment hereunder when such payment is due (such expenses, the “Enforcement Expenses”). Merger Sub and the Investor acknowledge and agree that the Company and Merger Sub shall not be required to provide any bond or other security to specifically enforce the terms and provisions of this letter agreement and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of the Company’s third-party beneficiary rights or Merger Sub’s rights set forth herein.

4. No Modification; Entire Agreement. This letter agreement may not be amended, restated, supplemented or otherwise modified without the prior written consent of Merger Sub, the Company and the Investor. Together with the other agreements being entered into in connection with the Transaction, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between Investor or any of their Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Each party hereto acknowledges that, in entering into this letter agreement, it is not relying on, and shall have no remedies in respect of, any representation, warranty or undertaking (whether made innocently or negligently) not expressly set out in this letter agreement. So far as is permitted by law and except in the case of actual fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this letter agreement shall be for specific performance of the terms of this letter agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking. Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Merger Sub, the Company and Investor. Any transfer in violation of the preceding sentence shall be null and void ab initio. Notwithstanding anything to the contrary herein, the parties hereby agree and acknowledge that none of the foregoing agreements and acknowledgements set forth in this Section 4 shall limit the rights and remedies available to the Company or Merger Sub with respect to Investor under Section 3 hereof or any other agreements being entered into in connection with the Transaction.
5. Assignment. This letter agreement may not be assigned by any party hereto, in whole or in part, without the prior written consent of Investor, the Company and Merger Sub , except that such prior written consent shall not be unreasonably withheld, conditioned or delayed if Investor assigns all or a portion of its obligations to fund its Closing Commitment or Termination Fee Commitment to one or more of its Affiliated investment funds or vehicles; provided, however, that (i) no such assignment to an Affiliated investment fund or vehicle shall (a) relieve Investor from any of its obligations hereunder or (b) alter, reduce or enlarge any obligation of any other party; (ii) such Affiliated investment fund or vehicle executes and delivers to Merger Sub an equity commitment letter consistent with this letter agreement; (iii) at the time of such assignment or delegation, such Affiliated investment fund or vehicle has undrawn capital commitments that may be called, cash or other sources of immediately available funds that together comprise an amount not less than the Closing Commitment; (iv) such assignment or delegation to an Affiliated investment fund or vehicle could not be reasonably expected to result in any additional consent or approval being required under applicable law; and (v) the Investor provides at least 2 Business Days’ notice to Merger Sub and the Company of such assignment or delegation to an Affiliated investment fund or vehicle. Any purported assignment in violation of the foregoing shall be null and void ab initio. Investor acknowledges that the Company, Parent and Merger Sub have entered into the Merger Agreement in reliance upon, among other things, Investor’s Closing Commitment and Termination Fee Commitment set forth herein.
6. Governing Law; Submission to Jurisdiction. THIS LETTER AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICT OF LAWS OF ANY JURISDICTION THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY AGREES THAT ALL ACTIONS (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN A, AND EACH OF THE PARTIES HERETO, IN CONNECTION WITH ANY SUCH ACTION, SUBMITS TO THE JURISDICTION OF ANY, FEDERAL OR STATE COURT SITTING IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

7. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
8. Counterparts. This letter agreement may be signed in any number of counterparts (including by electronic mail with attachment in pdf format or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including DocuSign)), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this letter agreement.
9. No Third-Party Beneficiaries. Except as expressly set forth in Section 3, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Closing Commitment and/or Termination Fee Commitment of Investor or any provision of this letter agreement.
10. Confidentiality. The existence and content of this letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the transactions contemplated by the Merger Agreement. The existence and content of this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of Investor and Merger Sub; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives, to the extent such Persons need to know such information in connection with the Transactions and so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10; and provided, further, that Investor, Parent and Merger Sub may disclose this letter agreement to the extent required by law; and provided, further, that the Company and Parent may disclose the letter agreement to its respective Affiliates, officers, directors, employees, advisors, representatives, auditors and financing sources, as applicable.
11. Termination and Termination Fees.
(i) This letter agreement and the obligation of Investor to fund the Closing Commitment or the Termination Fee Commitment, as applicable, will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing; (b) the termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 11(i); provided, further, that, in the event that the Merger Agreement is validly terminated pursuant to Section 8.1(g) of the Merger Agreement and the Termination Fee Commitment is due and payable, then the obligation of the Investor to fund, or to cause one or more of its Affiliates to fund, the Termination Fee Commitment, subject to Section 11(ii), shall not terminate unless and until the Investor has funded, or caused one or more of its Affiliates to fund, the Termination Fee Commitment in accordance with Section 1(ii)), in accordance with its terms, unless prior to such termination of the Merger Agreement, Merger Sub shall have commenced an action seeking specific enforcement of the obligations of Investor to fund the Closing Commitment hereunder, in which case the Closing Commitment shall terminate upon the final, non-appealable resolution of such action and satisfaction by Investor of any obligation finally determined or agreed to be owed by Investor, subject to the terms hereof and of the Merger Agreement; (c) the commencement by Merger Sub of any lawsuit or other legal proceeding asserting any claim (whether in equity, tort, contract or otherwise) against any Investor or any of the Investor Parties (as defined below) under, in respect of, or relating to, the Merger Agreement, or this letter agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than an action seeking specific enforcement of the obligations of Parent to consummate the Closing in accordance with the Merger Agreement or Investor to fund the Closing Commitment or the Termination Fee Commitment

hereunder; (d) March 17, 2026; (e) the termination of the Other Equity Commitment Letters; (f) Investor contributing to Merger Sub cash in an aggregate amount equal to the Closing Commitment; and (g) the consummation of a Financing Alternative (as defined in the Debt Payment Letter) pursuant to the terms of the Debt Payment Letter if the consummation of such Financing Alternative results in the payment, in cash, of the full amount of the Financing Alternative Fee (as defined in the Debt Payment Letter) to the Investor and/or its affiliates pursuant to the terms of the Debt Payment Letter. “Debt Payment Letter” means the payment letter among Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P. (“ACM”), on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), managed, controlled and/or advised by ACM or its affiliates and Soho House Bond Limited and dated on or about the date of this letter agreement.
(ii) If the Investor is a Defaulting Party (as defined below) and the MCR Investors are not Defaulting Parties under their Other Equity Commitment Letters, then the Investor shall, in lieu of the Termination Fee Commitment, fund to Merger Sub $10,000,000 and such amount shall be deemed to be the Termination Fee Commitment for the purposes of this letter agreement. The Investor is a “Defaulting Party” if it is not ready willing or able to fund the Closing Commitment at Closing when it is otherwise required to do so pursuant to the terms of this letter agreement (disregarding the condition set forth in Section 2(i)(c) but including, without limitation, the conditions set forth in Section 2(i)(g) and (h)). If one or more MCR Investors is a Defaulting Party under any such MCR Investors’ Other Equity Commitment Letters and the Investor is not a Defaulting Party, the Investor shall be relieved from its obligation to fund its Termination Fee Commitment pursuant to the terms of this letter agreement.
(iii) If the Merger Agreement is validly terminated by the Company pursuant to Section 8.1(d) or Section 8.1(h) of the Merger Agreement, this letter agreement and the obligation of Investor to fund the Closing Commitment or the Termination Fee Commitment will terminate automatically and, if the Company Termination Fee is payable in accordance with the terms of the Merger Agreement, the Company shall pay the Investor an aggregate amount equal to $10,000,000 representing the Investor’s pro rata share of the Company Termination Fee.
12. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Merger Sub covenants, agrees and acknowledges on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that no Person other than Investor (and any assignee permitted in accordance with Section 5 hereof) has any obligation hereunder or, except for Merger Sub, in connection with the transactions contemplated hereby, and that, notwithstanding that Investor (or any assignee permitted in accordance with Section 5 hereof) may be a partnership or other entity, no Person, including Merger Sub, has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Investor or any assignee permitted in accordance with Section 5 hereof), members, managers, general or limited partners or representatives of Investor or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate (other than Investor or any assignee permitted in accordance with Section 5 hereof), member, manager, general or limited partner or representative of any of the foregoing (collectively, but for the avoidance of doubt, not including Investor or any assignee permitted in accordance with Section 5 hereof, the “Investor Parties”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise except for (i) Merger Sub’s right to enforce any of the terms of this letter agreement against Investor or any assignee permitted in accordance with Section 5 hereof and (ii) the Company’s right to enforce this letter agreement against the parties hereto as a third-party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of, this letter agreement (the claims referred to in the foregoing clauses (i) and (ii) (including the claims for specific performance thereunder, the “Retained Claims”); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by Investor, as such, for any obligation of Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that in the event Investor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of Investor’s remaining net assets plus uncalled capital is less than Investor’s Closing Commitment, plus any Enforcement Expenses, hereunder, then Merger Sub may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of Investor hereunder and subject to the limitations herein.
Merger Sub further agrees that neither it nor any of its Affiliates shall have any right of recovery against Investor or any Investor Party, whether by piercing of the corporate veil, by a claim on behalf of Merger Sub against any Investor or any Investor Party, or otherwise, except for the (A) Retained Claims, (B) funding of the Closing Commitment or the Termination Fee Commitment, as the case may be, and/or (C) payment of the Enforcement Expenses, in each case under and to the extent provided in this letter agreement, on the terms and subject to the conditions hereof. Merger Sub hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Investor or any Investor Party except for claims solely against Investor under this letter agreement.
13. Expenses. Merger Sub agrees to pay or reimburse the Investor at the Closing for all reasonable and documented (limited to a summary invoice) out-of-pocket fees, costs and expenses incurred by the Investor, including reasonable and documented (limited to a summary invoice) fees, costs and expenses of Gibson, Dunn & Crutcher LLP in an aggregate amount of up to $250,000 (the “Investor Expenses”).
14. Representations and Warranties. Each Investor hereby represents, warrants and covenants, severally and not jointly, to Merger Sub as follows:
a. Such Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.
b. To the extent (if any) that its governing documents limit the amount it may commit to any one investment, such Investor’s Closing Commitment hereunder plus any Enforcement Expenses is (and will continue to be until the satisfaction of its obligations hereunder or termination of this letter agreement in accordance with its terms) less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of its governing documents.
c. Such Investor has the requisite power and authority to enter into and deliver this letter agreement and to perform its obligations under this letter agreement.
d. This letter agreement has been duly and validly executed and delivered by such Investor and constitutes the lawful, valid and binding agreement of such Investor, enforceable against such Investor, in accordance with its terms.
e. Such Investor has, and will maintain through the Closing, available cash (including proceeds from funding commitments to Investor with respect to the obligations under this letter agreement) necessary to fund, or cause the funding of, the Closing Commitment or the Termination Fee Commitment, as applicable.
f. Such Investor shall furnish information, as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing and such Investor shall otherwise fulfill the obligations of the Consortium Members set forth in Section 6.3 of the Merger Agreement.
g. If any filing or notification may be required under the HSR Act in connection with the Transaction, the Investor shall make such filing or notification as promptly as practicable after the date hereof and such Investor shall otherwise cooperate with the Buyer Parties and the Company with respect to their respective obligations set forth in Section 6.2(a)-(c) of the Merger Agreement.
h. This letter agreement does not contravene, conflict with or result in any violation of any provision of such Investor’s governing documents.
i. All consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.
[Signature Pages Follow]

Very truly yours,

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Agreed to and accepted as of
the date first written above:

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
	Name:	Bradford Nugent
	Title:	Authorized Signatory

Annex D
MCR EQUITY COMMITMENT LETTER
Equity Commitment Letter
August 15, 2025
EH MergerSub Inc.
Ladies and Gentlemen:
This letter agreement sets forth the commitments of MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP (collectively, the “Investor”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, shares of Common Stock, par value $0.01 per share (“Merger Sub Common Stock”) of EH MergerSub Inc., a Delaware corporation (“Merger Sub”), indirectly through one or more entities. It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Merger Sub, Soho House & Co Inc., a Delaware corporation (the “Company”) and EH Parent LLC, a Delaware limited liability company (“Parent” and together with Merger Sub, the “Buyer Parties”), Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving the merger (the “Transaction”) and, in the merger, each outstanding share of Merger Sub Common Stock, including the shares of Merger Sub Common Stock purchased by the Investor pursuant hereto, will convert into one share of Class A Common Stock of the Company. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.
1. Commitments.
(i) Closing Commitment. Investor hereby irrevocably commits, jointly and severally, on the terms and subject to the conditions set forth herein, that at or prior to the Closing, Investor shall collectively purchase, or cause the purchase of, directly or indirectly, and Merger Sub shall issue and sell to Investor (or its designee) collectively, shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $200,000,000 (the “Closing Commitment”), which amount shall be used solely for the purpose of allowing Merger Sub and the Company to directly or indirectly fund a portion of the aggregate amount required to be paid to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement subject to the conditions set forth in the Merger Agreement; provided, that Investor shall not, under any circumstances, be obligated to contribute to, or purchase equity or otherwise provide funds, directly or indirectly, from or to, Parent, the Company or Merger Sub, in any amount in excess of the Closing Commitment and the Enforcement Expenses (as defined below). The aggregate amount of liability of Investor under this letter agreement shall at no time exceed the Closing Commitment plus any Enforcement Expenses. Investor may effect the purchase of shares of Merger Sub Common Stock directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of Investor’s Closing Commitment or otherwise affect the obligations of Investor under this letter agreement. This letter agreement is being delivered by the Investor to Merger Sub to induce it, Parent and the Company to enter into the Merger Agreement, with the understanding and acknowledgment of the Investor that each of Merger Sub, Parent and the Company is relying on this letter agreement. Simultaneously with the execution and delivery hereof, (i) certain other investors in Merger Sub affiliated with Apollo Capital Management, L.P. (the “Apollo Investors”), are entering into letter agreements (the “Other Equity Commitment Letters”) with Merger Sub, pursuant to which the Apollo Investors are committing to invest (or cause to be invested), directly or indirectly, in Merger Sub the applicable amounts set forth in their Other Equity Commitment Letter (the other equity commitment amounts in the Other Equity Commitment Letters, together with the Closing Commitment, the “Aggregate Equity Commitment”). The amount to be funded under this letter agreement shall be reduced to the extent that the Company determines in its sole and absolute discretion that it does not require the full amount of the Closing Commitment to pay the amounts payable to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses) by reason of the Company having obtained funds from other sources; provided, that if the Company determines in its sole and absolute discretion that it does not require all of the Aggregate Equity Commitments in order to pay the amounts payable to the stockholders of the Company in respect of their shares of Company Common Stock at the Closing pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses), any such reduction in equity financing shall be applied pro rata amongst the Aggregate Equity Commitments based on the amount of each respective Closing Commitment of Investor and commitment of such Apollo Investors prior to giving effect to any such reduction; provided, further that any such reduction shall only occur simultaneously with the consummation of the Closing and the payment of the amounts required to be paid on the Closing Date for the benefit of the stockholders of the Company in respect of their shares of Company Common Stock under the Merger Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in this letter agreement, unless the Company in its sole and absolute discretion determines otherwise, the Closing Commitment shall not be reduced by any incremental financing obtained by (i) the Company pursuant to the Subscription Agreements or (ii) the Company, Parent or Merger Sub as set forth in the letter agreements dated as of the date hereof between the Company and Richard Caring and the Company and certain affiliates of Goldman Sachs & Co LLC.
(ii) Termination Fee Commitment. If the Merger Agreement is validly terminated by the Company pursuant to Section 8.1(g) of the Merger Agreement, the conditions set forth in Section 2 shall have been satisfied (other than the condition set forth in Section 2(i)(c)), including receipt of the notice set forth in Section 2(i)(d), and the Investor fails to provide upon written request irrevocable confirmation, within two Business Days of such notice, that it is ready, willing and able to fund its Closing Commitment hereunder at the Closing on the date specified in the notice delivered pursuant to Section 2(i)(d) (or provides such confirmation and fails to fund its Closing Commitment hereunder at the Closing), Investor hereby irrevocably commits, jointly and severally, on the terms and subject to the conditions set forth herein, to fund to Merger Sub, subject to Section 11(ii), directly or indirectly, cash in an aggregate amount of up to $8,000,000 (the “Termination Fee Commitment”).
2. Conditions.
(i) The Closing Commitment, including the obligation of Investor to fund the Closing Commitment, shall be subject to the satisfaction or waiver in writing by Investor of the following conditions precedent:
(a) the valid execution and delivery of the Merger Agreement by the Company;
(b) the satisfaction in full, or waiver by the Buyer Parties in writing of each of the conditions to the Buyer Parties’ obligations to consummate the Transaction that is set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing) provided, that those other conditions would be capable of being satisfied if the Closing were on such date; and provided, further, that the Buyer Parties shall not have waived any condition or other term of the Merger Agreement, granted any consent, or deemed any condition satisfied (including by amending or waiving any provision of a schedule or amendment thereto, or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to the Investor (for the avoidance of doubt, any waiver or amendment of Section 7.1(d) of the Merger Agreement shall be deemed materially adverse to Investor);
(c) each Apollo Investor having irrevocably confirmed to the Company that it stands ready, willing and able to fund its equity commitment pursuant to its Other Equity Commitment Letter; it being understood that the failure of any Apollo Investor (a “Defaulting Other Investor”) to satisfy and perform, or to then be prepared to satisfy and perform, in full its obligations under such Defaulting Other Investor’s Other Equity Commitment Letter shall not limit or impair the ability of Merger Sub or the Company to enforce the obligations of the Investor under, and in accordance with, this Equity Commitment Letter if (x) Merger Sub and/or the Company is also seeking enforcement of the obligation of such Defaulting Other Investor to fund such Defaulting Other Investor’s required equity commitment pursuant to such Defaulting Other Investor’s Other Equity Commitment Letter or (y) another or replacement investor (an “Alternative Investor”) is then prepared to fund an amount equal to the amount such Defaulting Other Investor is failing to fund under such Defaulting Other Investor’s Other Equity Commitment Letter (or such Alternative Investor shall have entered into a commitment to the Company (or of which the Company is a third-party beneficiary) and the Company is also seeking enforcement of such Alternative Investor’s commitment);
(d) the Company having irrevocably confirmed to Investor that it stands ready, willing and able to fund, or cause to be funded, the cash to the Payment Agent pursuant to Section 2.9(b) of the Merger Agreement;
(e) the Merger Agreement not having been amended or modified in any manner (including but not limited to, amending or waiving any provision of a schedule or amendment thereto or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to Investor, including but not limited to an increase in the Per Share Price;

(f) any other amendment to the Merger Agreement that would otherwise increase the payment obligations of the Investor under or in connection with the Merger Agreement or this letter agreement;
(g) the Investor having received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in clauses (a) through (f) of this Section 2.1(i) have been satisfied; and
(h) either or both of:
A. the substantially concurrent consummation of the Transaction in accordance with the terms of the Merger Agreement; or
B. the date by which the Company is required to consummate the Merger pursuant to Section 2.3 having occurred or passed and the Company having irrevocably confirmed in writing to the Investor that if specific performance is granted that would require consummation of the Transaction, then the Closing would occur in accordance with the terms of the Merger Agreement.
(ii) The Termination Fee Commitment, including the obligation of Investor to fund the Termination Fee Commitment, shall be subject to Section 11(ii) and the valid termination of the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement.
(iii) Merger Sub shall use commercially reasonable efforts to provide Investor with at least three Business Days advance written notice of the Closing Date.
3. Enforceability. Neither Investor nor Parent or Merger Sub’s creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement. Notwithstanding the foregoing, (i) the Company shall be, and is intended to be, a third-party beneficiary of this Section 3 and Sections 4, 5 and 10 hereof and (ii) Merger Sub and the Company shall have an explicit right to enforce this letter agreement and the Closing Commitment of Investor (which right of enforcement may be sought directly against Investor on a joint and several basis) and an explicit right to enforce, subject to Section 11(ii) this letter agreement and the Termination Fee Commitment of Investor (which right of enforcement may be sought directly against Investor on a joint and several basis). The Investor agrees to pay on demand in cash all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company, Merger Sub or their respective Affiliates in connection with the Company’s or Merger Sub’s enforcement of this letter agreement if the Investor fails or refuses to make any payment hereunder when such payment is due (such expenses, the “Enforcement Expenses”). Merger Sub and the Investor acknowledge and agree that the Company and Merger Sub shall not be required to provide any bond or other security to specifically enforce the terms and provisions of this letter agreement and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of the Company’s third-party beneficiary rights or Merger Sub’s rights set forth herein.
4. No Modification; Entire Agreement. This letter agreement may not be amended, restated, supplemented or otherwise modified without the prior written consent of Merger Sub, the Company and the Investor. Together with the other agreements being entered into in connection with the Transaction, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between Investor or any of their Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Each party hereto acknowledges that, in entering into this letter agreement, it is not relying on, and shall have no remedies in respect of, any representation, warranty or undertaking (whether made innocently or negligently) not expressly set out in this letter agreement. So far as is permitted by law and except in the case of actual fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this letter agreement shall be for specific performance of the terms of this letter agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking. Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Merger Sub, the Company and Investor. Any transfer in violation of the preceding sentence shall be null and void ab initio. Notwithstanding anything to the contrary herein, the parties hereby agree and acknowledge that none of the foregoing agreements and acknowledgements set forth in this Section 4 shall limit the rights and remedies available to the Company or Merger Sub with respect to Investor under Section 3 hereof or any other agreements being entered into in connection with the Transaction.

5. Assignment. Except as provided in Section 1, this letter agreement may not be assigned by any party hereto, in whole or in part, without the prior written consent of Investor, the Company and Merger Sub, except that such prior written consent shall not be unreasonably withheld, conditioned or delayed if Investor assigns all or a portion of its obligations to fund its Closing Commitment or Termination Fee Commitment to one or more of its Affiliated investment funds or vehicles; provided, however, that (i) no such assignment to an Affiliated investment fund or vehicle shall (a) relieve Investor from any of its obligations hereunder or (b) alter, reduce or enlarge any obligation of any other party to this letter agreement; (ii) such assignment or delegation to an Affiliated investment fund or vehicle would not reasonably be expected to prevent, impair, delay or materially impede the consummation of the Closing; (iii) such Affiliated investment fund or vehicle executes and delivers to Merger Sub an equity commitment letter consistent with this letter agreement; (iv) at the time of such assignment or delegation, such Affiliated investment fund or vehicle has undrawn capital commitments that may be called, cash or other sources of immediately available funds that together comprise an amount not less than the Closing Commitment; (v) such assignment or delegation to an Affiliated investment fund or vehicle could not be reasonably expected to result in any additional consent or approval being required under applicable law; and (vi) the Investor provides at least 2 Business Days’ notice to Merger Sub and the Company of such assignment or delegation to an Affiliated investment fund or vehicle. Any purported assignment in violation of the foregoing shall be null and void ab initio. Investor acknowledges that the Company, Parent and Merger Sub have entered into the Merger Agreement in reliance upon, among other things, Investor’s Closing Commitment and Termination Fee Commitment set forth herein.
6. Governing Law; Submission to Jurisdiction. THIS LETTER AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICT OF LAWS OF ANY JURISDICTION THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY AGREES THAT ALL ACTIONS (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION,EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN A, AND EACH OF THE PARTIES HERETO, IN CONNECTION WITH ANY SUCH ACTION, SUBMITS TO THE JURISDICTION OF ANY, FEDERAL OR STATE COURT SITTING IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.
7. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
8. Counterparts. This letter agreement may be signed in any number of counterparts (including by electronic mail with attachment in pdf format or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including DocuSign)), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this letter agreement.
9. No Third-Party Beneficiaries. Except as expressly set forth in Section 3, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Closing Commitment and/or Termination Fee Commitment of Investor or any provision of this letter agreement.

10. Confidentiality. The existence and content of this letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the transactions contemplated by the Merger Agreement. The existence and content of this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of Investor and Merger Sub; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives, to the extent such Persons need to know such information in connection with the Transactions and so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10; and provided, further, that Investor, Parent and Merger Sub may disclose this letter agreement to the extent required by law; and provided, further, that the Company and Parent may disclose the letter agreement to its respective Affiliates, officers, directors, employees, advisors, representatives, auditors and financing sources, as applicable, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10.
11. Termination and Termination Fees.
(i) This letter agreement and the obligation of Investor to fund the Closing Commitment or the Termination Fee Commitment, as applicable, will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing; (b) the termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 11(i); provided, further, that, in the event that the Merger Agreement is validly terminated pursuant to Section 8.1(g) of the Merger Agreement and the Termination Fee Commitment is due and payable, then the obligation of the Investor to fund, or to cause one or more of its Affiliates to fund, the Termination Fee Commitment, subject to Section 11(ii), shall not terminate unless and until the Investor has funded, or caused one or more of its Affiliates to fund, the Termination Fee Commitment in accordance with Section 1(ii)), in accordance with its terms, unless prior to such termination of the Merger Agreement, Merger Sub shall have commenced an action seeking specific enforcement of the obligations of Investor to fund the Closing Commitment hereunder, in which case the Closing Commitment shall terminate upon the final, non-appealable resolution of such action and satisfaction by Investor of any obligation finally determined or agreed to be owed by Investor, subject to the terms hereof and of the Merger Agreement; (c) the commencement by Merger Sub of any lawsuit or other legal proceeding asserting any claim (whether in equity, tort, contract or otherwise) against any Investor or any of the Investor Parties (as defined below) under, in respect of, or relating to, the Merger Agreement, or this letter agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than an action seeking specific enforcement of the obligations of Parent to consummate the Closing in accordance with the Merger Agreement or Investor to fund the Closing Commitment or the Termination Fee Commitment hereunder; and (d) Investor contributing to Merger Sub cash in an aggregate amount equal to the Closing Commitment.
(ii) If the Investor is a Defaulting Party (as defined below) and the Apollo Investors are not Defaulting Parties under their Other Equity Commitment Letters, then the Investor shall, in lieu of the Termination Fee Commitment, fund to Merger Sub $10,000,000 and such amount shall be deemed to be the Termination Fee Commitment for the purposes of this letter agreement. The Investor is a “Defaulting Party” if it is not ready willing or able to fund the Closing Commitment at Closing when it is otherwise required to do so pursuant to the terms of this letter agreement (disregarding the condition set forth in Section 2(i)(c)). If one or more Apollo Investors is a Defaulting Party under any such Apollo Investors’ Other Equity Commitment Letters and the Investor is not a Defaulting Party, the Investor shall be relieved from its obligation to fund its Termination Fee Commitment pursuant to the terms of this letter agreement.
(iii) If the Merger Agreement is validly terminated by the Company pursuant to Section 8.1(d) or Section 8.1(h) of the Merger Agreement, this letter agreement and the obligation of Investor to fund the Closing Commitment or the Termination Fee Commitment will terminate automatically and, if the Company Termination Fee is payable in accordance with the terms of the Merger Agreement, the Company shall pay the Investor an aggregate amount equal to $10,000,000 representing the Investor’s pro rata share of the Company Termination Fee.
12. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Merger Sub covenants, agrees and acknowledges on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that no Person other than Investor (and any assignee permitted in accordance with Section 1 or Section 5 hereof) has any obligation hereunder or, except for Merger Sub, in connection with the transactions contemplated hereby, and that, notwithstanding that Investor (or any assignee permitted in accordance with Section 1 or Section 5 hereof) may be a partnership or other entity, no Person, including Merger Sub, has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), members, managers, general or limited partners or representatives of Investor or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), member, manager, general or limited partner or representative of any of the foregoing (collectively, but for the avoidance of doubt, not including Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof, the “Investor Parties”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise except for (i) Merger Sub’s right to enforce any of the terms of this letter agreement against Investor or any assignee permitted in accordance with Section 5 hereof and (ii) the Company’s right to enforce this letter agreement against the parties hereto as a third-party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of, this letter agreement (the claims referred to in the foregoing clauses (i) and (ii), including the claims for specific performance thereunder, the “Retained Claims”); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by Investor, as such, for any obligation of Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that in the event Investor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of Investor’s remaining net assets plus uncalled capital is less than Investor’s Closing Commitment, plus any Enforcement Expenses, hereunder, then Merger Sub may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of Investor hereunder and subject to the limitations herein.
Merger Sub further agrees that neither it nor any of its Affiliates shall have any right of recovery against Investor or any Investor Party, whether by piercing of the corporate veil, by a claim on behalf of Merger Sub against any Investor or any Investor Party, or otherwise, except for the (A) Retained Claims, (B) funding of the Closing Commitment or the Termination Fee Commitment, as the case may be, and/or (C) payment of the Enforcement Expenses, in each case under and to the extent provided in this letter agreement, on the terms and subject to the conditions hereof. Merger Sub hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Investor or any Investor Party except for claims solely against Investor under this letter agreement.
13. Representations and Warranties. Each Investor hereby represents, warrants and covenants, severally and not jointly, to Merger Sub as follows:
a. Such Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.
b. To the extent (if any) that its governing documents limit the amount it may commit to any one investment, such Investor’s Closing Commitment hereunder plus any Enforcement Expenses (together with any of its Affiliates that have entered into a corresponding equity commitment letter with Investor) is (and will continue to be until the satisfaction of its obligations hereunder or termination of this letter agreement in accordance with its terms) less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of its governing documents.
c. Such Investor has the requisite power and authority to enter into and deliver this letter agreement and to perform its obligations under this letter agreement.

d. This letter agreement has been duly and validly executed and delivered by such Investor and constitutes the lawful, valid and binding agreement of such Investor, enforceable against such Investor, in accordance with its terms.
e. Such Investor (together with any of its Affiliates that have entered into a corresponding equity commitment letter with Investor) has, and will maintain through the Closing, available cash (including proceeds from funding commitments to Investor with respect to the obligations under this letter agreement) necessary to fund, or cause the funding of, the Closing Commitment or the Termination Fee Commitment, as applicable.
f. Such Investor shall furnish information, as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing and such Investor shall otherwise fulfill the obligations of the Consortium Members set forth in Section 6.3 of the Merger Agreement.
g. If any filing or notification may be required under the HSR Act in connection with the Transaction, the Investor shall make such filing or notification as promptly as practicable after the date hereof and such Investor shall otherwise cooperate with the Buyer Parties and the Company with respect to their respective obligations set forth in Section 6.2(a)-(c) of the Merger Agreement.
h. This letter agreement does not contravene, conflict with or result in any violation of any provision of such Investor’s governing documents.
i. All consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.
[Signature Pages Follow]

Very truly yours,

MCR HOSPITALITY FUND IV LP

By: MCR Hospitality Fund IV GP LLC, its general partner

By:	/s/ R. Tyler Morse
Name:	R. Tyler Morse
Title:	Chief Executive Officer

MCR HOSPITALITY FUND IV QP LP

By: MCR Hospitality Fund IV GP LLC, its general partner

By:	/s/ R. Tyler Morse
Name:	R. Tyler Morse
Title:	Chief Executive Officer

Agreed to and accepted as of
the date first written above:

EH MERGERSUB INC.

By:	/s/ Bradford Nugent
	Name:	Bradford Nugent
	Title:	Authorized Signatory

Annex E
FORM OF BRUCE GROUP EQUITY COMMITMENT LETTER
Equity Commitment Letter
August 15, 2025
EH MergerSub Inc.
Ladies and Gentlemen:
This letter agreement sets forth the commitments of [ ] (the “Investor”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, shares of Common Stock, par value $0.01 per share (“Merger Sub Common Stock”) of EH MergerSub Inc., a Delaware corporation (“Merger Sub”), indirectly through one or more entities. It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Merger Sub, Soho House & Co Inc., a Delaware corporation (the “Company”) and EH Parent LLC, a Delaware limited liability company (“Parent” and together with Merger Sub, the “Buyer Parties”), Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving the merger (the “Transaction”) and, in the merger, each outstanding share of Merger Sub Common Stock, including the shares of Merger Sub Common Stock purchased by the Investor pursuant hereto, will convert into one share of Class A Common Stock of the Company. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.
1. Commitments.
(i) Closing Commitment. Investor hereby irrevocably commits on the terms and subject to the conditions set forth herein, that at or prior to the Closing, Investor shall purchase, or cause the purchase of, directly or indirectly, and Merger Sub shall issue and sell to Investor (or its designee), shares of Merger Sub Common Stock at the Per Share Price per share of Merger Sub Common Stock for an aggregate cash amount of up to $[ ] (the “Closing Commitment”), which amount shall be used solely for the purpose of allowing Merger Sub and the Company to directly or indirectly fund a portion of the aggregate amount required to be paid to the stockholders of the Company in respect of their shares of Company Common Stock pursuant to, and in accordance with, the Merger Agreement subject to the conditions set forth in the Merger Agreement; provided, that Investor shall not, under any circumstances, be obligated to contribute to, or purchase equity or otherwise provide funds, directly or indirectly, from or to, Parent, the Company or Merger Sub, in any amount in excess of the Closing Commitment and the Enforcement Expenses (as defined below). The aggregate amount of liability of Investor under this letter agreement shall at no time exceed the Closing Commitment plus any Enforcement Expenses. Investor shall effect the purchase of shares of Merger Sub Common Stock through Classact, LLC (“Classact”) or such other entity that Ashton Kutcher controls or jointly controls and through which he purchases shares of Merger Sub Common Stock in connection with the Closing; provided, that no such action shall reduce the amount of Investor’s Closing Commitment or otherwise affect the obligations of Investor under this letter agreement. For the avoidance of doubt, Investor shall effect the purchase of shares of Merger Sub Common Stock through Classact or otherwise through the same entity as Ashton Kutcher. This letter agreement is being delivered by the Investor to Merger Sub to induce it, Parent and the Company to enter into the Merger Agreement, with the understanding and acknowledgment of the Investor that each of Merger Sub, Parent and the Company is relying on this letter agreement. Simultaneously with the execution and delivery hereof, (i) certain other investors in Merger Sub (the “Other Investors”), including certain Other Investors affiliated with Apollo Capital Management, L.P. (the “Apollo Investors”) and certain Other Investors affiliated with MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP (the “MCR Investors”), are entering into letter agreements (the “Other Equity Commitment Letters”) with Merger Sub, pursuant to which the Apollo Investors and MCR Investors are committing to invest (or cause to be invested), directly or indirectly, in Merger Sub the applicable amounts set forth in their Other Equity Commitment Letter. For the avoidance of doubt and notwithstanding anything to the contrary contained in this letter agreement, the Closing Commitment shall not be reduced by any incremental financing obtained by (i) the Company pursuant to the Subscription Agreements or (ii) the Company, Parent or Merger Sub as set forth in the letter agreements dated as of the date hereof between the Company and Richard Caring and the Company and certain affiliates of Goldman Sachs & Co LLC. The price per share of Merger Sub Common Stock paid by the Investor in respect of its Closing Commitment pursuant to this Section 1 shall be no greater than the price per share of Merger Sub Common Stock paid by the Other Investors in connection with the Closing.

2. Conditions.
(i) The Closing Commitment, including the obligation of Investor to fund the Closing Commitment, shall be subject to the satisfaction or waiver in writing by Investor of the following conditions precedent:
(a) the valid execution and delivery of the Merger Agreement by the Company;
(b) the satisfaction in full, or waiver by the Buyer Parties in writing of each of the conditions to the Buyer Parties’ obligations to consummate the Transaction that is set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing) provided, that those other conditions would be capable of being satisfied if the Closing were on such date; and provided, further, that the Buyer Parties shall not have waived any condition or other term of the Merger Agreement, granted any consent, or deemed any condition satisfied (including by amending or waiving any provision of a schedule or amendment thereto, or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to the Investor;
(c) each Apollo Investor and MCR Investor having irrevocably confirmed to the Company that it stands ready, willing and able to fund its equity commitment pursuant to its Other Equity Commitment Letter; it being understood that the failure of any Apollo Investor or MCR Investor (a “Defaulting Other Investor”) to satisfy and perform, or to then be prepared to satisfy and perform, in full its obligations under such Defaulting Other Investor’s Other Equity Commitment Letter shall not limit or impair the ability of Merger Sub or the Company to enforce the obligations of the Investor under, and in accordance with, this Equity Commitment Letter if (x) Merger Sub and/or the Company is also seeking enforcement of the obligation of such Defaulting Other Investor to fund such Defaulting Other Investor’s required equity commitment pursuant to such Defaulting Other Investor’s Other Equity Commitment Letter or (y) another or replacement investor (an “Alternative Investor”) is then prepared to fund an amount equal to the amount such Defaulting Other Investor is failing to fund under such Defaulting Other Investor’s Other Equity Commitment Letter (or such Alternative Investor shall have entered into a commitment to the Company (or of which the Company is a third-party beneficiary) and the Company is also seeking enforcement of such Alternative Investor’s commitment);
(d) the Company having irrevocably confirmed to Investor that it stands ready, willing and able to fund, or cause to be funded, the cash to the Payment Agent pursuant to Section 2.9(b) of the Merger Agreement;
(e) the Merger Agreement not having been amended or modified in any manner (including but not limited to, amending or waiving any provision of a schedule or amendment thereto or granting any consent or agreeing the Company’s obligations under the provisions have been satisfied) that is, or would reasonably be expected to be, materially adverse to Investor, including but not limited to an increase in the Per Share Price;
(f) any other amendment to the Merger Agreement that would otherwise increase the payment obligations of the Investor under or in connection with the Merger Agreement or this letter agreement; and
(g) either or both of:
A. the substantially concurrent consummation of the Transaction in accordance with the terms of the Merger Agreement; or
B. the date by which the Company is required to consummate the Merger pursuant to Section 2.3 having occurred or passed and the Company having irrevocably confirmed in writing to the Investor that if specific performance is granted that would require consummation of the Transaction, then the Closing would occur in accordance with the terms of the Merger Agreement.
3. Enforceability. Neither Investor nor Parent or Merger Sub’s creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement. Notwithstanding the foregoing, (i) the Company shall be, and is intended to be, a third-party beneficiary of this Section 3 and Sections 4, 5 and 10 hereof and (ii) Merger Sub and the Company shall have an explicit right to enforce this letter agreement and the Closing Commitment of Investor. The Investor agrees to pay on demand in cash all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company, Merger Sub or their respective Affiliates in connection with the Company’s or Merger Sub’s enforcement of this letter agreement if the Investor fails or refuses to make any payment hereunder when such payment is due (such expenses, the “Enforcement Expenses”). Merger Sub and the Investor acknowledge and agree that the Company and Merger Sub shall not be required to provide any bond or other security to specifically enforce the terms and provisions of this letter agreement and Investor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of the Company’s third-party beneficiary rights or Merger Sub’s rights set forth herein.
4. No Modification; Entire Agreement. This letter agreement may not be amended, restated, supplemented or otherwise modified without the prior written consent of Merger Sub, the Company and the Investor. Together with the other agreements being entered into in connection with the Transaction, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, between Investor or any of their Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Each party hereto acknowledges that, in entering into this letter agreement, it is not relying on, and shall have no remedies in respect of, any representation, warranty or undertaking (whether made innocently or negligently) not expressly set out in this letter agreement. So far as is permitted by law and except in the case of actual fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this letter agreement shall be for specific performance of the terms of this letter agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking. Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Merger Sub, the Company and Investor. Any transfer in violation of the preceding sentence shall be null and void ab initio. Notwithstanding anything to the contrary herein, the parties hereby agree and acknowledge that none of the foregoing agreements and acknowledgements set forth in this Section 4 shall limit the rights and remedies available to the Company or Merger Sub with respect to Investor under Section 3 hereof or any other agreements being entered into in connection with the Transaction.
5. Assignment. Except as provided in Section 1, this letter agreement may not be assigned by any party hereto, in whole or in part, without the prior written consent of Investor, the Company and Merger Sub, except that such prior written consent shall not be unreasonably withheld, conditioned or delayed if Investor assigns all or a portion of its obligations to fund its Closing Commitment to one or more of its Affiliated investment funds or vehicles; provided, however, that (i) no such assignment to an Affiliated investment fund or vehicle shall (a) relieve Investor from any of its obligations hereunder or (b) alter, reduce or enlarge any obligation of any other party to this letter agreement; (ii) such assignment or delegation to an Affiliated investment fund or vehicle would not reasonably be expected to prevent, impair, delay or materially impede the consummation of the Closing; (iii) such Affiliated investment fund or vehicle executes and delivers to Merger Sub an equity commitment letter consistent with this letter agreement; (iv) at the time of such assignment or delegation, such Affiliated investment fund or vehicle has undrawn capital commitments that may be called, cash or other sources of immediately available funds that together comprise an amount not less than the Closing Commitment; (v) such assignment or delegation to an Affiliated investment fund or vehicle could not be reasonably expected to result in any additional consent or approval being required under applicable law; and (vi) the Investor provides at least 2 Business Days’ notice to Merger Sub and the Company of such assignment or delegation to an Affiliated investment fund or vehicle. Any purported assignment in violation of the foregoing shall be null and void ab initio. Investor acknowledges that the Company, Parent and Merger Sub have entered into the Merger Agreement in reliance upon, among other things, Investor’s Closing Commitment set forth herein.
6. Governing Law; Submission to Jurisdiction. THIS LETTER AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICT OF LAWS OF ANY JURISDICTION THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY AGREES THAT ALL ACTIONS (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN A, AND EACH OF THE PARTIES HERETO, IN CONNECTION WITH ANY SUCH ACTION, SUBMITS TO THE JURISDICTION OF ANY, FEDERAL OR STATE COURT SITTING IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

7. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
8. Counterparts. This letter agreement may be signed in any number of counterparts (including by electronic mail with attachment in pdf format or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including DocuSign)), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this letter agreement.
9. No Third-Party Beneficiaries. Except as expressly set forth in Section 3 hereof, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Closing Commitment of Investor or any provision of this letter agreement.
10. Confidentiality. The existence and content of this letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the transactions contemplated by the Merger Agreement. The existence and content of this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of Investor and Merger Sub; provided, however, that no such written consent shall be required (and each Investor and its Affiliates shall be free to release such information) for disclosures to each Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds, consultants and other representatives, to the extent such Persons need to know such information in connection with the Transactions and so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10; and provided, further, that Investor, Parent and Merger Sub may disclose this letter agreement to the extent required by law; and provided, further, that the Company and Parent may disclose the letter agreement to its respective Affiliates, officers, directors, employees, advisors, representatives, auditors and financing sources, as applicable, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10.
11. Termination. This letter agreement and the obligation of Investor to fund the Closing Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing; (b) the termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 11(i)), in accordance with its terms, unless prior to such termination of the Merger Agreement, Merger Sub shall have commenced an action seeking specific enforcement of the obligations of Investor to fund the Closing Commitment hereunder, in which case the Closing Commitment shall terminate upon the final, non-appealable resolution of such action and satisfaction by Investor of any obligation finally determined or agreed to be owed by Investor, subject to the terms hereof and of the Merger Agreement; (c) the commencement by Merger Sub of any lawsuit or other legal proceeding asserting any claim (whether in equity, tort, contract or otherwise) against any Investor or any of the Investor Parties (as defined below) under, in respect of, or relating to, the Merger Agreement, or this letter agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), other than an action seeking specific enforcement of the obligations of Parent to consummate the Closing in accordance with the Merger Agreement or Investor to fund the Closing Commitment hereunder; and (d) Investor contributing to Merger Sub cash in an aggregate amount equal to the Closing Commitment.

12. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Merger Sub covenants, agrees and acknowledges on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that no Person other than Investor (and any assignee permitted in accordance with Section 1 or Section 5 hereof) has any obligation hereunder or, except for Merger Sub, in connection with the transactions contemplated hereby, and that, notwithstanding that Investor (or any assignee permitted in accordance with Section 1 or Section 5 hereof) may be a partnership or other entity, no Person, including Merger Sub, has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), members, managers, general or limited partners or representatives of Investor or any former, current or future equity holder, controlling Person, director, officer, employee, Affiliate (other than Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof), member, manager, general or limited partner or representative of any of the foregoing (collectively, but for the avoidance of doubt, not including Investor or any assignee permitted in accordance with Section 1 or Section 5 hereof, the “Investor Parties”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise except for (i) Merger Sub’s right to enforce any of the terms of this letter agreement against Investor or any assignee permitted in accordance with Section 5 hereof and (ii) the Company’s right to enforce this letter agreement against the parties hereto as a third-party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of, this letter agreement (the claims referred to in the foregoing clauses (i) and (ii), including the claims for specific performance thereunder, the “Retained Claims”); it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by Investor, as such, for any obligation of Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, however, that in the event Investor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of Investor’s remaining net assets plus uncalled capital is less than Investor’s Closing Commitment, plus any Enforcement Expenses, hereunder, then Merger Sub may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of Investor hereunder and subject to the limitations herein.
Merger Sub further agrees that neither it nor any of its Affiliates shall have any right of recovery against Investor or any Investor Party, whether by piercing of the corporate veil, by a claim on behalf of Merger Sub against any Investor or any Investor Party, or otherwise, except for the (A) Retained Claims, (B) funding of the Closing Commitment and/or (C) payment of the Enforcement Expenses, in each case under and to the extent provided in this letter agreement, on the terms and subject to the conditions hereof. Merger Sub hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Investor or any Investor Party except for claims solely against Investor under this letter agreement.
13. Representations and Warranties. Investor hereby represents, warrants and covenants to Merger Sub as follows:
a. [Such Investor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

b. To the extent (if any) that its governing documents limit the amount it may commit to any one investment, such Investor’s Closing Commitment hereunder plus any Enforcement Expenses is (and will continue to be until the satisfaction of its obligations hereunder or termination of this letter agreement in accordance with its terms) less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of its governing documents.
c. Such Investor has the requisite power and authority to enter into and deliver this letter agreement and to perform its obligations under this letter agreement.]1
d. [Such Investor is of legal age and sound mind to enter into and deliver this letter agreement and to perform its obligations under this letter agreement.]2
e. This letter agreement has been duly and validly executed and delivered by such Investor and constitutes the lawful, valid and binding agreement of such Investor, enforceable against such Investor, in accordance with its terms.
f. Such Investor has, and will maintain through the Closing, available cash (including proceeds from funding commitments to Investor with respect to the obligations under this letter agreement) necessary to fund, or cause the funding of, the Closing Commitment.
g. Such Investor shall furnish information, as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing and such Investor shall otherwise fulfill the obligations of the Consortium Members set forth in Section 6.3 of the Merger Agreement. Notwithstanding the foregoing, if the staff of the SEC or the Buyer Parties request that such Investor become a filing party to any such filing, the Buyer Parties shall reasonably cooperate with such Investor, as such Investor may reasonably request, in responding to such request (including by incorporating any reasonable comments made by such Investor to such filings in good faith).
h. If any filing or notification by such Investor may be required under the HSR Act in connection with the Transaction, the Investor shall make such filing or notification as promptly as practicable after the date hereof and such Investor shall otherwise cooperate with the Buyer Parties and the Company with respect to their respective obligations set forth in Section 6.2(a)-(c) of the Merger Agreement.
i. [This letter agreement does not contravene, conflict with or result in any violation of any provision of such Investor’s governing documents.]3
j. All consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.
k. Such Investor has been advised and understands that Merger Sub Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Act and the State Acts. Such Investor acknowledges that the Merger Sub Common Stock are being issued by Merger Sub in connection with a transaction that does not involve any public offering for purposes of the Act of any relevant sections of the State Acts. Such Investor understands that Merger Sub is relying in part on such Investor’s representations as set forth herein for purposes of claiming such exemptions.
l. Such Investor has such knowledge, skill and experience in business, financial and investment matters that such Investor is capable of evaluating the merits and risks of an investment in Merger Sub Common Stock. By reason of the such Investor’s business, financial and investment experience and the business, financial and investment experience of such Investor’s financial advisors who are unaffiliated with and who are not compensated by Merger Sub, such Investor can be reasonably assumed to have the capacity to protect its own interests in connection with the determination to purchase Merger Sub Common Stock. Such Investor has considered the suitability of Merger Sub Common Stock as an investment in light of its own circumstances and financial condition.
[1]	To be included in ECLs where the Investor is a legal entity.
[2]	To be included in ECLs where the Investor is a natural person.
[3]	To be included in ECLs where the Investor is a legal entity.

m. Such Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Act.
[Signature Page Follows]

Very truly yours,

[INVESTOR NAME]

By:
Name:
Title:

Agreed to and accepted as of
the date first written above:
EH MERGERSUB INC.

By:
Name:
Title:

Annex F
HOLDCO DEBT COMMITMENT LETTER

APOLLO GLOBAL SECURITIES, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street New York, NY 10019	GOLDMAN SACHS ASSET MANAGEMENT, L.P. BSCH III DESIGNATED ACTIVITY COMPANY 200 West Street New York, NY 10282

CONFIDENTIAL

August 15, 2025
Soho House Holdings Limited
Senior Unsecured Facility
Commitment Letter
Soho House Holdings Limited
180 Strand
London WC2R 1EA
United Kingdom
Attn: Andrew Carnie, Chief Executive Officer
Ladies and Gentlemen:
You (“you” or the “Company”) have advised Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P. (“ACM”), on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (such investment funds, separate accounts, and other entities, together with AGS and ACM, “Apollo”), certain advised funds and managed accounts of Goldman Sachs Asset Management, L.P. (the “Initial GS Principal Investors”) and BSCH III Designated Activity Company (“Broad Street” and, together with the Initial GS Principal Investors and any Other GS Principal Investors (as defined below), the “GS Principal Investors”; the GS Principal Investors together with Apollo, “we”, “us” or the “Commitment Parties”, and each, a “Commitment Party”), that you intend to incur a senior unsecured facility, consisting of notes, in an aggregate amount of up to $150.0 million (the “HoldCo Notes Facility”) to consummate the transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).
The Commitment Parties are pleased to advise you of their several and not joint commitment (the “Commitment”) to provide, directly or through one or more of their respective affiliates or managed funds, the amount of the HoldCo Notes Facility set forth opposite its name in Schedule I hereto upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and Exhibits B and C hereto (the “Term Sheets”).
1. Titles and Roles
It is agreed that you will appoint Global Loan Agency Services Limited (or an affiliate thereof) or such other person as agreed between us and you (each acting reasonably) to act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”) and that AGS and Goldman Sachs Private Credit Corp. will act as joint lead arrangers (in such capacity, the “Arrangers”) for the HoldCo Notes Facility; provided that the Company agrees that each Arranger may perform its responsibilities hereunder through its affiliates. Except as set forth in this Commitment Letter and each Closing Payment Letter (as defined below), no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and each Closing Payment Letter) will be paid to any other investor in connection with a commitment to participate in the HoldCo Notes Facility unless you and we shall so agree.
2. Information
You hereby represent and covenant that, to your knowledge, (a) all written factual information (other than (i) any projections, financial estimates, budget forecasts and other forward-looking information (the “Projections”) and (ii) information of general economic or industry specific information) (the “Information”), taken as a whole, that has been or will be made available to the Commitment Parties by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been made available to the Commitment Parties by you or any of your representatives have been, at the time of delivery, prepared in good faith based upon assumptions that are believed to be reasonable at the time prepared and at the time such Projections are so furnished to the Commitment Parties (it being understood that the Projections are predictions as to future events and are not to be viewed as facts, and forward looking statements by their nature are inherently uncertain, many of which are beyond your control, and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results during the period or periods covered by any such Projections may differ from projections or forward looking statements and such differences may be material). If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be, to your knowledge, accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties arising after the date hereof. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the HoldCo Notes Facility.
3. Payments
As consideration for the Commitment Parties’ commitment hereunder, you agree to pay to the Commitment Parties the nonrefundable payments set forth in (i) the closing payment letter dated the date hereof and delivered herewith between the Company, Goldman Sachs Asset Management, L.P. and BSCH III Designated Activity Company (the “GS Closing Payment Letter”) and (ii) the closing payment letter dated the date hereof and delivered herewith between the Company and ACM (each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, each a “Closing Payment Letter” and collectively, the “Closing Payment Letters”).
You agree that, once paid, the payments or any part thereof payable hereunder or under any Closing Payment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and each Commitment Party. All amounts payable hereunder and under any Closing Payment Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all amounts payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions or withholdings (a “Tax Deduction”) imposed by any national, state or local taxing authority in any jurisdiction from or through which payment is made (a “Taxing Jurisdiction”), unless such Tax Deduction is required by applicable law, in which event you will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such Tax Deduction, except to the extent such Tax Deduction was imposed due to (i) any Commitment Party (or any such Commitment Party’s relevant designated affiliate) having any present or former connection with the Taxing Jurisdiction (other than a connection arising from the execution, delivery and performance of this Commitment Letter or any Closing Payment Letter, any transaction contemplated by or pursuant to this Commitment Letter or any Closing Payment Letter, or the receipt of payments under this Commitment Letter or any Closing Payment Letter), (ii) U.S. withholding taxes imposed on amounts payable to or for the account of such Commitment Party pursuant to a law in effect on the date hereof (including Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) the failure of any Commitment Party (or of such Commitment Party’s relevant designated affiliate or related fund) to provide any form, certificate, document, or other information reasonably requested by you, that it is legally able to provide, and that would have reduced or eliminated such Tax Deduction.
All amounts payable hereunder are exclusive of any applicable value added tax or similar tax (“VAT”). If VAT is or becomes properly chargeable in respect of an amount payable to a Commitment Party under this Commitment Letter which constitutes consideration for any supply for VAT purposes and such Commitment Party (or a member of a group which it is part of for VAT purposes) is required to account to the relevant tax authority for such VAT, the Company shall pay (or procure the payment of) (in addition to and at the same time as paying any other consideration for the relevant supply) an amount equal to such VAT to the relevant Commitment Party and the Commitment Party shall promptly provide the Company with an appropriate VAT invoice. For the avoidance of doubt, where this Commitment Letter requires that a Commitment Party is to be reimbursed or indemnified for any fees, cost or expenses, such reimbursement or indemnification (as the case may be) shall include any VAT incurred on such fees, costs or expenses, save to the extent that the relevant Commitment Party reasonably determines that it (or a member of a group which it is part of for VAT purposes) is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
4. Conditions
The Commitment Parties’ commitment hereunder are subject only to the conditions set forth in Exhibit C hereto. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Definitive Documentation to the initial funding of the HoldCo Notes Facility on the Closing Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Closing Payment Letters and the Definitive Documentation, in each case, other than those that are expressly referred to in the immediately preceding sentence.
Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Closing Payment Letters, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Holdco Notes Facility on the Closing Date shall be (A) the representations and warranties made by the Company (as defined in the Merger Agreement) that are material to the interests of the Commitment Parties, but only to the extent resulting in the termination of the Merger Agreement or the Merger, as a result of a breach of such representations in the Merger Agreement (in each case, in accordance with the terms of the Merger Agreement) (the “Specified Merger Agreement Representations”) and (B) with respect to the Company, the Specified Representations (as defined below) in the Definitive Documentation and (ii) the terms of the Definitive Documentation shall be in a form such that they do not impair the availability of the HoldCo Notes Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties made by the Company set forth in the Definitive Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability with respect to the Definitive Documentation, and no violation of, or conflict with, organizational documents of the Company related to the entering into and performance of the Definitive Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto); use of proceeds of the borrowings under the Definitive Documentation on the Closing Date not violating applicable sanctions, the PATRIOT Act, the UK Bribery Act 2010, OFAC, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), Federal Reserve margin regulations, the Investment Company Act, any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997 and any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe and customary representations relating to applicable securities laws and exemption or exception from registration thereunder. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”
You agree to use commercially reasonable efforts to deliver to the Commitment Parties written notice of the date anticipated to be the Closing Date at least 15 business days prior to such date.
5. Limitation of Liability, Indemnity, Settlement
(a) Limitation of Liability.
You agree that (i) in no event shall any of the Commitment Parties and their respective affiliates and respective officers, directors, employees, advisors, and agents (each, and including, without limitation, the Arrangers, each an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, any Closing Payment Letter or any other agreement or instrument contemplated hereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
(b) Indemnity.
You agree to (i) indemnify and hold harmless each Commitment Party and its affiliates, managed funds and controlling persons and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, the Arrangers, each an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject in connection with any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction arising out of or in connection with this Commitment Letter, the HoldCo Notes Facility, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments furnished pursuant to this Commitment Letter or the role or roles of the Arrangers in connection therewith (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person for any legal or other expenses (such legal expenses to be limited to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder)) incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent (A) they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the, willful misconduct or gross negligence of such Indemnified Person in performing its activities or in furnishing its Commitments under this Commitment Letter or (y) a material breach in bad faith of the funding obligation of any Commitment Party, or any of its respective affiliates under this Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as arranger or agent or any similar role hereunder); or (B) relating to an Indemnified Person’s investment in the Company other than via the Holdco Notes Facility, or in its capacity as a direct or indirect shareholder of the Company or as a noteholder of a direct or indirect subsidiary of the Company.
(c) Settlement.
You shall not, without the prior written consent of each Commitment Party and its respective affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Commitment Party unless (x) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to each Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to each Commitment Party and the other Indemnified Persons.
You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5.

6. Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships.
Certain Commitment Parties may employ the services of their respective affiliates in complying with its obligations hereunder and, in connection therewith, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the applicable Commitment Party hereunder. The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.
You acknowledge that certain Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, its respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, each of its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, its respective affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Parties are not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Parties or any of its respective affiliates of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company. The Company agrees that it will not claim that the Commitment Parties have rendered any advisory services or assert any claim against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Parties or any of their respective affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties hereunder and the transactions contemplated hereby, on the other hand.
You further acknowledge that certain of the Commitment Parties are full service firms engaged in securities trading and brokerage activities as well as providing other financial services. In the ordinary course of business, any Commitment Party may provide other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN ANY CLOSING PAYMENT LETTER TO THE CONTRARY, NO GS PRINCIPAL INVESTOR (OTHER THAN GOLDMAN SACHS PRIVATE CREDIT CORP.) IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR OTHERWISE PERFORMING ANY SERVICES HEREUNDER AND THE ROLE OF THE GS PRINCIPAL INVESTORS HEREUNDER AND UNDER ANY CLOSING PAYMENT LETTER SHALL BE LIMITED TO THEIR COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL. NOTWITHSTANDING ANYTHING IN THE HEREIN TO THE CONTRARY, GOLDMAN SACHS PRIVATE CREDIT CORP. IS NOT PROVIDING, AND SHALL NOT BE DEEMED TO BE PROVIDING, ANY SERVICES CUSTOMARILY ASSOCIATED WITH THE ROLE OF A LEAD ARRANGER.
7. Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or any Closing Payment Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to the Parent, Equity Investors and Reinvestment Stockholders (as each such term is defined in the Merger Agreement) (the “Buyer Parties”) and your and their officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (c) you may disclose the Commitment Letter (but not any Closing Payment Letter) as may be required pursuant to the terms of any existing debt agreements to any existing agents, trustees lenders or noteholders on a confidential basis, (d) to your auditors for customary accounting purposes, including accounting for deferred financing costs on a confidential basis, (e) for purposes of establishing a “due diligence” defense or (f) in connection with the enforcement of your rights and remedies hereunder or under any Closing Payment Letter; provided that, the foregoing restrictions shall cease to apply (except in respect of any Closing Payment Letter and its terms and substance) on the date that is one year after this Commitment Letter has been accepted by you.
The Commitment Parties, on behalf of themselves and their affiliates will treat all Definitive Documentation and related finance documents (including their terms), and any other non-public information provided to them by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent each Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over each Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except pursuant to any routine audit or examination conducted by any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, in each case, that is not targeted at and does not reference the Company or the transactions contemplated hereby)), (i) to the extent reasonably practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure, (ii) to the extent not prohibited by applicable law or regulation, to provide the Company, in advance of any such disclosure, with a description of the information that Commitment Party or affiliate intends to disclose and reasonably cooperate with the Company, at the Company’s request and sole expense, to the extent the Company may seek to limit such disclosure, or take steps to resist or narrow the scope of such disclosure, including seeking a protective order or confidential treatment thereof, (iii) if, and only if, a protective order is not obtained, or a waiver of compliance is not obtained from the Company with regards this paragraph 7 but nonetheless such information is still required to be legally disclosed, to disclose only the portion of such information which is, upon advice of its legal counsel, legally required to be disclosed, and (iv) to use its commercially reasonable efforts to request assurances that confidential treatment will be accorded to any such information that is so legally required to be disclosed, (b) to the extent such information becomes publicly available other than by reason of improper disclosure by a Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (d) to each Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other agents who need to know such information in connection with the transactions contemplated hereby (including in connection with the evaluation, monitoring or administration of any Commitment Party’s investment in the HoldCo Notes Facility) and who are informed of the confidential nature of such information and have been directed to maintain the confidentiality of such information in accordance with this paragraph and comply with the terms and conditions of this Commitment Letter applicable to them

(with such Commitment Party responsible for its affiliates’ compliance with this paragraph, including, for the avoidance of doubt, any failure by such affiliate to comply with any direction such Commitment Party is required to give to its affiliates hereunder) and (e) to each other Commitment Party. If the HoldCo Notes Facility closes, the Commitment Parties’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Definitive Documentation relating to the HoldCo Notes Facility. Otherwise, the provisions of this paragraph shall expire one year after the date hereof.
It is understood and agreed that any Commitment Party may advertise or promote its role in arranging or providing any portion of the HoldCo Notes Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of “tombstone” advertisement or otherwise) only with the prior written consent of the Company, provided that (a) where consent has been granted by the Company in respect of the public disclosure of any information in connection with the HoldCo Notes Facility (the “Disclosed Information”) no additional consent from the Company shall be required in respect of a further disclosure of such Disclosed Information and (b) any such advertisement or promotion to which the Company has given its consent shall be at the sole cost and expense of the relevant Commitment Party.
Notwithstanding anything to the contrary contained herein, (i) nothing in this Section 7 shall prohibit any GS Principal Investor from disclosing Information to any lender to, or any managed account, limited partner or investor of, such GS Principal Investor to the extent such information is subject to customary confidentiality obligations binding on such lender, managed account, limited partner or investor pursuant to customary investment advisory, fund or loan documentation and (ii) with respect to any Commitment Party that is an investment company subject to the reporting and disclosure requirements of the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the related rules and regulations thereunder, such Commitment Party may identify the Company, its industry, the type of notes and Commitments held by such Commitment Party, the value (and valuation methodology) of such Commitment Party’s holdings in the Company and other required information in accordance with such federal securities laws and its reporting practices thereunder.
8. Expenses; No Shop.
You agree to pay or reimburse each Commitment Party from time to time within five (5) days of written demand for all reasonable and documented (limited to a summary invoice) out-of-pocket fees, costs and expenses incurred by such Commitment Party (including prior to the date hereof) in connection with the HoldCo Notes Facility and other transactions relating thereto in such Commitment Party’s capacity as a Commitment Party (and excluding, for the avoidance of doubt, in relation to the purchase of equity interests issued by an indirect parent entity of the Company and the purchase of debt securities issued by a direct or indirect subsidiary of the Company), including, without limitation, due diligence investigations, the preparation, negotiation, and delivery of definitive documentation, and the reasonable and documented out-of-pocket fees, costs and expenses of (i) Gibson, Dunn & Crutcher LLP, as counsel to Apollo (in the case of fees, costs and expenses of Gibson, Dunn & Crutcher LLP, up to $750,000 in the aggregate (which may be increased with your consent)), (ii) Weil, Gotshal & Manges LLP, as counsel to the GS Principal Investors, (in the case of fees, costs and expenses of Weil, Gotshal & Manges LLP, up to $300,000 in the aggregate (which may be increased with your consent)) and (iii) reasonably necessary local counsel in connection with the foregoing (collectively, the “Expenses” and excluding, for the avoidance of doubt, internal Commitment Party costs), regardless of whether or not definitive documentation with the respect to the HoldCo Notes Facility is executed or the HoldCo Notes Facility is consummated. The provisions of this paragraph are in addition to, and not in limitation of, any other expense reimbursement to which any Commitment Party or its affiliates may be entitled in connection with the Transactions.
From the date hereof until the earlier to occur of: (a) the Termination Date (as defined below) (or such later date as the Company and the Commitment Parties shall have mutually agreed to extend the Commitment Parties’ respective commitments under this Commitment Letter) and (b) the Closing Date (such earliest date being referred to as the “No-Shop Period Termination Date”), so long as the Commitment Parties continue to be willing to fund their respective commitments with respect to the HoldCo Notes Facility on a timely basis on the terms and conditions set forth in this Commitment Letter and have not materially breached their obligations hereunder, you (i) shall not, and shall cause your affiliates and your and their representatives, agents, consultants, attorneys and other advisors, and any other person acting on your or their behalf not to, directly or indirectly solicit any alternative financing arrangements in connection with the Merger other than those expressly contemplated by Exhibit B of this Commitment Letter (“Alternate Financing”) and (ii) shall not use or disclose any terms of this Commitment Letter or any Closing Payment Letter related to any Alternate Financing to which you or your affiliates are parties with any party other than the Commitment Parties and their representatives.
9. Miscellaneous
No party to this letter shall assign any of its rights or transfer any of its rights or obligations under this letter without the prior written consent of each other party (and any purported assignment without such consent shall be null and void), and this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter and the Closing Payment Letters, in each case together with all exhibits, annexes and schedules thereto, constitute the entire agreement between the parties with respect to the subject matter hereof.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Closing Payment Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Material Adverse Effect has occurred, including, for purposes of the conditions to funding the HoldCo Notes Facility) or any other term used herein or in the Definitive Documentation that is defined by reference to the Merger Agreement, (b) the determination of the accuracy of any Specified Merger Agreement Representations (as defined in Exhibit B below) and whether as a result of any inaccuracy of any Specified Merger Agreement Representation (i) the Buyer Parties (or the Buyer Parties’ affiliates party to the Merger Agreement) have the right to terminate its (or their respective) obligations under the Merger Agreement, or the right to decline to consummate the Merger or (ii) there otherwise has been a failure of a condition to funding the HoldCo Notes Facility and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The Company consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, any Closing Payment Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.
The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information that will allow each Commitment Party to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and Beneficial Ownership Regulation and is effective for each of the Commitment Parties and each of their respective affiliates.
Neither the Company nor any person acting on its behalf will, directly or indirectly (except through the Commitment Parties), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the notes contemplated by this Commitment Letter during the term of this Commitment Letter. As used in these terms and conditions, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).
The Company represents that it has not, directly or indirectly, made any offers or sales of the notes contemplated by this Commitment Letter or securities of the same or a similar class as such notes, other than to the Commitment Parties, and will not make an offer or sale of such notes or securities of the same or a similar class as such notes which is or would be integrated with the sale of securities and would require the notes contemplated by this Commitment Letter to be registered under the Securities Act.
The provisions of this Commitment Letter and/or in the Closing Payment Letters relating to compensation, reimbursement of expenses, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the HoldCo Notes Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or each Commitment Party’s respective commitment hereunder.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Closing Payment Letters by returning to us executed counterparts of this Commitment Letter and of the Closing Payment Letters not later than 11:59 p.m., New York City time, on the date of this letter (the “Expiration Time”). The Commitment Parties’ commitments and agreements herein will expire at the Expiration Time in the event the Commitment Parties have not received in readable form, a complete copy of each of this Commitment Letter and the Closing Payment Letters countersigned by you and with the date of your countersignature completed by you such executed counterparts. The parties hereto agree that your acceptance of the Commitment Parties’ offer shall only be effective if each such document has been received in such form by each of the Commitment Parties prior to the Expiration Time. If you do so execute and deliver to us this Commitment Letter and the Closing Payment Letters, at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Merger without the funding of the HoldCo Notes Facility, (iii) the execution and delivery of definitive documentation relating to the HoldCo Notes Facility and (iv) March 17, 2026 (such earliest time, the “Termination Date ”); unless each Commitment Party, in its sole discretion, agrees to an extension. In addition, you shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder (or a portion thereof) at any time upon written notice to them from you, subject to the payment of the Financing Alternative Payment (as defined in each Closing Payment Letter), if any; provided that, notwithstanding the foregoing, the indemnification, limitation on liability, payment and compensation (if applicable in accordance with the terms hereof and of each Closing Payment Letter), reimbursement (if applicable), jurisdiction, governing law, venue, service of process, survival and confidentiality provisions contained herein and in each Closing Payment Letter shall remain in full force and effect. Upon the occurrence of any of the events referred to in the previous two preceding sentences, this Commitment Letter and the commitments of the Commitment Parties hereunder shall automatically terminate unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing. Additionally, the commitment of each Commitment Party with respect to the HoldCo Notes Facility shall terminate in the event the Merger is consummated without any borrowings under the HoldCo Notes Facility.
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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO GLOBAL SECURITIES, LLC

By:	/s/ Daniel Duval
	Name:	Daniel Duval
	Title:	Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P., on behalf of certain advised funds and managed accounts

By:	/s/ Dennis van Laer
	Name:	Dennis van Laer
	Title:	Managing Director

BSCH III Designated Activity Company

By:	/s/ David Greene
	Name:	David Greene
	Title:	Director

Accepted and agreed to as of the date first above written:

SOHO HOUSE HOLDINGS LIMITED

By:	/s/ Andrew Carnie
	Name:	Andrew Carnie
	Title:	Chief Executive Officer

SCHEDULE I
Commitments

Initial Investor	Initial Principal Amount of HoldCo Notes Facility (Percentage)	Initial Principal Amount of HoldCo Notes Facility (Dollars)
Apollo	50.0%	$75,000,000.00
GS Principal Investors	50.0%	$75,000,000.00
Total	100.00%	$150,000,000.00

EXHIBIT A
Soho House Holdings Limited
HoldCo Notes Facility
Transaction Summary
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.
On August 15, 2025, Soho House & Co Inc., a Delaware corporation (the “Target”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Target, with the Target continuing as the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, Parent has delivered commitment letters from those Persons the names of which are listed as “Equity Investors” in Section 1.1(hh) of the disclosure letter delivered by the Buyer Parties on the date of the Merger Agreement (the “Equity Investors”) pursuant to which each Equity Investor has committed, subject to the terms and conditions thereof, to invest in Merger Sub the cash amounts set forth therein (the “New Equity Investment”). In connection therewith, it is intended that:
(a) The Company shall incur the HoldCo Notes Facility on the terms set forth in this Commitment Letter to which this Exhibit A is attached.
(b) Soho House Bond Limited (the “OpCo Issuer”) will issue and sell senior secured first lien notes under a new senior first lien secured facility (the “Senior Secured Facility”), with the definitive documentation in respect thereof to reflect the terms as described in Exhibit B to that certain Commitment Letter (the “OpCo Debt Commitment Letter”), dated as of the date hereof, by and among the OpCo Issuer, Apollo Global Securities, LLC and Apollo Capital Management, L.P., as in effect on the date hereof without giving effect to any amendments, waivers or other modifications to the OpCo Debt Commitment Letter other than any such amendments, waivers or other modifications that are approved in writing by each of the Commitments Parties in their reasonable discretion (such definitive documentation, the “Senior Secured Facility Documentation”); and
(c) The proceeds of the HoldCo Notes Facility and the Senior Secured Facility will be applied directly or indirectly (i) to refinance in full that certain First Amended and Restated Notes Purchase Agreement, dated as of November 15, 2021 (which amended and restated that certain Notes Purchase Agreement dated March 23, 2021) among the OpCo Issuer, Soho House & Co Limited, Global Loan Agency Services Limited, as agent, GLAS Trust Corporation Limited, as collateral agent, the guarantors party thereto and the notes purchasers party thereto (the “Existing Notes Purchase Agreement” ), (ii) consummate the Merger; (iii) to pay the fees, payments and expenses incurred in connection with the Transactions (such fees, payments and expenses, the “Transaction Costs”) and (iv) to distribute, contribute or otherwise make available the net proceeds of the HoldCo Notes Facility and the Senior Secured Facility to the Target and/or any member of the Group in order to facilitate the foregoing; and
(d) The super senior revolving credit facility agreement, originally dated December 5, 2019 and made between, amongst others, Soho House & Co Limited as parent, Soho House Bond Limited as the company, HSBC UK Bank PLC as arranger, Global Loan Agency Services Limited as agent and GLAS Trust Corporation Limited as collateral agent (as amended and/or amended and restated from time to time, and most recently on February 21, 2025 (the “Existing Revolving Credit Facility Agreement”)) shall remain available to be utilized.
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Closing Payment Letters, “Closing Date” shall mean the date of the satisfaction or waiver by each of the Commitment Parties of the conditions set forth in Exhibit C and the initial funding of the HoldCo Notes Facility.

Exhibit B
Soho House Holdings Limited
HoldCo Notes Facility
Summary of Terms and Conditions
Capitalized terms used but not defined in this Exhibit B are used with the meanings assigned to them in the Commitment Letter and/or the OpCo Debt Commitment Letter (as the context requires).

Issuer:
Soho House Holdings Limited, a company incorporated in Jersey (the “Company”), the indirect parent entity of Soho House Bond Limited. For the avoidance of doubt, no other member of the Group will be party to the Definitive Documentation (as defined below).

Group:	The Company and its Subsidiaries.

Administrative Agent:	As appointed in accordance with the Commitment Letter (in such capacity, the “Administrative Agent”).

Investors:
ACM and/or one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates and the GS Principal Investors (collectively, the “Investors”).

Type and Amount of Indebtedness:	A senior unsecured facility, incurred as notes (the “HoldCo Notes Facility”), in the amount of $150.0 million (the indebtedness thereunder, the “HoldCo Notes Indebtedness”).

Availability:
The HoldCo Notes Facility shall be available in U.S. Dollars on the Closing Date in a single issuance. Notwithstanding anything in this Commitment Letter to the contrary, any Commitment Party that is a noteholder under the Existing Notes Purchase Agreement (the “Existing Notes”) on the Closing Date may elect to “roll”, on a cashless basis, all or a portion of the principal amount of its Existing Notes (such principal amount not to exceed the amount of such Commitment Party’s Commitment hereunder) into an equal principal amount of the HoldCo Notes Facility on the Closing Date provided that in the event such election is made, both the Company and such Commitment Party shall use their respective best efforts to implement such “roll”, unless such “roll” would result in material adverse tax consequences for the Group. For the avoidance of doubt, any such “roll” shall not be pre-funded i.e. shall occur on the Closing Date. If the arrangements relating to such “roll” have been finalized prior to the first utilization request, then such “roll” shall take effect on the Closing Date notwithstanding any required cash pre-funding of other lenders’ commitments prior to such date with the consequence that the “rolling” lenders shall not be required to fund in cash on the utilization date. If, despite use of such best efforts, the arrangements relating to such “roll” have not been finalized prior to the submission of the first utilization request, then the relevant commitments shall be funded in cash.

Ranking:
The indebtedness incurred pursuant to the HoldCo Notes Facility will rank (a) senior to all existing and future preferred equity and ordinary equity of the Company and any other equity of the Company, and (b) pari passu with any existing or future unsecured indebtedness of the Company.

Maturity:	7 years after the Closing Date (the “Maturity Date”).

Purpose:	The proceeds of the HoldCo Notes Indebtedness will be used to finance a distribution to Target for the purposes of the Merger and the payment of

Transaction Costs, and will be made available in a single draw on the Closing Date.

Drawdown notice:	U-5 Business Days, 9.00 a.m. New York

Repayment profile:	Bullet repayment (no amortisation).

Mandatory Prepayments/Redemptions:
The HoldCo Notes Indebtedness shall be prepaid or redeemed on terms based on the mandatory prepayments/redemptions set forth in the Senior Secured Facility Documentation, but with modifications to the asset sale provisions as usual for facilities and transactions of this type (to ensure that there is no obligation to repay the Senior Secured Facility and the HoldCo Notes Facility with the same asset sale proceeds, i.e. the HoldCo Notes Facility asset sale prepayment requirements shall be satisfied by prepayment of the Senior Secured Facility with the relevant asset sale proceeds and if the Senior Secured Facility is prepaid in full, any excess proceeds of such asset sale shall be applied in the prepayment of the HoldCo Notes Facility) as may be reasonably agreed by the Company, the Commitment Parties and the Investors.

Optional Prepayments/Redemptions:
The HoldCo Notes Indebtedness may be prepaid or redeemed, in whole or in part, at the option of the Company, at any time, provided that in relation to a voluntary prepayment, any mandatory prepayment upon a Change of Control and/or upon acceleration of the HoldCo Notes Indebtedness, a 30-month non-call period (subject to customary make-whole payments based on a discount rate equal to the applicable yield to maturity of U.S. Treasury notes with a maturity closest to the 30-month of the Closing Date plus 50 basis points), and at par (including capitalized interest paid in kind) plus accrued interest thereafter.

Fees and Interest Rates:
Paid on a quarterly basis as follows:

•
prior to the 3rd anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 12.500% paid in kind;

•
from and after the 3rd anniversary of the Closing Date, but prior to the 4th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 13.500% paid in kind;

•
from and after the 4th anniversary of the Closing Date, but prior to the 5th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to 14.500% paid in kind; and

•
from and after the 5th anniversary of the Closing Date, the HoldCo Notes Indebtedness shall bear interest at a rate per annum equal to (i) 7.750% in cash and (ii) 7.750% paid in kind.

Default Rate:	At any time when the Company is in default in the payment of amounts payable under the HoldCo Notes Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 365 days for actual days elapsed.

Initial Conditions:	Subject to the Conditionality Provision, the availability of the HoldCo Notes Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

Documentation Principles:
The definitive documentation for the HoldCo Notes Facility (the “Definitive Documentation”) will be based on the Senior Secured Facility Documentation (including with respect to the representations and warranties, affirmative covenants, negative covenants, conditions precedent, and events of default, except as specified herein), and shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Company, the Commitment Parties and the Investors, modified as necessary (i) to reflect the nature of the HoldCo Notes Facility and this Term Sheet, (ii) as set forth below under “Negative Covenants”, and (iii) to be satisfactory to the Company and the Investors (each acting reasonably and in good faith). The Definitive Documentation will be initially prepared by Gibson, Dunn & Crutcher LLP, as counsel to Apollo, and shall contain (but not be limited to) the terms set forth in this Exhibit B and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date. The Definitive Documentation shall contain representations, warranties, covenants and events of default described below (this provision, the “Documentation Principles”). For the avoidance of doubt, no intercreditor agreement or similar agreement shall be required to be entered into in connection with the HoldCo Notes Facility.

Guarantees and Collateral:	None. For the avoidance of doubt the holders of the HoldCo Notes Indebtedness shall have no recourse to the OpCo Issuer and its Subsidiaries (the “OpCo Group”).

Representations and Warranties:	The Definitive Documentation shall contain representations and warranties to be based on the representations and warranties set forth in the Senior Secured Facility Documentation.

Financial Covenant:	None.

Affirmative Covenants:
The Definitive Documentation shall contain affirmative covenants applicable to the Company and its Subsidiaries to be based on the affirmative covenants set forth in the Senior Secured Facility Documentation.

Negative Covenants:
The Definitive Documentation shall contain negative covenants of the Company and its Subsidiaries (save for exceptions which are technical or administrative in nature or otherwise consistent with the passive holding company covenant, which exceptions shall apply to the entire Group to the extent customary for facilities of this type) to be based on the negative covenants set forth in the Senior Secured Facility Documentation, provided that the Restricted Payments exceptions shall apply to the entire Group save that the following sub-paragraphs of paragraph 2 (Restricted Payments) of Schedule 14 (Restrictive Covenants) to the Existing Notes Purchase Agreement, as set forth in the definitive documentation for the Senior Secured Facility, shall not be included in the Definitive Documentation: 2.2.2, 2.2.10 and 2.2.18, and Investments shall only be permitted with respect to the OpCo Group insofar as permitted under the definitive documentation for the Senior

Secured Facility as in effect as of the Closing Date.

In addition to the above, the Definitive Documentation shall also include: (i) customary “anti-layering” provisions and (ii) a customary passive holding company covenant applicable to the Company and each Subsidiary of the Company that is a direct or indirect parent entity of the OpCo Issuer.

Baskets and Thresholds:	As per the Senior Secured Facility Documentation.

Events of Default:	The Definitive Documentation shall contain events of default to be based on the events of default set forth in the Senior Secured Facility Documentation.

Transfers:
The Definitive Documentation shall contain assignment, transfer and sub-participation provisions to be based on the transfer provisions set forth in the Senior Secured Facility Documentation provided that the “approved list” shall refer to a list of noteholders and potential noteholders agreed by the Company and the Commitment Parties on or prior to the date of the hereof.

Notwithstanding anything to the contrary, the Company’s consent (in its sole and absolute discretion) shall be required for any Transfer which would result in the aggregate of either Apollo’s or the GS Principal Investors’ respective commitments or effective participations in the HoldCo Notes Facility ceasing to aggregate more than 66 2/3 per cent. of such Investor’s total commitments under the HoldCo Notes Facility as at the date hereof.

Notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that each GS Principal Investor shall have the right to (without the consent of any person or entity) reallocate, sell, assign or otherwise transfer its Commitment and/or any amount payable to it hereunder or under the GS Closing Payment Letter to (i) any other GS Principal Investor, (ii) any affiliate investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or (iii) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates (the persons described in clauses (ii) and (iii), collectively, the “Other GS Principal Investors”); provided, that no such reallocation, sale, assignment or transfer shall reduce or release any such GS Principal Investor from its Commitment hereunder until the actual funding of the applicable portion of the Holdco Notes Facility by the relevant transferee on the Closing Date.

Voting:
Amendments and waivers with respect to the Definitive Documentation shall require the approval of Investors holding not less than 66 2/3% of the aggregate amount of the HoldCo Notes Indebtedness; provided that (a) through and until the date Apollo assigns a principal amount of Notes to another person (other than, for the avoidance of doubt, any investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by Apollo or its affiliates) such that the aggregate principal amount of Notes held by Apollo after giving effect to such assignment is less that the aggregate principal amount of Notes held by Apollo on the Closing Date, any amendments or waivers with respect to the Definitive Documentation shall require the consent of Apollo, (b) through and until the date the GS Principal Investors assign a principal amount of Notes to another person (other than, for the avoidance of doubt, any other GS Principal Investor, any affiliated investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates) such that the aggregate principal amount of Notes held by all GS Principal Investors after giving effect to such assignment is less that the aggregate principal amount of Notes held by all GS Principal Investors on the Closing Date, any amendments or waivers with respect to the Definitive Documentation shall require the consent of the GS Principal Investors and (c) the consent of 100% of the Investors shall be required with respect to (among other things): (i) modifications to any of the voting percentages or pro rata sharing provisions, (ii) a change of the Company except as permitted by the Definitive Documentation, (iii) a change in the date of payment of any amounts payable, (iv) reductions in amount of any payment of principal, interest, fees, or other amounts payable and (v) subordinating the payment obligations under the HoldCo Notes Facility to any other indebtedness; provided, further, for the avoidance of doubt, any prepayments or redemptions shall be disregarded for purposes of clauses (a) and (b). Customary anti-LME protections to be discussed and, to the extent reasonably necessary, reasonably agreed upon between the parties.

Tax:
The Definitive Documentation shall contain tax provisions to be based on the tax provisions set forth in the Senior Secured Facility Documentation, modified as necessary to reflect the nature of the HoldCo Notes Facility.

The HoldCo Notes Facility shall be listed on a recognized stock exchange prior to the first interest payment date under the HoldCo Notes Facility.

The parties hereto shall maintain applicable registers so that the indebtedness evidenced by the Definitive Documentation is treated as being in registered form for United States tax purposes.

On each interest payment date occurring after the first accrual period after 5 years, excluding the interest payment date that falls on the Maturity Date of the HoldCo Notes Facility, the Company shall pay, without premium or penalty, that portion of the HoldCo Notes Facility outstanding on such interest payment date equal to the HoldCo Notes Facility’s AHYDO Amount on such interest payment date.

“AHYDO Amount” means, as of any interest payment date and with respect to the HoldCo Notes Facility, the portion of the then-outstanding principal amount of the HoldCo Notes Facility equal to the difference between (i) the excess of (A) the sum of all interest accrued or paid with respect to the HoldCo Notes Facility as of such interest payment date (including all original issue discount) over (B) the sum of all cash interest payments made with respect to the HoldCo Notes Facility on or prior to such interest payment date, and (ii) the product of (A) the HoldCo Notes Facility’s original issue price and (B) the HoldCo Notes Facility’s yield to maturity, all such items to be computed so as to yield the smallest amount, the timely payment of which hereunder shall cause the HoldCo Notes Facility not to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import).

The Company will treat the HoldCo Notes Indebtedness as indebtedness for U.S. federal income tax purposes and not as a “contingent payment debt instrument” under Treasury Regulation section 1.1275-4 (the “Tax Treatment”). The Company and its affiliates shall file all U.S. tax returns and report consistently with the Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.

Limitation of Liability, Expenses and Indemnity:	To reflect corresponding provisions of the Commitment Letter.

Amendment costs:	As per Clause 20.2 (Amendment costs) of the Existing Notes Purchase Agreement.

Enforcement and preservation of costs:	As per Clause 20.3 (Enforcement and preservation costs) of the Existing Notes Purchase Agreement.

Governing Law:	English law, other than: certain information covenants, incurrence covenants and events of default under the Definitive Documentation which will be interpreted in accordance with the laws of New York.

Forum:	Exclusive jurisdiction of the English courts.

Counsel to Apollo:	Gibson, Dunn & Crutcher LLP

Counsel to GS Principal Investors:	Weil, Gotshal & Manages LLP

EXHIBIT C
Soho House Holdings Limited
HoldCo Notes Facility
Conditions
Except as otherwise set forth below, the availability and the initial funding on the Closing Date of the HoldCo Notes Facility shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions (in each case, subject to the Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.
1. The Target has irrevocably notified the Parent (as defined in the Merger Agreement) in writing that the Target stands ready, willing and able to consummate the Merger in accordance with the terms of the Merger Agreement prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the Closing Date, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Commitment Parties in their capacities as such without the consent of the Commitment Parties, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any amendment to or modification of, or consent granted pursuant to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Commitment Parties and shall require the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned)); provided that, in each case, the Commitment Parties shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto in writing within 3 business days of receipt of written notice of such amendment, waiver or consent.
2. The Equity Investors have confirmed to the Target that they stand ready, willing and able to consummate the New Equity Investment prior to or substantially concurrently with (and in any event no later than the business day following) the initial borrowing under the HoldCo Notes Facility to be funded on the Closing Date provided that no such confirmation by Apollo with respect to its portion of the New Equity Investment shall be a condition to the availability and initial funding of Apollo’s commitments with respect to the HoldCo Notes Facility.
3. The Company shall have submitted one or more duly completed and irrevocable utilization requests to the administrative agent with respect to the Senior Secured Facility requesting to utilize the Senior Secured Facility on or prior to the Closing Date in an aggregate amount equal to the entire aggregate principal amount of commitments under the Senior Secured Facility as of the date hereof (or such other aggregate principal amount of Senior Secured Facility commitments as has been approved by the Commitment Parties or their affiliates in their sole discretion) and the Company shall deliver such utilization request to the Investors.
4. The Commitment Parties shall have received a certificate of the Company (signed by an authorised signatory) certifying that, on the Closing Date, the Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (and such representations shall be true and correct in all material respects), except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty shall have been true and correct in all material respects as of the respective date or for the respective period, as the case may be.
5. Since the date hereof, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement).
6. The Commitment Parties shall have received (a) quarterly financial statements of the Target for the most recent fiscal quarter for which such financial statements are available; provided that if the Closing Date is more than 45 days following the last day of the most recent fiscal quarter, such financial statements shall be for the most recent fiscal quarter and (b) a detailed capitalization table of the Target as a date no earlier than the last day of the most recent fiscal quarter referred to in clause (a) above; provided further that for so long as the Target remains listed on any recognized investment or other stock exchange delivery of the documents and/or evidence detailed in this paragraph 6 shall be immediately and irrevocably satisfied upon filing of such information with the relevant regulators or disclosure in accordance with the applicable stock exchange rules.

7. The Company shall have executed and delivered (a) to the extent the Company has notified the noteholders that it intends to pre-fund the HoldCo Notes Facility, no later than one business day prior to the pre-funding of the HoldCo Notes Facility, a pre-funding agreement in form and substance satisfactory to the Investors, setting forth certain agreements with respect to the pre-funding of the HoldCo Notes Facility and (b) the Definitive Documentation on terms consistent with the Commitment Letter.
8. The Administrative Agent and the Investors shall have received such (a) customary enforceability and capacity legal opinions with respect to the Definitive Documentation, (b) customary secretary or officer’s certificates certifying solely as to the organizational documentation, resolutions and incumbency, (c) good standing of the Company (to the extent applicable) in its jurisdiction of organization and (d) a customary solvency certificate (substantially in the form attached as Annex I hereto).
9. The Investors, the Administrative Agent and the Commitment Parties shall have received all payments required to be paid (including, for the avoidance of doubt, pursuant to the Closing Payment Letters), and all expenses required to be paid in each case, to the extent invoiced in a summary invoice at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company) on or before the Closing Date (which amounts may, at the election of each Commitment Party, be offset against the proceeds of the HoldCo Notes Facility).

ANNEX I
TO EXHIBIT C
SOLVENCY CERTIFICATE
To the Administrative Agent and each of the Investors party to the Notes Purchase Agreement referred to below:
I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of Soho House Holdings Limited, a company incorporated in Jersey with registered number 125394 (the “Company”, in that capacity only and not in my individual capacity (and without personal liability)), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1. This certificate is furnished pursuant to Section     of the Notes Purchase Agreement, dated as of    , among the Company, the purchasers party thereto and GLAS Trust Corporation Limited, as administrative agent (the “Notes Purchase Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Notes Purchase Agreement.
2. For purposes of this certificate, the terms below shall have the following definitions:
(a) “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b) “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c) “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d) “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Maturity Date, the Company and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable in the ordinary course, in light of business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e) “Do not have Unreasonably Small Capital”
The Company and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a) I have reviewed the financial statements referred to in Section of the Credit Agreement.
(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)  As [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of the Company, I am familiar with the financial condition of the Company and its subsidiaries.
4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Company and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

[SOHO HOUSE HOLDINGS LIMITED]

By:
Name:
Title:

Annex G
OPCO DEBT COMMITMENT LETTER
APOLLO GLOBAL SECURITIES, LLC
APOLLO CAPITAL MANAGEMENT, L.P.
9 West 57th Street
New York, NY 10019
CONFIDENTIAL

August 15, 2025
Soho House Bond Limited
Senior Secured Facility
Commitment Letter
Soho House Bond Limited
180 Strand
London WC2R 1EA
United Kingdom
Attn: Andrew Carnie, Chief Executive Officer
Ladies and Gentlemen:
You (“you” or the “Company”) have advised Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P. (“ACM”), on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (such investment funds, separate accounts, and other entities, together with AGS and ACM, “Apollo”, “we”, “us” or the “Commitment Parties”, and each, a “Commitment Party”), that you intend to incur a senior first lien secured facility, consisting of notes, in an aggregate amount of up to $695.0 million (the “Senior Secured Facility”) to consummate the transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).
AGS is pleased to advise you that it is willing to act as arranger for the arrangement and structuring of the Senior Secured Facility.
Furthermore, the Commitment Parties are pleased to advise you of their commitment (the “Commitment”) to provide the entire amount of the Senior Secured Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and Exhibits B and C hereto (the “Term Sheets”).
1. Titles and Roles
It is agreed that you will appoint Global Loan Agency Services Limited (or an affiliate thereof) or such other person as agreed between us and you (each acting reasonably) to act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”), GLAS Trust Corporation Limited (or an affiliate thereof) or such other person as agreed between us and you (each acting reasonably) as security agent (the “Security Agent”), and that AGS will act as arranger and bookrunner (in such capacity, the “Arranger”) for the Senior Secured Facility; provided that the Company agrees that the Arranger may perform its responsibilities hereunder through its affiliates. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Payment Letter referred to below) will be paid in connection with a commitment to provide the Senior Secured Facility.
2. Information
You hereby represent and covenant that, to your knowledge, (a) all written factual information (other than (i) any projections, financial estimates, budget forecasts and other forward-looking information (the “Projections”) and (ii) information of general economic or industry specific information) (the “Information”), taken as a whole, that has been or will be made available to the Arranger by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been made available to the Arranger by you or any of your representatives have been, at the time of delivery, prepared in good faith based upon assumptions that are believed to be reasonable at the time prepared and at the time such Projections are so furnished to the Arranger (it being understood that the Projections are predictions as to future events and are not to be viewed as facts, and forward looking statements by their nature are inherently uncertain, many of which are beyond your control, and are not a guarantee of financial performance, the results reflected in the Projections or forward looking statements may not be achieved and actual results during the period or periods covered by any such Projections may differ from projections or forward looking statements and such differences may be material). If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be, to your knowledge, accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties arising after the date hereof. Notwithstanding anything to the contrary herein, the accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Senior Secured Facility.
3. Payments
As consideration for the Commitment Parties’ commitment hereunder, you agree to pay to the Commitment Parties the nonrefundable payments set forth in the Payment Letter dated the date hereof and delivered herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Payment Letter”).
You agree that, once paid, the payments or any part thereof payable hereunder or under the Payment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and each Commitment Party. All amounts payable hereunder and under the Payment Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all amounts payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions or withholdings (a “Tax Deduction”) imposed by any national, state or local taxing authority in any jurisdiction from or through which payment is made (a “Taxing Jurisdiction”), unless such Tax Deduction is required by applicable law, in which event you will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such Tax Deduction, except to the extent such Tax Deduction was imposed due to (i) any Commitment Party (or any such Commitment Party’s relevant designated affiliate) having any present or former connection with the Taxing Jurisdiction (other than a connection arising from the execution, delivery and performance of this Commitment Letter or the Payment Letter, any transaction contemplated by or pursuant to this Commitment Letter or the Payment Letter, or the receipt of payments under this Commitment Letter or the Payment Letter), (ii) U.S. withholding taxes imposed on amounts payable to or for the account of such Commitment Party pursuant to a law in effect on the date hereof (including Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) the failure of any Commitment Party (or of such Commitment Party’s relevant designated affiliate or related fund) to provide any form, certificate, document, or other information reasonably requested by you, that it is legally able to provide, and that would have reduced or eliminated such Tax Deduction.
All amounts payable hereunder are exclusive of any applicable value added tax or similar tax (“VAT”). If VAT is or becomes properly chargeable in respect of an amount payable to a Commitment Party under this Commitment Letter which constitutes consideration for any supply for VAT purposes and the Commitment Party (or a member of a group which it is part of for VAT purposes) is required to account to the relevant tax authority for such VAT, the Company shall pay (or procure the payment of) (in addition to and at the same time as paying any other consideration for the relevant supply) an amount equal to such VAT to the Commitment Party and the Commitment Party shall promptly provide the Company with an appropriate VAT invoice.
4. Conditions
The Commitment Parties’ commitment hereunder are subject only to the conditions set forth in Exhibit C hereto. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Definitive Documentation to the initial funding of the Senior Secured Facility on the Closing Date, including compliance with the terms (but not the conditions) of this Commitment Letter, the Payment Letter and the Definitive Documentation, in each case, other than those that are expressly referred to in the immediately preceding sentence.
Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Payment Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Senior Secured Facility on the Closing Date shall be (A) the representations and warranties made by the Company (as defined in the Merger Agreement) that are material to the interests of the Commitment Parties, but only to the extent resulting in the termination of the Merger or the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (in each case, in accordance with the terms of the Merger Agreement) (the “Specified Merger Agreement Representations”) and (B) with respect to the Company and the Parent, the Specified Representations (as defined below) in the Definitive Documentation and (ii) the terms of the Definitive Documentation shall be in a form such that they do not impair the availability of the Senior Secured Facility on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties made by the Company, the Parent and the other Guarantors (if party thereto on the Closing Date) to be set forth in the Definitive Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability with respect to the Definitive Documentation, and no violation of, or conflict with, organizational documents of the Company, the Parent and the other Guarantors (if party thereto on the Closing Date), in each case related to the entering into and performance of the Definitive Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto); use of proceeds of the borrowings under the Definitive Documentation on the Closing Date not violating applicable sanctions, the PATRIOT Act, the UK Bribery Act 2010, OFAC, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), Federal Reserve margin regulations, the Investment Company Act, any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997 and any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe; and, subject to the provisions of this paragraph, creation and perfection of security interests in the Closing Date Collateral (as defined in Exhibit C) to be perfected on the Closing Date (subject to permitted liens); and, if the Senior Secured Facility is in the form of notes, customary representations relating to applicable securities laws and exemption or exception from registration thereunder. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”
You agree to use commercially reasonable efforts to deliver to the Commitment Parties written notice of the date anticipated to be the Closing Date at least 15 business days prior to such date.
5. Limitation of Liability, Indemnity, Settlement
(a) Limitation of Liability.
You agree that (i) in no event shall any of the Commitment Parties and their respective affiliates and respective officers, directors, employees, advisors, and agents (each, and including, without limitation, Apollo, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Payment Letter or any other agreement or instrument contemplated hereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of such Arranger-Related Person; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified

Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
(b) Indemnity.
You agree to (i) indemnify and hold harmless each Commitment Party and its affiliates, managed funds and controlling persons and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, Apollo, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject in connection with any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction arising out of or in connection with this Commitment Letter, the Senior Secured Facility, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments furnished pursuant to this Commitment Letter or the role or roles of Apollo in connection therewith (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person for any legal or other expenses (such legal expenses to be limited to one outside counsel for all Indemnified Persons and, if reasonably necessary, a single local counsel for all Indemnified Persons in each jurisdiction for which local counsel is reasonably deemed necessary and, solely in the case of an actual or bona fide potential conflict of interest, one special counsel to each group of similarly situated Indemnified Persons affected by such conflict (including one special local counsel, to the extent an actual or bona fide potential conflict of interest for any local counsel otherwise permitted hereunder)) incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent (A) they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) primarily result from (x) the, willful misconduct or gross negligence of such Indemnified Person in performing its activities or in furnishing its Commitments under this Commitment Letter or (y) a material breach in bad faith of the funding obligation of any Commitment Party, or any of its respective affiliates under this Commitment Letter, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as arranger or agent or any similar role hereunder); or (B) relating to an Indemnified Person’s investment in the Company other than via the Senior Secured Facility, or in its capacity as a direct or indirect shareholder of the Company or as a noteholder of a direct or indirect parent entity of the Company.
(c) Settlement.
You shall not, without the prior written consent of each Commitment Party and its respective affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by any Commitment Party unless (x) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to each Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to each Commitment Party and the other Indemnified Persons.
You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5.
6. Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships.
The Commitment Parties may employ the services of their respective affiliates in complying with its obligations hereunder and, in connection therewith, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the applicable Commitment Party hereunder. The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.
You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, its respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, each of its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, its respective affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Parties are not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Parties or any of its respective affiliates of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company. The Company agrees that it will not claim that the Commitment Parties have rendered any advisory services or assert any claim against the Commitment Parties based on an alleged breach of fiduciary duty by the Commitment Parties in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Parties or any of their respective affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties hereunder and the transactions contemplated hereby, on the other hand.
You further acknowledge that the Commitment Parties are full service firms engaged in securities trading and brokerage activities as well as providing other financial services. In the ordinary course of business, any Commitment Party may provide other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
7. Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Payment Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to the Parent, Equity Investors and Reinvestment Stockholders (as each such term is defined in the Merger Agreement) (the “Buyer Parties”) and your and their officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to your disclosure to the extent lawfully permitted to do so), (c) you may disclose the Commitment Letter (but not the Payment Letter) as may be required pursuant to the terms of any existing debt agreements to any existing agents, trustees lenders or noteholders on a confidential basis, (d) to your auditors for customary accounting purposes, including accounting for deferred financing costs on a confidential basis, (e) for purposes of establishing a “due diligence” defense or (f) in connection with the enforcement of your rights and remedies hereunder or under the Payment Letter; provided that, the foregoing restrictions shall cease to apply (except in respect of the Payment Letter and its terms and substance) on the date that is one year after this Commitment Letter has been accepted by you.
The Commitment Parties, on behalf of themselves and their affiliates will treat all Definitive Documentation and related finance documents (including their terms), and any other non-public information provided to them by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent each Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over each Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except pursuant to any routine audit or examination conducted by any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority, in each case, that is not targeted at and does not reference the Company or the transactions contemplated hereby)), (i) to the extent reasonably practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure, (ii) to the extent not prohibited by applicable law or regulation, to provide the Company, in advance of any such disclosure, with a description of the information that Commitment Party or affiliate intends to disclose and reasonably cooperate with the Company, at the Company’s request and sole expense, to the extent the Company may seek to limit such disclosure, or take steps to resist or narrow the scope of such disclosure, including seeking a protective order or confidential treatment thereof, (iii) if, and only if, a protective order is not obtained, or a waiver of compliance is not obtained from the Company with regards this paragraph 7 but nonetheless such information is still required to be legally disclosed, to disclose only the portion of such information which is, upon advice of its legal counsel, legally required to be disclosed, and (iv) to use its commercially reasonable efforts to request assurances that confidential treatment will be accorded to any such information that is so legally required to be disclosed, (b) to the extent such information becomes publicly available other than by reason of improper disclosure by a Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (d) to each Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other agents who need to know such information in connection with the transactions contemplated hereby (including in connection with the evaluation, monitoring or administration of any Commitment Party’s investment in the Senior Secured Facility) and who are informed of the confidential nature of such information and have been directed to maintain the confidentiality of such information in accordance with this paragraph and comply with the terms and conditions of this Commitment Letter applicable to them (with such Commitment Party responsible for its affiliates’ compliance with this paragraph, including, for the avoidance of doubt, any failure by such affiliate to comply with any direction such Commitment Party is required to give to its affiliates hereunder) and (e) to each other Commitment Party. If the Senior Secured Facility closes, the Commitment Parties’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Definitive Documentation relating to the Senior Secured Facility. Otherwise, the provisions of this paragraph shall expire one year after the date hereof.
It is understood and agreed that any Commitment Party may advertise or promote its role in arranging or providing any portion of the Senior Secured Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of “tombstone” advertisement or otherwise) only with the prior written consent of the Company, provided that (a) where consent has been granted by the Company in respect of the public disclosure of any information in connection with the Senior Secured Facility (the “Disclosed Information”) no additional consent from the Company shall be required in respect of a further disclosure of such Disclosed Information and (b) any such advertisement or promotion to which the Company has given its consent shall be at the sole cost and expense of the Commitment Party.
8. Expenses; No Shop.
You agree to pay or reimburse Apollo from time to time within five (5) days of written demand for all reasonable and documented (limited to a summary invoice) out-of-pocket fees, costs and expenses incurred by Apollo (including prior to the date hereof) in connection with the Senior Secured Facility and other transactions relating thereto in Apollo’s capacity as a Commitment Party (and excluding, for the avoidance of doubt, in relation to the purchase of equity interests issued by an indirect parent entity of the Company and the purchase of debt securities issued by an indirect parent entity of the Company), including, without limitation, due diligence investigations, the preparation, negotiation, and delivery of definitive documentation, lien searches and filing and recording fees, and the reasonable and documented out-of-pocket fees, costs and expenses of Gibson, Dunn & Crutcher LLP (in the case of fees, costs and expenses of Gibson, Dunn & Crutcher LLP, up to $1,600,000 in the aggregate (which may be increased with your consent)) and reasonably necessary local counsel in connection with the foregoing (collectively, the “Expenses” and excluding, for the avoidance of doubt, internal Apollo costs), regardless of whether or not definitive documentation with the respect to the Senior Secured Facility is executed or the Senior Secured Facility is consummated, provided that the foregoing limitations shall not apply to any costs and expenses (including legal fees) incurred by us in connection with the Post-Closing Date Collateral, if the Post-Closing Date Collateral has not been granted, in full, within 20 days (or, with respect to an entity not incorporated in England and Wales, the United States of America or Jersey, 45 days) of the Closing Date. We shall procure that Gibson, Dunn & Crutcher LLP shall, as soon as reasonably practicable following each $250,000 incremental increase to Expenses incurred (each an “Incremental Incurrence”), notify you (email to you or your counsel) of the aggregate amount of Expenses outstanding, taking into account each such Incremental Incurrence. You acknowledge that Gibson, Dunn & Crutcher LLP has provided one such notification prior to the date hereof and the provisions of this paragraph are in addition to, and not in limitation of, any other expense reimbursement to which Apollo or its affiliates may be entitled in connection with the Transactions.
The Company and the Commitment Parties further agree that upon the execution of this Commitment Letter, the Expense Reimbursement and Exclusivity Letter shall immediately terminate and the obligations thereunder shall cease to be effective, and that Expenses shall only be required to be paid hereunder.
From the date hereof until the earlier to occur of: (a) the Termination Date (as defined below) (or such later date as the Company and Apollo shall have mutually agreed to extend the Commitment Parties’ respective commitments under this Commitment Letter) and (b) the Closing Date (such earliest date being referred to as the “No-Shop Period Termination Date”), so long as the Commitment Parties continue to be willing to fund their respective commitments with respect to the Senior Secured Facility on a timely basis on the terms and conditions set forth in this Commitment Letter and have not materially breached their obligations hereunder, you (i) shall not, and shall cause your affiliates and your and their representatives, agents, consultants, attorneys and other advisors, and any other person acting on your or their behalf not to, directly or indirectly solicit any alternative financing arrangements in connection with the Merger other than those expressly contemplated by Exhibit B of this Commitment Letter (“Alternate Financing”) and (ii) shall not use or disclose any terms of this Commitment Letter or the Payment Letter related to any Alternate Financing to which you or your affiliates are parties with any party other than the Commitment Parties and their representatives.
9. Miscellaneous
No party to this letter shall assign any of its rights or transfer any of its rights or obligations under this letter without the prior written consent of each other party (and any purported assignment without such consent shall be null and void), and this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter and the Payment Letter, in each case together with all exhibits, annexes and schedules thereto, constitute the entire agreement between the parties with respect to the subject matter hereof.
This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Payment Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Material Adverse Effect has occurred, including, for purposes of the conditions to funding the Senior Secured Facility) or any other term used herein or in the Definitive Documentation that is defined by reference to the Merger Agreement, (b) the determination of the accuracy of any Specified Merger Agreement Representations (as defined in Exhibit B below) and whether as a result of any inaccuracy of any Specified Merger Agreement Representation (i) the Buyer Parties (or the Buyer Parties’ affiliates party to the Merger Agreement) have the right to terminate its (or their respective) obligations under the Merger Agreement, or the right to decline to consummate the Merger or (ii) there otherwise has been a failure of a condition to funding the Senior Secured Facility and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The Company consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Payment Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.
The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Company and its subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding the Company and its subsidiary guarantors that will allow each Commitment Party to identify the Company and its subsidiary guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and Beneficial Ownership Regulation and is effective for each of the Commitment Parties and each of their respective affiliates.
Neither the Company nor any person acting on its behalf will, directly or indirectly (except through Apollo), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate in respect of, any of the notes contemplated by this Commitment Letter during the term of this Commitment Letter. As used in these terms and conditions, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).
The Company represents that it has not, directly or indirectly, made any offers or sales of the notes contemplated by this Commitment Letter or securities of the same or a similar class as such notes, other than through the Arranger, and will not make an offer or sale of such notes or securities of the same or a similar class as such notes which is or would be integrated with the sale of securities and would require the notes contemplated by this Commitment Letter to be registered under the Securities Act.
The provisions of this Commitment Letter and/or in the Payment Letter relating to compensation, reimbursement of expenses, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the Senior Secured Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or each Commitment Party’s respective commitment hereunder.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Payment Letter by returning to us executed counterparts of this

Commitment Letter and of the Payment Letter not later than 11:59 p.m., New York City time, on the date of this letter (the “Expiration Time”). The Commitment Parties’ commitments and agreements herein will expire at the Expiration Time in the event the Commitment Parties have not received in readable form, a complete copy of each of this Commitment Letter and the Payment Letter countersigned by you and with the date of your countersignature completed by you such executed counterparts. The parties hereto agree that your acceptance of the Commitment Parties’ offer shall only be effective if each such document has been received in such form by each of the Commitment Parties prior to the Expiration Time. If you do so execute and deliver to us this Commitment Letter and the Payment Letter, at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Transactions, the termination of the Merger Agreement in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Merger without the funding of the Senior Secured Facility, (iii) the execution and delivery of definitive documentation relating to the Senior Secured Facility and (iv) March 17, 2026 (such earliest time, the “Termination Date ”); unless each Commitment Party, in its sole discretion, agrees to an extension. In addition, you shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder (or a portion thereof) at any time upon written notice to them from you, subject to the payment of the Financing Alternative Payment (as defined in the Payment Letter), if any; provided that, notwithstanding the foregoing, the indemnification, limitation on liability, payment and compensation (if applicable in accordance with the terms hereof and of the Payment Letter), reimbursement (if applicable), jurisdiction, governing law, venue, service of process, survival and confidentiality provisions contained herein and in the Payment Letter shall remain in full force and effect. Upon the occurrence of any of the events referred to in the previous two preceding sentences, this Commitment Letter and the commitments of the Commitment Parties hereunder shall automatically terminate unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing. Additionally, the commitment of each Commitment Party with respect to the Senior Secured Facility shall terminate in the event the Merger is consummated without any borrowings under the Senior Secured Facility.
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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
	Name:	William B. Kuesel
	Title:	Vice President

APOLLO GLOBAL SECURITIES, LLC

By:	/s/ Daniel Duval
	Name:	Daniel Duval
	Title:	Vice President

Accepted and agreed to as of
the date first above written:

SOHO HOUSE BOND LIMITED

By:	/s/ Andrew Carnie
	Name:	Andrew Carnie
	Title:	Chief Executive Officer

EXHIBIT A
Soho House Bond Limited
Senior Secured Facility
Transaction Summary
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.
On 15 August, 2025, Soho House & Co Inc., a Delaware corporation (the “Target”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Target, with the Target continuing as the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, Parent has delivered commitment letters from those Persons the names of which are listed as “Equity Investors” in Section 1.1(hh) of the disclosure letter delivered by the Buyer Parties on the date of the Merger Agreement (the “Equity Investors”) pursuant to which each Equity Investor has committed, subject to the terms and conditions thereof, to invest in Merger Sub the cash amounts set forth therein (the “New Equity Investment”). In connection therewith, it is intended that:
(a) The Company will incur senior secured first lien loans under a new senior first lien secured facility as described in Exhibit B (the “Senior Secured Facility”);
(b) The proceeds of the Senior Secured Facility will be applied (i) to refinance in full that certain First Amended and Restated Notes Purchase Agreement, dated as of November 15, 2021 (which amended and restated that certain Notes Purchase Agreement dated March 23, 2021) among the Company, Parent, Global Loan Agency Services Limited, as agent, GLAS Trust Corporation Limited, as collateral agent, the guarantors party thereto and the notes purchasers party thereto (the “Existing Notes Purchase Agreement” ) and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”);
(c) The super senior revolving credit facility agreement, originally dated December 5, 2019 and made between, amongst others, Soho House & Co Limited as parent, Soho House Bond Limited as the company, HSBC UK Bank PLC as arranger, Global Loan Agency Services Limited as agent and GLAS Trust Corporation Limited as collateral agent (as amended and/or amended and restated from time to time, and most recently on February 21, 2025 (the “Existing Revolving Credit Facility Agreement”)) shall remain available to be utilized; and
(d) One or more members of the Group will, via one or more distributions or otherwise, pay or provide funding for the payment of Transaction Costs and other payments to be made in connection with the Merger.
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Payment Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Senior Secured Facilities.

Exhibit B
Soho House Bond Limited
Senior Secured Facility
Summary of Terms and Conditions
Capitalized terms used but not defined in this Exhibit B are used with the meanings assigned to them in the Commitment Letter and/or the Existing Notes Purchase Agreement (as the context requires).

I.	Parties

	Company:	Soho House Bond Limited, a company incorporated in Jersey with registered number 112133 (the “Company”).

	Parent:	Soho House & Co Limited, a company incorporated in Jersey with registered number 109634 (“Parent”), the direct parent of the Company.

	Guarantors:	Parent and any member of the Group required to become a Guarantor in accordance with “Guarantor Coverage” below.

Guarantor Coverage:
Within 20 days (or, with respect to an entity not incorporated in England and Wales, the United States of America or Jersey, 45 days) of the Closing Date, each entity that is listed as a Guarantor in Annex III shall, subject to customary guarantee limitations and the Agreed Security Principles, become a Guarantor and grant the Transaction Security detailed opposite its name in Annex III.

Thereafter, the Company shall ensure that, subject to customary guarantee limitations and the Agreed Security Principles, as soon as reasonably practicable and in any event within 45 days (or, with respect to any member of the Group required to become a Guarantor in accordance with this paragraph which is currently incorporated or formed in a jurisdiction where no Guarantor is incorporated or formed as of the date hereof, 75 days) of the due date for delivery of the Compliance Certificate in respect of each of the Annual Financial Statements (a) all Material Companies are Guarantors and (b) the aggregate EBITDA and gross assets of the Guarantors (calculated on an unconsolidated basis, excluding the EBITDA of any member of the Group that generates negative EBITDA and excluding all intra-Group items and investments in Subsidiaries of any member of the Group), represents not less than 90 per cent. of the Consolidated EBITDA and gross assets of the Group (excluding, for the purposes of calculating the denominator of each such calculation, the contribution to Consolidated EBITDA and gross assets of any member of the Group that is not required to (or cannot) become a Guarantor in accordance with the Agreed Security Principles) (tested annually and calculated by reference to the most recent annual financial statements of the members of the Group (the test referred to herein being the “Coverage Test”)). For the purpose of determining whether the Coverage Test has been complied with, the Annual Financial Statements shall be adjusted to give pro forma effect to any acquisitions (including through mergers or consolidations) and Disposals of companies, undertakings and businesses which have taken place prior to the last day of the period covered by such Annual Financial Statements and, where this test has to be satisfied in order for a Disposal or resignation of an Obligor to be permitted, to give pro forma effect to the relevant Disposal or resignation.

Material Company:
At any time (a) an Obligor; (b) a wholly-owned member of the Group which is a Holding Company of an Obligor; and (c) a member of the Group (excluding, for the avoidance of doubt, each Excluded SPV and each 956 Entity) which has

EBITDA representing 2.50 per cent. or more of Consolidated EBITDA or has gross assets representing 2.50 per cent. or more of the gross assets of the Group.

Agreed Security Principles:
As per the Existing Notes Purchase Agreement, provided that, paragraph 13 of the Agreed Security Principles shall be deleted and, save as described in Annex III, paragraph 14 of the Agreed Security Principles shall be updated to clarify that there shall be no requirement for any entity to accede to the Definitive Documentation as a Guarantor or grant any Security (or for any Security to be granted in respect of the shares or other interests in or receivables owing from such entity) to the extent that such entity is a Permitted Joint Venture[1], an Excluded SPV, a 956 Entity (as defined below) or not incorporated in a Guarantor Jurisdiction.

For the purposes of this Term Sheet:

“956 Entity” means each of BN MidCo Ltd, BN AcquireCo Ltd, Abertarff Ltd, SHLC OpCo, S de R.L. de C.V, SHMX OpCo, S de R.L. de C.V, Soho House Limited, Soho House (Management Services) Limited, SH Acquireco Tel Aviv Limited and SHG Acquisitions Ltd.

Section 956 / CFC Provisions:
Clauses 21.14 (Guarantee limitation - deemed dividends) and 29.8 (Release of Security following the occurrence of a 956 Transaction Security Release Event), and paragraph (c) of Clause 32.1 (Payments to Finance Parties) of the Existing Notes Purchase Agreement shall be deleted.

Any pledge of the equity of a first-tier 956 Entity shall include 100% of the non-voting equity and 65% of the voting equity of such 956 Entity.

Group:	The Company and its Subsidiaries. Unrestricted Subsidiary concept to be removed and references to the Restricted Group shall be updated to refer to the Group.

Excluded SPVs:	Each Miami SPV, each Scorpios SPV and Soho Works Limited only.

Arranger:	Apollo Global Securities, LLC (“AGS”, in such capacity, the “Arranger”).

Administrative Agent:	As appointed in accordance with the Commitment Letter (in such capacity, the “Administrative Agent”).

Investors:	ACM and/or one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (collectively, the “Investors”).

Cash Sweeps:
The Company shall procure that: (a) for each fiscal year of the Company, commencing with the first financial year after the Closing Date, at the earlier of (x) the date that is 10 days following the date of delivery of the audited consolidated financial statements of the Target for such fiscal year and (y) the date that is 130 days after the end of each such fiscal year, any Unrestricted Miami Cash will be distributed, contributed or otherwise made available to Soho House, LLC or another Guarantor and (b) for each calendar month, commencing with the first complete calendar month after the Closing Date, within 10 days after the end of each such calendar month, any Unrestricted Soho

[1]
Provided that the shares in a Permitted Joint Venture may be subject to the security granted by a Guarantor under an all-assets security document (English law debenture or US security agreement) to the extent not otherwise exempt from the requirement to be given by the Agreed Security Principles.

House Limited Cash will be distributed, contributed or otherwise made available to Soho House UK Limited or another guarantor (in each case, such amount being the “Cash Sweep Amount”) provided that to the extent a Permitted Investment has been made in any of the Miami Cash Sweep Entities or Soho House Limited following the Closing Date, the Permitted Investment capacity so utilized (the “Utilized Capacity Amount”) shall be restored by an amount equal to the lower of the Cash Sweep Amount and the Utilized Capacity Amount. If the date on which any Cash Sweep Amount is required to be paid pursuant to this section falls on a day that is not a Business Day, the relevant distribution, contribution or other payment of the relevant Cash Sweep Amount shall be made on the Business Day immediately following such date.

Notwithstanding any term of the Definitive Documentation, there shall be no requirement for an Excluded SPV to accede to the Intercreditor as an “Intra-Group Lender”, and paragraph 3.2.6(a) of Schedule 14 (Restrictive Covenants) to the Existing Notes Purchase Agreement shall be amended accordingly.

“Miami Loan Documents” means the loan agreement dated on or about May 11, 2023 and made between Beach House Owner, LLC, as borrower, and JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc., collectively, as lender, and related loan documents, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Unrestricted Miami Cash” means any cash held by the Miami Cash Sweep Entities which is not required (as determined by the Company, acting reasonably and in good faith) to be retained by the Miami Cash Sweep Entities to make payments under, or otherwise comply with the terms of, the Miami Loan Documents, or otherwise for application towards the bona fide business expenditure of the Miami SPVs and which can, without material cost or expense (including material Tax liability), lawfully (and subject to reasonable compliance with fiduciary duties in respect of the entity concerned, its directors or its officers) be distributed, contributed or otherwise made available to Soho House LLC or another Guarantor.

“Unrestricted Soho House Cash” means any cash held by Soho House Limited which is not required (as determined by the Company, acting reasonably and in good faith) to be retained by Soho House Limited to make payments in application towards the bona fide business expenditure of Soho House Limited or its Subsidiaries and which can, without material cost or expense (including material Tax liability), lawfully (and subject to reasonable compliance with fiduciary duties in respect of the entity concerned, its directors or its officers) be distributed, contributed or otherwise made available to Soho House UK Limited or another Guarantor.

II.	Senior Secured Facility

	Type and Amount of Senior Secured Indebtedness Loans:	A senior secured facility (the “Senior Secured Facility”) in the amount of $695.0 million (the indebtedness thereunder, the “Senior Secured Indebtedness”).

	Availability:	The Senior Secured Facility shall be available in U.S. Dollars on the Closing Date in a single drawing.

Ranking:
As Pari Passu Liabilities as defined in, and pursuant to, the intercreditor agreement originally dated September 27, 2013 between, amongst others, Soho House Bond Limited and Wells Fargo Trust Corporation Limited (as amended and restated from time to time as most recently by an amendments deed dated 23 March 2021) (the “Intercreditor Agreement”); provided that (i) the indebtedness in an aggregate principal amount not to exceed £75.0 million incurred by the Company pursuant to the Existing Revolving Credit Facility (as may be amended, restated, amended and restated or otherwise modified, refinanced or replaced from time to time after the date hereof) or any other Credit Facility and (ii) the incurrence of Hedging Obligations as contemplated by paragraph 3.2.8 of Schedule 14 (Restrictive Covenants) to the Existing Notes Purchase Agreement, and, in each case, liens granted in connection therewith shall be deemed Super Senior Liabilities under the Intercreditor Agreement.

	Maturity:	6 years after the Closing Date (the “Maturity Date”).

Purpose:
The proceeds of the Senior Secured Indebtedness will be used to (i) refinance the Existing Notes Purchase Agreement and (ii) pay Transaction Costs, and will be made available in a single draw on the Closing Date.

	Repayment profile:	Bullet repayment (no amortization).

III.	Collateral

Closing Date Collateral:
Subject to the Agreed Security Principles, and the Intercreditor Agreement, Parent shall grant a Jersey law security confirmation agreement in respect of the existing Jersey law security interest agreements executed by the Parent over its shareholding in 100% of the shares in the Company and in relation to any receivables owed to the Parent by the Company.

Post-Closing Date Collateral:
Subject to the Agreed Security Principles and the Intercreditor Agreement, within 20 days (or, with respect to an entity not incorporated in England and Wales, the United States of America or Jersey, 45 days) of the Closing Date each member of the Group identified in Annex III shall grant the Transaction Security specified opposite its name in Annex III, thereafter as per the Agreed Security Principles. Sidley Austin LLP and other counsel to the Company shall initially prepare the security documentation necessary to timely complete the Post-Closing Date Collateral, with it being understood that Gibson, Dunn & Crutcher LLP and other counsel to the Investors will review and take such other measures customarily performed by counsel to investors in similar transactions.

The Closing Date Collateral and the Post-Closing Date Collateral together, the “Collateral”.

	Agreed Security Principles:	As per Existing Notes Purchase Agreement, as updated to reflect any subsequent changes in applicable law and provided that there shall be no requirement for an

Excluded SPV, a 956 Entity or Soho House (Hong Kong) Limited to accede as a Guarantor nor shall any security be granted by or over the ownership interests in an Excluded SPV, a 956 Entity or Soho House (Hong Kong) Limited.

IV.	Prepayments

Mandatory Prepayments/Redemptions:
The Senior Secured Indebtedness shall be prepaid or redeemed in full, in cash, at par (including capitalized interest paid in kind) plus accrued interest, plus prepayment premiums, if any, upon the occurrence of a Change of Control (to be defined as based upon the Existing Notes Purchase Agreement, subject to the deletion of the reference to “one or more Permitted Holders” in paragraph (2) of such definition).

The definition of Initial Investors shall be updated to capture persons that remain direct or indirect investors in the Company following the Merger, including the Equity Investors and the Reinvestment Stockholders (as each such term is defined in the Merger Agreement).

Additionally, the net proceeds to the Company, Parent or any subsidiary of the Company from any asset sale shall be subject to the same prepayment requirements contained in Clause 11.2 (Disposal Proceeds) of the Existing Notes Purchase Agreement, at par (including capitalized interest paid in kind) plus accrued interest; provided that the threshold in clause (b) of the definition of “Excluded Disposal Proceeds” set forth in Clause 11.2 (Disposal Proceeds) of the Existing Notes Purchase Agreement shall be amended to the greater of £5.0 million and 3.0% of LTM Consolidated EBITDA.

Optional Prepayment/Redemption:
The Senior Secured Indebtedness may be prepaid or redeemed, in whole or in part, at the option of the Company, at any time, provided that in relation to a voluntary prepayment, any mandatory prepayment upon a Change of Control and/or upon acceleration of the Senior Secured Indebtedness, a 2-year non-call period (subject to customary make-whole payments based on a discount rate equal to the applicable yield to maturity of U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points), and at par (including capitalized interest paid in kind) plus accrued interest thereafter; provided, however, that during each year following the Closing Date but prior to the second anniversary of the Closing Date, the Company shall be permitted to prepay or redeem up to $50.0 million of the Senior Secured Indebtedness, at the Company’s election, which prepayment or redemption will not require the payment of any such make-whole amounts, and unused amounts in a one-year period may be carried forward to the immediately following year, without limitation.

V.	Certain Payment Provisions

Fees and Interest Rates:
Paid on a quarterly basis as follows:
•
if LTM Adjusted EBITDA is less than $275.0 million, the Company may elect that the Senior Secured Indebtedness bear interest at a rate per annum equal to (x) 10.750% in cash or (y) (i) 5.375% in cash and (ii) 5.375% paid in kind;
•
if LTM Adjusted EBITDA is less than $300.0 million but greater than $275.0 million, the Company may elect that the Senior Secured Indebtedness bear interest at a rate per annum equal to (x) 10.250% in cash or (y) (i) 5.125% in cash and (ii) 5.125% paid in kind;
•
if LTM Adjusted EBITDA is less than $350.0 million but greater than $300.0 million, the Company may elect that the Senior Secured Indebtedness bear interest at a rate per annum equal to (x) 9.500% in cash or (y) (i) 4.750% in cash and (ii) 4.750% paid in kind;

•
if LTM Adjusted EBITDA is less than $400.0 million but greater than $350.0 million, the Company may elect that the Senior Secured Indebtedness bear interest at a rate per annum equal to (x) 8.500% in cash or (y) (i) 4.250% in cash and (ii) 4.250% paid in kind;
•
if LTM Adjusted EBITDA is greater than $400.0 million, the Company may elect that the Senior Secured Indebtedness bear interest at a rate per annum equal to (x) 7.500% in cash or (y) (i) 3.750% in cash and (ii) 3.750% paid in kind;

“LTM Adjusted EBITDA” shall be defined in a manner consistent with the definition of “LTM Consolidated EBITDA” in the Existing Revolving Credit Facility Agreement, subject to (i) the inclusion of an add-back for enterprise resource planning and other execution expenses; (ii) the inclusion of an uncapped add-back for cash fees and expenses associated with the Transactions; and (iii) a 35.0% cap (for the avoidance of doubt, cap calculated on LTM Adjusted EBITDA calculated prior to the inclusion of any Capped Adjustments) on the aggregate amount of Capped Adjustments provided that such cap shall exclude cash transaction fees associated with the Transaction, which may be added back to LTM Adjusted EBITDA without limitation.

“Capped Adjustments” means: (a) Pro Forma Adjustments (as defined in the Existing Revolving Credit Facility Agreement), (b) adjustments described in paragraphs (d), (e), (h), (l) and (m) of the definition of Consolidated EBITDA (as defined in the Existing Revolving Credit Facility Agreement), enterprise resource planning expenses and other execution expenses (but shall exclude, for the avoidance of doubt, cash Transaction expenses).

	Default Rate:	At any time when the Company is in default in the payment of amounts payable under the Senior Secured Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto.

	Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 365 days for actual days elapsed.

VI.	Certain Conditions

	Initial Conditions:	Subject to the Conditionality Provision, the availability of the Senior Secured Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

	Drawdown notice:	U-5 Business Days, 9.00 a.m. New York

VII.	Certain Documentation Matters

The definitive documentation for the Senior Secured Facility (the “Definitive Documentation”) will be based on the Existing Notes Purchase Agreement (including with respect to the representations and warranties, affirmative covenants, negative covenants, conditions precedent, and events of default), and shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Company, Arranger and the Investors, modified as necessary (i) to reflect the nature of the Senior Secured Facility and this Term Sheet, (ii) to modify the negative covenants as described in Annex I, and (iii) will be initially prepared by Sidley Austin LLP, as counsel to the Company and shall contain (but not be limited to) the terms set forth in this Exhibit B and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (with the initial drafts of the Definitive Documentation be delivered by Sidley Austin LLP within 60 days (or sooner if reasonably practicable) of the date hereof but no later than the date that is 30 days prior to the expected Closing Date). For the avoidance of doubt, the Senior Secured Facility shall be subject to the Intercreditor Agreement as Pari Passu Liabilities and the Investors shall accede to the Intercreditor Agreement as Pari Passu Creditors. The Definitive Documentation shall contain representations, warranties, covenants and events of default described below (this provision, the “Documentation Principles”).

Representations and Warranties:
The Definitive Documentation shall contain representations and warranties to be based on the representations and warranties set forth in the Existing Notes Purchase Agreement, with any modifications to be satisfactory to the Company and the Investors (each acting reasonably and in good faith).

Financial covenant:	None.

Affirmative Covenants:
The Definitive Documentation shall contain affirmative covenants to be based on the affirmative covenants set forth in the Existing Notes Purchase Agreement, including (i) the delivery of audited consolidated financial statements of the Target for each fiscal year within 120 days after the end of each such fiscal year, (ii) the delivery of consolidated financial statements / management accounts of the Target (which shall include performance indicators relating to total membership numbers and a reconciliation of net paying members movement on year-to-date, “by house” basis, and summarized “by-house” P&L) for each of the first three fiscal quarters within 45 days after the end of each such fiscal quarter, (iii) consolidated management accounts for each fiscal month within 45 days after the end of each such fiscal month, (iv) delivery of compliance certificates, (v) delivery of a copy of the annual budget for each fiscal year within 30 days of the start of each such fiscal year, (vi) delivery of such other information as is contemplated by Clause 23.7 (Information – miscellaneous) of the Existing Notes Purchase Agreement (provided that any reference to Miami Loans therein shall also capture any other Indebtedness of the Group the principal amount of which exceeds $50.0 million), (vii) the notification of default as is contemplated by Clause 23.8 (Notification of default) of the Existing Notes Purchase Agreement, (viii) the details of any material litigation as is contemplated by paragraphs (b) and (c) of Clause 23.7 (Information - miscellaneous) of the Existing Notes Purchase Agreement, (ix) promptly upon becoming aware of it, a notification of any Asset Sale, the aggregate value of which exceeds the greater of £5.0 million and 3.0% of LTM Consolidated EBITDA and (x) promptly upon becoming aware of it, a notification of any Affiliate Transaction involving aggregate payments or consideration in excess of £1.0 million.

“Affiliate Transaction” has the meaning given to such term in the Notes Purchase Agreement.

Notwithstanding the foregoing, all reporting and other information requirements in the Definitive Documentation shall be subject to any restrictions under applicable law or regulatory restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group or any direct or indirect holding company of the Company and no disclosure of such information (other than the delivery of financial statements, compliance certificates and any KYC information) shall be required if as a result of such disclosure a member of the Group or any direct or indirect holding company of the Company would be obliged to make an announcement to any listing authority and/or stock exchange (or in accordance with applicable listing, disclosure and/or stock exchange rules) which it would not otherwise have been required to make or would contravene any applicable laws or regulations or stock exchange requirements.

Any other modifications to be satisfactory to the Company and the Investors (each acting reasonably and in good faith).

Negative Covenants:
The Definitive Documentation shall contain negative covenants to be based on the negative covenants set forth in the Existing Notes Purchase Agreement, subject to modifications as described in Annex I.

Indebtedness, Liens, Investments in the form of loans/guarantees and Affiliate Transactions described in Annex II (and replacements thereof) to be grandfathered and permitted for all purposes.

Steps necessary to consummate the Transactions (including the use of any Group cash to satisfy Transaction uses and any related Restricted Payment) to be permitted for all purposes. All Unrestricted Subsidiary provisions to be removed.

No other modifications will be made to the negative covenants, unless satisfactory to both the Company and the Investors (each acting reasonably and in good faith).

Events of Default:
The Definitive Documentation shall contain events of default to be based on the events of default set forth in the Existing Notes Purchase Agreement, with the following modifications: (i) failure to pay principal or interest when due and payable shall be subject to a grace period of one (1) Business Day only, (ii) an event of default under the Definitive Documentation shall also occur if any creditor of any member of the Group or the Parent becomes entitled to declare an event of default in respect of any Indebtedness in excess of $25.0 million of any member of the Group or the Parent (however described) and (iii) failure by any member of the Group identified in Annex III to become a Guarantor or to grant the Transaction Security specified opposite its name in Annex III within 20 days (or, with respect to an entity not incorporated in England and Wales, the United States of America or Jersey, 45 days) of the Closing Date (unless such failure is the result of the Arranger’s or Investors’ failure to use commercially reasonable efforts to cooperate with the process of granting the relevant guarantees and the Transaction Security in a timely manner), in the case of each of the foregoing clauses (i) through (iii), unless the same is capable of remedy and is remedied within 15 Business Days of the earlier of (x) the Agent giving notice to the Company or (y) the relevant Obligor becoming aware of the failure to comply. For the avoidance of doubt, upon the occurrence of an event of default as described in clause (iii) of the preceding sentence, the Investors shall have the right accelerate the maturity of the Senior Secured Indebtedness and all obligations under the Senior Secured Facility.

Any other modifications to be satisfactory to the Company and the Investors (each acting reasonably and in good faith).

Transfers:
The Definitive Documentation shall contain assignment, transfer and sub-participation provisions consistent with the Existing Notes Purchase Agreement, provided that (i) Company consent (in its sole and absolute discretion) shall be required for any transfer, assignment, sub-participation or similar arrangement (a “Transfer”) of unfunded commitments prior to the Closing Date unless such Transfer is made by Apollo to an affiliate or an investment fund, separate account, or other entity owned (in whole or in part), controlled, and/or managed by ACM or its affiliates (together the “Apollo Entities”), and (ii) following the Closing Date, Company consent (not to be unreasonably withheld, conditioned or delayed) shall be required in respect of any Transfer other than a Transfer (a) to an affiliate or related fund of the transferor, (b) to any person named on the “approved list” of noteholders and potential noteholders agreed by the Company and the Commitment Parties on or prior to the date of the Commitment Letter, or (c) at a time when an event of default in respect of non-payment or insolvency is continuing.

Notwithstanding anything to the contrary, the Company’s consent (in its sole and absolute discretion) shall be required for any Transfer to an Industry Competitor, Loan to Own/Distressed Investor or Defaulting Lender, or any Transfer which would result in the Apollo Entities’ aggregate commitments or effective participations in the Senior Secured Facility ceasing to aggregate more than 66 2∕3 per cent. of the total commitments under the Senior Secured Facility.

Clause 27.8 (Security over Noteholders’ rights) of the Existing Notes Purchase Agreement shall apply with such other modifications to be satisfactory to the Company and the Investors (each acting reasonably and in good faith).

Voting:
Amendments and waivers with respect to the Definitive Documentation shall require the approval of Investors holding not less than 66 2/3% of the aggregate amount of the Senior Secured Indebtedness, except that the consent of 100% of the Investors shall be required with respect to (among other things) (i) modifications to any of the voting percentages or pro rata sharing provisions, (ii) a change of the Company or Guarantors except as permitted by the Definitive Documentation, (iii) a change in the date of payment of any amounts payable, (iv) reductions in amount of any payment of principal, interest, fees, or other amounts payable, (v) the incurrence or issuance of indebtedness ranking senior or pari passu to the Senior Secured Facility (other than pursuant to the Existing Revolving Credit Facility Agreement), (vi) subordinating the payment obligations under the Senior Secured Facility to any other indebtedness or the liens securing any of the obligations under the Senior Secured Facility to any other lien securing any other indebtedness subject to the Intercreditor Agreement (excluding, for the avoidance of doubt, incurrence of super senior indebtedness permitted as set forth under the heading “Ranking” above under the original form of the Definitive Documentation) and (vii) releases of all or substantially all of the guarantees of the Guarantors or releases of liens on all or substantially all of the Collateral. Customary anti-LME protections to be discussed and, to the extent reasonably necessary, reasonably agreed upon between the parties.

Tax:
The Definitive Documentation shall include customary tax provisions with respect to VAT, tax representations, tax covenants, tax credits and stamp taxes, and a gross-up for withholding taxes (subject only to (i) with respect to UK withholding tax matters, carve-outs which are typical for listed debt, and (ii) with respect to US withholding tax matters, matters typically included as “Excluded Taxes” in an LSTA-style credit agreement).

The Definitive Documentation shall include a customary provision enabling the Senior Secured Indebtedness to be prepaid or redeemed at par in the event of a claim for U.K. withholding taxes pursuant to the tax gross-up, tax indemnity and/or increased costs provisions.

The Senior Secured Facility shall be listed on a recognized stock exchange prior to the first interest payment date under the Senior Secured Facility.

The “Increased Costs” provision shall be substantively consistent with the LSTA with respect to taxes.

The parties hereto shall maintain applicable registers so that the indebtedness evidenced by the Definitive Documentation is treated as being in registered form for United States tax purposes.

The Company will treat the Senior Secured Indebtedness as indebtedness for U.S. federal income tax purposes and not as a “contingent payment debt instrument” under Treasury Regulation section 1.1275-4 (the “Tax Treatment”). The Company and its affiliates shall file all U.S. tax returns and report consistently with the Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.

On each interest payment date occurring after the first accrual period after 5 years, excluding the interest payment date that falls on the Maturity Date of the Senior Secured Indebtedness, the Company shall pay, without premium or penalty, that portion of the Senior Secured Facility outstanding on such interest payment date equal to Senior Secured Indebtedness’s AHYDO Amount on such interest payment date.

“AHYDO Amount” means, as of any interest payment date and with respect to the Senior Secured Indebtedness, the portion of the then-outstanding principal amount of the Senior Secured Indebtedness equal to the difference between (i) the excess of (A) the sum of all interest accrued or paid with respect to the Senior Secured Facility as of such interest payment date (including all original issue discount) over (B) the sum of all cash interest payments made with respect to the Senior Secured Indebtedness on or prior to such interest payment date, and (ii) the product of (A) such Senior Secured Indebtedness’s original issue price and (B) such Senior Secured Indebtedness’s yield to maturity, all such items to be computed so as to yield the smallest amount, the timely payment of which hereunder shall cause such Senior Secured Indebtedness not to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import).

Limitation of Liability, Expenses and Indemnity:	To reflect corresponding provisions of the Commitment Letter.

Amendment costs	As per Clauses 20.2 (Amendment costs) of the Existing Notes Purchase Agreement.

Enforcement and preservation costs	As per Clause 20.3 (Enforcement and preservation costs) of the Existing Notes Purchase Agreement.

Governing Law:
English law, other than:

(a)
certain information covenants, incurrence covenants and events of default under the Definitive Documentation which will be interpreted in accordance with the laws of New York; and

(b)
the documents taking security over the Collateral which shall be governed by the appropriate local law consistent with the approach set out in the agreed security principles under the Definitive Documentation.

Forum:
Exclusive jurisdiction of the English courts other than the documents taking security over the Collateral which shall provide for the exclusive jurisdiction of the appropriate local law (for the avoidance of doubt, to the extent such local law governs).

Counsel to the Arranger:	Gibson, Dunn & Crutcher LLP.

Annex I
Negative Covenants
The negative covenants set forth in the Definitive Documentation shall reflect those in the Existing Notes Purchase Agreement subject only to the following amendments. Section and paragraph references used in this Annex I are to sections and paragraphs of Schedule 14 (Restrictive Covenants) to the Existing Notes Purchase Agreement.
1. With respect to limitations on the incurrence of indebtedness and issuance of preferred stock:
a.
capital lease obligations – the basket in paragraph 3.2.4(a) shall be amended to £37.5 million (and, for the avoidance of doubt, such basket shall not contain a grower), and paragraph 3.2.4(b) shall be deleted on the basis that the Rhinebeck lease (along with the Line DC and Oakley Court leases) will be grandfathered under paragraph 3.2.2 (and capable of refinancing via Permitted Refinancing Indebtedness permission under 3.2.5); in each case, in the amounts set forth on the schedule of indebtedness contained in the Definitive Documentation;

b.	local facilities – the basket in paragraph 3.2.12(b) shall be amended to the greater of £12.5 million and 10% of LTM Consolidated EBITDA;
c.	general basket – the basket in paragraph 3.2.20 shall be amended to the greater of £37.5 million and 25% of LTM Consolidated EBITDA;
d.
joint ventures – paragraph 3.2.17 shall be updated to read “Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Company or any Subsidiary in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this paragraph 3.2.17, not to exceed the greater of £37.5 million and 25% of LTM Consolidated EBITDA”;

e.
SPV Indebtedness – paragraph 3.2.19 shall be updated to read “the incurrence by any SPV Entity (other than any Scorpios SPV) of any SPV Indebtedness that is Non-Recourse Debt; provided that: (a) with respect to any Indebtedness of any Miami SPV incurred after the date of this Agreement, (i) pro forma for such increase, the Miami Loan to Value Ratio shall not exceed 65% and (ii) any such Indebtedness shall (A) be used to fund capital expenditures, projects and/or other expenditures related to the Miami Property or (B) be distributed or otherwise provided to the Guarantors, and shall not be used for the purpose of funding other assets; and (b) the Indebtedness of Soho Works Limited shall not exceed £40.0 million at any time outstanding”;

f.
Indebtedness of non-Guarantors – the aggregate principal amount of Indebtedness incurred by Non-Obligors and at any time outstanding pursuant to paragraph 3.2 (as amended pursuant to this Annex I) excluding (i) any Indebtedness permitted to be incurred pursuant paragraph 3.2.19 (as amended by paragraph (e) above) and (ii) Indebtedness owed to another member of the Group, shall not to exceed £25.0 million (the “Non-Guarantor Indebtedness Basket”); and

g.
further restrictions – Soho-Ryder Acquisition, LLC and Sunshine Future Projects Limited (each, a “Pledged SPV”) may not incur Indebtedness pursuant to the Non-Guarantor Indebtedness Basket, paragraph 3.2.17 as amended pursuant to paragraph (d) above or paragraph 3.2.20 as amended pursuant to paragraph (c) above unless the Equity Interests in such Pledged SPV are subject to Transaction Security.

2. With respect to limitations on restricted payments and investments:
a.	management equity repurchases – the shared basket in paragraph 2.2.5 and paragraph (9) of the definition of “Permitted Investments” shall be amended to £45.0 million;
b.
sponsor management fees carry-forward – the amount of Restricted Payments permitted to be paid pursuant to the basket in paragraph 2.2.8 shall be increased by an amount equal to the unused capacity under such basket in each previous Financial Year ending following the Closing Date;

c.	HoldCo Debt interest – an additional permission shall be included to permit any payments to a Parent Entity to facilitate the payment of cash interest (including any AHYDO catch-up payment, if any) in respect of the $150 million senior unsecured notes facility to be incurred by Soho House Holdings Limited in connection with the Transactions;
d.
non-Guarantor investments basket – the basket in clause (1)(e) of the definition of “Permitted Investments” shall be amended to the greater of £30.0 million and 20% of LTM Consolidated EBITDA (for the avoidance of doubt, current wording re: net of distributions and returns to be retained);

e.
investments in joint ventures – the basket in paragraph (14) of the definition of “Permitted Investments” shall be amended to the greater of £30.0 million and 25% of LTM Consolidated EBITDA and shall include a proviso that the relevant Joint Venture and the Investment must be for bona fide business purposes and that the relevant Joint Venture must be with a non-Affiliate, or non-Affiliates;

f.	general investments basket – the basket in paragraph (16) of the definition of Permitted Investment shall be amended to the greater of £22.5 million and 15% of LTM Consolidated EBITDA;
g.
guarantees of non-Guarantors – the following additional permission shall be included in the definition of Permitted Investment: any Investment in a Non-Obligor constituting a guarantee of such Non-Obligor’s obligations pursuant to a lease, building contract and/or project development contract provided that such obligations do no constitute Indebtedness (and, for the avoidance of doubt, any such guarantee shall be permitted for all purposes under the definitive documentation);

h.
acquisitions of entities that become Restricted Subsidiaries – the basket in paragraph (3) of the definition of Permitted Investment shall be amended such that paragraph (c) thereof shall be deleted and replaced with a requirement that, if the relevant Target will not become a Guarantor within 75 days of becoming a Restricted Subsidiary, then the amount of such Investment (when aggregated with all other Investments in such non-Guarantor Targets at any time outstanding) shall not exceed £25.0 million; and

i.	ratio-based restricted payment and/or investment capacity – none.
3. With respect to limitations on the creation and incurrence of liens:
a.	general liens basket –
i.
the basket in paragraph (17) shall be amended to the greater of £7.5 million and 5% of LTM Consolidated EBITDA, but limited to Liens incurred in the ordinary course of business and not securing Indebtedness for borrowed money; and

ii.
a Pledged SPV may not incur Liens pursuant to the basket in paragraph (17) of the definition of Permitted Lien (as amended by sub-paragraph (i) above) unless the Equity Interests in such Pledged SPV are subject to Transaction Security; and

b.
subsidiary negative pledge – the Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on its Equity Interests in any Specified Negative Pledge Entity, other than a Permitted Lien described under paragraphs (1), (2), (8), (9), (11), (12), (13), (16), (19) and (25) of the definition Permitted Lien. “Specified Negative Pledge Entity” shall mean each of Q Hellas PC, PARAGA BEACH CATERING AND ENTERTAINMENT SERVICES SOCIETE ANONYME S.A., (only to the extent the Sunshine Future Projects Consent (as defined in Annex III) is not achieved) Sunshine Future Projects Limited, SCO bodrum Turizm Yatirimlari Anonim Sirketi, (only to the extent the Mimea Consent (as defined in Annex III) is not achieved) Mimea XXI, S.L., FB MX OpCo, S.A. de C.V., 139 Ludlow Acquisition, LLC., Raycliff Shoreditch Holdings LLP, (only to the extent the Miami Lender Consent (as defined in Annex III) is not achieved) Soho-Ryder Acquisition LLC, SHG Acquisition (UK) Ltd, Soho House (Management Services) Limited and Soho House BHC LLC.

4. With respect to limitations on transaction with affiliates:
a.	de minimis threshold – the threshold in paragraph 7.1 shall be amended to the greater of £5.0 million and 3.0% of LTM Consolidated EBITDA;
b.	board majority approval threshold – the threshold in paragraph 7.1.2 shall be amended to the greater of £10.0 million and 6.5% of LTM Consolidated EBITDA; and

c.	fairness opinion threshold – the threshold in paragraph 7.1.3 shall be amended to the greater of £15.0 million and 10% of LTM Consolidated EBITDA.
5.	Tax Distributions: Notwithstanding anything to the contrary, the following distributions, payments or other transfers (“Permitted Tax Distributions”) will not be prohibited:
a.
if and for so long as the Company or any of its direct, indirect, existing or future subsidiaries are members of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable U.S. state or local income Tax purposes or are entities treated as disregarded from any such members for U.S. federal income Tax purposes of which Soho House & Co Inc. is the common parent (a “Tax Group”), the Company may make distributions to the common parent company of such Tax Group to pay any such consolidated, combined or similar income Taxes of such Tax Group that are due and payable by such common parent company for such taxable period, but only to the extent attributable to the income of the Company and/or its other subsidiaries; provided that the amount of such Permitted Tax Distributions for any taxable period shall not exceed the amount of such Taxes that the Company and/or its applicable subsidiaries (as applicable) would have paid had the Company and/or such subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) for all applicable tax periods;

b.
if and for so long as the Company and/or any of its direct, indirect, existing or future subsidiaries (“UK Group Companies”) are members of a group, fiscal unity or group payment arrangement for any United Kingdom Tax purpose with Parent, Soho House Holdings Limited and/or any other direct, indirect, existing or future UK tax resident parent of the Company (“UK Parent Companies”), any distributions or other payments by the UK Group Companies to the UK Parent Companies in respect of or on account of United Kingdom Taxes payable or accounted for by the UK Parent Companies, but only to the extent such Taxes are attributable to the UK Group Companies; provided that: a) the UK Parent Companies duly pay over the amount of such distribution or other payment to the United Kingdom Tax authority such that the UK Group Companies are discharged from the obligations they would otherwise have had to such Tax Authority in respect of such Taxes; and b) the amount of such distributions or other payments for any taxable period shall not exceed the amount of such Taxes that the UK Group Companies would have paid for that taxable period had they paid such Taxes on a separate company basis or if the UK Group Companies were the sole members of such group, fiscal unity or group payment arrangement for United Kingdom Tax purposes;

c.
if and for so long as the Company and/or any of its direct, indirect, existing or future subsidiaries which are tax resident in a jurisdiction are members of a consolidation, group or fiscal unity for any Tax purpose pursuant to the laws of such jurisdiction with any direct, indirect, existing or future parent of the Company which is tax resident in such jurisdiction, any distributions or other payments by the Company and/or such subsidiaries to such parent entity in respect of or on account of Taxes imposed by such jurisdiction that are due and payable by such parent entity, but only to the extent such Taxes are attributable to the Company and/or such subsidiaries; provided that the amount of such distributions or other payments for any taxable period shall not exceed the amount of such Taxes that the Company and/or such subsidiaries would have paid for that taxable period had they paid such Taxes on a separate company basis or if the Company and/or such subsidiaries were the sole members of such consolidation, group or fiscal unity for such Tax purposes;

d.
any payment by the UK Group Companies to the UK Parent Companies as consideration for the surrender or other transfer of any Tax reliefs by the UK Parent Companies to the UK Group Companies; provided, however, that the amount of such payment for any taxable period shall not exceed the Tax saving, refund or repayment realized by the UK Group Companies for that taxable period as a result of such surrender or transfer of Tax reliefs; and

e.
any surrender or other transfer of any Tax reliefs by the UK Group Companies to the UK Parent Companies in consideration for a payment by the UK Parent Companies to the UK Group Companies; provided, however, that the amount of such payment for any taxable period is at least equal to the Tax saving, refund or repayment realized by the UK Parent Companies for that taxable period as a result of such surrender or transfer of Tax reliefs.

6.	Miscellaneous:
a.	for the avoidance of doubt, Unrestricted Subsidiaries provisions shall be removed, and there shall be no Unrestricted Subsidiaries or ability to designate future Unrestricted Subsidiaries;
b.	the Transactions shall be permitted pursuant to Clause 26.21 (Excluded Matters); and
c.
the Company is currently undertaking an exercise of cleaning up its legacy intra-group balances which is expected to be completed prior to the Closing Date. Should this not be the case, to be further discussed and agreed upon between the Parties, acting reasonably.

Annex III

Guarantees and Security

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
1.	Soho House & Co Limited	Guarantor	Jersey	Jersey law reaffirmation/confirmation of existing security interest agreement(s) over (a) its shareholding in Soho House Bond Limited and (b) any receivables owed to it by Soho House Bond Limited.
English law supplemental debenture over all its assets[2], excluding the assets subject to the Jersey law security described above.

2.	Soho House Bond Limited	Guarantor	Jersey[3]
Jersey law reaffirmation/confirmation of existing security interest agreement(s) over shareholding in 65% of the shares in BN MidCo Limited (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests)

English law supplemental debenture over all its assets, excluding the shares it holds in BN MidCo Limited.

New York law reaffirmation/confirmation of grant of security interest over ownership interests in U.S. AcquireCo, Inc. pursuant to the pledge agreement dated 27 September 2013 (as amended, amended and restated, supplemented or otherwise modified) (the “US Share Pledge Agreement”).

3.	Sunshine Mykonos Ltd	Guarantor	Jersey	English law supplemental debenture over all its assets.

4.	Cowshed Products Ltd	Guarantor	UK	English law supplemental debenture[4] over all its assets.
New York law grant of security interest over ownership interests in Cowshed, LLC.

5.	In House Design and Build Limited (fka In House Build Ltd)	Guarantor	UK	English law supplemental debenture over all its assets.

6.	Soho House UK Ltd	Guarantor	UK	English law supplemental debenture over all its assets.

[2]
For the avoidance of doubt, the scope of all “all assets” security described in this Annex is subject to the scope of the existing English law Debenture or US All Asset Security Agreement (save as expressly agreed to be amended herein and/or pursuant to the Commitment Letter) and subject to the Agreed Security Principles (e.g. would not include ownership interests in a 956 Entity).

[3]
Unless described in this Annex III, all other existing Jersey security shall (subject to the consent of the lenders under the Existing Revolving Credit Facility Agreement (the “RCF Lenders”)) be released on the basis that the relevant entities are 956 Entities.

[4]
Existing English law Debentures to be released (subject to the consent of the RCF Lenders) and replaced with a new English law Debenture reflecting the security interests described herein, to ensure US Obligations under the Existing Notes Purchase Agreement are suitably secured (since the existing English Debenture does not secure US obligations). In addition, wording on excluded assets shall be aligned to the US All Asset Security Agreement insofar as any asset of a guarantor shall be excluded from the security where granting security over the relevant asset would breach a contract, JV agreement etc.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
7.	Soho Home Limited	Guarantor	UK	English law supplemental debenture over all its assets.
New York law grant of security interest over ownership interests in Soho Home, LLC.

8.	Soho House Properties Ltd	Guarantor	UK	English law supplemental debenture over all its assets.

9.	Soho House CWH Limited	Guarantor	UK	English law supplemental debenture over all its assets.

10.	Sunshine AcquireCo Limited	Guarantor	UK	English law supplemental debenture over all its assets excluding the assets subject to the Jersey law security described below.
Jersey law security interest agreement over shareholding in Sunshine Mykonos Limited.

The Company shall use commercially reasonable efforts to obtain consent of the JV partners in Sunshine Future Projects Limited (the “Sunshine Future Projects Consent”) to grant a Jersey law pledge over Sunshine AcquireCo Limited’s ownership interests in Sunshine Future Projects Limited (the “Scorpios Security”) prior to the Closing Date. To the extent such consent is received prior to the Closing Date, Sunshine AcquireCo Limited shall grant the Scorpios Security within the time period agreed in the Commitment Letter.

11.	Soho House New York, LLC	Guarantor	US
New York law reaffirmation/confirmation of grant of security interest granted pursuant to the all asset security agreement dated 27 September 2013 (as amended, amended and restated, supplemented or otherwise modified (the “US All Asset Security Agreement”).

12.	Soho House Chicago, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
13.	Soho House, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

New York law reaffirmation/confirmation of grant of security interest over ownership interests in:

A.
Soho House New York, LLC;
B.
Soho House West Hollywood, LLC;
C.
Soho House Portland, LLC;
D.
Soho House Chicago, LLC;
E.
Little Beach House Malibu, LLC;
F.
Soho-Dumbo, LLC;
G.
Soho-Ludlow Tenant, LLC;
H.
Soho-Cecconi’s (Water Street), LLC; and
I.
Soho House CWH, LLC,

pursuant to the US Share Pledge Agreement.

New York law grant of security interest over ownership interests in:

A.
Soho 139 Holdco, LLC;
B.
SH–LA Santa Fe, LLC (a.k.a. L.A.
1000 Santa Fe, LLC);
C.
Soho House Design, LLC;
D.
Grasmere House, LLC;
E.
Soho House Nashville, LLC;
F.
Little House West Hollywood, LLC;
G.
SAGL Holdco, LLC;
H.
Soho Cipura Holdco, LLC;
I.
Soho Works US AcquireCo, LLC;
J.
SohoAus Operations LLC;
K.
LPH Miami Service, LLC;
L.
Soho-Beer Garden, LLC;
M.
LVPS, LLC; and
N.
Soho House BHC LLC.

The Company shall use commercially reasonable efforts to obtain consent of the third party lenders under the Miami Loans (the “Miami Lender Consent”) to grant a New York law grant of security interest over Soho House LLC’s ownership interests in Soho-Ryder Acquisition, LLC (the “Soho-Ryder Security”) prior to the Closing Date. To the extent such consent is received prior to the Closing Date, Soho House LLC shall grant the Soho-Ryder Security within the time period agreed in the Commitment Letter.

If the Miami Loans are refinanced in full, the Company shall also use commercially reasonable efforts to obtain Miami Lender Consent to grant the Soho-Ryder Security.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
14.	Soho House West Hollywood, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

15.	U.S. AcquireCo, Inc	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.
New York law reaffirmation/confirmation of grant of security interest over ownership interests in Soho House U.S. Corp. pursuant to the US Share Pledge Agreement.

16.	Soho House U.S. Corp.	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.
New York law reaffirmation/confirmation of grant of security interest over ownership interests in Soho House, LLC.
New York law grant of security interest over ownership interests in [Ned Newco].[5]

17.	Little Beach House Malibu, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

18.	Soho-Ludlow Tenant, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

19.	Soho 139 Holdco, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

20.	SH–LA Santa Fe, LLC (a.k.a. L.A. 1000 Santa Fe LLC)	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

21.	Soho-Dumbo, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

[5]
Ned Newco shall be a newly incorporated entity which shall be 49% owned by either SoHo House U.S. Corp or another Guarantor incorporated in the US (the “Ned Newco Parent”). The Ned Newco Parent shall grant a share pledge in respect of its ownership interests in Ned Newco. The time period to grant such security (as agreed in the Commitment Letter) will commence upon the completion of the transaction requiring such newly incorporated entity. TNNY Hotel, LLC (NED LLC) will be part of the Ned NewCo transaction and will become a wholly-owned subsidiary of Ned Newco. SAGL LLC and SHGD Opco LLC will also become wholly-owned subsidiaries of Ned Newco as part of the Ned Newco transaction.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
22.	Soho-Cecconi’s (Water Street), LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

23.	Cowshed, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

24.	Soho House Cipura (Miami), LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

25.	Soho Cipura Holdco, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.
New York law grant of security interest over ownership interests in Soho House Cipura (Miami) LLC.

26.	Soho House Design, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

27.	Soho House CWH, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

28.	Soho Works North America, LLC	Guarantor	US
New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

New York law grant of security interest over ownership interests in Soho Works LA, LLC and Soho Works NY, LLC.

29.	Soho Works US AcquireCo, LLC	Guarantor	US
New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

New York law grant of security interest over ownership interests in Soho Works North America, LLC.

30.	Soho Works LA, LLC	Guarantor	US
New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

New York law grant of security interest over ownership interests in Soho Works 9000 Sunset, LLC.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
31.	Soho Works 9000 Sunset, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

32.	Soho Works NY, LLC	Guarantor	US
New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

New York law grant of security interest over ownership interests in:

A.
Soho Works 415 West 13th, LLC;
B.
Soho Works 55 Water, LLC;
C.
Soho Works 10 Jay, LLC; and
D.
Soho Works 875 Washington, LLC.

33.	Soho Works 415 West 13th, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

34.	Soho Works 55 Water, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

35.	Soho Works 10 Jay, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

36.	Soho Works 875 Washington, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

37.	Grasmere House, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

38.	Soho House Nashville, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

39.	Soho House Austin, LLC	Guarantor	US	New York law reaffirmation/confirmation of grant of security interest granted pursuant to the US All Asset Security Agreement.

40.	SohoAus Services, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement. New York law grant of security interest over ownership interests Soho House Austin, LLC.

#	Entity	Status	Jurisdiction	Description of Transaction Security Document
41.	SohoAus Operations, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement. New York law grant of security interest over ownership interests SohoAus Services LLC.

42.	LPH Miami, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

43.	Little House West Hollywood, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

44.	Soho House Portland, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

45.	SAGL Holdco, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

46.	Soho-Beer Garden, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

47.	Soho Home, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

48.	LVPS, LLC (Le Vallauris)	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

49.	Soho House BHC, LLC	Guarantor	US	New York law grant of security interest over all its assets pursuant to the US All Asset Security Agreement.

50.	Soho House Berlin GmbH	Guarantor	Germany	None

51.	Soho House Limited	Non-Guarantor	UK
German law security confirmation and additional share pledge in respect of its shares in Soho House Berlin GmbH.

English Law supplemental debenture in respect of its shares in:

A.
Cowshed Products Ltd;
B.
In House Design and Build Limited (fka In House Build Ltd);
C.
Soho House UK Ltd;

#	Entity	Status	Jurisdiction	Description of Transaction Security Document

D.
Soho Home Limited;
E.
Soho House Properties Ltd;
F.
Sunshine AcquireCo Limited; and
G.
Soho House CWH Limited.

The Company shall use commercially reasonable
efforts to obtain consent of the JV partner in Mimea XXI, S.L. (the “Mimea Consent”) to grant a Spanish law pledge over Soho House Limited’s ownership interests in Mimea XXI, S.L. (the “Mimea Security”) prior to the Closing Date. To the extent such consent is received prior to the Closing Date, Soho House Limited shall grant the Mimea Security within the time period agreed in the Commitment Letter.

EXHIBIT C
Soho House Bond Limited
Senior Secured Facility
Conditions

Except as otherwise set forth below, the availability and the initial funding on the Closing Date of the Senior Secured Facility shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions (in each case, subject to the Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.
1. The Target has irrevocably notified the Parent (as defined in the Merger Agreement) in writing that the Target stands ready, willing and able to consummate the Merger in accordance with the terms of the Merger Agreement prior to or substantially concurrently with the initial borrowing under the Senior Secured Facility to be funded on the Closing Date, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Commitment Parties or the Arranger in their capacities as such without the consent of the Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any amendment to or modification of, or consent granted pursuant to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Arranger and shall require the consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned)); provided that, in each case, the Arranger shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto in writing within 3 business days of receipt of written notice of such amendment, waiver or consent.
2. The Equity Investors (other than Apollo) have confirmed to the Target that they stand ready, willing and able to consummate the New Equity Investment prior to or substantially concurrently with the initial borrowing under the Senior Secured Facility to be funded on the Closing Date.
3. The Commitment Parties shall have received a certificate of the Company and Parent (signed by an authorised signatory) certifying that, on the Closing Date, the Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (and such representations shall be true and correct in all material respects), except in the case of any Specified Representation which expressly related to a given date or period, such representation and warranty shall have been true and correct in all material respects as of the respective date or for the respective period, as the case may be.
4. Since the date hereof, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement).
5. The Commitment Parties shall have received (a) quarterly financial statements of the Target for the most recent fiscal quarter for which such financial statements are available; provided that if the Closing Date is more than 45 days following the last day of the most recent fiscal quarter, such financial statements shall be for the most recent fiscal quarter and (b) a detailed capitalization table of the Target as a date no earlier than the last day of the most recent fiscal quarter referred to in clause (a) above; provided further that for so long as the Target remains listed on any recognized investment or other stock exchange delivery of the documents and/or evidence detailed in this paragraph 5 shall be immediately and irrevocably satisfied upon filing of such information with the relevant regulators or disclosure in accordance with the applicable stock exchange rules.
6. The Company and the Parent shall have executed and delivered the Definitive Documentation on terms consistent with the Commitment Letter.
7. The Administrative Agent and the Investors shall have received such (a) customary enforceability and capacity legal opinions with respect to the Definitive Documentation, (b) customary secretary or officer’s certificates certifying solely as to the organizational documentation, resolutions and incumbency, (c) good standing of the Parent and the Company (to the extent applicable) in the respective jurisdictions of organization of the Parent and the Company, (d) a customary solvency certificate (substantially in the form attached as Annex I hereto) and (e) a certificate setting forth a description of the Collateral and Guarantors, including details regarding the Coverage Test consistent with the terms of the Commitment Letter.

8. Subject to the Agreed Security Principles and the Intercreditor Agreement, the Parent shall have entered into a Jersey law reaffirmation/confirmation agreement in relation to its existing security interest agreement(s) over its shareholding in 100% of the shares in the Company and in relation to any receivables owed to the Parent by the Company.
9. The Investors, the Administrative Agent and the Arranger shall have received all payments required to be paid (including, for the avoidance of doubt, pursuant to the Payment Letter), and all expenses required to be paid in each case, to the extent invoiced in a summary invoice at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company) on or before the Closing Date (which amounts may, at Apollo’s election, be offset against the proceeds of the Senior Secured Facility).

ANNEX I
TO EXHIBIT C
SOLVENCY CERTIFICATE
To the Administrative Agent and each of the Investors party to the Notes Purchase Agreement referred to below:
I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of Soho House Bond Limited, a company incorporated in Jersey with registered number 112133 (the “Company”, in that capacity only and not in my individual capacity (and without personal liability)), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1. This certificate is furnished to the Administrative Agent and the Investors pursuant to Section     of the Notes Purchase Agreement, dated as of    , among the Company, Soho House & Co Limited, a company incorporated in Jersey with registered number 109634 (“Parent”), the lenders party thereto from time to time and [Global Loan Agency Services Limited], as administrative agent, and [GLAS Trust Corporation Limited], as collateral agent (the “Notes Purchase Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Notes Purchase Agreement.
2. For purposes of this certificate, the terms below shall have the following definitions:
(a) “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b) “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c) “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d) “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Maturity Date, the Company and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable in the ordinary course, in light of business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e) “Do not have Unreasonably Small Capital”
The Company and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a) I have reviewed the financial statements referred to in Section of the Credit Agreement.
(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of the Company, I am familiar with the financial condition of the Company and its subsidiaries.
4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Company and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

SOHO HOUSE BOND LIMITED

By:
Name:
Title:

Annex H
LETTER AGREEMENT BETWEEN MR. RON BURKLE AND MR. NICK JONES
August 15, 2025
Nick Jones
The Manor House
Station Road
Bampton
OX18 2LQ
United Kingdom
Re: Purchase of 4.4 Million Class B Shares of Soho House & Co Inc.
Dear Nick:
This letter agreement (“Agreement”) is being entered into concurrent with that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation (“Merger Sub”), and wholly owned subsidiary of Parent, and Soho House & Co Inc., a Delaware corporation (Ticker: SHCO) (the “Company”), pursuant to which, among other things, it is intended that Merger Sub be merged with and into the Company, with the Company surviving such merger as the surviving company upon the terms and subject to the conditions set forth therein (the “Merger”).
You and I have recently reached agreement regarding my purchase of 4,400,000 shares of Class B Common Stock of the Company from you (the “Subject Shares”).  This Agreement memorializes our agreement and evidences your sale and my purchase of the Subject Shares.
Subject to the terms and conditions set forth herein, you have agreed to sell, and I (personally or through a designee or assignee) have agreed to purchase from you, all of your right, title and interest in and to the Subject Shares, free and clear of any liens, pledges, mortgages, deeds of trust, security interests, charges, claims, options, rights of first refusal, or other similar encumbrance (collectively, “Encumbrances”), for US$6.00 per Subject Share (the “Per Share Purchase Price”) and an aggregate purchase price of US$26,400,000 (the “Purchase Price”).  The Purchase Price shall be payable by me or the designee in whose name the shares are registered as follows following the date the Closing Conditions (defined below) are satisfied (the “Sale Date”): (i) US$13,200,000 in cash within five (5) business days from the Sale Date, and (ii) an unsecured zero interest US$13,200,000 promissory note with a January 6, 2026 maturity date.  Payment of the cash Purchase Price installment and payment on the promissory note on the maturity date thereof shall be made by wire transfer to the account set forth below:
Beneficiary: [***]
Beneficiary IBAN: [***]
Beneficiary Bank: [***]
Beneficiary BIC: [***]
Intermediary Bank: [***]
Intermediary BIC: [***]
Note: [***]
The sale of the Subject Shares shall be conditioned solely on (i) the filing by the Company of a definitive proxy statement (DEFM14A) regarding the Merger (the “Merger Proxy Statement”) with the US Securities and Exchange Commission (“SEC”) and the distribution thereof to the Company’s shareholders and (ii) confirmation by the Company’s Chief Legal Officer that the sale is permitted under the terms of the Company’s Insider Trading Policy and any other Company policies applicable to the purchase and/or sale of Company shares by insiders (the “Closing Conditions”).
Upon satisfaction of the Closing Conditions, all right, title and ownership of the Subject Shares shall automatically transfer from you to me (or my designee or assignee), and each of you and I agree and covenant to instruct the Company and the Company’s transfer agent to transfer ownership of the Subject Shares to me (or my designee or assignee) on the books and records of the Company and its transfer agent.

As an inducement to the consummation of the transactions set forth herein, in addition to the payment of the Purchase Price, I hereby agree that, in the event the Merger is consummated at any time during the period beginning on the Sale Date and ending on the 12-month anniversary of the Sale Date, as additional consideration for the purchase and sale contemplated herein, I (or my designee or assignee) will pay or transfer to you within 30 days following the consummation of the Merger, an amount equal to 50% of the profits or deemed profits received by me (or my designee or assignee) with respect to the Subject Shares in such Merger.  For purposes of this paragraph, the Merger does not need to involve the sale or exchange of the Subject Shares but “profits or deemed profits” with respect to the Subject Shares shall mean an amount equal to (I) the per share value of or attributable to the publicly traded Class A shares of common stock of the Company in the Merger less the Per Share Purchase Price, multiplied by (II) the number of Subject Shares acquired hereunder.  The profits participation rights set forth in this paragraph will terminate and be no further force or effect on the date that is the 12-month anniversary of the Sale Date.
Each of you and I acknowledge that as “insiders” of the Company each of us is obligated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file a Form 4 with the SEC within two (2) business days following the date of this agreement and, further, that details of the sale of the Subject Shares will be disclosed in the Merger Proxy Statement and, potentially, other documents or forms filed with the SEC, and, accordingly, each of you and I agree and covenant to provide all requisite information regarding the sale of the Subject Shares to the Company and cooperate with the Company to ensure the timely filing of the Form 4s and any other filings which may be necessary pursuant to the Exchange Act now or the future in connection with this Agreement, the sale of the Subject Shares, the Merger Agreement, and the Merger.
You hereby represent and warrant to me that (i) you are the record owner of and have good and valid title to the Subject Shares, free and clear of all Encumbrances; and (ii) the execution of this Agreement and the consummation of the transaction contemplated hereby does not (a) require the consent, notice or other action by you or any other person under, conflict with, result in a violation or breach of, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or other arrangement to which you are a party or by which you are bound or (b) result in the creation or imposition of any Encumbrance on the Subject Shares.
You and I each acknowledge that given our past and current roles with the Company, except as expressly set forth in the preceding paragraph, the sale of the Subject Shares is being made without any express or implied representation or warranty as to value or any other matter by either you or I, notwithstanding any prior or contemporaneous conversations we may have had regarding the subject matter hereof.
I am acquiring the Subject Shares for my own account, for investment purposes only, and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). I am also an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and satisfies all applicable eligibility requirements for an exemption from registration under the Securities Act.  Both of us agree that this purchase and sale is intended to be an exempt transaction under the Securities Act.
[remainder of page intentionally blank]

If you agree with the terms set forth above, please acknowledge and agree in the space set forth below and return a signed copy of this letter at your earliest convenience.

Sincerely,

Ronald W. Burkle or Assignee

Acknowledged and Agreed as of the date first set forth above:

Nicholas Keith Arthur Jones

Annex I
AMENDMENT TO LETTER AGREEMENT
This Amendment (this “Amendment”) to Letter Agreement, dated December 2, 2025, is entered into by the undersigned with reference to that certain letter agreement dated August 15, 2025 (the “Letter Agreement”) by and between Ronald W. Burkle and Nicholas Keith Arthur Jones. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Letter Agreement.
RECITALS
A.
Pursuant to and in accordance with the Letter Agreement, Mr. Burkle or his designee or assignee agreed to purchase the Subject Shares from Mr. Jones, and Mr. Jones agreed to sell the Subject Shares to Mr. Burkle or his designee or assignee.

B.	Mr. Burkle and Mr. Jones desire to amend certain provisions of the Letter Agreement as provided herein.
AGREEMENT
NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned hereby agrees as follows:
1.
Payment of the Purchase Price. Subject only to the prior satisfaction of the Closing Conditions, notwithstanding anything to the contrary in the Letter Agreement, the Subject Shares shall be transferred to Mr. Burkle or his designee or assignee (the “Buyer”) on January 6, 2026 subject to and conditional on the payment by the Buyer for the Subject Shares of a cash payment of US$26,400,000 by wire transfer to the account of Mr. Jones set forth in the Letter Agreement no later than January 6, 2026. The foregoing supersedes in its entirety the payment obligations set forth in the third paragraph of the Letter Agreement.

Further, in the event the Merger is consummated at any time during the period beginning on the Sale Date and ending on the 12-month anniversary of the Sale Date, the Buyer shall pay Mr. Jones a cash payment of US$6,600,000 by wire transfer to the account of Mr. Jones set forth in the Letter Agreement no later than the date 30 days following the consummation of the Merger. The foregoing supersedes in its entirety the payment obligations set forth in the sixth paragraph of the Letter Agreement.
2.
Closing Conditions. From and after the date of this Amendment, the Letter Agreement is hereby amended such that the “Closing Conditions” shall mean solely confirmation, after the issuance of the Company’s definitive proxy statement (DEFM14A) regarding the Merger, by the Company’s Chief Legal Officer that the sale of the Subject Shares is permitted under the terms of the Company’s Insider Trading Policy and other Company policies applicable to the purchase and/or sale of Company shares by insiders.

3.	No Other Changes. Except as expressly set forth in this Amendment, all other terms and conditions of the Letter Agreement shall remain in full force and effect and are hereby ratified and confirmed.
4.
Counterparts. This Amendment may be executed in one or more counterparts (including in electronic format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Ronald W. Burkle
Ronald W. Burkle

/s/ Nicholas Keith Arthur Jones
Nicholas Keith Arthur Jones

I-1

Annex J
FORM OF VOTING AGREEMENT
VOTING AGREEMENT

dated as of
[ ], 2025

of
[ ]
THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR NON-U.S. SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.
THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION AND DELIVERY OF THIS DOCUMENT BY ALL SUCH PARTIES.

J-i

J-ii

EXHIBITS
J-iii

VOTING AGREEMENT
This VOTING AGREEMENT in respect of [ ], a Delaware corporation (the “Company”), is made as of [ ] (the “Effective Date”), by and among the shareholders of the Company listed on Exhibit A attached hereto, as such schedule may be updated from time to time in accordance with the terms of this Agreement (collectively the “Shareholders”, and each, a “Shareholder”) (the Company and each of the Shareholders individually a “Party” and together the “Parties”).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended from time to time, the “Merger Agreement”) by and among EH Parent LLC, a Delaware limited liability company (“Parent”), EH MergerSub Inc., a Delaware corporation (“Merger Sub”), and wholly owned subsidiary of Parent, and the Company, Merger Sub merged with and into the Company, with the Company surviving such merger as the surviving company upon the terms and subject to the conditions set forth therein (the “Merger”);
WHEREAS, immediately prior to the signing of this Agreement and after giving effect to the transactions contemplated by the Merger Agreement, and as of the Effective Date, each of the Shareholders owns the number and class of shares set forth opposite such Shareholder’s name on Exhibit A hereto as of the date hereof; and
WHEREAS, the Parties wish to enter into this Agreement to set forth their respective rights and obligations in respect of their investment in the Company and the governance of the Company and its Subsidiaries.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, the Parties hereto hereby agree as follows:
ARTICLE 1
Definitions; Interpretive Principles
Section 1.01 Definitions. In this Agreement, except where the context otherwise requires:
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controls, is controlled by, or is under common control with such other Person; provided, that, an Affiliate of any Person shall also include (a) in the case of a partnership, any general partner of such partnership, (b) in the case of a trust, any trustee or beneficiary of such trust, (c) any spouse, parent, child or lineal descendant of any individual described in clause (b) above, (d) in the case of an individual, any spouse, parent, child or lineal descendant of such individual, and (e) any trust, partnership or limited liability company, under which the distributions may be made only to or for the benefit of such Person and/or any spouse, parent, child or lineal descendant of such Person. For purposes of this Agreement, no Shareholder shall be deemed to be an “Affiliate” of any member of the Company Group or any other Shareholder.
“Affiliate Transaction” means any transaction with any Shareholder or an Affiliate of any Shareholder, except that none of the following shall be deemed or treated as an Affiliate Transaction: (a) administrative amendments to any such agreement, understanding or transaction that was in effect as of the date hereof, (b) indemnification, advancement of expenses and/or exculpation of liability made pursuant to this Agreement or any governing agreement or other organizational document of the Company or Subsidiary of the Company, (c) reimbursement of reasonable expenses incurred in connection with the business of the Company and the Company Subsidiaries by officers, Directors and employees in their respective capacities as such, (d) the employment arrangements with officers, directors or other persons performing services for the Company or any Company Subsidiary reflecting arm’s-length terms for such services and approved by the Board, (e) any transactions entered into on terms that are no less favorable in the aggregate to the Company (or the relevant Subsidiary thereof party thereto) than reasonably would be obtainable from an unaffiliated third party (it being agreed that any pricing or other terms required by Applicable Law shall be deemed to constitute an arm’s-length term for purposes of this clause (e)), (f) any transactions made in the ordinary course of business between the Company or its Subsidiaries, on the one hand, and portfolio companies of any Shareholder or its Affiliates, on the other hand, in each case upon arm’s-length terms, (g) any transaction in which a Shareholder or any of its Affiliates receives goods or services from the Company or any of its Subsidiaries in the ordinary course of business, (h) any transaction in which the amount involved does not exceed $120,000, (i) any transaction that involves the provision of any accommodation services (including any architectural design, food or beverage) that are provided on substantially the same terms as those prevailing at the time for comparable services provided to non-Affiliates, (j) any transaction that involves any lease, hotel management agreement or purchase arrangements in connection with the development projects that as of the Effective Date have been approved in accordance with the Company’s Related-Person Transactions Policy in place as of the Effective Date, including any renewals, extensions or modifications of such leases, agreements or purchase arrangements that are not materially different in scope and terms as those in place for such developments as at the Effective Date, (k) any transactions contemplated by, or with respect to which rights are expressly provided under, this Agreement (including issuances of equity), (l) any transaction authorized or approved by the Board in compliance with Section 5.18, and (m) for the avoidance of doubt, any agreement, understanding or transaction between or among majority-owned Subsidiaries.
“Agreement” means this Voting Agreement, as the same may be amended from time to time in accordance with the terms hereof.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Apollo Investor” means [Apollo Capital Management, L.P.]1
“Apollo Observer” has the meaning ascribed to it in Section 5.12.
“Approved Budget” has the meaning ascribed to it in Section 10.01.
“Board” means the board of directors of the Company.
“Bruce Group” means Classact, LLC.
“Budget” has the meaning ascribed to it in Section 10.01.
“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close.
“Bylaws” means the Bylaws of the Company, as may be amended, supplemented or restated from time to time.
“Caring” means Richard Caring.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as may be amended, supplemented or restated from time to time.
“Chairman” has the meaning ascribed to it in Section 5.19.
“Change of Control” means (a) any merger, consolidation, recapitalization or reorganization of the Company with any other Person (other than a Shareholder or one of its Affiliates) that results in the Shareholders as of immediately prior to the consummation of such transaction ceasing to own, directly or indirectly, of at least a majority of the voting power of the issued and outstanding Shares of the Company (or its successor) as of immediately following the consummation of such transaction, (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of Persons (other than a Shareholder or one of its Affiliates) or (c) any other transaction or series of related transactions which results in any Person or group of Persons (other than a Shareholder or one of its Affiliates) obtaining ownership of more than fifty percent (50%) of the voting power of the Company.
“Class A Common Stock” has the meaning ascribed to it in Section 3.01.
“Class B Common Stock” has the meaning ascribed to it in Section 3.01.
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning ascribed to it in the Preamble.
“Company Auditors” means the independent statutory auditors of the Company, as may be engaged by the Company from time to time.
[1]	To be updated to reflect final Apollo investing entity.

“Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled, directly or indirectly, by the Company.
“Company Securities” means any Securities of the Company.
“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Shareholder (including by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or its directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, any other agreement, any fiduciary duty or any Applicable Law, (b) was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder by the Company, or (c) is independently developed by such Shareholder without reference to, or use of, any Confidential Information and without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.
“Consolidated Adjusted EBITDA” means, for any Measurement Period, the net income (or loss) of the Company and its Subsidiaries plus (i) depreciation and amortization, (ii) interest expense, (iii) income tax expense, (iv) gain (or loss) on sale of property and other, (v) share of income (or loss) from equity method investments adjusted EBITDA, (vi) foreign exchange, (vii) share of equity method investments, (viii) adjusted share-based compensation expense, (ix) operational reorganization, settlement and severance expense, (x) out of period operating lease liability adjustment, (xi) brand license inventory provision, and (xii) impairment relating to long-lived and intangible assets and goodwill (as calculated in a manner consistent with the Company’s past practice and for purposes of its earnings releases, in each case, prior to the date of this Agreement).
“Consolidated Adjusted EBITDA Threshold” shall mean the Consolidated Adjusted EBITDA of the Company being equal to or greater than $325,000,000 in any Measurement Period ended on, or prior to, the Trigger Date (provided, however, for purposes of Section 9.09(a)(i)(y), the Measurement Period may end on, prior to, or following the Trigger Date).
“control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Corporate Opportunity” has the meaning ascribed to it in Section 6.03.
“Delaware Court” has the meaning ascribed to it in Section 12.14(a).
“Designated Director” has the meaning ascribed to it in Section 5.01(a)(c).
“Director” has the meaning ascribed to it in Section 5.01(a).
“Director Transfer Date” has the meaning ascribed to it in Section 5.01(c).
“Dispute” has the meaning ascribed to it in Section 12.13(a).
“Drag-Along Right” has the meaning ascribed to it in Section 9.09(a).
“DA ROFO Election Period” has the meaning ascribed to it in Section 9.04(c).
“DA ROFO Offer” has the meaning ascribed to it in Section 9.04(c).
“DA ROFO Offering Shareholder” has the meaning ascribed to it in Section 9.04(c).
“DA ROFO Offer Price” has the meaning ascribed to it in Section 9.04(c).
“DA ROFO Sale Notice” has the meaning ascribed to it in Section 9.04(c).
“DA ROFO Shares” has the meaning ascribed to it in Section 9.04(c).
“Drag-Along Sale” has the meaning ascribed to it in Section 9.09(a).
“Drag-Along Sale Notice” has the meaning ascribed to it in Section 9.09(b).
“Drag-Along Seller” has the meaning ascribed to it in Section 9.09(a).

“Effective Date” has the meaning ascribed to it in the Preamble.
“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first offer or refusal, mortgage, pledge, lien, retention of title, usufruct, attachment, easement or other encumbrance or any agreement to create any of the foregoing.
“Encumber” shall have a correlative meaning.
“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests), including, in the case of the Company, Shares (collectively, “Interests”), (b) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security) or (c) any security carrying any warrant or right to subscribe to or purchase any security described in clause (a) or (b).
“Estate Planning Vehicle” of any Person, means any vehicle formed primarily for the benefit of such Person or any of such Person’s Family Members (including any trust, foundation or other entity established for estate, wealth, family or charitable purposes by or on behalf of such Person and/or one or more of such Person’s Family Members).
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Family Members” of any natural Person shall mean the (i) spouses, and/or civil partners of such Person; provided, that, any Person who becomes divorced or whose civil partnership is dissolved shall, on the grant of the decree absolute or final dissolution order in respect of that divorce or dissolution, cease to be a Family Member of their former spouse or civil partner, (ii) parents or siblings of such Person, (iii) child, adopted child or stepchild (including a child of the civil partner) of such Person, or any descendant of such child, adopted child or step child, or (iv) an entity in relation to which an individual or their Family Member controls more than one-half of the voting power thereof.
“First Extension” means the extension of the term of this Agreement until the Second Extension Determination Date, in the event the Consolidated Adjusted EBITDA Threshold has been met, unless Yucaipa and the MCR Investor agree otherwise (and for which the consent of the Company or any other Shareholder is not required).
“Fiscal Year” has the meaning ascribed to it in Section 7.01.
“Force Majeure Event” means the occurrence of strikes, riots, wars, acts of terrorism, natural disasters, pandemics, epidemics, acts of God or other similar events beyond the control of the Company (each, a “Force Majeure Event”).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).
“Hearing” has the meaning ascribed to it in Section 12.13(g).
“Indemnification Sources” has the meaning ascribed to it in Section 6.01(c).
“Indemnified Liabilities” has the meaning ascribed to it in Section 6.01(a).
“Indemnitee-Related Entity” means any exempted company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, its Subsidiaries or the insurer under and pursuant to an insurance policy of the Company or any of its Subsidiaries) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any of its Subsidiaries may also have an indemnification or advancement obligation.
“Indemnitees” has the meaning ascribed to it in Section 6.01(a).

“Initial Chairman” shall mean Ronald Burkle.
“Initial Class B Common Stock Holder” shall mean the Persons who hold Class B Common Stock of the Company as of the Effective Date.
“Interests” has the meaning ascribed to such term in the definition of “Equity Securities.”
“IPO” means the first public offering, following the Effective Date, of common Company Securities, or of Equity Securities of another entity that, directly or indirectly, controls the Company or of any legal entity in which the Company is converted in order to effect the first public offering, that results in such common Company Securities, or the Equity Securities of such entity, being listed (and, if applicable, registered under the Exchange Act or European equivalent, if applicable) and publicly traded on a securities exchange or automated quotation system.
“Issuance Notice” has the meaning ascribed to it in Section 4.03(a).
“JAMS” has the meaning ascribed to it in Section 12.13(b).
“Joinder” has the meaning ascribed to it in Section 9.03(a).
“Jointly Indemnifiable Claim” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (a) the Company and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (b) any Indemnitee-Related Entity pursuant to any other agreement between such Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of such Indemnitee-Related Entity and/or the organizational documents of such Indemnitee-Related Entity, on the other hand.
“MCR Directors” has the meaning ascribed to it in Section 5.01(a)(b).
“MCR Investor” means [MCR Hospitality Fund IV LP and MCR Hospitality Fund IV QP LP].
“MCR Investor Tag-Along Sale” has the meaning ascribed to it in Section 9.08(a).
“MCR Investor Tag-Along Seller” has the meaning ascribed to it in Section 9.08(a).
“MCR Parent” means either (i) Tyler Morse or (ii) MCR Hospitality Fund IV GP LLC.
“Measurement Period” means any period of four (4) consecutive fiscal quarters of the Company that commences after the Effective Date.
“Merger” has the meaning ascribed to it in the Recitals.
“Merger Agreement” has the meaning ascribed to it in the Recitals.
“Merger Sub” has the meaning ascribed to it in the Recitals.
“Minority Offering Shareholder” has the meaning ascribed to it in Section 9.04(a)(a).
“Minority ROFO Election Period” has the meaning ascribed to it in Section 9.04(a)(b).
“Minority ROFO Holder” has the meaning ascribed to it in Section 9.04(a)(b).
“Minority ROFO Offer” has the meaning ascribed to it in Section 9.04(a)(b).
“Minority ROFO Offer Price” has the meaning ascribed to it in Section 9.04(a)(b).
“Minority ROFO Sale Notice” has the meaning ascribed to it in Section 9.04(a)(a).
“Minority ROFO Shares” has the meaning ascribed to it in Section 9.04(a)(a).
“MOIC” means, as determined by the Board in good faith, as of any date of determination, the total multiple which is earned on the aggregate amount invested by the MCR Investor and its Permitted Transferees in the Company and its Affiliates, which is calculated as the ratio of (a) the sum of (i) the aggregate cash consideration and the market value of any freely marketable securities, in each case, to be received by the MCR Investor and its Permitted Transferees in connection with a proposed Drag-Along Sale, (ii) the aggregate cash consideration and the market value (at the time of the applicable Transfer) of any freely marketable securities, in each case received by the MCR Investor and its Permitted Transferees in connection with any Transfers of Company Securities prior to the closing of the Drag-Along Sale (excluding, for the avoidance of doubt, any such amounts received in a Transfer to a Permitted Transferee), (iii) the aggregate amount of dividends and distributions received by the MCR Investor and its Permitted Transferees in respect of Company Securities from and after the Effective Date and prior to the closing of the Drag-Along Sale, to (b) the aggregate amount of cash paid by the MCR Investor and its Permitted Transferees to purchase Company Securities (excluding, for the avoidance of doubt, any such amounts paid in a Transfer from a Permitted Transferee) prior to the date of notice of the applicable Drag-Along Sale. For the avoidance of doubt and notwithstanding anything to the contrary herein, no fees or other amounts payable directly or indirectly to the MCR Investor or an Affiliate of the MCR Investor pursuant to any contractor, consultant, employment or other similar agreement shall be included for purposes of calculating MOIC.
“Non-Drag-Along Seller” has the meaning ascribed to it in Section 9.09(a).
“Non-Voting Representatives” has the meaning ascribed to it in Section 5.01(b).
“Offering Shareholder” means the Minority Offering Shareholder, the Yucaipa Offering Shareholder, the DA ROFO Offering Shareholder and/or the Other ROFO Offering Shareholder, as applicable.
“Officer” and “Officers” have the meanings ascribed to them in Section 5.19.
“Other ROFO Offering Shareholder” has the meaning ascribed to it in Section 9.04(b)(b).
“Other ROFO Shares” has the meaning ascribed to it in Section 9.04(b)(b).
“Ownership Change” has the meaning ascribed to it in Section 7.04(e).
“Parent” has the meaning ascribed to it in the Recitals.
“Party” and “Parties” have the meanings ascribed to them in the Preamble.
“Permitted Apollo Observers” shall mean each of [ ] and [ ].
“Permitted MCR Investor Designees” shall mean each of Tyler Morse and Joseph Delli Santi.
“Permitted Transferee” means, (a) in the case of any Shareholder that is not an individual or an Estate Planning Vehicle of an individual, any Person that is an Affiliate of such Shareholder, and (b) in the case of any Shareholder that is an individual or an Estate Planning Vehicle of an individual who would otherwise be a Shareholder if one or more of such individual’s Estate Planning Vehicles were not a Shareholder, any Estate Planning Vehicle of such individual and any beneficiaries thereof by will or intestacy.
“Permitted Yucaipa Designee” shall mean each of Ronald Burkle, [ ] and [ ].
“Person” means an individual, corporation, partnership, limited liability company, association, fund, trust or other entity or organization, including a Governmental Authority.
“Preemptive Rights Exercise Notice” has the meaning ascribed to it in Section 4.03(b).
“Prime Rate” shall mean the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.
“Qualified IPO” means the first public offering, following the Effective Date, of common Company Securities, or of Equity Securities of another entity that, directly or indirectly, controls the Company or of any legal entity in which the Company is converted in order to effect the first public offering, in each case registered under the Securities Act of 1933 (other than pursuant to or on Form S-4), that results in such common Company Securities, or the Equity Securities of such entity, being listed on the New York Stock Exchange or NASDAQ Global Select Market, with an underwritten public offering that generates at least $100 million of primary proceeds (net of underwriting discounts or commissions).
“Registration Rights Agreement” has the meaning ascribed to it in Section 9.12.
“Replacement Apollo Observer Candidates” has the meaning ascribed to it in Section 5.12.
“Replacement MCR Director Candidates” has the meaning ascribed to it in Section 5.03(a).
“Replacement RC Director Candidates” has the meaning ascribed to it in Section 5.07.

“Representatives” has the meaning ascribed to such term in the definition of “Confidential Information.”
“RC Director” has the meaning ascribed to it in Section 5.01(a)(d).
“ROFO Acceptance Notice” has the meaning ascribed to it in Section 9.04(d).
“ROFO Acceptance Period” has the meaning ascribed to it in Section 9.04(d).
“ROFO Election Period” means either the Minority ROFO Election Period, the DA ROFO Election Period or the Yucaipa ROFO Election Period, as applicable.
“ROFO Holder” means either the Minority ROFO Holder, Yucaipa or the Yucaipa ROFO Holder, as applicable.
“ROFO Offer” means either the Minority ROFO Offer, the DA ROFO Offer or the Yucaipa ROFO Offer, as applicable.
“ROFO Sale Notice” means either the Minority ROFO Sale Notice or the Yucaipa ROFO Sale Notice, as applicable.
“ROFO Sale Trigger” has the meaning ascribed to it in Section 9.04(g).
“ROFO Shares” means the Minority ROFO Shares, Yucaipa ROFO Shares, DA ROFO Shares and/or Other ROFO Shares, as applicable.
“Second Extension” means the extension of the term of this Agreement until December 31, 2030, in the event the Consolidated Adjusted EBITDA of the Company for the Measurement Period ended prior to or on December 31, 2029, is equal to or greater than $350,000,000, unless Yucaipa and the MCR Investor agree otherwise (and subject to the approval of the Board).
“Second Extension Determination Date” means the earlier of (i) the date which is 45 days after December 31, 2029, or (ii) the date that the Company’s customary year-end closing procedures for 2029 are substantially final.
“Second Meeting” has the meaning ascribed to it in Section 5.11.
“Second Notice” has the meaning ascribed to it in Section 4.03(b).
“Securities” means, with respect to any Person, (a) any Equity Securities or (b) any debt securities.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Share” and “Share(s)” have the meanings ascribed to them in Section 3.01.
“Shareholder” means, at any time, for as long as he, she or it holds any Shares, each of (a) Yucaipa, the MCR Investor and the other Persons listed on Exhibit A as of the date of this Agreement and (b) any other Person who, after the date of this Agreement, is admitted to the Company as a Shareholder under this Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, a Person shall not be admitted as a Shareholder of the Company until such Person has executed and delivered a fully executed Joinder to the Company in accordance with Article 9.
“Shareholder Percentage” means, with respect to any Shareholder as of any time, the percentage of outstanding Shares owned by such Shareholder at such time, calculated on a fully-diluted basis.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which more than fifty percent (50%) of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such Person.
“Tag-Along Notice” has the meaning ascribed to it in Section 9.08(a).
“Tag-Along Notice Period” has the meaning ascribed to it in Section 9.08(c).
“Tag-Along Offer” has the meaning ascribed to it in Section 9.08(b).
“Tag-Along Portion” means, with respect to the Tagging Shareholder and for any Tag-Along Sale, (a) the Shares owned by such Shareholder immediately prior to such Tag-Along Sale, multiplied by (b) a fraction (i) the numerator of which is the number of Shares proposed to be Transferred by the Tag-Along Seller in such Tag-Along

Sale and (ii) the denominator of which is the aggregate number of Shares owned by all the Shareholders immediately prior to such Tag-Along Sale; provided that in a ROFO Tag-Along Sale, the Tag-Along Portion of a Tagging Shareholder shall be all (and not less than all) of the Shares owned by such Tagging Shareholder.
“Tag-Along Response Notice” has the meaning ascribed to it in Section 9.08(c).
“Tag-Along Right” has the meaning ascribed to it in Section 9.08(c).
“Tag-Along Sale” means a MCR Investor Tag-Along Sale, a Yucaipa Tag-Along Sale or a ROFO Tag-Along Sale, as applicable.
“Tag-Along Seller” means a MCR Investor Tag-Along Seller, a Yucaipa Tag-Along Seller or a ROFO Tag-Along Seller, as applicable.
“Tagging Shareholders” has the meaning ascribed to it in Section 9.08(a).
“Taxable Year” means the calendar year.
“Transaction Documents” means the Merger Agreement and any other document contemplated by such agreement, or any document or instrument delivered in connection with the Merger Agreement.
“Transfer” means, with respect to any Company Securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, Encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, Encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing. “Transferred” and “Transferring” shall have correlative meanings.
“Transfer Agent” means the Company’s transfer agent.
“Treasury Regulations” means the final, temporary and proposed regulations promulgated under the Code by the U.S. Department of the Treasury.
“Trigger Date” means the earlier of (i) the date which is 45 days after December 31, 2028, or (ii) the date that the Company’s customary year-end closing procedures for 2028 are substantially final.
“Vice Chair” has the meaning ascribed to it in Section 5.21
“Yucaipa” means [ ].
“Yucaipa Directors” has the meaning ascribed to it in Section 5.01(a)(a).
“Yucaipa Offering Shareholder” has the meaning ascribed to it in Section 9.04(b)(a).
“Yucaipa ROFO Election Period” has the meaning ascribed to it in Section 9.04(b)(b).
“Yucaipa ROFO Holder” has the meaning ascribed to it in Section 9.04(b)(b).
“Yucaipa ROFO Offer” has the meaning ascribed to it in Section 9.04(b)(b).
“Yucaipa ROFO Offer Price” has the meaning ascribed to it in Section 9.04(b)(b).
“Yucaipa ROFO Sale Notice” has the meaning ascribed to it in Section 9.04(b)(a).
“Yucaipa ROFO Shares” has the meaning ascribed to it in Section 9.04(b)(a).
“Yucaipa Tag-Along Sale” has the meaning ascribed to it in Section 9.08(a).
“Yucaipa Tag-Along Seller” has the meaning ascribed to it in Section 9.08(a).
Section 1.02 General Interpretive Principles. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “dollars” or “$” shall mean United States dollars. All references to a particular statute or other Applicable Law shall be deemed to include all rules and regulations thereunder in effect from time to time and any amendments or successors to such statutes or Applicable Laws. References to any Person (including any business unit or division thereof) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.
ARTICLE 2
Implementation
Section 2.01 Certificate of Incorporation. If and only to the extent that there is any conflict between the provisions of this Agreement on the one hand and the Certificate of Incorporation, Bylaws or other organization documents of the Company on the other hand, this Agreement shall, as between the Parties hereto, prevail, provided, that the Parties hereto will, if so requested by any Shareholder and to the extent permitted by Applicable Law, as soon as practicable amend, or cause to be amended, the Certificate of Incorporation, the Bylaws or such other organization document of the Company, as applicable, to remove any such conflict and reflect the terms set forth in this Agreement.
Section 2.02 Exercise of Shareholder Rights. The Shareholders shall each vote the Shares held by them (to the extent applicable), grant powers of attorney, execute documents and take all other reasonable actions in their respective power and authority as a shareholder of the Company, in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein.
ARTICLE 3
Capital Structure and Organization
Section 3.01 Capital Structure. The Company shall initially have two (2) classes of stock: (a) Class A common stock, par value of $0.01, of the Company (“Class A Common Stock”) and (b) Class B common stock, par value of $0.01, of the Company (“Class B Common Stock”, and together with the Class A Common Stock, the “Shares”, and each, a “Share”).
Section 3.02 Initial Shareholdings. The name, address and Shareholder Percentage of each Shareholder are set forth on Exhibit A hereto, as such Schedule may be amended from time to time to reflect the admission of any additional Shareholders, the acquisition of additional Shares by any Shareholder, the transfer of Shares and the repurchase of Shares, each as permitted or required by the terms of this Agreement.
Section 3.03 Additional Capital Contributions.
(a) No Shareholder shall be obliged to provide any debt or equity funding to the Company or any of its Subsidiaries whether by way of subscription for further Securities or otherwise, except to the extent permitted by this Agreement and expressly agreed by such Shareholder in writing after the Effective Date, which each Shareholder may or may not do in its sole discretion.
(b) No Shareholder shall be obliged to provide or procure any form of guarantee or other security or indemnity or counter-indemnity for any obligation or indebtedness of the Company of any of its Subsidiaries, except to the extent permitted by this Agreement and expressly agreed by such Shareholder in writing after the Effective Date, which each Shareholder may or may not do in its sole discretion.
Section 3.04 Conversions and Transfers of Class B Common Stock.
(a) Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock immediately following a Transfer to any person other than (i) one or more Permitted Transferees of the holder of such Class B Common Stock, (ii) another Initial Class B Common Stock

Holder, or (iii) one or more of such other Initial Class B Common Stock Holder’s Permitted Transferees. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its Transfer Agent.
(b) At such time the Initial Class B Common Stock Holders and their Permitted Transferees collectively own less than 15% of the shares of the Company’s total outstanding Common Shares, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing the shares (if any) are surrendered to the Company or its Transfer Agent.
ARTICLE 4
Certain Rights and Obligations of Shareholders
Section 4.01 Withholding. Except as otherwise expressly provided in this Agreement, the Company and any Subsidiary of the Company shall be entitled to deduct and withhold from any amount payable to or distributable to (or deemed for appliable tax purposes to be payable or distributable to) any Shareholder or any of its Affiliates (other than the Company or a Subsidiary) pursuant to this Agreement any amounts required to be deducted or withheld with respect to the making of such payment under any provision of any Applicable Law, including for sake of clarity, taking into account any reduced rate of, or exemption from, any withholding tax pursuant to Applicable Law, including any applicable income tax treaty, or otherwise. If any amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder or any of its Affiliates (other than the Company or a Subsidiary) in respect of which such deduction or withholding was made. If the Company is required to make any payment in respect of any amounts of taxes contemplated by this Section 4.01 in excess of amounts that would otherwise then be currently distributed or paid to the Shareholder in cash (as determined by the Board), the Shareholder to which such taxes relate shall be obligated to indemnify the Company for such taxes in excess of such cash payment or distribution, and upon demand by the Company, the Shareholder on whose behalf such withholding was made shall pay over to the Company such taxes plus interest thereon at a rate equal to the Prime Rate as of the date of the withholding, plus 2.0% per annum (which amounts may, at the election of the Company, be set off against any subsequent payments or distributions from the Company to the Shareholder). Each Shareholder agrees to furnish the Company with such representations, information and forms as the Company may reasonably request to assist it in determining the extent of, and in fulfilling, the Company’s withholding obligations and the Company’s reporting obligations to any of its Subsidiaries. Without limitation of any Person’s rights to reimbursement and indemnification under this Agreement, each Shareholder hereby agrees to reimburse the Company for any claims, liability, expense or obligation incurred by or imposed on any such Person with respect to withholding taxes required to be made (or which any such Person fails to make) on behalf of or with respect to such Shareholder. This Section 4.01 shall survive any Transfer, any withdrawal and any dissolution or termination of the Company.
Section 4.02 Voting.
(a) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.
(b) Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.
(c) Except as otherwise required in this Agreement or by Applicable Law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Company. Other than as required by Applicable Law, the affirmative vote of the holders of a majority in voting power of the issued and outstanding Shares and entitled to vote on the matter shall be the act of the Shareholders of the Company, except to the extent any other provision of this Agreement (including Section 5.16, Section 5.17, Section 5.18 and Section 12.05) requires a different vote or requires the consent of a particular Shareholder or group, class or series of Shareholders.

(d) The presence in person or by proxy of Shareholders representing a majority of the voting power of the issued and outstanding Shares entitled to vote shall constitute a quorum for the conduct of business at any meeting of the shareholders of the Company, unless or except to the extent required by Applicable Law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.
Section 4.03 Preemptive Rights.
(a) Other than for issuances of Equity Securities contemplated in Section 4.03(e), (f) or (g), the Company shall give the Shareholders written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Equity Securities at least thirty (30) Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Equity Securities are to be issued and the other material terms of the issuance (including the terms of the Equity Securities proposed to be issued) and the number of Equity Securities each Shareholder is entitled to subscribe for in accordance with this Section 4.03(a). Subject to Section 4.03(e), each of the Shareholders shall be entitled to subscribe for (or to cause its Permitted Transferees to subscribe for) up to its respective Shareholder Percentage of the Equity Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice. In the event that the Company proposes to issue common stock, or any security that is convertible into or exercisable for common stock, each holder of Class B Common Stock shall have the right to participate in such issuance by purchasing an equivalent number of Class B Common Stock (or securities convertible into or exercisable for Class B Common Stock, as applicable), and each holder of Class A Common Stock shall have the right to participate by purchasing an equivalent number of Class A Common Stock (or securities convertible into or exercisable for Class A Common Stock, as applicable), in each case in accordance with their respective Shareholder Percentages and on the same terms and conditions as set forth in the Issuance Notice.
(b) If any Shareholder desires to subscribe for or to have any of its Permitted Transferees subscribe for any or all of its Shareholder Percentage of the Equity Securities specified in the Issuance Notice, it shall deliver an irrevocable written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to subscribe for such Equity Securities within thirty (30) Business Days’ of receipt of the Issuance Notice. The Preemptive Rights Exercise Notice shall specify the number (or amount) of Equity Securities to be subscribed for by such Party or its Permitted Transferees, which may include (i) up to such Party’s Shareholder Percentage, and (ii) any additional number (or amount) of Equity Securities such Party is willing to subscribe for if available. The Preemptive Rights Exercise Notice shall constitute exercise by such Party of its rights under this Section 4.03 and a binding agreement of such Party or such Party’s applicable Permitted Transferees to subscribe for, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Equity Securities specified in the Preemptive Rights Exercise Notice, with such subscription and issuance to be consummated as promptly as reasonably practicable. If, at the termination of such thirty (30) Business Day period, any Shareholder shall not have delivered a Preemptive Rights Exercise Notice to the Company, such Party shall be deemed to have waived all of its rights under this Section 4.03 with respect to the subscription for such Equity Securities. Promptly following the termination of such thirty (30) Business Day period, the Company shall deliver to each of the Shareholders a copy of any Preemptive Rights Exercise Notice it has received or notify each of the Shareholders that no Preemptive Rights Exercise Notices have been received (each a “Second Notice”).
(c) If a Shareholder fails to exercise its preemptive rights under this Section 4.03 or elects to exercise such rights with respect to less than its Shareholder Percentage of the issuance and another Shareholder has exercised its rights under this Section 4.03 with respect to its entire Shareholder Percentage, such other Shareholder shall be entitled to subscribe for any or all of the remaining portion of the issuance, up to the maximum number of Equity Securities such Shareholder indicated in its Preemptive Rights Exercise Notice. If more than one (1) such Shareholder elects to subscribe for all or any portion of the remaining Equity Securities, such Equity Securities shall be allocated among such subscribing Shareholders on a pro rata basis based on their respective Shareholder Percentages (excluding any Shareholder that failed to exercise its preemptive rights under this Section 4.03 or elected exercise such rights with respect to less than its Shareholder Percentage), up to the maximum number of Equity Securities each such Shareholder has indicated in its Preemptive Rights Exercise Notice, until all Equity Securities have been allocated or all subscribing Shareholders have subscribed for the maximum number of shares they indicated they were willing to purchase in their respective Preemptive Rights Exercise Notice.

(d) The Company shall have one hundred eighty (180) calendar days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that the Shareholders have not elected to subscribe for at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided, that, if any Governmental Approvals are required in connection with such issuance, such one hundred eighty (180) calendar day period shall be extended until the expiration of five (5) Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under Applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional ninety (90) calendar days. If the Company proposes to issue any such Equity Securities after such one hundred eighty (180) calendar day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 4.03.
(e) Notwithstanding the foregoing and any other provision of this Section 4.03, no Shareholder shall be entitled to subscribe for Equity Securities under this Section 4.03 in connection with issuances of Equity Securities (i) to employees of the Company or any of its Subsidiaries pursuant to employee benefit plans, incentive equity plans or other arrangements, if any, approved by the Board in accordance with the terms of this Agreement, (ii) to any Person that is not a Shareholder or Affiliate thereof as consideration in any acquisition, investment, merger, amalgamation, consolidation or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved by the Board in accordance with the terms of this Agreement, (iii) where the purchase price payable by such Shareholder is less than $50,000 in the aggregate for such issuance (or series of related issuances) pursuant to this Section 4.03(e)(iii), (iv) as an equity kicker, incentive or similar arrangement to any lender or other provider of debt financing (other than Yucaipa or The Yucaipa Companies LLC or any of their respective controlled Affiliates, including any investment fund or investment vehicle sponsored, managed or controlled by The Yucaipa Companies LLC or its affiliated investment managers) in connection with any debt financing transaction, (v) in connection with the exercise or conversion of any instrument that is convertible into or exercisable or exchange for Equity Securities where the initial issuance of such instrument was made in compliance with this Section 4.03 as contemplated in such instrument, (vi) issued to Shareholders on a pro rata basis based on Shareholders’ Shareholder Percentage in connection with any stock splits, dividends, combinations and reclassifications, and anti-dilution adjustments pursuant to the terms of an Equity Security that was issued in compliance with this Section 4.03, or (vii) issued in accordance with Section 4.03(g), but subject to Section 4.03(g).
(f) Notwithstanding anything to the contrary in this Section 4.03, in no event shall a Shareholder have a right to subscribe for Equity Securities pursuant to this Section 4.03 if such Shareholder is not, at the time of such issuance, an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or if the issuance of the applicable interests to such Shareholder would require registration under the Securities Act.
(g) Notwithstanding anything to the contrary in this Section 4.03, in the case the Board determines to issue Equity Securities to fund emergency capital required by the Company as determined in good faith by the Board or the Board otherwise determines in good faith that delaying the application of the foregoing provisions in connection with an issuance of Equity Securities is in the best interest of the Company, the Company and its Subsidiaries may issue Equity Securities to any Person (including a third-party purchaser) in such offering of Equity Securities approved by the Board without first complying with the foregoing provisions of this Section 4.03; provided, that, the Company will, within thirty (30) days following the closing of such Equity Security issuance, offer to sell to each Shareholder its Shareholder Percentage of the Equity Securities issued in such issuance, in each case, in a manner which the Board determines in good faith provides each Shareholder with rights substantially similar to the rights set forth in the foregoing provisions of this Section 4.03.
(h) The preemptive rights contained in this Section 4.03 shall not apply to an IPO and shall terminate upon the consummation of an IPO.
ARTICLE 5
Board and Officers
Section 5.01 Board Composition.
(a) From the Effective Date, the Board shall, subject to change as provided in this Agreement, be comprised of seven (7) directors (each, a “Director”), whom shall initially be designated as follows:
(a) Yucaipa shall be entitled to designate three (3) Directors (the “Yucaipa Directors”);

(b) the MCR Investor shall be entitled to designate two (2) Directors (the “MCR Directors”);
(c) Ashton Kutcher (the “Designated Director”); and
(d) Caring shall be entitled to designate one (1) Director (the “RC Director”).
(b) At the Effective Date, each Person listed on Exhibit B-2 attached hereto shall be designated as additional non-voting representatives of the Board (the “Non-Voting Representatives”). The Non-Voting Representatives shall not have any power as Directors to vote on any action to be taken or matter to be determined by the Board (and for such purposes the number of Directors and number of votes on the Board shall be determined excluding all Non-Voting Representatives). Without limiting the generality of the foregoing, the consent of the Non-Voting Representatives shall not be required for, or counted for purposes of determining, any action to be taken by the Board in writing, and the presence of the Non-Voting Representatives shall not be required or counted for purposes of establishing quorum for the conduct of business of any meeting of the Board. The Non-Voting Representatives shall be entitled to receive the board materials distributed to the Board, subject to appropriate restrictions to protect confidentiality, legal privilege, and conflicts of interest. Each Non-Voting Representatives may at any time and from time to time be removed and replaced by a majority vote of the Directors.
(c) If, (i) a Shareholder (together with its Permitted Transferees) other than the MCR Investor and Caring, holds less than five percent (5%) of the Company’s issued and outstanding Common Shares as a result of a Transfer of its Common Shares, (ii) MCR Investor (together with its Permitted Transferees), holds less than [5,555,556]2 Class A Common Stock (appropriately adjusted for any stock splits, stock dividends or other similar events), or (iii) Caring (together with his Permitted Transferees), holds a number of shares of Common Stock that is less than 50% of the number of shares of Common Stock Caring holds on the Effective Date (such number to be appropriately adjusted for stock splits, stock dividends and other similar events), such Shareholder shall no longer have the designation rights provided to it pursuant to Section 5.01(a), Section 5.03, Section 5.04, Section 5.05 or Section 5.08.
(d) Upon the earliest to occur of (i) the occurrence of the Trigger Date if at such time the Consolidated Adjusted EBITDA Threshold has not been met, (ii) the Second Extension Determination Date, if the First Extension has occurred and the conditions for the Second Extension have not been satisfied by such date, or (iii) December 31, 2030 (the “Director Transfer Date”), the number of MCR Directors shall be reduced to one (1) Director, and the number of Designated Directors shall be increased by one (1) Director; provided that if, as a result of a Force Majeure Event, Consolidated Adjusted EBITDA for any Measurement Period ending prior to December 31, 2028 is less than 60% of Consolidated Adjusted EBITDA for the equivalent Measurement Period ending in the immediately preceding year, then notwithstanding the foregoing the Director Transfer Date shall occur on the Second Extension Determination Date.
(e) The initial list of Directors of the Company as of the date hereof is attached hereto as Exhibit B-1.
Section 5.02 Resignations, Removals and Vacancies.
(a) Any Director may resign at any time by giving written notice to the Board. The resignation of any Director shall take effect upon receipt of notice of such resignation or at such later time as shall be specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.
(b) Subject to Section 5.03, Section 5.04, Section 5.05 and Section 5.08, any Director may be removed as a Director at any time, with or without cause, by the Shareholder or group of Shareholders entitled to designate such Director pursuant to Section 5.01 (which action may be taken by written consent of such holders). For purposes of this Section 5.02(b), the Shareholders entitled to designate the Designated Director(s) are the Shareholders holding a majority of the voting power of the issued and outstanding Shares of Common Shares.
(c) Subject to Section 5.03, Section 5.04, Section 5.05 and Section 5.08, if at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director, only the Shareholder or group of Shareholders entitled to designate such Director pursuant to Section 5.01 may appoint a designee to fill such vacancy or vacancies (which action may be taken by written consent of such holders). Any vacancy created on the
[2]	An amount equal to 25% of MCR Investor’s proposed Share count.

Board by reason of any increase in the number of Directors shall be filled by the Board. For purposes of this Section 5.02(c), the Shareholders entitled to designate the Designated Director(s) are the Shareholders holding a majority of the voting power of the issued and outstanding Shares of Common Shares.
Section 5.03 Replacement of the MCR Directors.
(a) If any then-current MCR Director ceases to serve as a MCR Director by reason of death, removal or resignation, then, subject to Section 5.01(c), Section 5.01(d) and the corresponding provisions of Section 5.08, the MCR Investor shall be entitled to nominate a replacement for such MCR Director in accordance with this Section 5.03. The MCR Investor shall provide Yucaipa a written notice setting forth the names of three (3) candidates for such replacement (the “Replacement MCR Director Candidates”) within five (5) Business Days of such event. Within fifteen (15) Business Days of Yucaipa’s receipt of such notice, Yucaipa shall select one (1) of the Replacement MCR Director Candidates to replace the departing MCR Director.
(b) At any time that the MCR Investor is entitled to designate two (2) MCR Directors (x) if at any time there is a vacancy in one (but not two) of the MCR Director positions, the remaining MCR Director shall be entitled to cast two (2) votes in his or her capacity as a Director for any resolution or other decision of the Board and (y) if at any time there is a vacancy in both of the MCR Director positions, the Board shall not pass any resolutions or otherwise make any decisions until replacements for the departing MCR Directors have been designated to the Board in accordance with this Section 5.03; provided, that, in the case of this clause (y), during such time if the Board wishes to adopt any resolution or otherwise make any decision, the Board shall provide written notice of the proposed resolution or decision to the MCR Investor and the MCR Investor shall be entitled to appoint a representative to the Board until the replacements for the departing MCR Directors have been designated to the Board in accordance with Section 5.03(a), and such representative shall be entitled to cast two (2) votes in any such resolution or decision as if such representative was designated as the MCR Directors during such time.
Section 5.04 Replacement of the Yucaipa Directors. From the Effective Date, subject to Section 5.01(c) and the corresponding provisions of Section 5.08, if any then-current Yucaipa Director ceases to serve as a Yucaipa Director by reason of death, removal or resignation, Yucaipa shall be entitled to designate a replacement for such Yucaipa Director; provided, that, prior to the Director Transfer Date or, if earlier, the time that the number of MCR Directors is reduced to zero pursuant to Section 5.01(c), if any designee is not a Permitted Yucaipa Designee, Yucaipa shall consult with the MCR Investor in good faith regarding such proposed designation prior to such designee being designated as a Yucaipa Director pursuant to Section 5.01(a)(a). At any time that the Yucaipa Group is entitled to designate the Yucaipa Directors, from the period beginning on the date on which any then-current Yucaipa Director ceases to serve as a Yucaipa Director and ending on the date on which a replacement Yucaipa Director is designated to the Board in accordance with this Section 5.04, the remaining Yucaipa Directors shall, in the aggregate, be entitled to cast a number of additional votes equal to the number of such vacancies in their respective capacities as Directors for any resolution or other decision of the Board. In the event that all of the Yucaipa Directors cease to serve as Yucaipa Directors at the same time by reason of death, removal or resignation, the Board shall not pass any resolutions or otherwise make any decisions until replacements for the departing Yucaipa Directors have been designated to the Board in accordance with this Section 5.04; provided, that, during such time if the Board wishes to adopt any resolution or otherwise make any decision, the Board shall provide written notice of the proposed resolution or decision to Yucaipa and Yucaipa shall be entitled to appoint a representative to the Board until the replacements for the departing Yucaipa Directors have been designated to the Board in accordance with this Section 5.04, and such representative shall be entitled to cast a number of votes equal to the number of vacant Yucaipa Director positions in any such resolution or decision as if such representative was designated as the Yucaipa Directors during such time.
Section 5.05 Appointment of Designated Directors. From the Effective Date and until the number of MCR Directors has been reduced to zero pursuant to Section 5.01(c), unless otherwise provided herein, Designated Director vacancies shall be filled as follows:
(a) The MCR Investor and Yucaipa shall promptly and in good faith discuss and use their reasonable best efforts to agree upon the Person to be appointed to fill the vacancy by written consent within thirty (30) days following the date on which the vacancy arises. If the MCR Investor and Yucaipa are unable to agree upon a replacement Designated Director within such thirty (30) day period, the parties shall continue to negotiate in good faith for an additional fifteen (15) days.
(b) If, after such additional fifteen (15) day period, the parties have not reached agreement, the vacancy shall be filled in accordance with the dispute resolution procedure set forth in Section 12.13.

Following the date that the number of the MCR Directors has been reduced to zero pursuant to Section 5.01(c), the Board shall be entitled to fill any Designated Director vacancy.
Section 5.06 [Reserved].
Section 5.07 Replacement of the RC Director.
(a) If any then-current RC Director ceases to serve as a RC Director by reason of death, removal or resignation, then, subject to Section 5.01(c), Caring shall be entitled to nominate a replacement for such RC Director in accordance with this Section 5.07. Caring shall provide Yucaipa a written notice setting forth the names of three (3) candidates for such replacement (the “Replacement RC Director Candidates”) within five (5) Business Days of such event. Within fifteen (15) Business Days of Yucaipa’s receipt of such notice, Yucaipa shall select one (1) of the Replacement RC Director Candidates to replace the departing RC Director.
(b) If Caring ceases to have any designation rights pursuant to Section 5.01(c), then (i) the Company shall immediately remove the then-current RC Director, (ii) the number of RC Directors shall be reduced to zero, and (iii) the number of Designated Directors shall be increased by one. The resulting Designated Director vacancy shall be filled in accordance with Section 5.05.
Section 5.08 Changes in Classification of Directors.
(a) If the number of MCR Directors is reduced pursuant to Section 5.01(d), then Yucaipa and MCR Investor shall immediately remove one (1) of the MCR Directors and shall replace the MCR Director in the same manner as a Designated Director is replaced pursuant to Section 5.05. If the MCR Investor loses the right to appoint the MCR Directors pursuant to Section 5.01(c), then if (i) immediately prior to such time the MCR Investor was entitled to appoint two (2) directors, (x) the number of MCR Directors shall be reduced to zero, (y) the number of Yucaipa Directors shall be increased by one (1) and Yucaipa shall immediately be entitled to remove and replace the former MCR Director that becomes a Yucaipa Director and (z) the number of Designated Directors shall be increased by one and the Board shall immediately be entitled to remove and replace the former MCR Director that becomes a Designated Director, and (ii) immediately prior to such time the MCR Investor was entitled to appoint one (1) director, (x) the number of MCR Directors shall be reduced to zero, (y) the number of Yucaipa Directors shall be increased by one (1) and Yucaipa shall immediately be entitled to remove and replace the former MCR Director that becomes a Yucaipa Director.
(b) If Yucaipa loses the right to appoint the Yucaipa Directors pursuant to Section 5.01(c), then Shareholders holding a majority of the voting power of the outstanding Common Shares shall be entitled to remove the former Yucaipa Directors and replace them with an equal number of Directors.
Section 5.09 Decision-making of the Board.
(a) The Board shall meet at such times and at such places as may be necessary for the Company’s business as determined by the Board.
(b) Except as otherwise required by Applicable Law or by this Agreement, each Director shall have one (1) vote and, subject to Section 5.03 and Section 5.15, the Board shall adopt its resolutions by a majority of votes cast. In case of a tied vote, the proposal is rejected.
(c) Each Director may grant a written proxy to any other Director to represent him or her at a meeting of the Board, and to cast his or her vote at such meeting.
(d) Directors may participate in a meeting of the Board thereof by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear, and be heard by, one another. Participation in a meeting pursuant to this Section 5.09(d) shall constitute presence in person at such meeting pursuant to Section 5.11.
Section 5.10 Notice. Meetings of the Board shall be held when called by the Chairman or a majority of the Directors, upon not less than two (2) Business Days’ advance written notice to the Directors. Attendance by a Director at any meeting of the Board shall constitute waiver of notice of such meeting. Additionally, a waiver in writing signed by the Director entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.11 Quorum. The presence in person or by proxy of a majority of Directors shall constitute a quorum for the conduct of business at any meeting of the Board; provided, that, prior to the Director Transfer Date, such majority includes at least one Yucaipa Director and one MCR Director; provided, further, following the Director Transfer Date, if the MCR Director is unable to attend a meeting of the Board, the MCR Investor may designate an alternative representative of the MCR Investor to attend such meeting as a non-voting observer, which shall be one of the Permitted MCR Investor Designees or a replacement MCR Director who has previously been designated to the Board pursuant to Section 5.03. Such alternative representative shall be subject to, and shall comply with, all confidentiality obligations applicable to a MCR Director. If the MCR Director is unable to attend a meeting of the Board, the MCR Investor shall, in any event, be entitled to receive all materials distributed to the Board in connection with such meeting. Notwithstanding the foregoing, prior to the Director Transfer Date, if a meeting of the Board is called pursuant to Section 5.10 where a quorum is not present due to the absence of at least one MCR Director, and a second meeting of the Board is called pursuant to Section 5.10 at least five (5) Business Days later (“Second Meeting”), then at the Second Meeting, the presence in person or by proxy of a majority of Directors, where such majority includes at least one Yucaipa Director, shall constitute a quorum for the conduct of business of the Board.
Section 5.12 Board Observers. The Apollo Investor may appoint one non-voting observer to the Board (“Apollo Observer”), which shall be one of the Permitted Apollo Observers, for so long as the Apollo Investor holds more than [2,777,777]3 Class A Common Stock (appropriately adjusted for any stock splits, stock dividends or other similar events). The non-voting observer will be entitled to receive the board materials distributed to the Board (including notices in accordance with Section 5.10), including board materials distributed at any meeting of any committee of the Board that effectively functions as the Board, and shall be entitled to attend all meetings of the Board (and any such committee acting in lieu of the Board), subject, in each case, to appropriate restrictions to protect confidentiality, legal privilege, and conflicts of interest (provided that the Board shall inform the Apollo Observer of one or more general reasons for excluding the Apollo Observer from any meeting or withholding or redacting any materials and the general nature of such meeting or materials, as applicable). The Apollo Observer may appoint any person who is a Permitted Apollo Observer as his/her alternate to attend any meeting of the Board. If any then-current Apollo Observer ceases to serve as the non-voting observer by reason of death, removal or resignation, the Apollo Investor shall be entitled to appoint a replacement non-voting observer by either appointing a Permitted Apollo Observer, or by providing Yucaipa a written notice setting forth the names of three (3) candidates for such replacement (the “Replacement Apollo Observer Candidates”) within five (5) Business Days of such event. Within fifteen (15) Business Days of Yucaipa’s receipt of such notice, Yucaipa shall select one (1) of the candidates to replace the departing Apollo Observer. If at any time the Yucaipa Directors and MCR Directors sit at the board of any Subsidiary of the Company that effectively functions as the primary “board” of the Company and its Subsidiaries considered as a whole, the Apollo Observer shall be appointed as a non-voting observer to such board.
Section 5.13 Action Without a Meeting. The Board may adopt resolutions in writing, without holding a meeting, provided all Directors vote in favor of the proposed resolutions.
Section 5.14 Committees of the Board. The Board may designate one (1) or more committees of the Board. Each committee of the Board shall consist of two (2) or more Directors. Prior to the Director Transfer Date, each of the MCR Investor and Yucaipa shall be entitled to appoint a representative to each committee. Following the Director Transfer Date, the MCR Investor shall at any time be permitted to designate one (1) MCR Director as a non-voting observer to any committee of the Board and shall be entitled to attend (and receive reasonable advance notice of) all meetings of such committee and to receive all materials prepared for the members of such committee. Subject to Section 5.15 and Section 5.16, any committee, to the extent permitted by Applicable Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required.
Section 5.15 Board Powers
(a) The Board shall, subject to the consent or approval rights or requirements set forth in Section 5.16, Section 5.17, Section 5.18 and Section 12.05, have full power and authority to manage the business affairs of the Company to the fullest extent allowed under the Delaware General Corporation Law.
[3]	An amount equal to 50% of the Apollo Investor’s proposed Share count.

(b) Without limiting the generality of Section 5.15(a) or the consent or approval rights or requirements set forth in Section 5.16, Section 5.17, Section 5.18 and Section 12.05, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do, any of the following without first obtaining the affirmative approval of the Board:
(a) adopting the Approved Budget;
(b) deviating from an Approved Budget in a manner that would result in the Company or its Subsidiaries being obligated to pay or being reasonably expected to pay amounts that would result in the Company or its Subsidiaries exceeding one hundred and ten percent (110%) of the costs or expenses set forth in the applicable Approved Budget (including any costs for any capital expenditures contemplated in the applicable Approved Budget);
(c) amending this Agreement or any other organizational document or stockholders, operating or similar agreement of the Company or any of its Subsidiaries;
(d) changing the name or principal office of the Company;
(e) except as set forth in Section 9.09, entering into or consummating or causing the Company to enter into or consummate a transaction constituting a Change of Control of the Company;
(f) initiating a process with respect to, or consummating, an IPO;
(g) other than as otherwise previously and specifically approved in the applicable Approved Budget, causing the Company to acquire any equity interest in any corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization or other entity or disposing of any such equity interest that has been acquired after the date hereof;
(h) except in connection with Transfers in accordance with Article 9, admitting any Person as an additional Shareholder;
(i) approving, amending or waiving the Related-Person Transactions Policy of the Company;
(j) other than as otherwise (A) previously and specifically approved in the applicable Approved Budget, (B) entered into prior to the execution of this Agreement, (C) permitted as a transaction by the Related-Person Transactions Policy of the Company that is from time to time approved by the Board, or (D) listed as a pre-approved Affiliate Transaction on Exhibit C, entering into, amending or modifying the terms of, any Affiliate Transaction;
(k) creating another class or series of shares of the Company or causing the Company to issue, sell, transfer, pledge, dispose of or otherwise Encumber any Securities or interests or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Securities;
(l) other than as otherwise previously and specifically approved in the applicable Approved Budget, causing the Company to incur, or amending the terms of, any indebtedness for borrowed money, guarantee or assuming any such indebtedness of another Person, issuing or selling warrants or other rights to acquire any debt securities of the Company, entering into any “keep well” or other agreement to maintain any financial condition of another Person, or entering into any arrangement having the effect of any of the foregoing;
(m) causing the Company to (A) declare or pay any dividends on or make any distributions with respect to the Common Shares or other Equity Securities (whether in cash, assets, stock or other securities of the Company) or (B) repurchase, redeem or otherwise acquire any Equity Securities of the Company, in each case, in a single transaction or as a part of series of transactions;
(n) other than as otherwise previously and specifically approved in the applicable Approved Budget, entering into, modifying, amending, terminating or waiving any rights under, any agreement, contract or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets would be bound (either individually or in the aggregate across a series of related or similar agreements) (A) pursuant to which the Company or its Subsidiaries would pay, or reasonably expect to pay, amounts that would result in the Company or its Subsidiaries exceeding one hundred ten percent (110%) of the costs or expenses set forth in the applicable Approved Budget or (B) otherwise contemplate aggregate payments to or by the Company and its Subsidiaries (collectively) in excess of $20,000,000;

(o) unless otherwise previously and specifically approved in the applicable Approved Budget, entering into any agreements or other arrangements with respect to, or otherwise consummating, the sale, lease, transfer or other disposition of assets or Equity Securities of any Person;
(p) hiring, terminating or amending the employment agreements (including any changes to compensation and/or bonuses) of, any member of the Company and of its Subsidiaries’ executive management team, other than the Vice Chair;
(q) initiating or settling any litigation, arbitration or administrative proceeding, in each case, involving an amount at issue in excess of $5,000,000 or any other injunctive or material non-monetary claims;
(r) changing the jurisdiction of incorporation, tax residency or U.S. federal income tax classification of the Company or any material Subsidiary thereof; and
(s) entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing.
Section 5.16 Yucaipa Consent Matters. Notwithstanding anything else contained in this Agreement to the contrary and without limiting any consent or approval right or requirement set forth in Section 5.15, Section 5.17, Section 5.18 and Section 12.05, the following matters shall require, and the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following without first obtaining the affirmative approval in writing of Yucaipa:
(a) (i) amending the organizational document or stockholders, operating or similar agreement of the Company or any of its Subsidiaries in a manner that materially and disproportionately adversely affects or prejudices Yucaipa (as compared to the other Shareholders) or (ii) amending this Agreement;
(b) issuing any Equity Securities (other than inter-company issuances by the Company or its Subsidiaries to the Company or another Company Subsidiary);
(c) other than as otherwise previously and specifically approved in the applicable Approved Budget, causing the Company to incur, or assuming any, indebtedness for borrowed money or capital expenditures, in each case, in excess of $10,000,000 individually;
(d) adopting, amending or modifying an Approved Budget;
(e) hiring or terminating the Chief Executive Officer, the Chief Financial Officer, Chief Technology Officer, Chief Operating Officer or any other C-Suite officer of the Company;
(f) initiating a process with respect to, or consummating, an IPO;
(g) making any new or changing any existing tax election or taking any other action with respect to tax matters of the Company and its Subsidiaries that would reasonably be expected to have a materially and disproportionately adverse effect on Yucaipa (as compared to the other Shareholders);
(h) fundamentally changing the nature or scope of the business of the Company and its Subsidiaries as conducted on the date hereof; or
(i) entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing.
Prior to withholding its approval right under Section 5.16(c), Yucaipa shall reasonably consult with MCR Investor.
Section 5.17 Other Shareholder Consent Matters. Notwithstanding anything else contained in this Agreement to the contrary and without limiting any consent or approval right or requirement set forth in Section 5.15, Section 5.16, Section 5.18 and Section 12.05, the following matters shall require, and the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following without first obtaining the affirmative approval in writing of the holder of a majority of the Common Shares that would be adversely impacted or prejudiced by such matter (excluding Yucaipa, or any of its Affiliates or Permitted Transferees):
(a) amending the organizational document, this Agreement or stockholders, operating or similar agreement of the Company or any of its Subsidiaries in a manner that materially and disproportionately adversely affects or prejudices a Shareholder or a group of Shareholders, taking into account the nature and extent of their respective interests, (as compared to Yucaipa or the other Shareholders) other than any amendment in connection with the issuance of Equity Securities in accordance with Section 4.03;
(b) fundamentally changing the nature or scope of the business of the Company and its Subsidiaries as conducted on the date hereof;
(c) making any new or changing any existing tax election or taking any other action with respect to tax matters of the Company and its Subsidiaries that would reasonably be expected to have a materially and disproportionately adverse effect on such Shareholder (as compared to Yucaipa); or
(d) entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing.
Section 5.18 Disinterested and Independent Director Consent. In addition to any other consent or approvals required under this Agreement, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, enter into, amend or modify the terms of, any Affiliate Transaction that involves Yucaipa or the MCR Investor or one of their respective Affiliates without first obtaining the affirmative approval in writing of a majority of the disinterested and independent directors on the Board (and, for the avoidance of doubt, any Director designated by the MCR Investor shall be deemed to be disinterested and independent with respect to any transactions involving Yucaipa or any of its Affiliates).
Section 5.19 Officers; Designation and Election of Officers; Duties. Subject to Section 5.15 and Section 5.16, the Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Shareholder or Representative) who may be designated as officers of the Company, with titles including “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel,” “chief compliance officer” and “director,” as and to the extent authorized by the Board (each, an “Officer” and collectively, the “Officers”); provided, that the Board (a) shall elect a Chairman of the Board (the “Chairman”), who shall hold his or her office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, who shall, initially be the Initial Chairman. Any number of offices may be held by the same Person. Subject to Section 5.15, any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Subject to Section 5.15, Section 5.16 and Section 5.20, each Officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.
Section 5.20 Removal of Officers; Vacancies. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Subject to Section 5.16(e), any Officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof. Vacancies may be filled by approval of the Board or any authorized committee thereof. Designation of any Person as an Officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.
Section 5.21 Vice Chair. The Board shall elect one (1) Vice Chair of the Board, who shall, initially be Tyler Morse (the “Vice Chair”). The Board shall from time to time determine the authority, scope, reporting, management-engagement protocols, and responsibilities of a Vice Chair with respect to special projects or such other initiatives from time to time designated by the Board (with the agreement of the Vice Chair) to be led by the Vice Chair. Prior to the Director Transfer Date, except as otherwise provided in Section 5.01(c), Section 5.01(d), Section 5.03 or Section 5.08(a), the Vice Chair shall not be removed, terminated or otherwise replaced.
Section 5.22 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

ARTICLE 6
Indemnification and Exculpation
Section 6.01 Indemnity.
(a) To the fullest extent permitted by Applicable Law, the Company will, and will cause each of its Subsidiaries to, indemnify, exonerate and hold the Shareholders and each of their respective partners, shareholders, members, Affiliates (excluding the Company and its Subsidiaries), directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates (excluding the Company and its Subsidiaries), directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, proceedings, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any third-party action, cause of action, suit, arbitration or claim arising, directly or indirectly, out of, or in any way relating to, (i) such Shareholder’s or its Affiliates’ ownership of Common Shares or such Shareholder’s or its Affiliates’ control of the Company or any of its Subsidiaries or their respective predecessors or successors (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any willful breach of this Agreement by such Indemnitee or its Affiliates or other related Persons) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason other than in accordance with its terms, the Company will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. For the purposes of this Section 6.01, none of the limitations set forth in the parenthetical to clause (i) above shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company or any of its Subsidiaries, then such payments shall be promptly repaid by such Indemnitee to the Company and its Subsidiaries, as applicable. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational documents of the Company or any of its Subsidiaries.
(b) The Company, will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action for which the Indemnitee would be entitled to indemnification under the terms of this Section 6.01, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company or its Subsidiaries, in the defense of any action for which an Indemnitee would be entitled to indemnification under the terms of this Section 6.01, may, without the consent of such Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such action, (ii) does not impose any limitations (equitable or otherwise) on such Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by the Company or its Subsidiaries.
(c) The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) Applicable Law, (ii) the organizational documents of the Company, (iii) this Agreement, (iv) any other agreement between the Company and the Indemnitee pursuant to which the Indemnitee is indemnified and/or (v) the laws of the jurisdiction of incorporation or organization of the Company (clauses (i) through (v), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any Indemnitee-Related Entities. For the avoidance of doubt, the Company shall not be responsible for indemnifying the Indemnitee for any Indemnified Liabilities arising solely from the Indemnitee’s service as a director, officer, employee, or agent of any Subsidiary, except to the extent that the Company has expressly agreed in writing to provide such indemnification. In all such cases, the relevant Subsidiary shall be fully and primarily responsible for any such indemnification obligations. Under no circumstance shall the Company or any controlled Subsidiary be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any controlled Subsidiary under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause its controlled Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any controlled Subsidiary pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any controlled Subsidiary, as applicable, and (iii) the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.
(d) The Company and Shareholders agree that each of the Indemnitees and Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.01, entitled to enforce this Section 6.01 as though each such Indemnitee and Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of its Subsidiaries to perform the terms and obligations of this Section 6.01 as though each such Subsidiary were a party to this Agreement.
Section 6.02 Exculpation
(a) To the fullest extent permitted by Applicable Law, no Indemnitee shall be liable to the Company or its Subsidiaries or to any other Person that is a Party hereto or is otherwise bound hereby for (i) any act or failure to act with respect to or in connection with the Company Group or the Company Group’s business or affairs (without prejudice to rights and remedies available for breaches of this Agreement or the Transaction Documents, in accordance with the terms of such agreement, if applicable), or (ii) any liability from any breach of such Person’s duty of loyalty to the Company, except in the case of bad faith or willful misconduct.
(b) The Company shall also have the power to exculpate, to the same extent set forth in this Section 6.02, employees of the Company or its Subsidiaries who are not Indemnitees and agents of the Company or its Subsidiaries.
Section 6.03 Waiver of Corporate Opportunity. Except as otherwise provided in the second sentence of this Section 6.03, (i) no Shareholder or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or Director of the Company) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 6.03, have an interest or expectancy (a “Corporate Opportunity”), and (b) no Shareholder or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, however, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or Director of the Company whether or not such individual is also a Director or officer of a Shareholder, if such opportunity is expressly offered in writing solely to such Person in his or her capacity as an officer or Director of the Company.
Section 6.04 D&O Insurance. The Company shall at all times maintain directors’ and officers’ indemnity insurance coverage and the Certificate of Incorporation and Bylaws shall provide for mandatory indemnification and exculpation of the Directors and advancement of expenses to the Directors, in each case, to the fullest extent permitted under Applicable Law.
Section 6.05 Entry Into Force. The provisions of this Article 6 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Indemnitee arising from any act or omission of such

Indemnitee acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Article 6, or, to the fullest extent permitted by Applicable Law, any amendment of Applicable Law, shall have any effect on the rights provided under this Article 6 with respect to any act or omission occurring prior to such amendment or repeal.
Section 6.06 Transaction Documents. Nothing contained in this Article 6 is intended to relieve any Shareholder or any other Person from any liability or other obligation of such Person pursuant to any Transaction Document, to the extent such Shareholder is a party thereto, or to in any way impair the enforceability of any provision of such agreements against any party thereto.
ARTICLE 7
Accounting, Tax, Fiscal and Legal Matters
Section 7.01 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year (the “Fiscal Year”).
Section 7.02 Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.
Section 7.03 Auditors. The Company Auditors shall be such firm of certified independent public accountants as shall be selected by the Board in its reasonable discretion and in accordance with the provisions of this Agreement.
Section 7.04 Certain Tax Matters.
(a) The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. Each Shareholder shall furnish to the Company all pertinent information and documentation in its possession relating to the Company’s operations or as may be necessary to enable any tax return required to be filed by or with respect to the Company and any Subsidiary thereof to be timely prepared and filed.
(b) The Shareholders agree that (i) the Company is intended to be classified as an association taxable as a corporation for U.S. federal income tax purposes, (ii) the Board shall take all actions necessary to cause the Company to be so classified, and (iii) no Shareholder or Affiliate thereof take any action inconsistent with such treatment.
(c) The Company shall as promptly as practicable furnish to any Shareholder information reasonably requested by such Shareholder or any Affiliate thereof to enable such Shareholder or its direct or indirect equity owners to comply with applicable tax reporting requirements with respect to Shares held by such Shareholder, including such information as may be reasonably requested by such Shareholder to complete U.S. federal, state or local or non-U.S. income tax returns. Reasonable out-of-pocket costs incurred by the Company in connection with providing such information shall be borne, and promptly reimbursed, by the Shareholder requesting such information. The Company will use commercially reasonable efforts to provide any tax-related information that is required to be provided to the Shareholder by the Company or any of its Subsidiaries in respect of a Taxable Year within ninety (90) calendar days following the end of such Taxable Year.
(d) The Shareholders shall be entitled to receive from the Company upon reasonable request, to the extent it is able to do so, a certification that no Shares constitute a “United States real property interest,” in accordance with Treasury Regulations Section 1.897-2(h)(1). Reasonable out-of-pocket costs incurred by the Company in connection with providing such certification, including any costs incurred in making any determinations with respect to the status of the Shares as a “United States real property interest,” in accordance with Treasury Regulations Section 1.897-2(h)(1), shall be borne, and promptly reimbursed, by the Shareholder requesting such certification.
(e) Notwithstanding anything to the contrary in this Agreement, any Shareholder that intends to cause any Transfer of Company Securities that is otherwise permitted under this Agreement shall provide notice to the Board as soon as reasonably possible, with such notice containing sufficient detail and information as requested by the Board to allow the Board to (i) determine whether such Transfer would cause an “ownership change” pursuant to Section 382 of the Code (or any similar Applicable Law) with respect to the Company and, (ii) if such Transfer would cause an “ownership change” pursuant to Section 382 of the Code (or any similar Applicable Law) giving rise to a materially adverse impact on the Company’s projected tax expense, consider in good faith what procedures, if any, may be warranted to implement to preserve the Company’s ability to utilize its net operating losses and other tax attributes; provided that such procedures shall not prevent or in any way inhibit or limit the ability of such Shareholder to Transfer its Company Securities.
ARTICLE 8
Dividends and Distributions
Section 8.01 Dividends. Subject to the terms of this Agreement, the Board may (but shall not be obligated to) declare and authorize dividends or other distributions to the Shareholders at any time or from time to time, and in amounts as determined by the Board in its sole and absolute discretion to be appropriate. All dividends or other distributions shall, subject to any rights contained in any certificate of designations for any class or series of preferred stock, be made to the Shareholders on a pro rata basis in accordance with their Shareholder Percentages. The Company shall (at its own expense) determine the portion of any such distribution that is characterized as a dividend for U.S. federal income tax purposes, within the meaning of Section 301(c)(1) of the Code, and shall inform the Shareholders of the same.
Section 8.02 Dividends and Distributions in Cash, Stock or in Kind. Dividends or distributions may be declared and paid in cash, in shares of stock or in property, as determined by the Board, in its sole discretion, subject to the terms of this Agreement and any rights of holders of any class or series of preferred stock as set forth in the applicable certificate of designations.
Section 8.03 Limitations on Dividends and Distributions. Notwithstanding anything in this Agreement to the contrary, no dividend or distribution shall be declared or paid if such action would be in violation of Applicable Law or any restrictions set forth in the Company’s Certificate of Incorporation, bylaws, or any certificate of designations for any class or series of preferred stock.
ARTICLE 9
Transfer Restrictions and Additional Shareholders
Section 9.01 Restrictions on Transfers. No Shareholder may, directly or indirectly, Transfer or permit a Transfer of (whether by merger, operation of law or otherwise) any Company Securities, except for (i) either (x) direct Transfers by a Shareholder to a Permitted Transferee or (y) direct or indirect Transfers in a Shareholder so long as such Transfer does not result in a change in control of the Shareholder, in each case pursuant to and in accordance with Section 9.02(a); (ii) Transfers from and after December 31, 2026 pursuant to and in accordance with Section 9.02(b) (including any Transfers made pursuant to and in accordance with Section 9.08 in connection therewith); (iii) Transfers to a ROFO Holder pursuant to and in accordance with Section 9.04; (iv) Transfers to the Non-ROFO Selling Shareholder pursuant to and in accordance with Section 9.04(c); (v) Transfers pursuant to and in accordance with Section 9.09 and (vi) Transfers that have been approved in writing by the Board by a two-thirds majority; provided that no Shareholder may Transfer any Company Securities pursuant to clauses (i), or (ii) above to a competitor of the Company, as determined by the Board in good faith, without the prior written consent of the Board by a two-thirds majority.
Section 9.02 Permitted Transfers.
(a) Any Shareholder may at any time, without the consent of the Board or any other Shareholder, either (x) Transfer any or all of its Shares, directly or indirectly, to one or more of its Permitted Transferees, (y) permit a direct or indirect Transfer in such Shareholder so long as such Transfer does not result in a change in control of the Shareholder, and (z) with respect to MCR Investor, permit a direct or indirect Transfer in MCR Investor so long as such Transfer does not result in MCR Parent ceasing to Control, directly or indirectly, MCR Investor; provided that, with respect to a direct Transfer by a Shareholder under clause (x), (i) the transferring Shareholder gives, prior to such Transfer becoming effective, at least ten (10) Business Days’ advance written notice to the Board of such intention to make such a Transfer, which written notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed, the relationship of such Permitted Transferee to such transferring Shareholder and the number of Shares proposed to be transferred to such Permitted Transferee, (ii) such Permitted Transferee shall have agreed in writing to be entitled to and bound by all the rights and obligations, and subject to, the terms and conditions of this Agreement in accordance with Section 9.03(a), (iii) the Transfer to such Permitted Transferee is in compliance with Applicable Law and applicable contractual obligations, (iv) such Transfer has been made subject to the transfer-back requirements pursuant to Section 9.02(d) and (v) the transferring

Shareholder remains jointly and severally liable with the relevant Permitted Transferee vis-à-vis the other Parties for any breach by such Permitted Transferee of any provision of this Agreement.
(b) From and after December 31, 2026, without the consent of the Board or any other Shareholder, any Shareholder may, subject to Section 9.01, Section 9.04 and Section 9.08 (if applicable), Transfer, directly or indirectly, in any one transaction or series of transactions, all or any portion of its Shares to any Person.
(c) On or prior to June 30, 2028, Yucaipa shall give each Shareholder written notice of whether, in Yucaipa’s reasonable discretion, the Consolidated Adjusted EBITDA Threshold is reasonably expected to be met.
(d) For the avoidance of doubt, a Transfer to a Permitted Transferee shall not relieve the transferring Shareholder of its obligations to the Company. Each Shareholder agrees that if, after a Transfer to a Permitted Transferee in accordance with Section 9.02(a), the Permitted Transferee ceases to be a Permitted Transferee of such Shareholder, except as otherwise required by Applicable Law, such Permitted Transferee shall immediately transfer all of its Transferred Shares to such Shareholder or another Permitted Transferee of such Shareholder.
(e) Except as provided herein, (i) a transferring Shareholder will bear its own costs and expenses in connection with the Transfer of such Shareholder’s Shares, (ii) a transferee of Shares will bear its own costs and expenses in connection with the Transfer of such Shares and (iii) the Company will bear any ordinary course expenses it or its Subsidiaries may incur in connection with effecting and implementing any Transfer of any Shares. Without limitation of the foregoing, any transfer or similar taxes arising as a result of the Transfer of a Shareholder’s Shares shall be paid by such transferring Shareholder (as applicable).
Section 9.03 Additional Shareholders.
(a) Each Person who receives Shares as a result of a direct Transfer in accordance with, and as permitted by, the terms of this Agreement and who is not already a Shareholder, shall have executed and delivered to the Company, as a condition precedent to such person’s acquisition of the relevant Shares, a joinder in the form reasonably acceptable to the Board (a “Joinder”). Upon execution of such Joinder, (i) such Person agrees to be bound by all the terms and conditions of this Agreement and shall be entitled to all rights of a Shareholder hereunder; (ii) in the case of a Transfer to a Permitted Transferee, such Permitted Transferee shall be subject to all of the obligations of the transferring Shareholder under this Agreement with respect to such Shares; and (iii) in the case of a Transfer to a Permitted Transferee, the transferring Shareholder shall have the right, but not the obligation, to assign (and may do so without the consent of any other Shareholder, the Company or any other Person) such Permitted Transferee all of its rights under this Agreement, as of the date of such Transfer. The Company shall be obliged to execute and deliver to such Person who has signed a Joinder a countersigned copy thereof, if the Transfer to such person is specifically required or permitted by this Agreement, and such person shall be entitled to all rights of a Shareholder hereunder.
(b) Each Person who is issued new Shares in accordance with, and as permitted by, the terms of this Agreement who is not already a Shareholder shall have executed and delivered to the Company, as a condition precedent to such person’s acquisition of the relevant Shares, a Joinder, pursuant to which such subscriber confirms that, with respect to the Shares it subscribes to or it receives, as applicable, it shall be deemed a Shareholder, and agrees to be bound by all the terms and conditions of this Agreement, in which case, the Company shall be obliged to execute and deliver to such Person who has signed a Joinder a countersigned copy thereof, and such person shall be entitled to all rights of a Shareholder hereunder.
(c) In the event of a Transfer of any Shares by a Shareholder in accordance with this Article 9 to any Person (other than a Permitted Transferee), such Shareholder shall not be permitted to assign the specific rights granted to it hereunder (and not to all Shareholders) without the prior written consent of the Board (not to be unreasonably withheld, conditioned or delayed).
(d) Upon a direct Transfer of Company Securities as permitted in accordance with this Agreement, the transferring Shareholder shall notify the Company so that such Transfer may be registered in the Company’s books and records.

Section 9.04 Right of First Offer.
(a) ROFO over Minority Offering Shareholders.
(a) If any Shareholder other than Yucaipa, the MCR Investor or any of their respective Permitted Transferees (“Minority Offering Shareholder”) desires to Transfer (or cause to be Transferred) (whether by merger, operation of law or otherwise) all or part of the Minority Offering Shareholder’s Company Securities pursuant to Section 9.02(b), other than (1) a Transfer to a Permitted Transferee in accordance with Section 9.02(a), and (2) a Transfer in accordance with Section 9.09, then the Minority Offering Shareholder will notify the Company, in writing (the “Minority ROFO Sale Notice”) that the Minority Offering Shareholder desires to Transfer all or any portion of its Company Securities, designating the specific number of Company Securities (the “Minority ROFO Shares”) that the Minority Offering Shareholder desires to Transfer.
(b) The Company shall within two (2) Business Days of its receipt of the Minority ROFO Sale Notice deliver the Minority ROFO Sale Notice to Yucaipa and the MCR Investor (collectively, the “Minority ROFO Holders”). For a period of sixty (60) Business Days (“Minority ROFO Election Period”) after receipt of the Minority ROFO Sale Notice, each Minority ROFO Holder shall have the right, but not the obligation, to purchase all (and only all) of the Minority ROFO Shares, which right may be exercised jointly with the other Minority ROFO Holder, by delivering an irrevocable written notice (the “Minority ROFO Offer”) stating that the Minority ROFO Holder(s) wish to purchase all (and only all) of the Minority ROFO Shares. Any Minority ROFO Offer must include (1) the aggregate cash purchase price per Share (the “Minority ROFO Offer Price”) for such Minority ROFO Shares, which for the avoidance of doubt, shall be the same per share price for each Minority ROFO Share, and (2) the other material terms and conditions of such proposed Transfer.
(b) ROFO over Yucaipa.
(a) If Yucaipa or any of its respective Permitted Transferees (“Yucaipa Offering Shareholder”) desires to Transfer (or cause to be Transferred) (whether by merger, operation of law or otherwise) all of the Yucaipa Offering Shareholder’s Shares pursuant to Section 9.09(a)(ii), then the Yucaipa Offering Shareholder will notify the Company, in writing (the “Yucaipa ROFO Sale Notice”) that the Yucaipa Offering Shareholder desires to Transfer all of its Shares (the “Yucaipa ROFO Shares”).
(b) The Company shall within two (2) Business Days of its receipt of the Yucaipa ROFO Sale Notice deliver the Yucaipa ROFO Sale Notice to the MCR Investor (the “Yucaipa ROFO Holder”). For a period of sixty (60) Business Days (“Yucaipa ROFO Election Period”) after receipt of the Yucaipa ROFO Sale Notice, the Yucaipa ROFO Holder shall have the right, but not the obligation, to purchase all (and only all) of the Yucaipa ROFO Shares and the Shares held by the other Shareholders (“Other ROFO Shares”, and an “Other ROFO Offering Shareholder”) by delivering an irrevocable written notice (the “Yucaipa ROFO Offer”) stating that the Yucaipa ROFO Holder wishes to purchase all (and only all) of the Yucaipa ROFO Shares and Other ROFO Shares. Any Yucaipa ROFO Offer must include (1) the aggregate cash purchase price per Share (the “Yucaipa ROFO Offer Price”) for such Yucaipa ROFO Shares and Other ROFO Shares and (2) the other material terms and conditions of such proposed Transfer.
(c) ROFO over Drag-Along Sellers.
(a) If the conditions to a Drag-Along Right are satisfied, prior to triggering a Drag-Along Sale under Section 9.09(a)(i), a Shareholder (the “DA ROFO Offering Shareholder”) will notify the Company, in writing (the “DA ROFO Sale Notice”) that the DA ROFO Offering Shareholder desires to Transfer all of its Shares (the “DA ROFO Shares”).
(b) The Company shall within two (2) Business Days of its receipt of the DA ROFO Sale Notice deliver the DA ROFO Sale Notice to Yucaipa. For a period of sixty (60) Business Days (“DA ROFO Election Period”) after receipt of the DA ROFO Sale Notice, Yucaipa shall have the right, but not the obligation, to purchase all (and only all) of the DA ROFO Shares by delivering an irrevocable written notice (the “DA ROFO Offer”) stating that Yucaipa wishes to purchase all (and only all) of the DA ROFO Shares. Any DA ROFO Offer must include (1) the aggregate cash purchase price per Share (the “DA ROFO Offer Price”) for such DA ROFO Shares and Other ROFO Shares and (2) the other material terms and conditions of such proposed Transfer.

(d) The Offering Shareholder will have fifteen (15) Business Days following the ROFO Election Period (“ROFO Acceptance Period”) to accept in writing (“ROFO Acceptance Notice”) any ROFO Offer made by the ROFO Holder(s); provided, that the Offering Shareholder shall not be required to accept any such ROFO Offer.
(e) In the case of clause (a) above, if more than one ROFO Holder wishes to exercise their right to purchase the ROFO Shares, they shall notify the Company and the Offering Shareholder within the ROFO Election Period. The ROFO Shares shall be allocated between the ROFO Holders pro rata in accordance with their respective Shareholder Percentages (excluding the Offering Shareholder) as of the date of the ROFO Sale Notice, unless otherwise in writing by such ROFO Holders. If the ROFO Holders do not agree on the terms of a joint offer, or on allocation within ten (10) Business Days following the ROFO Election Period, the ROFO Shares shall be allocated to the ROFO Holder offering the higher price.
(f) If the Offering Shareholder timely delivers a ROFO Acceptance Notice, then each of the Offering Shareholder and ROFO Holder(s) shall (and, as applicable, shall require its Affiliates to) consummate the purchase and sale of the ROFO Shares as to which the Offering Shareholder has delivered the ROFO Acceptance Notice on the terms set forth in the ROFO Offer within (i) in the case of Section 9.09(a) and Section 9.09(b), thirty (30) calendar days of the end of the ROFO Acceptance Period, and (ii) in the case of Section 9.09(c), one hundred eighty (180) calendar days of the end of the ROFO Acceptance Period; provided, that, if any Governmental Approvals are required in connection with such transaction, such time period shall be extended until the expiration of five (5) Business Days following the date on which all Governmental Approvals required with respect to such proposed transaction are obtained (including the expiration or termination of any applicable waiting periods under Applicable Law) but (i) in the case of Section 9.09(a) and Section 9.09(b) in no event will such period be extended for more than an additional one hundred eighty (180) calendar days, and (ii) in the case of Section 9.09(c), in no event later than two hundred forty (240) calendar days following the end of the ROFO Acceptance Period, (it being understood that, if any such required Governmental Approvals are not obtained within such periods, the applicable purchasing ROFO Holder and the Offering Shareholder shall not be obligated to proceed with the proposed transaction and the Offering Shareholder may include the Shares which were to have been sold to the applicable purchasing ROFO Holder in any transaction effected pursuant to Section 9.04(g)); provided, however, that the Offering Shareholder may not proceed with any transaction effected pursuant to Section 9.04(g) if the failure to obtain Governmental Approvals was due to such Offering Shareholder’s failure to use commercially reasonable efforts to obtain such required Governmental Approvals. The parties to any such transaction shall use their respective commercially reasonable efforts to obtain, at their own cost and expense, any such required Governmental Approvals.
(g) If (i) the Offering Shareholder delivers a notice in writing that it does not intend to accept any ROFO Offer or fails to deliver ROFO Acceptance Notices with respect to all of the ROFO Shares to be sold pursuant to the ROFO Offer during the time period set forth in Section 9.04(b), (ii) no ROFO Offers are provided to the Offering Shareholder during the ROFO Election Period or (iii) the Offering Shareholder timely delivers a ROFO Acceptance Notice and the proposed transaction contemplated by the ROFO Offer is not consummated solely as a result of a failure to receive all required Governmental Approvals within the time period referred to in Section 9.04(f) (as extended if applicable in accordance with Section 9.04(f)) (any of the events in the foregoing clauses (i) to (iii), a “ROFO Sale Trigger”), then, (i) in the case of Section 9.04(a) and Section 9.04(b), subject to the last proviso in Section 9.04(f), the Offering Shareholder may enter into a binding agreement to Transfer or cause to be Transferred all (but not less than all) of the Shares set forth in the ROFO Sale Notice subject to the last proviso in Section 9.04(f), at a price no less than one hundred percent (100%) of the price proposed in the ROFO Offer, if applicable, and on other terms and conditions that are no more favorable to the unaffiliated third-party acquirer than the terms and conditions specified in the ROFO Offer (the “ROFO Offer Terms”), if applicable; provided, that, such sale is bona fide and is entered within one hundred and twenty (120) calendar days of a ROFO Sale Trigger; provided, further, that such Transfer shall be consummated within two hundred and thirty five (235) calendar days after a ROFO Sale Trigger, and (ii) in the case of Section 9.04(c), the DA ROFO Offering Shareholder may, at its or their option, trigger a Drag-Along Sale pursuant to Section 9.09(a)(i). If, however, the Offering Shareholder (or, as applicable, its Affiliate) fails to complete or cause to be completed the proposed Transfer to an unaffiliated third-party acquirer within such time periods, then any proposed Transfer shall again become subject to the right of first offer pursuant to this Section 9.04.
(h) Notwithstanding anything to the contrary in this Section 9.04, no Offering Shareholder may deliver more than one (1) ROFO Sale Notices or otherwise trigger a ROFO Sale Trigger pursuant to Section 9.04(a) in any rolling twelve (12) month period, and any attempt to do so in excess of such limit shall be null and void and of no force or effect; provided that, the limitation set forth in this Section 9.04(h) shall not apply in the event that the Offering Shareholder elects to re-initiate the right of first offer pursuant to the last sentence of Section 9.04(g) as a result of the third-party offer not complying with the ROFO Offer Terms.
Section 9.05 Termination of Shareholder Status. Any Shareholder that directly Transfers all of its, and owns no, Shares shall immediately cease to be a Shareholder and shall no longer be a Party to this Agreement (in its capacity as a Shareholder), and Exhibit A shall be updated to eliminate such Person; provided, however, that such Shareholder (a) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement; (b) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (c) shall retain any rights as an Indemnitee under Article 6 with respect to conduct occurring prior to such Transfer; and (d) shall not thereby be relieved of any of its obligations under Article 9.
Section 9.06 Void Transfers. To the greatest extent permitted by Applicable Law, any Transfer by any Shareholder of any Shares or other interest in the Company (including any Transfer of any Person which, directly or indirectly, owns Shares) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by Applicable Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Shareholder.
Section 9.07 [Reserved].
Section 9.08 Tag-Along Right.
(a) Subject to Section 9.10, if, (i) Yucaipa proposes to Transfer (whether by merger, operation of law or otherwise) Shares (the “Yucaipa Tag-Along Seller” and the Transfer of such Shares, the “Yucaipa Tag-Along Sale”), (ii) the MCR Investor proposes to Transfer (whether by merger, operation of law or otherwise) Shares (the “MCR Investor Tag-Along Seller” and the Transfer of such Shares, the “MCR Investor Tag-Along Sale”) or (iii) Yucaipa proposes to purchase Shares of a ROFO Selling Shareholder pursuant to Section 9.04(c) (the “ROFO Tag-Along Seller” and the purchase of such Shares, the “ROFO Tag-Along Sale”), other than in each of clauses (i) and (ii), (x) a Transfer to a Permitted Transferee in accordance with Section 9.02(a) or (y) a Transfer in accordance with Section 9.09, and in the case of clause (ii), a Transfer in accordance with Section 9.04(c), the Tag-Along Seller shall provide the other Shareholders (the “Tagging Shareholders”) written notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer the Tagging Shareholders the opportunity to participate in such Transfer in accordance with this Section 9.08; provided, that, if the Consolidated Adjusted EBITDA Threshold has not been met as of the Trigger Date, this Section 9.08 shall not apply to any proposed Transfer by the MCR Investor (whether by merger, operation of law or otherwise) pursuant to clause (ii) above during the six (6) month period immediately following the Trigger Date.
(b) The Tag-Along Notice shall identify the number of Shares proposed to be sold by the Tag-Along Seller (the “Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.
(c) The Tagging Shareholders shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within twenty (20) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Tag-Along Sale up to a number of Shares representing such Tagging Shareholders’ Tag-Along Portion; provided, that the Tagging Shareholders shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of Shares, and the Tag-Along Seller shall be entitled to include the number of Shares proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that the Tagging Shareholders shall be able to include its Tag-Along Portion). Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration for the Shares being transferred in such Tag-Along Sale. If at the termination of the Tag-Along Notice Period, any Tagging Shareholder shall not have elected to participate in the Tag-Along Sale, such Tagging Shareholder shall be deemed to have waived its rights under Section 9.08(a) with respect to the Transfer of its Shares pursuant to such Tag-Along Sale.
(d) If at the end of a one hundred twenty (120) calendar day period after delivery of a Tag-Along Notice (which one hundred twenty (120) calendar day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to Governmental Approvals until the expiration of five (5) Business Days after all such Governmental Approvals have been received, but in no event later than one hundred eighty (180) calendar days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Shares proposed to be sold by the Tag-Along Seller and the Tagging Shareholders on substantially the same terms and conditions set forth in the Tag-Along Notice, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Shares shall continue in effect.
(e) Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Shareholders thereof, (ii) if not remitted directly to the Tagging Shareholders, remit to the Tagging Shareholders the total consideration for the Shares of the Tagging Shareholders that were Transferred pursuant thereto, less the Tagging Shareholders’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.10, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notice, and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by a Tagging Shareholder. The Tag-Along Seller shall promptly remit to the Tagging Shareholders, if not remitted directly to the Tagging Shareholders, any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.
(f) Notwithstanding anything contained in this Section 9.08, there shall be no liability on the part of the Tag-Along Seller to the Tagging Shareholders or any other Person if the Transfer of Shares pursuant to this Section 9.08 is not consummated for whatever reason, except to the extent the Tag-Along Seller or the Company has breached any provision of this Agreement or the provisions of the definitive acquisition agreement in connection with the Tag-Along Sale. Whether to effect a Transfer of Shares pursuant to this Section 9.08 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.
Section 9.09 Drag-Along Right.
(a) Subject to Section 9.10, (i) from and after the Trigger Date, and subject to the Consolidated Adjusted EBITDA Threshold having been met, either (x) the MCR Investor or (y) any other Shareholder or group of Shareholders holding greater than ten percent (10%) of the issued and outstanding Shares, may at its or their option, (ii) on or prior to the Trigger Date, and subject to Section 9.04(b), and the MCR Investor receiving at least a 1.75x MOIC with respect to the sale of its Shares in any such Drag-Along Sale (as defined below), Yucaipa may at its option, or (iii) from and after the Trigger Date, Yucaipa may at its option (each, a “Drag-Along Right”), at any time elect to consummate, or to cause the Company to consummate, a transaction or a series of related transactions that constitutes or would constitute a Change of Control of the Company (a “Drag-Along Sale” and the Shareholders initiating such Drag-Along Sale, the “Drag-Along Seller” and the other Shareholders of the Company, the “Non-Drag-Along Seller”) and require each other Shareholder to, subject to the terms hereof: Transfer its Shares on the same terms and conditions applicable to, and for the same type of consideration payable to, the Drag-Along Seller, except as otherwise provided in Section 9.09(c). Notwithstanding the foregoing, solely in the case of clause (i) above, if a DA ROFO Offer is submitted in accordance with Section 9.04(c), the Drag-Along Right may only be triggered if the aggregate consideration for the Company set forth in the Drag-Along Sale Notice is greater than the DA ROFO Offer Price of such DA ROFO Offer, in each case, based on an implied equity value for 100% of the Shares of the Company.
(b) If the Drag-Along Seller elects to exercise its Drag-Along Rights, the Drag-Along Seller shall provide written notice of such Drag-Along Sale to the other Shareholders (a “Drag-Along Sale Notice”) not later than twenty (20) Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the proposed purchaser in the Drag-Along Sale, confirmation that the proposed purchaser has been informed of the Shareholders’ rights pursuant to this Section 9.09, the number of Shares subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made and all other material terms and conditions of the Drag-Along Sale.
(c) Any Drag-Along Sale must be for 100% of the Equity Securities of the Company and the consideration for such Drag-Along Sale must be solely of cash or freely marketable securities. Notwithstanding the foregoing, in such transaction, Yucaipa and its Permitted Transferees may receive other property or securities so long as all other Shareholders receive cash and/or freely marketable securities having a reasonably equivalent value, with any determination of such value made by a committee of the Board comprised solely of disinterested and independent Directors (including in the case of a Drag-Along Sale pursuant to Section 9.09(a)(ii) or (iii), one or more MCR Directors if at such time the MCR Investor shall be entitled to designate one or more MCR Directors) being final, binding, and not subject to dispute by any Shareholder.
(d) The Drag-Along Seller shall have a period of one hundred eighty (180) calendar days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided, that, if such Drag-Along Sale is subject to regulatory approval, such one hundred eighty (180) calendar day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than two hundred forty (240) calendar days following delivery of the Drag-Along Sale Notice by the Drag-Along Seller. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall return to each of the Non-Drag-Along Seller any documents in the possession of the Drag-Along Seller executed by the Non-Drag-Along Seller in connection with the proposed Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Shares owned by the Non-Drag-Along Seller shall again be in effect.
(e) Promptly after the consummation of the Drag-Along Sale pursuant to this Section 9.09, the Drag-Along Seller shall (i) notify the Non-Drag-Along Seller thereof, (ii) if not remitted directly to the Non-Drag-Along Seller, remit to the Non-Drag-Along Seller the total consideration for the Shares of the Non-Drag-Along Seller Transferred pursuant thereto less the Non-Drag-Along Seller’s pro rata share of any escrows, holdbacks or adjustments in purchase price and all transaction expenses of the Company and the Non-Drag-Along Seller as determined in accordance with Section 9.10, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Non-Drag-Along Seller, and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Non-Drag-Along Seller. If not remitted directly to the Non-Drag-Along Seller, the Drag-Along Seller shall promptly remit to the Non-Drag-Along Seller any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.
(f) Notwithstanding anything contained in this Section 9.09, there shall be no liability on the part of the Drag-Along Seller to the Non-Drag-Along Seller (other than the obligation to return the applicable instruments representing Shares received by the Drag-Along Seller) or any other Person if the Transfer of Shares pursuant to this Section 9.09 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice, except to the extent the Drag-Along Seller or the Company has breached any provision of this Agreement or the provisions of the definitive acquisition agreement in connection with the Drag-Along Sale.
(g) In the event a Drag-Along Seller seeks to commence a sale process in connection with a potential Drag-Along Sale pursuant to Section 9.09(a)(i), such sale process shall be administered by the Board. The Board shall reasonably consult with the Drag-Along Seller and consider in good faith the views of the Drag-Along Seller in connection with material decisions and communications related to the Drag-Along Sale, including (i) identification and solicitation of prospective purchasers (including securing the services of an investment bank and/or other professional advisors to assist in procuring such purchasers), (ii) preparation of preliminary marketing and auction materials, and (iii) negotiation and execution of transaction documentation. The Board shall use its reasonable best efforts to provide the Drag-Along Seller with a reasonable opportunity to attend material meetings and calls related to the Drag-Along Sale and the Board will use its reasonable best efforts to provide reasonable advanced notice of the same. The Board shall use reasonable best efforts to keep the Drag-Along Seller reasonably informed on a reasonably current basis of material developments in connection with such Drag-Along Sale.
(h) In the case of Section 9.09(a)(ii) and (iii), the Drag-Along Seller shall reasonably consult with the Board and consider in good faith the views of the Board in connection with material decisions and communications related to the Drag-Along Sale, including (i) identification and solicitation of prospective purchasers (including securing the services of an investment bank and/or other professional advisors to assist in procuring such purchasers), (ii) preparation of preliminary marketing and auction materials, and (iii) negotiation and execution of transaction documentation. The Drag-Along Seller shall use its reasonable best efforts to provide the Board with a reasonable opportunity to attend material meetings and calls related to the Drag-Along Sale and the Drag-Along Seller will use its reasonable best efforts to provide reasonable advanced notice of the same. The Drag-Along

Seller shall use reasonable best efforts to keep the Board reasonably informed on a reasonably current basis of material developments in connection with such Drag-Along Sale. The Company shall reimburse the Drag-Along Seller for all reasonable and documented out-of-pocket expenses incurred by the Drag-Along Seller in connection with the Drag-Along Sale.
(i) Each of the Shareholders will reasonably cooperate with each other and the Company in connection with the Drag-Along Sale, subject to Section 9.10 below.
Section 9.10 Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Section 9.08 or Section 9.09, the rights and obligations of the other Shareholders to participate in a Tag-Along Sale under Section 9.08 or a Drag-Along Sale under Section 9.09 are subject to the following conditions:
(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, except as otherwise provided in Section 9.09(c), (i) all of the Shareholders participating therein will receive the same form of consideration, including all payments whatsoever to any of its Affiliates (including transaction fees, exit fees, advisor and management fees), and (ii) if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders participating therein will be given the same option; and
(b) each other Shareholder shall (i) make such representations, warranties and covenants, provide such indemnities, releases and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided, that if the other Shareholders are required to provide any representations or indemnities in connection with such Transfer, liability for misrepresentation or indemnity shall (as to such other Shareholders) be expressly stated to be several but not joint and each other Shareholder shall not be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be, and (iii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price; provided, that, with respect to a Drag-Along Sale the Non-Drag-Along Seller (1) shall not be obligated to provide indemnification obligations that exceed its proceeds from the transaction, (2) shall not, unless the Non-Drag-Along Seller consents otherwise in its sole discretion, receive consideration other than cash or freely marketable securities, and (3) shall not be obligated to make any representations or warranties other than in relation to its due organization, title to the securities it is selling, its authority and capacity to effect the transfer and the absence of any conflict under Applicable Law or its organizational documents or any contract that would prevent or delay the transfer (it being understood that this Section 9.10(b) shall not limit, and each Shareholder shall be responsible for, severally and not jointly such Shareholder’s pro rata share (based on the proceeds received) of any breach of the Company’s representations and warranties).
Section 9.11 Public Offering Rights.
(a) The Board, subject to the consent of Yucaipa pursuant to Section 5.16(f), shall have the right to cause the Company to effect an IPO at any time, and the Company will engage legal and financial advisors to act as the Company’s advisors with respect thereto and the Shareholders will cooperate in all respects in marketing and effecting such IPO, subject to the rights of Shareholders under any Registration Rights Agreement. The Board shall be authorized to make decisions regarding the timing, size of offering, listing exchange, selection of underwriters and other decisions regarding the IPO.
(b) Caring Qualified IPO Process Option.
(a) Notwithstanding Yucaipa’s approval right under Section 5.16(f), for so long as Caring (together with his Permitted Transferees) holds [ ]4 or more Common Shares (appropriately adjusted for any stock splits, stock dividends or other similar events), from and after the two (2) year period following the Effective Date, the Board shall, upon written notice by Caring, cause the Company to commence a Qualified IPO process and use commercially reasonable efforts to pursue such process. The Company shall use commercially reasonable efforts to keep Caring reasonably informed of the Qualified IPO process and provide Caring with reasonable access to personnel of the lead underwriter for periodic updates. The Board, in lieu of commencing and pursuing a Qualified IPO process, may initiate a process for the sale of the Company or otherwise pursue a Company Change of Control transaction.
[4]	An amount equal to 10% of issued and outstanding Shares of the Company.

(b) The Board may, in its sole direction, determine to proceed with, or terminate the Qualified IPO process after receiving bona fide feedback from prospective underwriters as to expected valuation, market receptivity and Qualified IPO execution considerations. Notwithstanding any commencement of the process, the consummation of a Qualified IPO will remain subject to the Board’s approval.
(c) With respect to any IPO contemplated by this Section 9.11, the Company (or any legal entity in which the Company is converted in order to effect the IPO) and the Shareholders shall use reasonable best efforts to structure any IPO in a tax efficient manner.
(d) In connection with the undertaking of an IPO contemplated by this Section 9.11, if requested by the managing underwriters (if any), the Shareholders shall execute an agreement that subjects such Shareholders to customary lock-up provisions.
(e) This Agreement shall terminate in full without any further action by any Party upon the consummation of an IPO; provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary, Article 6, Section 10.02, Section 12.11, Section 12.12, Section 12.13, Section 12.14, and Section 12.15 shall not terminate, but shall remain in effect, upon, from and following any termination of this Agreement pursuant to this Section 9.11(e).
Section 9.12 Registration Rights. In connection with an IPO, the Company shall enter into a registration rights agreement granting to each of the Shareholders, to the extent applicable, registration rights on customary terms (the “Registration Rights Agreement”).
ARTICLE 10
Covenants
Section 10.01 Approved Budget. Without limitation to any consent or approval right or requirement set forth in Section 5.15, Section 5.16, and Section 5.17, not less than thirty (30) days prior to the end of each Fiscal Year, the Company shall prepare and submit to the Board, for the Board’s review and approval, an annual budget (a “Budget”, and a Budget approved by the Board, an “Approved Budget”) for the next succeeding Fiscal Year. If the Board fails to approve such Budget prior to the first day of the first Fiscal Year to be covered by such Budget, the Company shall continue to operate under the most recent Approved Budget until a new Budget is approved.
Section 10.02 Confidentiality.
(a) Each Shareholder agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clauses (a) through (v) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in (or, in the case of clause (v), its potential investment in or acquisition of an interest in) the Company and not for any other purpose. Each Shareholder agrees that it shall be responsible for any breach of the provisions of this Section 10.02 by any of its Representatives or potential transferees to whom it discloses Confidential Information. Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(a) to the extent required by Applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject; provided, that, unless otherwise prohibited by Applicable Law, such Shareholder agrees to give the Company prompt written notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Shareholder shall cooperate with such efforts by the Company, and shall, in any event, make only the minimum disclosure required by such Applicable Law));
(b) to any regulatory authority to which such Shareholder or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Shareholder uses reasonable best efforts to seek confidential treatment of such information to the extent available;
(c) to the extent required by applicable rules and regulations of any Governmental Authority with responsibility for regulating securities or by applicable stock exchange rules;
(d) if the prior written consent of the Board and the other Shareholders shall have been obtained; and

(e) in the case of the Bruce Group, to the direct and indirect equity holders of the Bruce Group, its Affiliates and their respective affiliated investment funds who are under duties or obligations of confidentiality.
(b) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any bona fide claim by or against the Company or any Shareholder.
Section 10.03 Non-Disparagement. Each Shareholder agrees that so long as it or any of its Permitted Transferees remains a Shareholder of the Company and for twenty-four (24) months thereafter, neither such Shareholder nor any Affiliate of such Shareholder shall, make or cause to be made, any statement or announcement (including through any press, media, analysts or other persons) that constitutes an expression of negative opinion, ad hominem attack on, or otherwise disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of the Company, the MCR Investor, Caring, Yucaipa or any of their respective Subsidiaries and Affiliates. Nothing in this Section 10.03 shall apply to statements made to a court or arbitrator in good faith in connection with the assertion or defense of any bona fide claim by or against the Company or any Shareholder.
ARTICLE 11
Reporting
Section 11.01 Financial Information. The Company shall concurrently provide to each of the Shareholders (and their respective Permitted Transferees), for so long as each such Shareholder owns any Company Securities, in each case, as soon as reasonably available:
(a) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the Fiscal Year then ended, in each case, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes);
(b) the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related audited statements of operations and cash flow for such Fiscal Year, in each case, prepared in accordance with GAAP;
(c) regular quarterly reports prepared by the CEO and/or other members of senior management including but not limited to Company cash flow and P&L forecasts and key performance indicators; and
(d) any other information reasonably requested by such Shareholder, subject to the approval of the Board.
Section 11.02 Liability. No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such information.
ARTICLE 12
Miscellaneous
Section 12.01 [Reserved].
Section 12.02 [Reserved].
Section 12.03 Further Assurances. Each Shareholder shall, at its own expense, sign and execute such documents and use reasonable efforts to perform such further acts as the Company, Yucaipa or MCR Investor may reasonably request from time to time to give full effect to, and give each Party the full benefit of, this Agreement.
Section 12.04 Expenses. Except as otherwise agreed in writing, each party shall bear all its own fees and expenses incurred by such Party hereto in connection with the preparation, execution and consummation of the terms of this Agreement and the Transaction Documents.
Section 12.05 Amendment or Modification. Subject to Section 5.16(a) and Section 5.17(a), this Agreement may only be amended, modified or waived by a written instrument approved by each of (i) Shareholders holding at least a majority of the voting power of the issued and outstanding Common Shares, (ii) Yucaipa and (iii) the MCR Investor; provided, however, that any amendment or modification that disproportionately and materially adversely affects one or more Shareholders in relation to similarly situated Shareholders must be consented to in writing by such disproportionately and adversely affected Shareholders holding a majority of voting power of the Common Shares held by such disproportionately and adversely affected Shareholders (excluding Yucaipa and MCR).
Section 12.06 Waiver; Cumulative Remedies. Except as explicitly stated otherwise in this Agreement, failure or delay by any Party in exercising any right or remedy under or in connection with this Agreement will not impair any right or remedy, or operate or be construed as a waiver of any right or remedy. Except as specifically provided herein, all remedies, either under this Agreement or by Applicable Law or otherwise afforded, will be cumulative and not alternative.
Section 12.07 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the Parties hereto relating to the subject matter hereof and thereof and supersede and terminates any preceding or concurrent oral or written agreements between the Parties hereto with respect thereto, and no Party will have any right or remedy against any other Party arising out of or in connection with any such preceding or concurrent agreements unless expressly agreed otherwise herein.
Section 12.08 Third Party Beneficiaries. Except as otherwise provided in Section 6.01, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties hereto.
Section 12.09 Non-Assignability; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal and legal representatives, heirs, executors, administrators, successors and permitted assigns; provided that no Party may assign or procure the assumption of any of its rights or obligations under this Agreement, grant or procure the granting of any security interest over or otherwise transfer the benefit of this Agreement, whether in whole or in part, to any other Person without the prior written consent of the other Parties, other than in connection with a Transfer permitted pursuant to Article 9.
Section 12.10 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision will be replaced or be deemed to be replaced with a provision that is valid and enforceable and most closely resembles the intent of the invalid or unenforceable provision.
Section 12.11 Injunctive Relief. The Parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the Parties hereto expressly agree that in addition to any other remedy that each of the Parties and the Company may be entitled to in law or in equity, each of the Parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof.
Section 12.12 Governing Law. This Agreement is governed by and interpreted, construed and enforced in accordance with the laws of the state of Delaware, without regard to the conflict of laws principles thereof.
Section 12.13 Dispute Resolution.
(a) Upon the occurrence of any dispute or disagreement between the Parties hereto (including any Indemnitee) arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, including any claim, action, suit, investigation or proceeding of any kind, whether based in contract or tort, or whether at law or in equity, or otherwise, that arises out of or related to a Party’s status or rights as a holder of Company Securities (in each case, a “Dispute”), the Parties hereto (including any Indemnitee) shall engage in informal, good faith discussions and attempt to resolve the Dispute for a period of no more than twenty (20) Business Days. If the Parties hereto are unable to resolve the Dispute within such twenty (20) Business Day period, then the Parties hereto (including any Indemnitee) shall comply with the dispute resolution procedure set forth in Section 12.13(b).
(b) If the Parties hereto (including any Indemnitee) are unable to resolve the Dispute pursuant to Section 12.13(a), then such Parties (including any Indemnitee) shall submit the Dispute to final and binding arbitration in New York, New York, administered by Judicial Arbitration & Mediation Services (“JAMS”), or its successor, in accordance with the rules and procedures of JAMS in effect. The Parties hereto (including any Indemnitee) agree that any and all Disputes (which for purposes of this Section 12.13 will be deemed to include any action pursuant to the immediately preceding sentence) that are submitted to arbitration shall be decided by three (3) neutral arbitrators who are retired judges or attorneys licensed to practice law in New York who are experienced in complex commercial transactions. Within seven (7) days of the commencement of arbitration, each of the MCR Investor, Yucaipa, and the RC Director (or, if there shall be no RC Director at such time, the Designated Directors) shall select one (1) arbitrator. The Parties hereto will cooperate with JAMS and with one another in selecting such arbitrators and in scheduling the arbitration proceedings in accordance with applicable JAMS procedures. The arbitration shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules & Procedures as those Rules exist on the Effective Date of this Agreement, including Rules 16.1 and 16.2 of those Rules. The Parties hereto agree that they will participate in the arbitration in good faith and each Party hereto participating in any arbitration proceedings will bear such Party’s own attorneys’ fees and costs associated with the arbitration, unless such Party is ordered to pay reasonable costs and expenses pursuant to the final determination by the arbitrators. In any arbitration arising out of or related to this Agreement, the arbitration panel shall, in the final award, award to the substantially prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the substantially prevailing party in connection with the arbitration. If, in the final award, the arbitration panel determines a party to be the substantially prevailing party under circumstances where the substantially prevailing party won on some but not all of the claims and counterclaims, the arbitration panel may award the substantially prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the substantially prevailing party in connection with the arbitration. The arbitration panel shall apply Delaware law without reference to conflicts of laws principles that would result in the application of the law of a jurisdiction other than Delaware. Any award issued as a result of such arbitration shall be final and binding among the Parties hereto and shall be enforceable by any court having jurisdiction over such Party against whom enforcement is sought. The Parties hereto (including any Indemnitee) expressly acknowledge and understand that by entering into this Agreement, each Party hereto (including any Indemnitee) is waiving such Party’s respective rights to have any Dispute among the Parties hereto adjudicated by a court or by a jury. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in this paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act.
(c) Except as may be required by Applicable Law or court order, the Parties hereto (including any Indemnitee) agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party hereto from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties hereto (including any Indemnitee) further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration.
(d) By agreeing to arbitration, the Parties hereto do not intend to deprive the Delaware Courts of their ability to issue any form of provisions remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or to order any appropriate interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party hereto to a Delaware Court shall not be deemed a waiver of this agreement to arbitrate.
(e) In any arbitration arising out of or related to this Agreement, the arbitration panel is not empowered to award punitive or exemplary damages, except where permitted by statute, and the Parties waive any right to recover any such damages. In any arbitration arising out of or related to this Agreement, the arbitration panel may not award any incidental, indirect or consequential damages, including damages for lost profits.
(f) In any arbitration arising out of or related to this Agreement, requests for documents: (i) shall be limited to documents which are directly relevant to significant issues in the case or to the case’s outcome; (ii) shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and (iii) shall not include broad phraseology such as “all documents directly or indirectly related to.” In any arbitration arising out of or related to this Agreement: (i) there shall be production of electronic documents only from sources used in the ordinary course of business and absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes or other media, (ii) absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the e-documents and convenient and economical for the producing party and absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence, (iii) the description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute, and (iv) where the costs and burdens of e-discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the arbitration panel will either deny such requests or order disclosure on condition that the requesting party advance the reasonable cost of production to the other side, subject to the allocation of costs in the final award. In any arbitration arising out of or related to this Agreement, there shall be no interrogatories or requests to admit. In any arbitration arising out of or related to this Agreement, each side may take two (2) depositions. Each side’s depositions are to consume no more than a total of four (4) hours. There are to be no speaking objections at the depositions, except to preserve privilege. The total period for the taking of depositions shall not exceed one (1) week.
(g) In any arbitration arising out of or related to this Agreement: (i) any party wishing to make a dispositive motion shall first submit a brief letter (not exceeding five (5) pages) explaining why the motion has merit and why it would speed the proceeding and make it more cost-effective and the other side shall have three (3) Business Days within which to respond, (ii) based on the letters, the arbitration panel will decide whether to proceed with more comprehensive briefing and argument on the proposed motion, (iii) if the arbitration panel decides to go forward with the motion, the arbitration panel will place page limits on the briefs and set an accelerated schedule for the disposition of the motion, and (iv) under ordinary circumstances, the pendency of such a motion will not serve to stay any aspect of the arbitration or adjourn any pending deadlines. The following time limits are to apply to any arbitration arising out of or related to this Agreement: (i) discovery is to be completed within fifteen (15) days of the service of the arbitration demand, (ii) the evidentiary hearing on the merits (“Hearing”) is to commence within thirty (30) days of the service of the arbitration demand, (iii) at the Hearing, each side is to be allotted one (1) day for presentation of direct evidence and for cross examination, (iv) a brief, reasoned award is to be rendered within forty-five (45) days of the close of the Hearing or within forty-five (45) days of service of post-hearing briefs if the arbitration panel direct the service of such briefs, and (v) the arbitration panel must agree to the foregoing deadlines before accepting appointment. Failure to meet any of the foregoing deadlines will not render the award invalid, unenforceable or subject to being vacated. The arbitration panel, however, may impose appropriate sanctions and draw appropriate adverse inferences against the party primarily responsible for the failure to meet any such deadlines.
Section 12.14 JURISDICTION AND VENUE; WAIVER OF JURY TRIAL.
(a) THE PARTIES HERETO HEREBY AGREE THAT ANY SUIT, ACTION, OR PROCEEDING SEEKING TO ENFORCE A FINAL DETERMINATION RENDERED BY THE ARBITRATORS PURSUANT TO THE PROVISIONS OF Section 12.13 OR TO OBTAIN OR ANY PROVISIONAL RELIEF PURSUANT TO Section 12.13(d) MAY ONLY BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THEN IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR, IF JURISDICTION IS NOT THEN AVAILABLE IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (BUT ONLY IN SUCH EVENT), THEN IN ANY COURT SITTING OF THE STATE OF DELAWARE IN NEW CASTLE COUNTY) AND ANY APPELLATE COURT FROM ANY OF SUCH COURTS (IN ANY CASE, THE “DELAWARE COURT”), AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE DELAWARE COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN Section 12.15 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY WHEN DEEMED GIVEN PURSUANT TO Section 12.15; PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY SHALL NOT ASSERT

(WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY HERETO OR THE COMPANY OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE COMPANY OR ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.14(B) WITH ANY COURT IN ANY JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE MEMBERS TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 12.15 Notices.
(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

if to the Company to:

[BRUCE]
180 Strand
London, United Kingdom WC2R 1EA
Attention: Benedict Nwaeke
Email: ben.nwaeke@sohohouse.com

if to the MCR Investor to:

[ ]
[ ]
Attention: [ ]

with a required copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
1 New York Plaza
New York, NY 10004
Attention: Patrick Dowd
Email: patrick.dowd@friedfrank.com

if to Yucaipa:

The Yucaipa Companies, LLC
9130 W Sunset Boulevard,
West Hollywood, CA 90069-3110
Attention: Dan Larsen
Email: legal@yucaipaco.com

with a required copy (which copy shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Samir A. Gandhi; John H. Butler; Ayo Badejo
Emails: sgandhi@sidley.com; john.butler@sidley.com; abadejo@sidley.com if to any other Shareholder: to such addresses reflected in the books and records of the Company.

(b) By written notice to the Company or any Shareholder may change the address to which notices shall be directed.
Section 12.16 Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

[ ]

By:
Name:
Title:

YUCAIPA:

[ ]

By:
Name:
Title:

MCR INVESTOR:

MCR HOSPITALITY FUND IV LP

[ ]
[ ]

Name:
Title:

MCR HOSPITALITY FUND IV QP LP

By:	[ ]
its:	[ ]

By:
Name:
Title:

BRUCE GROUP:

CLASSACT, LLC

By:
Name:
Title:

[ ]:

[ ]

By:
Name:
Title:

EXHIBIT A

SHAREHOLDER INFORMATION

[ ]

EXHIBIT B-1

INITIAL DIRECTORS
This Exhibit sets out the Initial Directors of the Company as of the Effective Date.

#	Directors	Type of Director
1.	[ ]	Yucaipa Designee
2.	[ ]	Yucaipa Designee
3.	[ ]	Yucaipa Designee
4.	[ ]	MCR Investor Designee
5.	[ ]	MCR Investor Designee
6.	[ ]	Designated Director
7.	[ ]	RC Director

EXHIBIT B-2

NON-VOTING REPRESENTATIVES
This Exhibit sets out the initial Non-Voting Representatives of the Company as of the Effective Date.

#	Non-Voting Representative
1.	[ ]
2.	[ ]
3.	[ ]
4.	[ ]

EXHIBIT C

PRE-APPROVED AFFILIATE TRANSACTIONS

[ ]

Annex K
OPINION OF MORGAN STANLEY
August 15, 2025

Special Committee of the Board of Directors
Soho House & Co Inc.
180 Strand
London, WC2R lEA
United Kingdom
Members of the Special Committee of the Board:
We understand that Soho House & Co Inc. (the “Company”), EH Parent LLC (the “Parent”) and EH MergerSub Inc., a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 14, 2025 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Company Common Stock”) and Class B common stock, par value $0.01 per share, of the Company (the “Class B Company Common Stock” and, together with the Class A Company Common Stock, the “Company Common Stock”), other than Owned Company Shares, Rollover Shares, Dissenting Company Shares (each as defined in the Merger Agreement) and shares of Class A Company Common Stock issued pursuant to Section 2.8 of the Merger Agreement (together with the Owned Company Shares, Rollover Shares and Dissenting Company Shares, collectively, the “Excluded Shares”), will be converted into the right to receive $9.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)
Reviewed certain financial projections prepared by the management of the Company (the “Financial Projections”), which have been approved for our use by the Special Committee of the Board of Directors of the Company (the “Special Committee”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and certain parties and their financial and legal advisors;

9)
Reviewed the Merger Agreement, the draft equity commitment letters from the Equity Investors (as defined in the Merger Agreement) substantially in the form of the drafts dated August 15, 2025, the draft debt commitment letters from the Financing Sources (as defined in the Merger Agreement) substantially in the form of the drafts dated August 15, 2025 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and the Special Committee of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Merger Sub will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and the Special Committee and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock (other than the Excluded Shares) in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Special Committee in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have (i) provided financial advisory and financing services and have been engaged for certain financial advisory services for Apollo Global Management, Inc. (“Apollo Global”) and certain of its majority-owned affiliates and portfolio companies (collectively, the “Apollo Related Entities”), and (ii) provided financial advisory and financing services and have been engaged for certain financial advisory services for The Goldman Sachs Group, Inc. (“Goldman Sachs”), and have received, and may receive, fees in connection with such services. We understand that Apollo Global or one of its affiliates, related funds or investment vehicles is an Equity Investor and a Financing Source. Additionally, we understand that Goldman Sachs or one of its affiliates, related funds or investment vehicles is a Reinvestment Stockholder (as defined in the Merger Agreement) and a Financing Source. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent, the Company, the Apollo Related Entities, Goldman Sachs and their respective affiliates and portfolio companies, as applicable, in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, Apollo Global, Goldman Sachs, Yucaipa Companies LLC (“Yucaipa”), MCR Hotel Acquisitions LLC (“MCR”), Classact (“Classact”), Friedom Partners (“Friedom”), Westbound Equity (“Westbound”) or their respective affiliates and portfolio companies, as applicable, Ron Burkle, Nick Jones, Richard Caring, Ashton Kutcher, Dan Rosensweig and Dan Benton (collectively, the “Individuals”) or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors, officers or employees may have committed and may commit in the future to invest in (i) private equity funds managed by Apollo Global, Goldman Sachs, Yucaipa, MCR, Classact, Friedom, Westbound, the Individuals or their respective affiliates, or (ii) affiliates of Morgan Stanley that may hold equity and/or partnership interests in private equity funds managed by Apollo Global, Goldman Sachs, Yucaipa, MCR, Classact, Friedom, Westbound, the Individuals or their respective affiliates.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Russell Lindberg
Russell Lindberg
Managing Director

Annex L
FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2024
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 29, 2024

OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO
Commission File Number 001-40605
Soho House & Co Inc.
(Exact name of Registrant as specified in its Charter)

Delaware	86-3664553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
180 Strand London, WC2R 1EA United Kingdom	WC2R 1EA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 207 8512 300
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SHCO	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES  ☐ No ☒
Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes  ☐ No ☒
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ NO  ☐
Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ NO  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☒
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).  ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES  ☐ No ☒
The aggregate market value of the common stock held by non-affiliates of the registrant, based on the closing price of the shares of Class A Common Stock on June 30, 2024 (the last business day of the registrant’s most recently completed second fiscal quarter) as reported by the New York Stock Exchange on such date was approximately $267,630,043. Shares of the registrant’s common stock held by each executive officer and director and by each other person who may be deemed to be an affiliate of the registrant have been excluded from this computation. This calculation does not reflect a determination that certain persons are affiliates of the registrant for any other purpose. As of March 27, 2025, the registrant had 194,496,886 shares outstanding, comprised of 52,996,501 Class A common stock, $0.01 par value per share, outstanding and 141,500,385 shares of Class B common stock, $0.01 par value per share, outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of the Registrant’s definitive Proxy Statement for the Registrant’s 2025 Annual Meeting of Stockholders are incorporated by reference into Part III of this report. The Registrant expects to file such proxy statements within 120 days after the end of its fiscal year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, trends, market sizing, competitive position, industry environment, potential growth opportunities and product capabilities, among other things. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “strive,” “will,” “would,” or similar expressions and the negatives of those terms.
As used in this report, any reference to ‘Soho House & Co,’ ‘SHCO,’ ‘our company,’ ‘the company,’ ‘us,’ ‘we’ and ‘our’ refers to: (i) if prior to the exchange of equity interests by equity holders in Soho House Holdings Limited for shares of Class A Common Stock or Class B Common Stock (as applicable) in Soho House & Co Inc. as described in this report, to Soho House Holdings Limited and its consolidated subsidiaries, and (ii) if following such exchange, to Soho House & Co Inc., together with its consolidated subsidiaries.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements may also include information related to Revenue per Available Room (“RevPAR”), average daily rate (“ADR”), occupancy and other future demand trends and expectations. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	we have incurred net losses in each year since our inception, and we may not be able to achieve profitability;
•	our planned growth could put strains on our senior management, employees, information systems and internal controls which may adversely impact our business, financial condition and operations;
•
our success depends on the strength of our name, image and brands, and if the value of our name, image or brands diminishes, our business, financial condition and operations would be adversely affected;

•
our intellectual property rights are valuable, and any failure to obtain, maintain, protect, defend and enforce our intellectual property, including due to ‘brand squatting,’ could have a negative impact on the value of our brand names and adversely affect our business, financial condition and operations;

•
we depend on our senior management for the future success of our business, and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business, financial conditions and operations and implement our growth strategies;

•
changes in consumer discretionary spending and general economic factors may adversely affect our business, financial condition and results of operations including but not limited to increased global inflationary pressures;

•	we have substantial debt, and we may incur additional indebtedness, which may negatively affect our business and financial results as well as limit our ability to pursue our growth strategy;
•	increased use of social media could create and/or amplify the effects of negative publicity and have a material adverse effect on our business, financial condition or results of operations;
•
we identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses;

•	our future performance depends in part on our ability to respond to changes in consumer tastes, preferences and perceptions;

•
difficult conditions in the global financial markets and the economy generally could affect our ability to obtain capital or financing and materially adversely affect our business, financial condition and results of operations;

•	our continued growth depends on our ability to expand our presence in new and existing markets and develop complementary properties, concepts and product lines;
•	foreign currency fluctuations may reduce our net income and our capital levels, adversely affecting our business, financial condition and results of operations;
•	Yucaipa, through its participation in the Voting Group, has significant influence over us, including control over decisions that require the approval of stockholders;
•
restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities;

•	the use of joint ventures or other entities, over which we may not have full control, for development projects or acquisitions could prevent us from achieving our objectives;
•
a cybersecurity attack, ‘data breach’ or other security incident experienced by us or our third-party service providers may result in negative publicity, claims, investigations and litigation and adversely affect our business, results of operations and financial condition;

•
actions by so-called short sellers, including the publication of reports by such parties which contain statements that we view as factually inaccurate and otherwise misleading, may result in negative publicity, claims, investigations and litigation and adversely affect the price of our common stock and our business, results of operations and financial condition;

•
if we fail to properly maintain the confidentiality and integrity of our data, including member and other customer credit or debit card and bank account information and other personally identifiable information (“PII”), or if we fail to comply with applicable laws, rules, regulations, industry standards and contractual obligations relating to data privacy, protection and security, it may adversely affect our reputation, business, financial condition and operations;

•	we could face costs, liabilities and risks associated with, or arising out of, environmental, health and safety laws and regulations;
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the future outbreak of any other highly infectious or contagious diseases similar to the COVID-19 pandemic, may cause disruption to our business, liquidity, financial condition and results of operations;

•	the impact of earthquakes, hurricanes, fires, floods, and other natural disasters;
•	litigation concerning food quality, health and safety, employee conduct and other issues could require us to incur additional liabilities or cause customers to avoid our businesses;
•	anticipated changes in effective tax rates or adverse outcomes resulting from our exposure to various tax regimes in the countries in which we operate;
•
disruptions in the global economy caused by Russia’s ongoing conflict with Ukraine and the conflict in the Middle East may adversely impact our business, financial condition and results of operations; and

•	the other factors discussed under “Risk Factors” in this Annual Report on Form 10-K.

PART I
Item 1.	Business.
As used in this annual report, unless the context otherwise indicates, any reference to ‘Soho House & Co,’ ‘SHCO,’ ‘our company,’ ‘the company,’ ‘us,’ ‘we’ and ‘our’ refers (i) prior to the exchange of equity interests by equity holders in Soho House Holdings Limited for shares of Class A Common Stock or Class B Common Stock (as applicable) in Soho House & Co Inc. to Soho House Holdings Limited and its consolidated subsidiaries and (ii) following such exchange, to Soho House & Co Inc. (or Membership Collective Group prior to the March 20, 2023 name change), the issuer of the Class A Common Stock being referred hereby, together with its consolidated subsidiaries.
OUR BUSINESS
Soho House & Co (“SHCO”) is a global membership platform of physical and digital spaces that connects a vibrant, diverse group of members from across the world. These members use the SHCO platform to both work and socialize, to connect, create, have fun and drive a positive change.
We began with the opening of the first Soho House in 1995 and remain the only company to have scaled a private membership platform with a global presence. Over the last 30 years, we have significantly expanded our membership expertise and diversified our offerings—both physically and digitally. As of December 29, 2024, we have approximately 271,500 members (including approximately 212,400 Soho House members) who engage with SHCO through our global portfolio of 45 Soho Houses, 8 Soho Works, Scorpios Beach Club in Mykonos and Bodrum, Soho Home, our interiors and lifestyle retail brand, and our digital channels. The Ned hotels in London, New York and Doha and The LINE and Saguaro hotels in North America also form part of SHCO’s wider portfolio via management agreements to operate the properties.
Our central pillar is Soho House, which continues to drive the majority of our membership and revenue today. A Soho House membership offers access to a network of distinctive and carefully curated Houses, across the Americas, the United Kingdom, Europe and Asia, which serve as the cornerstone of our member experience. We enhance our member experience through our digital channels, including the Soho House App and our website. Our vision for the Soho House App has always been for it to be like having a House in your pocket. It’s our central destination for members to make bookings, invite guests, make payments, and connect with each other. We host thousands of member events worldwide, spanning film, fashion, art, food and drink, well-being, work and music—and help our members forge connections to bring them closer together.
Our membership expertise, honed through the growth of Soho House, has led to our evolution into SHCO, a home to numerous memberships including Cities Without Houses, Soho Works, Soho Friends and Ned’s Club. By designing, curating and growing our membership offering, our membership platform can respond to shifting lifestyle trends and the evolution of our members’ needs. Our memberships work together, allowing us to reach new audiences with a set of interconnected offerings.
Everything we do across these memberships begins and ends with our members. The foundation of our member experience has been crafted over our 30-year history and is built on the following pillars:
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Membership: We are in the business of forging connections and bringing people together. Our diverse global membership is the soul of our company. It is the people that define our culture and shape the experience – in turn attracting new members.

•
Physical and digital spaces: We create and operate interconnected spaces. Each of our physical locations is designed to reflect our members and the local community that they serve. Our digital platforms extend our connection with members beyond our physical spaces, in turn significantly enhancing the member experience.

•
Design: Our design DNA is instantly recognizable across all of our membership models, whether in our Houses, Soho Works, The Ned, Scorpios Beach Club or Soho Home. While each House and property is unique, they each have a consistency in their architectural and interior style that has come to define the Soho House experience. In each new House or site that we develop for our other brands, this style is interpreted for local tastes and preferences, reflecting the culture of the respective city.

•
Services, products and experiences: Our member-obsessed culture drives us to relentlessly improve the quality of the services, products and experiences we offer to our members. We do not cut corners or compromise on quality, taking the long-term view that there is no substitute for the highest quality services, products and experiences when it comes to fostering loyalty from our members.

•
Innovation: We have always strived to adapt and evolve by anticipating our members’ needs and wants. Innovation has always been part of our culture and approach, and we have used that mindset to create new memberships to serve a wider audience of people who desire personal connection via new channels.

•	House Foundations: We are committed to integrating the pillars of our social responsibility and sustainability program, House Foundations, into everything we do.
Our membership has remained resilient through multiple economic cycles and other macroeconomic dislocations, including the COVID-19 pandemic. The power of our model is driven by the important role we believe that we play in our members’ lives and the value we consistently provide them for their membership fees. We believe our retention compares very favorably to leading consumer subscriptions or memberships—across music, media, fitness, entertainment and commerce—despite, in many cases, their significantly lower price points.
The demand for our membership is also demonstrated by our large and growing global wait list, which as of December 29, 2024 stands at over 112,000 applicants. Awareness of our distinct membership offerings and their scarcity is spread by our members organically through word of mouth, social media and press coverage.
There are multiple consumer forces at play that have increased the relevance of our memberships. We have observed an ongoing secular shift in the ways that people live and work—with less time spent in traditional corporate offices and more time in social spaces that encourage creativity and mutual engagement. We believe that these trends will only accelerate, and that the freedom to be able to choose where to live and work will likely have a significant impact on our target market. We believe this will create an even greater demand for curated communities that can grow and thrive in a more deliberate environment.
OUR ASSET LIGHT STRATEGY
We have made significant investments in the development and opening of our Houses via material investment in the build out of the property, most often via leasehold improvements and fixtures and fittings, and less frequently purchasing an ownership position alongside our landlords. Beginning in fiscal 2020, with the growing reputation of Soho House as a marquee tenant, we began opening some of our new Houses under an asset light development model to conserve and drive improved return on our capital. For new House openings under this model, our landlord typically agrees to fund a substantial portion, and sometimes all, of the development costs of a House, to our design specifications, with us typically funding pre-opening expenses, art and occasionally other unique interior design elements. There are times when we fund a portion of development costs. However, this investment is typically significantly less than it has been in years prior to the incorporation of the capital light development model into our new opening strategy. A significant portion of the Houses that have been opened since fiscal 2020 and that we plan to open in the foreseeable future reflect this asset-light model. However, we continue to explore new openings on a case by case basis to balance member experience whilst seeking to optimize returns and capital efficiency.
For openings that do not follow an asset light development model, we expect our initial investment to be in the $10 million to $20 million range in most cases. This may be exceeded for larger sites. Where new openings are made under an asset-light model our total contribution is expected in the $2 million to $8 million range in most cases, including pre-opening. Whilst we believe asset light openings have a modest increase in average rents compared to openings where we have more significantly contributed, we believe the reduced capital investment results in meaningfully improved cash-on-cash returns and capital efficiency for openings that follow the asset light model.
A new Soho House membership incurs no significant membership acquisition cost, since we do not conduct any paid marketing for Soho House. Driven by consistently high retention and minimal costs associated with retaining or supporting our members, Soho House enjoys a very attractive member lifetime value. We believe new memberships provide compelling economics and be accretive to our profit, as they can often be created in an asset-light manner that leverages our existing platform.

REPORTABLE SEGMENTS
Our operations consist of three reportable segments and one non-reportable segment that we present as “all other”. Each of our segments includes all operations in that region including our Houses and all associated facilities, spas and stand-alone restaurants.
Our three reportable segments and our “other” segment are as follows:
United Kingdom. This segment encompasses operating units in the UK, including:
•	Our fourteen Soho Houses in and around London;
•	Two townhouses encompassing bedrooms and public restaurants, four stand-alone restaurants and four apartments;
•	Soho Friends – UK membership fees; and
•	The management fees under a hotel management contract for the operation of The Ned London.
The Americas. This segment encompasses operating units in the Americas, including:
•	Our seventeen Soho Houses, including our Toronto (Canada) House, which is a joint venture entity, and Soho Beach House Canouan which is under a management agreement;
•	Four stand-alone US restaurants and the Willows Inn in Palm Springs, California;
•	Soho Friends – The Americas membership fees; and
•	The management fees under various hotel management contracts including the operation of The LINE and Saguaro Hotels, and The Ned NoMad in New York.
Europe and Rest of the World (“RoW”). This segment encompasses operating units in continental Europe and RoW, currently comprised of:
•	Our eleven Houses in Europe, including Soho House Barcelona and Little Beach House Barcelona, which are joint venture entities, and Soho House Istanbul which is under a management agreement;
•	Three Houses in Asia, including Soho House Mumbai which is under a management agreement;
•	Our majority interest in Scorpios Beach Club Mykonos and Bodrum;
•	Soho Friends – Europe and RoW membership fees; and
•	The management fees under a hotel management contract for the operation of The Ned Doha in Qatar.
All Other. This segment includes the following:
•	Our Soho Home retail offerings;
•	Cowshed spa location in the UK and brand license fees;
•	One legacy stand-alone Soho Restaurant;
•	Our Cities Without Houses membership;
•	Our Soho Works clubs; and
•	Soho House Design which provides the design of our Houses, properties and other units.
OUR MEMBERSHIP PLATFORM
All of our memberships have been built to enrich the lives of their members, as well as expand our membership offering to a broader audience.
Soho House
Soho House remains at the core of our membership platform by creating a foundation upon which additional membership businesses can be built and scaled. While our physical Houses provide our foundation, the people inside them are the soul of Soho House. As a membership founded for the creative industries, we are proud to have championed members who have gone on to shape our cultural landscape as world class writers, artists, performers, directors, founders, designers, and producers – all reflecting the spirit and energy of Soho House.
The membership of each House is assembled by a select committee of influential creatives and innovators that represent the local area in which the membership is founded. Our members actively engage in creating the culture of each House, helping to shape and localize it by participating in member events and contributing to editorial and digital content. We believe this adds to the value of each House, enriching the membership and enhancing the attractiveness of membership to prospective members worldwide. With a current US Every House annual membership fee of approximately $5,200, providing access to all of our Houses globally, we believe our membership offering provides compelling value to our members that increases as we add new Houses and more members to our global community. Our Houses attract members from every demographic, with members from “Generation Z” (27 years old and younger) and “Millennials” (28 to 43 year-olds) constituting the fastest-growing cohorts. We also believe that the pricing of our In-House offerings represents great value to our members because of the level of quality provided, reinforcing the overall membership experience, rewarding their brand loyalty and creating opportunities for future and recurring revenues.
We provide the following types of membership under Soho House to reach a broader audience and enhance the experience of our existing members:
•	Cities Without Houses (“CWH”)
This membership allows us to welcome members to our global community in new geographies where we do not have a physical House. Through this membership we are able to generate additional revenues on our existing base of Houses and gather intelligence for future growth, which we have leveraged to open new Houses in certain locations, including Portland, USA (March 2024) and Sao Paulo, Brazil (June 2024), and planned future openings such as Manchester, United Kingdom and Sydney, Australia. As of December 29, 2024, we have 12,518 CWH members across 84 cities.
•	Soho Friends
Through this membership we offer access to some physical House spaces, including Soho House bedrooms, and screenings, with additional benefits from our restaurants, spas and online retail brands to an audience who enjoy the Soho House offerings but do not have a Soho House Membership. A Soho Friends annual membership is approximately $130 and does not provide full access to our Houses. As of December 29, 2024, we had 53,110 Soho Friends members. We have and continue to grow this membership brand in a measured way so that our Soho House members continue to account for the majority of visitors to our Houses and restaurants.
•	Soho Works
Soho Works provides its members with the space and resources to work alongside other like-minded individuals and businesses—facilitating connections and providing the tools to flourish. Aimed primarily at existing Soho House and Soho Friends members, Soho Works draws on the same design principles and membership ethos as Soho House, but is a space purposed entirely for work and creative collaboration.
As of December 29, 2024, we had 5,984 Soho Works members. Soho Works membership rates vary by location and Soho House membership status. For Soho House members, a US Soho Works membership fee ranges from $200 to $750 per month, depending on membership type.
Scorpios Beach Club
Scorpios is a well-established globally recognized brand, focused on enriching the lives of its guests who are looking to escape from their daily lives, with two locations currently open. The original Scorpios, set in a cove on the southern tip of Mykonos, offers a one of a kind beach experience with a restaurant, terraces and daybeds, and a distinctive wellness offering. The second location, which opened in Bodrum, Turkey, in June 2024, offers similar seaside restaurant and terrace experiences, and also includes 12 bungalows equipped with private pools. We believe the Scorpios concept has significant potential to expand further, with the expectation to open other sites including in Tulum, Mexico.
The Ned
The Ned brand seeks to embody a “city within a city” full-service destination, by playing host to multiple restaurants, bedrooms, a range of grooming services, spa, gym and a full-service members’ club. The membership offered by The Ned (“Ned’s Club”) including Ned’s Friends is aimed at a broader audience of business professionals. As of

December 29, 2024, Ned’s Club in London, New York and Doha have approximately 4,600 total members. The Ned recently opened its fourth site in Washington D.C. in early 2025. The Ned offers its members The Ned’s Club app, which displays benefits, events and club related information along with allowing members to make bookings, publish benefits, events and club related information. We receive management fees under hotel management contracts for the operations of The Ned sites.
The LINE
On June 22, 2021, we acquired the operating agreements relating to the ‘The LINE’ and ‘Saguaro’ hotels. The transaction broadened our geographic reach in North America. The hotels that are currently operational are located in Los Angeles, Washington D.C., Austin, and Palm Springs, and among them offer a variety of food and beverage and programming offerings together with approximately 1,300 hotel rooms. We receive management fees under hotel management contract for the operation of these hotels.
OUR GROWTH PLAN
The Soho House business is our key driver of global expansion. We are primarily focused on growing and enhancing Soho House membership value proposition to drive long-term recurring revenue as well as delivering operational excellence to drive profitability and free cash flow.
Membership is the core to everything we do and growing and enhancing the membership experience remains the principal driver of growth for the business. Expansion of Soho House into new areas is exciting for us and our members, and both furthers the reach and strengthens our brand. Opening Houses in existing cities satisfies unmet demand (as represented by our local wait lists), and leverages our existing infrastructure.
During fiscal 2024, we increased our total House count to 45 Houses compared to 42 Houses as of the end of fiscal 2023. Our recent development pipeline has extended our global footprint to exciting cities such as Sao Paulo, Portland, Mexico City and Bangkok. We continue to see substantial long-term growth opportunities globally. In the current environment, we anticipate a growth target of two to three Soho House openings in 2025, before we expect openings to likely ramp up again thereafter.
Notably, aside from the temporary closure of certain Houses as a result of the COVID-19 pandemic, regional events including instability in recent years in Israel when our Tel Aviv House was temporary closed and closures for refurbishment, we have never closed a House at any point in our 30-year history. We have a proven track record of consistently opening successful new sites that achieve member growth targets.
We have developed a digital platform that enables and supports all our memberships. The platform is a collection of software, both off the shelf and built in-house, and supports experience digitally for both prospective members and existing members, through our app, website, contact centers and in our physical spaces. The platform is scalable enabling it to support our continuing international growth and contains rich features (including digital membership card, multiple types of bookings, guest invitations, payments, content publishing, subscription management and social connectivity) that manage and improve member experience. Our global website is the primary place for new member acquisitions and majority of our members use the app regularly.
In fiscal 2024, there were over one million non-member guests who visited our Houses, many of whom visited frequently. Our intention is to continue to convert these customers into Soho Friends and House members. We continue to leverage our House Guest system to collect data and better understand our customers and visitors. Through this and offering access to bedrooms and discounts, we continue to convert many of these visitors into Soho House and Soho Friends members. In addition, our members and guests get to experience the design elements of our Houses and often are interested in buying them for their own homes. In fiscal 2024, Soho Home grew its sales by 15% and we believe Soho Home has significant potential to continue its strong growth. We also continue to grow and expand the Scorpios brand to additional locations.
HOUSE FOUNDATIONS
Our Environmental, Social and Governance (“ESG”) program, House Foundations, is focused on making a positive impact on our employees, the lives of our members and the environment.
Aligning with the key impact areas of our business, our ESG strategy has a focus on value creation to attract and retain members and employees and to protect our surroundings, as part of a long-term goal to support the sustainable growth of Soho House.

People are at the heart of everything we do, and as such, our ESG progress to date has had a principal emphasis on social impact. As a global membership of creatives, we are committed to using our platform to help people from underrepresented and lower socio-economic backgrounds gain access to the creative industries. Alongside this, we have strong focus on Diversity, Equity and Inclusion in our teams and supply chain, and on supporting the communities around us, through Soho Give.
We have also developed a sustainability program to reduce the impact of our business on the environment. We have set ambitious 2030 goals, as well as yearly roadmaps to reduce carbon emissions in our direct operations and supply chain in line with the 2015 Paris Climate Agreement, to promote responsible consumption and divert food and non-food waste from landfill, to minimize environmentally harmful practices in our sites, and to uphold an environmental and ethical standard in our supply chain through a supplier code of conduct. Our impact is tracked and measured against the UN Sustainable Development Goals, and to show our commitment to working towards a fair and sustainable planet we have signed the UN Global Compact.
House Foundations is the vision of our Founder Nick Jones and is led and championed by our CEO Andrew Carnie and CFO Thomas Allen, the Board and our wider leadership team. Our internal team, supported by our expert external advisors (The Sustainability Group), aims to integrate social, environmental and ethical practices into the running of our business. We believe House Foundations adds more to our member experience and improves the well-being of our teams.
SEASONALITY
The hospitality industry is seasonal in nature. The periods during which our properties experience higher or lower levels of demand vary from property to property, depending principally upon their location and type of property. Our In-House revenues generally fluctuate quarterly and is typically highest in the fourth quarter and lowest in the first quarter of our fiscal year. Fourth quarter revenue benefits from holiday season spending while first quarter revenue is affected by colder weather impacting tourism to some of our major markets and a general reduction in in-house expenditures by members in January following the end of the holiday season.
INTELLECTUAL PROPERTY
Our portfolio of brand offerings, including Soho House, Soho Works, Scorpios, The Ned, The LINE and Saguaro, Cowshed, Soho House Design, Soho Home and Cecconi’s, and the digital platform that supports these are very important to us. We rely on trademarks, copyrights, know-how and expertise, registered domain names, license agreements, intellectual property assignment agreements, confidentiality procedures and nondisclosure agreements to establish and protect our intellectual property and proprietary rights. We seek to protect our intellectual property and proprietary rights, including our proprietary technology, know-how and brand, by relying on a combination of federal, state, and common law rights in the US and other jurisdictions, as well as on contractual measures. As of March 28, 2025, we owned approximately 79 registered US trademarks, 3 pending US trademark applications, 537 registered non-US trademarks and 10 pending non-US trademark applications. As of March 28, 2025, we owned approximately 696 US and international registered domain names, including www.sohohouse.com.
Our strategy for opening any operation is to register national trademarks early in the process of expanding into new territories to prevent third parties from trademark squatting and registering their own competing trademarks before us. However, the efforts we take and have taken to protect our intellectual property rights may not be sufficient or effective. For example, brand squatting is an issue for us, particularly in places such as South America and Asia. In China and Australia, the presence of third-party rights holders with ‘Soho’ trademarks has made registering our ‘Soho House’ trademark a challenge. Where there are third-party rights in a particular jurisdiction, we generally assess the risk associated with such rights and take steps to oppose or negotiate with the trademark owner as appropriate, to protect our family of brands from dilution and customer confusion. Additionally, third parties have in the past and may in the future assert claims of infringement, misappropriation and other violations of intellectual property rights against us. Our trademarks have in the past and may in the future be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing, misappropriating or otherwise violating them. To counter infringement or unauthorized use of our trademarks, we may deem it necessary to file infringement claims, which can be expensive and time consuming. For more information, see “Risk Factors—Risks Related to Our Business—Our intellectual property rights are valuable, and any failure to obtain, maintain, protect, defend and enforce our intellectual property, including due to ‘brand squatting,’ could have a negative impact on the value of our brand names and adversely affect our business and operations.”

INFORMATION TECHNOLOGY, DATA PRIVACY AND CYBERSECURITY
We are committed to protecting the security of member data and other personally identifiable information (“PII”). We undertake measures that are designed to protect our systems, including the Soho House App and our website, and the member data and other PII that our systems collect, store, share, transmit, disclose and otherwise process. We have developed policies and procedures designed to manage data security risks. We employ technical security defenses, monitor servers and systems, and use technical measures such as data encryption. We also use third parties to assist in our security practices as well as to prevent and detect fraud. We are subject to a number of stringent, complex and evolving federal, state and local data protection, privacy and security laws, rules, regulations, policies, industry standards and other legal obligations in the US and around the world. Any actual or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state, local or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security, including in connection with the Soho House App, that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of PII or other member data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.
For more information, see “Risk Factors—Risks Related to our Technology and Data—A cybersecurity attack, ‘data breach’ or other security incident experienced by us or our third-party service providers may result in negative publicity, claims, investigations and litigation and adversely affect our results of operations and financial condition”, “Risk Factors—Risks Related to our Technology and Data—If we fail to properly maintain the confidentiality and integrity of our data, including member and customer credit or debit card and bank account information and other PII, or if we fail to comply with applicable laws, rules, regulations, industry standards and contractual obligations relating to data privacy, protection and security, it may adversely affect our reputation, business and operations” and Item 1C - Cybersecurity in this Annual Report on Form 10-K.
We expect to continue to invest in technology capabilities to support, protect and drive our business.
EMPLOYEES AND HUMAN CAPITAL RESOURCES
As of February 28, 2025, Soho House employed 8,038 individuals including in our support offices of whom 560 are based at our support offices in London, New York and Los Angeles.
Labor laws in the United Kingdom and European Union provide minimum standards regarding annual paid and unpaid leave, sick leave, maternity leave and other provisions regarding leave from work, severance pay, pension contributions and other terms of employment. We contribute to pension schemes (or similar type schemes) for our employees in the United Kingdom and European Union.
We are committed to a policy of recruitment, promotion and training on the basis of aptitude and ability. We have dedicated Learning teams across all four of our major regions of the Americas, United Kingdom, Europe, and Asia, and we offer a wide range of training and development programs. Training offered includes customer service and leadership courses to food tasting and cocktail training, first aid at work and health and safety courses. We also operate dedicated Cook House and House Tonic training programs for our chefs and bartenders to ensure that each customer receives consistent food and drink across all of our Houses and restaurants. We are committed to encouraging people’s development and retention, including by providing sponsorship so that employees can increase know-how and widen their skill bases by attending third-party training and courses. We also operate a group-wide program that rewards employees that go the extra mile.
We are dedicated to promoting Diversity, Equity, and Inclusion across all aspects of our organization, including representation, recruitment, culture, education, community engagement, and accountability. Our mission, vision and values have been updated to align with these goals. As part of our commitment, we aim to increase BIPOC representation in leadership and in underrepresented areas such as Design and Retail by reaching out to diverse organizations and networks during our recruitment process. We have also introduced a global training series focused on anti-racism and allyship. Our employee handbook now includes updated policies on Parental Leave, Flexible Working, and Company Sick Pay. We foster a performance-driven culture with feedback mechanisms that support objective evaluations and development plans for our employees.

We have an established dedicated communication channel for our workforce, utilizing Workplace from Meta. We will transition to Workvivo later this year to ensure continuity of communication once Workplace from Meta stops being a working platform.
COMPETITION
We believe that we are the only company to have pioneered and scaled a private membership club platform with global presence, and our first-mover advantage has created a significant barrier to entry.
Though we face direct competition from other private members’ clubs that exist in proximity to our own Houses (as well as in numerous segments of the restaurant, hotel, co-working spaces, fitness and beauty care services and products industries), we believe that we do not have a direct competitor given the combination of different sectors in which we operate, combined with our wide geographical reach. Some membership clubs use a similar model, but we do not believe that they have been able to replicate our reach across the multiple cities, continents, and spaces in which we operate. In our view, there is a high barrier to entry, as to catch up with the size of our platform would take significant time and investment.
We believe that these business sectors are each highly competitive. Primary competitive factors include name recognition, demographic considerations, effectiveness of public relations and brand recognition, level of service, convenience of location, quality of the property, pricing, product or service and range and quality of services and amenities offered.
We also compete with other restaurants, boutique hotels, co-working spaces, beauty care providers and retailers on a local level, as well as on a global level against certain larger chains with properties in the markets in which we operate.
REGULATION
We are subject to numerous foreign, federal, state and local government laws and regulations, including those relating to the preparation and sale of food and beverages, building, zoning and environmental requirements, health and safety and fire codes, data privacy, protection and security and general business license and permit requirements, in the various jurisdictions in which we design, construct, manage, lease and/or own or operate properties. In addition, the retail nature of a portion of our business requires us to comply with laws and regulations including product safety and testing, as well as consumer rights. Our ability to develop new Houses and privately commissioned projects and to remodel, refurbish or add to our existing Houses is also dependent on obtaining permits from local authorities.
Regulations concerning the supply and sale of alcoholic beverages require us to apply to relevant local authorities for a license that must be renewed (usually on an annual basis) and which may be revoked or suspended for cause at any time. Applicable alcoholic beverage control regulations and licensing conditions apply to the supply of alcohol across our business, including in relation to the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages.
We are also subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, hiring and firing, non-discrimination for disabilities and other individual characteristics, work permits and benefit offerings. Federal, state and provincial laws and regulations require certain registration, disclosure statements, compliance with specific standards of conduct and other practices with respect to issuance of memberships.
ENVIRONMENTAL, HEALTH AND SAFETY MATTERS
We are committed to providing safe and healthy premises, which are compliant with environmental, health and safety regulations, for our members and other customers to enjoy and our colleagues to work in. Our operations and properties are subject to extensive laws and regulations relating to environmental, health and safety requirements in the UK, the US and every other country and locality in which we operate. We receive internal and external expert guidance from safety professionals who support the business, providing advice and guidance on compliance and best practices, auditing and monitoring site conditions, along with compliance with both our safety management systems and legislative requirements, and updating our environmental, health and safety management systems in light of new or changes to existing environmental and health and safety laws and regulations.
From time to time, our operations or products have resulted in, or may result in, non-compliance with, or liability pursuant to, environmental, health and safety laws or regulations. Historically, the costs of achieving and maintaining compliance with environmental laws and regulations have not been material. However, we cannot assure you that future costs and expenses required for us to comply with any new, or changes to existing, environmental, health and safety laws and regulations or new or discovered environmental conditions will not have a material adverse effect on our business, results of operations and financial condition.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers, their ages and positions as of December 29, 2024:

NAME	AGE	POSITION
Ron Burkle	72	Executive Chairman and Director
Andrew Carnie	50	Chief Executive Officer and Director
Nick Jones	61	Founder and Director
Thomas Allen	42	Chief Financial Officer
Tom Collins	44	Chief Operating Officer

Ron Burkle has been a member of the Soho House & Co Board and the executive chairman since 2012. He founded The Yucaipa Companies, LLC in 1986 and is widely recognized as one of the most successful investors in the hospitality, retail, manufacturing and distribution sectors. He is a controlling stockholder of a number of businesses and a trustee of some key philanthropic organizations. We believe Ron is qualified to serve as a member of our Board due to his deep experience in the finance and hospitality industries.
Andrew Carnie has served as Chief Executive Officer of Soho House & Co since November 2022 and President since September 2020. He previously served as the Chief Commercial Officer of Soho House from June 2019 to September 2020. From November 2013 to April 2019, Andrew worked in various positions at Anthropologie Group, including as President from April 2018 to April 2019. We believe Andrew is qualified to serve as a member of our Board due to his experience in the retail and consumer industries.
Nick Jones is the founder of Soho House and has been a member of the Soho House & Co Board since its inception. He opened Cafe Boheme on Old Compton Street in 1992 in London’s Soho, and went on to open the first House, Greek Street, in the space above in 1995. Nick has overseen every step of the growth of Soho House. He was awarded an MBE in the Queen’s 2017 New Year’s Honours List. We believe Nick Jones is qualified to serve as a member of our Board as a long-term founder of the business, and due to his deep experience across all areas of the business including his membership and hospitality experience.
Thomas Allen has served as the Chief Financial Officer of Soho House & Co since June 2022. Previously, Thomas worked at Morgan Stanley from 2006 to 2022, most recently as Managing Director overseeing US Gaming, Lodging and Leisure Equity Research. He was recognized as a Top 3 ranked analyst in the Institutional Investor All Americas poll in 2021.
Tom Collins has served as the Chief Operating Officer of Soho House & Co since November 2023. He has held a number of senior leadership roles at Soho House during his ten-year tenure, starting in UK operations and moving to management of the European region in April 2022. At the start of 2023, Tom’s remit expanded to include Asia. Tom first joined the Company as Head Chef of the original Soho House, 40 Greek Street, in April 2013.
AVAILABLE INFORMATION
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, are available free of charge on or through our website, www.sohohouseco.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). The SEC’s website, http://www.sec.gov, contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our website and the information on it or connected to it is not incorporated by reference and should not be considered a part of this Annual Report on Form 10-K or any other filings with the SEC.

Item 1A.	Risk Factors.
Investing in our Class A Common Stock involves a high degree of risk, including the potential loss of all or part of your investment. Before making a decision to invest in our Class A Common Stock, you should carefully read and consider all of the risks and uncertainties described below, as well as other information included in this annual report, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. The occurrence of any of the following risks or additional risks and uncertainties that are currently immaterial or unknown could materially and adversely affect our business, financial condition, liquidity, results of operations, cash flows or prospects. This annual report also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements and Market Data.”
Risks Related to our Business
We have incurred net losses in each year since our inception, and we may not be able to achieve profitability.
We have incurred net losses of $164 million, $130 million, and $223 million in fiscal 2024, 2023, and 2022, respectively. As of December 29, 2024, we had an accumulated deficit of $1,540 million and as of December 31, 2023, we had an accumulated deficit of $1,377 million. Historically, we have invested significantly in efforts to open new Houses, launch and grow complimentary businesses, hire additional employees, and enhance our membership experience. In fiscal 2022, as a response to the COVID-19 pandemic, we significantly reduced our fixed and variable costs including by reducing discretionary capital spend. Nevertheless, we have continued to make significant investments in our membership platforms, including through our digital platforms and in new Houses. These efforts have and may continue to prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue from these investments or otherwise sufficiently offset these expenses. While we have enacted measures to reduce our expenses, we incurred a Net Loss in fiscal 2024.
The growth of our business presents many risks, including risks related to the incurrence of debt or the expenditure of cash on new businesses, the risk that we may not be able to integrate new membership or other concepts into our existing business, which may prevent us from realizing the strategic and financial goals contemplated at the time of any such transaction and thus adversely affect our business and operations.
Our business has grown, in part, through a number of carefully selected investment opportunities several of which we have financed through the incurrence of indebtedness. Any strategic transaction we may undertake in the future could likewise result in the incurrence of debt and contingent liabilities or in the use by us of available cash on hand to finance any such acquisitions or other opportunities. We may experience difficulties in integrating new Soho House, Ned’s Club, Scorpios, Soho Home, digital, other membership or other concepts into our business. In addition, our management may be distracted by the development and opening of new Houses and growth of new businesses. Thus, if we fail to integrate new membership or such other concepts, there could be a material adverse effect on our business, results of operations, and financial condition.
In addition, our debt burden may increase if, as we have from time to time in the past, we borrow funds to finance any future investment or expansion opportunities, which could have a negative impact on our cash flows and our ability to finance our overall operations. Although we analyze and conduct due diligence (including detailed feasibility studies and site visits) on potential new Houses and other opportunities, our assessments are subject to a number of assumptions, including but not limited to, profitability, growth, interest rates and company valuations, and our inquiries may fail to uncover relevant information. There can be no assurance that our assessments or due diligence of and assumptions regarding new Houses or other opportunities will prove to be correct, and actual developments may differ significantly from our expectations.
Our planned growth could put strains on our senior management, employees, information systems and internal controls which may adversely impact our business and operations.
We have experienced significant growth in our business activities and operations in the past few years, including the number of Houses and new business areas that form part of our operations. In fiscal 2024 we opened three Houses: Portland, USA (March 2024), Sao Paulo, Brazil (June 2024) and Soho Mews House, UK (September 2024). In fiscal 2023 we opened two Houses: Bangkok, Thailand (February 2023) and Mexico City, Mexico (September 2023). Our

past expansion has placed, and our planned future expansion, including our investments in our digital platforms and new Houses, will place, significant demands on our administrative, operational, financial and other resources. Any failure by us to manage growth effectively could seriously harm our business. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls.
As a result of our planned growth, we will need to recruit and train new employees and maintain close coordination among our executive, accounting, finance, legal, human resources, risk management, marketing, technology, sales, membership and operations functions. These processes may be extremely time consuming and expensive, increase management responsibilities and require significant management attention, and we may not realize a return on our investment in these processes and there can be no assurance that such processes will be successful.
Our success depends on the strength of our name, image and brands, and if the value of our name, image or brands diminishes, our business and operations would be adversely affected.
Our trademarks, trade names, image and brands, including Soho House & Co, Soho House, Soho Home and Scorpios, have been associated with creativity, design, quality, exclusivity, service and style, and we have been recognized for providing our members with access to a community that provides curated member events programming and services, including high-quality food and beverage offerings, accommodation, working spaces, luxury beach settings, and wellness and beauty-care services. Our Houses have regularly attracted international press and social media coverage as a result of our association with leading cultural and creative influencers and innovators, exclusive events and—we believe—exceptionally high service standards. A key component of our image and brands lies in our ability to develop and offer dining, hospitality and lifestyle experiences that cater to our members and guests. There can be no assurance that we will continue to be successful in this regard or that we will be able to maintain such levels of quality and exclusivity and avoid the dilution, infringement, misappropriation or other violation of our names, image, brands, trademarks or other intellectual property rights, particularly as we continue to expand.
Our success largely depends on our membership bases. The strength of our name, images, brands, trademarks and other intellectual property rights are a fundamental part of our ability to attract new members and retain current members, and our businesses would be adversely affected if our public image, reputation, brands, trademarks or other intellectual property rights were to be diminished, infringed, misappropriated or otherwise violated. If an event occurs that negatively affects our members’ perception of our name, images or brands, members may cancel their memberships or visit our properties and use our other offerings less frequently, or public perception of our names, images or brands may be negatively impacted which, in turn, could result in reduced traffic at our stand-alone restaurants, working spaces and/or spas, adversely affecting our business, financial condition, liquidity, results of operations, cash flows or prospects. Further, we are also at risk that the public may confuse our name, images, brands, trademarks and other intellectual property with other similarly-named brands. Such similarly-named brands may not operate at the same high standards that we do, resulting in negative goodwill for our name, images and brands.
In general, incidents that could be damaging to our brand may arise from events that are or may be beyond our ability to control, such as:
•	actions taken (or not taken) by our employees relating to health, safety, construction, welfare, or otherwise;
•
security or data breaches or incidents, fraudulent activities associated with our membership database or electronic payment systems or unauthorized access to or use or disclosure of confidential, sensitive or PII;

•	litigation and legal claims, regardless of the merits or the outcome;
•	third-party misappropriation, dilution, infringement or other violation of our intellectual property; and
•	illegal activity targeted at us or others.
Our brand value could be diminished significantly if any such incidents or other matters erode confidence in our systems, which could result in fewer memberships being sold or renewed and ultimately lower Membership revenues, which may adversely affect our business, results of operations and financial condition.
Finally, if we expand too rapidly we are susceptible to the perceived erosion of the desirability of our brand. In any such event, attrition among existing members may increase markedly, and we may encounter difficulties in attracting new members, any of which may adversely affect our business, results of operations and financial condition.

We may have to significantly increase our advertising, communications and marketing costs to prevent our name, image and brand value from diminishing, which may adversely affect our business and operations.
We largely rely on our existing membership base and our members’ personal networks for public relations and advertising our products and services and, as a result, historically we have had virtually no marketing or sales costs associated with acquiring new Soho House members, and very low sales costs to market our products. However, as our business continues to grow and we seek to attract a larger membership or customer base for our different services and products, we may need to significantly increase and evolve our advertising, communications and marketing strategies, and more traditional advertising and marketing campaigns may not be successful, particularly in jurisdictions where the membership model for private members’ clubs is not well known or is less developed. This may result in us incurring significantly more costs and expending other resources and investment to attract and retain members and other customers, which may adversely affect our business, results of operations and financial condition.
Our intellectual property rights are valuable, and any failure to obtain, maintain, protect, defend and enforce our intellectual property, including due to ‘brand squatting,’ could have a negative impact on the value of our brand names and adversely affect our business and operations.
We rely on intellectual property registrations and trademark, trade dress and copyright laws in the US and internationally, as well as technological measures and contractual provisions, such as confidentiality agreements with our employees, contractors and consultants, to establish and protect our brands, maintain our competitive position and protect our intellectual property from infringement, misappropriation or other violation. The success of our business depends partly upon our continued ability to obtain and use our trademarks, service marks and trade names to increase awareness of our brands and to assist with their roll out and expansion across the world. Effective protection of intellectual property rights is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. It is challenging for us to monitor the unauthorized use of our intellectual property for every brand in our business across multiple jurisdictions, and we will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use, infringement, misappropriation or other violation of our intellectual property rights. We rely on, and will continue to rely on, litigation and regulatory actions to enforce our intellectual property rights against third parties who infringe, misappropriate or otherwise violate our intellectual property rights, which could result in substantial costs and diversion of resources (particularly management time) for us, may result in counterclaims or other claims against us, and may also harm our reputation or limit our business operations.
As we have grown, we have sought to register and protect our intellectual property rights in an increasing number of jurisdictions, a process that can be expensive and may not always be successful. In particular, the legal systems of some foreign countries can make it difficult to protect our intellectual property rights to the same degree as under the laws of the UK, the EU and the US, and we may fail to maintain or be unable to obtain adequate protections for certain of our intellectual property rights in all countries in which we operate. Brand squatting has been an issue for us in places such as South America and Asia, and particularly in China and Australia, where the presence of pre-existing third-party rights holders with ‘Soho’ trademarks has made registering our ‘Soho House’ trademark a challenge. We cannot be certain that all the steps we take and have taken to date are adequate to prevent imitation, use, infringement, misappropriation or other violation of our trademarks by others.
Currently, we do not own registered trademarks for all of our Houses and other brands, and while we may have unregistered rights in these trademarks, it may be harder for us to rely on any such unregistered rights to prevent third parties from copying or using our trademarks or logos without our permission. We have not been able to protect our trademarks in significant jurisdictions, such as China and Mexico. Our trademarks may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our trademarks or using similar trademarks in a manner that causes confusion or dilutes the value or strength of our brand. Failing to adequately obtain, maintain, protect, defend and enforce our portfolio of our brands and other intellectual property could diminish their value, goodwill and market acceptance and may also result in customer confusion. This may adversely affect our business and operations or our ability to implement our growth strategy.
In addition to registered intellectual property rights, we rely on non-registered proprietary information, technology and intellectual property rights, including with respect to the Soho House App and our other software, such as unregistered copyrights, confidential information, trade secrets, know-how and technical information. We attempt to protect our intellectual property, technology, and confidential information in part through confidentiality, non-disclosure and invention assignment agreements with our employees, consultants, contractors, corporate collaborators, advisors and other third parties who develop intellectual property on our behalf or with whom we share information. However, we cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf or each party that has or may have had access to our confidential information, know-how and trade secrets. These agreements may not be self-executing or may be insufficient or breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of, our confidential information, intellectual property, or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology or infringement of our intellectual property. Additionally, individuals not subject to invention assignment agreements may make adverse ownership claims in respect of our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
We may have disputes with, or be sued by, third parties for infringement, misappropriation or other violation of their intellectual property or proprietary rights, which could have a negative impact on our business and operations.
Third parties may assert claims that we are infringing, misappropriating or otherwise violating their trademark, copyright or other intellectual property rights, and any claims or litigation, regardless of the outcome, may cause us to incur significant expenses and have a negative impact on our business and operations. We cannot assure you that third parties will not seek to block, enjoin, oppose, or invalidate our use of certain trademarks or other intellectual property, seek monetary damages or other remedies for the prior use of our brand names or other intellectual property, or allege that the sale of our products or services is a violation of their trademark, copyright or other intellectual property rights. Defending any claims or litigation, even those without merit, could divert our management’s attention, consume significant time, result in costly legal fees or settlement, licensing, royalty or damages payments, restrict our business by requiring us to cease offering or re-design certain products or services, impose other unfavorable terms, require us to satisfy indemnification obligations and damage our reputation, which may materially adversely affect our business, results of operations and financial condition.
We depend on our senior management for the future success of our business, and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies.
Our future success and our ability to manage future growth depend, in large part, upon the efforts of our senior management team. Our senior management team is comprised of highly regarded and experienced figures within our industry with proven track records of successful international expansion. They have extensive experience with, and an understanding of, our members and customers who appreciate high quality alternatives to the traditional dining, entertainment and accommodation options and the price points at which such members and customers are willing to pay for the distinctiveness of the products or services. It could be difficult for us to find appropriate replacements for our senior management, as competition for such personnel is intense. While in 2022 we experienced a successful CEO transition to Andrew Carnie from our founder Nick Jones, we continue to retain the benefit of Mr. Jones’ service and performance in his role as founder and director, and the loss of the services of Mr. Jones or one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies.
We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.
In connection with the audits of our consolidated financial statements for fiscal 2024, fiscal 2023 and fiscal 2022, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience with the application of US generally accepted accounting principles (“GAAP”) and with our financial reporting requirements; and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions, including IT general controls, were either not designed and in place, or not operating effectively. These material weaknesses resulted in adjustments and disclosure corrections to our financial statements during the course of the audit and included provisions for income taxes, inventory, impairment of goodwill and long-lived assets, related party transactions, preparation of the consolidation, preparation and presentation of the cash flow statement, fixed assets and lease accounting and balance sheet reclassifications, some of which resulted in revisions to prior periods.

As described in Note 20, Revision of Prior Period Financial Statements, included in this Annual Report on Form 10-K, Management identified misstatements in its previously issued consolidated financial statements as of and for fiscal 2023 and fiscal 2022. The Company assessed the materiality of the errors, including the presentation on prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections. The Company determined the impacts of these misstatements were not material to the financial statements for all prior periods identified above. For comparative purposes, the Company has made corrections to the consolidated financial statements and applicable notes for the prior periods presented in this Annual Report on Form 10-K. Further, the Company included details of the corrections on all impacted prior periods (as listed above) and financial statement line items in Note 20, Revision of Prior Period Financial Statements, in this Annual Report Form 10-K.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we are required to furnish a report by our management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Additional control deficiencies may in the future be identified by our management or independent registered public accounting firm, and such control deficiencies may also represent one or more material weaknesses in addition to those previously identified. We are currently in the process of remediating these material weaknesses and we are taking steps that we believe will address their underlying causes. We have enlisted the help of external advisors to provide assistance in the areas of internal controls and financial reporting in the short term, and are evaluating the longer-term resource needs of our accounting staff, including GAAP expertise. These remediation measures may be time-consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.
Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.
We have incurred significant losses.
During fiscal 2024, we incurred a consolidated net loss of $164 million and positive cash flows from operations of $90 million. Our financial statements have been prepared on the basis that we will continue to operate as a going concern, contemplate the realization of assets and the satisfaction of liabilities in the normal course of our business and make certain assumptions surrounding working capital events, projected cash flows and our ability to control expenses as necessary. While we believe these assumptions are reasonable, we can make no assurance that they will ultimately prove to be true. In particular, key factors such as the ability of our Houses to continue to operate without significant interruption and in a manner compliant with local laws and regulations (as well as anticipated demand), the level of in-House sales (primarily sales of food and beverage) that may be subject to further closures, reduced capacity as a result of potential ongoing restrictions, the continued high level of membership retention and renewals and the implementation of extensive cost reduction measures and anticipated levels of activities will all affect our future cash flows and accordingly our ability to continue to operate as a going concern.
Our future performance depends in large part on our ability to respond to changes in consumer tastes, preferences and perceptions.
Our industry is driven in large part by consumer preferences and perceptions. Our success depends significantly on our ability to anticipate and respond to dynamic and evolving consumer tastes and preferences in a timely manner. If we fail to continue to create and offer quality Houses, restaurants, co-working spaces, wellness and other offerings, or provide superior service, we may not be able to sustain or increase membership and other member traffic, which may adversely affect our business, results of operations and financial condition. With respect to our restaurants, we may invest in the development of menu items and concepts which may not be as successful as we anticipate. If consumer tastes and preferences change, we may be required to adapt our offerings and we may not be able to do so quickly or successfully at a manageable cost. Moreover, if prevailing preferences and perceptions cause consumers to avoid our Houses, restaurants and other offerings in favor of alternatives, our business would materially suffer.

Our continued growth depends on our ability to expand our presence in new and existing markets and develop complementary properties, concepts and product lines.
A substantial amount of our historical growth has been due to successfully establishing Houses in key cultural cities and other locations around the world and integrating our complementary products and services inside and outside of our Houses. We intend to replicate our model on an individualized but consistent basis in each city or such other location and continue focusing on the cross-selling opportunities created by our comprehensive portfolio of offerings. Our continued growth is dependent upon a number of factors, many of which are beyond our control, including but not limited to our ability to: find quality locations and reach commercially acceptable agreements regarding the lease or, more rarely, the purchase or management of sites; compete for appropriate sites; convey the appeal and exclusivity of each of our brands to new markets to attract our target membership; comply with applicable zoning, land use, environmental, health and safety laws, and data privacy, protection and security laws, regulations and requirements; obtain, maintain, protect, defend and enforce our intellectual property rights, raise or have available an adequate amount of money for construction, development and/or opening costs; obtain appropriate permits and licensing; secure acceptable suppliers, particularly in emerging markets; and timely hire, train and retain the skilled management, chefs and other employees necessary to meet staffing needs. Additionally, recent inflation of material and labor costs have resulted in higher costs of expansion and openings. Any failure on our part to recognize or respond to each of these challenges may adversely affect the success of any new properties.
Typically, there has been a ‘ramp-up’ period of time before we consider a House to be ‘mature’ and expect it to achieve our targeted level of performance. Consumer recognition of our brand has been important in the success of our Houses in our existing markets and recognition may be lacking in new geographic markets. We believe pent-up demand supports our continued growth but there can be no assurance we will successfully attract enough members and guests to new Houses and associated offerings, or that the operating results generated at new Houses and associated offerings will meet our expectations or equal the operating results generated at our existing Houses and offerings or that we will successfully complete development and expansion projects on a timely basis. Our capital and other expenditures may also be higher than expected due to cost overruns, unexpected delays or other unforeseen factors. We may also incur costs for Houses and other concepts which fail to open due to unforeseen circumstances, which could lead to material adverse effects on our business, financial condition, liquidity, results of operations, cash flows or prospects.
We are exposed to the risks that pertain to the specific jurisdictions in which we currently or may in the future operate, which could hinder our ability to maintain and expand our international operations.
We currently own, lease and/or operate (pursuant to the terms of a management contract) Houses or other properties in the UK, the US, St Vincent and the Grenadines, Canada, Turkey, Spain, the Netherlands, Germany, Greece, India, Hong Kong, France, Italy, Israel, Sweden, Denmark, Thailand, Mexico and Brazil and plan in the next few years to expand to other international markets, including Australia. The success and profitability of our current and future international operations are subject to numerous risks and uncertainties in each of these jurisdictions, many of which are outside of our control, such as exchange rate fluctuations, local economic conditions, availability of talented and qualified employees, import and export restrictions and tariffs, litigation in foreign jurisdictions, differing or limited protection of our intellectual property rights, cultural differences, increased expenses from inflation, political or economic instability, taxes and payment terms. Furthermore, changes in policies and/or laws in the UK, the US or other foreign jurisdictions resulting in, among other things, higher taxation or currency conversion limitations could reduce the anticipated benefits of our international operations. Any actions by countries or other jurisdictions in which we conduct or plan to conduct business to reverse policies that encourage foreign trade and investment could adversely affect our business relationships and gross profit. We may not be able to maintain and expand our international operations successfully or on economically favorable terms and, as a result, our business, results of operations and financial condition could be adversely affected.
Foreign currency fluctuations may reduce our net income and our capital levels, adversely affecting our financial condition.
Our financial statements are prepared, and our financial results will be reported in, US dollars. As a result, we are exposed to foreign currency exchange rate risk both as a result of our operations in a variety of non-US countries, and in particular, the United Kingdom, and our investments that are denominated in currencies other than the US dollar. We currently have no hedging arrangements in place to manage our exposure to foreign currency exchange risk.
Our results or equity may be reduced by fluctuations in foreign currency exchange rates that could materially adversely affect our business, results of operations and financial condition.

Because of the global nature of our business, unfavorable economic or political conditions or volatility in currency exchange rates could have a material adverse effect on our financial condition and results of operations.
Given that we operate globally, our business is subject to economic and political conditions throughout the world, including Russia’s invasion of Ukraine, the ongoing conflict in Israel and Gaza and the UK’s withdrawal from the European Union. During periods of unfavorable or volatile economic conditions in the global economy, such as those noted above, demand from our members and customers and their travel habits may be significantly impacted. If unfavorable economic conditions occur, particularly over an extended period, our business, financial condition and results of operations may be adversely affected, as we saw in fiscal 2023 with the temporary closure of our House in Tel Aviv because of the political conflict and instability in the region. In addition, significant or volatile changes in exchange rates between the US dollar and other currencies, and the imposition of exchange controls or other currency restrictions, may have a material adverse effect on our liquidity, financial conditions and results of operations. Further expansion or escalation of military confrontations or related geopolitical tensions, including increased restrictions on global trade, could result in, among other things, lower travel demand, cyberattacks, terrorist activities, supply disruptions, workforce volatility and changes to foreign currency exchange rates and constraints, volatility or disruption in financial markets including increases in interest rates, any of which may adversely affect the global economy and our business. In addition, the effects of the ongoing conflict could intensify or otherwise affect many of the other risks described in these “Risk Factors” or elsewhere in this Annual Report on Form 10-K.
We have certain fixed costs which we may be unable to adjust in a timely manner in response to a reduction in revenue.
The costs associated with owning, leasing and/or operating our Houses are significant, some of which may not be altered in a timely manner in response to changes in demand for our services. Rent expenses and property taxes constitute our primary fixed costs, and our profitability is dependent on our ability to anticipate and react to increases in food, energy costs, labor, employee benefits and similar costs over which we have limited or no control. Food and beverage costs are a significant part of our operating expenses and have increased significantly in recent years and we anticipate those increases may continue. Our profitability is also adversely affected by the increases in the price of utilities, including natural gas, electricity and water, whether as a result of inflation, shortages, interruptions in supply, global events, such as the Russian invasion in Ukraine, or otherwise. If our revenues decline and we are unable to reduce our expenses in a timely manner, or are unable or unwilling to pass these costs on to our members and guests, our business, results of operations and financial condition may be materially and adversely affected.
Food shortages or increases in food costs could slow our growth or harm our business and operations.
A key part of our business is the supply of quality food that meets our requirements at prices that remain attractive to our customers. This means we need to achieve favorable commercial terms with our suppliers and ensure there is an uninterrupted supply chain which keeps pace with our growth in each of the jurisdictions in which we are based. If there is an interruption to food supply or a food shortage on a local or global scale (including as a result of inclement weather, issues in production or distribution, unanticipated demand or other conditions), this could reduce the availability of food in, and increase the pricing of, the food chain supplies that we use to run our operations. As we continue to expand into new territories in lesser developed countries, the risk of an interruption in our supply chain is more likely. Failure to source quality food at prices that are attractive to our customers may force us to increase our own pricing or remove certain items from our menus. This could make us less attractive to our members and customers who may then choose to reduce their dining in our businesses. The inflation in food prices due to labor shortages, global events, the effects of climate change and increases in fuel and transportation costs, may make our food costs increase significantly. Alternatively, we may be unwilling to pass these increased costs on to our members and customers, which would decrease our profit margins. In either case, this could have a material adverse effect on our business, results of operations and financial condition.
We are a holding company and our principal asset is our direct ownership of Soho House Holdings Limited and its operating companies. We are dependent upon distributions from our subsidiaries to pay dividends (if any) taxes and other expenses.
Soho House & Co Inc. is a holding company and our principal asset is our direct ownership of Soho House Holdings Limited and its operating companies. We have no independent means of generating revenue. We have and continue to intend to cause Soho House Holdings Limited and the other operating companies to make distributions to us in an amount sufficient to allow us to pay our taxes and operating expenses, but we are limited in our ability to cause Soho

House Holdings Limited and its operating companies to make these and other distributions to us (including for purposes of paying corporate and other overhead expenses and dividends) under our credit facilities. Our existing credit facilities and any future indebtedness we may incur may restrict the ability of Soho House Holdings Limited and its operating companies to make distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Yucaipa, through its participation in the Voting Group, has significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.
We are currently controlled by the Voting Group of which Yucaipa is a part. The Voting Group has agreed to vote with the other members of the Voting Group in favor of the election of Directors nominated by members of the Voting Group in accordance with a stockholders’ agreement entered into on July 19, 2021 (the “Stockholders’ Agreement”) between us and each member of the Voting Group. Affiliates of Yucaipa own approximately 56.0% of our Class B Common Stock, or approximately 54.0% of the combined voting power of our common stock outstanding, and the Voting Group own Class B Common Stock representing approximately 96.5% of the combined voting power of our common stock outstanding. Once the Voting Group owns less than 15% of the shares of our total outstanding common stock, all remaining Class B Common Stock will automatically convert on a one-for-one basis into Class A Common Stock, however the Voting Group will continue to be entitled to certain board nomination rights for so long as it continues to own at least 9% of the shares of our total outstanding common stock.
The holders of our Class B Common Stock, which comprise certain affiliates of Yucaipa, our founder (Mr. Jones), and a member of our Board (Mr. Caring), are entitled to ten votes per share of Class B Common Stock, whereas the holders of our Class A Common Stock are entitled to one vote per share of Class A Common Stock. As long as the Voting Group owns or controls common stock representing at least a majority of our outstanding combined voting power, and its members agree to act together, it will have the ability to exercise substantial control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our Board and the approval of any significant corporate transaction, including a sale of all or substantially all of our assets. Even if the Voting Group’s ownership falls below 50% of the combined voting power of our outstanding common stock, acting together, it may continue to be able to strongly influence or effectively control our decisions, including as a result of the right of the Voting Group to nominate individuals for election to our board. Additionally, the Voting Group’s interests may not align with the interests of our other stockholders. Yucaipa and Mr. Caring are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Yucaipa and Mr. Caring may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
Our audit committee is responsible for reviewing all related party transactions for potential conflict of interest situations and approving all such transactions. Our audit committee consists of directors who are independent as required by SEC and the listing rules of the NYSE, subject to the permitted phase-in period afforded by such rules. In addition, our code of ethics contains provisions designed to address conflicts of interest. However, such provisions may not be effective in limiting Yucaipa’s significant influence over us.
Disease outbreaks, such as the COVID-19 pandemic or similar public health threats that may arise in the future, and measures implemented to combat them have had, and may in the future have, a material adverse effect on our business.
The COVID-19 pandemic, the measures governments implemented in order to stem its spread, and the general concern about the virus had a material adverse effect on the demand for worldwide for travel compared to historical levels and resulted in mandatory temporary closures of our Houses and sites. Similar disease outbreaks or public health threats that may arise in the future could have similarly adverse effects on our business. Our operations were, and could in the future be, negatively affected further if our employees are quarantined or sickened as a result of exposure to a disease outbreak, or as a result of a similar public health crisis, or if they are subject to additional governmental curfews, health orders or similar restrictions. We are unable to predict the extent to which disease outbreaks or other public health threats that may arise in the future may change our members and customers’ behavior or travel patterns, which could have a material impact on our business. The degree to which any future disease outbreaks or public health threats may impact our revenues, results of operations and financial condition is uncertain and will depend on future developments.

Increasing inflation could adversely affect our business, financial condition, results of operations or cash flows.
Inflation and some of the measures taken by or that may be taken by the governments in countries where we operate in an attempt to curb inflation may have negative effects on the economies of those countries generally. If the United States or other countries where we operate continue to experience substantial inflation, our business may be adversely affected. In addition, we may not be able to adjust the prices we charge our members to offset the impact of inflation on our expenses, leading to an increase in our operating expenses and a reduction in our House-Level Contribution Margin and Other Contribution Margin. This could have a material adverse impact on our business, financial condition, results of operations or cash flows.
Our business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by Russia’s ongoing conflict with Ukraine and disruptions and conflict in the Middle East
Russia’s invasion of Ukraine has negatively affected the global economy. Financial and economic sanctions imposed on certain industry sectors and parties in Russia by the US, United Kingdom and European Union, as well as potential retaliatory actions by Russia, could also have a negative impact on the global economy. Although the Company does not operate in Russia or Ukraine, the broader consequences of this conflict, including rising energy prices and shortages of and increased costs for food, goods and services and transportation or further escalation in adjacent areas could have negative downstream effects on our business and operations. Further expansion or escalation of military confrontations or related geopolitical tensions, including increased restrictions on global trade, could result in, among other things, lower travel demand, cyberattacks, terrorist activities, supply disruptions, workforce volatility and changes to foreign currency exchange rates and constraints, volatility or disruption in financial markets including increases in interest rates, any of which may adversely affect the global economy and our business.
Additionally, the ongoing conflict in Israel and Gaza may adversely affect the global economy, in particular as energy prices may be adversely affected by the disruptions in the region. Specifically, our Tel Aviv House was temporarily closed in 2023 because of the conflict and our revenues from that location may be adversely affected from time to time depending on the length and extent of the conflict.
Moreover, the effects of the ongoing conflict could intensify or otherwise affect many of the other risks described in these “Risk Factors” or elsewhere in this Annual Report on Form 10-K.
Risks Related to Our Indebtedness
We have substantial debt, and we may incur additional indebtedness, which may negatively affect our business and financial results as well as limit our ability to pursue our growth strategy.
We have a substantial amount of debt, which requires significant principal and interest payments. As of December 29, 2024, we have an outstanding debt balance, net of issuance costs, of $983 million comprised of Senior Secured Notes, Other loans (as described in Note 11, Debt), finance leases and financing obligations (see Item 8, Financial Statements and Supplementary Data, Note 5, Leases, and Note 11, Debt in this Annual Report on Form 10-K). Subject to the restrictions contained in our debt facilities, we may be able to incur additional indebtedness from time to time to finance working capital, capital expenditure or investments, or for other purposes.
These restrictions will not prevent us from incurring obligations that do not constitute indebtedness, may be waived by certain votes of debt holders and, if we refinance our existing indebtedness, such refinancing indebtedness may contain fewer restrictions on our activities. To the extent new indebtedness or other financial obligations are added to our and our subsidiaries’ currently anticipated indebtedness levels, the related risks that we and our subsidiaries face could intensify.
Our substantial debt could adversely affect our financial condition and increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on, or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other existing and any future financial obligations and contractual commitments, could have important consequences. For example, it could:
•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations under our credit facilities, including restrictive covenants, could result in an event of default under such facilities;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have proportionately less indebtedness;

•
require the dedication of a substantial portion of our cash flow from operations towards the payment of amounts due on our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures and development or other corporate purposes;

•	increase our cost of borrowing and cause us to incur substantial fees from time to time in connection with debt amendments or refinancing;
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures to service or repay such indebtedness; and
•	limit our ability to borrow additional funds, or dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, and other corporate purposes.
Each of these factors may have a material adverse effect on our business, results of operations and financial condition.
Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.
The terms of our outstanding indebtedness restrict us from engaging in specified types of transactions. These covenants restrict our ability, among other things, to:
•	incur indebtedness or guarantees or engage in sale and leaseback transactions;
•	incur liens;
•	engage in mergers, acquisitions and asset sales;
•	alter the business conducted today by the company and its restricted subsidiaries;
•	make investments and loans;
•	declare dividends or other distributions;
•	enter into agreements limiting restricted subsidiary distributions; and
•	engage in certain transactions with affiliates.
Our indebtedness limits our ability to engage in these types of transactions even if we believe that a specific transaction would contribute to our future growth or improve our results of operations. We believe that we will be able to operate our business without breaching the terms of our indebtedness. In addition, the credit agreements governing our credit facilities require us to meet specified financial and operating results and maintain compliance with specified financial covenants and ratios. In particular, under our amended senior revolving facility agreement (the “Revolving Credit Facility”) with HSBC Bank PLC (“HSBC”) dated December 5, 2019 (the tenor of which was extended on February 21, 2025 to December 31, 2026), from March 2023 we are required to maintain certain leverage covenants (as defined in the Revolving Credit Facility) which are only applicable when 40% or more of the facility is drawn. As of December 29, 2024, the facility remains undrawn with £75 million ($94 million) available to draw under this facility.
A breach of any of the restrictive covenants in our credit facilities or senior secured notes could result in an event of default, which could trigger acceleration of our indebtedness and may result in the acceleration of, or default under, any other debt we have incurred or we may incur in the future to which a cross-acceleration or cross-default provision applies, which could have a material adverse effect on our business and operations. In the event of any default under our credit facilities or senior secured notes, the applicable lenders or notes purchasers could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, or in the alternative, the applicable lenders or agents could exercise their rights under the security documents, entered into in connection with our credit facilities and our senior secured notes. We have pledged a significant portion of our assets as collateral under our credit facilities and our senior secured notes.
If we were unable to repay or otherwise refinance these borrowings and loans when due, the applicable lenders or agents could proceed against the collateral granted to them to secure that indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders or agents accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our credit facilities or senior secured notes or the exercise by the applicable lenders or agents of their rights under the security documents would likely have a material adverse effect on our business and operations. As a result of these restrictions, we may be:
•	limited in how we conduct our business;
•	unable to raise additional debt or equity financing on terms acceptable to us, or at all, to operate during general economic or business downturns; or
•	unable to compete effectively or to take advantage of new business opportunities
These restrictions may affect our ability to grow in accordance with our strategy.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.
Borrowings under our credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.
Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to SONIA, with a floor of 0%, plus an applicable margin of 3.25%. The applicable margin will reduce from 3.25% if our Net Leverage decreases below certain levels as defined in the Revolving Credit Facility. If the specified SONIA rate were to increase, our debt service obligations would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.
We may enter into interest rate swaps, caps or other derivative financial instruments that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we currently have no hedging arrangements in place, and as such do not maintain derivative financial instruments with respect to all of our variable rate indebtedness, and any swaps we enter into in the future may not fully mitigate our interest rate risk.
We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.
We are a holding company, and as such have no independent operations or material assets other than our ownership of equity interests in our subsidiaries and joint ventures, and our subsidiaries’ and our joint ventures’ contractual arrangements with members and customers, and we will depend on our subsidiaries and joint ventures to distribute funds to us so that we may pay our obligations and expenses.
Our ability to make scheduled payments on, or to refinance our respective obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries and joint ventures to make distributions, dividends or advances to us, which in turn will depend on our subsidiaries’ and joint ventures’ future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control.
As part of the going concern assessment, we have modeled a number of different scenarios. Given current economic conditions, our modeling of various scenarios, as compared to detailed forecasts, considers the potential impact of such generalized economic uncertainties on our business across all regions and the extent to which this could adversely affect House openings and cash flows. However, we can provide no assurance that the scenarios included in our models will ultimately provide to be true, our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized, or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our respective obligations under our indebtedness or to fund our other needs without taking other steps to reduce or delay expenditure. In order for us to satisfy our obligations under our indebtedness and fund planned capital expenditures, we must continue to execute our business strategy or take such other steps to reduce or delay expenditure. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we can provide no assurance that we will be able to refinance any of our indebtedness when it falls due for renewal, on commercially reasonable terms or at all.
Risks Related to Our Properties
Our properties are currently geographically concentrated in a limited number of cities and, accordingly, we could be disproportionately harmed by an economic downturn in these cities or by a disaster, such as a hurricane, earthquake, wildfire or terrorist attack, among other catastrophes.
The concentration of certain of our properties in a limited number of cities exposes us to greater risk to local economic, business and other conditions than more geographically diversified companies. For example, an economic downturn, a natural disaster, a terrorist attack, civil disturbances or similar catastrophes in London, New York or Los Angeles would likely have a disproportionate effect on our overall results of operations. In addition, certain of our properties are located in markets that are more susceptible to natural disasters than others, which could adversely affect those properties, the local economies, or both. Specifically, the Miami, Florida area, where Soho Beach House and Miami Pool House are located, is susceptible to hurricanes, as is St Vincent and the Grenadines, where Soho Beach House Canouan is located, which was impacted by Hurricane Beryl in 2024; Los Angeles, California, where Soho House West Hollywood, Soho House Holloway, Soho House Malibu, and Soho House Downtown Los Angeles are located, is susceptible to earthquakes and wildfires; Istanbul, Turkey, where Soho House Istanbul is located, is susceptible to earthquakes; the county of Oxfordshire in England, where Soho Farmhouse is located, is susceptible to floods, such as those that occurred in late 2024; and there have been multiple terrorist attacks in areas where a number of our Houses are located, including London, Istanbul, Tel Aviv and Mumbai. Our properties are also at risk of man-made disasters, particularly fires. Our properties are also at risk of being negatively impacted by civil disturbances, protest or rioting, such as the 2019 political protests which impacted Soho House Hong Kong. While we maintain property and business interruption insurance, we carry large deductibles, and there can be no assurance that if an earthquake, hurricane or other natural or man-made disaster or other catastrophe should affect our geographical areas of operations, we would be able to maintain our current level of operations or profitability, or that property and business interruption insurance would adequately reimburse us for our losses. Any such economic downturn, disaster or other catastrophe could adversely affect our business, results of operations and financial condition.
We own some of our properties, which exposes us to a fall in property prices which could harm our business.
While our model is to lease our properties, there are certain properties within our portfolio that we own or where it is owned by a joint venture—Babington House (Somerset, England), High Road House (London, England), Soho Beach House (Miami, US), Ludlow House (New York, US), 56-60 Redchurch (London, England), Little Beach House Barcelona (Garraf, Spain) and Soho House Barcelona (Barcelona, Spain). The property market in any jurisdiction may fall resulting in an erosion of value that we have built up in the owned properties and therefore adversely impacting our business, results of operations and financial condition.
Our efforts to develop, redevelop or renovate our owned and leased properties could be delayed or become more expensive, which could reduce revenues or impair our ability to compete effectively.
The condition of aging properties could negatively impact our ability to attract members, or result in higher operating and capital costs, either of which could reduce revenues or profits. While we have budgeted for replacements and repairs to furniture, fixtures and equipment at our properties, there can be no assurance that these replacements and repairs will occur, or even if completed, will result in improved performance. In addition, these efforts are subject to a number of risks, including:
•	construction delays or cost overruns (including with respect to labor and materials) that may increase project costs;
•	obtaining zoning, occupancy, and other required permits or authorizations;
•	changes in economic conditions that may result in weakened or lack of demand or negative project returns;
•	governmental restrictions on the size or kind of development;
•	lack of availability of rooms or spaces for revenue-generating activities during construction, modernization or renovation projects;

•	environmental conditions of properties being developed;
•	force majeure events, including earthquakes, tornadoes, hurricanes, floods or tsunamis; and
•	design defects that could increase costs.
If properties under development or renovation are delayed in opening as scheduled, or if renovation investments adversely affect or fail to improve performance, this could lead to material adverse effects on our business, results of operations and financial condition.
Because most of our properties are leased, we are subject to the risk that these leases could expire or be terminated, including as a result of our default on payments under the lease, either of which would cause us to lose the ability to operate these properties.
Most of our Houses and the properties from which we operate our businesses are occupied under leases and the operation of our businesses in those Houses depends on our right to use the premises demised by the relevant lease. We are subject to the risk that a lessor could refuse to extend the agreed term of any lease agreement or that a lease agreement could be terminated before expiration of the lease term (e.g., due to a contractual break option available to the lessor or a breach of a statutory provision applicable to certain fixed-term lease agreements in the UK and Germany) or not be renewed on commercially reasonable terms or at all. Under the typical terms of the relevant leases, in the event of certain material breaches by us, the landlord may enforce its right to forfeit or terminate the lease. In some instances, the tenant has customary rights to apply for relief from any such forfeiture or termination, which application is likely to be successful if the relevant breach is remedied at the same time. However, more generally, there can be no assurances that any affected landlord will continue to allow us to use the land demised by the lease if we fail to meet our contractual obligations thereunder.
We are subject to the risk of condemnation or compulsory forfeiture.
Our business would be materially adversely affected if a condemnation or compulsory purchase order occurs in respect of any properties in which we have a long leasehold or freehold interest, since we would no longer be able to use and occupy the relevant property, and it would be unlikely that the amount received pursuant to the condemnation or compulsory purchase would represent the fair market value of the relevant property. Any property in any jurisdiction in which we operate may at any time be expropriated or compulsorily acquired by, among others, a local authority or a governmental department in connection with redevelopment or infrastructure projects which are of public benefit. Any of these developments could have a material adverse effect on our business, or results of operations and financial condition.
Any mortgage debt obligations we incur will expose us to increased risk of property losses due to foreclosure, including as a result of our cross- defaults to other indebtedness which could have a material adverse effect on us, including our financial condition, liquidity and results of operations.
Incurring mortgage debt increases our risk of property losses because any defaults on indebtedness secured by our owned properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing the loan for which we are in default. For tax purposes, a foreclosure of any non-recourse mortgage on any of our properties may be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. In certain of the jurisdictions in which we operate, if any such foreclosure is treated as a sale of the property and the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we could recognize taxable income upon foreclosure but may not receive any cash proceeds.
In addition, any default under our mortgage debt obligations may increase the risk of cross-default on our other indebtedness, including other mortgage debt. If this occurs, we may not be able to satisfy our obligations under our indebtedness, which could have a material adverse effect on us, including our business, results of operations and financial condition.
We believe that we will be able to operate our business without breaching the terms of any of our mortgage debt obligations. We are currently in compliance with all such terms.
The use of joint ventures or other entities, over which we may not have full control, for development projects or acquisitions could prevent us from achieving our objectives.
We have in the past and may in the future acquire, develop or redevelop properties through joint ventures with third parties, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a House, joint venture or other entity. To the extent we own or lease properties through joint ventures or other entities, we may not be in a position to exercise sole decision-making authority regarding the ownership or operations of such House or property, joint venture or other entity. Investments in joint ventures or other entities may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that partners might become bankrupt or fail to fund their share of required capital contributions. Likewise, partners may have economic or other business interests or goals which are inconsistent or compete with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of creating impasses on decisions if neither we nor our partner have full control over the joint venture or other entity. Disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent management from focusing their time and effort on our business. Consequently, actions by, or disputes with, our partners might result in subjecting Houses or other properties owned or leased by the joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our partners.
Preparing our consolidated financial statements requires us to have access to information regarding the results of operations, financial position and cash flows of our joint ventures. Any deficiencies in our joint ventures’ internal controls over financial reporting may affect our ability to report our financial results accurately or prevent or detect fraud. Such deficiencies also could result in restatements of, or other adjustments to, our previously reported or announced operating results, which could diminish investor confidence and reduce the market price for our shares. Additionally, if our joint ventures are unable to provide this information for any meaningful period or fail to meet expected deadlines, we may be unable to satisfy our financial reporting obligations or timely file our periodic reports.
We may be subject to unknown latent defects or contingent liabilities related to our existing properties or properties that we acquire, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.
Our properties or properties that we may acquire in the future may be subject to unknown latent defects or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to our existing properties and any future acquisitions of properties by us may not survive the closing of the transactions. Furthermore, indemnification under such agreements may not exist or be limited and subject to various exceptions or materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the transferors or sellers of their representations and warranties or other prior actions by the sellers. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these properties may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may materially and adversely affect us, including our business, results of operations and financial condition.
Our properties or properties that we may lease or acquire may contain or develop harmful mold that could lead to liability for adverse health effects and costs of remediating the problem, either of which could have a material adverse effect on our business, including our results of operations.
When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the properties in our portfolio or properties that we may acquire or lease may contain microbial matter, such as mold and mildew, which could require us to undertake a costly remediation program to contain or remove the mold from the affected property. Furthermore, we can provide no assurances that we will be successful in identifying harmful mold and mildew at properties that we seek to acquire or lease in the future, which could require us to take remedial action at such properties. The presence of mold could expose us to liability from guests, employees, contractors and others if property damage or health concerns arise, which could have a material adverse effect on us, including our results of operations and financial condition.
Risks Related to our Technology and Data
Our business relies heavily on information systems and technology, and any failure, interruption or weakness in our or our third-party service providers’ information systems or technology may prevent us from effectively operating our business and damage our reputation. A failure to adequately update our existing systems and implement new systems could harm our businesses and adversely affect our results of operations.
We increasingly rely on information technology (“IT”) systems, including our point-of-sale processing systems in our Houses, restaurants and other businesses and other information systems managed by third-party service providers, to interact with our members and customers and collect, maintain, store, transfer, disclose and otherwise process customer and member information and other PII, including for our operations, collection of cash, management of our supply chain, accounting, staffing, payment obligations, Automated Clearing House (“ACH”) transactions, credit and debit card transactions, and other processes and procedures. We leverage our internal IT systems, and those of our third-party service providers, to enable, sustain, and support our business interests.
Given the communication channels through which we engage with our members, customers and employees, and other aspects of our business, it is important that we and our third-party service providers maintain uninterrupted operation of our business-critical computer systems. Our operations depend upon our ability, and the ability of our third-party service providers, to protect our computer equipment and other systems against damage, failure, interruption and security incidents. Our systems, and those of our third-party service providers, including back-up systems, are subject to damage, interruption, disruption or outage from, among other things, physical theft, human error, power outages and loss, computer and telecommunications failures, computer viruses and worms, installation of malicious software, internal or external security or data breaches, phishing, ransomware, malware, social engineering attacks, credential stuffing, denial-of-service attacks, catastrophic events and natural disasters such as fires, floods, earthquakes, tornadoes and hurricanes, wars, terrorism, fraud, negligence, misconduct or errors by our employees or other third parties, including state-sponsored organizations with significant financial and technological resources, and other disruptive problems or security breaches. If our or our third-party service providers’ systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. Any material impairment of our systems, including the theft, damage, or corruption of information in our systems, could have a material adverse effect on our business, results of operations and financial condition. Among other things, this could result in interruptions to, or delays in, our business and member and customer service, unauthorized access or misuse of data, including PII, and may reduce efficiency in our operations.
In addition, the implementation of technology changes, such as the implementation of our new Enterprise Resource Planning (“ERP”) as described in Note 2 Summary of Significant Accounting Policies of our consolidated financial statements in this Annual Report on Form 10-K, and upgrades to maintain current systems and integrate new systems, as well as transitions from one service provider to another, may also cause service interruptions, disruptions or outages, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays, and may cause us to fail to comply with applicable laws, rules, regulations, policies, industry standards, contractual obligations and other legal requirements related to data privacy, protection and security. If our information systems or those of our third-party service providers fail, and our or our third-party service providers’ back-up or disaster recovery plans are not adequate to address such failures, such events may adversely affect our business and operations. If we need to move to a different third-party system, our operations, including electronic funds transfer drafting, could be interrupted. In addition, remediation of such problems could result in significant, unplanned operating or capital expenditures, which may have an adverse effect on our business, results of operations and financial condition.
A cybersecurity attack, ‘data breach’ or other security incident experienced by us or our third-party service providers may result in negative publicity, claims, investigations and litigation and adversely affect our business, results of operations and financial condition.
Our IT and other systems, and those of our third-party service providers, are vulnerable to cybersecurity risks. For example, certain persons and entities may attempt to penetrate our network, the systems hosting our website, the Soho House App or our other networks and systems, and may otherwise seek to misappropriate our proprietary or confidential information, including PII, or cause interruptions of our service. Because the techniques used by such persons and entities to access or sabotage networks and systems are increasingly diverse and sophisticated, change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Back-up and redundant systems may be insufficient or may fail, which may result in a disruption of availability of our products or services to our members or compromise the integrity or availability of our members’ information.
In addition, sophisticated operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our networks, system, or our processing of PII or other data. Furthermore, we depend upon our employees, independent contractors, consultants and other third parties with whom we do business to appropriately handle confidential data and deploy our IT resources in a safe and secure fashion that does not expose our network systems to security breaches and the loss of data. Accordingly, if any of our IT or cybersecurity systems, processes or policies, or those of any of our manufacturers, logistics providers, customers, independent contractors or other third-party service providers fail to protect against or effectively and timely remediate unauthorized access, sophisticated hacking or terrorism, the mishandling, misuse or misappropriation of data, including PII, by employees, contractors or other persons or entities, software errors, failures or crashes, interruptions in power supply, virus proliferation or malware, communications failures, acts or war or sabotage, denial-of-service attacks or other cybersecurity breaches or security incidents, our ability to conduct our business effectively could be damaged in a number of ways, including:
•	sensitive data regarding our business, including intellectual property, personal information (including PII), and other confidential and proprietary data, could be stolen;
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our electronic communications systems, including email and other methods, could be disrupted, delayed, or damaged, and our ability to conduct our business operations could be seriously damaged until such systems can be restored;

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our ability to process membership and other fees, customer orders, and our distribution channels could be disrupted, interrupted or damaged, resulting in delays in revenue recognition, harm to our relationships with customers and prospective customers and harm to our reputation;

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accidental release or loss of or access to information maintained in our or third-party service providers’ information systems and networks, including PII of our employees and our members, may occur; and

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PII relating to various parties, including members, customers, employees and business partners, could be compromised, and we may be found to be in violation of applicable data privacy, security and protection laws, rules, regulations, industry standards, policies or contractual obligations.

Furthermore, outside parties may attempt to fraudulently induce our employees or employees of our third-party service providers to disclose sensitive or confidential information in order to gain access to our or our third-party service providers’ systems and processes. The number and complexity of these threats continue to increase over time. Although we have implemented and maintain systems and controls designed to prevent cybersecurity events from occurring, including policies and processes designed to identify and mitigate threats, such efforts have not in the past and may not be able to prevent all security breaches or unauthorized attempts to access our systems or data, including PII and confidential data. The development and maintenance of our IT systems, controls, and processes require ongoing monitoring and updating as technologies evolve and efforts to intrude into our IT systems become more sophisticated. Despite our best efforts, including the implementation of threat protection, information and network security measures and business continuity and disaster recovery plans, our systems and those of our third-party service providers have in the past and may be vulnerable to attacks, and we cannot guarantee that the inadvertent or unauthorized use of confidential, sensitive information or PII, will not occur, or that third parties will not gain unauthorized access to such information.
A number of the states, counties and cities in which we maintain facilities issued “shelter in place” and similar orders in response to the global outbreak of COVID-19, which caused a proportion of our employees to work remotely on less secure systems. We have, and may in the future, need to devote additional resources to enhance the security of our IT systems, which may not successfully prevent against all risks. Future additional transitions to a remote work environment may exacerbate certain risks to our business, including increasing the stress on, and our vulnerability to disruptions of, our IT infrastructure and computer systems, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of personal or confidential information. Additionally, our third-party vendors are may also experience similar challenges as they provide services to us.
Should any of the above events occur, we could be subject to significant claims for liability from our customers, members, employees or other third parties and legal or regulatory investigations, inquiries or actions from governmental agencies or competent courts. In addition, our ability to protect our intellectual property rights could be compromised and our reputation and competitive position could be significantly harmed. Any regulatory, contractual or other actions, litigation, investigations, fines, penalties and liabilities relating to any actual or alleged misuse or misappropriation of PII or other confidential or proprietary information could be significant in terms of monetary exposure and reputational impact, and may necessitate changes to our business operations that may be disruptive to us. Additionally, we could incur significant costs in order to upgrade our cybersecurity systems, processes, policies and procedures and remediate damages. While we maintain cyber risk insurance, in the event of a significant security or data breach, this insurance may not cover all of the losses that we may suffer. The successful assertion of one or more large claims against us that exceed our available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition and results of operations. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. Consequently, our financial performance and results of operations could be materially adversely affected.
In addition, certain jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. For example, the General Data Protection Regulation (2016/679) (“EU GDPR”) and national laws supplementing the EU GDPR across the European Economic Area (“EEA”) and in the UK, require companies to notify individuals of personal data breaches that are likely to result in a high risk to the rights and freedoms of these individuals. Additionally, laws in all 50 US states require businesses to provide notice to customers whose PII has been disclosed as a result of a data breach. In some cases, our agreements with certain customers may require us to notify them in the event of a security incident. Such mandatory disclosures could lead to negative publicity and may cause our current and prospective customers to lose confidence in the effectiveness of our data security measures. Moreover, if we, or a third-party service provider or a similar provider in our industry were to experience a security breach, customers may lose trust in the security of the business model and underlying technology generally, which could adversely impact our ability to retain existing customers or attract new ones.
Any actual or perceived threat of breach or disruption to our services or any compromise of personal data, including PII, or any actual or perceived violations of cybersecurity laws, rules or regulations, could impair our reputation, cause us to lose customers, members or revenue, cause us to face costly litigation or administrative or regulatory proceedings, result in member complaints, necessitate customer service or repair work, require increased security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, require the investigation and remediation of any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which would involve substantial costs, divert our management’s attention and resources and have a material adverse effect on our business, financial condition and results of operations.
If we fail to properly maintain the confidentiality and integrity of our data, including member and customer credit or debit card and bank account information and other PII, or if we fail to comply with applicable laws, rules, regulations, industry standards and contractual obligations relating to data privacy, data protection and security, and emerging AI regulations, it may adversely affect our reputation, business and operations.
In the ordinary course of business, we collect, use, transmit, store, share and otherwise process member, customer and employee data, including credit and debit card numbers, bank account information, dates of birth, location information and other types of PII. Some of this data is sensitive and could be an attractive target for criminal attack by malicious third parties with a wide range of expertise and motives (including financial gain), including organized criminal groups, hackers, disgruntled current or former employees, and others. In particular, the increasing sophistication and resources of cyber criminals and other non-state threat actors and increased actions by nation-state actors make keeping up with new threats difficult and could result in a breach of security. The integrity, protection and security of such member, customer and employee data is critical to us.
Despite the security measures we and our third-party service providers have in place to protect confidential information and PII and to comply with applicable laws, rules, regulations, industry standards and contractual obligations relating to data privacy, protection and security, our facilities and systems and those of our third-party service providers, as well as the Soho House App, may be vulnerable to security or data breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, misplaced, corrupted or lost data, programming or human errors or other similar events. Furthermore, the size and complexity of our IT systems and those of our third-party service providers make such systems potentially vulnerable to security or data breaches and other security incidents from inadvertent or intentional actions by our employees or third-party service providers or from attacks by malicious third parties. Because such attacks are increasing in sophistication and change frequently in nature, we and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our third-party vendors, may not be discovered, mitigated or remediated promptly or effectively.
Additionally, the collection, maintenance, use, disclosure, storage, transmission, disposal and other processing of PII by our businesses are regulated at the federal, state local, provincial and international levels as well as by certain industry groups, such as the Payment Card Industry organization and the National Automated Clearing House Association, and we cannot guarantee that we have been and will be in compliance with all such applicable laws, rules, regulations and standards. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. The occurrence of unanticipated events and the development of evolving technologies often rapidly drives the adoption of legislation or regulation affecting the use, collection or other processing of data. New laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations may require us to change our business operations with respect to how we use, collect, store, transfer or otherwise process certain types of PII, implement new processes, and incur additional costs to comply with those laws and our members’ exercise of their rights thereunder.
Foreign data protection, privacy, consumer protection and other laws and regulations are often more restrictive than those in the United States. In particular, the EEA (comprised of the EU member states and Iceland, Liechtenstein and Norway) and the UK, have traditionally taken broader views as to types of data that are subject to privacy and data protection. In the EEA, the processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable) is governed by the EU GDPR. The UK has implemented the EU GDPR into its national law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (known as the “UK GDPR”, and together with the EU GDPR, the “GDPR”) which sits alongside the UK Data Protection Act 2018. The GDPR imposes a number of obligations on controllers, including, among others: (i) accountability and transparency requirements, which require controllers to demonstrate and record compliance with the GDPR and to provide more detailed information to data subjects regarding processing; (ii) requirements to process personal data lawfully including specific requirements for obtaining valid consent where consent is the lawful basis for processing; (iii) obligations to consider data protection as any new products or services are developed and designed and to limit the amount of personal data processed; (iv) obligations to comply with data protection rights of data subjects including a right of access to and rectification of personal data, a right to obtain restriction of processing or to withdraw consent to processing, or to object to processing of personal data and a right to ask for a copy of personal data to be provided to a third party in a usable format and a right to erasure of personal data in certain circumstances; (v) obligations to implement appropriate technical and organizational security measures to safeguard personal data; and (vi) obligations to report certain personal data breaches to the relevant supervisory authority without undue delay (and no later than 72 hours where feasible) and affected individuals where the personal data breach is likely to result in a high risk to their rights and freedoms.
In addition, the EU GDPR prohibits the international transfer of personal data from the EEA to countries outside of the EEA unless made to a country deemed adequate by the European Commission or a data transfer mechanism in accordance with the EU GDPR has been put in place or a derogation under the EU GDPR can be relied on. In July 2020, the Court of Justice of the European Union (“CJEU”) in its Schrems II ruling invalidated the EU-U.S. Privacy Shield framework, a self-certification mechanism that facilitated the lawful transfer of personal data from the EEA to the United States, with immediate effect. The CJEU upheld the validity of standard contractual clauses (“EU SCCs”) as a legal mechanism to transfer personal data but companies relying on EU SCCs will need to carry out a transfer impact assessment (“TIA”), which among other things, assesses laws governing access to personal data in the recipient country and considers whether supplementary measures that provide privacy protections additional to those provided under EU SCCs will need to be implemented to ensure an ‘essentially equivalent’ level of data protection to that afforded in the EEA. The UK GDPR imposes similar restrictions on transfers of personal data from the UK to jurisdictions that the UK does not consider adequate. This may have implications for our cross-border data flows and may result in compliance costs.
Further, on October 7, 2022, the then U.S. President introduced an Executive Order to facilitate a new Trans-Atlantic Data Privacy Framework (“DPF”), and on July 10, 2023, the European Commission adopted its Final Implementing Decision granting the U.S. adequacy (“Adequacy Decision”) for EU-US transfers of personal data for entities self-certified to the DPF. Entities relying on EU SCCs for transfers to the U.S. are also able to rely on the analysis in the Adequacy Decision as support for their TIA regarding the equivalence of U.S. national security safeguards and redress.
It should also be noted that the UK government has published its own form of EU SCCs known as the UK International Data Transfer Agreement and an International Data Transfer Addendum to the new EU SCCs. The UK’s Information Commissioner’s Office (“ICO”) has also published its own version of the TIA and guidance on international transfers, although entities may choose to adopt either the EU or UK style TIA. Further, on September 21, 2023, the UK Secretary of State for Science, Innovation and Technology established a UK-U.S. data bridge (i.e., a UK equivalent of the Adequacy Decision) and adopted UK regulations to implement the UK-U.S. data bridge (“UK Adequacy Regulations”). Personal data may now be transferred from the UK under the UK-U.S. data bridge through the UK extension to the DPF to organizations self-certified under the UK extension to DPF.
The GDPR provides for fines of up to €20 million (under the EU GDPR) or £17.5 million (under the UK GDPR) or up to 4% of the annual global turnover of the noncompliant company, whichever is greater, for serious violations of certain of the GDPR’s requirements. The GDPR identifies a list of points to consider when determining the level of fines to impose (including the nature, gravity and duration of the infringement). Data subjects also have a right to compensation for both material and immaterial harm (e.g., distress) and can seek collective redress; and there currently is an uptake in civil litigation on the basis of the GDPR and other digital data laws in the EU and UK. Complying with the GDPR may cause us to incur substantial operational and compliance costs or require us to change our business practices. Despite our efforts to bring practices into compliance with the GDPR, we may not be successful either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities, regulators, customers, data subjects, suppliers, vendors or other parties. Further, there is a risk that the measures will not be implemented correctly or that individuals within the business will not be fully compliant with the new procedures. If there are breaches of these measures, we could face significant administrative and monetary sanctions as well as reputational damage which may have a material adverse effect on our operations, financial condition and prospects. There is a risk that we could be impacted by a cybersecurity incident that results in loss or unauthorized disclosure of personal data, potentially resulting in us facing harms similar to those described above.
We are also subject to evolving EEA and UK privacy laws on cookies, tracking technologies and e-marketing. Recent European court and regulator decisions are driving increased attention to cookies and tracking technologies and violations of such laws could result in regulatory investigations, fines, orders to cease/change our use of such technologies, as well as civil claims including class actions and reputational damage.
In the US, numerous states have enacted or are in the process of enacting comprehensive data privacy laws and regulations governing the collection, use, and other processing of PII and providing rights to state residents to access, delete, correct and opt out of the sale or use of their PII for targeted advertising and for certain other uses of personal data. Our business operates in some, but not all, of these states. These laws are typically enforceable by state attorney generals, district attorneys in some states, and in California, the state’s privacy agency; there is no private right of action to enforce such laws. Prosecutors can recover civil (and for California, administrative) penalties, often on a per-person and per-incident basis, which could be substantial. To date, there have been limited public enforcement actions, but that could change in the coming year. California’s comprehensive data privacy law authorizes private parties to bring suits against regulated businesses for negligent data breaches, and plaintiffs can recover statutory damages for such claims, in addition to actual damages and injunctive relief; those cases are proliferating. These laws and expanded enforcement actions and authorities could increase our potential liability and could have an adverse impact on our business, including its financial condition.
In addition, the plaintiffs’ bar is increasingly active and has brought hundreds of cases in recent years under privacy-related legal theories, including the California Invasion of Privacy Act (CIPA) and similar “wiretapping” laws in several states. These cases typically concern allegations that the use of common third-party technology tools (such as tracking technologies, cookies, and pixels) on a website constitute interceptions of confidential communications that allegedly constitute wiretapping, which can only be done with the consent of both parties to the communication. These wiretapping cases can be brought in a class action or in a mass arbitration setting. The plaintiffs’ bar has also been active in asserting claims based on alleged failures of tools designed to opt consumers out of the collection of their data through such tools. If such suits are brought against us, defending against them in court or in arbitration could substantially increase our legal costs, potential liability, and involve members of our legal teams to assist in defending these claims.
We make public statements about our use, collection, disclosure and other processing of PII through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or it may be alleged that we have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentation of our actual practices.
Specifically, the Federal Trade Commission (“FTC”) and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the collection, use, dissemination and security of PII. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ PII secure may constitute unfair acts or practices in, or affecting, commerce in violation of Section 5 of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Additionally, in 2022 the FTC published an advance notice of proposed rulemaking on commercial surveillance and data security, and is seeking comment on whether it should implement new trade regulation rules or other regulatory alternatives concerning the ways in which companies (1) collect, aggregate, protect, use, analyze, and retain consumer data, as well as (2) transfer, share, sell, or otherwise monetize that data in ways that are unfair or deceptive. The fate of this rulemaking in the Trump Administration is uncertain at this time.
There has been increased scrutiny, including from regulators, regarding the use of artificial intelligence (“AI”) and machine learning, including algorithms, AI models (including large language models), and other AI-based technologies; and AI laws are being developed or have entered into force, including the EU AI Act which entered into force in August 2024, and this trend is expected to continue. There is more of a focus now on companies’ AI programs, in particular where the AI used is considered high(er) risk, and irrespective of whether such companies are legally required to implement AI programs or otherwise comply with AI regulatory obligations. For example, there is more of a focus on diligence on data sets used to train or refine such AI technologies, the oversight of data vendors’ development and deployment of the same, and user transparency. Additionally, regulators are using existing consumer protection and other laws to bring enforcement in the context of AI or algorithmic-related harms and we also see civil litigation emerging in relation to harm caused by AI. Increased regulatory scrutiny regarding the use of AI technologies may limit our ability in the future to develop or deploy such technologies, or to gain insights into and manage our business by use of “big data” techniques.
Many of these laws and regulations are still evolving and being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the new and rapidly evolving industry in which we operate. Federal, state, local, provincial, and international regulators and industry groups may also consider and implement from time to time new data privacy, security, artificial intelligence and other data protection laws, rules, regulations and requirements that apply to our businesses, and we cannot yet determine the impact that such future laws, regulations and standards may have on our business. For example, laws in all 50 US states require businesses to provide notice under certain circumstances to customers whose PII has been disclosed as a result of a data breach. Compliance with evolving data privacy and security laws, rules, requirements and regulations may result in cost increases due to necessary changes to our systems and practices, new limitations or constraints on our business models, the development of new administrative processes and may prevent us from providing certain offerings in certain jurisdictions in which we currently operate and in which we may operate in the future. They also may impose further restrictions on our processing, sharing, transmission, collection, disclosure and use of PII in connection with the Soho House App or that are housed in one or more databases maintained by us or our third-party service providers. Any actual or perceived noncompliance with applicable data privacy, security, artificial intelligence, and data protection laws, rules and regulations, industry group requirements, contractual obligations, consent requirements or a security or data breach involving the misappropriation, loss or other unauthorized disclosure of personal, sensitive or confidential information, including PII, whether by us or by one of our third-party service providers, and lawsuits brought under state wiretapping laws could have a material adverse effect on our business, operations, brand, reputation and financial condition, including decreased revenue, material fines and penalties, litigation, increased financial processing fees, compensatory, statutory, punitive or other damages, adverse actions against our licenses to do business and injunctive relief by court or consent order.
Risks Related to Regulations
We are subject to unionization and labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.
As a result of our entry into operating agreements (including in relation to “The Ned Nomad” in New York and “The LINE” and “Saguaro” hotels in New York and California), as well as opening Houses in Stockholm, Mexico City and Sao Paulo, we currently have employees represented by unions. Attempts may be made to organize more of our employee base, particularly in areas with a strong union presence or historical focus on labor rights, including New York and Los Angeles. As we continue to expand and enter new territories, unions may make further attempts to organize all or part of our employee base. If more or all of our workforce were to become unionized, and the terms of the collective bargaining agreement were significantly different from our current compensation arrangements, it would likely increase our costs and adversely impact our profitability. Additionally, responding to such organization attempts could distract our management and would likely result in increased legal and other professional fees, and potential labor union contracts could put us at increased risk of labor strikes and disruption of our operations.

Our business is subject to a variety of employment laws and regulations and may become subject to additional requirements in the future. Although we believe we are in material compliance with applicable employment laws and regulations, in the event of a change in requirement, we may be required to modify our operations or to utilize resources to maintain compliance with such laws and regulations. Moreover, we may be subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour, labor standards or healthcare, pension and benefit issues. We may not be able to successfully defend such claims. We also may not be able to maintain a level of insurance that would provide adequate coverage against such potential claims. Our failure to comply with applicable employment laws and regulations and related legal actions against us may affect our ability to compete or have a material adverse effect on our business, results of operations and financial condition.
The industries in which we operate are heavily regulated and a failure to comply with regulatory requirements and protocols may result in an adverse effect on our business.
Our various properties are subject to numerous federal, state and local laws and regulations, including those relating to the preparation and sale of food and beverages, and specifically alcohol. The failure to comply with any such laws or regulations could subject us to a number of adverse consequences, including revocation or suspension of our liquor licenses by the relevant authorities and potential litigation. We are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, our ability to remodel, refurbish or add to our existing properties may be dependent upon our ability to obtain necessary building permits or other authorizations from local authorities. In addition, we are subject to the numerous rules and regulations relating to taxation. Finally, the products that we sell as part of our retail offerings are subject to various laws and regulations, including with regard to product and fire safety and labeling. We expect our business to expand into new and complementary lines of businesses which may subject us to additional laws and regulations and further increase the regulatory burden on us. Any failure to comply with these and other regulatory requirements may result in an adverse effect on our business, results of operations and financial condition.
We could face costs, liabilities and risks associated with, or arising out of, environmental, health and safety laws and regulations.
We are subject to various federal, state, local and foreign environmental, health and safety laws and regulations that, among other matters, (i) regulate certain activities and operations, such as the use, management, generation, release, treatment, storage or disposal of, and exposure to, regulated or hazardous materials, substances or wastes, (ii) impose liability for costs of investigating and cleaning up, and for damages to natural resources from, spills, contamination from waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (iii) regulate workplace safety. Compliance with these laws and regulations could increase our cost of operation. Violation of these laws and regulations may subject us to sanctions or liabilities, including significant fines, penalties or other costs, suspension of our business or activities, or restrictions or revocation of licenses or permits, which could negatively impact our business, financial condition, liquidity, results of operations, cash flows or prospects. We could also be responsible for the investigation and remediation of environmental conditions at currently or formerly owned, operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third-party property damage or personal injury. Given that joint and several liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault, we may be subject to these liabilities regardless of whether we lease or own the property, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, third-party or a neighboring facility whose operations may have affected such property. We can also be liable for contamination at third-party sites to which we sent waste. In addition, from time to time, we may be required to remove, abate or manage certain substances such as asbestos, mold, radon gas, lead, or hazardous building materials or other hazardous conditions at our properties. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse effect on our business, results of operations and financial condition.
In addition, new laws, regulations or policies or changes in existing laws, regulations or policies or in their enforcement, future spills or accidents or the discovery of currently unknown conditions or non-compliance may give rise to investigation and remediation liabilities, compliance costs, fines and penalties or other sanctions, or liability and claims for alleged natural resource damages, personal injury or property damage, any of which may have a material adverse effect on our business, results of operations and financial condition.

Litigation concerning food quality, health and safety, employee conduct and other issues could require us to incur additional liabilities or cause customers to avoid our businesses, including our restaurants.
Companies operating restaurants have from time to time faced lawsuits alleging that a guest suffered illness or injury during or after a visit to a restaurant, including actions seeking damages resulting from food borne illness and relating to notices with respect to chemicals contained in food products required under applicable laws. Similarly, food tampering, employee hygiene and cleanliness failures or improper employee conduct at the restaurants we operate could lead to product liability or other claims. We cannot guarantee to our customers that our internal controls and training will be fully effective in preventing such issues and associated claims. Regardless of whether any claims against us are valid or whether we are ultimately held liable, claims against us may receive significant media focus and publicity, may be expensive to defend and may divert management attention and other resources from our operations and hurt our business, brand, financial condition, liquidity, results of operations, cash flows or prospects. A judgment or settlement significantly in excess of our insurance coverage for any claims could materially adversely affect our business, results of operations and financial condition. We may not be able to successfully defend such claims. We also may not be able to maintain a level of insurance that would provide adequate coverage against such potential claims.
Failure to comply with the US Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“Bribery Act”) and similar laws associated with our activities could subject us to penalties and other adverse consequences.
We face significant risks if we fail to comply with the FCPA, the Bribery Act and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, some of which represent significant markets for us, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA, the Bribery Act or other laws and regulations. Although we have implemented a company policy requiring our employees and consultants to comply with the FCPA, the Bribery Act and similar laws, such policy may not be effective at preventing all potential FCPA, Bribery Act or other violations. We also cannot guarantee the compliance by our vendors, suppliers, agents and joint venture partners with applicable US laws, including the FCPA or other applicable non-US laws, including the Bribery Act. Therefore, there can be no assurance that none of our employees or agents will take actions in violation of our policies or of applicable laws, for which we may be ultimately held responsible. As a result of our focus on managing our growth, our development of infrastructure designed to identify FCPA and Bribery Act matters and monitor compliance is at an early stage. Any violation of the FCPA or the Bribery Act and related policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our business, results of operations and financial condition.
Risks Related to Taxation
Anticipated changes in effective tax rates or adverse outcomes resulting from our exposure to various tax regimes in the countries in which we operate.
We will be subject to income taxes in the US, the UK and other jurisdictions in which we operate, and our domestic and foreign tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of share-based compensation;
•	costs related to intercompany transactions and restructurings;
•
changes in tax laws, regulations, cross-border taxes, nexus-based tax practices, double taxation agreements, transfer pricing documentation rules, or in the interpretation, administration, or application thereof (in particular, as a result of Brexit and the ongoing base erosion and profit shifting (“BEPS” project); or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by US federal and state and foreign authorities. Outcomes from these audits could have an adverse effect on our business, results of operations and financial condition.

Net operating losses and excess interest deductions to offset future taxable income may be subject to certain limitations or forfeiture.
Realization of these tax losses and interest deductions depends on future income, and there is a risk that our existing NOLs in certain jurisdictions including the US could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.
With respect to US net operating losses, there is no assurance that they will be used given the current assessment of the limitations on their use or the current projection of future taxable income in the entities to which these losses relate. In addition, future changes in our stock ownership, the causes of which may be outside of our control, could result in an additional ownership change under Section 382 of the Code. Our NOLs may also be impaired under US state laws. In addition, under the 2017 Tax Cuts and Jobs Act, NOLs generated in taxable years beginning after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually.
There is a risk that some of our US and UK losses and interest loss carryforwards may be restricted as a result of the changes in our stock ownership following the completion of our initial public offering on July 19, 2021.
Risks Related to Being a Public Company
We incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives and corporate governance practices of which we have limited experience.
As a public company, and increasingly after we cease to be an ‘emerging growth company,’ we incur significant legal, accounting, administrative and other costs and expenses that we have not previously incurred or experienced as a private company. We are subject to the reporting requirements of the Exchange Act, which require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and the NYSE, impose numerous requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory ‘say on pay’ voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and may impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel need to devote a substantial amount of time to compliance with these laws and regulations. These requirements have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board or our board committees, or as executive officers.
The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements and appropriately train our employees and management or bring in additional resources. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
If we do not have sufficiently experienced employees in the business or are not able to hire additional qualified employees, we may not be able to successfully manage our businesses and pursue our strategic objectives.
The financial and legal workforce of our business are predominantly based in the UK and historically our business has been subject to accounting principles generally accepted in the UK and English law. We also report our financial results under GAAP and are subject to US-related regulations, including applicable SEC and NYSE regulations. As a result, we need to hire employees with sufficient expertise to ensure our compliance with these and other regulations. Competition for such employees can be intense, and an inability to attract or recruit additional qualified employees in order to ensure regulatory compliance, to ensure the integrity of our own financial reporting processes and to expand our business, or the loss of any existing employees experienced in these fields, could adversely affect our business, financial condition, liquidity, results of operations, cash flows or prospects.
If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A Common Stock and our overall business.
The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. Section 404(b) of the Sarbanes-Oxley Act, (“Section 404(b)”), also requires our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting. As an ‘emerging growth company’ we avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b). However, we may no longer avail ourselves of this exemption when we are no longer an ‘emerging growth company.’ When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404(b) will correspondingly increase. Our compliance with applicable provisions of Section 404 require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements.
Furthermore, investor perceptions of our company may suffer if additional deficiencies are found in our internal control over financial reporting, and this could cause a decline in the market price of our Class A Common Stock and accordingly our overall business. Regardless of compliance with Section 404, our failure to remediate the material weaknesses which have been identified or any additional failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our business, financial condition, liquidity, results of operations, cash flows or prospects and could result in an adverse opinion on our internal controls from our independent registered public accounting firm. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience with the application of US generally accepted accounting principles (“GAAP”) and with our financial reporting requirements; and (ii) the fact that policies and procedures, with respect to the review, supervision and monitoring of our accounting and reporting functions, including IT general controls were either not designed and in place, or not operating effectively. These material weaknesses resulted in adjustments and disclosure corrections to our financial statements and included provisions for income taxes, inventory, impairment of goodwill and long-lived assets, related party transactions, preparation of the consolidation, preparation and presentation of the cash flow statement, fixed assets and lease accounting and balance sheet reclassifications, some of which resulted in revisions to prior periods.
We are an ‘emerging growth company,’ and the reduced disclosure requirements applicable to such companies could make our Class A Common Stock less attractive to investors.
We are an ‘emerging growth company,’ as defined in the Jumpstart Our Business Startups, (“JOBS Act”), enacted in April 2012, and may remain an ‘emerging growth company’ until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a ‘large accelerated filer,’ our annual gross revenues equals or exceeds $1.235 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an ‘emerging growth company’ prior to the end of such five-year period. For as long as we remain an ‘emerging growth company,’ we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not ‘emerging growth companies.’
These exemptions include:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•	reduced disclosure obligations regarding executive compensation; and
•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
The JOBS Act provides that an ‘emerging growth company’ can take advantage of an extended transition period for complying with new or revised accounting standards, thereby delaying the adoption of these accounting standards until they would apply to private companies. We cannot predict if investors will find our Class A Common Stock less attractive because we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock, and the price of our Class A Common Stock may be more volatile.
Risks Related to Our Common Stock
The dual class structure of our common stock has the effect of concentrating voting control with the Voting Group, including control over decisions that require the approval of stockholders; this will limit or preclude your ability to influence corporate matters submitted to a stockholder vote.
Each share of our Class B Common Stock is entitled to ten votes, and each share of our Class A Common Stock is entitled to one vote. Stockholders who beneficially own Class B Common Stock, including affiliates of Yucaipa and certain other stockholders (including Mr. Caring and Mr. Jones and their respective affiliates and family members) who together constitute the Voting Group, control approximately 96.6% of the combined voting power of our outstanding common stock. Pursuant to our Certificate of Incorporation, each holder of our Class B Common Stock has the right to convert its shares of Class B Common Stock to shares of Class A Common Stock on a one-for-one basis. Additionally, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock, on a one-for-one basis, upon transfer to any non-permitted holder of Class B Common Stock.
Because of the ten-to-one voting ratio between shares of our Class B Common Stock and Class A Common Stock, the Voting Group (which collectively holds all of our outstanding shares of Class B Common Stock) collectively controls a majority of the combined voting power of our common stock and therefore is able to control all matters submitted to our stockholders, and will be so long as the Voting Group owns a requisite percentage of our total outstanding common stock. Pursuant to the terms of the Stockholders’ Agreement, the Voting Group and its members are entitled to designate individuals to be included in the nominees recommended by our Board for election to our Board as follows:
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so long as the Voting Group owns at least 35% of our total outstanding shares of common stock, it will be entitled to designate nine directors for nomination, of which Yucaipa shall have the right to designate seven directors for nomination, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

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so long as the Voting Group owns less than 35% but at least 15% of our total outstanding shares of common stock, it will be entitled to designate six directors for nomination, of which Yucaipa shall have the right to designate four directors for nomination, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

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so long as the Voting Group owns less than 15% but at least 9% of our total outstanding shares of common stock, it will be entitled to designate three directors for nomination, of which Yucaipa shall have the right to designate one director for nomination, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination; and

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in the event that the Voting Group owns less than 9% of our total outstanding shares of common stock, neither the Voting Group nor any member will be entitled to designate any individuals for nomination for election to the Board; provided, however, that in the event at any time either Mr. Caring or Mr. Jones (in the case of Mr. Jones, at such time as Mr. Jones is not also our Chief Executive Officer) (including their respective affiliates and family members) shall own less than 5% of the shares of our outstanding common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa, unless, in each case, any individual member of the Voting Group owns more than 5% of our total outstanding common stock (at such time after the Voting Group owns less than 9% of our total outstanding shares of common stock), in which case such member will be entitled to nominate one director for election (though no other Voting Group member shall have any obligation to vote in favor of such nomination). As Mr. Jones no longer serves as our Chief Executive Officer, he is no longer required to remain (although he continues to be) a director on our Board.
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Once the Voting Group owns less than 15% of the shares of our total outstanding shares of common stock, all remaining shares of Class B Common Stock will automatically convert on a one-for-one basis into shares of Class A Common Stock. Until such time as no members of the Voting Group are entitled to designate individuals to be included in the nominees recommended by our Board for election to our Board, or the Stockholders’ Agreement is otherwise terminated in accordance with its terms, the Voting Group acting together will agree to vote their Class B Common Stock in favor of the election of the nominees selected by the Voting Group as set forth above. As a result, for so long as any shares of Class B Common Stock remain outstanding, the Voting Group will have the ability to elect all of the members it nominates to our Board, and thereby, will exert a significant amount of control over our management and affairs. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. The difference in voting rights could also adversely affect the value of our Class A Common Stock by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B Common Stock to have value.

In addition, our Certificate of Incorporation permits the issuance of additional shares of Class B Common Stock to members of the Voting Group. If any such additional shares of Class B Common Stock were to be issued to members of the Voting Group, because of the ten-to-one voting ratio between our Class B Common Stock and Class A Common Stock holders of Class A Common Stock would experience a further and potentially significant lessening of their voting power and ability to influence matters submitted to our stockholders.
Additionally, the Voting Group’s interests may not align with the interests of our other stockholders. Yucaipa and Mr. Caring are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Yucaipa and Mr. Caring may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
We are a ‘controlled company’ within the meaning of the rules of the NYSE and, as a result, we qualify for, and currently rely on, exemptions from certain corporate governance requirements; you will not have the same protections afforded to stockholders of companies that are subject to all such requirements.
Because the Voting Group controls a majority of the combined voting power of our common stock, and will continue to for so long as it owns a requisite percentage of our total outstanding common stock, we are a ‘controlled company’ within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a ‘controlled company’ and may elect not to comply with certain corporate governance requirements, including the requirements that it has, within one year of the date of the listing of our shares of Class A Common Stock:
•	a Board that is composed of a majority of independent directors, as defined under the listing rules of the NYSE;
•	a compensation committee that is composed entirely of independent directors; and
•	a nominating and corporate governance committee that is composed entirely of independent directors.
We currently utilize certain of these exemptions. As a result, our compensation committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Our status as a ‘controlled company’ could make our Class A Common Stock less attractive to some investors or otherwise negatively impact the price of our Class A Common Stock.
Certain of our directors have relationships with Yucaipa, which may cause conflicts of interest with respect to our business.
One of our directors, the Executive Chairman, Mr. Burkle, is affiliated with and is the founder of Yucaipa. Our Yucaipa-affiliated directors have fiduciary duties to us and, in addition, have duties to Yucaipa. As a result, Mr. Burkle may face real or apparent conflicts of interest with respect to matters affecting both us and Yucaipa, whose interests may be adverse to ours in some circumstances.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. Since it is in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. On February 7, 2024, a short seller report that contained various allegations against the Company was published, which had an adverse impact on the market price of our common stock. This report disclosed the writer had a short position and put options with respect to our common stock. On February 7, 2024, the closing price of our common was $5.00, representing a decrease of $1.18 or 19% compared to the closing price of our common stock on February 6, 2024 prior to the publication of the report. Although we have timely responded to what we believe are the false allegations and misleading statements in the report, we cannot assure you that others will not publish similar misleading reports in the future. The publication of any such commentary regarding us may bring about a temporary, or long term, decline in the market price of our common stock. No assurances can be made that similar declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise. In addition, when the publication of such commentary occurs, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. Additionally, any such allegations, whether substantiated or not, could result in investigations by regulators, including the Securities and Exchange Commission. If any of our stockholders brought a lawsuit against us or we were subject to such investigations as a result of such allegations, we could incur substantial costs defending the Company from the lawsuit or such investigation. These could also divert time and attention of our management from our business and result in negative publicity, which could significantly harm our profitability and reputation.
Our business could be negatively impacted as a result of shareholder activism or an unsolicited takeover proposal or a proxy contest.
In recent years, proxy contests and other forms of shareholder activism have been directed against numerous public companies. If a proxy contest or an unsolicited takeover proposal is made with respect to us, we could incur significant costs in defending the Company, which would have an adverse effect on our financial results. Shareholder activists may also seek to involve themselves in the governance, strategic direction, and operations of the Company. Such proposals may disrupt our business and divert the attention of our management and employees, and any perceived uncertainties as to our future direction resulting from such a situation could result in the loss of potential business opportunities, be exploited by our competitors, cause concern to our current or potential customers, and make it more difficult to attract and retain qualified personnel and business partners, all of which could adversely affect our business. In addition, actions of activist shareholders may cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.
Our Certificate of Incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.
Under our Certificate of Incorporation, none of Yucaipa, the companies owned or controlled by Yucaipa, any affiliates of Yucaipa, or any of their respective officers, directors, principals, partners, members, managers, employees, agents or other representatives has any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities or lines of business in which we operate. In addition, our Certificate of Incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent or other representative of Yucaipa or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Yucaipa or its affiliates and representatives, instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to Yucaipa or its affiliates and representatives. For instance, a director of our company who also serves as a director, officer or employee of Yucaipa or any of its portfolio companies or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. Our Board consists of thirteen members, one of whom is affiliated with Yucaipa. These potential conflicts of interest could have a material and adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by any of Yucaipa to itself or its affiliated funds, the portfolio companies owned by such funds or any of their affiliates instead of to us.
Anti-takeover provisions contained in our Certificate of Incorporation could impair a takeover attempt.
Certain provisions in our Certificate of Incorporation are intended to have the effect of delaying or preventing a change in control or changes in our management. For example, our Certificate of Incorporation includes provisions that establish an advance notice procedure for stockholder resolutions to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board. Additionally, our Certificate of Incorporation provides that we are not governed by Section 203 of the Delaware General Corporation Law (“DGCL”), which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations. However, our Certificate of Incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder, but such restrictions shall not apply to any business combination between our controlling stockholder and any affiliate thereof or its direct and indirect transferees, on the one hand, and us, on the other. These provisions could delay or prevent hostile takeovers and changes in control or changes in our management, even if these events would be beneficial for our stockholders.
Our Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which limits our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf under Delaware law, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL, our Certificate of Incorporation or bylaws, (4) any other action asserting a claim that is governed by the internal affairs doctrine or (5) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court having jurisdiction over indispensable parties named as defendants. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act.
To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation contains a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the US federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees and increase the costs to stockholders of bringing such a claim. If a court were to find the exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.
Sales of substantial amounts of our Class A Common Stock in the public markets, or the perception that they might occur, could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of shares of our Class A Common Stock. As of December 29, 2024, we have 52,731,922 shares of Class A Common Stock outstanding and 141,500,385 shares of Class B Common Stock outstanding, which are convertible on a one-for-one basis into shares of our Class A Common Stock. All of the shares of Class A Common Stock are freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act (including shares purchased by our affiliates in the IPO). Future sales of a substantial amount of our Class A Common Stock, particularly sales by our directors, executive officers or principal stockholders, or the perception that such sales might occur in the future, could cause the market price of our Class A Common Stock to fluctuate or make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate.
We have also filed a Form S-8 under the Securities Act to register all shares of Class A Common Stock that we may issue under our equity compensation plans. In addition, the Voting Group and certain of our other equity holders have certain demand registration rights that could require us in the future to file registration statements in connection with sales of our Class A Common Stock by the Voting Group. Such sales by the Voting Group and certain of our other equity holders could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to any lock-up agreements. Once any restrictions on resale end, the market price of shares of our Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them or are released from any restrictions, which may make it more difficult for you to sell your shares of Class A Common Stock at a time and price that you deem appropriate.
We have never paid dividends on our share capital and do not anticipate paying cash dividends in the foreseeable future.
We have never declared or paid cash dividends on our share capital. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Accordingly, you may have to sell some or all of your shares of Class A Common Stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell shares and you may lose the entire amount of the investment.
Future sales, or the perception of future sales, of our Class A Common Stock may depress the price of our Class A Common Stock.
If we sell, or any of our stockholders sells, a large number of shares of our Class A Common Stock, or if we issue a large number of shares of Class A Common Stock in connection with future acquisitions, financings or other transactions, the market price of shares of our Class A Common Stock could decline significantly. Moreover, the perception in the public market that we might issue, or our stockholders might sell, shares of Class A Common Stock could depress the market price of those shares.
Additionally, each holder of our Class B Common Stock has the right, pursuant to our Certificate of Incorporation, to convert its shares of Class B Common Stock into shares of our Class A Common Stock on a one-for-one basis. Such a conversion would increase the number of shares of Class A Common Stock available for sale and could have the effect of depressing the trading price of our shares of Class A Common Stock.
Further, some members of the Voting Group have pledged their Class B Common Stock to financial institutions. If the members of the Voting Group are forced by the financial institutions to sell shares of our Class A Common Stock (following any conversion of pledged Class B Common Stock into shares of Class A Common Stock in connection with such a sale) to remain in compliance with the margin limitations imposed under the terms of the loans, this would result in dilution of the Class A stockholders and could depress the market price of our Class A Common Stock.
We cannot predict the size of future issuances of shares of our Class A Common Stock or the effect, if any, that future issuances or sales of our shares will have on the market price of such shares. Sales of substantial amounts of our shares, including sales by significant stockholders, and shares issued in connection with any conversion of shares of Class B Common Stock or any additional acquisition, or the perception that such conversions or sales could occur, may adversely affect prevailing market prices for our shares of Class A Common Stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate.
Our operating results and share price may be volatile.
Our annual and quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of shares of our Class A Common Stock may fluctuate in response to various factors, including:
•	market conditions in the broader stock market;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	introduction of new products or services by us or our competitors;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	results of operations that vary from expectations of securities analysis and investors;
•	guidance, if any, that we provide to the public, any changes in such guidance or our failure to meet such guidance;
•	strategic actions by us or our competitors;
•	announcement by us, our competitors or our vendors of significant contracts or acquisitions;
•	sales, or anticipated sales, of large blocks of our common stock;
•	additions or departures of key personnel;
•	regulatory, legal or political developments;
•	tax developments;
•	public responses to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	litigation and governmental investigations;
•	expiration of any lock-up agreements;
•	changing economic conditions;
•	changes in accounting principles;
•	default under agreements governing our indebtedness;
•	exchange rate fluctuations; and
•	other events or factors, including those from natural or man-made disasters, war, acts of terrorism or responses to these events.
These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert time and attention of our management from our business, which could significantly harm our profitability and reputation.
If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the price of shares of our Class A Common Stock may decline.
We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of shares of our Class A Common Stock may decline as well.

General Risks
Increased use of social media could create and/or amplify the effects of negative publicity and have a material adverse effect on our business, financial condition, liquidity, results of operations, cash flows or prospects.
Events reported in the media, including social media, whether or not accurate or involving us, could create and/or amplify scrutiny and negative publicity for us or for the industry or market segments in which we operate. Such media topics could include, among other topics, food-borne or hygiene-related illnesses, issues with food traceability, contamination, unsanitary restaurant environments, issues relating to quality of service or product quality, allegations of discriminatory acts, injuries or guest misbehavior. Media reports relating to any of these topics, even where not involving us or inaccurate statements, could reduce demand for our products and/or services and could result in a decrease in customer traffic to or for any of our services. A decrease in traffic to our offerings could result in a decline in sales, which would have an adverse effect on our business, results of operations and financial condition.
If we are unable to compete effectively, our business and operations will be adversely affected.
We compete in numerous segments of the restaurant, hotel, working spaces, well-being, digital and retail industries, each of which faces its own challenges. Although we do not believe that we have a single direct competitor across all of the different sectors and geographies in which we operate, we face direct competition from other private members’ clubs, restaurants, bars, spas, hotels and co-working spaces that exist locally in proximity to our own Houses. No assurances can be given that these competing local clubs, restaurants, accommodation, co-working spaces, well-being, digital or retail providers, or other new entrants in any of these industries, will not expand and compete with us locally or globally. We believe that these business sectors are each highly competitive and primary competitive factors include name recognition, demographic considerations, effectiveness of public relations and brand recognition, level of service, convenience of location, quality of the property, pricing, product or service and range and quality of services and amenities offered. We compete with other restaurants, boutique hotels, co-working spaces and beauty care and retailers on a local level, as well as on a global level against certain larger chains with properties in the markets in which we operate. This competition may limit our ability to attract and retain existing members and customers and our ability to attract new members and customers. If we are unable to compete effectively in any of these market sectors, we could lose market share, which could adversely affect our business, results of operations and financial condition.
Difficult conditions in the global financial markets and the economy generally could affect our ability to obtain capital or financing and materially adversely affect our business and results of operations.
Any disruption in the global financial markets could materially impact liquidity in the financial markets and affect the availability and cost of credit. As part of our strategy, we focus on growing our presence in both new and existing markets, through the establishment of new properties, expansion of existing properties and expanding complementary concepts and product lines. These investments require significant capital expenditures, especially since new Houses typically generate little or no cash flow until sometime after the project’s completion and the House has reached a maturation point. To the extent expenditure is significant, we may rely upon the availability of debt or additional equity capital. In addition, our working capital and liquidity reserves may not be adequate to cover all of our cash needs and we may have to obtain additional equity or debt financing. Any disruption or uncertainty in the credit markets could negatively impact our ability to access additional financing. Sufficient financing may not be available or, if available, may not be available on terms acceptable to us, which may force us to seek alternative sources of potentially less attractive capital or financing or adversely cause us to suspend, abandon or delay development and other activities, including the opening of new Houses or expansion of existing Houses, in a manner that adversely affects our business.
Changes in consumer discretionary spending and general economic factors may adversely affect our results of operations.
Because a substantial portion of our revenues are derived from In-House revenues, we believe our ability to generate revenues is correlated to discretionary spending, which is influenced by general economic conditions, and the availability of discretionary income and consumer confidence. National, regional and local economic conditions can adversely affect disposable consumer income and consumer confidence. Economic conditions remain volatile in certain of the jurisdictions in which we operate. As a result, our members and other guests may have lower disposable income and reduce the frequency with which they dine out, travel or utilize our other products or services, or they may choose less expensive restaurants, lower cost hotels or otherwise reduce the costs or frequency of their travel and leisure activities in the future. An uncertain economic outlook may adversely affect consumer spending in our hospitality operations, as consumers may spend less in anticipation of a potential prolonged economic downturn. Unfavorable changes in these factors or in other general economic conditions affecting our members and guests could reduce their spending at our properties, impose practical limits on our pricing (including our membership fees) and increase our costs. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.
As we expand our footprint internationally outside of the US and Europe, we are exposed to additional risks, including increased complexity and costs of managing projects and international operations and geopolitical instability.
As we open additional properties and expand our presence in new markets over the next few years where we have little to no experience, we expect to face numerous challenges and risks, including:
•	geopolitical and economic instability and military conflicts;
•	limited protection of our intellectual property and other assets;
•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;
•	trade and foreign exchange restrictions and higher tariffs;
•	timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;
•	foreign currency fluctuations and exchange losses;
•	transportation delays and other consequences of limited local infrastructure, and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers;
•	potential difficulties in staffing international operations;
•	local business and cultural factors that differ from our normal standards and practices;
•	differing employment practices and labor relations;
•	heightened risk of terrorist acts;
•	regional health issues, travel restrictions and natural disasters; and
•	work stoppages.
Increases in energy costs could have an adverse effect on our business.
We may be adversely affected by an increase in energy costs to our businesses (including electricity, gas and water). This may be driven by energy shortages, interruptions to our business supply, inflation, or the availability of energy supplier offerings. In addition, the increasing focus on climate change, both in the US and across other countries, could lead to additional regulations resulting in increased energy costs. The ability of our business to respond to such increased costs will depend on our ability to anticipate, react and respond to such increases in a timely manner which we may be unable to do as this is outside of our control and can be difficult to predict. As a result, energy cost increases could have an adverse effect on our business, results of operations and financial condition.
Labor shortages or increases in labor costs could slow our growth or harm our business.
Our success depends in part upon our ability to attract, motivate and retain a sufficient number of highly qualified employees necessary to staff our Houses and other membership platforms and keep pace with our growth. The qualified individuals that we need to fill these positions are in short supply, and competition for such employees is intense. If we are unable to recruit and retain sufficiently qualified individuals, our business and growth could be adversely affected. Competition for qualified employees could require us to pay higher wages, which could result in higher labor costs. If our labor costs increase, our business, results of operations, and financial condition will be adversely affected.
We may incur property, casualty or other losses not covered by our insurance.
We maintain insurance coverage for certain catastrophic risks, for employee health care benefits, workers’ compensation, general liability, property damage, directors’ and officers’ liability, vehicle liability and inventory loss. In North America, we maintain a self-insured employee health care policy. The types and amounts of insurance may vary from time to time based on our decisions with respect to risk retention and regulatory requirements. The occurrence of significant claims, a substantial rise in costs to maintain our insurance or the failure to maintain adequate insurance coverage could have an adverse impact on our business, financial condition, liquidity, results of operations, cash flows or prospects.
An active trading market for our Class A Common Stock may not develop or continue to be liquid and the market price of our common stock may be volatile.
An active market for our Class A Common Stock may not develop or be sustained, which could depress the market price of our Class A Common Stock and could affect your ability to sell your shares. In the absence of an active public trading market, you may not be able to liquidate your investment in our Class A Common Stock. An inactive market may also impair our ability to raise capital by selling our Class A Common Stock, our ability to motivate our employees through equity incentive awards and our ability to expand our business by using our Class A Common Stock as consideration. In addition, the market price of our Class A Common Stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, we cannot assure you that you will be able to resell your Class A Common Stock at or above the price the shares were purchased at. The stock markets have experienced volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A Common Stock. In addition to the factors discussed elsewhere in this prospectus, the factors that could affect our share price are:
•	US and international political and economic factors unrelated to our performance;
•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;
•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;
•	action by institutional stockholders, including purchases or sales of large blocks of common stock;
•	speculation in the press or investment community;
•	changes in market valuations or earnings of similar companies; and
•	announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships.
In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the relevant company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, results of operations and financial condition.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our shares of Class A Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. While there is currently coverage of our company by securities and industry analysts, if one or more of these analysts downgrades our shares of Class A Common Stock or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for shares of our Class A Common Stock could decrease, which could cause our share price or trading volume to decline.
We could be subject to securities class action litigation.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. As a result of a recent short seller’s report as well as the announcement for a third-party consortium’s offer to acquire outstanding shares of the Company, some plaintiffs’ lawyers are currently soliciting shareholders to institute class action suits against us for alleged securities laws violations. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.
Item 1B.	Unresolved Staff Comments.
None.

Item 1C.	Cyber Security.
Management policies and procedures
We recognize the need to protect our data, systems and technology. We have described related risks in Item 1A under the heading “Risks Related to our Technology and Data.” We have previously assessed and periodically measure our security maturity using the US National Institute of Standards and Technology Cybersecurity Framework. (“NIST CSF”) supported by other internal and third-party assessments. Gaps or perceived weaknesses in our NIST CSF score are highlighted to our Cybersecurity Risk Committee and subsequently to the Board of Directors. A reassessment of our maturity using NIST CSF was carried out in the early part of 2024, demonstrating ongoing improvement. These assessments allow us to prioritize investment into those areas which provide the greatest improvement in the CSF scoring and by implication, our ability to identify, protect, detect, respond and recover from information and cybersecurity incidents. Risks are recorded in OneTrust and are formally assessed monthly, considering likelihood and potential impact and mitigating actions are implemented where possible to reduce identified risks. Controls designed to reduce or eliminate risk are designed into our technology, processes and management of third parties. We conduct regular vulnerability scanning and use a third party for regular penetration testing designed to help us identify new weaknesses or vulnerabilities. In addition, we use the same third party to help us conduct cybersecurity incident simulation which is subsequently used to inform updates to our Cybersecurity Incident Response Plan. We also have procedures designed to assess risks related to the use of third-party suppliers.
In the previous 12 months, we have not identified any risks from cybersecurity threats, including those from any previous cybersecurity incidents, that have materially affected us, our business strategy, results of operation or financial condition. For additional information about the cybersecurity risks we face, see the risk factors entitled, “A cybersecurity attack, ‘data breach’ or other security incident experienced by us or our third-party service providers may result in negative publicity, claims, investigations and litigation and adversely affect our business, results of operations and financial condition,” and “If we fail to properly maintain the confidentiality and integrity of our data, including member and customer credit or debit card and bank account information and other PII, or if we fail to comply with applicable laws, rules, regulations, industry standards and contractual obligations relating to data privacy, protection and security, it may adversely affect our reputation, business and operations,” in Item 1A Risk Factors.
Governance
We have implemented a governance program which facilitates senior management oversight of cybersecurity risk management. An operational risk group comprising senior SHCO Cyber Risk and third-party Cyber Risk professionals together with the IT Infrastructure lead meet monthly to review emerging risks, progress with mitigation of identified risk and prioritization of risk reduction activities. The output from this group is shared quarterly with the Cyber Security Risk Committee (“CSRC”) a Board Sub-Committee which comprises the Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Technology Officer (CTO), Chief Legal Officer (CLO) and Director of Information Security. The CSRC is responsible for reviewing the top strategic cyber risks, progress against cyber maturity improvement and recommending funding and resource requirements. The CSRC reports twice per year to the Audit Committee. The CSRC is also the body that collectively assesses materiality in the event of a cybersecurity incident and meets as required for this purpose.
Management’s role and relevant experience in assessing and managing cybersecurity
The NIST CSF is used to assess cybersecurity maturity. An initial baseline assessment has been used to inform our Cybersecurity Strategy and periodic assessments are used to update the NIST CSF scoring. These assessments are carried out by an independent third party to provide appropriate objectivity and challenge. In addition, we are progressing towards certification to the international information security management standard - ISO27001 and the related standard ISO27701 for privacy information management. Execution of our cybersecurity strategy is overseen by our Director of Information Security who is a qualified CSIM, CISA and a Fellow of the UK Chartered Institute of Information Security and has over 30 years of experience in cyber security. The Director of Information Security provides the CTO with periodic updates and also chairs the CSRC which provides a forum for senior management to discuss cyber risk management in greater detail.
Item 2.	Properties.
Our principal office is located at 180 Strand, London, WC2R 1EA, United Kingdom, which is approximately 22,776 square feet. We lease our main office and substantially all of the properties on which we operate.

Owned properties
As of December 29, 2024, we directly own two properties in the UK: Babington House, a 300-year-old Grade II* listed (by the Historic Buildings and Monuments Commission in England and Wales) manor house in Somerset, and High Road House in London. We also directly own one property in the US, Soho Beach House in Miami.
Joint venture owned properties
We own a share of four properties, through joint venture,: Soho House Barcelona, Spain; Little Beach House Barcelona, Spain; Ludlow House in New York, US; and the hotel rooms and restaurant at 56-60 Redchurch Street, London through our joint venture companies. Refer to Note 4, Equity Method Investments, in this Annual Report on Form 10-K for further information.
Leased and managed properties
The rest of our properties are leased or managed, which reflects our asset-light real estate model. The terms of our typical lease agreements are generally 20-25 years and provide for fixed rents, although certain of our leases provide for periodic rent increases (usually pursuant to a reference index). Refer to Note 5, Leases, in this Annual Report on Form 10-K for further information.
Our property portfolio mainly consists of our Soho Houses; however, we also lease and operate 9 Soho Home and Cowshed retail stores, 8 Soho Works locations; 8 stand-alone public restaurants, Scorpios Beach Club in Mykonos and Bodrum and other support locations in the US and UK. In addition, our Townhouse properties have two sites in London with restaurants and bedrooms. Dean Street Townhouse has a dining room in the heart of Soho, offering a menu of British classics. Above the restaurant, there are 39 bedrooms featuring beds, rainforest showers and freestanding bathtubs. Redchurch Townhouse is located in Shoreditch and includes 37 bedrooms and a Cecconi’s restaurant on the ground floor.
While we operate Soho House Istanbul, Soho House Mumbai, Soho Beach House Canouan, The LINE and Saguaro hotels and The Ned hotels, these properties are leased or owned by our local partners and we have no real estate interests in these properties.

The following table sets forth our Soho Houses by geographic location as of December 29, 2024 which represent our material property arrangements.

# Houses	House Name	Segment	Country	Arrangement Type	Territory	Opening	Years of Operation	Club Space	Bedrooms	Gym/ Health Club	Spa	Pool	Public F&B/ Friends Studio	Beach
1	40 Greek Street	UK	UK	Leased	UK	Jan-95	30	✔	—	—	—	—	—	—
2	Babington House	UK	UK	Owned	UK	Sep-98	26	✔	33	✔	✔	✔	—	—
3	Electric House	UK	UK	Leased	UK	Apr-02	22	✔	—	—	—	—	✔	—
4	Soho House New York	The Americas	USA	Leased	Americas	Jun-03	21	✔	44	—	✔	✔	—	—
5	High Road House	UK	UK	Owned	UK	Jul-06	18	✔	14	—	—	—	✔	—
6	Shoreditch House	UK	UK	Leased	UK	Jun-07	17	✔	26	✔	✔	✔	—	—
7	Soho House West Hollywood	The Americas	USA	Leased	Americas	Mar-10	14	✔	—	—	—	—	—	—
8	Soho House Berlin	Europe and RoW	Germany	Leased	Europe	May-10	14	✔	89	✔	✔	✔	✔	—
9	Soho Beach House Miami	The Americas	USA	Owned	Americas	Oct-10	14	✔	50	✔	✔	✔	✔	✔
10	Little House Mayfair	UK	UK	Leased	UK	Apr-12	12	✔	4	—	—	—	—	—
11	Soho House Toronto	The Americas	Canada	Joint Venture	Americas	Oct-12	12	✔	—	—	—	—	—	—
12	Soho House Chicago	The Americas	USA	Leased	Americas	Aug-14	10	✔	40	✔	✔	✔	✔	—
13	Soho House Istanbul	Europe and RoW	Turkey	HMA*	Europe	Apr-15	9	✔	87	✔	✔	—	✔	—
14	Soho Farmhouse	UK	UK	Leased	UK	Jun-15	9	✔	114	✔	✔	✔	—	—
15	76 Dean Street	UK	UK	Leased	UK	Aug-15	9	✔	—	—	—	—	—	—
16	Little Beach House Malibu	The Americas	USA	Leased	Americas	May-16	8	✔	—	—	—	—	—	✔
17	Ludlow House	The Americas	USA	Leased	Americas	Jul-16	8	✔	—	—	—	—	—	—
18	Soho House Barcelona	Europe and RoW	Spain	Joint Venture	Europe	Oct-16	8	✔	57	✔	✔	✔	✔	—
19	Kettner’s	UK	UK	Leased	UK	Jan-18	7	✔	33	—	—	—	✔	—
20	White City House	UK	UK	Leased	UK	May-18	6	✔	45	✔	✔	✔	✔	—
21	DUMBO House	The Americas	USA	Leased	Americas	May-18	6	✔	—	—	—	✔	✔	—
22	Soho House Amsterdam	Europe and RoW	The Netherlands	Leased	Europe	May-18	6	✔	79	✔	✔	✔	✔	—
23	Little Beach House Barcelona	Europe and RoW	Spain	Joint Venture	Europe	Aug-18	6	✔	17	—	✔	—	—	✔
24	Soho House Mumbai	Europe and RoW	India	HMA*	Asia	Nov-18	6	✔	38	✔	✔	✔	✔	✔
25	Soho House Hong Kong	Europe and RoW	Hong Kong	Leased	Asia	Sep-19	5	✔	—	✔	—	✔	—	—
26	Soho Warehouse, DTLA	The Americas	USA	Leased	Americas	Oct-19	5	✔	48	✔	—	✔	—	—
27	Soho Roc House	Europe and RoW	Greece	Leased	Europe	Jul-20	4	✔	44	✔	—	✔	—	✔
28	Soho Beach House Canouan	The Americas	St Vincent & The Grenadines	HMA*	Americas	Apr-21	3	✔	40	✔	—	—	—	✔
29	180 House	UK	UK	Leased	UK	Apr-21	3	✔	—	—	—	✔	✔	—
30	Soho House Austin	The Americas	USA	Leased	Americas	May-21	3	✔	46	—	—	✔	—	—
31	Soho House Tel Aviv	Europe and RoW	Israel	Leased	Europe	Aug-21	3	✔	24	—	—	✔	—	—
32	Soho House Paris	Europe and RoW	France	Leased	Europe	Sep-21	3	✔	36	✔	—	✔	—	—
33	Soho House Rome	Europe and RoW	Italy	Leased	Europe	Oct-21	3	✔	69	✔	✔	✔	✔	—
34	Soho House Nashville	The Americas	USA	Leased	Americas	Feb-22	2	✔	47	✔	—	✔	—	—
35	Brighton Beach House	UK	UK	Leased	UK	Mar-22	2	✔	—	✔	—	✔	—	✔
36	Holloway House	The Americas	USA	Leased	Americas	May-22	2	✔	34	—	—	—	—	—
37	Little House Balham	UK	UK	Leased	UK	Jul-22	2	✔	—	—	—	—	—	—
38	Soho House Copenhagen	Europe and RoW	Denmark	Leased	Europe	Jul-22	2	✔	—	—	—	—	—	—
39	Soho House Stockholm	Europe and RoW	Sweden	Leased	Europe	Dec-22	2	✔	—	—	—	—	—	—
40	Miami Pool House	The Americas	USA	Leased	Americas	Dec-22	2	✔	—	—	—	✔	—	—
41	Soho House Bangkok	Europe and RoW	Thailand	Leased	Asia	Feb-23	2	✔	—	—	—	✔	—	—
42	Soho House Mexico City	The Americas	Mexico	Leased	Americas	Sep-23	1	✔	4	—	—	✔	—	—
43	Soho House Portland	The Americas	USA	Leased	Americas	Mar-24	0	✔	—	✔	—	✔	—	—
44	Soho House Sao Paulo	The Americas	Brazil	Leased	Americas	Jun-24	0	✔	32	✔	—	✔	—	—
45	London Mews House	UK	UK	Leased	UK	Sep-24	0	✔	—	—	—	—	—	—

*	SHCO operates these properties under a hotel management agreement.
Item 3.	Legal Proceedings.
From time to time we are subject to legal proceedings and claims that arise in the ordinary course of business. We do not believe that the outcome of any of those matters will have a significant adverse effect on our business, financial condition, results of operations or cash flows. However, the results of litigation and arbitration are inherently unpredictable and the possibility exists that the ultimate resolution of matters to which we are or could become subject could result in a material adverse effect on our business, financial condition, results of operations and cash flows. Refer to Item 8, Financial Statements and Supplementary Data, Note 15, Commitments and Contingencies, in this Annual Report on Form 10-K for further information.
Item 4.	Mine Safety Disclosures.
None.

PART II
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.
Market for SHCO’s Common Stock
Our Class A Common Stock began trading on the New York Stock Exchange under the symbol “MCG” on July 15, 2021. Prior to that date, there was no public trading market for our Class A Common Stock. Our Class B Common Stock is not listed or traded on any stock exchange.
On March 17, 2023, we filed with the Secretary of State of Delaware an amendment to our Certificate of Incorporation to change our corporate name from Membership Collective Group Inc. to Soho House & Co Inc., which became effective on March 20, 2023. From March 20, 2023, our common stock began trading on the New York Stock Exchange under the ticker symbol “SHCO”.
Holders of SHCO’s Class A Common Stock
As of March 27, 2025, there were 1,200 registered holders of our Class A Common Stock and 8 registered holders of our Class B Common Stock. Because many of our shares of Class A Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.
Securities Authorized for Issuance under Equity Compensation Plans
The information required by this item will be included in our Proxy Statement for the 2025 Annual Meeting of Stockholders to be filed with the SEC within 120 days of the fiscal year ended December 29, 2024 and is incorporated herein by reference.
The following performance graph shall not be deemed soliciting material or to be filed with the SEC for purposes of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any of our other filings under the Exchange Act or the Securities Act.
The graph below compares the cumulative total stockholder return on our Class A Common Stock with the cumulative total return on the Standard & Poor’s 500 Index and the NYSE Composite Index. The graph assumes an initial investment of $100 in our common stock at the market close on July 15, 2021, which was our initial trading day. Data for the Standard & Poor’s 500 Index and the NYSE Composite Index assume reinvestment of dividends.
The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

Dividend Policy
We do not currently pay dividends on any shares of our common stock and we currently intend to retain all available funds and any future earnings for use in the operation of our business. We may, however, pay cash dividends on our shares of common stock, including our shares of Class A Common Stock, in the future. Any future determination to pay dividends will be made at the discretion of our Board and will depend upon many factors, including our financial condition, earnings, legal and regulatory requirements, restrictions in our debt agreements and other factors our Board deems relevant. If we issue preference shares in the future, our Board may declare and pay a dividend on one or more classes of shares to the extent one or more classes of shares ranks senior to or has a priority over another class of shares.
Issuer Purchases of Equity Securities
The Company did not repurchase any shares of its common stock during the quarter ended December 29, 2024.
Item 6.	[Reserved]
None.
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes and other financial information included elsewhere in this Annual Report on Form 10-K. We have elected not to include a discussion of the earliest year. Such disclosure can be reviewed in Item 7of the prior filing. Such discussion is not directly comparable due to an inconsistent constant currency basis which uses a different factor to convert the 2021 financial information within the prior filing.
In addition to historical financial information, this discussion and other parts of this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based upon current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section in this Annual Report on Form 10-K. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ from those anticipated. These statements are based upon information currently available to us, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements, like all statements in this report, speak only as of their date, and we undertake no obligation to update or revise these statements in light of future developments. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Overview
SHCO is a global membership platform that connects a vibrant, diverse group of members from across the world. These members use the platform to both work and socialize, to connect, create, have fun and drive a positive change. The central pillar of SHCO is Soho House, which drives the majority of our membership and revenue today. A Soho House membership offers access to a network of distinctive and carefully curated Houses, across the Americas, the United Kingdom, Europe and Asia, which serve as the cornerstone of our member experience. We enhance our member experience through our digital channels, including the Soho House App and our website.
Over the last 30 years, we have expanded our membership expertise and diversified our offerings—both physically and digitally. As of December 29, 2024, we have approximately 271,500 members (including approximately 212,400 Soho House Members) who engage with SHCO through our global portfolio of 45 Soho Houses, 8 Soho Works, Scorpios Beach Clubs in Mykonos and Bodrum, Soho Home, our interiors and lifestyle retail brand, and our digital channels. The Ned hotels in London, New York and Doha and The LINE and Saguaro hotels in North America also form part of SHCO’s wider portfolio via management agreements to operate the properties.
Our membership expertise, honed through the growth of Soho House, has led to our evolution into Soho House & Co, a home to numerous memberships including Cities Without Houses, Soho Works, Soho Friends, and Ned’s Club. By designing, curating and growing our membership offering, our membership platform can quickly and easily respond to shifting lifestyle trends and the evolution of our members’ needs. Our memberships work together, allowing us to reach new audiences with a set of interconnected offerings.

Our membership has remained resilient through multiple economic cycles and other macroeconomic dislocations, including the recent COVID-19 pandemic. The power of our model is driven by the important role we believe that we play in our members’ lives and the value we consistently provide them for their membership fees. We believe our retention compares favorably to leading consumer subscriptions or memberships—across music, media, fitness, entertainment and commerce—despite, in many cases, their significantly lower price points.
The demand for our membership is also demonstrated by our large and growing SHCO global waitlist, which as of December 29, 2024 stands at over 112,000 applicants. Awareness of our distinct membership offerings and their scarcity is spread by our members organically through word of mouth, social media and press coverage.
Further, we have observed a secular shift in the ways that people live and work—with less time spent in traditional corporate offices and more time in social spaces that encourage creativity and mutual engagement. We believe that these trends will only accelerate, and that the freedom to be able to choose where to live and work will likely have a significant impact on our target market. We believe this will create an even greater demand for curated communities that can grow and thrive in a more deliberate environment.
For fiscal 2024, of our $1,204 million in Total revenues, $418 million (35%) was attributable to Membership revenues, $482 million (40%) to In-House revenues, and $304 million (25%) to Other revenues. For fiscal 2023, of our $1,125 million in Total revenues, $357 million (32%) was attributable to Membership revenues, $482 million (43%) to In-House revenues, and $286 million to Other revenues (25%).
Membership revenues are comprised of annual membership fees, one-time legacy initial registration fees paid by members, prior to April 4, 2022 and unredeemed House Introduction Credits. Refer to Item 8, Financial Statements and Supplementary Data, Note 2, Summary of Significant Accounting Policies—Basis of Presentation in this Annual Report on Form 10-K for further information on one-time legacy initial registration fees and the introduction of House Introduction Credits from April 4, 2022.
In-House revenues include all revenues realized within our Houses, including food and beverage, accommodation, and spa products and treatments. We view Membership Revenues and In-House Revenues as interrelated, although there is no minimum spend for any member on our In-House offerings that generate In-House Revenues. In practice the significant majority of In-House Revenues are generated by our members, and the pricing of our In-House offerings reflects that accordingly, with pricing of such In-House offerings being identical for both members and non-members.
Other revenues include all revenues not realized within our Houses, including Scorpios, Soho Works and stand-alone restaurants, design and procurement fees from Soho House Design, Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from hotel management contracts for The Ned Sites and The LINE and Saguaro hotels.
Our Membership Platform
All of our memberships have been built to enrich the lives of their members, as well as expand our membership offering to a broader audience.
Soho House
Soho House remains at the core of our membership platform by creating a foundation upon which additional membership businesses can be built and scaled.
Every House annual membership fee is approximately $5,200, excluding local sales taxes, which provides access to all of our Houses globally. Our Houses attract members from every demographic, with members from “Generation Z” (28 years old and younger) and “Millennials” (29 to 44 year-olds) constituting the fastest-growing cohorts. We believe the pricing of our In-House offerings represents great value to our members because of the level of quality provided, reinforcing the overall membership experience, rewarding their brand loyalty and creating opportunities for future and recurring revenues.

We created the following types of membership under Soho House to reach a broader audience and enhance the experience of our existing members:
•	Cities Without Houses
This membership allows us to welcome members to our global community in new geographies where we do not have a physical House. Through this membership we are able to generate additional revenues on our existing base of Houses and gather intelligence for future growth, which we have leveraged to open new Houses in certain locations, including Portland, USA (March 2024) and Sao Paulo, Brazil (June 2024), and planned future openings such as Manchester, United Kingdom, Tokyo, Japan, and Sydney, Australia. As of December 29, 2024, we have 12,518 CWH members across 84 cities.
•	Soho Friends
Through this membership we offer access to some physical House spaces, including Soho House bedrooms, and screenings, with additional benefits from our restaurants, spas and online retail brands to an audience who enjoy the Soho House offerings but do not have a Soho House Membership. Soho Friends annual membership is approximately $130 and does not provide full access to our Houses. As of December 29, 2024, we had 53,110 Soho Friends members. We intend to grow this membership brand in a measured way so that our Soho House Adult Paying Members continue to account for the majority of visitors to our Houses and restaurants.
•	Soho Works
Soho Works provides its members with the space and resources to work alongside other like-minded individuals and businesses—facilitating connections and providing the tools to flourish. Aimed primarily at existing Soho House and Soho Friends members, with locations in LA, New York and London. Soho Works draws on the same design principles and membership ethos as Soho House, but is a space purposed entirely for work and creative collaboration. As of December 29, 2024, we had 5,984 Soho Works members. Soho Works membership rates vary by location and Soho House membership status. For Adult Paying Members, a US Soho Works membership ranges from $200 to $750 per month, depending on membership type.
Scorpios Beach Club
Scorpios is a well-established globally recognized brand, focused on enriching the lives of its guests who are looking to escape from their daily lives, with two locations currently open. The original Scorpios, set in a cove on the southern tip of Mykonos, offers a one of a kind beach experience with a restaurant, terraces and daybeds, and a distinctive wellness offering. The second location, which opened in Bodrum, Turkey, in June 2024, offers similar seaside restaurant and terrace experiences, and also includes 12 bungalows equipped with private pools. We believe the Scorpios concept has significant potential to expand further, with the expectation to open other sites including a site in Tulum, Mexico.
The Ned
The Ned brand seeks to embody a “city within a city” full-service destination, by playing host to multiple restaurants, bedrooms, a range of grooming services, spa, gym and a full-service members’ club. The membership offered by The Ned (“Ned’s Club”), including Ned’s Friends, is aimed at a broader group of business professionals. As of December 29, 2024, Ned’s Club London, New York and Doha have approximately 4,600 members. The Ned recently opened its fourth site Washington D.C. in early 2025. The Ned offers its members The Ned’s Club app, which displays benefits, events and club related information along with allowing members to make bookings. We receive management fees under hotel management contracts for each of the operations of The Ned sites.
The LINE
On June 22, 2021, we acquired the operating agreements relating to the ‘The LINE’ and ‘Saguaro’ hotels. The transaction broadened our geographic reach in North America. The hotels that are currently operational are located in Los Angeles, Washington D.C., Austin and Palm Springs, and among them offer a variety of food and beverage offerings together with approximately 1,300 hotel rooms. We receive management fees under hotel management contracts for the operation of these hotels.
Factors Affecting Our Business
We believe the coveted lifestyle brand we have created has significant and proven growth potential. This potential, combined with the stability of our membership base, we believe will enable us to maintain our position as an industry leader in the future. We expect to grow our member base by growing the number of Soho Houses, continuing to scale our existing membership brands and launching and growing new membership brands. We believe our track record in expanding and growing our platform will position us to achieve significant and sustained growth.
A significant portion of our revenues is derived from House Revenues which consist of Membership Revenues and In-House Revenues. Our Membership Revenues, which are reflective of our steady and growing global brand, help to provide us with a recurring revenue base that limits the impact of fluctuations in regional economic conditions.
Our business and future performance is also affected by a variety of factors, including:
•
The ability to grow our member base. Long-term member growth is a direct driver of Membership Revenue growth and an important factor in driving In-House Revenue growth. The impact of long-term member growth on Membership Revenues can be particularly impactful to our earnings given the lower direct expenses associated with incremental Membership Revenues relative to our other revenue streams.

•
Our ability to grow In-House Revenues. In addition to their annual membership fee, our members pay for goods and services that they consume, which we refer to as In-House Revenues. We continue to actively develop the offerings in our Soho Houses and our other membership brands to improve overall experience and capture greater spend on food and beverage, accommodation, spa services, private events and our other goods and services. We believe that the pricing of our In-House offerings, which is reflective of the membership fees we receive from members who consume most of our In-House offerings, represents great value to our members for the level of quality provided, reinforcing the overall membership experience, rewarding brand loyalty and creating the opportunity for future revenue enhancement. Our proven ability to drive long-term member growth at existing Houses is also an important contributing factor in sustaining In-House Revenue growth.

•
Our ability to adjust membership pricing. As we expand our number of Soho Houses globally and continue to invest in maintaining the quality of our existing Soho Houses, we are able to grow Membership Revenues by periodically reviewing our membership fee rates, as well as migrating members from Local House to Every House membership, which also has the effect of increasing Membership Revenues and offering new membership brands to join. Contrary to traditional hospitality companies which may experience brand dilution as they expand, the value of our membership and brand strengthens as we expand into new cities and properties and new membership brands. As we expand globally, the value of an Every House membership becomes more compelling to both new and existing members, enhancing our revenue potential. Historically, our membership price increases have not had a material impact on our retention rates and we believe this provides a strong indication of demand and price inelasticity for our memberships.

•
Our ability to grow our membership brands and products. We believe the strength of our brand and our culture of creativity and innovation will allow us to continue to capitalize on opportunities in complementary concepts and product lines and that our adjacent lines of business can achieve substantial stand-alone scale. Our expansion into new products and businesses can contribute meaningfully to our revenue in the future as we tap into our existing and growing membership base.

Reportable Segments
Our operations consist of three reportable segments (United Kingdom, The Americas, Europe and Rest of the World (“RoW”)) and one non-reportable segment that we present as “All Other”. Each of our segments includes all operations in that region including our Houses and all associated facilities, spas and a stand-alone restaurant. Refer to Item 8, Financial Statements and Supplementary Data, Note 18, Segments, in this Annual Report on Form 10-K for more information on reportable segments.

Key Performance, Operating Metrics and Additional Financial Measures and Other Data Evaluated by Management
In assessing the performance of our business, we consider a variety of operating and financial measures and metrics. These measures and metrics include:
NUMBER OF SOHO HOUSES. The number of Soho Houses reflects the total number of Soho Houses in operation in any period, irrespective of whether each House is (i) controlled by us, (ii) operated through a non-controlling interest in a joint venture or (iii) operated under a management contract.
We review the number of members from all Houses to assess new member growth, total House Revenues, and House-Level Contribution.
NUMBER OF SOHO HOUSE MEMBERS. Our Soho House membership model is an integral part of our business and has a significant impact on our profitability and financial performance. Typically, members hold an Every House membership or a Local House membership. Member count is the primary driver of Membership Revenues and is also a critical factor in driving In-House Revenues as members utilize the offerings that are provided within the Houses. Soho House members include all active, frozen and non-paying members.
The extent to which we achieve growth in our membership base, retain existing members and periodically increase our membership fee rates will impact our profitability. We have historically enjoyed strong member loyalty, reflected by very high retention rates. Robust demand for our memberships is also evidenced by considerable wait lists for our Houses.
The year-over-year increase in our total number of Soho House Members is driven by a combination of increases in membership at existing Houses and members from new Houses.
SOHO HOUSE MEMBER RETENTION. Soho House Member Retention is defined as the number of Adult Paying Members (being all Soho House members excluding child members and complimentary members) at the beginning of a period less the number of Adult Paying Members who canceled their membership during that same period (without giving any effect to Adult Paying Members who froze their memberships during such period), as a proportion of total Adult Paying Members at the beginning of such period.
NUMBER OF OTHER MEMBERS. Other members include members of Soho Works and Soho Friends which are key to our growth strategy and enhancing our Soho House member experience. Like Adult Paying members, other memberships are an integral part of our business and we believe will have a significant impact on our profitability and financial performance in the future.
FROZEN MEMBERS. Frozen Members refers to Adult Paying Members who have elected to suspend their membership payments on a six, nine or twelve month basis during which period the member is not able to gain access to a Soho House site as a member, access our membership Apps, or book bedrooms or Cowshed treatments or products on discounted member rates. Frozen Members are not included in Adult Paying Members, but are included in the total number of Soho House members.
MEMBERSHIP REVENUES. Membership Revenues are comprised of House Membership Revenues (as defined below) and Non-House Membership Revenues (as defined below). House Membership Revenues and Non-House Membership Revenues are each comprised primarily of annual membership fees and one-time registration fees which are amortized over 20 years. The one-time registration fee is no longer applicable to new members admitted from April 4, 2022; see “House Introduction Credits” below. Membership Revenues are a function of the number of members, membership mix, and membership pricing. For GAAP, we report Membership Revenues only from Houses and sites in which we own a controlling interest. Our membership pricing varies by geographic segment and membership offering and, as such, our mix of House and Soho Works club openings can affect our revenue growth and profitability over time. Prices are generally higher in North America and the RoW compared with the UK and Europe. Membership Revenues provide a stable and recurring source of revenues which have few direct costs and, as such, is a reliable and predictable source of cash flow.
HOUSE INTRODUCTION CREDITS. New members admitted from April 4, 2022 have been required to purchase House Introduction Credits as part of their membership, per the House rules. House Introduction Credits are credits of an equivalent value to cash within Houses and are redeemable to purchase food and beverage items, and bedroom stays, at the Houses. House Introduction Credits expire after the first three months from the date of issuance, where legally permitted in the regions we operate, if not utilized or if the Company terminates a member’s House membership. House

Introduction Credits are recognized upon issuance as deferred revenue on our consolidated balance sheets. Revenue from House Introduction Credits are recognized as In-House revenues when redeemed by members, and as breakage revenue within Membership revenues upon expiration or in the period that we are able to reliably estimate expected breakage to the extent that they are unredeemed, are recognized. House Introduction Credits expire three months from the date of issue.
HOUSE MEMBERSHIP REVENUES. House Membership Revenues are comprised primarily of annual membership fees and one-time legacy registration fees from Adult Paying Members which are amortized over 20 years. The one-time registration fee is no longer applicable to new members admitted from April 4, 2022; see “House Introduction Credits” above.
IN-HOUSE REVENUES. In-House Revenues refer to all revenues realized within our Houses, and primarily includes revenues from food and beverage, accommodation, and spa products and treatments.
HOUSE REVENUES. House Revenues is defined as House Membership Revenues plus In-House Revenues, less Non-House Membership Revenues. Our management views House Membership Revenues and In-House Revenues as interrelated and their aggregation as important in tracking House performance. Although there is no minimum spend for any member on In-House offerings, in practice most members consume food and beverage, accommodations and other offerings at our Houses. The pricing of our In-House offerings is reflective of the fact that the significant majority of In-House offerings that generate In-House revenues are consumed by members who also pay a membership fee in relation to that House, with pricing of such In-House offerings being identical for both members and non-members.
OTHER REVENUES. Other revenues are defined as total revenues that are not realized within our Houses, including revenues from Scorpios, Soho Works and our stand-alone restaurants, procurement fees from SHD, Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from hotel management contracts for The Ned Sites and The LINE and Saguaro hotels.
ADJUSTED OTHER REVENUES. Adjusted Other Revenues is defined as Other Revenues plus non-House Membership Revenues.
NON-HOUSE MEMBERSHIP REVENUES. Non-House Membership Revenues are comprised of Soho Works membership revenues, Soho Friends membership revenue.
ACTIVE APP USERS. Active App Users is defined as unique users who have logged into any of our membership Apps within the previous three months.
AVERAGE DAILY RATE (“ADR”). Average Daily Rate represents the average rental income per paid occupied room. We believe this is a meaningful indicator of our performance.
REVENUE PER AVAILABLE ROOM (“RevPAR”). The key industry standard for measuring hotel-operating performance is RevPAR, which is calculated by multiplying the percentage of occupied rooms to available rooms by the ADR realized. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our revenue. We also believe occupancy and ADR, which are components of calculating RevPAR, are meaningful indicators of our performance. Where this is presented on a like-for like basis, RevPAR is adjusted for new or divested sites, for example Houses that were not open in the comparison period.
Non-GAAP Financial Measures
We refer to Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin throughout this Annual Report on Form 10-K, as we use these measures to evaluate our operating performance and each of these measures is defined in “Non-GAAP Financial Measures.” We believe these measures are useful to investors in evaluating our operating performance. Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin are all supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin should not be considered as substitutes for GAAP metrics such as Operating Income (Loss) and Net Loss or any other performance measure derived in accordance with GAAP. Some of our financial and operational data that we disclose in this Annual Report on Form 10-K are presented on a ‘constant currency’ basis to isolate the effect of currency changes during the period. Where we refer to a measure being calculated in ‘constant currency’, we are calculating the USD change and the percent change as if the exchange rate that is being used in the current period was in effect for the prior period presented. We believe that this calculation provides a more meaningful indication of actual year-over-year performance and eliminates the fluctuations from currency exchange rates.
KEY PERFORMANCE AND OPERATING METRICS

	As of
	December 29, 2024	December 31, 2023	January 1, 2023
	(Unaudited)
Number of Soho Houses	45	42	40
The Americas	17	15	14
United Kingdom	14	13	13
Europe/RoW	14	14	13
Number of Soho House Members	212,447	193,865	161,975
The Americas	81,361	70,284	60,439
United Kingdom	73,421	70,865	60,909
Europe/RoW	45,147	42,094	33,827
All Other	12,518	10,622	6,800
Number of Other Members	59,094	66,019	64,855
The Americas	15,985	17,615	17,864
United Kingdom	35,469	40,024	39,325
Europe/RoW	7,640	8,380	7,666
Number of Total Members	271,541	259,884	226,830
Number of Active App Users	218,132	201,211	168,641

	For the Fiscal Year Ended		For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	December 29, 2024	December 31, 2023 (As Revised)
	Actuals		Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Membership Revenue growth year over year	17%	31%	14%	30%
The Americas	17%	28%	14%	28%
United Kingdom	17%	36%	14%	35%
Europe/RoW	16%	49%	13%	48%
All Other	19%	16%	16%	15%
Operating loss	$(70,041)	$(35,593)	$(70,041)	$(36,555)
Operating loss margin	(6)%	(3)%	(6)%	(3)%
House-Level Contribution	228,442	215,008	228,442	220,823
House-Level Contribution Margin	26%	27%	26%	27%
Other Contribution	60,709	60,754	60,709	62,397
Other Contribution Margin	18%	19%	18%	19%
Adjusted EBITDA	131,904	115,605	131,904	118,732
Percentage of total revenues	11%	10%	11%	10%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

COMPARISON OF THE FISCAL YEARS ENDED December 29, 2024 and December 31, 2023
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)		December 31, 2023 (As Revised) Constant Currency(1)
	Actuals
	(Dollar amounts in thousands)		Change %	(Dollar amounts in thousands)	Constant Currency Change %(1)
	(Unaudited)
Revenues
Membership revenues	$418,026	$356,605	17%	$366,249	14%
In-House revenues	481,613	482,155	(0)%	495,195	(3)%
Other revenues	304,175	286,374	6%	294,119	3%
Total revenues	1,203,814	1,125,134	7%	1,155,563	4%
Operating expenses
In-House operating expenses (exclusive of depreciation and amortization)(2)	(638,342)	(592,475)	(8)%	(608,498)	(5)%
Other operating expenses (exclusive of depreciation and amortization)(3)	(276,321)	(256,897)	(8)%	(263,845)	(5)%
General and administrative expenses (exclusive of depreciation and amortization)(4)	(152,922)	(143,583)	(7)%	(147,466)	(4)%
Pre-opening expenses	(15,626)	(18,679)	16%	(19,184)	19%
Depreciation and amortization	(101,521)	(111,281)	9%	(114,291)	11%
Share-based compensation	(16,023)	(20,230)	21%	(20,777)	23%
Foreign exchange gain (loss), net	(22,708)	36,196	n/m	37,175	n/m
Loss on impairment of long lived assets and intangible assets	(32,345)	(47,772)	32%	(49,064)	34%
Loss on impairment of Goodwill	(6,204)	—	n/m	—	n/m
Other, net	(11,843)	(6,006)	(97)%	(6,168)	(92)%
Total operating expenses	(1,273,855)	(1,160,727)	(10)%	(1,192,118)	(7)%
Operating loss	(70,041)	(35,593)	(97)%	(36,555)	(92)%
Other (expense) income
Interest expense, net	(83,531)	(84,136)	1%	(86,411)	3%
Gain (loss) on sale of property and other, net	(1,768)	(1,038)	(70)%	(1,066)	(66)%
Share of income (loss) of equity method investments	5,090	1,900	n/m	1,951	n/m
Total other expense, net	(80,209)	(83,274)	4%	(85,526)	6%
Loss before income taxes	(150,250)	(118,867)	(26)%	(122,081)	(23)%
Income tax expense	(13,318)	(10,811)	(23)%	(11,103)	(20)%
Net loss	(163,568)	(129,678)	(26)%	(133,184)	(23)%
Net (income) loss attributable to non-controlling interest	600	(865)	n/m	(888)	n/m
Net loss attributable to Soho House & Co Inc.	$(162,968)	$(130,543)	(25)%	$(134,072)	(22)%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.

(2)
In-House operating expenses is exclusive of depreciation and amortization of $63,072 and $67,647 ($63,072 and $69,477 in constant currency) for the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(3)
Other operating expenses is exclusive of depreciation and amortization of $22,189 and $29,632 ($22,189 and $30,433 in constant currency) for the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(4)
General and administrative expenses is exclusive of depreciation and amortization of $16,260 and $14,002 ($16,260 and $14,381 in constant currency) for the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

OVERVIEW
In fiscal 2024, we delivered strong growth across our core business, seen in both our Houses and other channels. Despite a tough macro environment and continuing inflationary pressures, we were able to deliver revenue growth year-over-year driven by Membership and Other revenues, while successfully opening three new Soho Houses in Portland, USA; Sao Paulo, Brazil; and London, UK. We also opened a new Scorpios site in Bodrum, Turkey.
During fiscal 2024, our global number of Soho House members increased by 18,582, or 10%, we slightly reduced our Soho Works members by 64 and our Soho Friends decreased by 6,861. Adult Paying Members increased by over 14,128 and frozen members grew from 7,512 members to 10,113. Due to the increase in Adult Paying Members across fiscal 2024, Membership revenues increased by $61,421, or 17%.
Total In-House revenues declined by $542 in fiscal 2024, or 0%, revenues were affected by economic pressures in the UK and Americas, while Europe benefited in fiscal 2023 by COVID-19 subsidies and a settlement from a former developer, alongside external factors in Tel Aviv resulting in a reduction in footfall in fiscal 2024. Unlike fiscal 2023, fiscal 2024 year-end date of December 29, 2024 was pre-new year’s eve which contributed to the decrease in the year-on-year performance of In-House revenues. This was offset by an increase in members and the addition of three Soho Houses throughout fiscal 2024 as well as a full year of In-House revenues of two Soho Houses opened in fiscal 2023. Other revenues increased by 6% in fiscal 2024 driven by growth in Soho Home and the opening of Scorpios Bodrum, Turkey (June 2024).
Operating loss for fiscal 2024 was $70,041 an increase of $34,448 from $35,593 in fiscal 2023, driven by foreign exchange losses on revaluation of borrowings. Further, we saw higher In-House and Other operating expenses year-on-year due to inflationary pressures and increased volumes, alongside out of period expenses related to Soho Home and pre-paid rent in Europe. Overall In-House contribution increased and Other contribution remained flat in fiscal 2024, primarily a result of higher Membership revenues, operational efficiencies and strong cost control, offset by cost inflation.
Net loss attributable to SHCO increased to $162,968 in fiscal 2024 from $130,543 in fiscal 2023, mainly impacted by non-cash foreign exchange loss increasing $58,904 offset by Membership and Other revenues growth as described above. Adjusted EBITDA increased to $131,904 in fiscal 2024 from $115,605 in fiscal 2023 driven by growth in our revenues and focus on operational efficiencies despite a more challenging trading environment.
TOTAL REVENUES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Total revenues	$1,203,814	$1,125,134	7%	4%
The Americas	473,445	441,094	7%	5%
United Kingdom	368,196	349,570	5%	3%
Europe/RoW	201,198	183,260	10%	7%
All Other	160,975	151,210	6%	4%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.

MEMBERSHIP REVENUES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Membership revenues	$418,026	$356,605	17%	14%
The Americas	200,171	170,946	17%	14%
United Kingdom	122,432	104,396	17%	14%
Europe/RoW	45,539	39,240	16%	13%
All Other	49,884	42,023	19%	16%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Membership revenues increased by 17% to $418,026 in fiscal 2024 predominantly driven by an increase in Adult Paying Members of approximately 9%, or 14,100, who joined after the end of the fourth quarter of fiscal 2023. Soho House membership fees increased in 2024, with a low to mid single-digit price rise for existing members and a mid single-digit increase in price for new members. This price increase is effective as of the joining date for new members and as of the renewal date for existing members.
There was also an increase in Non-House Membership revenues of $1,578, driven by an increase in Soho Works membership fees in fiscal 2024. This was slightly offset by a reduction in the number of Soho Friends members compared to the end of fiscal 2023.
In constant currency, Membership revenues increased by $51,777, or 14% in fiscal 2024.
The Americas segment saw an increase in membership revenues of $29,225, or 17%, due to approximately 9,600, or 16% increase in Adult Paying Soho House members year-on-year, driven by the opening of Soho House Sao Paulo, Brazil (June 2024); Soho House Portland, USA (March 2024); and Soho House Mexico City, Mexico (September 2023), as well as growth across existing Houses. The increase in Soho House membership fees also contributed to the increase in Membership revenues
Our United Kingdom segment saw an increase in Membership revenues of $18,036, or 17%, due to approximately 1,500, or 2% increase in Adult Paying members, driven by growth in existing Houses and the increase in House membership fees, as noted above. In constant currency, Membership revenues in the United Kingdom segment increased by $15,213, or 14%.
The Europe/RoW segment saw an increase in Membership revenues of $6,299, or 16%, due to approximately 1,600, or 6% increase in Adult Paying Members driven by Soho House Bangkok (February 2023), as well as the revenue impact from the House membership fee increases as noted above. In constant currency, Membership revenues in the Europe/RoW segment increased by $5,238, or 13%.
All Other saw an increase in Membership revenues of $7,861, or 19%, predominantly driven by approximately 1,500, or 16%, more CWH Adult Paying Members, offset by a decline of approximately 6,900 Non-House members in comparison to the end of fiscal 2023. In constant currency, All Other Membership revenues increased by $6,724, or 16%.

IN-HOUSE REVENUES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House revenues	$481,613	$482,155	(0)%	(3)%
The Americas	203,651	199,754	2%	(1)%
United Kingdom	182,949	182,363	0%	(2)%
Europe/RoW	95,013	100,038	(5)%	(8)%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
In-House revenues were $481,613 in fiscal 2024, a decrease of $542 versus fiscal 2023. In-House revenues benefited from five new Houses that have opened since the start of fiscal 2023, offset by a difficult underlying macro environment, which adversely impacted the performance of the regions. In addition, the timing of new year’s eve events had an unfavorable impact as they fell outside of fiscal 2024.
In constant currency, In-House Revenues reduced by $13,582, or 3% in fiscal 2024.
In-House revenues in our Americas segment were $203,651 in fiscal 2024, an increase of $3,897 versus fiscal 2023. The region saw slightly weaker like-for-like In-House performance across the year offset by the opening of Soho House Mexico City, Mexico (September 2023), Soho House Portland, USA (March 2024) and Soho House Sao Paulo, Brazil (June 2024).
In-House revenues in our United Kingdom segment saw an increase of $586 in fiscal 2024 versus fiscal 2023, driven by foreign exchange benefit with the underlying House performance being marginally worse versus fiscal 2023 due to difficult macroeconomic trends, offset by the opening of Soho Mews House (September 2024). In constant currency, In-House Revenues in the United Kingdom segment decreased by $4,346, or 2% in fiscal 2024.
The Europe/RoW segment saw a decrease of $5,025 for In-House revenues year-on-year, driven by external factors resulting in a reduction in footfall in our Tel Aviv House versus comparative period, alongside room revenue declines across certain Houses. In addition to this, within fiscal 2023, we recognized approximately $1,800 from the Dutch government related to COVID-19 subsidies and approximately $1,100 from a settlement to recover costs incurred on behalf of a former development partner in connection with a proposed European House opening. In constant currency, In-House Revenues in the Europe/RoW segment decreased by $7,731 or 8% in fiscal 2024.
OTHER REVENUES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other revenues	$304,175	$286,374	6%	3%
The Americas	69,624	70,394	(1)%	(4)%
United Kingdom	62,815	62,812	0%	(3)%
Europe/RoW	60,645	43,982	38%	34%
All Other	111,091	109,186	2%	(1)%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Other revenues were $304,175 in fiscal 2024, compared to $286,374 in fiscal 2023, an increase of $17,801 predominately driven by growth in Soho Home and the opening of Scorpios Bodrum (June 2024), offset by the movement of Cowshed to a brand license deal effective January 1, 2024, the closure of unprofitable stand-alone restaurants and the removal of a Coachella event.
In constant currency, Other Revenues increased by $10,056, or 3% in fiscal 2024.

Other revenues in the Americas segment have reduced by $770, or 1% in fiscal 2024, versus fiscal 2023 predominantly driven by reduced restaurants and inn revenue and removal of a Coachella event, offset by a termination fee related to one of our LINE hotel management contracts.
The United Kingdom segment saw an increase in Other revenues of $3, or 0% in fiscal 2024, versus fiscal 2023 driven by increased revenue from Cecconi’s and foreign exchange benefit, partially offset by closure of a number of legacy stand-alone restaurant sites that closed in fiscal 2023. In constant currency, Other Revenues in the United Kingdom segment reduced by $1,696 or 3% in fiscal 2024.
Other revenues in the Europe/RoW segment have increased compared to fiscal 2023 driven by the opening of Scorpios Bodrum (June 2024), alongside year on year growth in Ned Doha. In constant currency, Other Revenues in the Europe/RoW segment increased by $15,474, or 34% in fiscal 2024.
Other revenues in All Other increased by $1,905, or 2% in fiscal 2024, versus fiscal 2023 driven by year-on-year growth in Soho Home, with strong growth in both e-commerce and retail sales, offset by Cowshed operating under a brand license (since January 1, 2024), which results in recognition of royalty income in 2024 versus revenue in fiscal 2023. Additionally, we recognized approximately $3,000 in respect of a lease promote in our Rome property from our landlord in fiscal 2023. In constant currency, Other Revenues in All Other declined by $1,048, or 1%, in fiscal 2024.
IN-HOUSE OPERATING EXPENSES AND HOUSE-LEVEL CONTRIBUTION

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House operating expenses	$(638,342)	$(592,475)	(8)%	(5)%
Percentage of total House revenues	(74)%	(73)%
Operating Loss	$(70,041)	$(35,593)	(97)%	(92)%
Operating loss margin	(6)%	(3)%
House-Level Contribution	$228,442	$215,008	6%	3%
House-Level Contribution Margin	26%	27%	(1)%
House-Level Contribution by segment:
The Americas	$121,615	$105,828	15%	15%
United Kingdom	82,696	87,975	(6)%	(8)%
Europe/RoW	5,124	7,509	(32)%	(34)%
All Other	19,007	13,696	39%	35%
House-Level Contribution Margin by segment:
The Americas	30%	29%
United Kingdom	27%	31%
Europe/RoW	4%	5%
All Other	89%	89%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
IN-HOUSE OPERATING EXPENSES & HOUSE-LEVEL CONTRIBUTION.
In-House Operating Expenses were $638,342 in fiscal 2024, an increase of $45,867 from fiscal 2023. The increase is a result of the five new Houses opened since the start of fiscal 2023 alongside wage, energy and rent increases year-on-year, offset by savings generated from operational reorganization initiatives in fiscal 2024. In constant currency, In-House Operating Expenses increased by $29,844 in fiscal 2024.
House-Level Contribution, which is defined as House Revenues less In-House Operating Expenses, was $228,442 in fiscal 2024 compared to $215,008 in fiscal 2023, an increase of $13,434. The increase in House-Level Contribution predominantly relates to flow through from increased Soho House membership revenues. This increase is partially offset by the opening of three additional Houses in fiscal 2024, with newer Houses tending to have negative House-Level Contribution in their first year of operation.

House-Level Contribution Margin was 26% in fiscal 2024, a reduction of 1% from fiscal 2023. Increased Membership revenues in fiscal 2024, were partially offset by an out of period expense adjustment within our Europe region of $1,378 in fiscal 2024, relating to pre-paid rent from 2021. Fiscal 2023 was impacted by a one-time benefit from an out of period adjustment of $5,779 which contributed to the improved margins. Further detail with respect to these out of period adjustment can be found in the table that reconciles Adjusted EBITDA to Net Loss, see “Non-GAAP Financial Measures” for this table.
OTHER OPERATING EXPENSES AND OTHER CONTRIBUTION

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other operating expenses	$(276,321)	$(256,897)	(8)%	(5)%
Percentage of adjusted other revenues	(82)%	(81)%
Operating loss	$(70,041)	$(35,593)	n/m	n/m
Operating loss margin	(6)%	(3)%
Other Contribution	$60,709	$60,754	(0)%	(3)%
Other Contribution Margin	18%	19%	(1)%	20%
Other Contribution by segment:
The Americas	$18,229	$14,950	22%	22%
United Kingdom	25,886	24,545	5%	3%
Europe/RoW	15,154	15,405	(2)%	(4)%
All Other	1,440	5,854	(75)%	(76)%
Other Contribution Margin by segment:
The Americas	26%	21%
United Kingdom	40%	37%
Europe/RoW	25%	34%
All Other	1%	4%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
OTHER OPERATING EXPENSES.
Other operating expenses were $276,321 for fiscal 2024, compared with $256,897 for fiscal 2023, an increase of $19,424, or 8%. The increase year-on-year is attributable to increased trade volume in Soho Home and the opening of Scorpios Bodrum (June 2024), offset by the permanent closure of all but one of our Soho Restaurants, which excludes Cecconi’s, at the start of fiscal 2023, the closure of our operations at The Hoxton, Shoreditch (July 2023), alongside a Coachella event not being held during fiscal 2024. The fourth quarter 2024 was also impacted by an out of period adjustment relating to Soho Home inventory and freight and duty charges of approximately $3,500, in respect to Fiscal 2022 and prior. In constant currency, Other Operating Expenses increased by $12,476, or 5% in fiscal 2024.
Other Contribution, which we define as Other Revenues plus Non-House Membership Revenues less Other Operating Expenses, was $60,709 in fiscal 2024, compared to $60,754 for fiscal 2023, a decrease of $45.
Other Contribution Margin was 18% in fiscal 2024, a decrease of 1% from fiscal 2023. The decrease was driven by an out of period adjustment relating to Soho Home inventory and freight and duty charges, as noted above, alongside the recognition of approximately $3,000 in respect of a lease promote in our Rome House in fiscal 2023, offset by higher Non-House Membership Revenues year-on-year and growth in Other Revenues from Soho Home.

GENERAL AND ADMINISTRATIVE EXPENSES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
General and administrative expenses	$152,922	$143,583	7%	4%
Percentage of total revenues	13%	13%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
General and Administrative Expenses were $152,922 in fiscal 2024, compared with $143,583 in fiscal 2023, an increase of $9,339, or 7%. The increase was driven by additional cost and headcount to support business expansion, including the five new Soho Houses that have opened since the start of fiscal 2023, offset by savings generated from operational reorganization initiatives in fiscal 2024. The Company also recognized an expense of approximately $4,100 in the fourth quarter 2024 for estimated liabilities related to reviews of historical tax matters, primarily comprising non-recurring interest and penalties.
In constant currency, General and Administrative Expenses had an increase of $5,456, or 4% in fiscal 2024.
PRE-OPENING EXPENSES

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Pre-opening expenses	$15,626	$18,679	(16)%	(19)%
Percentage of total revenues	1%	2%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Pre-opening expenses were $15,626 in fiscal 2024. This represented a decrease of $3,053 in comparison to $18,679 in fiscal 2023. The year-on-year decrease was driven predominantly by the characteristics of recent and upcoming openings, in comparison to the comparative period, including size and location of openings. One of the Houses opened in the second half of fiscal 2024 was a small House in an established market (London) so travel costs were lower than compared to the opening of a larger House in a new market, such as Mexico City, in fiscal 2023. In fiscal 2023, delays in the full opening of Miami Pool House, other than for select events, resulted in pre-opening costs being incurred over a longer period than is typical for new openings. In constant currency, Pre-opening expenses decreased by $3,558, or 19% in fiscal 2024.
DEPRECIATION AND AMORTIZATION

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Depreciation and amortization	$101,521	$111,281	(9)%	(11)%
Percentage of total revenues	8%	10%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Depreciation and amortization were $101,521 in fiscal 2024, a decrease of $9,760, or 9%, from fiscal 2023. This decrease year-on-year was mainly driven by the impairment in Soho Works sites in fiscal 2023 and certain Houses in the

Americas and UK where their assets are now largely depreciated, alongside an increase in depreciation in fiscal 2023 related to an out of period adjustment of approximately $5,000, partially offset by the five new Soho Houses that opened in fiscal 2023 and fiscal 2024, and amortization of capitalized IT development costs. In constant currency, depreciation and amortization expenses reduced by $12,770, or 11%.
SHARE-BASED COMPENSATION, FOREIGN EXCHANGE, LOSS ON IMPAIRMENT, AND OTHER

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Share-based compensation	$16,023	$20,230	(21)%	(23)%
Percentage of total revenues	1%	2%
Foreign exchange gain (loss), net	$22,708	$(36,196)	n/m	n/m
Percentage of total revenues	2%	(3)%
Loss on impairment of long lived assets and intangible assets	$32,345	$47,772	(32)%	(34)%
Percentage of total revenues	3%	4%
Loss on impairment of Goodwill	$6,204	$—	n/m	n/m
Percentage of total revenues	1%	0%
Other, net	$11,843	$6,006	97%	92%
Percentage of total revenues	1%	1%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Share-based compensation expense decreased by $4,207 to $16,023 in fiscal 2024, primarily because of grants made under the Company’s 2020 equity and incentive plan becoming fully vested in the first quarter of fiscal 2024. This has been partially offset by the impact of new grants made since this period and the related amortization impact.
Foreign exchange (gain) loss, net, which is unrealized and non-cash in nature, moved by $58,904 to $22,708 in fiscal 2024, primarily driven by foreign exchange revaluation of our borrowings.
During fiscal 2024, the Company recorded impairment losses of $14,068 related to long-lived assets, of which $13,532 relates to long-lived assets in Soho Works North America. In addition, we recognized impairment losses on intangible assets of $18,277 related to the termination of two hotel management contracts and impairment of four LINE and Saguaro hotel management contracts. Furthermore, we recognized impairment losses of $6,204 on goodwill related to the LINE and Saguaro and Soho Roc House reporting units.
Other expenses increased by $5,837 to $11,843 in fiscal 2024, due to $1,885 for one-time expenses related to shareholder activism, $2,289 of expenses incurred with respect to the evaluation of certain strategic transactions by our independent special committee, $7,140 incurred with respect to a strategic reorganization program of our operations and support teams and $1,117 relating to ERP transformation. Fiscal 2023 expenses primarily related to the Cowshed’s brand license inventory provision of approximately $5 million.
INTEREST EXPENSE, NET

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Interest expense, net	$83,531	$84,136	(1)%	(3)%
Percentage of total revenues	7%	7%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.

Net Interest Expense was $83,531 for fiscal 2024, a decrease of $605, or 1%, compared to fiscal 2023. This decrease was primarily due to the loss on extinguishments of debt incurred following the refinancing of Soho Beach House Miami in May 2023, offset by a higher interest rate and principal on the Soho Beach House Miami loan post refinancing and the higher principal amount on our Senior Secured Notes due to the compounding of this debt. In constant currency, net interest reduced by $2,880, or 3%.
GAIN (LOSS) ON SALE OF PROPERTY AND OTHER, NET
The Company recognized losses on disposal of property and other, net of $(1,768) and $(1,038) during fiscal 2024 and fiscal 2023, respectively, arising on the refurbishment of certain Houses.
SHARE OF INCOME (LOSS) OF EQUITY METHOD INVESTMENTS
We maintain a portfolio of equity method investments owned and operated through non-controlling interests in investments with one or more partners. Two of our Houses are owned and operated by us through non-controlling interests and we own and operate certain of our other businesses through non-controlling interest in joint ventures. The Company recognized share of income of equity method investment of $5,090 during fiscal 2024, an increase of $3,190 on fiscal 2023.
INCOME TAX EXPENSE
Income tax expense was $13,318 for fiscal 2024 compared to $10,811 for fiscal 2023, an increase in expense of $2,507. This increase was driven by tax charges related to uncertain tax positions, taxes payable in certain non-US jurisdictions due to limitations on the use of attributes and changes in regional profitability, and changes in the tax valuation allowances.
NET LOSS ATTRIBUTABLE TO SHCO
Net loss attributable to SHCO was $162,968 for fiscal 2024, compared with $130,543 for fiscal 2023, an increase in loss of $32,425. This was attributable primarily to unfavorable unrealized foreign exchange movements as well as higher costs, offsetting growth in revenue.
ADJUSTED EBITDA

	For the Fiscal Year Ended		Percent Change
	December 29, 2024	December 31, 2023 (As Revised)	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Adjusted EBITDA	$131,904	$115,605	14%	11%
Percentage of total revenues	11%	10%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
Adjusted EBITDA was $131,904 in fiscal 2024, in comparison to $115,605 in fiscal 2023, an increase of $16,299. The increase was driven by higher membership revenues and Other Revenues versus the comparative period, offset by an increase in General and Administrative and Operating expenses year-on-year. In constant currency, adjusted EBITDA increased by $13,172.
For a reconciliation of Adjusted EBITDA to Net Loss, see “—Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES
A reconciliation of Net Loss to Adjusted EBITDA is set forth below for the periods specified:

	For the Fiscal Year Ended		Percent Change
	December 29, 2024 Actuals	December 31, 2023 Actuals (As Revised)	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Net loss	$(163,568)	$(129,678)	(26)%	(23)%
Depreciation and amortization	101,521	111,281	(9)%	(11)%
Interest expense, net	83,531	84,136	(1)%	(3)%
Income tax expense	13,318	10,811	23%	20%
EBITDA	34,802	76,550	(55)%	(56)%
(Gain) loss on sale of property and other, net	1,768	1,038	70%	66%
Share of profit of equity method investments	(5,090)	(1,900)	n/m	n/m
Foreign exchange(2)	22,708	(36,196)	n/m	n/m
Share of equity method investments adjusted EBITDA	10,713	9,319	15%	12%
Share-based compensation expense	16,023	20,230	(21)%	(23)%
Loss on impairment of long lived assets and intangible assets(3)	32,345	47,772	(32)%	(34)%
Loss on impairment of Goodwill(4)	6,204	—	n/m	n/m
Expenses related to shareholder activism(5)	1,885	—	n/m	n/m
Expenses related to the evaluation of certain strategic transactions(6)	2,289	—	n/m	n/m
Expenses related to ERP implementation(7)	1,117	—	n/m	n/m
Operational reorganization and severance expense(8)	7,140	—	n/m	n/m
Out of period operating lease liability adjustment(9)	—	(5,779)	n/m	n/m
Brand license inventory provision(10)	—	4,571	n/m	n/m
Adjusted EBITDA	$131,904	$115,605	14%	16%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
(2)
See “Comparison of the fiscal years ended December 29, 2024 and December 31, 2023 - Other Expenses” for information regarding the increase in foreign exchange and share-based compensation expense period-on-period.

(3)
Following the Company’s impairment review for fiscal year ended December 29, 2024, the Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $14 million is in respect of Soho Works North America and $1 million relates to a UK restaurant site. Further, the Company recognized $18 million of impairment losses on intangible assets, related to the termination of two hotel management contracts and impairment on four LINE and Saguaro hotel management contracts. Following the Company’s impairment review for fiscal year ended December 31, 2023, the Company recognized $48 million of impairment losses on long-lived assets (comprised of $32 million in respect of Operating lease assets and $16 million of Property and equipment, net), of which $39 million is in respect of Soho Works North America.

(4)	The Company recognized impairment losses of $6 million on goodwill related to the LINE and Saguaro and Soho Roc House reporting units.
(5)	Primarily relating to professional service fees associated with the Company’s shareholder activism response
(6)	Primarily relating to third party advisory expenses incurred by the Company’s independent special committee in respect of the evaluation of certain strategic transactions.
(7)	During fiscal year ended December 29, 2024, the Company incurred certain expenses related to the planned ERP system implementation.
(8)	Expenses incurred with respect to a strategic reorganization program of the Company’s operations and support teams.
(9)
Represents out-of-period adjustments correcting errors with respect to the estimation of the operating lease liability identified during fiscal 2023 but relating to prior financial periods. There is no material impact from the correction of this error to previously reported periods.

(10)
In November 2023, the Company entered into a 10-year licensing agreement with a third party to manufacture and distribute the Company’s Cowshed branded products, commencing January 1, 2024. This agreement has restricted the Company’s ability to sell certain inventories it acquired prior to entering into the agreement. As such, the Company has provided in full for the inventory it is unable to recover as a result of the entering into the agreement.

The computation of House-Level Contribution and Other Contribution is set forth below:

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	Change %	December 31, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(70,041)	$(35,593)	(97)%	$(36,555)	(92)%
General and administrative	152,922	143,583	7%	147,466	4%
Pre-opening expenses	15,626	18,679	(16)%	19,184	(19)%
Depreciation and amortization	101,521	111,281	(9)%	114,291	(11)%
Share-based compensation	16,023	20,230	(21)%	20,777	(23)%
Foreign exchange (gain) loss, net	22,708	(36,196)	n/m	(37,175)	n/m
Other, net	11,843	6,006	97%	6,168	92%
Loss on impairment of long lived assets and intangible assets	32,345	47,772	(32)%	49,064	(34)%
Loss on impairment of Goodwill	6,204	—	n/m	—	n/m
Non-House membership revenues	(32,855)	(31,277)	(5)%	(32,123)	(2)%
Other revenues	(304,175)	(286,374)	(6)%	(294,119)	(3)%
Other operating expenses	276,321	256,897	8%	263,845	5%
House-Level Contribution	$228,442	$215,008	6%	$220,823	3%
Operating Loss margin	(6)%	(3)%		(3)%
House-Level Contribution Margin	26%	27%		27%

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	Change %	December 31, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Membership revenues	$418,026	$356,605	17%	$366,249	14%
Less: Non-House membership revenues	(32,855)	(31,277)	(5)%	(32,123)	(2)%
Add: In-House revenues	481,613	482,155	(0)%	495,195	(3)%
Total House revenues	866,784	807,483	7%	829,321	5%
Less: In-House operating expenses	(638,342)	(592,475)	(8)%	(608,498)	(5)%
House-Level Contribution	$228,442	$215,008	6%	$220,823	3%

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	Change %	December 31, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating loss	$(70,041)	$(35,593)	(97)%	$(36,555)	(92)%
General and administrative	152,922	143,583	7%	147,466	4%
Pre-opening expenses	15,626	18,679	(16)%	19,184	(19)%
Depreciation and amortization	101,521	111,281	(9)%	114,291	(11)%
Share-based compensation	16,023	20,230	(21)%	20,777	(23)%
Foreign exchange (gain) loss, net	22,708	(36,196)	n/m	(37,175)	n/m
Other, net	11,843	6,006	97%	6,168	92%
Loss on impairment of long-lived assets and intangible assets	32,345	47,772	(32)%	49,064	(34)%
Loss on impairment of Goodwill	6,204	—	n/m	—	n/m
House membership revenues	(385,171)	(325,328)	(18)%	(334,126)	(15)%
In-House revenues	(481,613)	(482,155)	0%	(495,195)	3%
In-House operating expenses	638,342	592,475	8%	608,498	5%
Total Other Contribution	$60,709	$60,754	(0)%	$62,397	(3)%

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	Change %	December 31, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating Loss margin	(6)%	(3)%		(3)%
Other Contribution Margin	18%	19%		19%

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	Change %	December 31, 2023 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Other Revenues	$304,175	$286,374	6%	294,119	3%
Add: Non-House membership revenues	32,855	31,277	5%	$32,123	2%
Adjusted Other Revenues	337,030	317,651	6%	326,242	3%
Less: other operating expenses	(276,321)	(256,897)	(8)%	(263,845)	(5)%
Other Contribution	$60,709	$60,754	(0)%	$62,397	(3)%

(1)	See “Non-GAAP Financial Measures—Constant Currency” for an explanation of our constant currency results.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity is the ability to generate sufficient cash flows to meet the cash requirements of our business operations. Our principal sources of liquidity are operating cash flows, holdings of cash and cash equivalents and availability under our Revolving Credit Facility. As of December 29, 2024, we maintained a cash and cash equivalents balance of $153 million and a restricted cash balance of $4 million.
Our primary requirements for liquidity are to fund our working capital needs, operating and finance lease obligations, capital expenditures and general corporate needs. Our ongoing capital expenditures are principally related to opening new Houses, refurbishing and maintaining the existing House portfolio as well as investments in our corporate technology infrastructure to support our digital strategy and technology infrastructure.
In a given year, our primary cash inflows and outflows relate to the following:
•
from operating activities, our cash inflows include Membership revenues, In-House revenues and Other revenues, such as the sale of retail products. The primary cash outflows from operating activities include general operating expenses and interest payments;

•
from investing activities, our cash inflows include the proceeds from sale of property and equipment, the sales of subsidiaries and returns from equity method investees. The primary cash outflows from investing activities include the purchase of property and equipment as well as intangibles; and

•
from financing activities, our cash inflows from financing activities include proceeds from borrowings and from the issuance of shares. The primary cash outflows from financing activities include repayments of borrowings, legal and professional fees from debt or equity related transactions and time to time share repurchases.

We believe our existing cash and marketable securities balances will be sufficient to fund our operating and finance lease obligations, capital expenditures and working capital needs for at least the next 12 months from the date of the issuance of our financial statements and the foreseeable future.
Note Purchase Agreement
On March 31, 2021, Soho House Bond Limited, a wholly-owned subsidiary of Soho House Holdings Limited, issued pursuant to a Notes Purchase Agreement an aggregate of $441 million in senior secured notes (the “Initial Notes”), which were subscribed for by certain funds managed, sponsored or advised by Goldman Sachs & Co. LLC and its affiliates. The Initial Notes mature on March 31, 2027 and bear interest at a fixed rate equal to a cash margin of 2.0192% per annum plus a payment-in-kind (capitalized) margin of 6.1572% per annum.
The terms of the Senior Secured Notes Facility include an option to issue, and a commitment on the part of the purchasers to subscribe for, further notes in one or several issuances on or prior to March 31, 2022 in an aggregate amount of up to $100 million. This option was exercised on March 9, 2022 (the “Additional Notes” and, together with the Initial Notes, the “Senior Secured Notes”). The Additional Notes bear interest at a fixed rate equal to a cash margin of 2.125% plus a payment-in-kind (capitalized) margin of 6.375%. As of December 29, 2024, the outstanding balance on the Senior Secured Notes is $644 million. For further information, refer to Item 8, Financial Statements and Supplementary Data, Note 11, Debt, in this Annual Report on Form 10-K.
Revolving Credit Facility
On November 10, 2022, Soho House Bond Limited, a wholly-owned subsidiary of the Company entered into the Third Amended and Restated Revolving Facility Agreement (the “Third Amendment”) which further amends and restates the Revolving Credit Facility, originally entered into by the Company on December 5, 2019 (the original and amended facility refer to as the “Revolving Credit Facility”). The Third Amendment amends the Revolving Credit Facility to extend the maturity date from January 25, 2024 to July 25, 2026. In addition, the Third Amendment provides that from March 2023 we are required to maintain certain leverage covenants (as defined in the Revolving Credit Facility) which are applicable when 40% or more of the facility is drawn. As of December 29, 2024, the facility remains undrawn with £75 million ($94 million) available to draw under this facility. The facility is secured on a fixed and floating charge basis over certain assets of the Company.
On February 21, 2025, Soho House Bond Limited, a wholly-owned subsidiary of the Company entered into the Fourth Amended and Restated Revolving Facility Agreement (the “Fourth Amendment”) which further amends and restates the Revolving Credit Facility. The Fourth Amendment amends the Revolving Credit Facility to extend the maturity date from July 25, 2026 to December 31, 2026.
Loans under the Revolving Credit Facility are capable of being borrowed, repaid and reborrowed at any time. For further information, refer to Item 8, Financial Statements and Supplementary Data, Note 11, Debt, in this Annual Report on Form 10-K.
CASH FLOWS AND WORKING CAPITAL
The following table provides a summary of cash flow data for the periods presented:

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)
	(Unaudited, dollar amounts in thousands)
Net cash generated by (used in)
Net cash provided by (used in) operating activities	$89,677	$46,988
Net cash provided by (used in) investing activities	(71,237)	(82,363)
Net cash provided by (used in) financing activities	(19,905)	4,905
Effect of exchange rates on cash and cash equivalents	(3,323)	2,968
Net (decrease) increase in cash and cash equivalents	$(4,788)	$(27,502)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
The primary cash inflows from operating activities include Membership Revenues, In-House Revenues and Other Revenues, such as the sale of retail products. The primary cash outflows from operating activities include general operating expenses and interest payments.
For fiscal 2024, Net cash provided by operating activities was $89,677 compared to Net cash provided by operating activities of $46,988 in fiscal 2023. The increase in cash provided by operating activities of $42,689 was primarily due to the reduction in Net loss in fiscal 2024 excluding non-cash foreign exchange losses and benefits arising from working capital movements.

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
The primary cash outflows from investing activities include the purchase of property and equipment, intangibles and the acquisition of noncontrolling interests.
For fiscal 2024, Net cash used by investing activities was $71,237 compared to $82,363 in fiscal 2023. The decrease in net cash used of $11,126 was primarily due to a $10,695 repayment from an equity method investee.
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
The primary cash inflows from financing activities include proceeds from borrowings. The primary cash outflows from financing activities include principal payments on borrowings, and repurchases of shares.
For fiscal 2024, Net cash used by financing activities was $19,905 compared to cash provided of $4,905 in fiscal 2023. The decrease in cash generated of $24,810 as compared to fiscal 2023 was primarily due to proceeds from borrowings in fiscal 2023 and higher share repurchases in fiscal 2024.
CASH REQUIREMENTS FROM CONTRACTUAL AND OTHER OBLIGATIONS
Material contractual obligations arising in the normal course of business primarily consist of operating and finance lease obligations and long-term debt facilities. The timing and nature of these commitments are expected to have an impact on our liquidity and capital requirements in future periods. Refer to Item 8, Financial Statements and Supplementary Data, Note 5, Leases, in this Annual Report on Form 10-K for additional information relating to our operating and financing leases and Item 8, Financial Statements and Supplementary Data, Note 11, Debt, in this Annual Report on Form 10-K for additional information related to our long-term debt.
Purchase obligations include all legally binding contracts, including commitments for the fitting out of real estate and software development/license commitments and service contracts. The majority of our purchase obligations are due within the next 12 months. Refer to Item 8, Financial Statements and Supplementary Data, Note 15, Commitments and Contingencies, in this Annual Report on Form 10-K for additional information.
Leases
As of December 29, 2024, we have entered into 11 operating lease agreements for Houses, hotels, restaurants, and other properties which have not commenced. We will determine the classification of these leases at the relevant lease commencement date, but currently expect these under construction leases to be classified as operating leases. We estimate the total undiscounted lease payments for these leases commencing in fiscal years 2025, 2026, 2027 and 2028 to be $147 million, $251 million, $318 million and $320 million respectively.
For fiscal years 2025 and 2026, our contractual lease payments from existing lease agreements will total $165,509 and $166,834 respectively. Refer to Note 5, Leases, in this Annual Report on Form 10-K for additional information relating to our operating and financing leases.
Except for operating leases entered into in the normal course of business where we have not yet taken physical possession of the leased property, certain letters of credit entered into as security under the terms of several of our leases and the unrecorded contractual obligations set forth above, we did not have any off-balance sheet arrangements as of December 29, 2024.
Soho Works Limited loan
In 2017, Soho Works Limited (“SWL”) entered into a term loan facility agreement for a £40 million term loan facility. The SWL loan bears interest at 7% and matures on September 29, 2025.
Goldman Sachs Senior secured notes
On March 9, 2022, Soho House Bond Limited, a wholly-owned subsidiary of the Company, exercised its option under the Senior Secured Notes to issue $100 million of additional notes. The net proceeds drawn down were used, in part, to finance the $50 million share repurchase program (refer to Note 14, Loss Per Share and Shareholders’ Equity (Deficit), in this Annual Report on Form 10-K for additional information) with the remaining $50 million being used for general corporate purposes.

Property Mortgage Loans
In May 2023, the Company refinanced the existing term loan of $55 million, interest at 5.34%, and mezzanine loan of $62 million, interest at 7.25% with a new $140 million loan agreement with JP Morgan Chase Bank, National Association and Citi Real Estate Funding Inc. The new term loan is secured with a recorded and insured first priority mortgage on Soho Beach House Miami Property as well as first priority security interests in all collateral related to the property. The new term loan matures in June 2033 and bears interest at 6.99%. The Company incurred interest expense on these facilities of $10 million, $13 million, and $8 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively. Refer to Item 8, Financial Statements and Supplementary Data, Note 11, Debt, in this Annual Report on Form 10-K for additional information.
CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates, assumptions and judgments on a regular basis and make changes accordingly. We also discuss our critical accounting estimates with our audit committee.
We believe the following to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain:
•	Goodwill and purchased intangible asset impairment;
•	Impairment of other long-lived assets;
•	Leases;
•	Income taxes;
•	Variable interest entities; and
•	Share-based compensation.
GOODWILL AND PURCHASED INTANGIBLE ASSET IMPAIRMENT
Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques. Goodwill represents a residual value as of the acquisition date, which in most cases results in measuring goodwill as an excess of the purchase consideration transferred plus the fair value of any noncontrolling interest in the acquired company over the fair value of net assets acquired, including contingent consideration. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis on the first day of the fourth fiscal quarter and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.
We make judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. Significant judgment is involved in determining the assumptions used in estimating future cash flows, including projected revenue growth, operating margins, economic conditions and changes in the operating environment. Changes in these assumptions could have a significant impact on the recoverability of the asset and may result in additional impairment charges.
In accordance with GAAP, we review indefinite-lived intangible assets for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. We perform a qualitative assessment first to determine whether it is necessary to perform a subsequent quantitative impairment test. If the qualitative assessment determines that it is more likely than not that the fair value of any reporting unit is less than its carrying value, the quantitative impairment test is required to be performed; otherwise, no further testing of impairment is required. Qualitative factors that we consider include macroeconomic and industry conditions, our overall financial performance, and other relevant entity-specific events. Alternatively, we can choose not to first assess qualitative factors and instead perform the quantitative impairment test only. When performing the quantitative goodwill impairment test, the Company compares the estimated fair value of a reporting unit with the respective carrying value. If the estimated fair value of a reporting unit is less than its carrying amount, the excess of the carrying value of the reporting unit over its fair value is recognized as a goodwill impairment. When performing a quantitative goodwill impairment assessment, the estimated fair value of a reporting unit is calculated using the income approach and the market approach. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected net working capital and capital expenditure requirements; and estimated discount rates. For the market approach, the Company relies upon valuation multiples derived from stock prices and enterprise values of publicly-traded companies that are comparable to the reporting unit being evaluated.
The goodwill balance recorded in the consolidated balance sheets as of December 29, 2024 and December 31, 2023 was $195 million and $206 million, respectively. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill or other intangible assets.
The Company determined the carrying values of two reporting units, the LINE and Saguaro and Soho Roc House, were in excess of the fair values in Fiscal 2024, and we recognized a non-cash impairment charge of $6 million. The Company believes the estimated fair values of the remaining reporting units holding goodwill exceed their carrying values in 2024 and no further impairment was recorded. In fiscal 2024, the Company performed an impairment analysis on the LINE and Saguaro hotel management agreement portfolio and determined that the intangible assets were not recoverable. The Company impaired the LINE and Saguaro hotel management agreements intangible assets and recognized a non-cash impairment charge of $18 million. There was no impairment of goodwill or purchased intangible assets in fiscal 2023 or fiscal 2022.
IMPAIRMENT OF OTHER LONG-LIVED ASSETS
The Company recognized $14 million and $48 million of impairment losses on long-lived assets (comprised of $11 million and $32 million in respect of Operating lease assets and $3 million and $16 million of Property and equipment, net) during the fiscal years ended December 29, 2024 and December 31, 2023, respectively. The non-cash impairment amounts are included within “Loss on impairment of long-lived assets and intangible assets” on the consolidated statement of operations for the fiscal years ended December 29, 2024 and December 31, 2023, respectively. The high property costs associated with these locations being the primary factor of the asset impairment. No impairment losses were recorded for the fiscal 2022.
During fiscal 2024, due to the continued challenges in the cost of real estate and the decreased performance of various Soho Works locations in the USA, the Company determined that a triggering event had occurred in Q3 2024. The Company performed an impairment analysis on the Soho Work sites located in the United States. As a result of this analysis, certain stand-alone sites failed the recoverability tests resulting in an aggregate non-cash impairment loss of $14 million (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net).
Following the Company’s impairment review for fiscal year ended December 31, 2023, the Company recognized $48 million of impairment losses on long-lived assets mainly related to Soho Works North America (comprised of $32 million in respect of Operating lease assets and $16 million of Property and equipment, net).
The primary assumptions, which requires significant level of judgement, that affects the undiscounted cash flows determination is management’s estimate of future revenues, operating margins, economic conditions and changes in the operating environment. The forecasts used in the impairment assessments was developed by management based on projected revenues derived largely from forecasted member attendance. Management also makes estimates on the expected costs and the expected operating lease costs. Changes in these assumptions could have a significant impact on the recoverability of the assets and may result in additional impairment charges.
Changes in the membership, operating margins and economic growth and the contracted operating rental costs beyond what has already been assumed in the assessments could cause management to revise the forecast and assumptions. Unfavorable revisions to these assumptions or estimates could possibly result in further impairment of some or all of the assets.

LEASES
We have entered into lease agreements for our Houses, hotels, restaurants, spas and other properties. We account for our leases under Accounting Standards Codification Topic 842 - Leases.
We determine the initial classification and measurement of our right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The determination of operating and finance leases requires significant judgments, including estimation of the rate implicit in the lease, incremental borrowing rates and reasonably assured lease terms. The lease term includes any renewal options and termination options that we are reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease for finance leases and the incremental borrowing rate for operating leases. The incremental borrowing rate is determined by using a portfolio approach based on the rate of interest that we would pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment. We recognized operating lease assets of $1,136 million and $1,152 million and operating lease liabilities of $1,358 million and $1,354 million at December 29, 2024 and December 31, 2023, respectively.
INCOME TAXES
We are subject to income taxes in the United States and numerous foreign jurisdictions. Our effective tax rates differ from the statutory rates, primarily due to the valuation allowances on certain deferred tax assets, foreign tax rate differential, and uncertain tax positions and as further described in the notes to our consolidated financial statements included in this Annual Report on Form 10-K. Our effective tax rate was (9)%, (9)% and (2)% in fiscal 2024, fiscal 2023 and fiscal 2022, respectively. We incurred an expense to our consolidated statement of operations, of $13 million, $11 million, and $5 million in fiscal 2024, fiscal 2023 and fiscal 2022, respectively.
Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. Although we believe our reserves are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest.
Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, reversal patterns of taxable and deductible temporary differences and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
Our provision for income taxes is subject to volatility and could be adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by tax effects of non-deductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations.
VARIABLE INTEREST ENTITIES
We analyze our variable interests, including loans, guarantees, and equity investments, to determine if the entity in which we have a variable interest is a VIE. For those entities determined to be VIEs a quantitative and qualitative analysis is performed to determine if we will be deemed to be the primary beneficiary. The primary beneficiary of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE.
A controlling financial interest is defined as one that has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.
In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we base our qualitative analysis on our review of the design of the entity, its organizational structure including decision-making abilities and the relevant development, ownership interest, operating, management and financial agreements. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affect the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.
We consolidate those entities in which it is determined that we are the primary beneficiary. If we are not determined to be the primary beneficiary but can exercise significant influence over these entities, these investments are accounted for under the equity method of accounting.
SHARE-BASED COMPENSATION
In August 2020, the Company established the 2020 Equity and Incentive Plan (the “2020 Plan”) under which SHHL Share Appreciation Rights (“SARs”) and SHHL Growth Shares were issued to certain employees. In connection with the IPO in July 2021, 25% of the outstanding awards accelerated in accordance with the original plan and all of the outstanding awards were exchanged into awards that will be settled in Class A Common Stock of SHCO. The exchanged awards are subject to the same vesting conditions as the original awards. The Company treated the exchange as a Type I probable-to-probable modification.
In July 2021, the Company established its 2021 Equity and Incentive Plan (the “2021 Plan”). The 2021 Plan allows for grants of nonqualified stock options, SARs, restricted stock units (“RSUs”) and performance stock units (“PSUs”). There were 12,055,337 shares initially available for all awards under the 2021 Plan and the shares available may, subject to board approval, increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2022. The annual increase is capped at 5% of shares outstanding.
Share-based compensation expense is measured based on the grant-date fair value of those awards. All the Company awards in issue have graded-vesting features and are predominantly service conditions only awards and therefore compensation expense is recognized on a straight-line basis over the total requisite service period for the entire award.
For the Company’s SAR and Growth Share awards, the grant-date fair value of the awards is determined using the Black-Scholes option pricing model and involves several assumptions, including the expected term of the option, expected volatility and risk-free interest rate. We have limited historical data of our own to utilize in determining our assumptions, as there has only been a public market for our shares following the IPO in July 2021. As such, for SAR and Growth Share awards granted and/or modified in fiscal 2024, 2023 and 2022, we based our volatility assumption on that of a selected peer group. Forfeitures are recognized as they occur for all equity awards.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Item 8, Financial Statements and Supplementary Data, Note 2, Summary of Significant Accounting Policies - Basis of Presentation to our consolidated financial statements appearing in Item 8 and elsewhere in this Annual Report on Form 10-K.
Emerging Growth Company Status
We are an ‘emerging growth company,’ as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not ‘emerging growth companies,’ including, but not limited to: presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley; having reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements; being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved; and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.
Foreign Exchange Risk
We principally operate in the UK and North America, although we have significant operations in Europe. Therefore, we are exposed to reporting foreign exchange risk in Pound sterling and Euros.
We have not, to date, used any material financial instruments to mitigate our foreign exchange risk. The directors and management will keep this situation under review. As income is received and suppliers paid in respect of the UK and European operation in Pound sterling or Euros respectively, this acts as a natural hedge against foreign exchange risk.
If the US Dollar had strengthened/weakened by 10% versus the Pound sterling, revenue would have been approximately $63 million lower and approximately $69 million higher, respectively, and net loss would have been approximately $11 million lower and approximately $12 million higher, respectively, for fiscal 2024.
If the Euro had strengthened/weakened by 10% versus the Pound sterling, revenue would have been approximately $16 million higher and approximately $14 million lower, respectively, and net loss would have been approximately less than $1 million higher and approximately less than $1 million lower, respectively, for fiscal 2024.
Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by financial counter-parties. Credit risk can occur at multiple levels as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject us to credit risk consist of cash equivalents and accounts receivable.
We maintain cash and cash equivalents with major financial institutions. Our cash and cash equivalents consist of bank deposits held with banks, and money market funds that, at times, exceed federally or locally insured limits. We limit our credit risk by dealing with customers, counterparties and institutions that are considered to be of high credit quality and by performing periodic evaluations of accounts receivable and investments and of the relative credit standing of our customers, counterparties and financial institutions as applicable.
Liquidity Risk
We seek to manage our financial risks to ensure that sufficient liquidity is available to meet our foreseeable needs. We believe we have significant flexibility to control our capital expenditure commitments in new House developments through different investment formats. As of December 29, 2024, we had $153 million in Cash and cash equivalents on the balance sheet and £75 million ($94 million) undrawn on the Revolving Credit Facility (subject to complying with our covenants) to meet our funding needs.
Cash Flow and Fair Value Interest Rate Risk
We have historically financed our operations through a mixture of bank borrowings and bond notes which are generally fixed, and expect to finance our operations through operating cash flows and availability under our Revolving Credit Facility. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities.
Inflation Risk
Inflation has an impact on food, utility, labor, rent, and other costs which materially impact operations. Severe increases in inflation could have an adverse impact on our business, financial condition and results of operations. If several of the various costs in our business experience inflation at the same time, we may not be able to adjust prices to sufficiently offset the effect of the various cost increases without negatively impacting consumer demand.
Commodity Price Risks
We are exposed to commodity price risks specially foodstuffs, natural gas and oil. Many of the ingredients we use to prepare our food and beverages are commodities or are affected by the price of other commodities. Factors that affect the price of commodities are generally outside of our control and include foreign currency exchange rates, foreign and domestic supply and demand, inflation, weather, the geopolitical situation, and seasonality.

Item 8.	Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm (BDO LLP: London, United Kingdom: PCAOB ID # 1295)	L-79
Consolidated Balance Sheets as of December 29, 2024 and December 31, 2023	L-80
Consolidated Statements of Operations for the Fiscal Years ended December 29, 2024, December 31, 2023, and January 1, 2023	L-82
Consolidated Statements of Comprehensive Loss for the Fiscal Years ended December 29, 2024, December 31, 2023 and January 1, 2023	L-83
Consolidated Statements of Changes in Shareholders’ (Deficit) Equity for the Fiscal Years ended December 29, 2024, December 31, 2023 and January 1, 2023	L-84
Consolidated Statements of Cash Flows for the Fiscal Years ended December 29, 2024, December 31, 2023 and January 1, 2023	L-85
Notes to Consolidated Financial Statements	L-87

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Soho House & Co Inc.
London, United Kingdom
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Soho House & Co Inc (the “Company”) as of December 29, 2024 and December 31, 2023, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ (deficit) equity, and cash flows for the 52-week periods ended December 29, 2024, December 31, 2023 and January 1, 2023 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 29, 2024 and December 31, 2023, and the results of its operations and its cash flows for the 52-week periods ended December 29, 2024, December 31, 2023 and January 1, 2023 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2008

London, United Kingdom

March 31, 2025

Soho House & Co Inc.
Consolidated Balance Sheets
As of December 29, 2024 and December 31, 2023

	As of
(in thousands, except for par value and share data)	December 29, 2024	December 31, 2023 (As Revised)
Assets
Current assets
Cash and cash equivalents	$152,716	$159,155
Restricted cash	3,602	1,951
Accounts receivable, net	78,890	58,089
Inventories	54,419	57,596
Prepaid expenses and other current assets	98,774	111,949
Total current assets	388,401	388,740
Property and equipment, net	598,270	621,388
Operating lease assets	1,135,810	1,152,288
Goodwill	195,295	206,285
Other intangible assets, net	102,610	127,240
Equity method investments	13,217	21,695
Deferred tax assets	5,306	740
Other non-current assets	4,603	9,483
Total non-current assets	2,055,111	2,139,119
Total assets	$2,443,512	$2,527,859
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$75,987	$70,316
Accrued liabilities	98,482	86,314
Current portion of deferred revenue	134,360	113,755
Indirect and employee taxes payable	33,889	40,159
Current portion of debt, net of debt issuance costs	34,618	29,290
Current portion of operating lease liabilities—sites trading less than one year	371	1,721
Current portion of operating lease liabilities—sites trading more than one year	57,078	49,436
Other current liabilities	39,377	35,831
Total current liabilities	474,162	426,822
Debt, net of current portion and debt issuance costs	656,868	635,576
Property mortgage loans, net of debt issuance costs	137,385	137,099
Operating lease liabilities, net of current portion—sites trading less than one year	90,081	68,762
Operating lease liabilities, net of current portion—sites trading more than one year	1,210,637	1,234,140
Finance lease liabilities	77,255	78,481
Financing obligation	76,900	76,624
Deferred revenue, net of current portion	23,697	30,057
Deferred tax liabilities	2,286	1,510
Non-current liabilities	23,699	5,941
Total non-current liabilities	2,298,808	2,268,190
Total liabilities	2,772,970	2,695,012
Commitments and contingencies (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Balance Sheets
As of December 29, 2024 and December 31, 2023

	As of
(in thousands, except for par value and share data)	December 29, 2024	December 31, 2023 (As Revised)
Shareholders’ equity
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 66,359,217 shares issued and 52,731,922 outstanding as of December 29, 2024 and 62,189,717 issued and 53,741,731 outstanding as of December 31, 2023; Class B common stock, $0.01 par value, 500,000,000 shares authorized, 141,500,385 shares issued and outstanding as of December 29, 2024 and December 31, 2023	2,079	2,057
Additional paid-in capital	1,246,584	1,231,941
Accumulated deficit	(1,539,500)	(1,376,532)
Accumulated other comprehensive income	35,174	29,641
Treasury stock, at cost; 13,627,295 shares as of December 29, 2024 and 10,467,120 shares as of December 31, 2023	(79,396)	(62,000)
Total shareholders’ equity attributable to Soho House & Co Inc.	(335,059)	(174,893)
Noncontrolling interest	5,601	7,740
Total shareholders’ equity	(329,458)	(167,153)
Total liabilities and shareholders’ equity	$2,443,512	$2,527,859

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Statements of Operations
For the Fiscal Years Ended December 29, 2024, December 31, 2023, and January 1, 2023

	For the Fiscal Year Ended
(in thousands except for per share data)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Revenues
Membership revenues	$418,026	$356,605	$272,809
In-House revenues	481,613	482,155	427,209
Other revenues	304,175	286,374	275,985
Total revenues	1,203,814	1,125,134	976,003
Operating expenses
In-House operating expenses (exclusive of depreciation and amortization of $63,072, $67,647 and $55,581 for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively)	(638,342)	(592,475)	(530,729)
Other operating expenses (exclusive of depreciation and amortization of $22,189, $29,632 $30,266 for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively)	(276,321)	(256,897)	(251,901)
General and administrative expenses (exclusive of depreciation and amortization of $16,260, $14,002 and $14,068 for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 respectively)	(152,922)	(143,583)	(123,435)
Pre-opening expenses	(15,626)	(18,679)	(14,078)
Depreciation and amortization	(101,521)	(111,281)	(99,915)
Share-based compensation	(16,023)	(20,230)	(27,681)
Foreign exchange gain (loss), net	(22,708)	36,196	(69,600)
Loss on impairment of long lived assets and intangible assets (Note 5, Note 8 and Note 9)	(32,345)	(47,772)	—
Loss on impairment of Goodwill (Note 9)	(6,204)	—	—
Other, net	(11,843)	(6,006)	(9,703)
Total operating expenses	(1,273,855)	(1,160,727)	(1,127,042)
Operating income (loss)	(70,041)	(35,593)	(151,039)
Other (expense) income
Interest expense, net	(83,531)	(84,136)	(71,518)
Gain (loss) on sale of property and other, net	(1,768)	(1,038)	390
Share of income (loss) of equity method investments	5,090	1,900	3,941
Total other expense, net	(80,209)	(83,274)	(67,187)
Loss before income taxes	(150,250)	(118,867)	(218,226)
Income tax (expense) benefit	(13,318)	(10,811)	(5,131)
Net loss	(163,568)	(129,678)	(223,357)
Net (income) loss attributable to non-controlling interests	600	(865)	(800)
Net loss attributable to Soho House & Co Inc.	$(162,968)	$(130,543)	$(224,157)
Net loss per share attributable to Class A and Class B common stock
Basic and diluted (Note 14)	$(0.84)	$(0.67)	$(1.12)
Weighted average shares outstanding:
Basic and diluted (Note 14)	195,160	195,590	199,985

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Statements of Comprehensive Loss
For the Fiscal Years Ended December 29, 2024, December 31, 2023, and January 1, 2023

	For the Fiscal Year End
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Net loss	$(163,568)	$(129,678)	$(223,357)
Other comprehensive income (loss)
Foreign currency translation adjustment	5,448	(25,077)	47,550
Comprehensive loss	(158,120)	(154,755)	(175,807)
Loss attributable to non-controlling interest	600	(865)	(800)
Foreign currency translation adjustment attributable to non-controlling interest	85	(205)	476
Total comprehensive loss attributable to Soho House & Co Inc.	$(157,435)	$(155,825)	$(176,131)

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
For the Fiscal Years Ended December 29, 2024, December 31, 2023, and January 1, 2023

(in thousands)	Common Stock	Additional Paid- In Capital	Accumulated Deficit (As Revised)	Accumulated Other Comprehensive Income (Loss) (As Revised)	Treasury Stock	Total Shareholders’ Deficit Attributable to Soho House & Co Inc. (As Revised)	Noncontrolling Interest (As Revised)	Total Shareholders’ (Deficit) Equity (As Revised)
As of January 2, 2022	$2,025	$1,189,044	$(1,021,832)	$6,897	$—	$176,134	$6,058	$182,192
Net income (loss)	—	—	(224,157)	—	—	(224,157)	800	(223,357)
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,206)	(1,206)
Purchase of noncontrolling interests in connection with the Soho Restaurants Acquisition	—	(1,884)	—	—	—	(1,884)	1,884	—
Shares repurchased	—		—	—	(50,000)	(50,000)	—	(50,000)
Share-based compensation, net of tax	12	26,195	—	—	—	26,207	—	26,207
Additional IPO costs	—	(269)	—	—	—	(269)	—	(269)
Net change in cumulative translation adjustment	—	—	—	48,026	—	48,026	(476)	47,550
As of January 1, 2023	$2,037	$1,213,086	$(1,245,989)	$54,923	$(50,000)	$(25,943)	$7,060	$(18,883)
Net (loss) income	—	—	(130,543)	—	—	(130,543)	865	(129,678)
Distributions to noncontrolling interest	—	—	—	—	—	—	(390)	(390)
Shares repurchased (Note 14)	—	—	—	—	(12,000)	(12,000)	—	(12,000)
Non-cash share-based compensation (Note 13)	20	18,855	—	—	—	18,875	—	18,875
Net change in cumulative translation adjustment	—	—	—	(25,282)	—	(25,282)	205	(25,077)
As of December 31, 2023	$2,057	$1,231,941	$(1,376,532)	$29,641	$(62,000)	$(174,893)	$7,740	$(167,153)
Net loss	—	—	(162,968)	—	—	(162,968)	(600)	(163,568)
Distributions to non-controlling interest	—	—	—	—	—	—	(1,454)	(1,454)
Shares repurchased (Note 14)	—	—	—	—	(17,396)	(17,396)	—	(17,396)
Non-cash share-based compensation (Note 13)	22	14,643	—	—	—	14,665	—	14,665
Net change in cumulative translation adjustment	—	—	—	5,533	—	5,533	(85)	5,448
As of December 29, 2024	$2,079	$1,246,584	$(1,539,500)	$35,174	$(79,396)	$(335,059)	$5,601	$(329,458)

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended December 29, 2024, December 31, 2023, and January 1, 2023

	For the Fiscal Year End
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Cash flows from operating activities
Net loss	$(163,568)	$(129,678)	$(223,357)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	101,521	111,281	99,915
Non-cash share-based compensation (Note 13)	14,665	18,875	26,207
Deferred tax expense (benefit)	(3,827)	(607)	237
Loss (gain) on sale of property and other, net	1,768	1,038	(390)
Loss on impairment of long lived assets and intangible assets (Note 5, Note 8, and Note 9)	32,345	47,772	—
Loss on impairment of Goodwill (Note 9)	6,204	—	—
Provision for write-down of inventories	—	6,827	—
Share of (income) loss of equity method investments	(5,090)	(1,900)	(3,941)
Amortization of debt issuance costs	2,795	2,808	4,315
Loss on debt extinguishment (Note 11)	—	3,278	—
PIK interest	31,827	39,300	36,254
Distributions from equity method investees	985	368	3,281
Foreign exchange loss (gain), net	22,708	(36,196)	69,600
Changes in assets and liabilities:
Accounts receivable	(21,267)	(13,807)	(24,280)
Inventories	2,551	(5,465)	(29,611)
Operating leases, net	1,738	(1,915)	25,190
Other operating assets	21,123	(16,994)	(38,771)
Deferred revenue	16,423	16,432	17,279
Accounts payable and accrued and other liabilities	26,776	5,571	49,935
Net cash provided by (used in) operating activities	89,677	46,988	11,863
Cash flows from investing activities
Purchase of property and equipment	(64,186)	(65,941)	(72,345)
Proceeds from sale of assets	—	1,368	926
Purchase of intangible assets	(17,746)	(17,938)	(21,672)
Repayment from equity method investees	10,695	—	—
Property and casualty insurance proceeds received	—	148	338
Net cash used in investing activities	(71,237)	(82,363)	(92,753)
Cash flows from financing activities
Repayment of borrowings (Note 11)	(1,777)	(117,790)	(736)
Payment for debt extinguishment costs (Note 11)	—	(1,686)	—
Issuance of related party loans	—	—	3,217
Proceeds from borrowings (Note 11)	1,105	140,000	105,795
Payments for debt issuance costs	—	(2,822)	(1,860)
Principal payments on finance leases	(383)	(407)	(528)
Principal payments on financing obligation	—	—	(1,578)
Distributions to non-controlling interest	(1,454)	(390)	(1,206)
Purchase of treasury stock, inclusive of commissions (Note 14)	(17,396)	(12,000)	(50,000)
Proceeds from initial public offering, net of offering costs (Note 1 and Note 2)	—	—	(269)
Net cash (used in)/provided by financing activities	(19,905)	4,905	52,835

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended December 29, 2024, December 31, 2023, and January 1, 2023

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(3,323)	2,968	(3,999)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(4,788)	(27,502)	(32,054)
Cash, cash equivalents and restricted cash
Beginning of year	161,106	188,608	220,662
End of year	$156,318	$161,106	$188,608
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	$152,716	$159,155	$180,680
Restricted cash	3,602	1,951	7,928
Cash, cash equivalents and restricted cash as of December 29, 2024, December 31, 2023 and January 1, 2023	$156,318	$161,106	$188,608
Supplemental disclosures:
Cash paid for interest, net of capitalized interest	$34,385	$32,254	$29,893
Cash paid for income taxes	3,768	5,541	585
Supplemental disclosures of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	75,039	124,779	133,743
Acquisitions of property and equipment under finance leases (Note 11)	179	33	12,315
Prepaid capital expenditures	6,338	—	—
Accrued capital expenditures as of December 29, 2024, December 31, 2023 and January 1, 2023	11,451	13,760	15,257

The accompanying notes are an integral part of these consolidated financial statements.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
1.	Nature of the Business
Soho House & Co Inc. (“SHCO”) is a global membership platform of physical and digital spaces that connects a vibrant, diverse group of members from across the world. Our members engage with us through our global portfolio of 45 Soho Houses, 8 Soho Works Clubs, The Ned in London, New York and Doha, The Line and Saguaro hotels in North America, Scorpios Beach Clubs in Mykonos and Bodrum, Soho Home, our interiors and lifestyle retail brand, and our digital channels.
The consolidated entity presented is referred to herein as “SHCO”, “we”, “us”, “our”, or the “Company”, as the context requires and unless otherwise noted.
2.	Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The preparation of the financial statements in conformity with US GAAP requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. The Company’s significant estimates relate to the valuation of financial instruments, equity method investments, the measurement of goodwill and intangible assets, contingent liabilities, income taxes, leases and long-lived assets. Although the estimates have been prepared using management’s best judgment and management believes that the estimates used are reasonable, actual results could differ from those estimates and such differences could be material.
We operate on a fiscal year calendar consisting of a 52-or 53-week period ending on the last Sunday in December or the first Sunday in January of the next calendar year. In a 52-week fiscal year, each quarter contains 13 weeks of operations; in a 53-week fiscal year, each of the first, second and third quarters includes 13 weeks of operations and the fourth quarter includes 14 weeks of operations.
Our 2024 fiscal year ended on December 29, 2024 (“Fiscal 2024”), 2023 fiscal year ended on December 31, 2023, (“Fiscal 2023”), and 2022 fiscal year ended on January 1, 2023 (“Fiscal 2022”). Fiscal 2024 was a 52-week year, Fiscal 2023 was a 52-week year and Fiscal 2022 was a 52-week year.
Revision of Prior Period Financial Statements in Fiscal 2024
On November 6, 2024, the Company announced that it is replacing legacy systems with a new modernized finance Enterprise Resource Planning (“ERP”) system to support its long-term success, controls, and strategic growth initiatives. In preparation for the systems upgrade, the Company has undertaken a number of initiatives including continuing to work with external consultants to support the review and assist in strengthening its internal controls and processes including reconciliations and completing the implementation of a new ERP system for its retail business in August 2024. Further, the Company is focused on continuing to bolster its Transformation and Finance teams including by hiring a Chief Transformation Officer (November 2024) to lead the ERP system implementation and hiring a number of personnel with a higher level of knowledge and experience with the application of US GAAP, internal audit and SOX compliance.
During the third quarter of Fiscal 2024, through the performance of these activities, management identified misstatements, as well as confirmed the financial statement impacts of previously identified uncorrected immaterial misstatements, in its previously issued consolidated financial statements as of and for the 52-week period ended December 31, 2023 (“Fiscal 2023”) and January 1, 2023 (“Fiscal 2022”); the unaudited condensed consolidated financial statements as of and for the 13-week periods ended March 31, 2024 (“Q1 2024”) and April 2, 2023 (“Q1 2023”); the unaudited condensed consolidated financial statements as of and for the 13-week and 26-week periods ended June 30, 2024 (“Q2 2024”) and July 2, 2023 (“Q2 2023”); and the unaudited condensed consolidated financial statements as of and for the 13-week and 39-week periods ended October 1, 2023 (“Q3 2023”). The Company believes

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
the misstatements identified through the performance of the activities above is related to manual processes and the existing material weaknesses in our control over financial reporting as described within this Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
The Company assessed the materiality of the errors, both individually and in aggregate, including as out of period corrections in the third quarter of fiscal 2024 as well as corrections to impacted prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections. While correction of these adjustments as out of period corrections would be material in aggregate to the third quarter of Fiscal 2024, the Company determined the impacts of these misstatements were not material to the financial statements for all prior periods identified and has accordingly revised the comparative amounts presented. For comparative purposes, the Company has made corrections to the consolidated financial statements and applicable notes for the prior periods presented in this Annual Report on Form 10-K. Refer to Note 20, Revision of Prior Period Financial Statements, for additional information on the misstatements identified and quantification of the impact of correcting the misstatements.
Going Concern
The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of 12 months after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we develop our Houses. During the fiscal year ended December 29, 2024, the Company incurred a consolidated net loss of $164 million. During the fiscal year ended December 29, 2024, the Company had positive cash flow from operations of $90 million. As of December 29, 2024, the Company had an accumulated deficit balance of $1,540 million. As of December 29, 2024, the Company had a cash and cash equivalents balance of $153 million, and a restricted cash balance of $4 million.
In assessing the going concern basis of preparation of the consolidated financial statements for the fiscal year ended December 29, 2024, we have taken into consideration detailed cash flow forecasts for the Company, the Company’s forecast compliance with bank covenants, and the timing of debt commitments within 12 months of the approval of these financial statements, and the continued availability of committed and accessible working capital to the Company.
We have considered the current global economic and political uncertainties, specifically including inflationary pressures on consumables purchased and wages, and the Company has factored these in when it undertook an assessment of the cash flow forecasts covering a period of at least 12 months from the date these financial statements are issued. Cash flow forecasts have been prepared based on a range of scenarios including, but not limited to, no further debt or equity funding, repayment of existing short-term debt, macro-economic dynamics, cost reductions, both limited and extensive, and a combination of these different scenarios.
We believe that the completed working capital events, our projected cash flows and the actions available to management to further control expenditure (particularly in respect of timing of capital works and labor costs), as necessary, provide the Company with sufficient working capital (including cash and cash equivalents) to mitigate the impact of inflationary pressures and consumer confidences, subject to the following key factors:
•	the level of in-House sales activity (primarily sales of food and beverage) that, even after opening, may be subject to operational constraints connected with a re-emergence of any restrictions;
•	the continued high level of membership retention and renewals, together with members continuing their current spending patterns; and
•	the implementation, and timely deployment, of cost containment and reductions measures that are aligned with the anticipated levels of capacity.
Furthermore, the Company has access to an undrawn revolving credit facility of £75 million ($94 million), refer to Note 11, Debt, for additional information.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
This, together with the Company’s wider sufficient financial resources, an established business model, access to capital and the measures that have been put in place to control costs, mean that we believe that the Company is able to continue in operational existence, meet its liabilities as they fall due, operate within its existing facilities, and meet all of its covenant requirements for a period of at least 12 months from the date these financial statements are issued.
Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing the consolidated financial statements for the fiscal year ended December 29, 2024.
Accumulated Other Comprehensive Income
The entire balance of accumulated other comprehensive income is related to the cumulative translation adjustment in each of the periods presented. The changes in the balance of accumulated other comprehensive income are attributable solely to the net change in the cumulative translation adjustment in each of the periods presented, and include the error correction described above during fiscal 2024.
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of Soho House & Co Inc. and its subsidiaries, as well as certain consolidated variable interest entities (“VIEs”) for which the Company is considered the primary beneficiary (see Note 3, Consolidated Variable Interest Entities, for additional information). Other parties’ interests in entities that the Company consolidates are reported as noncontrolling interests within shareholders’ (deficit) equity. Net loss and each component of other comprehensive loss are attributed to the owners of the Company and to any noncontrolling interests. All intra-company assets and liabilities, equity, income, expenses and cash flows are eliminated in full on consolidation.
Equity Method Investments
The Company’s equity method investments consist of investments in which the Company does not control the investee but can exert significant influence over the financial and operating policies, as well as joint ventures where there is joint control (and in both cases if the investee is a VIE, where the Company is not the primary beneficiary of the VIE). The ability to exert significant influence is generally considered to exist when the Company owns between 20% and 50% of voting equity securities of the investee, in the case of corporate entities.
When the Company sells an interest in a subsidiary which then becomes an equity method investment, the retained interest is remeasured at fair value.
Investments are initially recognized at cost when purchased for cash, or at the fair value of shares received when acquired. The investments are subsequently carried at cost adjusted for the Company’s share of net income or loss and other changes in comprehensive income (loss) of the joint venture, less any dividends or distributions received by the Company. The investments are presented as equity method investments in the consolidated balance sheets. Income or loss from these investments is recorded as a separate line item in the consolidated statements of operations. Intercompany profits or losses associated with the Company’s equity method investments are eliminated until realized by the investee in transactions with third parties. Where distributions from equity-method investees and the Company’s share of investee losses are in excess of the carrying amount of the investment (including, where applicable, advances made by the Company to the investee), after the Company’s equity-method investment balance is reduced to zero, additional losses are recognized to the extent that the Company has guaranteed the investee’s obligations or has otherwise incurred legal or constructive obligations or has made payments on behalf of the investee.
The Company considers whether its equity method investments are impaired when events or circumstances suggest that the carrying amount may not be recoverable. An impairment charge is recognized in the consolidated statements of operations for a decline in value that is determined to be other-than-temporary. Once a determination is made that an other-than-temporary impairment exists, the investment is written down to its fair value. There were no other-than-temporary impairments recorded during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Variable Interest Entities
The Company analyzes its variable interests, including loans, guarantees, and equity investments, to determine if the entity in which the Company has a variable interest is a VIE. For those entities determined to be VIEs a quantitative and qualitative analysis is performed to determine if the Company will be deemed the primary beneficiary. The primary beneficiary of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE. A controlling financial interest is defined as one that has i) the power to direct the activities of the VIE that most significantly impact its economic performance and ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.
In evaluating whether the Company has the power to direct the activities of a VIE that most significantly impact its economic performance, the Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and the relevant development, ownership interest, operating, management and financial agreements. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affect the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.
The Company consolidates those entities in which it is determined to be the primary beneficiary. If the Company is not determined to be the primary beneficiary but can exercise significant influence over these entities, these investments are accounted for under the equity method of accounting.
Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by customers and financial counterparties. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents, restricted cash, accounts receivable, and other receivables.
The Company maintains cash, cash equivalents, and restricted cash with major financial institutions. The Company’s cash, cash equivalents, and restricted cash consist of bank deposits held with banks that, at times, exceed federally insured limits. The Company limits its credit risk by dealing with counterparties that are considered to be of high credit quality.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits, and all highly liquid investments with original maturities, when purchased, of three months or less.
Restricted Cash
Restricted cash represents cash that is not available to the Company due to restrictions related to its use. As of December 29, 2024 and December 31, 2023, the Company holds restricted cash related to its financing arrangements for the Soho Beach House in Miami.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable include amounts due from customers and development partners in connection with the Company’s in-house design and other development related services whereby the Company extends credit, generally without requiring collateral, based on its evaluation of the customer’s or development partner’s financial condition. Accounts receivable also include amounts due from customers, guests and members relating to services rendered. Any allowance for doubtful accounts includes management’s estimate of the amounts expected to be uncollectible on specific accounts receivable, taking into account the creditworthiness of the counterparty, the aging of the outstanding balance, and historical recoverability patterns. Allowance for doubtful accounts was $3 million as of December 29, 2024 and $2 million as of December 31, 2023.
While the Company has a concentration of credit risk in relation to certain customers, this risk is mitigated by payments on account and credit checks on customers. Typically, accounts receivable have terms ranging from 0-60 days and do

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
not bear interest. As of December 29, 2024 and December 31, 2023, there were no customers which individually accounted for more than 10% of trade receivables; there were no customers which individually accounted for more than 10% of revenue during the fiscal years then ended.
ASC Topic 326 requires organizations to estimate expected credit losses over the life of financial assets. However, receivables between entities under common control are excluded from this requirement. Accordingly, the outstanding receivable of $28 million and $13 million as of December 29, 2024 and December 31, 2023, respectively, related to the hotel management agreements with Yucaipa and its affiliates, are excluded from the scope of ASC Topic 326. Refer to Note 19 Related party for further information.
Inventories
Inventories are valued at the lower of cost or net realizable value and cost is determined using a weighted-average cost method. Inventories primarily consist of finished goods for the Company’s Retail operations, which are externally sourced, as well as service stock and supplies (primarily food and beverage). Finished goods totaled $31 million and $34 million as of December 29, 2024 and December 31, 2023, respectively. Service stock and supplies totaled $23 million and $24 million as of December 29, 2024 and December 31, 2023, respectively. The Company records a reserve for obsolete or unusable inventory, where applicable. The reserve was $2 million and $2 million as of December 29, 2024 and December 31, 2023, respectively. Note that the reserve of $2 million, as of December 31, 2023, excludes the $5 million reserve as a result of the Cowshed brand licensing agreement, described below, meaning the total reserve was $7 million.
In November 2023, the Company entered into a 10-year licensing agreement with a third party to manufacture and distribute the Company’s Cowshed brand, commencing January 1, 2024. This has restricted the Company’s ability to sell certain inventories it acquired prior to entering into the agreement. As such, during Fiscal 2023, the Company provided in full for the $5 million of inventory it is unable to recover as a result of entering into the agreement. This is presented within other, net in the consolidated statement of operations for Fiscal 2023.
Property and Equipment
Property and equipment relate to buildings for owned Houses, leasehold improvements for leased Houses, fixtures and fittings and other office equipment. Property and equipment are recorded at cost, or if acquired in a business combination, at fair value as of the acquisition date, less accumulated depreciation. Costs of improvements that extend the economic life or improve service potential are capitalized. Capitalized costs are depreciated over the assets’ estimated useful lives. Costs for normal repairs and maintenance are expensed as incurred. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated in the year of disposal, with resulting gains or losses included in gain (loss) on sale of property and other, net in the consolidated statements of operations.
Depreciation is recorded using the straight-line method over the assets’ estimated useful lives, which are generally as follows:

Buildings	50-100 years*
Leasehold improvements	Lesser of useful life or remaining lease term
Fixtures and fittings	2-5 years
Office equipment and other	2-4 years
Finance lease property	Reasonably assured lease term

Depreciation expense is included in depreciation and amortization in the accompanying consolidated statements of operations.
Assets under construction relate mainly to the build out of future Houses, are stated at cost and depreciation begins when the asset is placed in service. For property under construction, the Company capitalizes all specifically identifiable costs related to development activities, as well as interest costs incurred while activities necessary to get the property ready for its intended use are in progress. During the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, there was no capitalized interest.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
* The Company wholly owns three buildings, Soho Beach House Miami, USA; High Road House, UK; and Babington House, UK, which is a 300-year-old Grade II* listed (by the Historic Buildings and Monuments Commission England and Wales) manor house. Babington House is the only building that the Company depreciates over 100 years, because of its historical significance and status as a listed building.
Impairment of Property and Equipment and Other Long-Lived Assets
The Company reviews its property and equipment and other long-lived assets for impairment indicators at each reporting date. Impairment losses are required to be recorded for long-lived assets held and used by the Company when indicators of impairment are present and the carrying value of the assets exceeds the future undiscounted cash flows estimated to be generated by those assets. When an asset group held and used by the Company is determined to be impaired, the related carrying amount of the asset is adjusted to its estimated fair value. Recoverability of long-lived assets is measured by comparison of (i) the carrying amount of assets against (ii) the future undiscounted cash flows that the assets are expected to generate over their remaining lives. If the carrying amount of the assets is not recoverable, the amount of impairment, if any, is measured as the difference between the carrying value and the fair value of the impaired assets. If the Company determines that the remaining useful life is shorter than originally estimated, it amortizes the remaining carrying value over the new shorter useful life.
The Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net) during the fiscal year ended December 29, 2024. During the third quarter of 2024, the Company identified a triggering impairment event due to the continued challenges in the cost of real estate and the decreased performance of various Soho Works locations in the USA. The Company performed an impairment analysis on four Soho Work sites in the United States. As a result of the third quarter 2024 analysis, a $14 million non-cash impairment charge was recorded in The Americas segment for these Soho Works sites. The high property costs associated with these locations being the primary factor of the asset impairment. The Company also identified a triggering impairment event in one of their UK restaurant sites. The non-cash impairment charge in the UK segment for the UK restaurant site was $1 million. The non-cash impairment charge is included in impairments of assets in the consolidated statement of operations for the fiscal year ended December 29, 2024.
The Company recognized $48 million of impairment losses on long-lived assets (comprised of $32 million in respect of Operating lease assets and $16 million of Property and equipment, net) during the fiscal year ended December 31, 2023. During the fiscal year ended December 31, 2023, the Company performed an impairment analysis on five Soho Works sites primarily in the United States. As a result of the fourth quarter of fiscal 2023 analysis, a $39 million non-cash impairment charge was recorded in The Americas segment for these Soho Works sites. The high property costs associated with these locations being the primary factor of the asset impairment. The non-cash impairment charge is included in impairments of assets in the consolidated statement of operations for the fiscal year ended December 31, 2013. The UK and Europe and RoW segments also recorded non-cash impairments of $4 million and $5 million, respectively.
The primary assumptions, which requires a significant level of judgement, that affects the undiscounted cash flows determination is management’s estimate of future revenues, operating margins, economic conditions and changes in the operating environment. The forecasts used in the impairment assessments were developed by management based on projected revenues derived largely from forecasted member attendance. Management also makes estimates on the expected costs and the expected operating lease costs. Changes in these assumptions could have a significant impact on the recoverability of the assets and may result in additional impairment charges.
Changes in the membership, operating margins and economic growth and the contracted operating rental costs beyond what has already been assumed in the assessments could cause management to revise the forecast and assumptions. Unfavorable revisions to these assumptions or estimates could possibly result in further impairment of some or all of the assets.
No impairment losses were recorded for the fiscal year ended January 1, 2023.
Business Combinations
The Company accounts for its business combinations using the acquisition method of accounting. The consideration transferred in a business combination is measured as the aggregate of the acquisition date fair values of the assets

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
transferred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable tangible and intangible assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total consideration transferred, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the consideration transferred is less than the fair value of the net assets of the acquiree, the difference is recognized directly in the consolidated statements of operations as a gain. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed.
Transactions between entities under common control are excluded from the scope of the business combinations guidance. The Company accounts for transfers of assets, net assets or equity interests between entities under common control prospectively at the parent’s carrying values.
Intangible Assets with Finite Useful Lives
The Company has certain finite lived intangible assets that were initially recorded at their fair values. These intangible assets consist primarily of brand names, membership lists, hotel management agreements, internally developed software and trademarks. Intangible assets with finite useful lives, which have a weighted-average life of 15 years, are amortized using the straight-line method over their estimated useful lives.
All finite lived intangible assets are reviewed for impairment when circumstances indicate that their carrying amounts may not be recoverable; for example, when there are material adverse changes in projected revenues or expenses, significant underperformance relative to historical or projected operating results, or significant negative industry or economic trends. The Company evaluates recoverability of a finite lived intangible asset by comparing its carrying value to its estimated fair value, which is determined through the income approach, the market approach or another appropriate method based on the circumstances. If a finite lived intangible asset’s estimated current fair value is less than its respective carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss in the consolidated statements of operations.
The Company recognized $18 million of impairment on intangible assets within loss on impairment of long-lived assets on the consolidated statement of operations for the fiscal year ended December 29, 2024. This was related to the termination of two hotel management contracts and impairment on four LINE and Saguaro hotel management contracts during the fiscal year ended December 29, 2024. No impairment losses were recorded during the fiscal years ended December 31, 2023, and January 1, 2023.
Costs incurred during the application development stage for internal-use software are capitalized. Capitalized website development costs and internal-use software costs are amortized using the straight-line amortization method over the estimated useful life of the software.
Goodwill
In January 2012, affiliates of the Yucaipa Companies, LLC acquired 58.9% of the outstanding equity interests of the entity which subsequently became Soho House Holdings Limited through a series of transactions. The acquisition was accounted for using the acquisition method of accounting, which resulted in a new basis for the assets acquired and liabilities assumed and the recognition of goodwill. In addition, the Company recognized goodwill as a result of the acquisition of a business in Mykonos, Greece during the fiscal year ended December 29, 2019, as well as the acquisition of a controlling interest in Soho House Cipura (Miami), LLC (“Cipura”) and the companies that together operate existing and future “The LINE” and “Saguaro” hotels in the United States during the fiscal year ended January 2, 2022.
Goodwill is not amortized, but instead is tested for impairment annually. The Company assesses goodwill for potential impairment on the first day of the fourth fiscal quarter, or during the year if an event or other circumstances indicate that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. A reporting unit is an operating segment or one level below the operating segment level, which is referred to as a component. The Company identifies its reporting units by assessing whether components (i) have discrete financial information available; (ii) engage in business activities; and (iii) have a segment manager who regularly reviews the component’s

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
operating results. Net assets and goodwill of acquired businesses are allocated to the reporting unit(s) associated with the acquired business based on the anticipated organizational structure of the combined entities. If two or more components are deemed economically similar, those components are aggregated into one reporting unit when performing the annual goodwill impairment review. As of December 29, 2024 and December 31, 2023, the Company had seven reporting units with a goodwill balance.
In evaluating goodwill for impairment, the Company may first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Qualitative factors that the Company considers include, for example, macroeconomic and industry conditions, overall financial performance, and other relevant entity-specific events. If the Company bypasses the qualitative assessment or concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment test is performed to identify potential goodwill impairment and measure the amount of goodwill impairment that will be recognized, if any.
When performing the quantitative goodwill impairment test, the Company compares the estimated fair value of each of its reporting units with their respective carrying values. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired. If, however, the estimated fair value of a reporting unit is less than its carrying amount, the excess of the carrying value of the reporting unit over its fair value is recognized as a goodwill impairment. When performing a quantitative goodwill impairment assessment, the estimated fair value of a reporting unit is calculated using the income approach and the market approach. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected net working capital and capital expenditure requirements; and estimated discount rates. For the market approach, the Company relies upon valuation multiples derived from stock prices and enterprise values of publicly-traded companies that are comparable to the reporting units being evaluated.
While the Company tests its goodwill for impairment at least annually, it will test its goodwill for impairment if an event occurs or circumstances change which are considered to be a triggering event that would more likely than not reduce a reporting unit’s fair value below its carrying amount. In Fiscal 2024, the Company performed a quantitative impairment assessment for seven reporting units; based on these assessments, the Company determined that $6 million goodwill impairment existed for two reporting units, LINE and Saguaro and Soho Roc House. For additional information about goodwill, see Note 9. In Fiscal 2023, the Company performed a qualitative goodwill assessment and concluded it was more likely than not that the fair value of the Company’s reporting units which carry goodwill exceeds their respective carrying amounts. In Fiscal 2022, the Company performed a quantitative impairment assessment for seven reporting units; based on these assessments, the Company determined that no goodwill impairment existed.
Leases
The Company has entered into lease agreements for its Houses, hotels, restaurants, spas and other properties. The Company accounts for its leases under ASC 842 Leases (Topic 842).
The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if the leases are modified. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using a portfolio approach based on the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.
Rent expense for operating leases is recognized net of sublease income on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in other in-house operating expenses and other operating expenses in the consolidated statements of operations.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The Company recognizes the amortization of the right-of-use asset for its finance leases on a straight-line basis over the reasonably assured lease term in depreciation and amortization in the consolidated statements of operations. The interest expense related to finance leases is recognized using the effective interest method and is included within interest expense, net.
For all leases, rent payments that are based on a fixed index or rate at the lease commencement date are included in the measurement of right-of-use assets and lease liabilities at the lease commencement date. Rent payments that vary based on the outcome of future indices, rates, or the Company’s revenues are expensed in the period incurred.
The Company has previously elected the practical expedient to not separate lease and non-lease components. The Company’s non-lease components are primarily related to property maintenance, which varies based on future outcomes, and thus is recognized in rent expense when incurred. In addition, the Company elected to exclude short-term leases, or leases with a term of 12 months or less that do not contain a purchase option that the Company is reasonably certain to exercise, from the right-of-use asset and lease liability balances.
Sale Leaseback Transactions
The Company accounts for a transaction as a sale of an asset and a leaseback of that asset only if the buyer-lessor obtains control of the asset in accordance with the provisions of ASC 606, Revenue from Contracts with Customers (Topic 606). In these circumstances, the Company (as the seller-lessee) derecognizes the carrying amount of the asset, recognizes the transaction price for the sale, and accounts for the lease in accordance with Topic 842. When a sale and leaseback transaction does not qualify for sale accounting, the Company does not derecognize the underlying asset and accounts for the transaction as a financing obligation.
Debt Issuance Costs
Debt issuance costs relate to the Company’s debt instruments. These costs are reflected as a deduction from the carrying amount of the related debt instrument, with the exception of the Company’s Revolving Credit Facility, for which debt issuance costs are reflected as a current asset following repayment in full of the amount drawn under the facility during the fiscal year ended January 2, 2022. Debt issuance costs are deferred and amortized over the term of the related debt instrument using the effective interest method. As of December 29, 2024 and December 31, 2023, these costs totaled $8 million (including $1 million presented within prepaid expenses and other current assets) and $11 million (including $1 million presented within prepaid expenses and other current assets), respectively. Amortization expense associated with debt issuance costs (excluding write-offs recognized upon extinguishment of debt), which is included within interest expense, net, totaled $3 million, $3 million, and $4 million for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively.
Fair Value Measurements
The Company has various financial instruments measured at fair value on a periodic basis for disclosure purposes. See Note 12, Fair Value Measurements, for further information. The Company also applies the fair value measurement framework to various nonrecurring measurements for its financial and nonfinancial assets and liabilities.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (an exit price). The Company uses the three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability and may be considered observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-tier hierarchy of inputs is summarized below.
Level 1 Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Level 2 Valuation is based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
Level 3 Valuation is based upon other unobservable inputs that are significant to the fair value measurement.
The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety. Proper classification of fair value measurements within the valuation hierarchy is considered each reporting period. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.
Revenue Recognition
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for purposes of recognizing revenue. The majority of the Company’s contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. There is no variable consideration or obligations for returns or refunds, and no other related obligations in the Company’s contracts.
Payment terms and conditions vary by contract type and may include a requirement of payment typically up to 60 days (as described further below). In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined its contracts do not include a significant financing component.
The Company’s revenues are primarily derived from the following sources and are recognized when or as the Company satisfies a performance obligation by transferring a good or service to a customer.
Membership Revenues
Membership revenues are comprised of annual membership fees and one-time initial registration fees.
Memberships are offered on an annual basis for access to Houses or to Soho Works locations. Annual membership fees are paid annually, quarterly or monthly and are deferred and recognized over the term to which the payment relates. Revenue is measured based on the amount invoiced for the member’s annual membership fee. The current portion of deferred revenue relates primarily to annual membership fees. There is no non-current deferred revenue relating to annual membership fees.
One-time registration fees are non-refundable and are invoiced to the member on their acceptance of membership. Such registration fees are recognized as non-current deferred revenue upon payment, and are recognized as revenue over the estimated average membership life of 20 years. Registration fees of $2 million, $2 million, and $2 million were recognized as revenue in the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 respectively. As of December 29, 2024 and December 31, 2023, current deferred revenue related to one-time registration fees totaled $2 million and $2 million, respectively, and non-current deferred revenue related to such fees totaled $24 million and $30 million, respectively.
House Introduction Credits
New members admitted on or after April 4, 2022 are required, in the majority of regions we operate, to purchase House Introduction Credits (“House Introduction Credits”) as part of their membership, instead of one-time registration fees. House Introduction Credits are credits of an equivalent value to cash within Houses and are redeemable against purchases of food and beverage items and bedroom stays at the Houses. House Introduction Credits expire after three months from the date of issuance, where legally permitted in the regions we operate, if not utilized or if the Company terminates a member’s House membership. House Introduction Credits are recognized upon issuance as deferred revenue on our consolidated balance sheets. Revenue from House Introduction Credits are recognized as In-House revenues when redeemed by members, and as breakage revenue within Membership revenues upon expiration, which is generally a period of three months, or earlier in the period when we are able to reliably estimate expected breakage to the extent that they are unredeemed and further redemption is deemed remote.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
In-House Revenues
In-House revenues represent all revenues generated within our Houses and primarily include revenues from food and beverage, accommodation, and spa products and treatments.
Revenue from food and beverage sales in the Company’s Houses is measured based on the amount invoiced for food and beverage purchased by the customer. Revenues are recognized when the goods are consumed. Payment is collected from the customer at the same time as the performance obligation is satisfied and, therefore, there are no material receivables, contract assets or contract liabilities related to food and beverage sales.
Hotel accommodation revenue is recognized when the rooms are occupied. Revenue is measured based on the amount invoiced for the room as specified in the contract when the room booking is made. Deposits received in advance of the hotel accommodation are deferred as contract liabilities and recognized as revenue when the customer occupies the room. As of December 29, 2024 and December 31, 2023, advance deposits of $12 million and $13 million, respectively, were recorded as accrued liabilities on the consolidated balance sheets.
Retail sales represent sales of goods and services, including from spas and cinema properties. Revenue from these transactions is recognized at the point in time when the goods and services have been delivered or rendered. Sales made online include shipping revenue and are recognized on dispatch to the customer. Payment terms with respect to retail sales and wholesale sales range from immediate payment at point of sale up to approximately 60 days. Amounts invoiced to customers for completed sales are recorded within accounts receivable on the consolidated balance sheets.
Other Revenues
Other revenues include all revenues that are not generated within our Houses. This includes revenues from Scorpios, Soho Works and our stand-alone restaurants, procurement fees from Soho House Design (“SHD”), Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from The Ned and The LINE and Saguaro hotels. For further information regarding the Company’s management agreement with The Ned, refer to Note 3, Consolidated Variable Interest Entities.
Revenue recognized from Soho House Design totaled $7 million, $10 million, and $22 million for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively. Some of SHD’s design services are provided as part of the Company’s in-house development activities, including to certain related parties as described in Note 19, Related Party Transactions. The percentage of Soho House Design revenues relating to design contracts from unaffiliated third parties was 70%, 85% and 41% during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 respectively.
Design contracts consist of a single performance obligation which is satisfied over time as the design and build work is completed and verified by third party contractors against specified contract milestones (output method of progress). The Company invoices for the work completed in accordance with the payment terms of the customer’s contract.
Sponsorship income, also referred to as partnership income, is recognized upon the successful completion of the related event. Food and beverage sales from restaurants not located in one of the Company’s Houses or hotels are recognized in a manner similar to In-House food and beverage sales, as previously described.
Practical Expedients
The Company applies the practical expedient not to disclose the amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue. In addition, the Company applies the practical expedient and does not disclose information about remaining performance obligations for contracts that have original expected durations of one year or less.
In-House Operating Expenses and Other Operating Expenses
In-House operating expenses represent the cost of sales of our In-House revenues and consist primarily of the cost of food and beverage products, employee-related costs for In-House staff members, rent expense, and utility costs. Other operating expenses represent the cost of sales of our Other revenues and consist primarily of the cost of retail products, food and beverage product costs associated with non-House restaurant operations, and employee-related costs for non-House staff members.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Government Grants
Government grants are recognized when there is reasonable assurance that cash will be received and that conditions attached to the grant have been met. Where the grant relates to reimbursement of specific costs that have been incurred, the grant is presented as a reduction of that specific expense. During the fiscal year ended December 29, 2024, government grants totaled $3 million and were presented as a reduction of payroll expenses within In-House operating expenses ($2 million) on the consolidated statements of operations. In addition, during the fiscal year ended December 29, 2024 government grants of less than $1 million were included within In-House revenues.
Government grants totaled $5 million during the fiscal year ended December 31, 2023 and are presented as a reduction of payroll expenses within In-House operating expenses ($2 million) and other operating expenses ($1 million) on the consolidated statements of operations. In addition, during the fiscal year ended December 31, 2023 government grants of $2 million were included within In-House revenues. During the fiscal year ended January 1, 2023, government grants totaled $5 million and were presented as a reduction of payroll expenses within In-House operating expenses ($5 million), other operating expenses (less than $1 million) on the consolidated statements of operations.
Interest Expense
Interest expense is charged to the consolidated statements of operations over the term of the debt such that the amount charged is at a constant rate on the carrying amount (i.e., using the effective interest method). Interest expense includes the amortization of debt issuance costs, which are initially recognized as a reduction in the proceeds of the associated debt instrument, and interest expense on finance leases.
Business Interruption and Other Insurance Claims
The Company maintains insurance policies to cover business interruption and property damage with terms that it believes to be adequate and appropriate. When the Company receives proceeds from the insurance claim in connection with property damage, which reimburses the replacement cost for repair or replacement of damaged assets, the proceeds are recognized as a reduction against the value of the assets written off. Business interruption proceeds which reimburse the time-element of actual costs and lost profits following damage to property are recognized as non-operating income. Business interruption proceeds related to the cost to expedite repairs, retention pay to workers temporarily displaced, and additional expenses to stay in business following damage to property are recognized as a reduction of the related expense line item. If there are any outstanding receivables in respect of insurance recoveries, they are recognized only when the Company deems collection to be virtually certain.
Income Taxes
Significant judgment is involved in determining the provision for income taxes. There are certain transactions for which the ultimate tax determination is unclear due to uncertainty in the ordinary course of business. The Company recognizes tax liabilities based on its assessment of whether its tax return positions are supportable, and more likely than not to be sustained, based on the technical merits and assuming the position will be examined by the relevant taxing authority that has full knowledge of all relevant information. Where the Company has determined that its tax return filing position does not satisfy the more likely than not recognition threshold, the Company will record an uncertain tax position. Each period the Company assesses uncertain tax positions for recognition, measurement and effective settlement. The Company recognizes accrued interest and penalties for any unrecognized tax benefits as a component of income tax (benefit) expense.
Income tax (benefit) expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between carrying values of assets and liabilities used for financial reporting purposes and amounts used for taxation purposes and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction,

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax (benefit) expense in the period in which such determination is made.
The amount of deferred tax recognized in any period is based on tax rates enacted as of the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted. The Company classifies all deferred tax assets and liabilities, including any related valuation allowance, as non-current on the consolidated balance sheets.
Indirect Taxes
The Company remits sales, value added and other indirect taxes to various taxing jurisdictions as a result of revenue earned from the sale of products and services to customers. Specific sales tax rates applicable to the Company’s products and services vary by taxing jurisdiction. The Company records sales, value added and other indirect taxes as liabilities when incurred. Revenue is recognized net of sales, value added and other indirect taxes.
Foreign Currency and Operations
The functional currency is the currency of the primary economic environment in which an entity’s operations are conducted. The functional currency of the Company’s subsidiaries is generally the same as their local currency. The Company translates the financial statements of its subsidiaries into the presentation currency using exchange rates in effect on the balance sheet date for assets and liabilities and average exchange rates for the period for statement of operations accounts, with the difference recognized in accumulated other comprehensive (loss) income. The following exchange rates were used to translate the financial statements of the Company and its foreign subsidiaries into USD:

	As of
	December 29, 2024	December 31, 2023
Great Britain pound sterling	$1.26	$1.27
Canadian dollar	0.69	0.76
Euro	1.04	1.10
Hong Kong dollar	0.13	0.13
Israeli new shekel	0.27	0.28
Danish krone	0.14	0.15
Swedish krona	0.09	0.10
Mexican peso	0.05	0.06
Qatari riyal	0.27	0.27
Thai baht	0.03	0.03
Brazilian real	0.16	0.21
Turkish lira	0.03	N/A

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023	January 1, 2023
Great Britain pound sterling	$1.28	$1.24	$1.23
Canadian dollar	0.73	0.74	0.77
Euro	1.08	1.08	1.05
Hong Kong dollar	0.13	0.13	0.13
Israeli new shekel	0.27	0.27	0.30
Danish krone	0.14	0.15	0.14
Swedish krona	0.09	0.09	0.10
Mexican peso	0.05	0.06	0.05
Qatari riyal	0.27	0.27	0.28
Thai baht	0.03	0.03	N/A

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023	January 1, 2023
Brazilian real	0.19	0.20	N/A
Turkish lira	0.02	N/A	N/A

Foreign currency transaction gains and losses are included in other in the consolidated statements of operations. The Company recorded foreign currency transaction net loss of $23 million, net gain of $36 million, and net losses of $70 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
Pre-Opening Expenses
Pre-opening expenses include costs associated with the acquisition, opening, conversion and initial setup of new and converted sites, including rent, overhead expenses, pre-opening marketing and incremental wages to support the “ramp up” period of time to support the site in the initial period following opening. Expenses may also be included for unopened or partially opened sites, which, from time to time, may be over an extended time period if there are delays in site opening or the original requirements and planned usage of the site changes. These costs are expensed as incurred and are included in pre-opening expenses in the consolidated statements of operations. The entire balance of these costs is related to pre-opening and related activities for our sites in each of the periods presented.
Share-Based Compensation
Share-based compensation is measured at the estimated fair value of the award on the grant date and recognized as an expense on a straight-line basis over the vesting period of the award. The Company does not reduce share-based compensation for an estimate of forfeitures and will account for forfeitures when they occur. In order to determine the grant date fair value of awards granted prior to IPO, the Company applied the Black-Scholes option-pricing valuation model. The determination of fair value of these awards is subjective and involves estimates and assumptions including expected term of the awards, volatility of the Company’s shares, expected dividend yield, and the risk-free rate. The Company uses the closing stock price on the date of grant to determine the grant date fair value for restricted stock units (“RSUs”) and performance stock units (“PSUs”).
Share-based compensation expense is recorded within general and administrative expense in the consolidated statements of operations. See Note 13, Share-Based Compensation, for additional information.
Limited reorganization of support and operations functions
During the fiscal year ended December 29, 2024, the Company engaged in a limited reorganization of its support and operations functions following a change in the Company’s senior leadership. This resulted in the termination of employees in our support and operations teams. The amount recognized as an expense in fiscal year ended December 29, 2024, in other expenses, net, was $7 million. This obligation has been settled as of December 29, 2024.
Net Loss per Share
The Company computes net loss per share using the two-class method. As the liquidation and dividend rights are identical, the undistributed earnings or losses are allocated on a proportionate basis to each class of common stock, and the resulting basic and diluted loss per share attributable to common stockholders are therefore the same for Class A common stock and Class B common stock. Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share is based on the weighted-average number of common shares outstanding for the period and respective share equivalents outstanding at the end of the period, unless the effect is anti-dilutive. An anti-dilutive impact is a reduction in net loss per share resulting from the conversion, exercise, or contingent issuance of certain securities. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be anti-dilutive.
Commitments and Contingencies
The Company is subject to loss contingencies that arise out of operations in the normal course of business. Periodically, the Company reviews the status of each significant matter and assesses the potential financial exposure. If the potential

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
loss from any claim or legal proceeding is considered probable, and the amount can be reliably estimated, such amount is recognized in other liabilities on the consolidated balance sheets.
Contingent liabilities are measured at the Company’s best estimate of the expenditure required to settle the obligation as of the end of the reporting period. If there is no best estimate, an amount is recorded for the lowest amount of the range of potential outcomes. Refer to Note 15, Commitments and Contingencies, for more information.
Recently Adopted Standards
In June 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The Company adopted ASU 2020-06 effective January 1, 2024 on a prospective basis. The adoption of ASU 2020-06 did not have a material effect on the Company’s consolidated financial statements and related disclosures.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, Revenue from Contracts with Customers. The Company adopted ASU 2024-02 effective January 1, 2024 on a prospective basis. The adoption of ASU 2024-02 did not have a material effect on the Company’s consolidated financial statements and related disclosures as no business combination transactions have taken place since the Company adopted ASU 2024-02.
In August 2023, the FASB issues ASU 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The ASU permits reporting entities to elect to account for their tax equity investments, regardless of the tax credit program from which the income tax credits are received, using the proportional amortization method if certain conditions are met. The Company adopted ASU 2023-02 in Q1 2024. The adoption of ASU 2023-02 did not have a material effect on the Company’s consolidated financial statements and related disclosures.
In November 2023, the FASB issued ASU No 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The Company adopted ASU 2020-06 during the fiscal year ended December 29, 2024 on a retrospective basis, which resulted in additional segmental disclosures. For additional information see Note 18 - Segments.
Future Accounting Standards
In May 2023, the FASB issued ASU 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60), which requires a joint venture to initially measure all contributions received upon its formation at fair value. This accounting will largely be consistent with ASC 805, Business Combinations, although there are some specific exceptions. The new guidance should be applied prospectively and is effective for all newly-formed joint venture entities with a formation date on or after January 1, 2025, with early adoption permitted. Joint ventures formed prior to the adoption date may elect to apply the new guidance retrospectively back to their original formation date. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In October 2023, the FASB issued ASU No 2023-06, “Disclosure Agreements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative” (“ASU 2023-06”). ASU 2023-06 will align the disclosure and presentation requirements in the FASB Accounting Standards Codification with the SEC’s regulations. The amendments in ASU 2023-06 will be applied prospectively and are effective when the SEC removes the related requirements from Regulations S-X or S-K. Any amendments the SEC does not remove by June 30, 2027 will not be effective. The Company’s is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 expands disclosures in the rate reconciliation and requires disclosure of

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses emerging growth company status. Early adoption is permitted. ASU 2023-09 should be applied prospectively; however, retrospective application is permitted. The Company’s is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In March 2024, the FASB issued ASU No 2024-01, “Compensation - Stock Compensation (Topic 718): Scope application for profits interest and similar awards” (“ASU 2024-01”). This update adds an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether profits interest and similar awards (“profits interest awards”) should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses emerging growth company status. Early adoption is permitted. ASU 2024-01 should be applied retrospectively to all prior periods presented in the financial statements or prospectively. The Company’s is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In March 2024, the FASB issued ASU No 2024-02, “Codification Improvements - Amendments to Remove References to the Concepts Statements” (“ASU 2024-02”). ASU 2024-02 removes references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. ASU 2024-02 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses emerging growth company status. ASU 2024-02 can be applied prospectively or retrospectively. The Company’s is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU No 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures” (“ASU 2024-03”). ASU 2024-03 requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods within fiscal years beginning after December 15, 2027. ASU 2024-03 should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of ASU 2024-03 on its disclosures.
3.	Consolidated Variable Interest Entities
The Company determined that it is the primary beneficiary of the following material variable interest entities (“VIEs”):
Ned-Soho House, LLP
The Ned-Soho House, LLP joint venture maintains a management agreement to operate The Ned in London, which is owned by unconsolidated related parties to the Company. Management fees are recognized in other revenues in the consolidated statements of operations. The Company has a greater economic interest in Ned Soho House, LLP as compared to its related party venture partner and therefore the Company is determined to be the primary beneficiary.
Soho Works Limited
The Soho Works Limited (“SWL”) joint venture develops and operates Soho-branded, membership-based co-working spaces, with four sites currently in operation in the UK. The joint venture agreement relates to the UK only. The joint venture was formed on September 29, 2017 when the Company granted to two unrelated individuals an option to subscribe for 30% of the issued shares of SWL. The option has not yet been exercised and, consequently, the Company has 100% economic interest in SWL. Upon exercise of the option, the Company would have 70% economic interest in SWL. The options carry voting rights such that the Company and other joint venture partners each hold 50% of the voting rights in respect of shareholder resolutions and certain reserved matters as defined in the joint venture agreement. The Company is determined to be the primary beneficiary because it has the power to direct all significant activities of the joint venture.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following table summarizes the carrying amounts and classification of the consolidated VIEs’ assets and liabilities included in the consolidated balance sheets. The obligations of the consolidated VIEs are non-recourse to the Company, and the assets of the VIEs can be used only to settle those obligations.

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Cash and cash equivalents	$2,528	$6,482
Accounts receivable	12,082	4,530
Inventories	4	15
Prepaid expenses and other current assets	5,380	3,354
Total current assets	19,994	14,381
Property and equipment, net	25,268	29,001
Operating lease assets	95,618	103,146
Other intangible assets, net	251	314
Other non-current assets	189	7,443
Total assets	141,320	154,285
Accounts payable	1,899	1,070
Accrued liabilities	7,072	4,050
Indirect and employee taxes payable	1,918	1,231
Current portion of debt, net of debt issuance costs	28,710	27,715
Current portion of operating lease liabilities - sites trading more than one year	6,689	6,250
Other current liabilities	210	6,770
Total current liabilities	46,498	47,086
Operating lease liabilities, net of current portion - sites trading more than one year	107,838	116,251
Total liabilities	154,336	163,337
Net assets (liabilities)	$(13,016)	$(9,052)

4.	Equity Method Investments
The Company maintains a portfolio of equity method investments owned through noncontrolling interests in investments with one or more partners. During Fiscal 2024 the Company received a payment of capital of $11 million from its Mimea XXI, S.L.U. joint venture which operates Soho House Barcelona (Spain). Equity method investment ownership interests in each of the periods presented in these consolidated financial statements are as follows:

	Ownership Interest (Percentage)
Equity Method Investment*	December 29, 2024	December 31, 2023	January 1, 2023
Soho House Toronto (House)**
Soho House Toronto Partnership	50	50	50
139 Ludlow Street New York (Property)
139 Ludlow Acquisition, LLC	33.3	33.3	33.3
56-60 Redchurch Street, London (Property and Hotel)**
Raycliff Red LLP	50	50	50
Raycliff Shoreditch Holdings LLP	50	50	50
Redchurch Partner Limited	50	50	50

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	Ownership Interest (Percentage)
Equity Method Investment*	December 29, 2024	December 31, 2023	January 1, 2023
Soho House Barcelona (Property and House)
Mimea XXI S.L.	50	50	50
Mirador Barcel S.L.	50	50	50
Little Beach House Barcelona S.L.	50	50	50
Soho Beach House Canouan (House)
Soho Beach House Canouan Limited	20	20	20

*
The Company owns 50% of Store Berlin and suspended application of the equity method of accounting for Store Berlin as of January 2, 2022, due to the £1 investment balance and given SHCO is not obligated to provide for Store Berlin’s losses, has not guaranteed its obligations, nor otherwise committed to provide financial support.

**
Under applicable guidance for VIEs, the Company determined that its investments in Soho House Toronto Partnership (“Soho House Toronto”) and the entities comprising 56-60 Redchurch Street, London are VIEs. Soho House Toronto owns and operates a House located in Toronto, while 56-60 Redchurch Street, London provides additional members’ accommodation capacity for Shoreditch House in London.

Toronto Joint Venture
On March 28, 2012, the Company and two unrelated investors (“Toronto Partners”) formed Soho House Toronto to establish and operate a house in Toronto, Canada. The Company is responsible for managing the development and operations of the property with key operating decisions requiring joint approval with the Toronto Partners. The Company owns a 50% interest and each of the Toronto Partners owns a 25% interest in Soho House Toronto. Each investor is entitled to a share of the profits or losses of Soho House Toronto in proportion to their respective ownership percentage. As part of the original agreement, the Toronto Partners received a put option to sell their interest in Soho House Toronto to the Company at fair value and the Company received a call option to purchase the Toronto Partners’ interests at fair value. As of 2015, certain restrictions expired and the put and call options are exercisable. As of December 29, 2024, no options have been exercised.
Soho House Toronto entered into a 10-year lease agreement with a landlord to lease the Soho House Toronto property. This lease was extended for an additional 5 years in Fiscal 2022. A subsidiary of the Company provided a guarantee to the landlord for Soho House Toronto’s rental liabilities.
56-60 Redchurch Street, London Joint Venture
On July 6, 2015, the Company and an unrelated investor (“Raycliff Partner”) formed Raycliff Red LLP (“Club Row Rooms”) to develop and operate a hotel at 58-60 Redchurch Street intended to provide additional members’ accommodation to the nearby Shoreditch House in London. This was later extended to include 56 Redchurch Street under the same terms. The Company is responsible for managing the operations of the property and the Raycliff Partner is responsible for managing the building. Each partner has a 50% interest in Club Row Rooms through equal ownership of B units. The Raycliff Partner owns all A units. All profits and losses from operations are shared between parties based on their respective ownership of B units. Distributions from cash flows not generated from operations are first allocated to holders of A units (for an amount of up to £500,000), with the remainder distributed to holders of B units in proportion to their holdings. Under a hotel management agreement and restaurant management agreement between the Company and Club Row Rooms, the Company also receives a 2.5% management fee in return for managing the hotel operations and a 3.5% management fee in return for managing the restaurant operations of the property. The amounts received to date under this agreement are immaterial. Club Row Rooms, which owns the rights to the property, financed the development of the property through third-party debt. The Company has entered into a security arrangement with the bank in relation to this debt (see Note 15, Commitments and Contingencies).
The Raycliff Partner holds a put option which requires the Company to purchase all the Raycliff Partner’s interest at fair value in the event the Company ceases to own a controlling interest in the nearby Shoreditch House. As of December 29, 2024, the put option has not been triggered.
The Company concluded that it is not the primary beneficiary of the Soho House Toronto or 56-60 Redchurch Street, London VIEs in any of the periods presented, as its joint venture partners have the power to participate in making

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
decisions related to the majority of significant activities of each investee. Accordingly, the Company concluded that application of the equity method of accounting is appropriate for these investees.
Summarized Financial Information
The following tables present summarized financial information for all unconsolidated equity method investees. The Company’s maximum exposure to losses related to its equity method investments is limited to its ownership interests as well as certain guarantees as described in Note 15, Commitments and Contingencies.

	For the Fiscal Year Ended(1)
(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
Revenues	$53,117	$51,826	$45,274
Operating income (loss)	18,475	9,149	7,131
Net income (loss)(2)	10,100	2,801	3,133

(1)	Excludes amounts related to Store Berlin, as the Company discontinued applying the equity method of accounting.
(2)	The net income (loss) shown above relates entirely to continuing operations.

	As of(1)
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Current assets	$25,428	$46,771
Non-current assets	156,648	134,264
Total assets	182,076	181,035
Current liabilities	11,114	12,018
Non-current liabilities	136,618	138,834
Total liabilities	147,732	150,852
Net assets	$34,344	$30,183

(1)	Excludes amounts related to Store Berlin, as the Company discontinued applying the equity method of accounting.
5.	Leases
The Company has entered into various lease agreements for its Houses, hotels, restaurants, spas and other properties across the Americas, Europe, and Asia. Additionally, the Company entered into 10 equipment leases during 2024. The Company’s material leases have reasonably assured lease terms ranging from 1 year to 30 years for operating leases and 50 years for finance leases. Certain operating leases provide the Company with multiple renewal options that generally range from 5 years to 10 years, with rent payments on renewal based on a predetermined annual increase or market rates at the time of exercise of the renewal. The Company has 3 material finance leases with 25 year renewal options, with rent payments on renewal based on upward changes in inflation rates. As of December 29, 2024, the Company recognized right-of-use assets and lease liabilities for 170 operating leases and 3 finance leases. When recognizing right-of-use assets and lease liabilities, the Company includes certain renewal options where the Company is reasonably assured to exercise the renewal option.
The Company reviews long-lived assets for impairment when changes in circumstances indicate that the asset’s carrying value may not be recoverable. During Fiscal 2024 and Fiscal 2023, the Company performed recoverability tests for certain asset groups using the undiscounted cash flows approach. Significant judgment is involved in determining the assumptions used in estimating future cash flows, including projected revenue growth, operating margins, economic conditions and changes in the operating environment. Changes in these assumptions could have a significant impact on the recoverability of the asset and may result in additional impairment charges. The Company believes that the expected future operating results will not be sufficient for the Company to fully recover its long-lived asset investment in certain asset groups. Based on the assessments, certain stand-alone sites failed the recoverability

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
tests resulting in an aggregate impairment loss of $14 million and $48 million comprised of $11 million and $32 million in respect of Operating lease assets and $3 million and $16 million of Property and equipment, net for the fiscal years December 29, 2024 and December 31, 2023, respectively. The $14 million and $48 million impairment is reported within loss on impairment of long-lived assets on the consolidated statement of operations for the year ended December 29, 2024 and December 31, 2023, respectively.
The maturity of the Company’s operating and finance lease liabilities as of December 29, 2024 is as follows:

(in thousands)	Operating Leases	Finance Leases
Fiscal year ended
Undiscounted lease payments
2025	$159,442	$6,067
2026	160,843	5,991
2027	153,657	5,969
2028	153,033	5,922
2029	154,262	5,922
Thereafter	1,620,300	204,827
Total undiscounted lease payments	2,401,537	234,698
Present value adjustment	(1,043,370)	(157,443)
Total net lease liabilities	$1,358,167	$77,255

Certain lease agreements include variable lease payments that, in the future, will vary based on changes in the local inflation rates, market rate rents, or business revenues of the leased premises.
Gross straight-line rent expense recognized as part of in-House operating expenses for operating leases was $162 million, $144 million, and $133 million for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 respectively. Variable lease payments recognized as part of In-House operating expense for operating leases were $23 million, $21 million, and $20 million for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively, including non-lease components such as common area maintenance fees. Sublease income is netted against in-House operating expenses for operating leases of $7 million, $6 million and $1 million for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
For the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 the Company recognized amortization expense related to the right-of-use asset for finance leases of $2 million, $2 million, and $2 million respectively, and interest expense related to finance leases of $6 million, $7 million, and $5 million respectively. There were $2 million, $1 million and $1 million material variable lease payments for finance leases for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
New Houses typically have a maturation profile that commences sometime after the lease commencement date used in the determination of the lease accounting in accordance with Topic 842. The consolidated balance sheets set out the operating lease liabilities split between sites trading less than one year and sites trading more than one year. “Sites trading less than one year” and “sites trading more than one year” reference sites that have been open (as measured from the date the site first accepted a paying guest) for a period less than one year from the balance sheet date and those that have been open for a period longer than one year from the balance sheet date.
The Company currently leases four properties from related parties as described in Note 19, Related Party Transactions. The four properties, as of December 29, 2024 and eight properties, as of December 31, 2023 have a combined right-of-use asset of $26 million and $192 million reported within “Operating lease assets” in the consolidated balance sheets as of December 29, 2024 and December 31, 2023, respectively. The related combined short term lease liability amounts to $3 million and $6 million reported within “Current portion of operating lease liabilities - sites trading more than one year” as of December 29, 2024 and December 31, 2023. The related combined long term lease liability amounts to $34 million and $225 million reported in “Operating lease liabilities, net of current portion - sites trading more than one year” as of December 29, 2024 and December 31, 2023, respectively. The straight-line rent recorded

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
within “In-house operating expenses” associated with the seven leases that were related parties during the year, as December 29, 2024, and eight, as of December 31, 2023, related party leases amount to $22 million, $23 million and $17 million for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023.
The following information represents supplemental disclosure for the statement of cash flows related to operating and finance leases:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
Cash flows from operating activities:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(156,192)	$(137,856)	$(118,269)
Interest payments for finance leases	(5,604)	(6,444)	(5,002)
Cash flows from financing activities:
Principal payments for finance leases	$(383)	$(407)	$(528)
Supplemental disclosures of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$75,039	$124,779	$133,743
Acquisitions of property and equipment under finance leases	179	33	12,315

The following summarizes additional information related to operating and finance leases:

	As of
	December 29, 2024	December 31, 2023
Weighted-average remaining lease term
Finance leases	41 years	42 years
Operating leases	16 years	16 years
Weighted-average discount rate
Finance leases	7.29%	7.29%
Operating leases	7.93%	7.89%

As of December 29, 2024, the Company has entered into 11 operating lease agreements that are signed but have not commenced. Of these, 8 relate to Houses, hotels, restaurants, and other properties that are in various stages of construction by the Landlord. The Company will determine the classification as of the lease commencement date, but currently expects these under construction leases to be operating leases. SHD is involved to varying degrees in the design of these leased properties under construction. For certain of these leases, the SHD team is acting as the construction manager on behalf of the landlord. The Company does not control the underlying assets under construction. Pending significant completion of all landlord improvements and final execution of the related lease, the Company expects these leases to commence in fiscal years ending 2025, 2026, 2027 and 2028. The Company estimates the total undiscounted lease payments for the leases commencing in fiscal years 2025, 2026, 2027 and 2028 will be $147 million, $251 million, $318 million and $320 million, respectively, with weighted-average expected lease terms of 20 years, 24 years, 19 years and 15 years for 2025, 2026, 2027 and 2028, respectively.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following summarizes the Company’s estimated future undiscounted lease payments for current leases signed but not commenced, including properties where the SHD team is acting as the construction manager:

(in thousands)	Operating Leases Under Construction
Fiscal year ended
Estimated total undiscounted lease payments
2025	$1,057
2026	7,802
2027	11,836
2028	40,021
2029	48,767
Thereafter	926,489
Total undiscounted lease payments expected for leases signed but not commenced	$1,035,972

Financing Obligation
In April 2017, the Company entered into an agreement to sell a property in downtown Los Angeles (“DTLA property”) for $30 million with $9 million contingently held back by the buyer. The Company simultaneously entered into an agreement to lease the land and building back from the buyer. As an incentive to enter the lease, the buyer committed to provide an additional $59 million of funding towards the development of the property, which included the contingent proceeds held back upon the sale. This lease agreement has an original lease term of 20 years, with two 10-year renewal options. The lease payments for the original lease term and both renewal options, if exercised, are $6.4 million per year, adjusted upward for local inflation rates that will not be less than 2% increase per year.
The Company determined that the buyer/lessor did not obtain control of the property after the sale and will not obtain control throughout the construction period and subsequent leaseback period. Therefore, the transaction is accounted for as a financing obligation, and the Company will continue to recognize the building on its consolidated balance sheets. The Company also recognized a financing obligation for any funding received from the buyer/lessor along with accrued interest over the construction period. There was no current portion of the financing obligation as of December 29, 2024 and December 31, 2023. The non-current portion of the financing obligation was $77 million and $77 million as of December 29, 2024 and December 31, 2023, respectively.
Costs incurred related to the development of the property were capitalized as incurred as a component of construction in progress. At the end of September 2019, the construction was complete and the property opened for business. Upon completion of construction, the balance of construction in progress was reclassified to depreciable asset classes within property and equipment, net. After the completion of construction, the Company expenses interest using the effective interest method in the period incurred. As of December 29, 2024 and December 31, 2023, the Company has capitalized $81 million and $83 million, respectively, pertaining to the DTLA property.
The following information represents supplemental disclosure for the statement of cash flows related to the financing obligation for the DTLA property:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
Cash flows from operating activities
Interest payments for financing obligation	$(7,172)	$(7,031)	$(6,894)
Cash flows from investing activities
Capitalized interest	$—	$—	$—
Purchase of property and equipment	—	—	—
Cash flows from financing activities
Principal payments on financing obligation	$—	$—	$(1,578)

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following summarizes the Company’s future undiscounted lease payments for the DTLA property:

(in thousands)	Financing Obligation
Fiscal year ended
Undiscounted lease payments
2025	$7,316
2026	7,462
2027	7,611
2028	7,763
2029	7,919
Thereafter	100,760
Total undiscounted lease payments	138,831
Present value adjustment	61,931
Total net financing obligation	$76,900

6.	Revenue Recognition
Disaggregated revenue disclosures for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 are included in Note 18, Segments.
Revenue from membership fees, legacy one-time registration fees, house introduction credits and build-out contracts are the primary arrangements for which revenue is recognized over time. Revenue from these sources combined accounted for 35%, 32%, and 30% of the Company’s revenue for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The following table includes estimated revenues expected to be recognized in the future related to performance obligations that were unsatisfied (or partially unsatisfied) at the end of the reporting period ending December 29, 2024.

(in thousands)	December 29, 2024	Future periods
Membership, registration fees, and House Introduction Credits	$109,271	$23,697
Total future revenues	$109,271	$23,697

All consideration from contracts with customers is included in the amounts presented above.
The following table provides information about contract receivables, contract assets and contract liabilities from contracts with customers:

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Contract receivables	$78,890	$58,089
Contract assets	3,257	3,778
Contract liabilities	174,697	156,252

Contract receivables consist solely of Accounts receivable, net which is comprised of amounts due from customers and partners including amounts owed from sites operated under management contracts, amounts billed under design & build-out contracts and amounts due from retail wholesale partners.
Contract assets consist of accrued unbilled income related to design & build-out contracts and are recognized in prepaid expenses and other assets on the consolidated balance sheets. Refer to Note 7, Prepaid Expenses and Other Current Assets. All contract assets recognized as of January 1, 2023 of $10 million were billed to customers and transferred to receivables as of December 31, 2023. All contract assets as of December 31, 2023 of $4 million were billed to customers and transferred to receivables as of December 29, 2024.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Contract liabilities include deferred membership revenue, hotel deposits (which are presented in accrued liabilities on the consolidated balance sheets), and gift vouchers. Significant changes in contract liabilities balances during the period are as follows:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Opening balance	$156,252	$127,692	$113,630
Revenue recognized that was included in the contract liability balance at the beginning of the period	(120,099)	(81,667)	(89,394)
Increases due to cash received during the period	138,149	109,684	104,652
Foreign currency translation	395	543	(1,196)
Closing balance	$174,697	$156,252	$127,692

The Company recognized revenue relating to transactions with related parties totaling $20 million, $17 million and $33 million recorded within “Other revenues” in the consolidated statements of operations during the during fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively. The Company recognized a receivable related to these transactions with related parties amounting to $31 million and $26 million recorded within “Accounts receivable, net” in the consolidated balance sheets as of December 29, 2024 and December 31, 2023. Refer to Note 19, Related Party Transactions, for further information.
7.	Prepaid Expenses and Other Current Assets
The table below presents the components of prepaid expenses and other current assets.
The Company recognized accrued revenue relating to transactions with related parties amounting to $1 million and $8 million recorded within “Prepaid expenses and other current assets” in the consolidated balance sheets as of December 29, 2024 and December 31, 2023. Refer to Note 19, Related Party Transactions, for further information.

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Amounts owed by equity method investees	$2,379	$1,323
Prepayments and accrued income	36,350	35,510
Contract assets	3,257	3,778
Inventory supplier advances	12,139	18,656
Other receivables	44,649	52,682
Total prepaid expenses and other current assets	$98,774	$111,949

Inventory supplier advances primarily relate to cash deposits paid to the Company’s suppliers of furniture for its retail operation.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
8.	Property and Equipment, Net
Property and equipment is comprised of the following:

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Land and buildings	$210,788	$210,753
Leasehold improvements	412,810	380,958
Fixtures and fittings	387,346	355,468
Office equipment and other	50,803	43,416
Construction in progress	31,276	35,810
Finance property lease	79,831	80,906
	1,172,854	1,107,311
Less: Accumulated depreciation	(558,340)	(471,875)
Less: Accumulated impairment	(16,244)	(14,048)
	$598,270	$621,388

The Company recorded depreciation expense of $77 million, $89 million, and $81 million in the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively, which is included in depreciation and amortization in the accompanying consolidated statements of operations.
Additions totaled $69 million and $68 million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively, and were primarily related to leasehold improvements and fixtures and fittings for existing sites and sites under development.
The Company reviews long-lived assets for impairment when changes in circumstances indicate that the asset’s carrying value may not be recoverable. During Fiscal 2024 and Fiscal 2023, the Company performed recoverability tests for certain asset groups using the undiscounted cash flows approach. Based on the assessments, certain stand-alone sites failed the recoverability tests resulting in an aggregate impairment loss of $14 million and $48 million (comprised of $11 million and $32 million in respect of Operating lease assets and $3 million and $16 million of Property and equipment, net), of which $14 million and $39 million is in respect of Soho Works North America. The $14 million and $48 million impairments are included within loss on impairment of long-lived assets on the consolidated statement of operations for the fiscal years ended December 29, 2024 and December 31, 2023, respectively.
9.	Goodwill and Intangible Assets
A summary of goodwill for each of the Company’s applicable reportable segments from January 2, 2022 to December 29, 2024 is as follows:

(in thousands)	UK	The Americas	Europe and RoW	Total
January 2, 2022	$100,665	$47,446	$66,146	$214,257
Foreign currency translation adjustment	(10,690)	—	(3,921)	(14,611)
January 1, 2023	$89,975	$47,446	$62,225	$199,646
Foreign currency translation adjustment	4,684	—	1,955	6,639
December 31, 2023	$94,659	$47,446	$64,180	$206,285
Foreign currency translation adjustment	(1,205)	—	(3,581)	(4,786)
Impairment charge	—	(2,043)	(4,161)	(6,204)
December 29, 2024	$93,454	$45,403	$56,438	$195,295

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The opening goodwill balance originates from the acquisition of Soho House Holdings Limited by affiliates of the Yucaipa Companies, LLC, as described in Note 2, Summary of Significant Accounting Policies – Goodwill. During the year ended December 29, 2024, as a result of our annual impairment analysis (see Note 2), the Company determined the carrying values of two reporting units, LINE and Saguaro and Soho Roc House, were in excess of the fair values, and we recognized a non-cash impairment charge of $6 million. The impairment charge is recognized in loss on impairment of goodwill on our consolidated statement of operations within our The Americas and Europe & RoW segments. The Company estimated the fair value of the goodwill allocated to the reporting units using the income approach and the market approach. The assumptions and judgments included projected future cash flows, discount rate and capitalization rate. There were no goodwill impairment charges during the fiscal years ended December 31, 2023, and January 1, 2023.
A summary of finite-lived intangible assets as of December 29, 2024 and December 31, 2023 is as follows:

		As of
		December 29, 2024			December 31, 2023
(in thousands)	Average Amortization Period (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Brand	24	$110,854	$59,860	$50,994	$111,634	$55,140	$56,494
Membership list	20	15,870	10,438	5,432	15,905	9,666	6,239
Hotel management agreements(1)	15	—	—	—	23,600	3,974	19,626
Website, internal-use software development costs, and other	5	116,350	70,166	46,184	94,366	49,485	44,881
		$243,074	$140,464	$102,610	$245,505	$118,265	$127,240

(1)
During the year ended December 29, 2024, the Company recognized an impairment losses of $18 million, which reduced the gross carrying value and accumulated amortization by $24 million and $6 million, respectively. See below for further information.

Accumulated amortization as of December 29, 2024 totaled $60 million for Brand, $10 million for Membership list, $zero million for hotel management agreement, and $70 million for Website, internal-use software development costs, and other. Accumulated amortization as of December 31, 2023 totaled $55 million for Brand, $10 million for Membership list, $4 million for hotel management agreement, and $49 million for Website, internal-use software development costs, and other.
The Company recognized $18 million of impairment losses on intangible assets related to the termination of two hotel management contracts and impairment on four LINE and Saguaro hotel management contracts during the fiscal year ended December 29, 2024. No impairment losses on finite-lived intangible assets were recorded during the fiscal years ended December 31, 2023, and January 1, 2023.
Included within website, internal-use software development costs, and other are capitalized website development costs and internal-use software, net of accumulated amortization, which totaled $42 million and $43 million as of December 29, 2024 and December 31, 2023, respectively.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Amortization expense related to the intangible assets totaled $24 million, $22 million, and $19 million in the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively. The following table represents estimated aggregate amortization expense for each of the next five fiscal years:

(in thousands)
2025	$25,076
2026	21,056
2027	13,247
2028	11,476
2029	8,008

10.	Accrued Liabilities and Other Current Liabilities
The table below presents the components of accrued liabilities.

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Accrued interest	$7,113	$1,309
Hotel deposits	12,414	12,628
Trade, capital and other accruals	78,955	72,377
Total accrued liabilities	$98,482	$86,314

11.	Debt
Debt balances, net of debt issuance costs, are as follows:

	As of
(in thousands)	December 29, 2024	December 31, 2023
Senior Secured Notes, interest at 8.1764% for the Initial Notes and 8.5% for the Additional Notes, maturing March 2027	$644,002	$615,718
Soho Works Limited loans, unsecured, 7% interest bearing, maturing September 2025 (see additional description below)	27,369	$27,715
Other loans (see additional description below)	20,115	21,433
	691,486	664,866
Less: Current portion of long-term debt	(34,618)	(29,290)
Total long-term debt, net of current portion	$656,868	$635,576

Property mortgage loans, net of debt issuance costs, are as follows:

	As of
(in thousands)	December 29, 2024	December 31, 2023
Term loan, interest at 6.99%, maturing June 1, 2033	$137,385	$137,099
Total property mortgage loans	$137,385	$137,099

The weighted-average interest rate on fixed rate borrowings was 8% as of December 29, 2024 and as of December 31, 2023. The were no outstanding floating rate borrowings as of December 29, 2024 or December 31, 2023.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Debt
The descriptions below show the financial instrument amounts in the currency of denomination with USD equivalent in parentheses, where applicable, translated using the exchange rates in effect at the time of the respective transaction.
On November 10, 2022, Soho House Bond Limited, a wholly-owned subsidiary of the Company entered into the Third Amended and Restated Revolving Facility Agreement (the “Third Amendment”) which further amends and restates the Revolving Credit Facility, originally entered into by the Company on December 5, 2019 (the original and amended facility refer to as the “Revolving Credit Facility”). The Third Amendment amends the Revolving Credit Facility to extend the maturity date from January 25, 2024 to July 25, 2026. In addition, the Third Amendment provides that from March 2023 we are required to maintain certain leverage covenants (as defined in the Revolving Credit Facility) which are applicable when 40% or more of the facility is drawn. Subsequent to December 29, 2024 (Note 21) the Agreement was amended to extend the maturity date from July 25, 2026 to December 31, 2026. All other material terms remain substantially unchanged. As of December 29, 2024, the facility remains undrawn with £75 million ($94 million) available to draw under this facility. The facility is secured on a fixed and floating charge basis over certain assets of the Company. The Company incurred interest expense of $1 million, $1 million and $3 million in respect of the Revolving Credit Facility during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively.
In 2017, Soho Works Limited entered into a term loan facility agreement. The SWL loan bears interest at 7% and matures, following the extensions described below, at the earliest of: (a) September 29, 2025; (b) the date of disposal of the whole or substantial part of the Soho Works Limited; (c) the date of sale by the shareholders of the entire issued share capital of Soho Works Limited to a third party; (d) the date of the admission of Soho Works Limited to any recognized investment exchange or multi-lateral trading facility; and (e) any later date that the lenders may determine in their sole discretion. The carrying amount of the term loan was £22 million ($27 million) and £22 million ($28 million) as of December 29, 2024 and December 31, 2023, respectively. The Company incurred interest expense of $2 million, $2 million and $3 million on this facility during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively. The Company has determined a current classification of this loan is appropriate as it best reflects the substance of the agreement with the lenders given that the loan extension period is short-term in nature (12 months).
On March 31, 2021, Soho House Bond Limited issued pursuant to a Notes Purchase Agreement senior secured notes, which were subscribed for by certain funds managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates, in aggregate amounts equal to $295 million, €62 million ($73 million) and £53 million ($73 million) (the “Initial Notes”). The Notes Purchase Agreement included an option to issue, and a commitment on the part of the purchasers to subscribe for an aggregate amount of up to $100 million which were issued for the full amount on March 9, 2022 (the “Additional Notes” and, together with the Initial Notes, the “Senior Secured Notes”). The Senior Secured Notes mature on March 31, 2027 and bear interest at a fixed rate equal to a cash margin of 2.0192% per annum for the Initial Notes or 2.125% per annum for any Additional Notes, plus a payment-in-kind (capitalized) margin of 6.1572% per annum for the Initial Notes or 6.375% per annum for any Additional Notes. The Senior Secured Notes issued pursuant to the Notes Purchase Agreement may be redeemed and prepaid for cash, in whole or in part, at any time in accordance with the terms thereof, subject to payment of redemption fees. The Senior Secured Notes are guaranteed and secured on substantially the same basis as our Revolving Credit Facility. The Company incurred interest expense of $55 million, $52 million and $47 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively. As of December 29, 2024, an accrual of $8 million was recognized in Non Current Liabilities on the consolidated balance sheet relating to payment-in-kind interest on the Senior Secured Notes.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The other loans consist of the following:

	Currency	Maturity date	Principal balance as of December 29, 2024	Applicable interest rateas of December 29, 2024
Dean Street loan	Great Britain pound sterling	March 2040	$9,179	6.0%
Copenhagen loan	Danish krone	November 2033	1,928	8.0%
Copenhagen loan	Danish krone	December 2038	991	0.0%
Greek Street loan	Great Britain pound sterling	January 2028	2,229	7.5%
Compagnie de Phalsbourg credit facility	Euro	February 2025	5,397	7.0%
Greek government loan	Euro	July 2025	391	3.1%

Property Mortgage Loans
In March 2014, the Company completed a freehold property acquisition of the Soho Beach House Miami Property. In May 2023, the Company refinanced the existing term loan of $55 million, interest at 5.34%, and mezzanine loan of $62 million, interest at 7.25% with a new $140 million loan agreement with JP Morgan Chase Bank, National Association and Citi Real Estate Funding Inc. As a result of the 2023 debt extinguishment of the existing term loan and mezzanine loan, the Company recognized a loss on extinguishment of debt of $3 million which was reported in interest expense, net on the condensed consolidated statements of operations for the fiscal year ended December 31, 2023. The new term loan is secured with a recorded and insured first priority mortgage on Soho Beach House Miami Property as well as first priority security interests in all collateral related to the property. The new term loan matures in June 2033 and bears interest at 6.99%.
The Company incurred interest expense of $10 million, $13 million and $8 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively.
Debt Issuance Costs
Property mortgage loans due after more than one year are net of unamortized debt issuance costs of $3 million and $3 million as of December 29, 2024 and December 31, 2023, respectively. Other loans are net of unamortized debt issuance costs of less than $1 million and less than $1 million as of December 29, 2024 and December 31, 2023, respectively. For the revolving credit facility as of December 29, 2024 and December 31, 2023, $1 million and $1 million of unamortized debt issuance costs have been included within prepaid expenses and other current assets on the consolidated balance sheet, following repayment in full of the outstanding balance of the facility. The Senior Secured Notes are net of unamortized debt issuance costs of $5 million and $7 million as of December 29, 2024 and December 31, 2023, respectively.
Future Principal Payments
The following table presents future principal payments for the Company’s debt and property mortgage loans as of December 29, 2024:

(in thousands)
2025	$34,596
2026	1,516
2027	650,201
2028	792
2029	828
Thereafter	148,311
Total future principal payments	836,244
Less: Unamortized debt issuance costs	(7,373)
Total debt	$828,871

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Financial Covenants
Some of the Company’s debt instruments contain a number of covenants that restrict the Company’s ability to incur debt in excess of calculated amounts, ability to make distributions under certain circumstances and generally require the Company to maintain certain financial metrics, such as leverage and minimum working capital levels. Failure by the Company to comply with the financial covenants contained in the debt instruments could result from, among other things, changes in its statement of operations, the incurrence of additional debt or changes in general economic conditions.
If the Company breaches the financial covenants contained in the debt instruments, the Company may attempt to negotiate waivers of the breaches or amend the terms of the applicable instruments, however, the Company can make no assurance that it would be successful in any such negotiations or that, if successful in obtaining waivers or amendments, such amendments or waivers would be on terms attractive to the Company.
As of December 29, 2024, the Company was in compliance with all financial debt covenants, current on all payments and not otherwise in default under any of the Company’s debt instruments.
12.	Fair Value Measurements
Recurring and Non-recurring Fair Value Measurements
There were no assets or liabilities measured at fair value on a recurring or non-recurring basis as of December 29, 2024 and December 31, 2023.
Fair Value of Financial Instruments
The Company believes the carrying values of its financial instruments related to current assets and liabilities approximate fair value due to short-term maturities.
The Company has estimated the fair value of the Senior Secured Notes and the property mortgage loans as of December 29, 2024 and December 31, 2023 using a discounted cash flow analysis. The fair value of the other non-current debt is estimated as of December 29, 2024 and December 31, 2023 using a discounted cash flow analysis, except for the Dean Street Loan and the Copenhagen Loan where fair value is estimated to be equal to the current carrying value of each instrument as of December 29, 2024 based on a comparison of each instrument’s contractual terms to current market terms. The Company does not believe that the use of different market inputs would have resulted in a materially different fair value of debt as of December 29, 2024 and December 31, 2023.
The following table presents the estimated fair values (all of which are Level 3 fair value measurements) of the Company’s debt instruments with maturity dates in 2026 and thereafter:

(in thousands)	Carrying Value	Fair Value
December 29, 2024
Senior Secured Notes	$644,002	$596,976
Property mortgage loans	137,385	99,283
Other non-current debt	20,115	19,853
	$801,502	$716,112

(in thousands)	Carrying Value	Fair Value
December 31, 2023
Senior Secured Notes	$615,718	$597,063
Property mortgage loans	137,099	117,488
Other non-current debt	21,433	21,079
	$774,250	$735,630

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The carrying values of the Company’s other non-current liabilities and non-current assets approximate their fair values.
13.	Share-Based Compensation
Equity and incentive plans
The Company operates two equity and incentive plans for the benefit of its employees and directors. In August 2020, the Company established the 2020 Equity and Incentive Plan (the “2020 Plan”) under which SHHL SARs and SHHL Growth Shares were issued to certain employees. In July 2021, the Company established its 2021 Equity and Incentive Plan (the “2021 Plan”). The 2021 Plan allows for grants of nonqualified stock options, SARs, and RSUs, or PSUs. There were 12,055,337 shares initially available for all awards under the 2021 Plan and the shares available is permitted to increase annually on the first day of each calendar year, beginning with the calendar year ended December 31, 2022, subject to approval by the board of directors. As of December 29, 2024, there were 2,518,685 shares available for future awards. The Company granted 904,916 new RSUs and 630,158 new PSUs respectively, under the 2021 Plan during the fiscal year ended December 29, 2024. PSUs vest upon the achievement of certain adjusted EBITDA targets, subject to continued service.
Modifications of awards made under the plans
In December 2021, the Company granted 506,990 RSUs to certain employees that were scheduled to vest over a month under the 2021 Plan. On January 16, 2022, the vesting schedule of the RSUs was updated from one vesting end date of January 17, 2022 to a graded vesting schedule that vests 25% on each of January 24, January 31, February 7, and February 14, 2022, respectively. The Company accounted for the modification as a Type I modification and no incremental compensation cost was incurred related to the modification.
In September 2022, in conjunction with the departure of an employee, the Company modified the existing awards for this employee to allow continued vesting and issued 365,000 new RSUs under the 2021 Plan to the same former employee. The Company accounted for the modification of existing awards as a Type III modification.
In December 2022, the Company modified the exercise prices for the certain of the outstanding SARs to be $4.00 per share. As a result, the Company accounted for the modification as a Type I modification, resulting in $2.2 million of incremental fair value, of which $1.5 million was recorded immediately.
In August 2023, in conjunction with the anticipated departure of an employee, the Company modified the employee’s outstanding SARs under the 2020 Plan and all outstanding RSUs to be accelerated as of the separation date of December 29, 2023. Management deemed the extension of contractual terms for vested SARs and the acceleration of vesting for SARs and RSUs to be a Type I and Type III modification, respectively, which resulted in $2 million of incremental compensation expense to be recognized through the separation date of December 29, 2023.
In March 2024, the Company modified the exercise price for certain outstanding SARs to be $6.05 per share. As a result, the Company accounted for the modification as a Type I modification, resulting in $0.2 million of incremental fair value, which was recorded immediately as the awards were fully vested. The assumptions used in valuing SARs modified can be seen in the second table below.
Awards outstanding under the plans
As of December 29, 2024 and December 31, 2023, there were 1,839,379 and 2,327,384 RSUs and PSUs outstanding under the 2021 Plan, respectively. As of December 29, 2024 and December 31, 2023, there were 5,839,704 and 6,498,915 SARs outstanding under the 2020 Plan and 2021 Plan, respectively. As of December 29, 2024 and December 31, 2023, there were zero restricted stock awards outstanding under the 2020 Plan, respectively.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Share-based Compensation Expense
Share-based compensation during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023 was recorded in the consolidated statements of operations within a separate line item as shown in the following table:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
SARs	$2,377	$7,485	$9,425
Restricted stock awards (Growth Shares)	—	1,101	2,285
RSUs	12,288	8,446	12,595
PSUs	—	—	—
Type III modification	—	1,843	1,902
Employer-related payroll expense(1)	1,358	1,355	1,474
Total share-based compensation expense	16,023	20,230	27,681
Tax benefit for share-based compensation expense	—	—	—
Share-based compensation expense, net of tax	$16,023	$20,230	$27,681

(1)
Relates to employment related taxes, including employer national insurance tax in the UK. These amounts were settled in cash and are not included in additional paid-in capital or as an adjustment to reconcile net loss to net cash used in operating activities in the consolidated statements of cash flows.

The weighted-average assumptions used in valuing SARs granted or modified during each period are set forth in the following table:

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023	January 1, 2023
Expected average life(1)	3.21 - 4.81 years	1.70 - 5.56 years	3.92 - 6.30 years
Expected volatility(2)	76%	55% - 59%	56%
Risk-free interest rate(3)	4.17% - 4.29%	3.54% - 5.01%	3.78 - 4.25%
Expected dividend yield(4)	0.00%	0.00%	0.00%

(1)	The expected life assumption is based on the Company’s expectation for the period prior to exercise.
(2)	The expected volatility assumption is developed using leverage-adjusted historical volatilities for public peer companies, reflecting the expected life of the awards.
(3)	The risk-free rate is based on the U.S. Treasury bootstrap adjusted yield curve at the valuation date, with terms matched to the expected life of the awards.
(4)	The expected dividend yield is 0.0% since the Company does not expect to pay dividends.
The weighted-average grant date fair values for SARs granted during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 were zero, $2.06 and zero, respectively.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following table shows a summary of all SARs:

	Number of Shares	Weighted Average Exercise Price Per Share(1)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2023	5,290,719	$7.49	5.66	—
Granted	3,113,109	5.00
Forfeited (post-IPO conversion)	(108,678)	5.73
Exercised	(802,482)	4.31
Expired	(993,753)	12.55
Outstanding as of December 31, 2023	6,498,915	$5.94	6.88	$13,853,270
Exercisable as of December 31, 2023	4,426,827	5.62	5.88	10,664,618
Vested and expected to vest as of December 31, 2023	6,498,915	$5.94	6.88	$13,853,270
Granted	—	—
Forfeited (post-IPO conversion)	(64,401)	5.00
Exercised	(594,810)	4.73
Expired	—	—
Outstanding as of December 29, 2024	5,839,704	$5.64	6.19	$13,673,022
Exercisable as of December 29, 2024	5,055,334	5.74	5.90	11,641,504
Vested and expected to vest as of December 29, 2024	5,839,704	$5.64	6.19	$13,673,022

As of December 29, 2024, total compensation expense not yet recognized related to unvested SARs issued under the 2020 Plan is approximately less than $1 million, which is expected to be recognized over a weighted average period of less than 1 year.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following table shows a summary of all restricted stock awards (previously granted as Growth Shares) granted:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of January 1, 2023	130,288	$13.28
Vested and not yet released as of January 1, 2023	16,286	5.19
Outstanding as of January 1, 2023	146,574	$12.38
Granted	—	—
Vested	(130,288)	13.28
Forfeited	—	—
Nonvested as of December 31, 2023	—	$—
Vested and not yet released as of December 31, 2023	—	—
Outstanding as of December 31, 2023	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested as of December 29, 2024	—	$—
Vested and not yet released as of December 29, 2024	—	—
Outstanding as of December 29, 2024	—	$—

The following table shows a summary of all RSUs and PSUs granted under the 2021 Plan:

	Number of Shares	Weighted Average Grant Date Fair Value(1)
Nonvested as of January 1, 2023	2,183,173	$8.44
Vested and not yet released as of January 1, 2023	815,692	4.76
Outstanding as of January 1, 2023	2,998,865	$7.44
Granted	1,023,030	6.50
Vested	(1,437,153)	7.29
Forfeited	—	—
Nonvested as of December 31, 2023	1,769,050	$8.57
Vested and not yet released as of December 31, 2023	558,334	4.72
Outstanding as of December 31, 2023	2,327,384	$8.57
Granted	1,535,074	6.08
Vested	(1,568,868)	7.51
Forfeited	(45,877)	6.24
Nonvested as of December 29, 2024	1,689,379	$7.36
Vested and not yet released as of December 29, 2024	150,000	4.03
Outstanding as of December 29, 2024	1,839,379	$7.36

(1)	The amount of share-based compensation for the RSUs and PSUs is based on the fair value of our Class A common stock at the grant date.
As of December 29, 2024, total compensation expense not yet recognized related to unvested RSUs and PSUs under the 2021 Plan is approximately $5 million, which is expected to be recognized over a weighted average period of 1.0 years.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
14.	Loss Per Share and Shareholders’ Equity (Deficit)
The table below presents changes in the Company’s common stock:

	SHCO Common Stock
	Class A Common Stock	Class B Common Stock
As of January 2, 2022	61,029,730	141,500,385
Shares repurchased	(8,467,120)	—
Shares issued related to share-based compensation	1,159,987	—
As of January 1, 2023	53,722,597	141,500,385
Shares repurchased	(2,000,000)	—
Shares issued related to share-based compensation	2,019,134	—
As of December 31, 2023	53,741,731	141,500,385
Shares repurchased	(3,160,175)	—
Shares issued related to share-based compensation	2,150,366	—
As of December 29, 2024	52,731,922	141,500,385

Stock Repurchase Program
On March 18, 2022, the Company’s Board and a relevant sub-committee thereof authorized and approved a stock repurchase program for up to $50 million of the currently outstanding shares of the Company’s Class A common stock. Under the stock repurchase program, the Company was authorized to repurchase from time-to-time shares of its outstanding Class A common stock on the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases will depend on a variety of factors, including market conditions as well as corporate and regulatory considerations. The stock repurchase program could be suspended, modified or discontinued at any time, in accordance with relevant and applicable regulatory requirements, and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in accordance with applicable federal securities laws, including Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. Under the program, the repurchased shares were returned to the status of authorized, but unissued shares of common stock held in treasury at average cost. During the fiscal year ended January 1, 2023, the Company repurchased a total of 8,467,120 shares of Class A common stock for $50 million including commissions. Because the repurchase plan upper limit of $50 million was met, there was no further stock repurchased under the above plan.
On September 20, 2023, the Company repurchased 2 million shares of its Class A common stock from its Founder and director Nick Jones for $12 million. The privately negotiated transaction was approved by the board of directors. These shares are now held as treasury shares by the Company.
On February 9, 2024, the Company’s board and a relevant sub-committee authorized and approved a new stock repurchase program for up to $50 million of the currently outstanding shares of the Company’s Class A common stock. During fiscal year ended December 29, 2024, the Company repurchased a total 3,160,175 shares of Class A common stock for $17 million, respectively, including commissions, under the new program. The repurchased shares are held as treasury shares by the Company.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Loss Per Share
The table below illustrates the reconciliation of the loss and the number of shares used in the calculations of basic and diluted loss per share:

	For the Fiscal Year Ended
(in thousands except share and per share amounts)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Net loss attributable to Soho House & Co Inc.	$(162,968)	$(130,543)	$(224,157)
Net loss attributable to Class A and Class B common stockholders	(162,968)	(130,543)	(224,157)
Weighted average shares outstanding for basic and diluted loss per share for Class A and Class B common stockholders	195,160,322	195,589,859	199,985,264
Basic and diluted loss per share	$(0.84)	$(0.67)	$(1.12)

15.	Commitments and Contingencies
Litigation Matters
The Company is not a party to any litigation other than litigation in the ordinary course of business. The Company’s management and legal counsel do not expect that the ultimate outcome of any of its currently ongoing legal proceedings, individually or collectively, would have a material adverse effect on the Company’s consolidated financial statements.
Commitments and Contingencies
On December 7, 2017, 139 Ludlow Acquisition LLC entered into a loan agreement with Natixis Real Estate Capital LLC. The borrower is a joint venture owned in equal thirds by Soho 139 Holdco, LLC (an entity controlled by the Company) and its two partners. Pursuant to the loan agreement, the lender advanced $33.5 million, the bulk of which proceeds were used to extinguish and refinance the borrower’s previous mortgage loan with Centennial Bank. The loan is secured with a first priority mortgage and security interest on the real property known as 139 Ludlow Street, New York (including an assignment of leases and rents and other customary mortgage documents). The loan is generally “non-recourse”, but subject to standard “carve-outs” for which US AcquireCo, Inc. (a wholly-owned subsidiary of the Company) and its joint venture partners (the “Guarantors”) provided a guarantee of recourse obligations, pursuant to which such Guarantors are jointly and severally obligated to pay (without any cap or limit) the amounts of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by the lender.
In October 2019, the Raycliff Red LLP (a VIE) entered into a term loan facility agreement with a new lender, the proceeds of which were used to repay the previous bank loan. The term loan was historically used to redevelop a property into an overflow location for Shoreditch House hotel rooms and to purchase an adjoining property that was redeveloped as an overflow location for Shoreditch House hotel rooms in the United Kingdom. As of December 29, 2024, the outstanding balance of the VIE’s term loan was £21 million ($26 million). The Company has provided security in respect of the term loan by granting the lender a charge over its membership interest in the VIE. The security will remain in effect until the VIE’s term loan is repaid in full to the lender.
On December 12, 2023, an existing mortgage loan over the Soho House Barcelona property was refinanced and replaced by Mirador Barcel S.L with a €53.85 million loan from Aareal Bank AG.
Capital Commitments
As of December 29, 2024, capital expenditure commitments contracted for but not yet incurred totaled less than $1 million and were related primarily to site improvement costs for Soho House Sao Paulo. As of December 31, 2023, capital expenditure commitments contracted for but not yet incurred totaled $3 million and were related primarily to site improvement costs for Soho House Sao Paulo and Soho House Portland.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Business Interruption and Property Insurance
The Company maintains insurance policies to cover business interruption with terms that management believes to be adequate and appropriate. These policies may be subject to applicable deductible or retention amounts, coverage limitations and exclusions and may not be sufficient to cover all of the losses incurred.
In the fourth quarter of fiscal 2024, one of our UK properties suffered damages due to flooding which caused significant damage to certain structures and facilities within the site. The Company is still evaluating the complete scope of property damage and business interruption loss. As of December 29, 2024, our current estimate of the book value of the property and equipment written off and remediation costs is approximately $6 million, for which we have recorded a corresponding insurance receivable, included in prepaid expenses and other current assets on the consolidated balance sheets as of fiscal year ended December 29, 2024. We believe our insurance coverage should be sufficient to cover substantially all of the property damage and the near-term loss of business in excess of our insurance deductibles; therefore, we have not recorded any loss on the consolidated statements of operations for the fiscal years ended December 29, 2024.
As a result of the flood damage, the Company recorded business interruption insurance proceeds totaling less than $1 million related to the reimbursement of lost profits as a result of the closure. This amount is recorded as business interruption income on the In-House operating expenses in the consolidated statement of operations for the fiscal year ended December 29, 2024.
The Company did not incur any losses during the fiscal years ended December 31, 2023. In fiscal 2022, the Company was impacted by a fire at one of its North America properties, which resulted in business interruption insurance proceeds totaling less than $1 million and cash totaling less than $1 million in connection with a property damage insurance claim, which reimburses the replacement cost for repair or replacement of damaged assets.
Lease Commitments
See Note 5 - Leases for information on estimated future undiscounted lease payments for current leases signed but not commenced as of fiscal 2024.
16.	Defined Contribution Plan
The Company operates a defined contribution pension plan, an occupational plan to which an individual and their employer make contributions. The assets of the plan are held separately from those of the Company in an independently administered fund. The plan charge amounted to $17 million, $15 million, and $12 million in the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively. There were no outstanding or prepaid contributions at either the beginning or end of the fiscal years presented in these consolidated financial statements.
17.	Income Taxes
Below are the components of loss before income taxes for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 under the following tax jurisdictions:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Domestic	$(35,503)	$(78,045)	$(3,191)
Foreign	(114,747)	(40,822)	(215,035)
	$(150,250)	$(118,867)	$(218,226)

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The provision for income taxes is as follows:

	For the Fiscal Year Ended
(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
Current tax expense
Domestic	$13,987	$(59)	$2,240
Foreign	3,158	11,477	2,654
Total current	17,145	11,418	4,894
Deferred tax expense (benefit)
Domestic	(225)	(690)	690
Foreign	(3,602)	83	(453)
Total deferred	(3,827)	(607)	237
Total income tax expense (benefit)	$13,318	$10,811	$5,131
Effective income tax rate	(9%)	(9%)	(2%)

A reconciliation of the US statutory income tax rate to the consolidated effective income tax rate is as follows:

	For the Fiscal Year Ended
	December 29, 2024	December 31, 2023 (As Revised)	January 1, 2023 (As Revised)
Benefit at US statutory income tax rate	21%	21%	21%
Permanent differences	(2%)	(3%)	(2%)
Change in unrecognized tax benefits	(8%)	(22%)	0%
Movement in valuation allowances	(18%)	(5%)	(9%)
Differences in tax rates in other jurisdictions	2%	3%	(1%)
Non deductible expenses	(1%)	(3%)	0%
True up	(1%)	1%	0%
Loss of tax attributes	0%	0%	(13%)
State and local	(2%)	(1%)	0%
Other	0%	0%	2%
Effective income tax rate	(9%)	(9%)	(2%)

The effective income tax rate for the fiscal year ended December 29, 2024 differs from the US statutory rate primarily due to tax charges related to uncertain tax positions, current tax charges in certain jurisdictions where the Company’s utilization of its tax attributes are limited, and current period losses in certain jurisdictions that require a valuation allowance.
The effective income tax rate for fiscal years ended December 31, 2023, and January 1, 2023 are primarily due to current period losses in certain jurisdictions that require a valuation allowance. In the UK, non-trading losses of $29 million in the fiscal year ended January 1, 2023 have been extinguished due to rules which limit existence of losses subsequent to a change of control. This has resulted in a loss of tax attributes in the period.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Deferred Income Taxes
Deferred tax assets and liabilities consist of the following:

	As of
(in thousands)	December 29, 2024	December 31, 2023
Deferred tax assets
Property and equipment, net	$36,673	$35,077
Other short term differences	29,335	31,059
Lease liability	337,562	329,162
Interest limitation carryforward	90,944	55,223
Tax losses	125,059	104,214
Total gross deferred tax assets	619,573	554,735
Valuation allowance	(235,255)	(187,743)
Total deferred tax assets	$384,318	$366,992
Deferred tax liabilities
Property and equipment, net	$(24,302)	$(29,136)
Intangible assets	(13,745)	(13,735)
Right of use asset	(342,116)	(323,744)
Other	(1,135)	(1,147)
Total gross deferred tax liabilities	(381,298)	(367,762)
Total net deferred tax asset (liabilities)	$3,020	$(770)

Total net deferred taxes are classified as follows:

	As of
(in thousands)	December 29, 2024	December 31, 2023
Non-current deferred tax assets	$5,306	$740
Non-current deferred tax liabilities	(2,286)	(1,510)
	$3,020	$(770)

As of December 29, 2024, deferred tax assets related to tax losses were $125 million and interest limitation carryforwards were $91 million which can be used to offset future taxable income. This includes $59 million of net operating losses, or “NOLs”, and $88 million of interest limitation carryforwards in the US; $28 million of tax losses and $3 million of interest carryforwards in the UK and $12 million tax losses in Hong Kong.
As of December 29, 2024, the gross NOLs and interest limitation carryforwards generated in the US of $176 million and $226 million, respectively, will not expire. US state NOL carryforwards of $275 million will expire, if not utilized, in 2026 to 2040. Deferred tax assets related to the gross tax losses and interest carryforwards in the UK of $113 million and $12 million, respectively, as well as the tax losses in Hong Kong of $75 million will not expire. Gross tax losses in other territories are $104 million, of which $6 million will expire in fiscal 2027, $11 million will expire in fiscal 2028, $12 million will expire in fiscal 2033, and the remaining losses will not expire.
As of December 31, 2023, the gross NOLs and interest limitation carryforwards generated in the US of $221 million and $176 million will not expire. US federal and state NOL carryforwards of $46 million and $250 million will expire, if not utilized, in 2032 to 2036 and in 2027 to 2038, respectively. Deferred tax assets related to the gross tax losses and interest carryforwards in the UK of $29 million and $32 million, respectively, as well as the tax losses in Hong Kong of $67 million will not expire.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion of or all the deferred tax assets will not be realized. The Company has concluded that it is not more likely than not that the majority of the deferred tax assets can be realized and therefore

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
a valuation allowance has been assigned to these deferred tax assets. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then it may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to the results of operations in the period in which the benefit is determined.
During the fiscal year ended December 29, 2024, the valuation allowance for deferred tax assets increased by $48 million. This increase mainly related to certain US and UK attributes which are not expected to be realizable. Of the increase in valuation allowance $50 million is recognized in the consolidated statement of operations, offset by a decrease of $(2) million as a result of foreign exchange translation impact.
As of December 29, 2024, the Company had $136 million (December 31, 2023: $108 million), $59 million (December 31, 2023: $49 million), $13 million (December 31, 2023: $12 million), and $27 million (December 31, 2023: $18 million) in valuation allowances against the net US, UK, Hong Kong, and the rest of the world deferred tax assets, respectively.
A portion of the Company’s US deferred tax assets relates to net operating losses, the use of which may not be available as a result of limitations under Section 382 of the US tax code. With respect to the US net operating losses, it is not practical to determine if such losses would be utilized based on Management’s future projected taxable income.
As of December 29, 2024, the Company had no undistributed earnings on which to provide tax. In the event the Company’s subsidiaries become profitable, distributions are likely not to accrue additional taxes due to both the US and UK dividends received exemption regimes.
Impact of Global Intangible Low Taxed Income Provisions (United States)
The Company is subject to the US Global Intangible Low Taxed Income (GILTI) provisions which require US groups to include in taxable income certain earnings of their foreign controlled corporations. This provision did not impact the Company in the current year since these foreign controlled corporations generated an overall loss which has no impact on US taxable income. We have elected to treat any potential GILTI inclusions as a period cost.
Uncertain Tax Positions
The Company recognizes tax liabilities when, despite its belief that its tax return positions are supportable, management believes that certain positions may not be fully sustained upon review by tax authorities. Each period the Company assesses uncertain tax positions for recognition, measurement and effective settlement. Benefits from uncertain tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement - the more likely than not recognition threshold. Where the Company has determined that its tax return filing position does not satisfy the more-likely-than-not recognition threshold, the Company has recorded $87 million (December 31, 2023: $47 million; January 1, 2023: $16 million) of uncertain tax benefits.
The ongoing assessments of the more-likely-than-not outcomes of uncertain tax positions require judgment and can increase or decrease the Company’s effective tax rate, as well as impact its operating results. It is reasonably possible that the amount of uncertain tax positions could significantly change within the next 12 months. The Company has ongoing income tax audits in various jurisdictions and evaluates uncertain tax provisions that may be challenged by local tax authorities and not fully sustained. These uncertain tax positions are reviewed on an ongoing basis and adjusted in light of facts and circumstances including progression of tax audits, developments in case law and closing of statute of limitations. As of December 29, 2024, the Company is not able to estimate the range by which these potential events could impact the uncertain tax benefits recorded within the next 12 months.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	December 29, 2024	December 31, 2023	January 1, 2023
Balance at beginning of year	$46,889	$15,841	$15,129
Additions related to the current year	19,288	11,917	5,359
Additions related to the prior years	30,600	17,899	—
Reductions related to prior year positions	(3,818)	(95)	—
Reductions due to expiry of statute of limitations	(5,126)	(176)	(3,014)
Change in tax rate	—	—	—
Foreign exchange	(765)	1,503	(1,633)
Balance at end of year	$87,068	$46,889	$15,841

Unrecognized tax benefits increased by $40 million during the fiscal year ended December 29, 2024 (fiscal year ended December 31, 2023: $31 million). During fiscal year 2024 and fiscal year 2023, the net increase of $40 million and $31 million, respectively, was primarily driven by a rebalancing of intercompany pricing throughout the Group.
During the fiscal years ended December 29, 2024, the Company recognized interest and penalties associated with its unrecognized tax benefits in its consolidated statements of operations of $4 million. This amount is not included in the table above. During December 31, 2023, and January 1, 2023, the Company did not recognize any interest and penalties associated with its unrecognized tax benefits in its consolidated statements of operations. As of December 29, 2024, if recognized, $14 million of its unrecognized tax benefits would impact the Company’s effective tax rate, the remaining balance is recognized against deferred tax assets and as a result of valuation allowances would not impact the Company’s effective tax rate.
In the UK, US and Greece, the earliest tax years that remain subject to examination by the tax authorities are 2019, 2018, and 2017, respectively. To the extent US tax attributes generated in closed years are carried forward into years that are open to examination, they may be subject to adjustment in audit.
The Inflation Reduction Act (the “IRA”) was enacted in August 2022, the provisions of which include a minimum tax equal to 15% of the adjusted financial statement income of certain large corporations, as well as a 1% excise tax on certain share buybacks by public corporations that would be imposed on such corporations. The Company analyzed the impact of the IRA and the excise tax did not have a material impact on our business, financial condition, and results of operations for fiscal year ended December 29, 2024. The Company will continue to monitor this going forward.
The Organization for Economic Co-operation and Development (OECD) global tax reform initiatives introduced a global minimum tax of 15% on country-by-country profits applicable to large multinational corporations. As part of this international initiative, the UK enacted its BEPS Pillar Two Minimum Tax legislation with effect for accounting periods beginning on or after December 31, 2023.
The Company has carried out an assessment of the impacts of this legislation for Fiscal 2024 and has concluded that these new rules do not have a material impact on the Company’s effective tax rate or tax payments for this period. The Company will undertake this assessment for subsequent reporting periods to continue to monitor its compliance with the Global Anti-Base Erosion (GloBE) rules.
18.	Segments
The Company’s core operations comprise of Houses and restaurants across a number of territories, which are managed on a geographical basis. There is a segment managing director for each of the UK, The Americas, and Europe and Rest of the World (“RoW”) who is responsible for Houses, hotels and restaurants in that region. Each operating segment manager reports directly to the Company’s Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer combined. In addition to Houses and restaurants, the Company offers other products and services, such as retail, home & beauty products and services, which comprise its Retail operating segment; access to Soho Works collaboration spaces across the UK and North America, which comprise its

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Soho Works operating segment; and memberships for people who live in cities where physical Houses do not exist, which comprise its Cities Without Houses operating segment. The Retail, Soho Works, and Cities Without Houses operating segments also have segment managers which report directly to the CODM and are managed separately from the Houses and hotels in each region.
The Company has identified the following three reportable segments:
•	UK,
•	The Americas, and
•	Europe and RoW.
The Company analyzed the results of the Retail, Soho Works, Soho Restaurants, and Cities Without Houses operating segments and concluded that they did not warrant separate presentation as reportable segments as they do not provide additional useful information to the readers of the financial statements. Therefore, these segments are included as part of an “All Other” category.
Intercompany revenues and costs among the reportable segments are not material and accounted for as if the sales were to third parties because these items are based on negotiated fees between the segments involved. All intercompany transactions and balances are eliminated in consolidation. Intercompany revenues and costs between entities within a reportable segment are eliminated to arrive at segment totals. Segment revenue includes revenue of certain equity method investments, which are considered stand-alone operating segments, which are therefore not included in revenues as part of these consolidated financial statements. Eliminations between segments are separately presented. Corporate results include amounts related to Corporate functions such as administrative costs and professional fees. Income tax expense is managed by Corporate on a consolidated basis and is not allocated to the reportable segments.
The Company manages and assesses the performance of the reportable segments by Reportable segments EBITDA, which is defined as net income (loss) before depreciation and amortization, interest expense, net, provision (benefit) for income taxes, adjusted to take account of the impact of certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance. These other items include, but are not limited to, loss (gain) on sale of property and other, net, share of loss (profit) of equity method investments, foreign exchange, pre-opening expenses, non-cash rent, deferred registration fees, net, share of equity method investments EBITDA, share-based compensation expense and certain other expenses.
The following tables present disaggregated revenue for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023 and the key financial metrics reviewed by the CODM for the Company’s reportable segments:

	For the Fiscal Year Ended December 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership Revenues	$206,340	$122,432	$53,064	$381,836	$49,884	$431,720
In-House Revenues	206,408	182,949	118,022	507,379	—	507,379
Other Revenues	75,439	70,657	60,645	206,741	111,091	317,832
Elimination of equity accounted revenue	(14,742)	(7,842)	(30,533)	(53,117)	—	(53,117)
Total consolidated segment revenue	473,445	368,196	201,198	1,042,839	160,975	1,203,814

In House Operating Expenses	(281,028)	(220,057)	(134,797)	(635,882)	(2,460)	(638,342)
Other Operating Expenses	(52,573)	(39,557)	(46,122)	(138,252)	(138,069)	(276,321)
Total segment operating expenses	(333,601)	(259,614)	(180,919)	(774,134)	(140,529)	(914,663)

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	For the Fiscal Year Ended December 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Other segment items(2)	(63,238)	12,753	(18,321)	(68,806)	(32,813)	(101,619)
Share of equity method investments EBITDA	3,949	1,148	5,616	10,713	—	10,713
Reportable segments EBITDA	80,555	122,483	7,574	210,612	(12,367)	198,245
Unallocated corporate overhead						(46,235)
Consolidated Segmental EBITDA						152,010
Depreciation and amortization						(101,521)
Interest expense, net						(83,531)
Income tax expense						(13,318)
Gain (loss) on sale of property and other, net						(1,768)
Share of income of equity method investments						5,090
Foreign exchange						(22,708)
Pre-opening expenses						(15,626)
Non-cash rent(1)						(6,690)
Deferred registration fees, net						1,873
Share of equity method investments EBITDA						(10,713)
Share-based compensation expense						(16,023)
Loss on impairment of long lived assets and intangible assets(3)						(32,345)
Loss on impairment of Goodwill(4)						(6,204)
Other expenses, net(5)						(12,094)
Net loss						$(163,568)

(1)	Includes the effect of a prior-period error correction, as discussed in Note 2, Summary of Significant Accounting Policies – Basis of Presentation.
(2)	Other segment items mainly relate to depreciation and amortization, interest expense, net and other, net.
(3)
Following the Company’s impairment review, the Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $14 million is in respect of Soho Works North America and $1 million related to a UK restaurant site. Further, the Company recognized $18 million of impairment losses on intangible assets related to the termination of two hotel management contracts and impairment on four LINE and Saguaro hotel management contracts.

(4)	The Company recognized impairment losses of $6 million on goodwill related to the LINE and Saguaro and Soho Roc House reporting units
(5)
Other expenses, net include a $2 million expense related to professional service fees associated with the Company’s shareholder activism response, a $2 million expense related to third party advisory expenses incurred by the Company’s independent special committee in request of the evaluation of certain strategic transactions and a $7 million expense incurred with respect to a strategic reorganization program of the Company’s operations and support teams.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	For the Fiscal Year Ended December 31, 2023 (As Revised)
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership Revenues	$177,267	$104,396	$45,648	$327,311	$42,023	$369,334
In-House Revenues	203,172	182,363	122,359	507,894	—	507,894
Other Revenues	76,066	70,497	43,982	190,545	109,187	299,732
Elimination of equity accounted revenue	(15,411)	(7,686)	(28,729)	(51,826)	—	(51,826)
Total consolidated segment revenue	441,094	349,570	183,260	973,924	151,210	1,125,134

In House Operating Expenses	$(263,488)	$(196,126)	$(131,084)	$(590,698)	$(1,777)	(592,475)
Other Operating Expenses	$(56,827)	$(40,925)	$(29,262)	$(127,014)	$(129,883)	(256,897)
Total segment operating expenses	(320,315)	(237,051)	(160,346)	(717,712)	(131,660)	(849,372)

Other segment items(4)	(50,338)	4,420	(16,808)	(62,726)	(36,980)	(99,706)
Share of equity method investments EBITDA	3,036	1,239	5,044	9,319	—	9,319
Reportable segments EBITDA	73,477	118,178	11,150	202,805	(17,430)	185,375
Unallocated corporate overhead						(43,946)
Consolidated Segmental EBITDA						141,429
Depreciation and amortization						(111,281)
Interest expense, net						(84,136)
Income tax expense						(10,811)
Gain on sale of property and other, net						(1,038)
Share of loss of equity method investments						1,900
Foreign exchange						36,196
Pre-opening expenses						(18,679)
Non-cash rent(1)						(1,785)
Deferred registration fees, net						1,855
Share of equity method investments EBITDA						(9,319)
Share-based compensation expense						(20,230)
Loss on impairment(2)						(47,772)
Other expenses, net(3)						(6,007)
Net loss						$(129,678)

(1)	Includes the effect of a prior-period error correction, as discussed in Note 2, Summary of Significant Accounting Policies - Basis of Presentation.
(2)
During Fiscal 2023, the Company recognized $48 million of impairment losses on long-lived assets (comprised of $32 million in respect of Operating lease assets and $16 million of Property and equipment, net), of which $39 million is in respect of Soho Works North America.

(3)
In November 2023, the Company entered into a 10-year licensing agreement with a third party to manufacture and distribute the Company’s Cowshed brand, commencing January 1, 2024. This agreement has restricted the Company’s ability to sell certain inventories it acquired prior to entering into the agreement. As such, the Company has provided in full for the $5 million of inventory it is unable to recover as a result of the entering into the agreement. This is presented within other, net in the consolidated statement of operations for Fiscal 2023.

(4)	Other segment items mainly relate to depreciation and amortization, interest expense, net and other, net.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	For the Fiscal Year Ended January 1, 2023 (As Revised)
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership Revenues	$139,636	$76,603	$31,485	$247,724	$35,955	$283,679
In-House Revenues	193,983	166,016	88,240	448,239	—	448,239
Other Revenues	70,689	65,010	38,408	174,107	115,252	289,359
Elimination of equity accounted revenue	(14,919)	(7,700)	(22,655)	(45,274)	—	(45,274)
Total consolidated segment revenue	389,389	299,929	135,478	824,796	151,207	976,003

In House Operating Expenses	$(243,216)	$(185,566)	$(99,160)	$(527,942)	$(2,787)	(530,729)
Other Operating Expenses	$(50,893)	$(38,233)	$(24,183)	$(113,309)	$(138,592)	(251,901)
Total segment operating expenses	(294,109)	(223,799)	(123,343)	(641,251)	(141,379)	(782,630)

Other segment items(2)	(27,531)	(15,468)	(4,631)	(47,630)	(23,563)	(71,193)
Share of equity method investments EBITDA	2,610	1,142	3,825	7,577	—	7,577
Reportable segments EBITDA	70,359	61,804	11,329	143,492	(13,735)	129,757
Unallocated corporate overhead						(43,522)
Consolidated Segmental EBITDA						86,235
Depreciation and amortization						(99,915)
Interest expense, net						(71,518)
Income tax benefit						(5,131)
Gain on sale of property and other, net						390
Share of loss of equity method investments						3,941
Foreign exchange(1)						(69,600)
Pre-opening expenses						(14,078)
Non-cash rent						(7,877)
Deferred registration fees, net						(924)
Share of equity method investments EBITDA						(7,577)
Share-based compensation expense(3)						(22,675)
Other expenses, net(3)						(14,628)
Net loss						$(223,357)

(1)	Includes the effect of a prior-period error correction, as discussed in Note 2, Summary of Significant Accounting Policies – Basis of Presentation.
(2)	Other segment items mainly relate to depreciation and amortization, interest expense, net and other, net.
(3)
Other expenses, net includes share-based compensation and severance expense incurred related to the departure of the former Chief Operating Officer ($4 million) and another former employee ($1 million) of the Company of $5 million for fiscal year ended January 1, 2023. This balance is reported within share-based compensation expense in the consolidated statement of operations for the fiscal year ended January 1, 2023.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The following table presents long-lived asset information (which includes property and equipment, net, operating lease right-of-use assets and equity method investments) by geographic area as of December 29, 2024 and December 31, 2023. Asset information by segment is not reported internally or otherwise regularly reviewed by the CODM. Further, Management concluded that it was impractical to report revenues from external customers attributed to the Company’s country of domicile and all material foreign countries.

	As of
(in thousands)	December 29, 2024	December 31, 2023 (As Revised)
Long-lived assets by geography
The Americas	$868,883	$873,547
United Kingdom	548,996	556,628
Europe	294,394	317,502
Asia	35,024	47,694
Total long-lived assets	$1,747,297	$1,795,371

Following the Company’s impairment review in Fiscal 2024 and Fiscal 2023, the Company recognized $14 million and $48 million of impairment losses on long-lived assets comprised of $11 million and $32 million in respect of Operating lease assets and $3 million and $16 million of Property and equipment, net.
The long-lived assets presented by geography above include $14 million and $1 million of impairment losses in The Americas and United Kingdom, respectively in Fiscal 2024 and $39 million, $4 million and $5 million of impairment losses in The Americas, United Kingdom and Asia, respectively in Fiscal 2023.
19.	Related Party Transactions
The amounts owed by (to) equity method investees due within one year are as follows:

	As of
(in thousands)	December 29, 2024	December 31, 2023
Soho House Toronto Partnership	$745	$608
Raycliff Red LLP	(6,957)	(5,669)
Mirador Barcel S.L.	(1,081)	(784)
Little Beach House Barcelona S.L.	(355)	(406)
Mimea XXI S.L.	961	715
Soho Beach House Canouan Limited	673	—
StoreBerlin Limited*	1,470	1,310
	$(4,544)	$(4,226)

*
The Company owns 50% of Store Berlin and suspended application of the equity method of accounting for Store Berlin as of January 2, 2022, due to the £1 investment balance and given SHCO is not obligated to provide for Store Berlin’s losses, has not guaranteed its obligations, nor otherwise committed to provide financial support. Whilst StoreBerlin has suspended equity method of accounting, the entity continues to have a balance owed by the JV.

Amounts owed by equity method investees due within one year are included in prepaid expenses and other current assets on the consolidated balance sheets. Amounts owed to equity method investees due within one year are included in other current liabilities on the consolidated balance sheets.
Lease contracts with Related Parties
The Company leases Soho Works Washington, 875 Washington Street, New York, from an affiliate of Raycliff Capital, LLC which is controlled by a member of the Company’s board; however, on June 20, 2024 the member stood down from the Company’s board. The handover of five floors of the leased property occurred on a floor-by-floor basis resulting in multiple lease commencement dates in 2019 and 2020. The various lease contracts run for a term of 15 years

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
until March 31, 2036, with further options to extend. The total operating lease right-of-use asset and liability associated with this property was $35 million and $54 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $7 million, $6 million and $5 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company is party to a property lease arrangement with The Yucaipa Companies, LLC for 9100-9110 West Sunset Boulevard, Los Angeles, California. This lease runs for a term of 15 years until March 31, 2030. The operating right-of-use asset and liability associated with this lease are $6 million and $8 million as of December 29, 2024, respectively, and $13 million and $21 million as of December 31, 2023, respectively. Rent expense associated with this lease totaled $2 million, $2 million and $2 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
Through Soho-Ludlow Tenant LLC, the Company is a party to a property lease agreement dated May 3, 2019, for 137 Ludlow Street, New York with 137 Ludlow Gardens LLC, an affiliate of The Yucaipa Companies, LLC. This lease runs for a term of 27 years until May 31, 2046, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $8 million and $15 million, respectively, as of December 29, 2024 and $8 million and $15 million, respectively, as of December 31, 2023. The rent expense associated with this lease was $1 million, $1 million and $1 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company leases the Little House West Hollywood, 8465 Hollywood Drive, West Hollywood, California, from GHWHI, LLC, an affiliate of The Yucaipa Companies, LLC until August 2024 when ownership was transferred to a third party. This lease commenced on October 16, 2021. This lease runs for a term of 25 years (15-year base lease term, including two 5-year renewal options). The operating lease right-of-use asset and liability associated with this lease were $64 million and $68 million, respectively, as of December 31, 2023. The receivable recognized by Soho House was $1 million for fiscal year ended December 31, 2023. The rent expense associated with this lease $6 million, $6 million and $5 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company leases the Tel Aviv House, 27 Yefet Street, Tel Aviv, Israel, from an affiliate of Raycliff Capital, LLC which is controlled by a member of the Company’s board; however, on June 20, 2024 the member stood down from the Company’s board. This lease commenced on June 1, 2021. This lease runs for a term of 19 years until December 15, 2039. The operating lease right-of-use asset and liability associated with this lease was $22 million and $22 million, respectively, as of December 31, 2023. The rent expense associated with this lease $3 million, $3 million and $3 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company leases a property from GHPSI, LLC, an affiliate of The Yucaipa Companies, LLC, in order to operate the Le Vallauris restaurant, 385 West Tahquitz Canyon Way, Palm Springs, California. On October 21, 2024, the Le Vallauris (California, US) lease contract was modified to defer the rent until Soho House Palm Springs’ opening date. This modification was a result of rent negotiation efforts between two parties to reflect the commercial relationship between the restaurant and House location. This lease runs for a term of 15 years until March 16, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $4 million and $4 million, respectively, as of December 29, 2024 and $6 million and $7 million, respectively as of December 31, 2023. The rent expense associated with this lease $1 million, $1 million and $1 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company leases a property located at 900 Campagna Lane, Kenwood, California from Kenwood Ranch, LLC, an affiliate of The Yucaipa Companies, LLC. This lease runs for a term of 15 years, with options to extend for two additional five-year terms. The lease term, and rent payments under the lease, have not yet commenced as the property is not yet operational. As of fiscal year ended December 29, 2024, the receivable balance was fully settled. As of December 31, 2023, the Company held a receivable of less than $1 million .

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The Company leases a property located at 27984 Highway 189, Lake Arrowhead, California from RLAHI, LLC, an affiliate of The Yucaipa Companies, LLC. This lease runs for a term of 15 years, with options to extend for two additional five-year terms. The lease term, and rent payments under the lease, have not yet commenced as the property is not yet operational. This has led to a receivable balance of less than $1 million and less than $1 million for fiscal years ended December 29, 2024 and December 31, 2023.
The Company leases a property from GHPSI, LLC, an affiliate of The Yucaipa Companies, LLC, in order to operate the Willows Historic Palm Springs Inn, 412 West Tahquitz Canyon Way, Palm Springs, California. This lease commenced on September 15, 2022. On October 21, 2024, the Willows Historic Palm Springs Inn (California, US) lease contract was modified to defer the rent until Soho House Palm Springs’ opening date. This modification was a result of rent negotiation efforts between two parties to reflect the commercial relationship between the inn and House location. This lease runs for a term of 15 years until September 14, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $8 million and $8 million, respectively, as of December 29, 2024 and $14 million and $14 million, respectively, as of December 31, 2023. The receivable due to Soho House associated with this lease was less than $1 million and $1 million in fiscal years ended December 29, 2024, and December 31, 2023. The rent expense associated with this lease was $2 million, $2 million and less than $1 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively.
The Company leases the Soho House Stockholm property located at Majorsgatan 5, Stockholm, Sweden from Majorsbolaget AB, an affiliate of The Yucaipa Companies, LLC, until October 2023 when ownership was transferred to a third party. This lease commenced on December 8, 2022. This lease runs for a term of 15 years. The operating lease right-of-use asset and liability associated with this lease were $29 million and $30 million, respectively, as of December 31, 2023. The receivable associated with this lease was $3 million during the fiscal year ended December 31, 2023. The rent expense associated with this lease was $3 million and less than $1 million during the fiscal years ended December 31, 2023 and January 1, 2023.
Hotel Management agreements with Related Parties
The Company recognized management fees, development fees and cost reimbursements from Ned-Soho House, LLP, a joint venture between the Company and an affiliate of The Yucaipa Companies, LLC, related to the operations of the Ned London. The Company recognized a receivable of $10 million and $3 million reported within “Accounts receivable, net” in the consolidated balance sheet for fiscal years ended December 29, 2024 and December 31, 2023, respectively. The Company also recorded a payable of $3 million and $2 million reported within “Accounts payable net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023, respectively. The accrued revenue balance for Ned-Soho House LLP associated with the fees was $1 million and $7 million recorded within “Prepaid expenses and other current assets” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023. Ned-Soho House, LLP also recognized a receivable relating to retail related revenue from Soho House brands for $2 million and $2 million reported within “Accounts receivable, net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023 and a payable for less than $1 million and less than $1 million reported within “Accounts payable net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023. The revenue recognized from the management fees, development fees and cost reimbursements was $5 million, $4 million and $4 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively and they are reported within “Other Revenues” in the consolidated statement of operations. The revenue recognized from the retail related services was less than $1 million, less than $1 million and less than $1 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively and they are reported within “Other Revenues” in the consolidated statement of operations.
The Company recognized management fee income from the Ned NY 28th, LLC, an affiliate of The Yucaipa Companies, LLC, related to the operations of The Ned New York, which opened in June 2022, leading to a receivable of totaling $6 million and $4 million reported within “Accounts receivable, net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023, respectively. The fees totaled $2 million, $2 million and $1 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively and they are reported within “Other Revenues” in the consolidated statement of operations. The Ned New York also recognized a receivable, reported within “Accounts receivable, net” in the consolidated balance sheet, relating to Retail related revenue from Soho House brands for less than $1 million and less than $1 million for the fiscal years ended December 29, 2024 and

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
December 31, 2023, respectively. The revenue recognized from the retail related services was less than $1 million, less than $1 million and less than $1 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively and reported within “Other Revenues” in the consolidated statement of operations.
The Company recognized management fees and cost reimbursements from Oryx Corniche Developments QPSC, an affiliate of The Yucaipa Companies, LLC, until April 2024 when ownership was transferred to a third party, related to the operations of The Ned Doha, which opened in November 2022. The recognition of fees and cost reimbursement lead to a receivable balance totaling $2 million reported within “Accounts receivable, net” in the consolidated balance sheet for December 31, 2023 and a payable balance of less than $1 million reported within “Accounts payable net” in the consolidated balance sheet as of December 31, 2023. The Ned Doha had an accrued revenue balance of $1 million recorded within “Prepaid expenses and other current assets” in the consolidated balance sheet as of December 31, 2023. The fees totaled $2 million, $1 million and less than $1 million during the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, respectively and they are reported within “Other Revenues” in the consolidated statement of operations.
The Company recognized management fees under our hotel management contract for the operation of The LINE and Saguaro hotels from LA Wilshire Hotel LLC, Adams Morgan Hotel Owner LLC, Downtown Austin Lakeside Hotel LLC and Palm Canyon Hotel LLC as the owners of the LINE and Saguaro hotels, which are affiliates of The Yucaipa Companies, LLC. These fees lead to a receivable of $12 million and $6 million reported within “Accounts receivable, net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023. The fees, recorded under Other Revenue, amounted to $11 million, $8 million and $8 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company recognized management fees under our studio, hotel and restaurant management contract for the operation of Redchurch Street studio space, hotel and Cecconi’s from an affiliate of Raycliff Capital, LLC which is controlled by a member of the Company’s board; however, on June 20, 2024 the member stood down from the Company’s board. The fees led to a receivable of $6 million reported within “Accounts receivable, net” in the consolidated balance sheet as of December 31, 2023. The costs invoiced to The Company lead to a payable of $4 million reported within “Accounts payable net” in the consolidated balance sheet as of
December 31, 2023. The Company also recognized accrued income of less than $1 million recorded within “Prepaid expenses and other current assets” in the consolidated balance sheet as of December 31, 2023. The fees totaled less than $1 million, less than $1 million and less than $1 million during the fiscal years ending December 29, 2024, December 31, 2023 and January 1, 2023, respectively and they are reported within “Other Revenues” in the consolidated statement of operations.
Design Service Management Agreements with Related Parties
Fees from the provision of Soho House Design services to affiliates, Oryx Corniche Developments QPSC, an affiliate of The Yucaipa Companies, LLC, until April 2024 when ownership was transferred to a third party, and GH123GREENWICH LLC, have led to a receivable totaling less than $1 million and less than $1 million reported within “Accounts receivable, net” in the consolidated balance sheet as of December 29, 2024 and December 31, 2023, respectively. The fees received from affiliates totaled $1 million, $1 million and $15 million during the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively, and they are reported within “Other Revenues” in the consolidated statement of operations. Costs incurred on behalf of GH123Greenwich LLC, GH 1170 Broadway, LLC and 730 15th Street Club LLC in connection to the provision of Soho House Design services led to a receivable for less than $1 million and $1 million which is reported within “Accounts receivable, net” as of December 29, 2024 and December 31, 2023, respectively. The Soho House Design services led to a payable of less than $1 million and less than $1 million as of December 29, 2024 and December 31, 2023 which is reported within “Accounts payable net” in the consolidated balance sheet. The fees recognized relating to Soho House Design services on behalf of affiliates totaled less than $1 million, less than $1 million and $4 million for fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively, and they are reported within “Other Revenues” in the consolidated statement of operations.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Other transactions with Related Parties
In September 2023, the Company repurchased 2,000,000 shares of its Class A common stock from its Founder and director Nick Jones in a privately negotiated transaction for $12 million. These shares are held by the Company as Treasury shares.
The Company reported a combined total amount related to the transactions listed above of $33 million and $34 million in current assets as of December 29, 2024 and December 31, 2023 in the consolidated balance sheet. The Company reported a combined related party receivable of $31 million and $26 million as of December 29, 2024 and December 31, 2023, respectively, reported within “Accounts receivable, net”. Further, included within “Accounts receivable, net” are non-secured and non-interest bearing advances in the amount of $5 million held with The LINE and Saguaro hotel entities. The outstanding related party receivable and advances amounts are expected to be repaid in full and settled in cash. Of the outstanding accounts receivable balances, $9 million is expected to be assumed by the new LINE LA JV vehicle, as described in Note 21 Subsequent events. The Company reported a combined related party accrued revenue of $1 million and $8 million as of December 29, 2024 and December 31, 2023, respectively, reported within “Prepaid expenses and other current assets.” The Company reported a combined right-of-use asset of $26 million and $192 million as of December 29, 2024 and December 31, 2023, respectively, reported within “Operating lease assets” in the consolidated balance sheet.
Included in current liabilities in the consolidated balance sheet are amounts due to related parties listed above of $1 million and $5 million reported within “Current portion of operating lease liabilities - sites trading more than one year” as of December 29, 2024 and December 31, 2023, respectively. The related combined long term lease liability amounts to $34 million and $225 million reported in “Operating lease liabilities, net of current portion - sites trading more than one year” as of December 29, 2024 and December 31, 2023, respectively. Further, the Company recognized a payable, recorded within “Accounts payable”, of $3 million and $6 million as of December 29, 2024 and December 31, 2023, respectively, related to transactions listed above.
The Company reported in the consolidated statement of operations a combined amount of revenue generated from related party transactions listed above of $20 million, $17 million and $33 million during fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively, and reported in “Other revenue”. The straight-line rent recorded within “In-house operating expenses” associated with the related party leases listed above amounts to $22 million, $23 million and $17 million for the fiscal years ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.
The Company is party to various transactions with affiliates of The Yucaipa Companies, LLC, as identified above. The Yucaipa Companies, LLC, through its participation in the Voting Group, has significant influence over us, including control over decisions that require the approval of stockholders. The Voting Group constitutes our Founder and director Nick Jones, Richard Caring a director, and certain affiliates of The Yucaipa Companies, LLC and its Founder and our executive chairman and a director, Ron Burkle, together with their respective family members and certain affiliates.
20.	Revision of Prior Period Financial Statements
As described in Note 2, Summary of Significant Accounting Policies, during the third quarter in the fiscal year ended December 29, 2024, in connection with a planned ERP systems upgrade, the Company performed a number of initiatives including continuing to work with external consultants to review and strengthen its internal controls and processes, including reconciliations and completing the implementation of a new ERP system for its retail business in August 2024. Through the performance of these activities, management identified misstatements in its previously issued financial statements and confirmed the financial statement impact of previously identified uncorrected immaterial misstatements. The Company determined that correction of these adjustments as out of period corrections would be material in aggregate to the third quarter of fiscal 2024, however, the impacts of these misstatements were not material to the financial statements for all prior periods identified. As a result, the Company has revised its Fiscal 2023 and Fiscal 2022 consolidated financial statements to adjust for the impact of these misstatements.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The Company classified the majority of the misstatements into the following major categories:
1.
North America segment balance sheet reconciliations – the Company identified misstatements during the balance sheet reconciliation process which impacted several years and financial statement line items. The identified misstatements primarily related to items that should have been expensed as In-House and Other operating expenses but were manually coded incorrectly or not picked up in our systems.

On the statement of operations, this misstatement resulted in an understatement of net loss of $5 million in Fiscal 2022 $7 million in Fiscal 2023. On the balance sheet, this misstatement impacted accounts receivables, accrued liabilities, indirect and employee taxes payable and other current liabilities, resulting in an overstatement of net assets of $6 million as at Fiscal 2022, $12 million as at Fiscal 2023. This included a net decrease in Cash and cash equivalents of $1 million as at Fiscal 2022, $3 million as at Fiscal 2023, related to unrecorded credit card fees and identified errors in transactions recorded in the cash control account for which cash was not received. On the statement of cash flows, the misstatement resulted in an overstatement of net cash provided by operating activities of $3 million in Fiscal 2022 and Fiscal 2023.
2.
Soho Home sale transactions – the Company implemented a new ERP system for the retail business in August 2024. As part of the cut-over process into the new system, transactions were identified that had not been loaded from the commercial third party external system into the Company’s previous ERP system. On the statement of operations, this misstatement resulted in an understatement of Other revenues and Other operating expenses of $3 million and $1 million in Fiscal 2022, respectively; and $1 million and less than $1 million in Fiscal 2023, respectively, so an understatement of net income of $2 million in Fiscal 2022; and less than $1 million in Fiscal 2023. On the balance sheet, this misstatement impacted inventories and deferred income financial statement line items which resulted in an understatement of net assets of $2 million as at Fiscal 2022 and $2 million as at Fiscal 2023. There was no impact on the statement of cash flows presented in the fiscal periods impacted by these errors.

3.
Soho Works embedded lease accounting – the Company had not correctly identified a large Soho Works office contract as an embedded lease and failed to split the payments received under this contract as Membership revenues and as a credit to Other operating expenses (rent expense). This misstatement resulted in an overstatement of Membership revenues and Other operating expenses of $5 million in Fiscal 2023 which offset one another to have a net nil impact on net income, and a net nil impact on net assets and cash flows. There was no impact on the balance sheet and statement of cash flows presented in the fiscal periods impacted by these errors.

4.
Revenue recognition of exclusivity and incentive fee – the Company incorrectly recognized revenue in connection with two contracts in the Asian region at a point in time through Other revenues rather than over time through the identified performance obligation period. On the statement of operations, this misstatement resulted in an overstatement of Other revenues of $6 million in Fiscal 2023. On the balance sheet, this misstatement resulted in an understatement of deferred revenues of $6 million as at Fiscal 2023. There was no impact on the statement of cash flows presented in the fiscal period impacted by these errors.

The identified misstatements resulted in adjustments to various financial statement line items in the balance sheets, the statements of operations and the statements of cash flows across the periods presented in the tables below as follows:
•
an immaterial overstatement of Total revenues, Other operating expenses, Depreciation and amortization, Income tax expense, Cash and cash equivalents, Inventories, Prepaid expenses and other current assets, Property and equipment, net, Equity method investments; and

•
an immaterial understatement of In-House operating expenses, Pre-opening expenses, Accounts receivable, net, Operating lease assets, Accrued liabilities, Current portion of deferred revenue, Indirect and employee taxes payable and Other current liabilities.

Additionally, Management revised comparative period information presented on certain financial statement notes such as Note 8, Property and Equipment, Net and Note 4, Equity Method Investments to reflect identified disclosures adjustments.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
The Company assessed the materiality of the errors, both individually and in aggregate, including as out of period corrections in the third quarter of fiscal 2024 as well as corrections to impacted prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections. The Company evaluated the materiality of the errors on the Fiscal 2023 and Fiscal 2022 consolidated financial statements and determined that they did not result in a material misstatement to the financial condition, results of operations, change of trend, or liquidity for any of these periods previously presented. However, the Company determined that the effect of recording the misstatements during the 13-week and 39-week periods ended as of September 29, 2024, would be material to the consolidated financial statements for the 52-week period ended December 29, 2024. As a result, the Company revised its previously issued consolidated financial statements.
The revision of the historical consolidated financial statements also includes the correction of other previously identified immaterial errors, which have impacted a number of financial statement line items in the balance sheets, the statements of operations and the statements of cash flows across the periods presented in the tables below that follow. The Company had previously determined that these adjustments did not, either individually or in the aggregate, result in a material misstatement of its previously issued consolidated financial statements. Further, the revision of the Fiscal 2022 consolidated financial statements includes as an out of period adjustment misstatements identified impacting periods pre-Fiscal 2022. Management has concluded that the impact pre-Fiscal 2022 is not material and will be part of the revisions in Fiscal 2022.
The Company believes the misstatements identified are related to manual processes and the existing material weaknesses in our control over financial reporting as described elsewhere in this Annual Report on Form 10-K. The Company has devoted, and will continue to devote, significant time and resources to complete its remediation of the material weaknesses. The following components of the ongoing remediation plan, among others, are:
•	Further enhancing our staff’s skill-level and number of accounting staff within the finance department, especially in the Americas;
•	Implementing a new ERP system that supports the transition away from manual processes and legacy systems;
•	Investing in and improving other finance and controls related technology; and
•	Continuing to engage with external consultants to support the review and assist in strengthening the Company’s internal controls and processes.
Further, the Company is focused on continuing to bolster its Transformation and Finance teams including by hiring a Chief Transformation Officer (November 2024) to lead the ERP system implementation and a number of personnel with a higher level of knowledge and experience including application of US GAAP, internal audit and SOX compliance.
The Company considers that the actions described above are comprehensive and will remediate the material weaknesses and strengthen the Company’s internal control over financial reporting. Given the Company on-going process of recruiting experienced accounting staff and implementing the new ERP system, the Company believes that additional time will be beneficial to demonstrate that the new personnel, in conjunction with the new system, have the ability to consistently perform their responsibilities to ensure that the material weaknesses have been fully remediated. Therefore, the Company has concluded that these material weaknesses will not be considered fully remediated until the remediation actions, including those above, have operated effectively for a sufficient period of time and have been sufficiently tested.
Further information regarding the misstatements and related revisions including details of the corrections on the impacted financial statement line items are summarized in the tables below.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Consolidated Balance Sheets

	December 31, 2023			January 1, 2023
(in thousands, except for par value and share data)	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Assets
Current assets
Cash and cash equivalents	$161,656	$(2,501)	$159,155	$182,115	$(1,435)	$180,680
Restricted cash	1,951	—	1,951	7,928	—	7,928
Accounts receivable, net	58,158	(69)	58,089	42,215	171	42,386
Inventories	60,768	(3,172)	57,596	57,848	(1,418)	56,430
Prepaid expenses and other current assets	112,512	(563)	111,949	91,101	104	91,205
Total current assets	395,045	(6,305)	388,740	381,207	(2,578)	378,629
Property and equipment, net	627,035	(5,647)	621,388	647,001	(1,342)	645,659
Operating lease assets	1,150,165	2,123	1,152,288	1,085,579	—	1,085,579
Goodwill	206,285	—	206,285	199,646	—	199,646
Other intangible assets, net	127,240	—	127,240	125,968	—	125,968
Equity method investments	21,695	—	21,695	21,629	—	21,629
Deferred tax assets	740	—	740	295	—	295
Other non-current assets	9,597	(114)	9,483	6,571	(113)	6,458
Total non-current assets	2,142,757	(3,638)	2,139,119	2,086,689	(1,455)	2,085,234
Total assets	$2,537,802	$(9,943)	$2,527,859	$2,467,896	$(4,033)	$2,463,863
Liabilities, Redeemable Shares and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$70,316	$—	$70,316	$80,741	$—	$80,741
Accrued liabilities	84,815	1,499	86,314	84,112	1,603	85,715
Current portion of deferred revenue	117,129	(3,374)	113,755	91,611	(3,283)	88,328
Indirect and employee taxes payable	38,169	1,990	40,159	38,088	1,155	39,243
Current portion of debt, net of debt issuance costs	29,290	—	29,290	1,005	—	1,005
Current portion of related party loans	—	—	—	24,612	—	24,612
Current portion of operating lease liabilities - sites trading less than one year	1,721	—	1,721	4,176	—	4,176
Current portion of operating lease liabilities - sites trading more than one year	49,436	—	49,436	35,436	—	35,436
Other current liabilities	33,633	2,198	35,831	36,019	(1)	36,018
Total current liabilities	424,509	2,313	426,822	395,800	(526)	395,274
Debt, net of current portion and debt issuance costs	635,576	—	635,576	579,904	—	579,904
Property mortgage loans, net of debt issuance costs	137,099	—	137,099	116,187	—	116,187

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	December 31, 2023			January 1, 2023
(in thousands, except for par value and share data)	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Operating lease liabilities, net of current portion - sites trading less than one year	68,762	—	68,762	227,158	—	227,158
Operating lease liabilities, net of current portion - sites trading more than one year	1,234,140	—	1,234,140	982,306	—	982,306
Finance lease liabilities, net of current portion	78,481	—	78,481	76,638	—	76,638
Financing obligation, net of current portion	76,624	—	76,624	76,239	—	76,239
Deferred revenue, net of current portion	25,787	4,270	30,057	27,118	—	27,118
Deferred tax liabilities	1,510	—	1,510	1,666	—	1,666
Other non-current liabilities	5,941	—	5,941	256	—	256
Total non-current liabilities	2,263,920	4,270	2,268,190	2,087,472	—	2,087,472
Total liabilities	2,688,429	6,583	2,695,012	2,483,272	(526)	2,482,746
Commitments and contingencies
Shareholders’ deficit
Class A common stock	2,057	—	2,057	2,037	—	2,037
Additional paid-in capital	1,231,941	—	1,231,941	1,213,086	—	1,213,086
Accumulated deficit	(1,360,365)	(16,167)	(1,376,532)	(1,242,412)	(3,577)	(1,245,989)
Accumulated other comprehensive loss	30,000	(359)	29,641	54,853	70	54,923
Treasury stock	(62,000)	—	(62,000)	(50,000)	—	(50,000)
Total shareholders’ deficit attributable to Soho House & Co Inc.	(158,367)	(16,526)	(174,893)	(22,436)	(3,507)	(25,943)
Noncontrolling interest	7,740	—	7,740	7,060	—	7,060
Total shareholders’ deficit	(150,627)	(16,526)	(167,153)	(15,376)	(3,507)	(18,883)
Total liabilities and shareholders’ deficit	$2,537,802	$(9,943)	$2,527,859	$2,467,896	$(4,033)	$2,463,863

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Consolidated Statements of Operations

	For the fiscal year ended December 31, 2023			For the fiscal year ended January 1, 2023
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Revenues
Membership revenues	$361,487	$(4,882)	$356,605	$272,809	$—	$272,809
In-House revenues	482,066	89	482,155	426,602	607	427,209
Other revenues	292,326	(5,952)	286,374	272,803	3,182	275,985
Total revenues	1,135,879	(10,745)	1,125,134	972,214	3,789	976,003
Operating expenses
In-House operating expenses	(589,357)	(3,118)	(592,475)	(524,929)	(5,800)	(530,729)
Other operating expenses	(258,483)	1,586	(256,897)	(250,336)	(1,565)	(251,901)
General and administrative	(143,583)	—	(143,583)	(123,435)	—	(123,435)
Pre-opening expenses	(18,604)	(75)	(18,679)	(14,081)	3	(14,078)
Depreciation and amortization	(111,403)	122	(111,281)	(99,930)	15	(99,915)
Share-based compensation	(20,230)	—	(20,230)	(27,681)	—	(27,681)
Foreign exchange (loss) gain, net	36,196	—	36,196	(69,600)	—	(69,600)
Loss on impairment of long-lived assets	(47,455)	(317)	(47,772)	—	—	—
Other, net	(5,963)	(43)	(6,006)	(9,703)	—	(9,703)
Total operating expenses	(1,158,882)	(1,845)	(1,160,727)	(1,119,695)	(7,347)	(1,127,042)
Operating income (loss)	(23,003)	(12,590)	(35,593)	(147,481)	(3,558)	(151,039)
Other (expense) income
Interest expense, net	(84,136)	—	(84,136)	(71,499)	(19)	(71,518)
Gain (loss) on sale of property and other, net	(1,038)	—	(1,038)	390	—	390
Share of profit (loss) of equity method investments	1,900	—	1,900	3,941	—	3,941
Total other expense, net	(83,274)	—	(83,274)	(67,168)	(19)	(67,187)
Loss before income taxes	(106,277)	(12,590)	(118,867)	(214,649)	(3,577)	(218,226)
Income tax (expense) benefit	(10,811)	—	(10,811)	(5,131)	—	(5,131)
Net loss	(117,088)	(12,590)	(129,678)	(219,780)	(3,577)	(223,357)
Net loss (income) attributable to noncontrolling interest	(865)	—	(865)	(800)	—	(800)
Net loss attributable to Soho House & Co Inc.	$(117,953)	$(12,590)	$(130,543)	$(220,580)	$(3,577)	$(224,157)
Net loss per share attributable to Class A and B common stock shareholders Basic and diluted	$(0.60)	$(0.07)	$(0.67)	$(1.10)	$(0.02)	$(1.12)
Weighted average shares outstanding Basic and diluted	195,590	—	195,590	199,985	—	199,985

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Consolidated Statements of Comprehensive Loss

	For the fiscal year ended December 31, 2023			For the fiscal year ended January 1, 2023
(in thousands)	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Net loss	$(117,088)	$(12,590)	$(129,678)	$(219,780)	$(3,577)	$(223,357)
Other comprehensive loss
Foreign currency translation adjustment	(24,648)	(429)	(25,077)	47,480	70	47,550
Comprehensive loss	(141,736)	(13,019)	(154,755)	(172,300)	(3,507)	(175,807)
Loss attributable to noncontrolling interest	(865)	—	(865)	(800)	—	(800)
Foreign currency translation adjustment attributable to noncontrolling interest	(205)	—	(205)	476	—	476
Total comprehensive loss attributable to Soho House & Co Inc.	$(142,806)	$(13,019)	$(155,825)	$(172,624)	$(3,507)	$(176,131)

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Consolidated Statements of Shareholders’ (Deficit) Equity

	As Previously Reported					Adjustment					As Revised
(in thousands except for share data)	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit Attributable to Soho House & Co Inc.	Non controlling Interest	Total Shareholders’ (Deficit) Equity	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit Attributable to Soho House & Co Inc.	Non controlling Interest	Total Shareholders’ (Deficit) Equity	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Deficit Attributable to Soho House & Co Inc.	Non controlling Interest	Total Shareholders’ (Deficit) Equity
As of January 2, 2022	$(1,021,832)	$6,897	$176,134	$6,058	$182,192	$—	$—	$—	$—	$—	$(1,021,832)	$6,897	$176,134	$6,058	$182,192
Net loss	(220,580)	—	(220,580)	800	(219,780)	(3,577)	—	(3,577)	—	(3,577)	(224,157)	—	(224,157)	800	(223,357)
Distributions to noncontrolling interest	—	—	—	(1,206)	(1,206)	—	—	—	—	—	—	—	—	(1,206)	(1,206)
Purchase of noncontrolling interests in connection with the Soho Restaurants Acquisition	—	—	(1,884)	1,884	—	—	—	—	—	—	—	—	(1,884)	1,884	—
Shares repurchased	—	—	(50,000)	—	(50,000)	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Share-based compensation, net of tax	—	—	26,207	—	26,207	—	—	—	—	—	—	—	26,207	—	26,207
Additional IPO costs	—	—	(269)	—	(269)	—	—	—	—	—	—	—	(269)	—	(269)
Net change in cumulative translation adjustment	—	47,956	47,956	(476)	47,480	—	70	70	—	70	—	48,026	48,026	(476)	47,550
As of January 1, 2023	$(1,242,412)	$54,853	$(22,436)	$7,060	$(15,376)	$(3,577)	$70	$(3,507)	$—	$(3,507)	$(1,245,989)	$54,923	$(25,943)	$7,060	$(18,883)
Net loss	(117,953)	—	(117,953)	865	(117,088)	(12,590)	—	(12,590)	—	(12,590)	(130,543)	—	(130,543)	865	(129,678)
Distributions to noncontrolling interest	—	—	—	(390)	(390)	—	—	—	—	—	—	—	—	(390)	(390)
Shares repurchased	—	—	(12,000)	—	(12,000)	—	—	—	—	—	—	—	(12,000)	—	(12,000)
Non-cash share-based compensation	—	—	18,875	—	18,875	—	—	—	—	—	—	—	18,875	—	18,875
Net change in cumulative translation adjustment	—	(24,853)	(24,853)	205	(24,648)	—	(429)	(429)	—	(429)	—	(25,282)	(25,282)	205	(25,077)
As of December 31, 2023	$(1,360,365)	$30,000	$(158,367)	$7,740	$(150,627)	$(16,167)	$(359)	$(16,526)	$—	$(16,526)	$(1,376,532)	$29,641	$(174,893)	$7,740	$(167,153)

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
Consolidated Statements of Cash Flows

	For the fiscal year ended December 31, 2023			For the fiscal year ended January 1, 2023
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Cash flows from operating activities
Net loss	$(117,088)	$(12,590)	$(129,678)	$(219,780)	$(3,577)	$(223,357)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	111,403	(122)	111,281	99,930	(15)	99,915
Non-cash share-based compensation, net of tax	18,875	—	18,875	26,207	—	26,207
Deferred tax expense (benefit)	(607)	—	(607)	237	—	237
(Gain) loss on disposal of property and other, net	1,038	—	1,038	(390)	—	(390)
Impairment relating to long-lived assets	47,455	317	47,772	—	—	—
Provision for write-down of inventories	6,827	—	6,827	—	—	—
Share of (profit) loss of equity method investments	(1,900)	—	(1,900)	(3,941)	—	(3,941)
Amortization of debt issuance costs	2,808	—	2,808	4,315	—	4,315
Loss on debt extinguishment	3,278	—	3,278	—	—	—
PIK interest	39,300	—	39,300	36,254	—	36,254
Distributions from equity method investees	368	—	368	3,281	—	3,281
Foreign exchange loss (gain), net	(36,196)	—	(36,196)	69,600	—	69,600
Changes in assets and liabilities:
Accounts receivable	(14,228)	421	(13,807)	(24,109)	(171)	(24,280)
Inventories	(9,747)	4,282	(5,465)	(31,029)	1,418	(29,611)
Operating leases, net	(2,194)	279	(1,915)	25,190	—	25,190
Other operating assets	(17,952)	958	(16,994)	(38,667)	(104)	(38,771)
Deferred revenue	13,845	2,587	16,432	20,131	(2,852)	17,279
Accounts payable and accrued and other liabilities	4,527	1,044	5,571	47,453	2,482	49,935
Net cash provided by operating activities	49,812	(2,824)	46,988	14,682	(2,819)	11,863
Cash flows from investing activities
Purchase of property and equipment	(67,763)	1,822	(65,941)	(73,729)	1,384	(72,345)
Proceeds from sale of assets	1,368	—	1,368	926	—	926
Purchase of intangible assets	(17,966)	28	(17,938)	(21,672)	—	(21,672)
Property and casualty insurance proceeds received	148	—	148	338	—	338
Net cash used in investing activities	(84,213)	1,850	(82,363)	(94,137)	1,384	(92,753)
Cash flows from financing activities
Repayment of borrowings	(117,790)	—	(117,790)	(736)	—	(736)
Issuance of related party loans	—	—	—	3,217	—	3,217

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023

	For the fiscal year ended December 31, 2023			For the fiscal year ended January 1, 2023
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Payment for debt extinguishment costs	(1,686)	—	(1,686)	—	—	—
Proceeds from borrowings	140,000	—	140,000	105,795	—	105,795
Payments for debt issuance costs	(2,822)	—	(2,822)	(1,860)	—	(1,860)
Principal payments on finance leases	(407)	—	(407)	(528)	—	(528)
Principal payments on financing obligation	—	—	—	(1,578)	—	(1,578)
Distributions to noncontrolling interest	(390)	—	(390)	(1,206)	—	(1,206)
Purchase of treasury stock	(12,000)	—	(12,000)	(50,000)	—	(50,000)
Proceeds from initial public offering, net of offering costs	—	—	—	(269)	—	(269)
Net cash (used in) provided by financing activities	4,905	—	4,905	52,835	—	52,835
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,060	(92)	2,968	(3,999)	—	(3,999)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(26,436)	(1,066)	(27,502)	(30,619)	(1,435)	(32,054)
Cash, cash equivalents, and restricted cash
Beginning of period	190,043	(1,435)	188,608	220,662	—	220,662
End of period	$163,607	$(2,501)	$161,106	$190,043	$(1,435)	$188,608

21.	Subsequent Events
Share issuances and grants of share awards
Between January and March 2025, the Company issued a total of 264,579 shares of Class A common stock as a result of RSU awards vesting and SAR exercises. In January 2025, the Company granted 127,575 RSU awards.
COVID Insurance Recovery
On February 19, 2025, the Company received $23 million (£18 million) of insurance proceeds, net of fees, related to business interruption during the COVID-19 pandemic.
Amendment Letter Agreement to the Existing Revolving Credit Facility
On February 21, 2025, Soho House Bond Limited, a wholly-owned subsidiary of the Company entered into an Amendment Letter Agreement that amends the existing £75 million senior revolving facility agreement among HSBC UK Bank PLC and SHG Acquisition (UK) Limited and Soho House U.S. Corp., two of the Company’s wholly-owned indirect subsidiaries, as borrowers.
The Amendment Letter Agreement amends the Revolving Credit Facility to extend the termination date from July 25, 2026, as previously amended, to December 31, 2026. All other material terms remain substantially unchanged.
Compagnie de Phalsbourg credit facility
On February 4, 2025, the Company repaid the outstanding balance of $5 million on the Compagnie de Phalsbourg credit facility.

Soho House & Co Inc.
Notes to Consolidated Financial Statements
December 29, 2024, December 31, 2023 and January 1, 2023
LINE LA
On March 22, 2025, the Company signed a term sheet to form a Joint Venture (“JV”) with Corten Real Estate Management LLC (“Corten”) to recapitalize and operate The LINE LA property (the “LINE LA Transaction”). The JV will be equally owned (50% each) by MCGA Hotels, LLC, a subsidiary of SHCO, and Corten. SHCO will contribute $14 million, comprising $10 million to partially repay Corten’s loan and $4 million for working capital. As of December 29, 2024, the Company holds an outstanding receivable of $9 million related to services provided under the LINE LA hotel management agreement. This receivable is expected to be assumed by the new LINE LA JV vehicle.
Pursuant to the terms of the LINE LA Transaction, SHCO and Corten (or their respective creditworthy affiliates) will each provide customary guarantees for bad boy acts covering certain Environmental Indemnity, Recourse Obligations, and Carry Costs (ongoing operational expenses), with each party individually responsible for 50% of these obligations. The total combined guarantee exposure is capped at the outstanding $54.0 million senior loan balance owed to Axos Bank.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
None.
Item 9A.	Controls and Procedures.
Management’s Annual Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate. Management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 29, 2024 using the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in the 2013 Internal Control-Integrated Framework updated and reissued by the Committee of Sponsoring Organizations, or the COSO Framework.
Evaluation of Disclosure Controls and Procedures
Management have concluded that as of December 29, 2024 our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)), were not effective at the reasonable assurance level, due to material weaknesses in our internal control over financial reporting, to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
As described in Note 20, Revision of Prior Period Financial Statements, included in this Annual Report on Form 10-K, Management identified misstatements in its previously issued consolidated financial statements as of and for the 52-week period ended December 31, 2023 (“Fiscal 2023”) and January 1, 2023 (“Fiscal 2022”). The Company assessed the materiality of the errors, including the presentation on prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections. The Company determined the impacts of these misstatements were not material to the financial statements for all prior periods identified above. For comparative purposes, the Company has made corrections to the consolidated financial statements and applicable notes for the prior periods presented in this Form 10-K. Further, the Company included details of the corrections on all impacted prior periods (as listed above) and financial statement line items in Note 20, Revision of Prior Period Financial Statements, in this Annual Report on Form 10-K.
Based on that evaluation, management believes that our internal control over financial reporting was ineffective as of December 29, 2024 because of the existing two material weaknesses identified in our internal control over financial reporting. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience with the application of US generally accepted accounting principles (“GAAP”) and with our financial reporting requirements; and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions, including IT general controls, were either not designed and in place, or not operating effectively. These material weaknesses resulted in adjustments and disclosure corrections to our financial statements during the course of the audit and included provisions for income taxes, inventory, impairment of goodwill and long-lived assets, related party transactions, preparation of the consolidation, preparation and presentation of the cash flow statement, fixed assets and lease accounting and balance sheet reclassifications, some of which resulted in revisions to prior periods.
As an ‘emerging growth company’ we avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b)

Actions to address the material weaknesses in our internal control over financial reporting undertaken in fiscal 2024 are detailed below.
Remediation Status of our Material Weaknesses
During fiscal 2024, the Company has continued with its formal plan to remediate the identified material weaknesses, and continues to monitor progress within its internal control working group, comprised of senior representatives from the Company’s finance and IT teams and a third-party internal audit services provider. The Company also formally updates its Audit Committee on a quarterly basis with progress against the plan.
During fiscal 2024, the Company has continued its program of internal control testing, supported by internal and external testing teams. Where controls were found not to be designed, implemented or operating effectively, the Company has implemented formal remediation plans and a program to subsequently re-test to validate effectiveness. Where manual controls are deemed inadequate, for example because of the volume of transactions, technological solutions are being developed and implemented as part of the remediation plan. Other remediation measures include enhancing the Company’s internal accounting policy and procedure written guidance for finance function employees, Group led reviews of critical accounting estimates and judgments made in the Company’s segments, hiring additional employees with significant GAAP knowledge and experience, hiring dedicated internal controls employees, communicating roles and responsibilities to all personnel involved with or having an impact on the financial reporting function, providing the necessary training to personnel and building internal control knowledge and enhancing the Company’s existing financial and operational systems.
As part of its internal control program, the Company’s IT team continues to focus on the implementation of new enterprise systems (Oracle) to support control remediation. The Company’s IT team has continued with its remediation plans for user access and segregation of duties in the Company’s teams.
The Company continues to design and implement company wide accounting policies, application guidance and procedures, and will continue this in fiscal 2025. Whilst progress has been made since fiscal 2022 with respect to remediation of the identified material weaknesses, a number of key internal control remediations remain ongoing during fiscal 2025 and will require full re-testing to validate their effectiveness and support full remediation of our identified material weaknesses. Management is committed to implementing measures to help ensure the control deficiencies contributing to the material weaknesses are remediated as soon as possible.
Changes in Internal Control over Financial Reporting
Other than the changes the Company has made to its internal control over financial reporting as a direct result of the implementation of the remediation plan described above, there were no other material changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) during the fourth quarter ended December 29, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. As described above, the Company is still finalizing the remediation of certain controls deemed to be ineffective and therefore there are likely to be further changes to the control environment as we continue to make progress in addressing material weaknesses and other deficiencies identified.
Limitations on the Effectiveness of Disclosure Controls and Procedures
In designing and evaluating our disclosure controls and procedures and internal control over financial reporting, our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures and internal control over financial reporting must reflect the fact that there are resource constraints and our management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs. The design of any disclosure controls and procedures and internal control over financial reporting also are based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Item 9B.	Other Information.
None of our directors or officers adopted, modified, or terminated a Rule 10b5-1 trading arrangement during the quarter ended December 29, 2024. Any Rule 10b5-1 trading arrangements entered into will be in accordance with our Insider Trading Policy and any actual sale transactions made pursuant to such trading arrangements would be disclosed publicly in Section 16 filings with the SEC in accordance with applicable securities laws, rules and regulations.

Item 9C.	Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.
None.

PART III
Item 10.	Directors, Executive Officers and Corporate Governance.
The information required by this Item 10 (including information required by Item 408(b) of Regulation S-K) is incorporated by reference to the information that will be contained in our definitive proxy statement to be filed with the SEC with respect to our 2025 Annual Meeting of Stockholders, which we intend to file no later than 120 days after the end of our fiscal year ended December 29, 2024. We expect that such information will be located in the “Corporate Governance” section of the Company’s definitive proxy statement.
Item 11.	Executive Compensation.
The information required by this Item 11 is incorporated by reference to the information that will be contained in our definitive proxy statement to be filed with the SEC with respect to our 2025 Annual Meeting of Stockholders, which we intend to file no later than 120 days after the end of our fiscal year ended December 29, 2024. We expect that such information will be located in the “Executive and Director Compensation” section of the Company’s definitive proxy statement.
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The information required by this Item 12 is incorporated by reference to the information that will be contained in our definitive proxy statement to be filed with the SEC with respect to our 2025 Annual Meeting of Stockholders, which we intend to file no later than 120 days after the end of our fiscal year ended December 29, 2024. We expect that such information will be located in the “Security Ownership of Certain Beneficial Owners and Management” section of the Company’s definitive proxy statement.
Item 13.	Certain Relationships and Related Transactions, and Director Independence.
The information required by this Item 13 is incorporated by reference to the information that will be contained in our definitive proxy statement to be filed with the SEC with respect to our 2025 Annual Meeting of Stockholders, which we intend to file no later than 120 days after the end of our fiscal year ended December 29, 2024. We expect that such information will be located in the “Certain Relationships and Related Person Transactions” section of the Company’s definitive proxy statement.
Item 14.	Principal Accounting Fees and Services.
The information required by this Item 14 is incorporated by reference to the information that will be contained in our definitive proxy statement to be filed with the SEC with respect to our 2025 Annual Meeting of Stockholders, which we intend to file no later than 120 days after the end of our fiscal year ended December 29, 2024. We expect that such information will be located in the section of the Company’s definitive proxy statement regarding ratification of the appointment of the independent registered public accounting firm for the fiscal year ended January 4, 2026.

PART IV
Item 15.	Exhibits, Financial Statement Schedules.
(a)	The following documents are filed as a part of the report:
(1)	Financial statements
Consolidated financial statements filed as part of this report are listed under Item 8. “Financial Statements and Supplementary Data.”
(2)	Financial Statement Schedules
No schedules are required because either the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.
(3)	Exhibits Index
The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Annual Report on Form 10-K and such Exhibit Index is incorporated herein by reference.
Exhibit Index

Exhibit Number	Description
2.1
Stockholders’ Agreement, dated as of July 19, 2021, among Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P. Richard Caring, Nick Jones and Membership Collective Group Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).

3.1	Amended and Restated Certificate of Incorporation of Soho House & Co Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2023).
3.2	Amended and Restated Bylaws of Soho House & Co Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2023).
3.3
Third Amended and Restated Registration Rights Agreement, dated as of July 19, 2021, among Soho House Holdings Limited, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P., Richard Caring, Nick Jones and certain other parties thereto (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).

3.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).
4.1	Form of Share Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).
4.2	Form of Note (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).
4.3
Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report filed with the SEC on March 16, 2022).

10.1+	Employment Agreement of Nick Jones (incorporated by reference to Exhibit 10.2 to the Company’s form 10Q filed with the SEC on May 13, 2023).
10.2+	Employment Agreement of Andrew Carnie (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).
10.3	Employment Agreement of Thomas Allen, dated September 29, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2024).

Exhibit Number	Description
10.4
Revolving Facility Agreement, dated December 5, 2019, between Soho House & Co Limited, Soho House Bond Limited, the Original Borrowers party thereto, the Original Guarantors party thereto, HSBC UK Bank PLC, the Original Lenders party thereto, Global Loan Agency Services Limited and Glas Trust Corporation Limited (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).

10.5
Note Purchase Agreement, dated March 23, 2021, among Soho House & Co Limited, Soho House Bond Limited, the Original Guarantors listed in Schedule I, the Original Notes Purchasers listed in Schedule I, Global Loan Agency Services Limited and GLAS Trust Corporation Limited (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 21, 2021).

10.6+
Soho House & Co, Inc. 2021 Equity and Incentive Plan Form of Restricted Stock Unit Award Agreement (Executive Officer) (incorporated by reference to Exhibit 10.4.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).

10.7+
Soho House & Co, Inc. 2021 Equity and Incentive Plan Form of Restricted Stock Unit Award Agreement (Non-Employee Director) (incorporated by reference to Exhibit 10.4.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).

10.8+
Soho House & Co, Inc. 2021 Equity and Incentive Plan Form of Restricted Stock Award Agreement (Growth Share Replacement Awards) (incorporated by reference to Exhibit 10.4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).

10.9+	Soho House * Co Inc. 2021 Equity and Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).
10.10
First Amended and Restated Revolving Facility Agreement, dated November 15, 2021, between Soho House & Co Limited, Soho House Bond Limited, the Original Borrowers party thereto, the Original Guarantors party thereto, HSBC UK Bank PLC, the Original Lenders party thereto, Global Loan Agency Services Limited and Glas Trust Corporation Limited (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 17, 2021).

10.11
First Amended and Restated Note Purchase Agreement, dated November 15, 2021, between Soho House & Co Limited, Soho House Bond Limited, the Original Guarantors party thereto, the Original Notes Purchasers party thereto, Global Loan Agency Services Limited, and Glas Trust Corporation Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 17, 2021).

10.12
Amendment Letter Agreement dated as of February 21, 2025 among Soho House Bond Limited, the subsidiary obligors party thereto and Global Loan Agency Services Limited, acting on behalf of the Lenders under the Revolving Credit Facility (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2025).

10.13
Amendment to the £40 million Facility Agreement, dated March 11, 2022, between Soho Works Limited and the Issuers thereto, Mark Wadhwa, Timothy Joicey Robinson, Marshall Street Regeneration Limited, The Vinyl Factory Limited, Fineyork Limited, Brighton Seafront Regeneration Limited and Vinyl Factory Torstrasse 1 Berlin S.à.r.l (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report filed with the SEC on March 16, 2022).

10.14
Notes Subscription Request to the Notes Purchase Agreement, dated March 9, 2022, among Soho House Bond Limited, the subsidiary obligors party thereto and Global Loan Agency Services Limited, acting on behalf of the Lenders under the Revolving Credit Facility (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report filed with the SEC on March 16, 2022).

10.15
Soho House UK Limited and Martin Kuczmarski Settlement Deed. dated as of September 2022 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2022).

10.16
Amendment Letter Agreement dated as of November 10, 2022 among Soho House Bond Limited, the subsidiary obligors party thereto and Global Loan Agency Services Limited, acting on behalf of the Lenders under the Revolving Credit Facility (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2022).

Exhibit Number	Description
10.17
Amendment to the £40 million Facility Agreement, dated March 15, 2024, between Soho Works Limited and the Issuers thereto, Mark Wadhwa, Timothy Joicey Robinson, Marshall Street Regeneration Limited, The Vinyl Factory Limited, Fineyork Limited, Brighton Seafront Regeneration Limited and Vinyl Factory Torstrasse 1 Berlin S.à.r.l.

10.18	Employment Agreement of Tom Collins (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2023)
10.19
Amendment Letter Agreement dated as of February 21, 2025 among Soho House Bond Limited, the subsidiary obligors party thereto and Global Loan Agency Services Limited, acting on behalf of the Lenders under the Revolving Credit Facility (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2025).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2021).
23.1*	Consent of BDO LLP, independent registered public accounting firm
24.1*	Power of Attorney (set forth on the signature page to this Annual Report on Form 10-K)
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
97.1*	Soho House & Co Inc. Policy on Recoupment of Incentive Compensation
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
+	Indicates management contract or compensatory plan.
Item 16.	Form 10-K Summary
None.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Soho House & Co Inc.

Date: March 31, 2025	By:	/s/ Andrew Carnie
Andrew Carnie
Chief Executive Officer

Date: March 31, 2025	By:	/s/ Thomas Allen
Thomas Allen
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Andrew Carnie and Thomas Allen, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file with the Securities and Exchange Commission this Annual Report on Form 10-K and any and all amendments and exhibits thereto, and all documents in connection therewith, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andrew Carnie	Chief Executive Officer (Principal Executive Officer)	March 31, 2025
Andrew Carnie

/s/ Thomas Allen	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2025
Thomas Allen

/s/ Ronald Burkle	Executive Chairman and Director	March 31, 2025
Ronald Burkle

/s/ Nick Jones	Founder and Director	March 31, 2025
Nick Jones

/s/ Richard Caring	Director	March 31, 2025
Richard Caring

/s/ Eric Deardorff	Director	March 31, 2025
Eric Deardorff

/s/ Alice Delahunt	Director	March 31, 2025
Alice Delahunt

/s/ Mark Ein	Director	March 31, 2025
Mark Ein

/s/ Joe Hage	Director	March 31, 2025
Joe Hage

/s/ Yusef D. Jackson	Director	March 31, 2025
Yusef D. Jackson

/s/ Andrew Sasson	Director	March 31, 2025
Andrew Sasson

/s/ Ben Schwerin	Director	March 31, 2025
Ben Schwerin

Name	Title	Date

/s/ Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	Director	March 31, 2025
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani

/s/ Dasha Zhukova	Director	March 31, 2025
Dasha Zhukova

Annex M
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-Q
(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 28, 2025
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period
from   to
Commission File Number: 001-40605
Soho House & Co Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	86-3664553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
180 Strand London, WC2R 1EA United Kingdom (Address of principal executive offices)	WC2R 1EA (Zip Code)

Registrant’s telephone number, including area code: +44 (0) 207 8512 300

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SHCO	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒
As of November 4, 2025, the registrant had 195,567,724 shares outstanding, comprised of 54,067,339 Class A common stock, $0.01 par value per share, outstanding and 141,500,385 shares of Class B common stock, $0.01 par value per share, outstanding.

Page
PART I.	FINANCIAL INFORMATION	M-4
Item 1.	Financial Statements	M-4
	Unaudited Condensed Consolidated Balance Sheets as of September 28, 2025 and December 29, 2024	M-4
	Unaudited Condensed Consolidated Statements of Operations for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024	M-6
	Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024	M-8
	Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the 13 weeks and 39 weeks ended September 29, 2024	M-9
	Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the 13 weeks and 39 weeks ended September 28, 2025	M-10
	Unaudited Condensed Statements of Cash Flows for the 39 weeks ended September 28, 2025 and September 29, 2024	M-11
	Notes to Condensed Consolidated Financial Statements	M-13
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	M-44
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	M-76
Item 4.	Controls and Procedures	M-77
PART II.	OTHER INFORMATION	M-79
Item 1.	Legal Proceedings	M-79
Item 1A.	Risk Factors	M-79
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	M-81
Item 3.	Defaults Upon Senior Securities	M-81
Item 4.	Mine Safety Disclosures	M-81
Item 5.	Other Information	M-81
Item 6.	Exhibits	M-82
Signatures		M-83

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, trends, market sizing, competitive position, industry environment, potential growth opportunities and product capabilities, among other things. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “strive,” “will,” “would,” or similar expressions and the negatives of those terms.
As used in this report, any reference to ‘Soho House & Co Inc.’, ‘Soho House & Co’, ‘SHCO,’ ‘our company,’ ‘the Company,’ ‘us,’ ‘we’ and ‘our’ refers to Soho House & Co Inc., together with its consolidated subsidiaries.
On August 15, 2025, the Company entered into the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), dated as of August 15, 2025, by and among the Company, EH Parent LLC (“Parent”), a Delaware limited liability company and an affiliate of The Yucaipa Companies LLC, a Delaware limited liability company (“Yucaipa”), and EH MergerSub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). In connection with the announcement and pendency of the Merger, the Company has been, and we expect it to continue to be, affected by a number of factors that may cause actual results to differ from our historical results or current expectations. These factors include: uncertainties related to the consummation of the Merger; our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Stockholder Approval (as defined below) and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger; unanticipated difficulties or expenditures relating to the Merger; our obligation to pay the Termination Fee (as defined below) and reimburse certain expenses under certain circumstances if the Merger Agreement is terminated; the effect of the announcement or pendency of the Merger on our plans, business relationships, operating results and operations; uncertainties about the pendency of the Merger and the effect of the Merger on our relationships with members, potential members, vendors, business partners, employees, investors and other stakeholders; provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that transaction; the fact that we and our non-employee directors and executive officers may be subject to lawsuits relating to the Merger; the outcome of any lawsuits, regulatory proceedings or enforcement matters that may be instituted against us or others relating to the Merger Agreement; the substantial transaction-related costs we will continue to incur in connection with the Merger, as well as the distraction of management personnel from day-to-day operations; the inability of the Unaffiliated Stockholders (as defined below) to participate in any further upside of our business if the Merger is completed; competitive responses to the Merger; risks regarding the failure to obtain the Equity Financing (as defined below) or the Debt Financing (as defined below) or to have a sufficient amount of cash on hand to complete the Merger (or the Company not being required to use such cash on hand to fund the Per Share Price (as defined below) pursuant to the terms of the Merger Agreement); risks regarding the ticking fee for the Debt Financing that may be payable, depending on when the closing of the Merger (the “Closing”) occurs; legislative, regulatory and economic developments affecting our business; general economic and market developments and conditions; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors; the fact that the all-cash Per Share Price will generally be taxable to our stockholders that are treated as U.S. Holders; and the risk that the trading price of our Class A common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report and in the section entitled “Risk Factors” in our Annual Report on Form 10-K as of and for the fiscal year ended December 29, 2024. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

PART I-FINANCIAL INFORMATION
Item 1.	Financial Statements.
Soho House & Co Inc.
Condensed Consolidated Balance Sheets
As of September 28, 2025 (Unaudited) and December 29, 2024

	As of
(in thousands, except for par value and share data)	September 28, 2025	December 29, 2024
Assets
Current assets
Cash and cash equivalents	$142,490	$152,716
Restricted cash	5,764	3,602
Accounts receivable, net	68,317	78,890
Inventories	65,268	54,419
Prepaid expenses and other current assets	123,386	98,774
Total current assets	405,225	388,401
Property and equipment, net	724,977	598,270
Operating lease assets	1,176,597	1,135,810
Goodwill	208,433	195,295
Other intangible assets, net	107,554	102,610
Equity method investments	41,277	13,217
Deferred tax assets	14,682	5,306
Other non-current assets	5,479	4,603
Total non-current assets	2,278,999	2,055,111
Total assets	$2,684,224	$2,443,512
Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$90,603	$75,987
Accrued liabilities	132,755	98,482
Current portion of deferred revenue	136,064	134,360
Indirect, employee and corporate income taxes payable	48,557	33,889
Current portion of debt, net of debt issuance costs	31,797	34,618
Current portion of operating lease liabilities - sites trading less than one year	3,092	371
Current portion of operating lease liabilities - sites trading more than one year	63,435	57,078
Other current liabilities	58,327	39,377
Total current liabilities	564,630	474,162
Debt, net of current portion and debt issuance costs	704,032	656,868
Property mortgage loans, net of debt issuance costs	137,828	137,385
Operating lease liabilities, net of current portion - sites trading less than one year	27,820	90,081
Operating lease liabilities, net of current portion - sites trading more than one year	1,300,749	1,210,637
Finance lease liabilities	162,514	77,255
Financing obligation	77,024	76,900
Deferred revenue, net of current portion	25,603	23,697
Deferred tax liabilities	2,394	2,286
Other non-current liabilities	30,534	23,699
Total non-current liabilities	2,468,498	2,298,808
Total liabilities	$3,033,128	$2,772,970
Commitments and contingencies (Note 13)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Balance Sheets
As of September 28, 2025 (Unaudited) and December 29, 2024

	As of
(in thousands, except for par value and share data)	September 28, 2025	December 29, 2024
Shareholders’ deficit
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,694,634 shares issued and 54,067,339 outstanding as of September 28, 2025 and 66,359,217 shares issued and 52,731,922 outstanding as of December 29, 2024; Class B common stock, $0.01 par value, 500,000,000 shares authorized, 141,500,385 shares issued and outstanding as of September 28, 2025 and December 29, 2024	$2,092	$2,079
Additional paid-in capital	1,252,038	1,246,584
Accumulated deficit	(1,525,155)	(1,539,500)
Accumulated other comprehensive income	(1,207)	35,174
Treasury stock, at cost; 13,627,295 shares as of September 28, 2025 and December 29, 2024	(79,396)	(79,396)
Total shareholders’ deficit attributable to Soho House & Co Inc.	(351,628)	(335,059)
Non-controlling interest	2,724	5,601
Total shareholders’ deficit	(348,904)	(329,458)
Total liabilities and shareholders’ deficit	$2,684,224	$2,443,512

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Operations (Unaudited)
For the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended		For the 39 Weeks Ended
(in thousands except for per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Revenues
Membership revenues	$122,702	$107,394	$354,239	$308,690
In-House revenues	126,088	120,658	371,011	358,213
Other Revenues	121,960	105,316	258,168	231,356
Total revenues	370,750	333,368	983,418	898,259
Operating expenses
In-House operating expenses (exclusive of depreciation and amortization of $15,586 and $14,635 for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and of $43,747 and $44,474 for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively)	(172,211)	(158,790)	(506,701)	(474,240)
Other operating expenses (exclusive of depreciation and amortization of $5,940 and $6,943 for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and of $16,910 and $19,734 for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively)	(95,090)	(86,679)	(226,887)	(206,015)
General and administrative expenses (exclusive of depreciation and amortization of $5,123 and $4,439 for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and of $13,395 and $12,434 for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively)	(48,209)	(39,672)	(124,926)	(112,770)
Pre-opening expenses	(3,484)	(2,561)	(8,710)	(13,958)
Depreciation and amortization	(26,649)	(26,017)	(74,052)	(76,642)
Share-based compensation	(3,505)	(3,513)	(8,021)	(15,150)
Foreign exchange gain (loss), net	(14,048)	39,591	54,878	28,937
Loss on impairment of long-lived assets and intangible assets	—	(14,068)	(2,102)	(18,778)
Business interruption proceeds, net	—	—	22,899	—
Other, net	(13,558)	(3,775)	(21,185)	(9,028)
Total operating expenses	(376,754)	(295,484)	(894,807)	(897,644)
Operating income (loss)	(6,004)	37,884	88,611	615
Other (expense) income
Interest expense, net	(22,560)	(20,658)	(65,601)	(61,846)
Gain (loss) on sale of property and other, net	26	(236)	82	(62)
Share of income (loss) of equity method investments	637	1,754	3,253	3,645
Total other expense, net	(21,897)	(19,140)	(62,266)	(58,263)
Income (loss) before income taxes	(27,901)	18,744	26,345	(57,648)
Income tax (expense) benefit	10,891	(18,026)	(11,714)	(13,697)
Net income (loss)	(17,010)	718	14,631	(71,345)
Net (income) loss attributable to non-controlling interests	(1,698)	(543)	(286)	62
Net income (loss) attributable to Soho House & Co Inc.	$(18,708)	$175	$14,345	$(71,283)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	For the 13 Weeks Ended		For the 39 Weeks Ended
(in thousands except for per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net income (loss) per share attributable to Class A and Class B common stock
Basic	$(0.10)	$0.00	$0.07	$(0.36)
Diluted	$(0.10)	$0.00	$0.07	$(0.36)
Weighted-average shares outstanding:
Basic	195,238	194,515	194,766	195,503
Diluted	195,238	195,485	196,101	195,503

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
For the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended		For the 39 Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net income (loss)	$(17,010)	$718	$14,631	$(71,345)
Other comprehensive income (loss)
Foreign currency translation adjustment	14,315	(29,785)	(35,923)	(29,425)
Comprehensive income (loss)	(2,695)	(29,067)	(21,292)	(100,770)
Net (income) loss attributable to non-controlling interest	(1,698)	(543)	(286)	62
Foreign currency translation adjustment attributable to non-controlling interest	93	(396)	(458)	(349)
Total comprehensive income (loss) attributable to Soho House & Co Inc.	$(4,300)	$(30,006)	$(22,036)	$(101,057)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited)
For the 13 weeks and 39 weeks ended September 29, 2024

(in thousands)	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Deficit Attributable to Soho House & Co Inc.	Non- controlling Interest	Total Shareholders’ Deficit
As of December 31, 2023	$2,057	$1,231,941	$(1,376,532)	$29,641	$(62,000)	$(174,893)	$7,740	$(167,153)
Net income (loss)	—	—	(41,559)	—	—	(41,559)	(299)	(41,858)
Non-cash share-based compensation (Note 11)	11	7,325	—	—	—	7,336	—	7,336
Net change in cumulative translation adjustment	—	—	—	4,435	—	4,435	(57)	4,378
As of March 31, 2024	$2,068	$1,239,266	$(1,418,091)	$34,076	$(62,000)	$(204,681)	$7,384	$(197,297)
Net income (loss)	—	—	(29,899)	—	—	(29,899)	(306)	(30,205)
Distributions to non-controlling interests	—	—	—	—	—	—	(1,454)	(1,454)
Shares repurchased	—	—	—	—	(4,708)	(4,708)	—	(4,708)
Non-cash share-based compensation (Note 11)	3	3,469	—	—	—	3,472	—	3,472
Net change in cumulative translation adjustment	—	—	—	(4,028)	—	(4,028)	10	(4,018)
As of June 30, 2024	$2,071	$1,242,735	$(1,447,990)	$30,048	$(66,708)	$(239,844)	$5,634	$(234,210)
Net income (loss)	—	—	175	—	—	175	543	718
Distributions to non-controlling interests	—	—	—	—	—	—	(2,243)	(2,243)
Shares repurchased	—	—	—	—	(12,688)	(12,688)	—	(12,688)
Non-cash share-based compensation (Note 11)	6	3,109	—	—	—	3,115	—	3,115
Net change in cumulative translation adjustment	—	—	—	(30,181)	—	(30,181)	396	(29,785)
As of September 29, 2024	$2,077	$1,245,844	$(1,447,815)	$(133)	$(79,396)	$(279,423)	$4,330	$(275,093)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited)
For the 13 weeks and 39 weeks ended September 28, 2025

(in thousands)	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Deficit Attributable to Soho House & Co Inc.	Non- controlling Interest	Total Shareholders’ Deficit
As of December 29, 2024	$2,079	$1,246,584	$(1,539,500)	$35,174	$(79,396)	$(335,059)	$5,601	$(329,458)
Net income (loss)	—	—	8,168	—	—	8,168	(655)	7,513
Distributions to non-controlling interest	—	—	—	—	—	—	(2,358)	(2,358)
Non-cash share-based compensation (Note 11)	3	2,264	—	—	—	2,267	—	2,267
Net change in cumulative translation adjustment	—	—	—	(15,432)	—	(15,432)	181	(15,251)
As of March 30, 2025	$2,082	$1,248,848	$(1,531,332)	$19,742	$(79,396)	$(340,056)	$2,769	$(337,287)
Net income (loss)	—	—	24,885	—	—	24,885	(757)	24,128
Non-cash share-based compensation (Note 11)	1	1,888	—	—	—	1,889	—	1,889
Net change in cumulative translation adjustment	—	—	—	(35,357)	—	(35,357)	370	(34,987)
As of June 29, 2025	$2,083	$1,250,736	$(1,506,447)	$(15,615)	$(79,396)	$(348,639)	$2,382	$(346,257)
Net income (loss)	—	—	(18,708)	—	—	(18,708)	1,698	(17,010)
Distributions to non-controlling interest	—	—	—	—	—	—	(1,263)	(1,263)
Non-cash share-based compensation (Note 11)	9	1,302	—	—	—	1,311	—	1,311
Net change in cumulative translation adjustment	—	—	—	14,408	—	14,408	(93)	14,315
As of September 28, 2025	$2,092	$1,252,038	$(1,525,155)	$(1,207)	$(79,396)	$(351,628)	$2,724	$(348,904)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024
Cash flows from operating activities
Net income (loss)	$14,631	$(71,345)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	74,052	76,642
Non-cash share-based compensation (Note 11)	7,046	13,923
Deferred tax expense (benefit)	(8,679)	(1,609)
(Gain) loss on sale of property and other, net	(82)	62
Loss on impairment of long-lived assets	2,102	14,068
Loss on impairment of intangible assets	—	4,710
Share of (income) loss of equity method investments	(3,253)	(3,645)
Amortization of debt issuance costs	2,248	1,897
PIK interest	31,828	21,683
Distributions from equity method investees	575	796
Foreign exchange (gain) loss, net	(54,878)	(28,937)
Changes in assets and liabilities:
Accounts receivable	4,570	(12,553)
Inventories	(8,392)	(3,701)
Operating leases, net	421	(4,769)
Other operating assets	(12,712)	(5,299)
Deferred revenue	(6,053)	(2,778)
Accounts payable and accrued and other liabilities	55,333	63,649
Net cash provided by operating activities	98,757	62,794

Cash flows from investing activities
Purchase of property and equipment	(75,343)	(55,833)
Purchase of intangible assets	(18,085)	(12,237)
Investments in equity method investees	(16,500)	—
Property and casualty insurance proceeds received	8,069	—
Repayment of capital investment from equity method investee	—	10,695
Net cash used in investing activities	(101,859)	(57,375)

Cash flows from financing activities
Repayment of borrowings (Note 9)	(7,199)	(1,226)
Proceeds from borrowings (Note 9)	—	1,105
Principal payments on finance leases	(323)	(289)
Distributions to non-controlling interest	(3,621)	(3,697)
Purchase of treasury stock (Note 12)	—	(17,396)
Net cash (used in) provided by financing activities	(11,143)	(21,503)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	6,181	1,599
Net (decrease) increase in cash and cash equivalents, and restricted cash	(8,064)	(14,485)

Cash, cash equivalents and restricted cash
Beginning of period	156,318	161,106
End of period	$148,254	$146,621

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	$142,490	$142,816
Restricted cash	$5,764	$3,805
Cash, cash equivalents and restricted cash as of September 28, 2025 and September 29, 2024	$148,254	$146,621

Supplemental disclosures:
Cash paid for interest, net of capitalized interest	$25,144	$25,034
Cash paid for income taxes	7,268	3,768

Supplemental disclosures of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	26,999	71,691
Acquisitions of property and equipment under finance leases	80,245	179
Prepaid capital expenditures	6,338	6,338
Accrued capital expenditures	15,976	10,173
Equity investment obtained in exchange for accounts receivable balance	9,019	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
1.	Nature of the Business
Soho House & Co Inc. is a global membership platform of physical and digital spaces that connects a vibrant, diverse group of members from across the world. Our members engage with us through our global portfolio of 46 Soho Houses, 8 Soho Works Clubs, The Ned hotel sites, The LINE and Saguaro hotels, Scorpios Beach Clubs, Soho Home and our digital channels.
On August 15, 2025, the Company entered into definitive agreements pursuant to which an investor group will acquire the outstanding shares of the Company not held by certain shareholders who agreed that their shares will remain outstanding (the “Merger”). The Merger is subject to shareholder approval. As of September 28, 2025, the Merger had not closed. For further information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A. “Risk Factors” included in the Company’s Form 10-Q for the 13-week period ended September 28, 2025.
The consolidated entity presented is referred to herein as “SHCO”, “we”, “us”, “our”, or the “Company”, as the context requires and unless otherwise noted.
2.	Summary of Significant Accounting Policies
Basis of Presentation
The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting interim information on Form 10-Q. The preparation of the financial statements in conformity with US GAAP requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. The Company’s significant estimates relate to the valuation of financial instruments, equity method investments, the measurement of goodwill and intangible assets, contingent liabilities, income taxes, leases, and long-lived assets. Although the estimates have been prepared using management’s best judgment and management believes that the estimates used are reasonable, actual results could differ from those estimates and such differences could be material.
We operate on a fiscal year calendar consisting of a 52-or 53-week period ending on the last Sunday in December or the first Sunday in January of the next calendar year. In a 52-week fiscal year, each quarter contains 13 weeks of operations; in a 53-week fiscal year, each of the first, second and third quarters includes 13 weeks of operations and the fourth quarter includes 14 weeks of operations.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted in accordance with the rules and regulations of the SEC. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by US GAAP. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto, included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended December 29, 2024.
Management believes that the accompanying unaudited condensed consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the interim information included herein. The results of operations for the 13-week periods ended September 28, 2025 and September 29, 2024 are not necessarily indicative of the operating results for the full fiscal year or any future periods.
Revision of Prior Period Financial Statements in Fiscal 2024
As previously disclosed in Note 2, Summary of Significant Accounting Policies, in our consolidated financial statements included in the Company’s Annual Report on Form 10-K, on November 6, 2024, the Company announced that it is replacing legacy systems with a new modernized finance Enterprise Resource Planning (“ERP”) system to support its long-term success, controls, and strategic growth initiatives. In preparation for the

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 systems upgrade, the Company has undertaken a number of initiatives including continuing to work with external consultants to support the review and assist in strengthening its internal controls and processes including reconciliations and completing the implementation of a new ERP system for its retail business in August 2024. Further, the Company is focused on continuing to bolster its Transformation and Finance teams including by hiring a Chief Transformation Officer (November 2024) to lead the ERP system implementation and hiring a number of personnel with a higher level of knowledge and experience with the application of US GAAP, internal audit and SOX compliance.
During the third quarter of Fiscal 2024, through the performance of these activities, management identified misstatements, as well as confirmed the financial statement impacts of previously identified uncorrected immaterial misstatements, in its previously issued consolidated financial statements as of and for the 52-week period ended December 31, 2023 (“Fiscal 2023”) and January 1, 2023 (“Fiscal 2022”); the unaudited condensed consolidated financial statements as of and for the 13-week periods ended March 31, 2024 (“Q1 2024”) and April 2, 2023 (“Q1 2023”); the unaudited condensed consolidated financial statements as of and for the 13-week and 26-week periods ended June 30, 2024 (“Q2 2024”) and July 2, 2023 (“Q2 2023”); and the unaudited condensed consolidated financial statements as of and for the 13-week and 39-week periods ended October 1, 2023 (“Q3 2023”). The Company believes the misstatements identified through the performance of the activities above is related to manual processes and the existing material weaknesses in our control over financial reporting as described within this Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
The Company assessed the materiality of the errors, both individually and in aggregate, including as out of period corrections in the third quarter of Fiscal 2024 as well as corrections to impacted prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting
Changes and Error Corrections. While correction of these adjustments as out of period corrections would be material in aggregate to the third quarter of Fiscal 2024, the Company determined the impacts of these misstatements were not material to the financial statements for all prior periods identified and has accordingly revised the comparative amounts presented.
Such historical adjustments described above were corrected and prior periods revised in our Annual Report on Form 10-K. Refer to Note 20, Revision of Prior Period Financial Statements, in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 for additional information on the misstatements identified and quantification of the impact of correcting the misstatements. These prior period adjustments identified therein have been reflected in the comparative periods in these unaudited condensed consolidated financial statements.
Going Concern
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of 12 months after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
We have experienced net losses and significant cash outflows over the past years as we develop our Houses. During the 13 weeks and 39 weeks ended September 28, 2025, the Company reported a consolidated net loss of $17 million and a consolidated net income of $15 million, respectively. During the 39 weeks ended September 28, 2025, the Company had net cash provided by operations of $99 million. As of September 28, 2025, the Company had an accumulated deficit balance of $1,525 million, cash and cash equivalents of $142 million, and a restricted cash balance of $6 million.
In assessing the going concern basis of preparation of the unaudited condensed consolidated financial statements for the 13 weeks and 39 weeks ended September 28, 2025, we have taken into consideration detailed cash flow forecasts for the Company, the Company’s forecast compliance with bank covenants, the timing of debt

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 commitments within 12 months of the approval of these financial statements, and the continued availability of committed and accessible working capital to the Company.
We have considered current global economic and political uncertainties, specifically including inflationary pressures on consumables purchased and wages, and the Company has factored these in when it undertook an assessment of the cash flow forecasts covering a period of at least 12 months from the date these financial statements are issued. Cash flow forecasts have been prepared based on a range of scenarios including, but not limited to, go private scenario, no further debt or equity funding, repayment of existing short-term debt, macro-economic dynamics, cost reductions, both limited and extensive, and a combination of these different scenarios.
We believe that the completed working capital events, our projected cash flows and the actions available to management to further control expenditure (particularly in respect of timing of capital works and labor costs), as necessary, provide the Company with sufficient working capital (including cash and cash equivalents) to mitigate the impact of inflationary pressures and consumer confidences subject to the following key factors:
•	the level of In-House sales activity (primarily sales of food and beverage) that, even after opening, may be subject to operational constraints connected with a re-emergence of any restrictions;
•	the continued high level of membership retention and renewals, together with members continuing their current spending patterns; and
•	the implementation, and timely deployment, of cost containment and reduction measures that are aligned with the anticipated levels of capacity.
Furthermore, the Company has access to an undrawn revolving credit facility of £75 million ($100 million), refer to Note 9, Debt, for additional information.
This, together with the Company’s wider sufficient financial resources, an established business model, access to capital and the measures that have been put in place to control costs, mean that we believe that the Company is able to continue in operational existence, meet its liabilities as they fall due, operate within its existing facilities and meet all of its covenant requirements for a period of at least 12 months from the date these financial statements are issued.
Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing the unaudited condensed consolidated financial statements for the 13 weeks and 39 weeks ended September 28, 2025.
Comprehensive Income / (Loss)
The entire balance of accumulated other comprehensive income / loss, net of income taxes, is related to the cumulative translation adjustment in each of the periods presented. The changes in the balance of accumulated other comprehensive income / loss, net of income tax, are attributable solely to the net change in the cumulative translation adjustment in each of the periods presented.
Impairment of Other Long-Lived Assets
The primary assumptions, which require significant levels of judgment, that affect the undiscounted cash flows determination are management’s estimate of future revenues, operating margins, economic conditions and changes in the operating environment. The forecasts used in the impairment assessments was developed by management based on projected revenues derived largely from forecasted member attendance. Management also makes estimates of the expected costs and the expected operating lease costs. Changes in these assumptions could have a significant impact on the recoverability of the assets and may result in additional impairment charges.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Changes in the membership, operating margins and economic growth and the contracted operating rental costs beyond what has already been assumed in the assessments could cause management to revise the forecast and assumptions. Unfavorable revisions to these assumptions or estimates could possibly result in further impairment of some or all of the assets.
The Company recognized $2 million of impairment losses on long-lived assets, comprised of $2 million in respect of Operating lease assets during the 39 weeks ended September 28, 2025. In the 39 weeks ended September 28, 2025, the Company identified a triggering impairment event in their legacy Chicken Shop Soho Restaurant sites in the UK and performed an impairment analysis on these sites. The Company has been working on reassigning or terminating these leases as the sites are no longer operational. However, the Company has been unable to do so to date which is the primary reason for the asset impairment. As a result of this analysis, a $2 million non-cash impairment charge was recorded for these UK Soho Restaurant sites.
The Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net) during the 13 weeks and 39 weeks ended September 29, 2024. The Company recognized $5 million of impairment losses on intangible assets related to the termination of two hotel management contracts during the 39 weeks ended September 29, 2024.
Business Interruption and Other Insurance Claims
The Company maintains insurance policies to cover business interruption and property damage with terms that it believes to be adequate and appropriate. When the Company receives proceeds from an insurance claim in connection with property damage, which reimburses the replacement cost for repair or replacement of damaged assets, the proceeds are recognized as a reduction against the value of the assets written off. Business interruption proceeds which reimburse the time-element of actual costs and lost profits following damage to property are recognized as non-operating income (Other, net) or operating income to the extent attributable to a specific site. Business interruption proceeds related to the cost to expedite repairs, retention pay to workers temporarily displaced, and additional expenses to stay in business following damage to property are recognized as a reduction of the related expense line item. If there are any outstanding receivables in respect of insurance recoveries, they are recognized only when the Company deems collection to be probable, and only to the extent of the related loss. Claim proceeds that result in a gain should be recognized at the earlier when the proceeds are realized or realizable.
Future Accounting Standards
In October 2023, the FASB issued ASU No. 2023-06, Disclosure Agreements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). ASU 2023-06 will align the disclosure and presentation requirements in the FASB Accounting Standards Codification with the SEC’s regulations. The amendments in ASU 2023-06 will be applied prospectively and are effective when the SEC removes the related requirements from Regulations S-X or S-K. Any amendments the SEC does not remove by June 30, 2027 will not be effective. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 expands disclosures in the rate reconciliation and requires disclosure of income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses its emerging growth company status. Early adoption is permitted. ASU 2023-09 should be applied prospectively; however, retrospective application is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In March 2024, the FASB issued ASU No. 2024-01, Compensation - Stock Compensation (Topic 718): Scope application for profits interest and similar awards (“ASU 2024-01”). This update adds an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether profits interest and similar awards (“profits interest awards”) should be accounted for in accordance with Topic 718. ASU 2024-01 is

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses its emerging growth company status. Early adoption is permitted. ASU 2024-01 should be applied retrospectively to all prior periods presented in the financial statements or prospectively. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements - Amendments to Remove References to the Concepts Statements (“ASU 2024-02”). ASU 2024-02 removes references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. ASU 2024-02 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses emerging growth company status. ASU 2024-02 can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures as amended by ASU No 2025-01, issued in January 2025 that clarified the effective date (“ASU 2024-03”). ASU 2024-03 requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods within fiscal years beginning after December 15, 2027. ASU 2024-03 should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of ASU 2024-03 on its disclosures.
In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). This update revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a VIE that meets the definition of a business. ASU 2025-03 is effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In May 2025, the FASB issued ASU No. 2025-04, Compensation - Stock Compensation (Topic 718) and Revenue from Contracts with Customers: Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). This update revises the Master Glossary definition of the term performance condition for share-based consideration payable to a customer. ASU 2025-04 is effective for all entities for annual reporting periods (including interim reporting periods within annual reporting periods) beginning after December 15, 2026. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.
In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient to measure credit losses on current accounts receivable and current contract assets under Accounting Standards Codification 606, Revenue from Contracts with Customers. For public entities, the standard is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.
In September 2025, the FASB issued ASU No. 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which amends certain aspects of the accounting for and disclosure of software costs under ASC 350-40. The new standard is effective for annual periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The new standard may be applied prospectively, retrospectively, or via a modified prospective transition method. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
3.	Consolidated Variable Interest Entities
The Company determined that it is the primary beneficiary of the following material variable interest entities (“VIEs”):
Ned-Soho House, LLP
The Ned-Soho House, LLP joint venture maintains a management agreement to operate The Ned hotel in London, which is owned by unconsolidated related parties to the Company (refer to Note 16, Related Party Transactions and Balances for further information). Management fees are recognized in other revenues in the consolidated statements of operations. The Company has a greater economic interest in Ned-Soho House, LLP as compared to its related party venture partner and therefore the Company is determined to be the primary beneficiary.
Soho Works Limited
The Soho Works Limited (“SWL”) joint venture develops and operates Soho-branded, membership-based co-working spaces, with four sites currently in operation in the UK. The joint venture agreement relates to the UK only. The joint venture was formed on September 29, 2017, when the Company granted two unrelated individuals an option to subscribe for 30% of the issued shares of SWL. The option has not yet been exercised and, consequently, the Company has a 100% economic interest in SWL. Upon exercise of the option, the Company would have a 70% economic interest in SWL. The options carry voting rights such that the Company and other joint venture partners each hold 50% of the voting rights in respect of shareholder resolutions and certain reserved matters as defined in the joint venture agreement. The Company is determined to be the primary beneficiary because it has the power to direct all significant activities of the joint venture.
The following table summarizes the carrying amounts and classification of the consolidated VIEs’ assets and liabilities included in the consolidated balance sheets. The obligations of the consolidated VIEs are non-recourse to the Company, and the assets of the VIEs can be used only to settle those obligations.

	As of
(in thousands)	September 28, 2025	December 29, 2024
Cash and cash equivalents	$5,136	$2,528
Accounts receivable	8,108	12,082
Inventories	21	4
Prepaid expenses and other current assets	8,044	5,380
Total current assets	21,309	19,994
Property and equipment, net	25,804	25,268
Operating lease assets	99,711	95,618
Other intangible assets, net	298	251
Other non-current assets	201	189
Total assets	147,323	141,320
Accounts payable	2,903	1,899
Accrued liabilities	10,809	7,072
Indirect and employee taxes payable	—	1,918
Current portion of debt, net of debt issuance costs	31,212	28,710
Current portion of operating lease liabilities - sites trading more than one year	6,822	6,689
Other current liabilities	193	210
Total current liabilities	51,939	46,498
Operating lease liabilities, net of current portion - sites trading more than one year	112,284	107,838
Total liabilities	164,223	154,336
Net assets (liabilities)	$(16,900)	$(13,016)

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
4.	Equity Method Investments
The Company maintains a portfolio of equity method investments owned through non-controlling interests in investments with one or more partners. There have been no changes in the Company’s equity method investment ownership interests in existing entities. During the 39 weeks ended September 28, 2025, the Company acquired a new equity method investment, the LINE LA Hotel Joint Venture, described further below.
Under applicable guidance for VIEs, the Company determined that its investments in the following entities are VIEs:
Toronto Joint Venture
On March 28, 2012, the Company and two unrelated investors (“Toronto Partners”) formed Soho House Toronto to own and operate a House in Toronto, Canada. The Company is responsible for managing the development and operations of the property with key operating decisions requiring joint approval with the Toronto Partners.
56-60 Redchurch Street, London Joint Venture
On July 6, 2015, the Company and a related party investor (“Raycliff Partner”) formed Raycliff Red LLP (“Club Row Rooms”) to develop and operate a hotel at 58-60 Redchurch Street intended to provide additional members’ accommodation to the nearby Shoreditch House in London. This was later extended to include 56 Redchurch Street under the same terms. The Company is responsible for managing the operations of the property and the Raycliff Partner is responsible for managing the building.
The Company concluded that it is not the primary beneficiary of the Soho House Toronto or 56-60 Redchurch Street, London VIEs in any of the periods presented, as its joint venture partners have the power to participate in making decisions related to the majority of significant activities of each investee. Accordingly, the Company concluded that application of the equity method of accounting is appropriate for these investees.
LINE LA Hotel Joint Venture
During the 39 weeks ended September 28, 2025, the Company acquired a new equity method investment reflecting an ownership interest in the LINE LA Hotel, a property that it had previously managed pursuant to a hotel management agreement (“HMA”).
On June 4, 2025, SAGL HoldCo LLC, a wholly owned subsidiary of the Company, entered into an operating agreement for Wilshire LA Hotel JV LLC with CREP LA Hotel Holdings LLC (“Corten”) (“the LINE LA Hotel Joint Venture”). In exchange for their respective ownership interests in the LINE LA Hotel Joint Venture, Corten contributed 100% of the limited liability interests in CREP LA Hotel LLC (“CREP LA”) for an initial capital of $37 million and the real and personal property interests in the LINE LA Hotel, while SAGL HoldCo LLC contributed initial capital of $15 million and its legacy outstanding $9 million accounts receivable (relating to hotel management services and shared services provided to the LINE LA Hotel in prior periods pursuant to the legacy HMA).
The Company has identified the party or parties that make decisions that most significantly impact the economic performance of the LINE LA Hotel Joint Venture and has concluded that the Company is not the primary beneficiary. The Company has the ability to exercise significant influence over the operating and financial policies of the LINE LA Hotel Joint Venture, however does not constitute power, and has applied the equity method of accounting for SAGL HoldCo LLC’s ownership interest.
The Company’s equity investment in the LINE LA Hotel Joint Venture is included in the following line-items on the consolidated balance sheet: $23 million included in “Equity method investments” relating to the carrying value of the Company’s ownership interest, which includes an additional investment of $2 million during the 13 weeks ended September 28, 2025, and $1 million included in “Accounts receivable, net” relating to the accrued HMA fees receivable to MCGA Hotels LLC from the LINE LA Hotel Joint Venture, see Note 16, Related Party Transactions and Balances.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Refer to Note 13, Commitments and Contingencies for further information on the guarantees signed in connection with this transaction.
Summarized Financial Information
The following table presents summarized financial information for all of the Company’s unconsolidated equity method investees. The Company’s maximum exposure to losses related to its equity method investments is limited to its ownership interests.

	For the 13 Weeks Ended		For the 39 Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Revenues	$24,819	$15,031	$52,781	$41,367
Operating income (loss)	8,486	4,566	17,626	12,390
Net income (loss)(1)	1,815	2,940	9,138	6,816

(1)	The net income (loss) shown above relates entirely to continuing operations.
5.	Leases
The Company has entered into various lease agreements for its Houses, hotels, restaurants, spas and other properties across The Americas, Europe, and Asia, which includes 59 equipment leases. The Company’s material leases have reasonably assured lease terms ranging from 1 year to 30 years for operating leases and from 5 years to 50 years for finance leases. Certain operating leases provide the Company with multiple renewal options that generally range from 5 years to 10 years, with rent payments on renewal based on a predetermined annual increase or market rates at the time of exercise of the renewal. The Company has four leases finance leases of which three are subject to 25 years renewal options, with rent payments on renewal based on upward changes in inflation rates. On July 28, 2025, the Company signed a material lease agreement to be the lessee of the LINE DC property. The lease agreement includes a payment prior to the commencement of the lease of $11 million and an option to purchase the property which the Company is reasonably certain to exercise and therefore the lease is classified as a finance lease. As at September 28, 2025, there was a $160 million finance lease asset recorded within property and equipment, net, of which $90 million relates to the LINE DC finance lease.
As of September 28, 2025, the Company recognized right-of-use assets and lease liabilities for 189 operating leases and 4 material finance leases. When recognizing right-of-use assets and lease liabilities, the Company includes certain renewal options where the Company is reasonably assured to exercise the renewal option.
In the 39 weeks ended September 28, 2025, the Company identified a triggering impairment event in their legacy Chicken Shop Soho Restaurant sites in the UK and performed an impairment analysis on these sites. The Company has been working on reassigning or terminating these leases as the sites are no longer operational. However, the Company has been unable to do so to date, which is the primary reason for the asset impairment. As a result of this analysis, a $2 million non-cash impairment charge was recorded for these UK Soho Restaurant sites. No impairment loss was recorded in the 13 weeks ended September 28, 2025. In the 13 weeks and 39 weeks ended September 29, 2024 an $11 million non-cash impairment charge was recorded in respect of operating lease assets, of which $10 million related to Soho Works North America sites and less than $1 million related to a UK restaurant site.
The maturity of the Company’s operating and finance lease liabilities as of September 28, 2025 is as follows:

(in thousands)	Operating Leases	Finance Leases
Fiscal year ended
Undiscounted lease payments
Remainder of 2025	$42,375	$2,728
2026	171,749	11,071

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

(in thousands)	Operating Leases	Finance Leases
2027	163,284	11,426
2028	161,828	11,757
2029	163,155	12,135
Thereafter	1,711,796	306,726
Total undiscounted lease payments	2,414,187	355,843
Present value adjustment	(1,019,091)	(193,329)
Total net lease liabilities	$1,395,096	$162,514

Certain lease agreements include variable lease payments that, in the future, will vary based on changes in the local inflation rates, market rate rents, or business revenues of the leased premises.
Gross straight-line rent expense recognized as part of In-House operating expenses for operating leases was $42 million and $37 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $125 million and $110 million for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively. Sublease income is netted against In-House operating expenses for operating leases of $2 million and $2 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $5 million and $5 million for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.
For the 13 weeks ended September 28, 2025 and September 29, 2024, the Company recognized amortization expense related to the right-of-use asset for finance leases of $1 million and $1 million, respectively, and interest expense related to finance leases of $3 million and $1 million, respectively. For the 39 weeks ended September 28, 2025 and September 29, 2024, the Company recognized amortization expense related to the right-of-use asset for finance leases of $2 million and $1 million, respectively, and interest expense related to finance leases of $5 million and $4 million, respectively. The Company recognized $1 million and $1 million of variable lease payments for finance leases for the 13 weeks ended September 28, 2025 and September 29, 2024 and $2 million and $2 million of variable lease payments for finance leases for the 39 weeks ended September 28, 2025 and September 29, 2024.
New Houses typically have a maturity profile that commences sometime after the lease commencement date used in the determination of the lease accounting in accordance with Topic 842. The unaudited condensed consolidated balance sheets set out the operating lease liabilities split between sites trading less than one year and sites trading more than one year. “Sites trading less than one year” and “sites trading more than one year” reference sites that have been open (as measured from the date the site first accepted a paying guest) for a period less than one year from the balance sheet date and those that have been open for a period longer than one year from the balance sheet date.
The Company currently leases four properties from related parties as described in Note 16, Related Party Transactions and Balances. The four properties have a combined right-of-use asset of $25 million and $26 million reported within “Operating lease assets” in the unaudited condensed consolidated balance sheets as of September 28, 2025 and December 29, 2024, respectively. The related combined short term lease liability amounts to $1 million and $3 million reported within “Current portion of operating lease liabilities - sites trading more than one year” as of September 28, 2025 and December 29, 2024. The related combined long term lease liability amounts to $34 million and $34 million reported in “Operating lease liabilities, net of current portion - sites trading more than one year” as of September 28, 2025 and December 29, 2024, respectively. The straight-line rent recorded within “In-House operating expenses” associated with the four, as September 28, 2025, and seven leases that were related parties as of September 29, 2024, amounted to $1 million and $3 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $4 million and $16 million for the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
The following information represents supplemental disclosure for the statement of cash flows related to operating and finance leases:

	For the 39 Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024
Cash flows from operating activities:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(127,462)	$(115,293)
Interest payments for finance leases	$(5,524)	$(4,196)
Cash flows from financing activities:
Principal payments for finance leases	$(323)	$(289)
Supplemental disclosures of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$26,999	$71,691
Acquisitions of property and equipment under finance leases	$90,745	$179

The following summarizes additional information related to operating and finance leases:

	As of
	September 28, 2025	September 29, 2024
Weighted-average remaining lease term
Finance leases	23 years	41 years
Operating leases	15 years	16 years
Weighted-average discount rate
Finance leases	7.40%	7.29%
Operating leases	7.93%	7.91%

As of September 28, 2025, the Company has entered into 11 operating lease agreements that are signed but have not commenced. Of these, nine relate to Houses, hotels, restaurants, and other properties that are in various stages of construction by the landlord and for three of these, construction has not commenced. Refer to Note 16, Related Party Transactions and Balances for further information on the lease agreements, both active and not commenced, with related parties.
The Company will determine the classification as of the lease commencement date, but currently expects these under construction leases to be operating leases. Soho House Design (“SHD”) is involved to varying degrees in the design of these leased properties under construction. For certain of these leases, the SHD team is acting as the construction manager on behalf of the landlord. The Company does not control the underlying assets under construction. Pending significant completion of all landlord improvements and final execution of the related lease, the Company expects these leases to commence in fiscal years ending 2025, 2026, 2027 and 2028. The Company estimates the total undiscounted lease payments for the leases commencing in fiscal years ended 2025, 2026, 2027 and 2028 will be $139 million, $238 million, $112 million and $587 million, respectively, with weighted-average expected lease terms of 23 years, 23 years, 16 years and 17 years for 2025, 2026, 2027 and 2028, respectively.
The following summarizes the Company’s estimated future undiscounted lease payments, net of lease incentives, for current leases signed but not commenced, including properties where the SHD team is acting as the construction manager as of September 28, 2025:

(in thousands)	Operating Leases Under Construction
Fiscal year ended
Estimated total undiscounted lease payments, net of lease incentives
Remainder of 2025	$614
2026	4,276

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

(in thousands)	Operating Leases Under Construction
2027	10,284
2028	38,771
2029	49,541
Thereafter	972,420
Total undiscounted lease payments for leases signed but not commenced, net of lease incentives	$1,075,906

6.	Revenue Recognition
Disaggregated revenue disclosures for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 are included in Note 15, Segments. Revenue from membership fees, legacy one-time registration fees, House Introduction Credits, design & build-out contracts and exclusivity & incentive fee contracts are the primary arrangements for which revenue is recognized over time.
The following table includes estimated revenues expected to be recognized in the future related to performance obligations that were unsatisfied (or partially unsatisfied) at the end of the reporting period ending September 28, 2025:

(in thousands)	Next twelve months from September 28, 2025	Future periods
Revenue recognized over time	$112,881	$25,603
Total future revenues	$112,881	$25,603

All consideration from contracts with customers is included in the amounts presented above.
The following table provides information about contract receivables, contract assets and contract liabilities from contracts with customers:

	As of
(in thousands)	September 28, 2025	December 29, 2024
Contract receivables	$68,317	$78,890
Contract assets	$6,644	$3,257
Contract liabilities	$181,640	$174,697

Contract receivables consist solely of Accounts receivable, which is comprised of amounts due from customers and partners including amounts owed from sites operated under management contracts, amounts billed under design & build-out contracts and amounts due from retail wholesale partners.
Contract assets consist of accrued unbilled income related to design & build-out contracts and hotel management agreements. These amounts are recognized in prepaid expenses and other assets on the unaudited condensed consolidated balance sheets.
Contract liabilities include deferred membership revenue, hotel deposits and gift vouchers (which are presented in accrued liabilities on the unaudited condensed consolidated balance sheets). Revenue recognized that was included in the contract liabilities balance as of the beginning of the period was $35 million and $28 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $102 million and $85 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.
The Company recognized revenue relating to transactions with related parties totaling $2 million and $5 million recorded within “Other revenues” in the unaudited condensed consolidated statements of operations during the

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $9 million and $15 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively. The Company recognized a receivable related to these transactions with related parties amounting to $20 million and $31 million recorded within “Accounts receivable, net” in the unaudited condensed consolidated balance sheets as of September 28, 2025 and December 29, 2024. The Company recognized accrued revenue relating to transactions with related parties amounting to $5 million and $1 million recorded within “Prepaid expenses and other current assets” in the unaudited condensed consolidated balance sheets as of September 28, 2025 and December 29, 2024. Refer to Note 16, Related Party Transactions and Balances and Note 17, Subsequent events for further information.
7.	Inventories, Prepaid Expenses and Other Current Assets
Inventories consist of raw materials, service stock and supplies (primarily food and beverage) and finished goods (primarily for sale in our Retail business) which are externally sourced. Raw materials and service stock and supplies totaled $18 million and $23 million as of September 28, 2025 and December 29, 2024, respectively. Finished goods totaled $47 million and $31 million as of September 28, 2025 and December 29, 2024, respectively.
The Company recognized accrued revenue relating to transactions with related parties amounting to $5 million and $1 million recorded within “Prepaid expenses and other current assets” in the unaudited condensed consolidated balance sheets as of September 28, 2025 and December 29, 2024. Refer to Note 16, Related Party Transactions and Balances for further information.
The table below presents the components of prepaid expenses and other current assets:

	As of
(in thousands)	September 28, 2025	December 29, 2024
Amounts owed by equity method investees(1)	$2,917	$2,379
Prepayments and accrued income	67,245	36,350
Contract assets	6,644	3,257
Inventory supplier advances	12,794	12,139
Other receivables	33,786	44,649
Total prepaid expenses and other current assets	$123,386	$98,774

(1)
“Accounts receivable, net” includes $3 million and $1 million receivable from StoreBerlin Limited as of September 28, 2025 and December 29, 2024, respectively, and $1 million relating to accrued HMA fees receivable from the LINE LA Hotel Joint Venture as of September 28, 2025.

8.	Accrued Liabilities
The table below presents the components of accrued liabilities.

	As of
(in thousands)	September 28, 2025	December 29, 2024
Accrued interest	$7,373	$7,113
Hotel deposits	18,669	12,414
Trade and other accruals	106,713	78,955
Total accrued liabilities	$132,755	$98,482

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
9.	Debt
Debt balances, net of debt issuance costs, are as follows:

	As of
(in thousands)	September 28, 2025	December 29, 2024
Senior Secured Notes, interest at 8.1764% for the Initial Notes and 8.5% for the Additional Notes, maturing March 2027 (see additional description below)	$690,310	$644,002
Soho Works Limited loans, unsecured, 7% interest bearing, maturing September 2025 (see additional description below)	31,212	27,369
Other loans (see additional description below)	14,307	20,115
	735,829	691,486
Less: Current portion of long-term debt	(31,797)	(34,618)
Total long-term debt, net of current portion	$704,032	$656,868

Property mortgage loans, net of debt issuance costs, are as follows:

	As of
(in thousands)	September 28, 2025	December 29, 2024
Term Loan, interest at 6.99%, maturing June 1, 2033	$137,828	$137,385
Total property mortgage loans	$137,828	$137,385

The weighted-average interest rate on fixed rate borrowings was 8% as of September 28, 2025 and 8% as of December 29, 2024. There were no outstanding floating rate borrowings as of September 28, 2025 or December 29, 2024.
The descriptions below show the financial instrument amounts in the currency of denomination with USD equivalent in parentheses, where applicable, translated using the exchange rates in effect at the time of the respective transaction.
Debt: Senior Secured Notes
On March 31, 2021, Soho House Bond Limited issued senior secured notes pursuant to a Notes Purchase Agreement, which were subscribed to by certain funds managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates, in aggregate amounts equal to $295 million, €62 million ($73 million) and £53 million ($73 million) (the “Initial Notes”). The Notes Purchase Agreement included an option to issue, and a commitment on the part of the purchasers to subscribe for an aggregate amount of up to $100 million which were issued for the full amount on March 9, 2022 (the “Additional Notes” and, together with the Initial Notes, the “Senior Secured Notes”). The Senior Secured Notes mature on March 31, 2027 and bear interest at a fixed rate equal to a cash margin of 2.0192% per annum for the Initial Notes or 2.125% per annum for any Additional Notes, plus a payment-in-kind (capitalized) margin of 6.1572% per annum for the Initial Notes or 6.375% per annum for any Additional Notes. The Senior Secured Notes issued pursuant to the Notes Purchase Agreement may be redeemed and prepaid for cash, in whole or in part, at any time in accordance with the terms thereof, subject to payment of redemption fees. The Senior Secured Notes are guaranteed and secured on substantially the same basis as our Revolving Credit Facility. The Company incurred interest expense of $15 million and $14 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively and $44 million and $41 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively. As of September 28, 2025 and December 29, 2024, an accrual of $11 million and $8 million, respectively, was recognized in non-current liabilities on the consolidated balance sheet relating to payment-in-kind interest on the Senior Secured Notes.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Debt: Soho Works Limited Loans
In 2017, Soho Works Limited entered into a term loan facility agreement. The SWL loan bears interest at 7% and matures, following the extensions, at the earliest of: (a) September 29, 2025; (b) the date of disposal of the whole or substantial part of the Soho Works Limited; (c) the date of sale by the shareholders of the entire issued share capital of Soho Works Limited to a third party; (d) the date of the admission of Soho Works Limited to any recognized investment exchange or multi-lateral trading facility; and (e) any later date that the lenders may determine in their sole discretion. The carrying amount of the term loan was £23 million ($31 million) and £22 million ($27 million) as of September 28, 2025 and December 29, 2024, respectively. The Company incurred interest expense of less than $1 million and less than $1 million on this facility during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $2 million and $2 million on this facility during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively. The Company has determined a current classification of this loan is appropriate as it best reflects the substance of the agreement with the lenders given that the loan extension period is short-term in nature (12 months). Refer to Note 17, Subsequent Events for further information on the Soho Works loan extension.
Debt: Other Loans
The other loans consist of the following:

	Currency	Maturity date	Principal balance as of September 28, 2025	Applicable interest rate as of September 28, 2025
Dean Street Loan	Great Britain pound sterling	March 2040	$9,419	6.0%
Copenhagen Loan	Danish krone	November 2033	2,034	8.0%
Copenhagen Loan	Danish krone	November 2038	1,071	0.0%
Greek Street Loan	Great Britain pound sterling	January 2028	$1,781	7.5%

On February 4, 2025, the Company repaid the outstanding balance of $5 million on the Compagnie de Phalsbourg credit facility.
Property Mortgage Loans: Term Loan
In March 2014, the Company completed a freehold property acquisition of the Soho Beach House Miami property. In May 2023, the Company refinanced its existing term loan of $55 million (including accrued interest at 5.34%), and mezzanine loan of $62 million (including accrued interest at 7.25%) with a new $140 million loan agreement with JP Morgan Chase Bank, National Association and Citi Real Estate Funding Inc (the “Term Loan”). This Term Loan is secured with a recorded and insured first priority mortgage on Soho Beach House Miami property as well as first priority security interests in all collateral related to the property. The Term Loan matures in June 2033 and bears interest at 6.99%.
The Company incurred interest expense of $3 million and $8 million on the Term Loan during the 13 weeks and 39 weeks ended September 28, 2025, respectively, and $2 million and $7 million during the 13 weeks and 39 weeks ended September 29, 2024, respectively.
Revolving Credit Facility
On November 10, 2022, Soho House Bond Limited, a wholly owned subsidiary of the Company entered into the Third Amended and Restated Revolving Facility Agreement (the “Third Amendment”) which further amends and restates the Revolving Credit Facility, originally entered into by the Company on December 5, 2019 (the original and amended facility referred to as the “Revolving Credit Facility”). The Third Amendment amends the Revolving Credit Facility to extend the maturity date from January 25, 2024 to July 25, 2026. In addition, the Third Amendment provides that from March 2023 we are required to maintain certain leverage covenants (as defined in the Revolving Credit Facility) which are applicable when 40% or more of the facility is drawn. On

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
February 21, 2025 the Agreement was amended to extend the maturity date from July 25, 2026 to December 31, 2026. All other material terms remain substantially unchanged. As of September 28, 2025, the facility remains undrawn with £75 million ($100 million) available to draw under this facility. The facility is secured on a fixed and floating charge basis over certain assets of the Company. The Company incurred interest expense of less than $1 million and less than $1 million in respect of the Revolving Credit Facility during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.
Future Principal Payments
The following table presents future principal payments for the Company’s debt and property mortgage loans that are described in the preceding paragraphs as of September 28, 2025:

(in thousands)
Remainder of 2025	$31,859
2026	1,631
2027	695,277
2028	862
2029	902
Thereafter	148,712
$879,243

10.	Fair Value Measurements
Recurring and Non-recurring Fair Value Measurements
There were no assets or liabilities measured at fair value on a recurring or non-recurring basis as of September 28, 2025 or December 29, 2024.
Fair Value of Financial Instruments
The Company believes the carrying values of its financial instruments related to current assets and liabilities approximate fair value due to short-term maturities.
The Company has estimated the fair value of the Senior Secured Notes and the property mortgage loans as of September 28, 2025 and December 29, 2024 using a discounted cash flow analysis. The fair value of the other non-current debt is estimated as of September 28, 2025 and December 29, 2024 using a discounted cash flow analysis, except for the Dean Street Loan and the Copenhagen Loan where fair value is estimated to be equal to the current carrying value of each instrument as of September 28, 2025 based on a comparison of each instrument’s contractual terms to current market terms. The Company does not believe that the use of different market inputs would have resulted in a materially different fair value of debt as of September 28, 2025 and December 29, 2024.
The following table presents the estimated fair values (all of which are Level 3 fair value measurements) of the Company’s debt instruments with maturity dates in 2025 and thereafter:

(in thousands)	Carrying Value	Fair Value
September 28, 2025
Senior Secured Notes	$690,310	$658,093
Term Loan	137,828	103,187
Other loans	14,307	6,994
	$842,445	$768,274

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

(in thousands)	Carrying Value	Fair Value
December 29, 2024
Senior Secured Notes	$644,002	$596,976
Term Loan	137,385	99,283
Other loans	20,115	19,853
	$801,502	$716,112

The carrying values of the Company’s other non-current liabilities and non-current assets approximate their fair values.
11.	Share-Based Compensation
Equity and incentive plans
The Company operates two equity and incentive plans for the benefit of its employees and directors. In August 2020, the Company established the 2020 Equity and Incentive Plan (the “2020 Plan”) under which SHHL Share Appreciation Rights (“SARs”) and SHHL Growth Shares were issued to certain employees.
In July 2021, the Company established its 2021 Equity and Incentive Plan (the “2021 Plan”). The 2021 Plan allows for grants of non-qualified stock options, SARs, Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”). The PSUs generally vest (i) upon the completion of a minimum service period and (ii) the Company’s achievement of certain performance goals established at grant. There were 12,107,333 shares initially available for all awards under the 2021 Plan and the shares available is permitted to increase annually on the first day of each calendar year, beginning with the calendar year ended December 31, 2022, subject to approval by the board of directors (the “board”). As of September 28, 2025, there were 3,601,931 shares available for future awards. The Company granted 306,146 new RSUs under the 2021 Plan during the 39 weeks ended September 28, 2025. There were 178,571 new RSUs granted under the 2021 Plan during the 13 weeks ended September 28, 2025.
In August 2025, in conjunction with the departure of an employee, the Company accelerated the vesting of certain outstanding RSUs, pursuant to the original terms of the award. The Company also granted 178,571 cash-settled RSUs that were fully vested as of the grant date with 50% of these vested awards due to be cash settled in Q4 2025 and the remaining 50% in Q1 2026. The related liability-classified share-based compensation expense of $2 million will be remeasured each reporting period until settlement.
Awards outstanding under the plan
As of September 28, 2025 and December 29, 2024, there were 479,620 and 1,238,630 RSUs outstanding under the 2021 Plan, respectively. As of September 28, 2025 and December 29, 2024, there were 5,108,472 and 5,839,704 SARs outstanding under the 2020 Plan and 2021 Plan, respectively. As of September 28, 2025 and December 29, 2024, there were zero and 600,749 PSUs outstanding under the 2021 Plan, respectively.
Share-based compensation during the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 was recorded in the consolidated statements of operations within a separate line item as shown in the following table:

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
SARs	$—	$619	$323	$1,943
RSUs	2,890	1,969	6,723	10,439
PSUs	—	527	—	1,541
Employer-related payroll expense(1)	615	398	975	1,227
Total share-based compensation expense	$3,505	$3,513	$8,021	$15,150

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Tax benefit for share-based compensation expense	—	—	—	—
Share-based compensation expense, net of tax	$3,505	$3,513	$8,021	$15,150

(1)
Relates to employment related taxes, including employer national insurance tax in the UK. These amounts were settled in cash and are not included in additional paid-in capital or as an adjustment to reconcile net loss to net cash used in operating activities in the consolidated statements of cash flows.

The weighted-average assumptions used in valuing SARs granted or modified during each period are set forth in the following table:

	For the 39 Weeks Ended September 28, 2025	For the Fiscal Year Ended December 29, 2024
Expected average life(1)	N/A	3.21 - 4.81 years
Expected volatility(2)	N/A	76%
Risk-free interest rate(3)	N/A	4.17 - 4.29%
Expected dividend yield(4)	N/A	0%

(1)	The expected life assumption is based on the Company’s expectation for the period before exercise.
(2)	The expected volatility assumption is developed using leverage-adjusted historical volatilities for public peer companies for the period equal to the expected life of the awards.
(3)	The risk-free rate is based on the bootstrap adjusted US Treasury Rate Yield Curve Rate as of the valuation date, term matched with expected life of the awards.
(4)	The expected dividend yield is 0.0% since the Company does not expect to pay dividends.
As of September 28, 2025, total compensation expense not yet recognized is as follows:
•	With respect to the unvested SARs issued under the 2020 Plan and 2021 plans, the total compensation expense not yet recognized is zero.
•	With respect to the RSUs issued under the 2021 Plan, approximately $0.7 million, which is expected to be recognized over a weighted-average period of 0.78 years.
12.	Earnings Per Share and Shareholders’ Equity
Holders of Class A common stock and Class B common stock are entitled to receive dividends out of legally available funds on a pari passu basis. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to 10 votes per share. Each holder of Class B common stock has the right to convert its shares of Class B common stock into shares of Class A common stock, at any time, on a one-for-one basis. Additionally, shares of Class B common stock will automatically convert into shares of Class A common stock, on a one-for-one basis, upon transfer to any non-permitted holder of Class B common stock. Holders of Class A and Class B common stock are entitled to liquidation distributions on a pro rata basis, subject to prior satisfaction of all outstanding debt and liabilities and the payment of liquidation preferences, if any.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
The tables below present changes in each class of the Company’s common stock, as applicable:

	SHCO Common Stock
	Class A Common Stock	Class B Common Stock
As of December 31, 2023	53,741,731	141,500,385
Shares issued related to share-based compensation	1,064,054	—
As of March 31, 2024	54,805,785	141,500,385
Shares issued related to share-based compensation	282,560	—
Shares repurchased	(891,045)	—
As of June 30, 2024	54,197,300	141,500,385
Shares issued related to share-based compensation	631,350	—
Shares repurchased	(2,269,130)	—
As of September 29, 2024	52,559,520	141,500,385

	SHCO Common Stock
	Class A Common Stock	Class B Common Stock
As of December 29, 2024	52,731,922	141,500,385
Shares issued related to share-based compensation	264,579	—
As of March 30, 2025	52,996,501	141,500,385
Shares issued related to share-based compensation	206,388	—
As of June 29, 2025	53,202,889	141,500,385
Shares issued related to share-based compensation	864,450	—
As of September 28, 2025	54,067,339	141,500,385

Share Repurchases
On February 9, 2024, the Company’s board and a relevant sub-committee authorized and approved a new stock repurchase program for up to $50 million of the currently outstanding shares of the Company’s Class A common stock.
Under the stock repurchase program, the Company was authorized to repurchase from time to time shares of its outstanding Class A common stock on the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases depended on a variety of factors, including market conditions as well as corporate and regulatory considerations. The stock repurchase program could have been suspended, modified or discontinued at any time, in accordance with relevant and applicable regulatory requirements, and the Company has had no obligation to repurchase any amount of its common stock under the program. The Company intended to make all repurchases in accordance with applicable federal securities laws, including Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. Under the program, the repurchased shares were returned to the status of authorized, but unissued shares of common stock held in treasury at average cost.
There were no repurchases during the 13 weeks and 39 weeks ended September 28, 2025. During the 13 weeks and 39 weeks ended September 29, 2024, the Company repurchased a total of 2,269,130 shares and 3,160,175 shares of Class A common stock for $13 million and $17 million, respectively, including commissions, under the new program. The repurchased shares are held as treasury shares by the Company.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Earnings Per Share
The Company computes earnings per share using the two-class method. As the liquidation and dividend rights are identical, the undistributed earnings or losses are allocated on a proportionate basis to each class of common stock, and the resulting basic and diluted profit per share attributable to common stockholders are therefore the same for Class A and Class B common stock.
The following table shows the reconciliation of the numerators and denominators used to compute earnings per share of Class A and Class B Common Stock:

	For the 13 Weeks Ended		For the 39 Weeks Ended
(in thousands except for per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Numerator (basic and diluted)
Profit (loss) attributable to Soho House & Co Inc	$(18,708)	$175	$14,345	$(71,283)
Denominators (basic and diluted)
Weighted-average Class A and Class B shares - basic	195,238	194,515	194,766	195,503

RSU share-based compensation awards	—	244	322	—
SAR share-based compensation awards	—	726	1,013	—

Weighted-average Class A and Class B shares - diluted	195,238	195,485	196,101	195,503
Basic earnings (loss) per share	$(0.10)	$0.00	$0.07	$(0.36)
Diluted earnings (loss) per share	$(0.10)	$0.00	$0.07	$(0.36)

13.	Commitments and Contingencies
Litigation Matters
The Company is not a party to any litigation other than litigation in the ordinary course of business. The Company’s management and legal counsel do not expect that the ultimate outcome of any of its currently ongoing legal proceedings, individually or collectively, will have a material adverse effect on the Company’s unaudited condensed consolidated financial statements.
Business Interruption and Property Insurance
The Company maintains insurance policies to cover business interruption with terms that management believes to be adequate and appropriate. These policies may be subject to applicable deductible or retention amounts, coverage limitations and exclusions and may not be sufficient to cover all of the losses incurred.
In the fourth quarter of Fiscal 2024, one of our UK properties suffered damages due to flooding which caused significant damage to certain structures and facilities within the site. The Company is still evaluating the complete scope of property damage and business interruption loss. As of December 29, 2024, the Company reported an estimate of the book value of the property and equipment written off and remediation costs of $6 million. During the 39 weeks ended September 28, 2025 the Company incurred further costs of $1 million. The Company recorded a corresponding insurance receivable, included in prepaid expenses and other current assets on the consolidated balance sheets as of December 29, 2024. This receivable has been settled as of September 28, 2025. As of September 28, 2025 and December 29, 2024 the Company received cash proceeds of $8 million and $1 million, respectively. We believe our insurance coverage should be sufficient to cover substantially all of the property damage and the near-term loss of business in excess of our insurance deductibles; therefore, we have not recorded any loss on the consolidated statements of operations for the 39 weeks ended September 28, 2025.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
As a result of the flood damage, the Company recorded business interruption insurance proceeds totaling less than $1 million related to the reimbursement of lost profits as a result of the closure. This amount is recorded as business interruption income in the In-House operating expenses in the unaudited condensed consolidated statement of operations for the 39 weeks ended September 28, 2025.
During the 39 weeks ended September 28, 2025, the Company’s Los Angeles properties were impacted by the wildfires. The Company has filed a business interruption insurance claim of $5 million in connection to the loss of business incurred during this period which has not been fully settled and continues to be evaluated. As of September 28, 2025, the Company received cash proceeds of less than $1 million in connection with the ongoing business interruption insurance claim.
COVID-19 Business Interruption Insurance Proceeds
On February 19, 2025, the Company received $23 million (£18 million) of business interruption insurance proceeds, net of fees, from one of its insurers. The proceeds relate to the impacts of general business interruption (including lost revenues and additional costs incurred) in the United Kingdom due to the COVID-19 pandemic. The recovery is presented in “Business interruption proceeds, net” within the unaudited condensed consolidated statement of operations (would generally be presented in line-item ‘Other, net’ however separately presented due to magnitude of this amount during the 39 weeks ended September 28, 2025) and is included in net cash provided by operating activities in the unaudited condensed consolidated statement of cash flows for the 39 weeks ended September 28, 2025. This payment represents a full and final settlement of all claims the Company has or may have related to business interruption losses and associated costs and expenses arising from the COVID-19 pandemic in the UK.
Lease Commitments
See Note 5, Leases for information on estimated future undiscounted lease payments for current leases signed but not commenced as of September 28, 2025.
ERP Program Commitments
The Company has entered into contracts with third parties relating to its previously-announced ERP implementation program. As of September 28, 2025, the Company has remaining contractual commitments of £13 million ($17 million), which are expected to be settled over the course of the remainder of 2025 and during 2026.
As of September 28, 2025, the Company capitalized $5 million of implementation costs related to the ERP system, included in balance sheet line-item ‘Other intangible assets, net'.
LINE LA Hotel Joint Venture Guarantees and Capital Contributions
During the 39 weeks ended September 28, 2025, the Company acquired a new equity method investment reflecting an ownership interest in the LINE LA Hotel. Refer to Note 4, Equity Method Investments for further information on this acquisition.
On June 4, 2025, CREP LA Hotel LLC, a wholly owned subsidiary of the LINE LA Hotel Joint Venture (“CREP LA”), entered into a loan agreement (“LINE LA Loan Agreement”) with a third party lender for $54.0 million which matures on January 31, 2027, and bears interest of SOFR plus 462 basis points per annum (subject to a floor of 4.75%), with interest payable throughout the term. The LINE LA Loan Agreement is secured by the land, building and improvements of the hotel, all fixtures attached thereto and all other real and personal property interests, including the assignment of leases and rents. The Company’s wholly owned subsidiary, US AcquireCo, Inc., and affiliates of Corten (“Corten Guarantors”) provided joint and several senior loan guarantees for the benefit of the lender for the term of the LINE LA Loan Agreement with respect to (i) CREP LA’s payment of recourse obligations pursuant to the LINE LA Loan Agreement; ii) an indemnification against certain losses arising from non-compliance with environmental laws and similar events at the property, and iii) any failure by

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
CREP LA to pay carry costs (including taxes, insurance premiums, operating expenses and debt service) as and when due. US AcquireCo, Inc. is required to comply with specified financial covenants under the LINE LA Loan Agreement at all times. The Company’s wholly owned subsidiaries, US AcquireCo, Inc. and Soho House Limited, have entered into a reimbursement agreement with the Corten Guarantors to allocate liability under the senior loan guarantees, as well as liability arising under certain indemnification obligations under the LINE LA Hotel Joint Venture. Soho House Limited shall become liable for amounts payable by US AcquireCo, Inc. under the reimbursement agreement if US AcquireCo, Inc. fails to fund such amounts within 20 days after written demand. However, because the Company exercises joint control over the LINE LA Hotel Joint Venture, its obligations relate to its own performance. In accordance with the scope exception in ASC 460, the Company determined that this arrangement does not meet the definition of a guarantee under ASC 460. Accordingly, the Company has not recognized the fair value of a liability related to these obligations in its consolidated financial statements.
Pursuant to the operating agreement for the LINE LA Hotel Joint Venture, SAGL HoldCo LLC is contractually obligated to provide additional capital contributions to the extent the LINE LA Hotel Joint Venture experiences liquidity shortfalls. These capital contributions are capped at $37 million (inclusive of its initial capital contribution of $15 million), less six months of debt service on the LINE LA Loan Agreement. Additional funding of $2 million was provided for the period ended September 28, 2025 which has increased the equity investment accordingly.
14.	Income Taxes
For the 13 weeks and 39 weeks ended September 28, 2025, there have been no material changes in the Company’s estimates or provisions for income taxes recorded in the unaudited condensed consolidated balance sheet.
The effective tax rate for the 13 weeks ended September 28, 2025 was 39.0%, compared to an effective tax rate of 96.2% for the 13 weeks ended September 29, 2024. The effective tax rate for the 39 weeks ended September 28, 2025 was 44.5% compared to (23.8)% for the 39 weeks ended September 29, 2024. The effective tax rate for the 13 weeks and 39 weeks ended September 28, 2025 differs from the US statutory rate of 21% primarily due to the business interruption proceeds received in the 39 weeks ended September 28, 2025 taxed discretely at the UK rate, the significant foreign exchange gains which are taxable in the UK, the current mix of positive and negative earnings in the various jurisdictions the Company operates in and valuation allowances which reduce the amount of tax benefit recognized. Additionally, the Company is calculating current tax charges in certain U.S. and non-U.S. jurisdictions in respect of uncertain tax positions.
Valuation allowances have been recorded against the incremental deferred tax assets recognized for tax losses, share-based compensation, and excess interest primarily in the U.K., U.S. and Hong Kong. The Company continues to evaluate all positive and negative evidence to assess the realizability of its net deferred tax assets and it is reasonably possible that there may be a change in the valuation allowance within the next twelve months.
The gross unrecognized tax benefits have increased by $4 million in the 39 weeks ended September 28, 2025. There was no movement in the 13 weeks ended September 28, 2025.
The Company has carried out an assessment of the impact of the BEPS Pillar Two Minimum Tax legislation and has concluded that these new rules will not have a material impact on the Company’s effective tax rate or tax payments for this period. The Company will undertake this assessment for subsequent reporting periods to monitor its compliance with the Global Anti-Base Erosion (GloBE) rules for Fiscal 2025.
15.	Segments
The Company’s core operations comprise of Houses, hotels and restaurants across a number of territories, which are managed on a geographical basis. There is a segment managing director for each of the UK, The Americas, Europe and Rest of the World (“RoW”) who is responsible for Houses, hotels and restaurants in that region. Each operating segment manager reports directly to the Company’s Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer combined. In addition to Houses, hotels and restaurants, the Company offers other products and services, such as retail, home & beauty products and

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 services, which comprise its Retail operating segment; access to Soho Works collaboration spaces across the UK and North America, which comprise its Soho Works operating segment; and memberships for people who live in cities where physical Houses do not exist, which comprise its Cities Without Houses operating segment. The Retail, Soho Works, and Cities Without Houses operating segments also have segment managers which report directly to the CODM and are managed separately from the Houses, hotels and restaurants in each region.
The Company has identified the following three reportable segments:
•	UK,
•	The Americas, and
•	Europe and RoW.
The Company analyzed the results of the Retail, Soho Works, Soho Restaurants, and Cities Without Houses operating segments and concluded that they did not warrant separate presentation as reportable segments as they do not provide additional useful information to the readers of the financial statements. Therefore, these segments are included as part of an “All Other” category. The historical North America reportable segment has been renamed to The Americas; however, there is no change to the manner in which the segment was previously presented.
Intercompany revenues and costs among the reportable segments are not material and are accounted for as if the sales were to third parties because these items are based on negotiated fees between the segments involved. All intercompany transactions and balances are eliminated in consolidation. Intercompany revenues and costs between entities within a reportable segment are eliminated to arrive at segment totals. Segment revenue includes revenue of certain equity method investments, which are considered stand-alone operating segments, which are therefore not included in revenues as part of these unaudited condensed consolidated financial statements. Eliminations between segments are separately presented. Corporate results include amounts related to corporate functions such as administrative costs and professional fees. Income tax expense is managed by Corporate on a consolidated basis and is not allocated to the reportable segments.
The Company manages and assesses the performance of the reportable segments by Reportable segments EBITDA, which is defined as net income (loss) before depreciation and amortization, interest expense, net, provision (benefit) for income taxes, adjusted to take account of the impact of certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance. These other items include, but are not limited to, loss (gain) on sale of property and other, net, share of loss (profit) of equity method investments, foreign exchange, pre-opening expenses, non-cash rent, deferred registration fees, net, share of equity method investments EBITDA, share-based compensation expense, and certain other expenses.
The following tables present disaggregated revenue for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 and the key financial metrics reviewed by the CODM for the Company’s reportable segments:
The following tables present the reconciliation of reportable segment EBITDA to total consolidated net income:

	For the 13 Weeks Ended September 28, 2025
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership Revenues	$58,450	$36,364	$16,601	$111,415	$15,216	$126,631
In-House Revenues	45,961	50,261	37,637	133,859	—	133,859
Other Revenues	28,476	24,602	52,173	105,251	29,828	135,079
Elimination of equity accounted revenue	(13,434)	(2,164)	(9,221)	(24,819)	—	(24,819)
Total consolidated segment revenue	$119,453	$109,063	$97,190	$325,706	$45,044	$370,750
In-House Operating Expenses	(70,180)	(62,362)	(39,213)	(171,755)	(456)	(172,211)
Other Operating Expenses	(14,475)	(14,540)	(32,372)	(61,387)	(33,703)	(95,090)
Total segment operating expenses	$(84,655)	$(76,902)	$(71,585)	$(233,142)	$(34,159)	$(267,301)

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended September 28, 2025
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Other segment items	(15,736)	(640)	(6,837)	(23,213)	(12,557)	(35,770)
Share of equity method investments adjusted EBITDA	749	333	1,697	2,779	—	2,779
Reportable segments EBITDA	$19,811	$31,854	$20,465	$72,130	$(1,672)	$70,458
Unallocated corporate overhead						(12,576)
Consolidated segmental EBITDA						$57,882
Depreciation and amortization						(26,649)
Interest expense, net						(22,560)
Income tax benefit						10,891
Gain (loss) on sale of property and other, net						26
Share of income of equity method investments						637
Foreign exchange						(14,048)
Pre-opening expenses						(3,484)
Non-cash rent						(227)
Deferred registration fees, net						417
Share of equity method investments adjusted EBITDA						(2,779)
Share-based compensation expense						(3,505)
Other expenses, net(1)						(13,611)
Net income (loss)						$(17,010)

(1)
Other expenses, net includes a $7 million expense related to third party advisory expenses incurred by the Company and its independent special committee in regard to the evaluation of certain strategic transactions, $4 million expense related to the planned ERP systems implementation and $2 million related to operational reorganization and severance expense.

	For 13 Weeks Ended September 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership revenues	$52,664	$31,822	$13,747	$98,233	$12,724	$110,957
In-House revenues	47,576	48,287	32,959	128,822	—	128,822
Other revenues	16,949	22,445	43,677	83,071	25,549	108,620
Elimination of equity accounted revenue	(3,521)	(2,288)	(9,222)	(15,031)	—	(15,031)
Total consolidated segment revenue	$113,668	$100,266	$81,161	$295,095	$38,273	$333,368
In-House Operating Expenses	(68,466)	(57,182)	(32,610)	(158,258)	(532)	(158,790)
Other Operating Expenses	(11,944)	(13,081)	(27,897)	(52,922)	(33,757)	(86,679)
Total segment operating expenses	$(80,410)	$(70,263)	$(60,507)	$(211,180)	$(34,289)	$(245,469)
Other segment items	(18,372)	2,375	(5,918)	(21,915)	(8,465)	(30,380)
Share of equity method investments adjusted EBITDA	723	415	1,229	2,367	—	2,367
Reportable segments EBITDA	$15,609	$32,793	$15,965	$64,367	$(4,481)	$59,886

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For 13 Weeks Ended September 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Unallocated corporate overhead						$(13,704)
Consolidated segmental EBITDA						$46,182
Depreciation and amortization						(26,017)
Interest expense, net						(20,658)
Income tax expense						(18,026)
Gain on sale of property and other, net						(236)
Share of income of equity method investments						1,754
Foreign exchange						39,591
Pre-opening expenses						(2,561)
Non-cash rent						3,261
Deferred registration fees, net						467
Share of equity method investments EBITDA						(2,367)
Share-based compensation expense						(3,513)
Loss on impairment of long-lived assets and intangible assets(1)						(14,068)
Other expenses, net(2)						(3,091)
Net income (loss)						$718

(1)
Following the Company’s impairment review, the Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America and less than $1 million relates to a UK restaurant site.

	For the 39 Weeks Ended September 28, 2025
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership Revenues	$171,822	$103,856	$45,964	$321,642	$43,784	$365,426
In-House Revenues	151,656	143,884	96,339	391,879	—	391,879
Other Revenues	66,370	56,607	69,727	192,704	86,190	278,894
Elimination of equity accounted revenue	(21,668)	(5,790)	(25,323)	(52,781)	—	(52,781)
Total consolidated segment revenue	$368,180	$298,557	$186,707	$853,444	$129,974	$983,418
In-House Operating Expenses	(216,274)	(181,045)	(106,217)	(503,536)	(3,165)	(506,701)
Other Operating Expenses	(41,993)	(32,355)	(50,784)	(125,132)	(101,755)	(226,887)
Total segment operating expenses	$(258,267)	$(213,400)	$(157,001)	$(628,668)	$(104,920)	$(733,588)
Other segment items	(42,500)	4,031	(19,496)	(57,965)	(30,839)	(88,804)
Share of equity method investments adjusted EBITDA	2,479	742	4,709	7,930	—	7,930
Reportable segments EBITDA	$69,892	$89,930	$14,919	$174,741	$(5,785)	$168,956

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended September 28, 2025
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Unallocated corporate overhead						(34,824)
Consolidated segmental EBITDA						$134,132
Depreciation and amortization						(74,052)
Interest expense, net						(65,601)
Income tax expense						(11,714)
Gain (loss) on sale of property and other, net						82
Share of income of equity method investments						3,253
Foreign exchange						54,878
Pre-opening expenses						(8,710)
Non-cash rent						(2,321)
Deferred registration fees, net						1,269
Share of equity method investments adjusted EBITDA						(7,930)
Share-based compensation expense						(8,021)
Loss on impairment of long-lived assets and intangible assets(1)						(2,102)
Business interruption proceeds, net(2)						22,899
Other expenses, net(3)						(21,431)
Net income (loss)						$14,631

(1)
Following the Company’s impairment review, the Company recognized $2 million of impairment losses on long-lived assets (operating lease assets) which relates to the legacy Chicken Shop restaurant sites in the UK. This impairment loss is reported within ‘Loss on impairment of long-lived assets’ in the unaudited condensed consolidated statement of operations for the 39 weeks ended September 28, 2025.

(2)
$23 million of business interruption proceeds received and recognized during the 39 weeks ended September 28, 2025 related to the impacts of general business interruption (including lost revenues and additional costs incurred) in the UK due to the COVID-19 pandemic. Refer to Note 13, Commitments and Contingencies, for further information.

(3)
Other expenses, net includes a $12 million expense related to third party advisory expenses incurred by the Company and its independent special committee in regard to the evaluation of certain strategic transactions, $7 million expense related to the planned ERP systems implementation and $2 million related to operational reorganization and severance expense.

	For 39 Weeks Ended September 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Membership revenues	$151,280	$90,843	$39,725	$281,848	$37,163	$319,011
In-House revenues	152,264	136,649	90,064	378,977	—	378,977
Other revenues	55,086	52,608	58,927	166,621	75,017	241,638
Elimination of equity accounted revenue	(11,242)	(5,838)	(24,287)	(41,367)	—	(41,367)
Total consolidated segment revenue	$347,388	$274,262	$164,429	$786,079	$112,180	$898,259
In House Operating Expenses	(206,941)	(165,276)	(99,622)	(471,839)	(2,401)	(474,240)
Other Operating Expenses	(38,841)	(30,970)	(42,257)	(112,068)	(93,947)	(206,015)
Total segment operating expenses	$(245,782)	$(196,246)	$(141,879)	$(583,907)	$(96,348)	$(680,255)

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For 39 Weeks Ended September 29, 2024
(in thousands)	The Americas	UK	Europe & RoW	Reportable Segment Total	All Other	Total
Other segment items	(45,078)	4,966	(12,541)	(52,653)	(28,313)	(80,966)
Share of equity method investments adjusted EBITDA	2,115	833	3,970	6,918	—	6,918
Reportable segments EBITDA	$58,643	$83,815	$13,979	$156,437	$(12,481)	$143,956
Unallocated corporate overhead						(34,384)
Consolidated segmental EBITDA						$109,572
Depreciation and amortization						(76,642)
Interest expense, net						(61,846)
Income tax charge						(13,697)
Gain on sale of property and other, net						(62)
Share of income of equity method investments						3,645
Foreign exchange						28,937
Pre-opening expenses						(13,958)
Non-cash rent						1,376
Deferred registration fees, net						1,399
Share of equity method investments EBITDA						(6,918)
Share-based compensation expense						(15,150)
Loss on impairment of long-lived assets and intangible assets(1)						(18,778)
Other expenses, net(2)						(9,223)
Net income (loss)						$(71,345)

(1)
Following the Company’s impairment review, the Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America and less than $1 million related to a UK restaurant site. Further, the Company recognized $5 million of impairment losses on intangible assets related to the termination of two hotel management contracts.

(2)
Other expenses, net include a $2 million expense related to professional service fees associated with the Company’s shareholder activism response, a $2 million expense related to third party advisory expenses incurred by the Company’s independent special committee in request of the evaluation of certain strategic transactions and a $6 million expense incurred with respect to a strategic reorganization program of the Company’s operations and support teams.

The following table presents long-lived asset information (which includes property and equipment, net, operating lease right-of-use assets and equity method investments) by geographic area as of September 28, 2025 and December 29, 2024. Asset information by segment is not reported internally or otherwise regularly reviewed by the CODM. Further, Management concluded it was impractical to report revenues from external customers attributed to the Company’s country of domicile and all material foreign countries.

	As of
(in thousands)	September 28, 2025	December 29, 2024
Long-lived assets by geography
The Americas	$979,564	$868,883
United Kingdom	598,011	548,996
Europe	336,535	294,394

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	As of
(in thousands)	September 28, 2025	December 29, 2024
Asia	28,741	35,024
Total long-lived assets	$1,942,851	$1,747,297

16.	Related Party Transactions and Balances
The amounts owed by (to) equity method investees due within one year are as follows:

	As of
(in thousands)	September 28, 2025	December 29, 2024
Soho House Toronto Partnership	$1,187	$745
Raycliff Red LLP	(7,548)	(6,957)
Mirador Barcel S.L.	(1,379)	(1,081)
Little Beach House Barcelona S.L.	(433)	(355)
Mimea XXI S.L.	1,079	961
Soho Beach House Canouan Limited	651	673
StoreBerlin Limited	3,426	1,470
CREP LA Hotel LLC	503	—
Total	$(2,514)	$(4,544)

Amounts owed by equity method investees due within one year are included in prepaid expenses and other current assets on the consolidated balance sheets. Amounts owed to equity method investees due within one year are included in other current liabilities on the consolidated balance sheets.
Lease contracts with Related Parties
Through Soho Works 875 Washington, LLC, the Company is a party to a property lease agreement dated April 19, 2019, for 875 Washington Street, New York with 875 Washington Street Owner, LLC, an affiliate of Raycliff Capital, LLC. Raycliff Capital, LLC is controlled by a director of the board of the Company who resigned from the board on June 20, 2024. The handover of five floors of the leased property occurred on a floor-by-floor basis resulting in multiple lease commencement dates in 2019 and 2020. The various lease contracts run for a term of 15 years and 8 months until March 31, 2036, with further options to extend. The rent expense associated with this lease was $5 million during the 39 weeks ended September 29, 2024.
The Company is party to a property lease arrangement with Yucaipa for 9100-9110 West Sunset Boulevard, Los Angeles, California. This lease runs for a term of 15 years until March 31, 2030. The operating right-of-use asset and liability associated with this lease are $6 million and $7 million as of September 28, 2025, respectively, and $6 million and $8 million as of December 29, 2024, respectively. The rent expense associated with this lease was less than $1 million and $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively and $1 million and $2 million for the 39 weeks ended September 28, 2025 and September 29, 2024.
Through Soho-Ludlow Tenant LLC, the Company is a party to a property lease agreement dated May 3, 2019, for 137 Ludlow Street, New York with 137 Ludlow Gardens LLC, an affiliate of Yucaipa. This lease runs for a term of 27 years until May 31, 2046, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $8 million and $15 million, respectively, as of September 28, 2025 and $8 million and $15 million, respectively, as of December 29, 2024. The rent expense associated with this lease was less than $1 million and less than $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
The Company leased the Little House West Hollywood, 8465 Hollywood Drive, West Hollywood, California, from GHWHI, LLC, an affiliate of Yucaipa, until August 2024 when ownership was transferred to a third party. This lease commenced on October 16, 2021 and runs for a term of 25 years (15-year base lease term, including two 5-year renewal options). The rent expense associated with this lease was $1 million for the 13 weeks ended September 29, 2024, and $4 million during the 39 weeks ended September 29, 2024.
The Company leases the Tel Aviv House, 27 Yefet Street, Tel Aviv, Israel, from an affiliate of Raycliff Capital, LLC. Raycliff Capital, LLC is controlled by a director of the board of the Company who resigned from the board on June 20, 2024. This lease commenced on June 1, 2021 and runs for a term of 19 years until December 15, 2039. The rent expense associated with this lease was $1 million during the 39 weeks ended September 29, 2024.
The Company leases a property from GHPSI, LLC, an affiliate of Yucaipa, in order to operate the Le Vallauris restaurant, 385 West Tahquitz Canyon Way, Palm Springs, California. This lease runs for a term of 15 years until March 16, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $4 million and $4 million, respectively, as of September 28, 2025 and $4 million and $4 million, respectively as of December 29, 2024. The rent expense associated with this lease was less than $1 million and less than $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and less than $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.
The Company leases a property located at 27984 Highway 189, Lake Arrowhead, California from RLAHI, LLC, an affiliate of Yucaipa. This lease runs for a term of 15 years, with options to extend for two additional five-year terms. The lease term, and rent payments under the lease, have not yet commenced as the property is not yet operational. This has a receivable balance of less than $1 million and less than $1 million as of September 28, 2025 and December 29, 2024, respectively.
The Company leases a property from GHPSI, LLC, an affiliate of Yucaipa, in order to operate the Willows Historic Palm Springs Inn, 412 West Tahquitz Canyon Way, Palm Springs, California. This lease commenced on September 15, 2022. This lease runs for a term of 15 years until September 14, 2037, with options to extend for two additional five-year terms. The operating lease right-of-use asset and liability associated with this lease were $8 million and $9 million, respectively, as of September 28, 2025 and $8 million and $8 million, respectively, as of December 29, 2024. The receivable due to the Company associated with this lease was less than $1 million and less than $1 million as of September 28, 2025 and December 29, 2024 respectively. The rent expense associated with this lease was less than $1 million and less than $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively.
Hotel Management agreements with Related Parties
The Company recognized management fees, development fees and cost reimbursements from the Ned-Soho House, LLP, a joint venture between the Company and an affiliate of Yucaipa, related to the operations of the Ned London. The Company recognized a receivable of $6 million and $10 million reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. The Company also recorded a payable of less than $1 million and $3 million reported within “Accounts payable” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. The accrued revenue balance for Ned-Soho House LLP associated with the fees was $5 million and $1 million recorded within “Prepaid expenses and other current assets” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. Ned-Soho House, LLP also recognized a receivable relating to Retail related revenue from Soho House brands for $3 million and $2 million reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024 and a payable for less than $1 million and less than $1 million reported within “Accounts payable” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. The revenue recognized from the management fees, development fees and cost reimbursements was $1 million and $1 million during 13 weeks ended September 28, 2025 and September 29,

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
2024, and $3 million and $3 million during 39 weeks ended September 28, 2025 and September 29, 2024 respectively and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations. The revenue recognized from the Retail related services was less than $1 million and less than $1 million during the 13 weeks ended September 28, 2025 and September 29, 2024 and less than $1 million and less than $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024 and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations.
The Company recognized management fee income from the Ned NY 28th, LLC, an affiliate of Yucaipa, related to the operations of The Ned New York, which opened in June 2022, leading to a receivable of $6 million and $6 million reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. The fees totaled less than $1 million and less than $1 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively, and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations. The Ned New York also recognized a receivable, reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet, relating to Retail related revenue from Soho House brands for less than $1 million and less than $1 million as of September 28, 2025 and December 29, 2024, respectively. The revenue recognized from the Retail related services was less than $1 million and less than $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and less than $1 million and less than $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively, reported within “Other Revenues” in the unaudited condensed consolidated statement of operations.
The Company recognized management fees and cost reimbursements from Oryx Corniche Developments QPSC (an affiliate of The Yucaipa Companies, LLC, until April 2024 when ownership was transferred to a third party) related to the operations of The Ned Doha, which opened in November 2022. The management fees totaled $2 million during the 39 weeks ended September 29, 2024 and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations.
The Company received management fees under our hotel management contract for the operation of The LINE and Saguaro hotels from LA Wilshire Hotel LLC (the legacy hotel management contract for the LINE LA property was amended and restated on June 4, 2025 contemporaneously with entry into a new equity method investment, as further described in Note 4, Equity Method Investments), Adams Morgan Hotel Owner LLC (the legacy hotel management contract for the LINE DC property which The Company signed a lease with an external third party in July 2025 when the ownership interest transferred to a third party), Downtown Austin Lakeside Hotel LLC and Palm Canyon Hotel LLC as the owners of the LINE and Saguaro hotels, which are affiliates of Yucaipa. These fees led to a receivable of $4 million and $12 million reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024. The fees, recorded under Other Revenue, amounted to $1 million and $3 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $4 million and $8 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively. As further described in Note 4, Equity Method Investments, certain of the Company’s wholly owned subsidiaries entered into a series of agreements on June 4, 2025 to acquire a new equity method investment, the LINE LA Hotel Joint Venture with CREP LA Hotel Holdings LLC (“Corten”) representing an ownership interest in the LINE LA Hotel, a property that the Company previously managed pursuant to a hotel management agreement. Under the terms of the agreements, SAGL HoldCo LLC, a wholly owned subsidiary of the Company, contributed initial capital of $15 million and its legacy outstanding $9 million accounts receivable (relating to the hotel management services and shared services provided to the LINE LA Hotel in prior periods pursuant to the legacy hotel management agreement).
The Company recognized management fees under our studio, hotel and restaurant management contract for the operation of Redchurch Street studio space, hotel and Cecconi’s from an affiliate of Raycliff Capital, LLC which was controlled by a former director of the board of the Company who resigned from the board on June 20, 2024. The fees totaled less than $1 million during the 39 weeks ended September 29, 2024 and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Design Service Management Agreements with Related Parties
Fees received from the provision of Soho House Design services to affiliates, Oryx Corniche Developments QPSC (which was an affiliate of The Yucaipa Companies, LLC, until April 2024 when ownership was transferred to a third party) and GH123GREENWICH LLC, have led to a receivable totaling less than $1 million and less than $1 million reported within “Accounts receivable, net” in the unaudited condensed consolidated balance sheet as of September 28, 2025 and December 29, 2024, respectively. The fees received from affiliates totaled less than $1 million and less than $1 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and less than $1 million and $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively, and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations. Costs incurred on behalf of GH123Greenwich LLC, GH 1170 Broadway and 730 15th Street Club LLC in connection with the provision of Soho House Design services led to a receivable for $1 million and less than $1 million, which is reported within “Accounts receivable, net” as of September 28, 2025 and December 29, 2024. The Soho House Design services led to a payable of less than $1 million and less than $1 million as of September 28, 2025 and December 29, 2024 which is reported within “Accounts payable” in the unaudited condensed consolidated balance sheet. The fees recognized relating to Soho House Design services on behalf of associates totaled less than $1 million and less than $1 million for the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and less than $1 million and less than $1 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively, and they are reported within “Other Revenues” in the unaudited condensed consolidated statement of operations.
The Company reported a combined total amount related to the transactions listed above of $25 million and $33 million in current assets as of September 28, 2025 and December 29, 2024 in the unaudited condensed consolidated balance sheet. The Company reported a combined related party receivable of $20 million and $31 million as of September 28, 2025 and December 29, 2024, respectively, reported within “Accounts receivable, net”. Further, included within “Accounts receivable, net” are non-secured and non-interest bearing advances in the amount of $5 million as of December 29, 2024, held with The LINE and Saguaro hotel entities. Of the outstanding accounts receivable balances, $9 million was derecognized in full on June 4, 2025 upon entry into a new equity method investment, the LINE LA Hotel Joint Venture, as further described in Note 4, Equity Method Investments. The Company reported a combined accrued revenue of $5 million and $1 million as of September 28, 2025 and December 29, 2024, respectively, reported within “Prepaid expenses and other current assets.” The Company reported a combined right-of-use asset of $25 million and $26 million as of September 28, 2025 and December 29, 2024, respectively, reported within “Operating lease assets” in the unaudited condensed consolidated balance sheet.
Included in current liabilities in the unaudited condensed consolidated balance sheet are amounts due to related parties listed above of $1 million and $1 million reported within “Current portion of operating lease liabilities - sites trading more than one year” as of September 28, 2025 and December 29, 2024, respectively. The related combined long term lease liability amounts to $34 million and $34 million reported in “Operating lease liabilities, net of current portion - sites trading more than one year” as of September 28, 2025 and December 29, 2024, respectively. Further, the Company recognized a payable, recorded within “Accounts payable”, of less than $1 million and $3 million as of September 28, 2025 and December 29, 2024, respectively, related to transactions listed above.
The Company reported in the unaudited condensed consolidated statement of operations a combined amount of revenue generated from related party transactions listed above of $2 million and $5 million during the 13 weeks ended September 28, 2025 and September 29, 2024, respectively, and $9 million and $15 million during the 39 weeks ended September 28, 2025 and September 29, 2024, respectively, reported in “Other revenue”. The straight-line rent recorded within “In-House operating expenses” associated with the related party leases listed above amounts to $1 million and $3 million for the 13 weeks ended September 28, 2025 and September 29, 2024, and $4 million and $14 million for the 39 weeks ended September 28, 2025 and September 29, 2024 respectively.
The Company is party to various transactions with affiliates of Yucaipa, as identified above. Yucaipa, through its participation in the Voting Group, has significant influence over us, including control over decisions that require

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 the approval of stockholders. The Voting Group constitutes our Founder and director Nick Jones, Richard Caring a director, and certain affiliates of Yucaipa and its Founder and our executive chairman and a director, Ron Burkle, together with their respective family members and certain affiliates.
17.	Subsequent Events
Soho Works Limited Loan
In 2017, Soho Works Limited (“SWL”) entered into a term loan facility agreement for a £40 million term loan facility. The SWL loan bears interest at 7% and originally matured on September 29, 2022. On November 5, 2025 this loan was extended and the maturity date is now September 29, 2026 after having previously been extended to September 29, 2025 by an amendment entered into on March 15, 2024. Per the amended loan agreement signed on November 5, 2025, interest is payable on a calendar quarterly basis, SWL is not entitled to draw down any additional amount on the loan, and SWL is required to repay £3 million ($3 million) of the loan balance within 30 days of the amended agreement.
The Ned, The LINE and Saguaro JV
On November 6, 2025, Soho House U.S Corp., a Delaware corporation, (“SHUS”), a wholly owned subsidiary of the Company, entered into a contribution and transfer agreement (the “Contribution Agreement”) with OA3 LLC, a California limited liability company and an affiliate of the Yucaipa Companies LLC (“Yucaipa”) and Claremont Collection LLC, a newly formed Delaware limited liability company, (the “JV”) pursuant to which SHUS acquired a 49% equity interest in the JV in exchange for contributing to the JV (i) approximately $22 million of outstanding receivables related to services provided under various legacy hotel management agreements with certain affiliates of Yucaipa, (ii) the Company’s full equity interests in four hotel operating entities that manage and operate The Ned hotel sites and The LINE and Saguaro hotels together with the trademarks and other operating assets of The LINE and Saguaro brands, and (iii) less than $1 million of working capital funding (the “Transaction”). Pursuant to the terms of the Contribution Agreement, Yucaipa acquired a 51% controlling interest in the JV. The Contribution Agreement includes a customary working capital adjustment mechanism.
Pursuant to the terms of the Contribution Agreement, SHUS and Yucaipa have agreed to a full release and discharge for each party and their respective affiliates, stockholders, officers, employees, members, and directors from any and all claims which either party may have arising on or prior to the date of the Contribution Agreement arising out of any matter, cause or event relating to the assets contributed to the JV by either party and/or the management services previously provided by the affiliates of SHUS to the relevant hotels.
In connection with the Transaction, SHUS and Yucaipa also entered into a limited liability agreement governing the rights and obligations of each of SHUS and Yucaipa in relation to the operation of the JV, including that Yucaipa would act as sole managing member of the JV with customary minority rights for SHUS.
SHUS, Yucaipa and the JV have entered into a shared services agreement that governs SHUS and its affiliates’ provision of certain services to the JV to support the management agreements for the hotels to be operated by the JV. In connection with the Contribution Agreement, the JV also entered into a management agreement with an affiliate of SHUS for the management of the LINE DC and a management agreement with an affiliate of Yucaipa for the management of The Ned DC.
Yucaipa, through its participation in the Voting Group (as defined in Note 16 Related Party Transactions and Balances), has significant influence over the Company, including control over decisions that require the approval of stockholders. As a result, this transaction will be accounted for by the Company as an equity accounting transaction under common control.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes and other financial information included elsewhere in this Quarterly Report on Form 10-Q and our audited consolidated financial statements and notes thereto and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
In addition to historical financial information, this discussion and other parts of this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based upon current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section in this Quarterly Report on Form 10-Q, and under Part II, Item 1A below. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ from those anticipated. These statements are based upon information currently available to us, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements, like all statements in this report, speak only as of their date, and we undertake no obligation to update or revise these statements in light of future developments. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Overview
SHCO is a global membership platform that connects a vibrant, diverse group of members from across the world. These members use the platform to both work and socialize, to connect, create, have fun and drive a positive change. The central pillar of SHCO is Soho House, which drives the majority of our membership and revenue today. A Soho House membership offers access to a network of distinctive and carefully curated Houses, across The Americas, the United Kingdom, Europe and Asia, which serve as the cornerstone of our member experience. We enhance our member experience through our digital channels, including the Soho House App and our website.
Over the last 30 years, we have expanded our membership expertise and diversified our offerings—both physically and digitally. As of September 28, 2025, we had approximately 269,600 members (including approximately 213,800 Soho House Members) who engage with SHCO through our global portfolio of 46 Soho Houses, 8 Soho Works, Scorpios Beach Clubs in Mykonos and Bodrum, Soho Home, our interiors and lifestyle retail brand, and our digital channels. The Ned hotels in London, New York and Doha and The LINE and Saguaro hotels in The Americas also form part of SHCO’s wider portfolio via management and finance lease agreements to operate the properties.
Our membership expertise, honed through the growth of Soho House, has led to our evolution into Soho House & Co, a home to numerous memberships including Cities Without Houses, Soho Works, Soho Friends, and Ned’s Club. By designing, curating and growing our membership offering, our membership platform can quickly and easily respond to shifting lifestyle trends and the evolution of our members’ needs. Our memberships work together, allowing us to reach new audiences with a set of interconnected offerings.
Our membership has remained resilient through multiple economic cycles and other macroeconomic dislocations, including the recent COVID-19 pandemic. The power of our model is driven by the important role we believe that we play in our members’ lives and the value we consistently provide them for their membership fees. We believe our retention compares favorably to leading consumer subscriptions or memberships—across music, media, fitness, entertainment and commerce—despite, in many cases, their significantly lower price points.
The demand for our membership is also demonstrated by our large and growing SHCO global waitlist, which as of September 28, 2025 stands at over 111,000 applicants. Awareness of our distinct membership offerings and their scarcity is spread by our members organically through word of mouth, social media and press coverage.
Further, we have observed a secular shift in the ways that people live and work with less time spent in traditional corporate offices and more time in social spaces that encourage creativity and mutual engagement. We believe that these

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 trends will only accelerate, and that the freedom to be able to choose where to live and work will likely have a significant impact on our target market. We believe this will create even greater demand for curated communities that can grow and thrive in thoughtfully designed, purpose-driven spaces.
Membership Revenues are comprised of annual membership fees and one-time initial registration fees paid by members. In-House Revenues include all revenues realized within our Houses, including food and beverage, accommodation, and spa products and treatments. We view Membership Revenues and In-House revenues as interrelated, although there is no minimum spend for any member on our In-House offerings that generate In-House Revenues. In practice the significant majority of In-House Revenues are generated by our members, and the pricing of our In-House offerings reflects that accordingly, with pricing of such In-House offerings being identical for both members and non-members.
Other revenues include all revenues not realized within our Houses, including Scorpios, Soho Works, stand-alone restaurants, design and procurement fees from Soho House Design, Soho Home and Cowshed retail products and other revenues from products and services that we provide outside of our Houses, as well as management fees from hotel management contracts for The Ned Sites and The LINE and Saguaro hotels.
Our Membership Platform
All of our memberships have been built to enrich the lives of their members, as well as expand our membership offering to a broader audience.
Soho House
Soho House remains at the core of our membership platform by creating a foundation upon which additional membership businesses can be built and scaled.
Every House annual membership fee is approximately $5,400, excluding local sales taxes, which provides access to all of our Houses globally. Our Houses attract members from every demographic, with members from “Generation Z” (27 years old and younger) and “Millennials” (28 to 43 year-olds) constituting the fastest-growing cohorts. We believe the pricing of our In-House offerings represents great value to our members because of the level of quality provided, reinforcing the overall membership experience, rewarding their brand loyalty and creating opportunities for future and recurring revenues.
We created the following types of membership under Soho House to reach a broader audience and enhance the experience of our existing members:
•	Cities Without Houses
This membership allows us to welcome members to our global community in new geographies where we do not have a physical House. Through this membership we are able to generate additional revenues on our existing base of Houses and gather intelligence for future growth, which we have leveraged to open new Houses in certain locations, including Mexico City, Mexico (September 2023), Portland, USA (March 2024), Sao Paulo, Brazil (June 2024) and planned future openings in places such as Manchester, United Kingdom and Milan, Italy. As of September 28, 2025, we had 14,116 CWH members across 85 cities.
•	Soho Friends
Through this membership we offer access to some physical House spaces, including Soho House bedrooms, and screenings, with additional benefits from our restaurants, spas and online retail brands to an audience who enjoy the Soho House offerings but do not have a Soho House Membership. Soho Friends annual membership is approximately $130 and does not provide full access to our Houses. As of September 28, 2025, we had 49,845 Soho Friends members. We intend to grow this membership brand in a measured way so that our Soho House Members continue to account for the majority of visitors to our Houses and restaurants.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
•	Soho Works
Soho Works provides its members with the space and resources to work alongside other like-minded individuals and businesses—facilitating connections and providing the tools to flourish. Aimed primarily at existing Soho House and Soho Friends members, with locations in LA, New York and London, Soho Works draws on the same design principles and membership ethos as Soho House, but is a space purposed entirely for work and creative collaboration. As of September 28, 2025, we had 5,931 Soho Works members. Soho Works membership rates vary by location and Soho House membership status. For Adult Paying Members, a US Soho Works membership ranges from $200 to $1,000 per month, depending on membership type.
Scorpios Beach Club
Scorpios is a well-established globally recognized brand, focused on enriching the lives of its guests who are looking to escape from their daily lives, with two locations currently open. The original Scorpios, set in a cove on the southern tip of Mykonos, offers a one of a kind beach experience with a restaurant, terraces and daybeds, and a distinctive wellness offering. The second location, which opened in Bodrum, Turkey, in June 2024, offers similar seaside restaurant and terrace experiences, and also includes 12 bungalows equipped with private pools. We believe the Scorpios concept has significant potential to expand further, with the expectation to open a third site in Tulum, Mexico.
The Ned
The Ned brand seeks to embody a “city within a city” full-service destination, by playing host to multiple restaurants, bedrooms, a range of grooming services, spa, gym and a full-service members’ club. The membership offered by The Ned (“Ned’s Club”) including Ned’s Friends is aimed at a broader group of professional people. As of September 28, 2025, Ned’s Club London, New York, and Doha had approximately 4,900 members. The Ned offers its members The Ned’s Club app, which allows members to make bookings, publish benefits, events and club related information. We receive management fees under hotel management contracts for The Ned’s Club London, New York and Doha.
The LINE
On June 22, 2021, we acquired the operating agreements relating to the ‘The LINE’ and ‘Saguaro’ hotels. The transaction broadened our geographic reach in North America. The hotels that are currently operational are located in Los Angeles, Washington D.C., Austin and Palm Springs, and among them offer a variety of food and beverage offerings together with approximately 1,300 hotel rooms. We receive management fees under hotel management contracts for the operation of these hotels, except for The LINE DC hotel which is operated under a finance lease agreement and The LINE LA property for which the Company holds an ownership interest. Refer to Note 5, Leases and Note 4, Equity Method Investments, respectively, of the condensed consolidated financial statements for further information.
On November 6, 2025, Soho House U.S. Corp. (“SHUS”), a wholly owned subsidiary of the Company, entered into an agreement to transfer the Ned and the LINE and Saguaro hotel management agreements into a joint venture entity formed with OA 3 LLC, an affiliate of Yucaipa. Following this transaction, the Company will no longer hold hotel management agreements for these properties but an equity interest in the new joint venture entity. Refer to Note 17, Subsequent Events of the condensed consolidated financial statements for further information.
The Merger
On August 15, 2025, the Company entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. If the Merger is completed, each outstanding share of Class A common stock (other than the Rollover Shares (as defined below) held by the Reinvestment Stockholders (as defined below), which will remain outstanding and be unaffected by the Merger, and certain other excluded shares) will be cancelled and extinguished and automatically converted into the right to receive $9.00 in cash, without interest thereon and subject to applicable withholding taxes (the “Per Share Price”). Certain of the Company’s existing stockholders, including affiliates of

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Yucaipa and its founder and our Executive Chairman and a member of the Company’s board of directors (the “Board”), Ron Burkle; Nick Jones, our founder and a member of the Board; Richard Caring and Mark Ein, members of the Board; Andrew Carnie, our Chief Executive Officer; Tom Collins, our Chief Operating Officer; and certain affiliates of Goldman, Sachs & Co. LLC (collectively, the “Reinvestment Stockholders”) have agreed that certain of the shares of the Company’s common stock held by them (the “Rollover Shares”) will remain outstanding and be unaffected by the Merger. Following the Merger, our Class A common stock will be delisted from The New York Stock Exchange and the Company will become a privately held company.
It is presently anticipated that the cash necessary to complete the Merger will be funded by the Debt Financing, the Equity Financing and any Subscription Agreements (as defined below) (or otherwise funded with the Company’s cash on hand), as such sources are described below:
•
Debt Financing: In connection with the execution of the Merger Agreement, Soho House Holdings Limited (“Soho House HoldCo”) entered into a subordinated debt commitment letter (the “HoldCo Debt Commitment Letter”) with Apollo Capital Management, L.P. (“ACM”), AGS and one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM or its affiliates (“Apollo”) and certain advised funds and managed accounts of Goldman Sachs Asset Management, L.P. and BSCH III Designated Activity Company and any affiliate investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. or any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. or its affiliates (the “GS Principal Investors” and, together with Apollo, the “HoldCo Financing Sources”). Pursuant to the HoldCo Debt Commitment Letter, and subject to the terms and conditions set forth therein, the HoldCo Financing Sources have committed to provide Soho House HoldCo with a senior unsecured notes facility in an aggregate principal amount of $150.0 million (the “HoldCo Notes Facility”). Also in connection with the execution of the Merger Agreement, Soho House Bond Limited (“Soho House OpCo”) entered into a debt commitment letter with Apollo (the “OpCo Financing Sources”), pursuant to which, subject to the terms and conditions set forth therein, the OpCo Financing Sources have committed to provide Soho House OpCo with a senior secured first lien notes facility in an aggregate principal amount of $695.0 million (the “Senior Secured Facility” and, together with the HoldCo Notes Facility, the “Debt Financing”).

•
Equity Financing: Certain equity investors, including ACM, certain affiliates of MCR Investors LLC and a group of investors led by Ashton Kutcher and Daniel Rosensweig (collectively, the “Equity Investors”) have delivered commitment letters pursuant to which they have committed, subject to the terms and conditions thereof, to purchase shares of Merger Sub’s common stock, par value $0.01 per share, at or prior to the effective time of the Merger to fund a portion of the consideration to be paid to the Company’s stockholders in connection with the Merger (the “Equity Financing”).

•
Subscription Agreements or Cash on Hand: The Merger Agreement provides that the Company may raise incremental equity financing of up to $67.0 million pursuant to subscription agreements (any such agreements, the “Subscription Agreements” and any such investors, “Subscription Investors”), in order to contribute to the Closing Cash Funding Amount (as defined in the Merger Agreement). Any of the portion of the Closing Cash Funding Amount that is not obtained through Subscription Agreements will instead be funded by the Company’s cash on hand.

The foregoing description of the agreements described above and the transactions contemplated thereby is subject to, and qualified in its entirety by reference to, the full text of such agreements, which are included as annexes to the Company’s preliminary proxy statement with respect to the Merger (the “Proxy Statement”).
Factors Affecting Our Business
We believe the coveted lifestyle brand we have created has significant and proven growth potential. This potential, combined with the stability of our membership base, we believe will enable us to maintain our position as an industry leader in the future. We expect to grow our member base by growing the number of Soho Houses, continuing to scale our existing membership brands and launching and growing new membership brands. We believe our track record in expanding and growing our platform will position us to achieve significant and sustained growth.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
A significant portion of our revenues is derived from House Revenues which consist of Membership Revenues and In-House Revenues. Our Membership Revenues, which are reflective of our steady and growing global brand, help to provide us with a recurring revenue base that limits the impact of fluctuations in regional economic conditions.
Our business and future performance is also affected by a variety of factors, including:
•
The ability to grow our member base. Long-term member growth is a direct driver of Membership Revenue growth and an important factor in driving In-House Revenue growth. The impact of long-term member growth on Membership Revenues can be particularly impactful to our earnings given the lower direct expenses associated with incremental Membership Revenues relative to our other revenue streams.

•
Our ability to grow In-House Revenues. In addition to their annual membership fee, our members pay for goods and services that they consume, which we refer to as In-House Revenues. We continue to actively develop the offerings in our Soho Houses and our other membership brands to improve overall experience and capture greater spend on food and beverage, accommodation, spa services, private events and our other goods and services. We believe that the pricing of our In-House offerings, which is reflective of the membership fees we receive from members who consume most of our In-House offerings, represents great value to our members for the level of quality provided, reinforcing the overall membership experience, rewarding brand loyalty and creating the opportunity for future revenue enhancement. Our proven ability to drive long-term member growth at existing Houses is also an important contributing factor in sustaining In-House Revenue growth.

•
Our ability to adjust membership pricing. As we expand our number of Soho Houses globally and continue to invest in maintaining the quality of our existing Soho Houses, we are able to grow Membership Revenues by periodically reviewing our membership fee rates, as well as migrating members from Local House to Every House membership, which also has the effect of increasing Membership Revenues. Contrary to traditional hospitality companies which may experience brand dilution as they expand, the value of our membership and brand strengthens as we expand into new cities and properties. As we expand globally, the value of an Every House membership becomes more compelling to both new and existing members, enhancing our revenue potential. Historically, our membership price increases have not had a material impact on our retention rates and we believe this provides a strong indication of demand and price inelasticity for our memberships.

•
Our ability to grow our membership brands and products. We believe the strength of our brand and our culture of creativity and innovation will allow us to continue to capitalize on opportunities in complementary concepts and product lines and that our adjacent lines of business can achieve substantial stand-alone scale. Our expansion into new products and businesses can contribute meaningfully to our revenue in the future as we tap into our existing and growing membership base.

Reportable Segments
Our operations consist of three reportable segments (United Kingdom, The Americas, Europe and Rest of the World (“RoW”)) and one non-reportable segment that we present as “All Other”. Each of our segments includes all operations in that region including our Houses and all associated facilities, spas and stand-alone restaurants. The historical North America reportable segment has been renamed to The Americas; however, there is no change to the manner in which the segment was previously presented. Refer to Note 15, Segments in this Quarterly Report on Form 10-Q for more information on reportable segments.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Key Performance, Operating Metrics and Additional Financial Measures and Other Data Evaluated by Management
In assessing the performance of our business, we consider a variety of operating and financial measures and metrics. These measures and metrics include:
NUMBER OF SOHO HOUSES. The number of Soho Houses reflects the total number of Soho Houses in operation in any period, irrespective of whether each House is (i) controlled by us, (ii) operated through a non-controlling interest in a joint venture or (iii) operated under a management contract.
We review the number of members from all Houses to assess new member growth, total House Revenues, and House-Level Contribution.
NUMBER OF SOHO HOUSE MEMBERS. Our Soho House membership model is an integral part of our business and has a significant impact on our profitability and financial performance. Typically, members hold an Every House membership or a Local House membership. Member count is the primary driver of Membership Revenues and is also a critical factor in driving In-House Revenues as members utilize the offerings that are provided within the Houses. Soho House members include all active, frozen and non-paying members.
The extent to which we achieve growth in our membership base, retain existing members and periodically increase our membership fee rates will impact our profitability. We have historically enjoyed strong member loyalty, reflected by very high retention rates. Robust demand for our memberships is also evidenced by considerable wait lists for our Houses.
The year-over-year increase in our total number of Soho House Members is driven by a combination of increases in membership at existing Houses and members from new Houses.
SOHO HOUSE MEMBER RETENTION. Soho House Member Retention is defined as the number of Adult Paying Members (being all Soho House members excluding child members and complimentary members) at the beginning of a period less the number of Adult Paying Members who canceled their membership during that same period (without giving any effect to Adult Paying Members who froze their memberships during such period), as a proportion of total Adult Paying Members at the beginning of such period.
NUMBER OF OTHER MEMBERS. Other members include members of Soho Works and Soho Friends are key to our growth strategy and enhancing our Soho House member experience. Like Adult Paying members, other memberships are an integral part of our business and we believe will have a significant impact on our profitability and financial performance in the future.
FROZEN MEMBERS. Frozen Members refers to Adult Paying Members who have elected to suspend their membership payments on a six, nine- or twelve-month basis during which period the member is not able to gain access to a Soho House site as a member, access our membership Apps, or book bedrooms or Cowshed treatments or products on discounted member rates. Frozen Members are not included in Adult Paying Members, but are included in the total number of Soho House members.
MEMBERSHIP REVENUES. Membership Revenues are comprised of House Membership Revenues (as defined below) and Non-House Membership Revenues (as defined below). House Membership Revenues and Non-House Membership Revenues are each comprised primarily of annual membership fees and one-time registration fees which are amortized over 20 years. The one-time registration fee is no longer applicable to new members admitted from April 4, 2022; see “House Introduction Credits” below. Membership Revenues are a function of the number of members, membership mix, and membership pricing. For GAAP, we report Membership Revenues only from Houses and sites in which we own a controlling interest. Our membership pricing varies by geographic segment and membership offering and, as such, our mix of House and Soho Works club openings can affect our revenue growth and profitability over time. Prices are generally higher in The Americas and the RoW compared with the UK and Europe. Membership Revenues provide a stable and recurring source of revenues which have few direct costs and, as such, is a reliable and predictable source of cash flow.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
HOUSE INTRODUCTION CREDITS. New members admitted from April 4, 2022 have been required to purchase House Introduction Credits as part of their membership, per the House rules. House Introduction Credits are credits of an equivalent value to cash within Houses and are redeemable to purchase food and beverage items, and bedroom stays, at the Houses. House Introduction Credits expire after the first three months from the date of issuance, where legally permitted in the regions we operate, if not utilized or if the Company terminates a member’s House membership. House Introduction Credits are recognized upon issuance as deferred revenue on our consolidated balance sheets. Revenue from House Introduction Credits are recognized as In-House revenues when redeemed by members, and as breakage revenue within Membership revenues upon expiration or in the period that we are able to reliably estimate expected breakage to the extent that they are unredeemed, are recognized.
HOUSE MEMBERSHIP REVENUES. House Membership Revenues are comprised primarily of annual membership fees and one-time legacy registration fees from Adult Paying Members which are amortized over 20 years. The one-time registration fee is no longer applicable to new members admitted from April 4, 2022; see “House Introduction Credits” above.
IN-HOUSE REVENUES. In-House Revenues refer to all revenues realized within our Houses, and primarily includes revenues from food and beverage, accommodation, and spa products and treatments.
HOUSE REVENUES. House Revenues are defined as Membership revenues plus In-House revenues, less Non-House Membership Revenues. Our management views House Membership Revenues and In-House Revenues as interrelated and their aggregation as important in tracking House performance. Although there is no minimum spend for any member on In-House offerings, in practice most members consume food and beverage, accommodations and other offerings at our Houses. The pricing of our In-House offerings is reflective of the fact that the significant majority of In-House offerings that generate In-House revenues are consumed by members who also pay a membership fee in relation to that House, with pricing of such In-House offerings being identical for both members and non-members.
OTHER REVENUES. Other revenues are defined as total revenues that are not realized within our Houses, including revenues from Scorpios, Soho Works and our stand-alone restaurants, procurement fees from SHD, Soho Home retail products and Cowshed services and brand license fees and other revenues from products and services that we provide outside of our Houses. Additionally, this category also includes management fees from hotel management contracts for The Ned Sites and the LINE and Saguaro hotels.
ADJUSTED OTHER REVENUES. Adjusted Other Revenues is defined as Other Revenues plus non-House Membership Revenues.
NON-HOUSE MEMBERSHIP REVENUES. Non-House Membership Revenues are comprised of Soho Works membership revenues and Soho Friends membership revenue.
ACTIVE APP USERS. Active App Users is defined as unique users who have logged into any of our membership Apps within the previous three months.
AVERAGE DAILY RATE (“ADR”). Average Daily Rate represents the average rental income per paid occupied room. We believe this is a meaningful indicator of our performance.
REVENUE PER AVAILABLE ROOM (“RevPAR”). The key industry standard for measuring hotel-operating performance is RevPAR, which is calculated by multiplying the percentage of occupied rooms to available rooms by the ADR realized. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our revenue. We also believe occupancy and ADR, which are components of calculating RevPAR, are meaningful indicators of our performance. Where this is presented on a like-for like basis, RevPAR is adjusted for new or divested sites, for example Houses that were not open in the comparison period.
Non-GAAP Financial Measures
We refer to Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin throughout this Quarterly Report on Form 10-Q, as we use these measures to evaluate our

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 operating performance and each of these measures is defined in “Non-GAAP Financial Measures.” We believe these measures are useful to investors in evaluating our operating performance. Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin are all supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted EBITDA, House-Level Contribution, House-Level Contribution Margin, Other Contribution and Other Contribution Margin should not be considered as substitutes for GAAP metrics such as Operating Income (Loss) and Net Income (Loss) or any other performance measure derived in accordance with GAAP. Some of our financial and operational data that we disclose in this Quarterly Report on Form 10-Q are presented on a ‘constant currency’ basis to isolate the effect of currency changes during the period. Where we refer to a measure being calculated in ‘constant currency’, we are calculating the USD change and the percent change as if the exchange rate that is being used in the current period was in effect for the prior period presented. We believe that this calculation provides a more meaningful indication of actual year-over-year performance and eliminates the fluctuations from currency exchange rates.
KEY PERFORMANCE AND OPERATING METRICS

	As of
	September 28, 2025	September 29, 2024
	(Unaudited)
Number of Soho Houses	46	45
The Americas	17	17
United Kingdom	14	14
Europe/RoW	15	14
Number of Soho House Members	213,830	208,078
The Americas	79,901	79,020
United Kingdom	72,921	72,777
Europe/RoW	46,892	44,402
All Other	14,116	11,879
Number of Other Members	55,776	59,416
The Americas	15,573	16,081
United Kingdom	33,072	35,630
Europe/RoW	7,131	7,705
Number of Total Members	269,606	267,494
Number of Active App Users	217,106	212,993

	For the 13 Weeks Ended		For the 13 Weeks Ended		For the 39 Weeks Ended		For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
	Actuals		Constant Currency(1)		Actuals		Constant Currency(1)
	(Unaudited, dollar amounts in thousands, except percentages)				(Unaudited, dollar amounts in thousands, except percentages)
Operating income (loss)	$(6,004)	$37,884	$(6,004)	$36,127	$88,611	$615	$88,611	$(10,176)
Operating loss margin	(2)%	11%	(2)%	11%	9%	0%	9%	0%
House-Level Contribution	$67,428	$60,835	$67,428	$61,576	$191,631	$167,717	$191,631	$170,173
House-Level Contribution Margin	28%	28%	28%	28%	27%	26%	27%	26%
Other Contribution	$36,021	$27,064	$36,021	$27,592	$58,199	$50,287	$58,199	$51,455
Other Contribution Margin	27%	24%	27%	24%	20%	20%	20%	20%
Adjusted EBITDA	$53,774	$48,281	$53,774	$49,400	$146,866	$99,612	$146,866	$102,712
Percentage of total revenues	15%	14%	15%	14%	15%	11%	15%	11%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Results of Operations
Comparison of the 13 weeks ended September 28, 2025 and September 29, 2024
The following table summarizes our results of operations for the 13 weeks ended September 28, 2025 and September 29, 2024 (in thousands, except percentages):

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024		September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals		Change %
	(Dollar amounts in thousands)			(Dollar amounts in thousands)
	(Unaudited)
Revenues
Membership revenues	$122,702	$107,394	14%	$108,700	13%
In-House revenues	126,088	120,658	5%	122,375	3%
Other revenues	121,960	105,316	16%	107,387	14%
Total revenues	370,750	333,368	11%	338,462	10%
Operating expenses
In-House operating expenses (exclusive of depreciation and amortization)	(172,211)	(158,790)	8%	(162,472)	6%
Other operating expenses (exclusive of depreciation and amortization)	(95,090)	(86,679)	10%	(88,689)	7%
General and administrative expenses (exclusive of depreciation and amortization)	(48,209)	(39,672)	22%	(40,592)	19%
Pre-opening expenses	(3,484)	(2,561)	36%	(2,620)	33%
Depreciation and amortization	(26,649)	(26,017)	2%	(26,620)	0%
Share-based compensation	(3,505)	(3,513)	(0)%	(3,594)	(2)%
Foreign exchange gain (loss), net	(14,048)	39,591	n/m	40,509	n/m
Loss on impairment of long-lived assets and intangible assets	—	(14,068)	(100)%	(14,394)	(100)%
Other, net	(13,558)	(3,775)	n/m	(3,863)	n/m
Total operating expenses	(376,754)	(295,484)	28%	(302,335)	25%
Operating income (loss)	(6,004)	37,884	n/m	36,127	n/m
Other (expense) income
Interest expense, net	(22,560)	(20,658)	9%	(21,137)	7%
Gain (loss) on sale of property and other, net	26	(236)	n/m	(241)	n/m
Share of income of equity method investments	637	1,754	(64)%	1,795	(65)%
Total other expense, net	(21,897)	(19,140)	14%	(19,583)	12%
Income (loss) before income taxes	(27,901)	18,744	n/m	16,544	n/m
Income tax (expense) benefit	10,891	(18,026)	n/m	(18,444)	n/m
Net income (loss)	(17,010)	718	n/m	(1,900)	n/m
Net loss attributable to non-controlling interests	(1,698)	(543)	n/m	(556)	n/m
Net income (loss) attributable to Soho House & Co Inc.	$(18,708)	$175	n/m	$(2,456)	n/m

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Components of Operating Results
Revenues
Total Revenue

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Total revenues	$370,750	$333,368	11%	10%
The Americas	119,453	113,668	5%	5%
United Kingdom	109,063	100,266	9%	6%
Europe/RoW	97,190	81,161	20%	17%
All Other	45,044	38,273	18%	15%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Membership Revenues

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Membership revenues	$122,702	$107,394	14%	13%
The Americas	56,894	51,089	11%	11%
United Kingdom	36,364	31,822	14%	12%
Europe/RoW	14,228	11,758	21%	18%
All Other	15,216	12,725	20%	17%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Membership revenues increased by 14% to $122,702 for the 13 weeks ended September 28, 2025 driven by an increase in Adult Paying Members of approximately 3%, or 4,300, who joined after the end of the third quarter of Fiscal 2024. Additionally, all Soho House Adult paying fees were increased at the start of Fiscal 2024, impacting members on their renewal date throughout Fiscal 2024.
All Soho House Adult paying fees increased in January 2025, with in general a high single-digit percentage price rise for existing members and a low double-digit percentage increase in price for new members. This increase will impact new members on the date they join and existing members on their renewal date.
There was also an increase in Non-House Membership revenues of $724. This was driven by Soho Works as a result of increased membership fees in Fiscal 2024, partially offset by a reduction in the number of Soho Friends members in comparison to the 13 weeks ended September 29, 2024.
The Americas segment saw an increase in membership revenues of $5,805, or 11%, due to approximately 88, or 0% increase in Adult Paying Soho House members year-on-year, driven by the opening of Soho House Sao Paulo (June 2024), offset by reductions in our mature Houses in NY and LA. The impact of the membership fee increases noted also contributed to the increase in Membership revenues.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Our United Kingdom segment saw an increase in Membership revenues of $4,542, or 14%, due to approximately 9, or 0% increase in Adult Paying Soho House members, with the opening of Soho Mews House (September 2024) and impact of the House membership fee increases as noted above, offset by declines in our mature London Houses. In constant currency, Membership revenues in the United Kingdom segment increased by $3,804, or 12%.
The Europe/RoW segment saw an increase in Membership revenues of $2,470, or 21%, due to approximately 2,032, or 8% increase in Adult paying members driven by the opening of Soho Farmhouse Ibiza (June 2025) and growth in existing Houses, alongside the revenue impact of the House membership fee increases as noted above. In constant currency, Membership revenues in the Europe/RoW segment increased by $2,197, or 18%.
All Other saw an increase in Membership revenues of $2,491, or 20%, predominantly driven by approximately 2,125, or 21% more CWH Adult Paying Members, partially offset by a decline of approximately 3,700 Non-House members in comparison to the third quarter of Fiscal 2024. In constant currency, All Other Membership revenues increased by $2,196, or 17%.
In constant currency, Membership revenues saw an increase of $14,002, or 13%.
In-House Revenues

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House revenues	$126,088	$120,658	5%	3%
The Americas	45,040	46,646	(3)%	(3)%
United Kingdom	50,261	48,287	4%	2%
Europe/RoW	30,787	25,725	20%	17%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
In-House revenues were $126,088 for the 13 weeks ended September 28, 2025, an increase of $5,430 versus the comparative period in 2024. Revenue increase was driven by two new Houses that have opened since the beginning of the 13 weeks ended September 29, 2024
The Americas In-House revenues were $45,040 for the 13 weeks ended September 28, 2025, a decrease of $1,606 versus the 13 weeks ended September 29, 2024. The region was impacted by the wildfires in Los Angeles which took place at the start of Fiscal 2025 impacting In-House revenues in our LA properties, alongside reduced footfall into our Miami properties due to weather, offset by Miami Pool House being fully operational versus the comparative period.
In-House revenues in our United Kingdom segment saw an increase of $1,974 versus the 13 weeks ended September 29, 2024, supported by the opening of Soho Mews House (September 2024) and strong performance in our countryside properties. In constant currency, In-House Revenues in the United Kingdom segment saw an increase of $854, or 2%.
The Europe/RoW segment increased In-House revenues by $5,062 year-on-year, driven by the opening of Soho Farmhouse Ibiza (June 2025) alongside a strong event calendar in Asia versus the comparative period. In constant currency, In-House Revenues in the Europe/RoW segment saw an increase of $4,465 or 17%.
In constant currency, In-House Revenues saw an increase of $3,713, or 3%.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Other Revenues

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other revenues	$121,960	$105,316	16%	14%
The Americas	17,520	15,933	10%	10%
United Kingdom	22,438	20,157	11%	9%
Europe/RoW	52,173	43,678	19%	17%
All Other	29,829	25,548	17%	14%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Other revenues were $121,960 for the 13 weeks ended September 28, 2025, compared to $105,316 for the 13 weeks ended September 29, 2024, an increase of $16,644, or 16%. The increase was predominantly driven by strong performance from our Scorpios business alongside Soho Home.
Other revenues in The Americas segment saw an increase of $1,587, or 10%, versus the 13 weeks ended September 29, 2024, driven by an increase in our stand-alone restaurants and the transition of the LINE DC operational structure from a management contract to a finance lease structure, under which we now recognize 100% of the property’s revenue. This increase was offset by the absence of management fees from The LINE San Francisco, versus the comparative period, following termination of the management contract at the end of Fiscal 2024.
The United Kingdom segment saw an increase in Other revenues of $2,281, or 11%, versus the 13 weeks ended September 29, 2024 driven by year-over-year growth in our Partnership business alongside strong growth in our stand-alone restaurants. In constant currency, Other Revenues in the United Kingdom segment increased by $1,814, or 9%.
Other revenues in the Europe/RoW segment saw an increase of $8,495, or 19%, compared to the 13 weeks ended September 29, 2024 driven by growth across both Scorpios sites. In constant currency, Other Revenues in the Europe/RoW segment saw an increase of $7,482, or 17%.
Other revenues in All Other saw an increase of $4,281 or 17% period-over-period driven by growth in demand for Soho Home, offset by a reduction in revenue relating to our In-House design and build business. In constant currency, Other Revenues in All Other increased by $3,689, or 14%.
In constant currency, Other Revenues saw an increase of $14,572, or 14%.
In-House Operating Expenses and House-Level Contribution

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House operating expenses	$(172,211)	$(158,790)	8%	6%
Percentage of total House revenues	72%	72%
Operating income (loss)	$(6,004)	$37,884	n/m	n/m
Operating margin	(2)%	11%
House-Level Contribution	$67,428	$60,835	11%	10%
House-Level Contribution Margin	28%	28%	—

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
House-Level Contribution by segment:
The Americas	$31,428	$28,895	9%	9%
United Kingdom	23,620	22,243	6%	4%
Europe/RoW	5,661	4,713	20%	17%
All Other	6,719	4,984	35%	32%
House-Level Contribution Margin by segment:
The Americas	31%	30%
United Kingdom	27%	28%
Europe/RoW	13%	13%
All Other	94%	90%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
In-House Operating Expenses were $172,211 for the 13 weeks ended September 28, 2025, an increase of $13,421. The increase is a result of the two new Houses that opened since the beginning of the 13 weeks ended September 29, 2024 , alongside period-over-period wage and rent (including non-cash rent) increases partially offset by continued cost discipline and savings from the operational reorganization initiatives last year. In constant currency, In-House Operating Expenses increased by $9,739.
House-Level Contribution, which is defined as House Revenues less In-House Operating Expenses, was $67,428 for the 13 weeks ended September 28, 2025, compared to $60,835 for the 13 weeks ended September 29, 2024, an increase of $6,593. The increase in House-Level Contribution predominantly relates to increased Soho House membership and In-House revenues period-over-period, offset by higher In-House operating expenses.
House-Level Contribution Margin was 28% for the 13 weeks ended September 28, 2025, increased by 0% from the comparative period due to increased revenues, especially membership, offset by the drag of new Houses and inflation in In-House operating expenses.
Other Operating Expenses and Other Contribution

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other operating expenses	$(95,090)	$(86,679)	10%	7%
Percentage of total adjusted other revenue	73%	76%
Operating income (loss)	$(6,004)	$37,884	n/m	n/m
Operating margin	(2)%	11%
Other Contribution	$36,021	$27,064	33%	31%
Other Contribution Margin	27%	24%	3%
Other Contribution by segment:
The Americas	$3,372	$4,297	(22)%	(22)%
United Kingdom	8,540	7,760	10%	8%
Europe/RoW	19,943	15,934	25%	22%
All Other	4,166	(927)	n/m	n/m

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other Contribution Margin by segment:
The Americas	19%	26%
United Kingdom	37%	37%
Europe/RoW	38%	36%
All Other	11%	(3)%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Other Operating Expenses were $95,090 for the 13 weeks ended September 28, 2025, compared to $86,679 for the 13 weeks ended September 29, 2024, an increase of $8,411, or 10%. This increased spend is predominantly driven by higher costs in relation to increased trade volume in Soho Home, expenses related to Scorpios and a larger House Festival within the UK versus comparative period. In constant currency, Other Operating Expenses increased by $6,401, or 7%.
Other Contribution, which we define as Other Revenues plus Non-House Membership Revenues less Other Operating Expenses, was $36,021 for the 13 weeks ended September 28, 2025, compared to $27,064 for the 13 weeks ended September 29, 2024, an increase of $8,957 driven by strong performance in Scorpios alongside increased partnership revenue offset by the removal of The LINE San Francisco management fees as mentioned above. Other Contribution Margin was 27% for the 13 weeks ended September 28, 2025, an increase of 3% compared to the 13 weeks ended September 29, 2024.
General and Administrative Expenses

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
General and Administrative Expenses	$48,209	$39,672	22%	19%
Percentage of total revenues	13%	12%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
General and Administrative Expenses were $48,209 for the 13 weeks ended September 28, 2025, compared with $39,672 for the 13 weeks ended September 29, 2024, an increase of $8,537, or 22%. The increase was driven by costs relating to finance, the global expansion of partnership arrangements and the two new Houses that opened since the beginning of the 13 weeks ended September 28, 2024 offset by savings from the operational reorganization initiatives including streamlining of operations and support teams since the comparative period.
In constant currency, General and Administrative Expenses increased by $7,617, or 19%.
Pre-opening Expenses

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Pre-opening expenses	$3,484	$2,561	36%	33%
Percentage of total revenues	1%	1%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Pre-opening expenses were $3,484 for the 13 weeks ended September 28, 2025 compared to $2,561 in the 13 weeks ended September 29, 2024. The increase was driven by timing of the development pipeline, with investment in Soho Farmhouse Ibiza and Barcelona Pool House in the third quarter of Fiscal 2025 versus Soho Mews House in the third quarter of Fiscal 2024. In constant currency pre-opening expenses increased by 33%.
Depreciation and Amortization

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Depreciation and amortization	$26,649	$26,017	2%	n/m
Percentage of total revenues	7%	8%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Depreciation and amortization were $26,649 for the 13 weeks ended September 28, 2025, an increase of $632, or 2%, from the 13 weeks ended September 29, 2024. The period-over-period increase is primarily driven by depreciation costs relating to our newer Houses Soho Farmhouse Ibiza (June 2025) and Soho Mews House (September 2024). In constant currency, depreciation and amortization expenses increased by $29, or n/m.
Share-based Compensation, Foreign Exchange (Gain) Loss, Loss on Impairment of Long-Lived Assets, Business Interruption Proceeds, net and Other (net)

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Share-based compensation	$3,505	$3,513	(0)%	(2)%
Percentage of total revenues	1%	1%
Foreign exchange (gain) loss, net	$14,048	$(39,591)	n/m	n/m
Percentage of total revenues	4%	12%
Loss on impairment of long-lived assets and intangible assets	$—	$14,068	n/m	n/m
Percentage of total revenues	0%	4%
Other, net	$13,558	$3,775	n/m	n/m
Percentage of total revenues	4%	1%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Share-based compensation expense decreased by $8 to $3,505 for the 13 weeks ended September 28, 2025, due to the vesting of grants made under the Company’s 2020 and 2021 equity and incentive plans in the 13 weeks ended September 29, 2024 and subsequent quarters, a decline in new grants issued since, and the related amortization impact.
Foreign exchange (gain) loss, net which is non-cash in nature, moved from a gain of $39,591 to a loss of $14,048 for the 13 weeks ended September 28, 2025, primarily driven by foreign exchange revaluation of our non-USD debt.
During the 13 weeks ended September 29, 2024, the Company recognized $14,068 of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America.
Other, net increased by $9,783 to $13,558 for the 13 weeks ended September 28, 2025 with the Company incurring costs related to third party advisory expenses incurred by the Company and its Special Committee in the evaluation of certain

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 strategic transactions and ERP costs in the third quarter of Fiscal 2025. In the 13 weeks ended September 29, 2024 the Company incurred severance costs as part of a reorganization program of our operations and support teams.
Interest Expense, Net

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Interest expense, net	$22,560	$20,658	9%	7%
Percentage of total revenues	6%	6%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Interest expense, net was $22,560 for the 13 weeks ended September 28, 2025, an increase of $1,902, or 9%, to the 13 weeks ended September 29, 2024. This increase is primarily driven by the higher principal amount on our Senior Secured Notes due to the compounding of this debt. In constant currency, net interest increased by $1,423, or 7%.
Adjusted EBITDA

	For the 13 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Adjusted EBITDA	$53,774	$48,281	11%	9%
Percentage of total revenues	15%	14%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Adjusted EBITDA was $53,774 for the 13 weeks ended September 28, 2025, in comparison to $48,281 for the 13 weeks ended September 29, 2024, an increase of $5,493. The increase is driven by higher membership revenues versus the comparative period, higher In-House and Other revenues. These were partially offset by an increase in Operating expenses, predominantly coming from new House openings. In constant currency, adjusted EBITDA increased by $4,374 or 9%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Comparison of the 39 weeks ended September 28, 2025 and September 29, 2024
The following table summarizes our results of operations for the 39 weeks ended September 28, 2025 and September 29, 2024 (in thousands, except percentages):

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024		September 29,2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals		Change %
	(Dollar amounts in thousands)		(Dollar amounts in thousands)
	(Unaudited)
Revenues
Membership revenues	$354,239	$308,690	15%	$313,736	13%
In-House revenues	371,011	358,213	4%	364,688	2%
Other revenues	258,168	231,356	12%	236,981	9%
Total revenues	983,418	898,259	9%	915,405	7%
Operating expenses
In-House operating expenses (exclusive of depreciation and amortization)	(506,701)	(474,240)	7%	(489,000)	4%
Other operating expenses (exclusive of depreciation and amortization)	(226,887)	(206,015)	10%	(212,427)	7%
General and administrative expenses	(124,926)	(112,770)	11%	(116,280)	7%
Pre-opening expenses	(8,710)	(13,958)	(38)%	(14,392)	(39)%
Depreciation and amortization	(74,052)	(76,642)	(3)%	(79,027)	(6)%
Share-based compensation	(8,021)	(15,150)	(47)%	(15,622)	(49)%
Foreign exchange gain (loss), net	54,878	28,937	90%	29,838	84%
Loss on impairment of long-lived assets and intangible assets	(2,102)	(18,778)	(89)%	(19,362)	(89)%
Business interruption proceeds, net	22,899	—	n/m	—	n/m
Other, net	(21,185)	(9,028)	n/m	(9,309)	n/m
Total operating expenses	(894,807)	(897,644)	(0)%	(925,581)	(3)%
Operating income (loss)	88,611	615	n/m	(10,176)	n/m
Other (expense) income
Interest expense, net	(65,601)	(61,846)	6%	(63,771)	3%
Gain (loss) on sale of property and other, net	82	(62)	n/m	(64)	n/m
Share of income of equity method investments	3,253	3,645	(11)%	3,758	(13)%
Total other expense, net	(62,266)	(58,263)	7%	(60,077)	4%
Income (loss) before income taxes	26,345	(57,648)	n/m	(70,253)	n/m
Income tax (expense) benefit	(11,714)	(13,697)	(14)%	(14,123)	(17)%
Net income (loss)	14,631	(71,345)	n/m	(84,376)	n/m
Net (income) loss attributable to Non-controlling interests	(286)	62	n/m	64	n/m
Net income (loss) attributable to Soho House & Co Inc.	$14,345	$(71,283)	n/m	$(84,312)	n/m

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Components of Operating Results
Revenues
Total Revenue

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	Unaudited
Total revenues	$983,418	$898,259	9%	7%
The Americas	368,180	347,388	6%	6%
United Kingdom	298,557	274,262	9%	6%
Europe/RoW	186,707	164,429	14%	10%
All Other	129,974	112,180	16%	12%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Membership Revenues

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	Unaudited
Membership revenues	$354,239	$308,690	15%	13%
The Americas	167,166	146,573	14%	14%
United Kingdom	103,856	90,843	14%	11%
Europe/RoW	39,433	34,110	16%	12%
All Other	43,784	37,164	18%	14%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Membership revenues saw an increase of 15% to $354,239 for the 39 weeks ended September 28, 2025 predominantly driven by an increase in Adult Paying Members of approximately 3%, or 4,300, who joined after the end of 39 weeks ended September 29, 2024. Additionally, all Soho House Adult paying fees were increased at the start of Fiscal 2024, impacting members on their renewal date throughout Fiscal 2024.
All Soho House Adult paying fees increased in January 2025, with a high single-digit percentage price rise for existing members and a low double-digit percentage increase in price for new members. This increase will impact new members on the date they join and existing members on their renewal date.
There was also an increase in Non-House Membership revenues of $1,972. This was driven by Soho Works as a result of increased membership fees in Fiscal 2024, partially offset by a reduction in the number of Soho Friends members in comparison to the 39 weeks ended September 29, 2024.
The Americas segment saw an increase in membership revenues of $20,593, or 14%, due to approximately 88, or 0% increase in Adult Paying Soho House members year-on-year, driven by the opening of Soho House Sao Paulo (June 2024), Soho House Portland (March 2024) offset by reductions in our mature Houses in NY and LA. The impact of the membership fee increases noted above also contributed to the increase in Membership revenues. In constant currency, Membership revenues in the Americas segment saw an increase of $20,593, or 14%.
Our United Kingdom segment saw an increase in Membership revenues of $13,013, or 14%, due to approximately 9, or 0% increase in Adult Paying Soho House members, with the opening of Soho Mews House (September 2024) and the impact of

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 the House membership fee increases as noted above, offset by a decline in membership at our mature London Houses. In constant currency, Membership revenues in the United Kingdom segment saw an increase of $10,186, or 11%.
The Europe/RoW segment saw an increase in Membership revenues of $5,323, or 16%, due to approximately 2,032, or 8% increase in Adult paying members driven by the opening of Soho Farmhouse Ibiza (June 2025) and growth in existing Houses, alongside the revenue impact of the House membership fee increases as noted above. In constant currency, Membership revenues in the Europe/RoW segment saw an increase of $4,261, or 12%.
All Other saw an increase in Membership revenues of $6,620, or 18%, predominantly driven by approximately 2,125, or 21% more CWH Adult Paying Members, partially offset by a decline of approximately 3,700 Non-House members in comparison to the third quarter of Fiscal 2024. In constant currency, All Other Membership revenues in constant currency saw an increase of $5,463, or 14%.
In constant currency, Membership revenues saw an increase of $40,503, or 13%.
In-House Revenues

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House revenues	$371,011	$358,213	4%	2%
The Americas	149,581	150,173	(0)%	(0)%
United Kingdom	143,884	136,649	5%	2%
Europe/RoW	77,546	71,391	9%	5%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
In-House revenues were $371,011 for the 39 weeks ended September 28, 2025, an increase of $12,798 versus the comparative period in 2024. Revenues were supported by four new Houses that have opened since the beginning of the 39 weeks ended September 29, 2024. In addition, the first quarter of Fiscal 2025 benefited from New Year’s Eve events versus the comparative period due to timing of the fiscal year-end.
The Americas In-House revenues were $149,581 for the 39 weeks ended September 28, 2025, a decrease of $592 versus the 39 weeks ended September 29, 2024. The region benefited from Miami Pool House which was fully operational versus the comparative period, alongside the opening of Soho House Portland (March 2024) and Soho House Sao Paulo (June 2024) however, the wildfires in Los Angeles at the start of Fiscal 2025 have significantly impacted In-House revenues as our LA properties were closed or partially closed for a number of days and subsequent trade was weaker.
In-House revenues in our United Kingdom segment saw an increase of $7,235 versus the 39 weeks ended September 29, 2024, supported by the opening of Soho Mews House (September 2024) and strong performance in our Countryside properties. In constant currency, In-House Revenues in the United Kingdom segment saw an increase of $2,982, or 2%.
The Europe/RoW segment saw an increase In-House revenues by $6,155 year-on-year supported by the opening of Soho Farmhouse Ibiza (June 2025). In constant currency, In-House Revenues in the Europe/RoW segment saw an increase of $3,933 or 5%.
In constant currency, In-House Revenues increased by $6,323, or 2%.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Other Revenues

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other revenues	$258,168	$231,356	12%	9%
The Americas	51,434	50,642	2%	2%
United Kingdom	50,817	46,770	9%	5%
Europe/RoW	69,727	58,928	18%	15%
All Other	86,190	75,016	15%	11%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Other revenues were $258,168 for the 39 weeks ended September 28, 2025, compared to $231,356 for the 39 weeks ended September 29, 2024, an increase of $26,812 or 12%.The increase was predominantly driven by strong growth in Soho Home and Scorpios.
Other revenues in The Americas segment saw an increase of $792, or 2% versus the 39 weeks ended September 29, 2024 due to the transition of the LINE DC operational structure from a management contract to a finance lease structure, under which we now recognize 100% of the property’s revenue. This increase was offset by the absence of management fees from The LINE San Francisco following the termination of the management contract at the end of Fiscal 2024.
The United Kingdom segment saw an increase in Other revenues of $4,047, or 9% versus the 39 weeks ended September 29, 2024 driven by year-over-year growth in partnership revenue. In constant currency, Other Revenues in the United Kingdom segment saw an increase of $2,591, or 5%.
Other revenues in the Europe/RoW segment saw an increase of $10,799 or 18% compared to the 39 weeks ended September 29, 2024 driven by a strong season for Scorpios sites versus comparable period in 2024. In constant currency, Other Revenues in the Europe/RoW segment saw a an increase of $8,965, or 15%.
Other revenues in All Other saw an increase of $11,174 or 15% period-over-period driven by growth in Soho Home. In constant currency, Other Revenues in All Other saw an increase of $8,839, or 11%.
In constant currency, Other Revenues saw an increase of $21,187, or 9%.
In-House Operating Expenses and House-Level Contribution

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
In-House operating expenses	$(506,701)	$(474,240)	7%	4%
Percentage of total House revenues	73%	74%
Operating income (loss)	$88,611	$615	n/m	n/m
Operating margin	9%	0%
House-Level Contribution	$191,631	$167,717	14%	13%
House-Level Contribution Margin	27%	26%	1%
House-Level Contribution by segment:
The Americas	$99,659	$88,804	12%	12%
United Kingdom	64,807	60,203	8%	4%
Europe/RoW	10,364	5,378	93%	87%
All Other	16,801	13,332	26%	22%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
House-Level Contribution Margin by segment:
The Americas	32%	30%
United Kingdom	26%	27%
Europe/RoW	9%	5%
All Other	84%	85%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
In-House Operating Expenses were $506,701 for the 39 weeks ended September 28, 2025, an increase of $32,461 or 7%. The increase is a result of the four new Houses opened since the beginning of the 39 weeks ended September 29, 2024 , alongside period-over-period wage and rent (including non-cash rent) increases partially offset by continued cost discipline and savings from the operational reorganization initiatives last year. In constant currency, In-House Operating Expenses saw an increase of $17,701 or 4%.
House-Level Contribution, which is defined as House Revenues less In-House Operating Expenses, was $191,631 for the 39 weeks ended September 28, 2025, compared to $167,717 for the 39 weeks ended September 29, 2024, an increase of $23,914. The increase in House-Level Contribution predominantly relates to increased Soho House membership and In-House revenues period-over-period, offset by higher In-House operating expenses.
House-Level Contribution Margin was 27% for the 39 weeks ended September 28, 2025, increased by 1% from the comparative period due to increased revenues, especially membership, being offset by inflation in In-House operating expenses.
Other Operating Expenses and Other Contribution

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actuals	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Other operating expenses	$(226,887)	$(206,015)	10%	7%
Percentage of total adjusted other revenue	80%	80%
Operating income (loss)	$88,611	$615	n/m	n/m
Operating margin	9%	0%
Other Contribution	$58,199	$50,287	16%	13%
Other Contribution Margin	20%	20%	—	20%
Other Contribution by segment:
The Americas	$10,254	$12,738	(20)%	(20)%
United Kingdom	20,350	17,813	14%	11%
Europe/RoW	19,342	17,164	13%	9%
All Other	8,253	2,572	n/m	n/m
Other Contribution Margin by segment:
The Americas	20%	25%
United Kingdom	39%	37%
Europe/RoW	28%	29%
All Other	8%	3%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Other Operating Expenses were $226,887 for the 39 weeks ended September 28, 2025, compared to $206,015 for the 39 weeks ended September 29, 2024, an increase of $20,872, or 10%. This increased spend is predominantly driven by higher costs in relation to increased trade volume in Soho Home as well as expenses related to Scorpios Bodrum which opened during the 39 weeks ended September 29, 2024 and growth in Mykonos. In constant currency, Other Operating Expenses saw an increase of $14,460, or 7%.
Other Contribution, which we define as Other Revenues plus Non-House Membership Revenues less Other Operating Expenses, was $58,199 for the 39 weeks ended September 28, 2025, compared to $50,287 for the 39 weeks ended September 29, 2024, an increase of $7,912 driven by increased Soho Home volumes and margin alongside a strong season for Scorpios. Other Contribution Margin was 20% for the 39 weeks ended September 28, 2025, an increase of 0% compared to the 39 weeks ended September 29, 2024.
General and Administrative Expenses

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
General and Administrative Expenses	$124,926	$112,770	11%	7%
Percentage of total revenues	13%	13%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
General and Administrative Expenses were $124,926 for the 39 weeks ended September 28, 2025, compared with $112,770 for the 39 weeks ended September 29, 2024, an increase of $12,156, or 11%. The increase was driven by the global expansion of partnership arrangements alongside costs related to the four new Houses that opened since the beginning of the 39 weeks ended September 29, 2024, offset by savings from the operational reorganization initiatives including streamlining of operations and support teams since the comparative period.
In constant currency, General and Administrative Expenses saw an increase of $8,646, or 7%.
Pre-opening Expenses

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Pre-opening expenses	$8,710	$13,958	(38)%	(39)%
Percentage of total revenues	1%	2%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Pre-opening expenses were $8,710 for the 39 weeks ended September 28, 2025 compared to $13,958 in the 39 weeks ended September 29, 2024. The decrease was driven by the timing and location of the development pipeline, with one new House opening (Soho Farmhouse Ibiza) in 39 weeks ended September 28, 2025 versus the opening of Soho House Portland, Scorpios Bodrum, Soho House São Paulo and Soho Mews House, all of which incurred expenses during the 39 weeks ended September 29, 2024. In constant currency pre-opening expenses saw a decrease of $5,682, or 39%.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Depreciation and Amortization

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Depreciation and amortization	$74,052	$76,642	(3)%	(6)%
Percentage of total revenues	8%	9%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Depreciation and amortization were $74,052 for the 39 weeks ended September 28, 2025, a decrease of $2,590, or 3%, from the 39 weeks ended September 29, 2024. The decrease period-over-period was driven by the impairment in Soho Works sites in Fiscal 2024 and certain Houses in The Americas and UK where their assets are now largely depreciated. In constant currency, depreciation and amortization expenses saw a decrease of $4,975, or 6%.
Share-based Compensation, Foreign Exchange (Gain) Loss, Loss on Impairment of Long-Lived Assets and Intangible Assets, Business Interruption Proceeds, net and Other (net)

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thds)
	(Unaudited)
Share-based compensation	$8,021	$15,150	(47)%	(49)%
Percentage of total revenues	1%	2%
Foreign exchange (gain) loss, net	$(54,878)	$(28,937)	90%	84%
Percentage of total revenues	6%	3%
Loss on impairment of long-lived assets and intangible assets	$2,102	$18,778	(89)%	(89)%
Percentage of total revenues	0%	2%
Business interruption proceeds, net	$(22,899)	$—	n/m	n/m
Percentage of total revenues	2%	0%
Other, net	$21,185	$9,028	n/m	n/m
Percentage of total revenues	2%	1%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Share-based compensation expense saw a decrease of $7,129 to $8,021 for the 39 weeks ended September 28, 2025, due to a the vesting of grants made under the Company’s 2020 and 2021 equity and incentive plans in the 39 weeks ended September 29, 2024 and subsequent quarters, a decline in new grants issued which have reduced the charge to the income statement.
Foreign exchange (gain) loss, net which is unrealized and non-cash in nature, increased from a gain of $(28,937) to $(54,878) for the 39 weeks ended September 28, 2025, primarily driven by foreign exchange revaluation of our non-USD debt.
During the 39 weeks ended September 28, 2025, the Company recognized $2,102 of impairment losses on long-lived assets, comprised wholly of Operating lease assets in respect of legacy Chicken Shop restaurants that were no longer operational. In the 39 weeks ended September 29, 2024 the Company incurred costs relating to the impairment of intangible assets from the termination of two hotel management contracts of $4,710 plus impairment losses on long-lived assets of $14,068 (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Business interruption proceeds, net, consisted of $22,899 for the 39 weeks ended September 28, 2025. The proceeds relate to the impacts of general business interruption (including lost revenues and additional costs incurred) in the United Kingdom due to the COVID-19 pandemic.
Other, net saw an increase by $12,157 to $21,185 for the 39 weeks ended September 28, 2025 due to costs related to third party advisory expenses incurred by the Company and its Special Committee in the evaluation of certain strategic transactions, costs related to the strategic reorganization of the business and ERP costs. In the 39 weeks ended September 29, 2024 the Company incurred costs relating to professional fees associated with the Company’s shareholder activism response, costs from the evaluation of strategic transactions, and costs incurred as part of a reorganization program of our operations and support teams.
Interest Expense, Net

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Interest expense, net	$65,601	$61,846	6%	3%
Percentage of total revenues	7%	7%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Interest expense, net was $65,601 for the 39 weeks ended September 28, 2025, an increase of $3,755, or 6%, to the 39 weeks ended September 29, 2024. This increase is primarily driven by the higher principal amount on our Senior Secured Notes due to the compounding of this debt. In constant currency, interest expense, net saw an increase of $1,830 or 3%.
Adjusted EBITDA

	For the 39 Weeks Ended		Percent Change
	September 28, 2025	September 29, 2024	Actual	Constant Currency(1)
	(Dollar amounts in thousands)
	(Unaudited)
Adjusted EBITDA	$146,866	$99,612	47%	43%
Percentage of total revenues	15%	11%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Adjusted EBITDA was $146,866 for the 39 weeks ended September 28, 2025, in comparison to $99,612 for the 39 weeks ended September 29, 2024, an increase of $47,254 or 47%. The increase is driven by higher membership revenues versus the comparative period, higher In-House and Other revenues, alongside $22,899 of business interruption insurance proceeds, net of fees, related to the COVID-19 relief claim received in the first quarter of Fiscal 2025. There was partial offset from an increase in Operating expenses, predominantly coming from new House openings. In constant currency, adjusted EBITDA saw an increase of $44,154, or 43%.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
Non-GAAP Financial Measures
For the 13 weeks ended September 28, 2025 and September 29, 2024
A reconciliation of Net Income (Loss) to Adjusted EBITDA is set forth below for the periods specified:

	For the 13 Weeks Ended		Percent Change
	September 28, 2025 Actuals	September 29, 2024 Actuals	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Net income (loss)	$(17,010)	$718	n/m	n/m
Depreciation and amortization	26,649	26,017	2%	0%
Interest expense, net	22,560	20,658	9%	7%
Income tax expense (benefit)	(10,891)	18,026	n/m	n/m
EBITDA	21,308	65,419	(67)%	(68)%
(Gain) loss on sale of property and other, net	(26)	236	n/m	n/m
Share of income of equity method investments	(637)	(1,754)	(64)%	(65)%
Foreign exchange (gain) loss, net(2)	14,048	(39,591)	n/m	n/m
Share of equity method investments adjusted EBITDA	2,779	2,367	17%	15%
Share-based compensation expense(2)	3,505	3,513	(0)%	(2)%
Operational reorganization and severance expense(3)	1,711	4,023	(57)%	(58)%
Expenses related to ERP implementation(4)	4,276	—	n/m	n/m
Expenses related to the evaluation of certain strategic transactions(5)	6,810	—	n/m	n/m
Loss on impairment of long-lived assets and intangible assets(6)	—	14,068	n/m	n/m
Adjusted EBITDA	$53,774	$48,281	11%	9%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
(2)
See “Comparison of the 13 weeks ended September 28, 2025 and September 29, 2024- Share-based Compensation, Foreign Exchange (Gain) Loss, Loss on Impairment of Long-Lived Assets, Business Interruption Proceeds, net and Other (net)” for information regarding the movements in foreign exchange and share-based compensation period-over-period.

(3)	Expenses incurred with respect to a strategic reorganization program of the Company’s operations and support teams
(4)	During the 13 weeks ended September 28, 2025, the Company incurred certain expenses related to the planned ERP system implementation.
(5)	Primarily relating to third party advisory expenses incurred by the Company and its independent special committee in respect of the evaluation of certain strategic transactions.
(6)
Following the Company’s impairment review, the Company recognized $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America and less than $1 million relates to a UK restaurant site.

The computation of House-Level Contribution and Other Contribution is set forth below:

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$(6,004)	$37,884	n/m	$36,127	n/m
General and administrative	48,209	39,672	22%	40,592	19%
Pre-opening expenses	3,484	2,561	36%	2,620	33%
Depreciation and amortization	26,649	26,017	2%	26,620	0%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Share-based compensation	3,505	3,513	(0)%	3,594	(2)%
Foreign exchange (gain) loss, net	14,048	(39,591)	n/m	(40,509)	n/m
Loss on impairment of long-lived assets and intangible assets	—	14,068	n/m	14,394	n/m
Business interruption proceeds, net	—	—	n/m	—	n/m
Other, net	13,558	3,775	n/m	3,863	n/m
Non-House membership revenues	(9,151)	(8,427)	9%	(8,622)	6%
Other revenues	(121,960)	(105,316)	16%	(107,387)	14%
Other operating expenses	95,090	86,679	10%	88,689	7%
House-Level Contribution	$67,428	$60,835	11%	$59,981	12%
Operating income (loss) margin	(2)%	11%		11%
House-Level Contribution Margin	28%	28%		28%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Membership revenues	$122,702	$107,394	14%	$108,700	13%
Less: Non-House membership revenues	(9,151)	(8,427)	9%	(8,622)	6%
House Membership revenues	113,551	98,967	15%	100,078	13%
Add: In-House revenues	126,088	120,658	5%	122,375	3%
Total House revenues	239,639	219,625	9%	222,453	8%
Less: In-House operating expenses	(172,211)	(158,790)	8%	(162,472)	6%
House-Level Contribution	$67,428	$60,835	11%	$59,981	12%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$(6,004)	$37,884	n/m	$36,127	n/m
General and administrative	48,209	39,672	22%	40,592	19%
Pre-opening expenses	3,484	2,561	36%	2,620	33%
Depreciation and amortization	26,649	26,017	2%	26,620	n/m
Share-based compensation	3,505	3,513	(0)%	3,594	(2)%
Foreign exchange (gain) loss, net	14,048	(39,591)	n/m	(40,509)	n/m
Loss on impairment of long-lived assets and intangible assets	—	14,068	n/m	14,394	n/m
Other, net	13,558	3,775	n/m	3,863	n/m
House membership revenues	(113,551)	(98,967)	15%	(100,078)	13%
In-House revenues	(126,088)	(120,658)	5%	(122,375)	3%
In-House operating expenses	172,211	158,790	8%	162,472	6%
Total Other Contribution	$36,021	$27,064	33%	$27,320	32%
Operating income (loss) margin	(2)%	11%		11%
Other Contribution Margin	27%	24%		24%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

	For the 13 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Other Revenues	$121,960	$105,316	16%	$107,387	14%
Add: Non-House membership revenues	9,151	8,427	9%	8,622	6%
Adjusted Other Revenues	131,111	113,743	15%	116,009	13%
Less: other operating expenses	(95,090)	(86,679)	10%	(88,689)	7%
Other Contribution	$36,021	$27,064	33%	$27,320	32%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
For the 39 weeks ended September 28, 2025 and September 29, 2024
A reconciliation of Net Income (Loss) to Adjusted EBITDA is set forth below for the periods specified:

	For the 39 Weeks Ended		Percent Change
	September 28, 2025 Actuals	September 29, 2024 Actuals	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
Net income (loss)	$14,631	$(71,345)	n/m	n/m
Depreciation and amortization	74,052	76,642	(3)%	(6)%
Interest expense, net	65,601	61,846	6%	3%
Income tax expense	11,714	13,697	(14)%	(17)%
EBITDA	165,998	80,840	n/m	99%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended		Percent Change
	September 28, 2025 Actuals	September 29, 2024 Actuals	Actuals	Constant Currency(1)
	(Unaudited, dollar amounts in thousands)
(Gain) loss on sale of property and other, net	(82)	62	n/m	n/m
Share of income of equity method investments	(3,253)	(3,645)	(11)%	(13)%
Foreign exchange (gain) loss, net(2)	(54,878)	(28,937)	90%	84%
Share of equity method investments adjusted EBITDA	7,930	6,918	15%	11%
Share-based compensation expense(2)	8,021	15,150	(47)%	(49)%
Operational reorganization and severance expense(3)	1,711	6,137	(72)%	(73)%
Expenses related to ERP implementation(4)	7,194	—	n/m	n/m
Expenses related to the evaluation of certain strategic transactions(5)	12,123	2,424	n/m	n/m
Loss on impairment of long-lived assets and intangible assets(6)	2,102	18,778	(89)%	(89)%
Expenses related to shareholder activism(7)	—	1,885	n/m	n/m
Adjusted EBITDA	$146,866	$99,612	47%	43%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
(2)
See “Comparison of the 39 weeks ended September 28, 2025 and September 29, 2024- Share-based Compensation, Foreign Exchange (Gain) Loss, Loss on Impairment of Long-Lived Assets, Business Interruption Proceeds, net and Other (net)” for information regarding the movements in foreign exchange and share-based compensation period-over-period.

(3)	Expenses incurred with respect to a strategic reorganization program of the Company’s operations and support teams.
(4)	During the 39 weeks ended September 28, 2025, the Company incurred certain expenses related to the planned ERP system implementation.
(5)	Primarily relating to third party advisory expenses incurred by the Company and its independent special committee in respect of the evaluation of certain strategic transactions.
(6)
During the 39 weeks ended September 28 2025 the Company recognized $2 million of impairment losses on long-lived assets (operating lease assets) which relates to the legacy Chicken Shop restaurant sites in the UK. During the 39 weeks ended Sept 29, 2024, the Company recognized impairment losses of $5 million on intangible assets related to the termination of two hotel management contracts alongside $14 million of impairment losses on long-lived assets (comprised of $11 million in respect of Operating lease assets and $3 million of Property and equipment, net), of which $13 million is in respect of Soho Works North America and less than $1 million relates to a UK restaurant site.

(7)	Primarily relating to professional service fees related to the Company’s shareholder activism response incurred during the 39 weeks ended September 29, 2024.
The computation of House-Level Contribution and Other Contribution is set forth below:

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$88,611	$615	n/m	$(10,176)	n/m
General and administrative	124,926	112,770	11%	116,280	7%
Pre-opening expenses	8,710	13,958	(38)%	14,392	(39)%
Depreciation and amortization	74,052	76,642	(3)%	79,027	(6)%
Share-based compensation	8,021	15,150	(47)%	15,622	(49)%
Foreign exchange (gain) loss, net	(54,878)	(28,937)	90%	(29,838)	84%
Loss on impairment of long-lived assets and intangible assets	2,102	18,778	(89)%	19,362	(89)%
Business interruption proceeds, net	(22,899)	—	n/m	—	n/m
Other, net	21,185	9,028	n/m	9,309	n/m
Non-House membership revenues	(26,918)	(24,946)	8%	(25,722)	5%
Other revenues	(258,168)	(231,356)	12%	(236,981)	9%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Other operating expenses	226,887	206,015	10%	212,427	7%
House-Level Contribution	$191,631	$167,717	14%	$163,702	17%
Operating income (loss) margin	9%	0%		0%
House-Level Contribution Margin	27%	26%		26%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Membership revenues	$354,239	$308,690	15%	$313,736	13%
Less: Non-House membership revenues	(26,918)	(24,946)	8%	(25,722)	5%
House Membership revenues	327,321	283,744	15%	288,014	14%
Add: In-House revenues	371,011	358,213	4%	364,688	2%
Total House revenues	698,332	641,957	9%	652,702	7%
Less: In-House operating expenses	(506,701)	(474,240)	7%	(489,000)	4%
House-Level Contribution	$191,631	$167,717	14%	$163,702	17%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss)	$88,611	$615	n/m	$(10,176)	n/m
General and administrative	124,926	112,770	11%	116,280	7%
Pre-opening expenses	8,710	13,958	(38)%	14,392	(39)%
Depreciation and amortization	74,052	76,642	(3)%	79,027	(6)%
Share-based compensation	8,021	15,150	(47)%	15,622	(49)%
Foreign exchange (gain) loss, net	(54,878)	(28,937)	90%	(29,838)	84%
Loss on impairment of long-lived assets and intangible assets	2,102	18,778	(89)%	19,362	(89)%
Business interruption proceeds, net	(22,899)	—	n/m	—	n/m
Other, net	21,185	9,028	n/m	9,309	n/m
House membership revenues	(327,321)	(283,744)	15%	(288,014)	14%
In-House revenues	(371,011)	(358,213)	4%	(364,688)	2%
In-House operating expenses	506,701	474,240	7%	489,000	4%
Total Other Contribution	$58,199	$50,287	16%	$50,276	16%

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Operating income (loss) margin	9%	0%		0%
Other Contribution Margin	20%	20%		20%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024	Change %	September 29, 2024 Constant Currency(1)	Constant Currency Change %(1)
	Actuals
	(Unaudited, dollar amounts in thousands)
Other Revenues	$258,168	$231,356	12%	$236,981	9%
Non-House membership revenues	26,918	24,946	8%	25,722	5%
Adjusted Other Revenues	285,086	256,302	11%	262,703	9%
Less: other operating expenses	(226,887)	(206,015)	10%	(212,427)	7%
Other Contribution	$58,199	$50,287	16%	$50,276	16%

(1)	See “Non-GAAP Financial Measures” for an explanation of our constant currency results.
Liquidity and Capital Resources
Liquidity is the ability to generate sufficient cash flows to meet the cash requirements of our business operations. Our principal sources of liquidity are operating cash flows, holdings of cash and cash equivalents and availability under our Revolving Credit Facility. As of September 28, 2025, we maintained a cash and cash equivalents balance of $142 million and a restricted cash balance of $6 million.
Our primary requirements for liquidity are to fund our working capital needs, operating and finance lease obligations, capital expenditures and general corporate needs. Our ongoing capital expenditures are principally related to opening new Houses, refurbishing and maintaining the existing House portfolio as well as investments in our corporate technology infrastructure to support our digital strategy and technology infrastructure.
In a given year, our primary cash inflows and outflows relate to the following:
(1)
from operating activities, our cash inflows include Membership revenues, In-House revenues and Other revenues, such as the sale of retail products. The primary cash outflows from operating activities include general operating expenses and interest payments.

(2)
from investing activities, our cash inflows include the proceeds from sale of property and equipment and distributions from equity method investments. The primary cash outflows from investing activities include the purchase of property and equipment as well as intangibles.

(3)
from financing activities, our cash inflows from financing activities include proceeds from borrowings and from the issuance of shares. The primary cash outflows from financing activities include repayments of borrowings and legal and professional fees from debt or equity related transactions, as well as, from time to time, the repurchase of shares under board authorized repurchase plans.

On February 9, 2024, the Company’s board and a relevant sub-committee authorized and approved a new stock repurchase program for up to $50 million of the currently outstanding shares of the Company’s Class A common stock. During the 13 weeks and 39 weeks ended September 28, 2025, the Company did not repurchase any shares of its

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 common stock. During the 13 weeks and 39 weeks ended September 29, 2024, the Company repurchased a total of 2,269,130 shares and 3,160,175 shares of Class A common stock for $13 million and $17 million, respectively, including commissions, under the new program. The repurchased shares are held as treasury shares by the Company.
We believe our existing cash and undrawn facilities balances will be sufficient to fund our operating and finance lease obligations, capital expenditures and working capital needs for at least the next 12 months and the foreseeable future.
Cash Flows and Working Capital
The following table provides a summary of cash flow data for the periods presented:

	For the 39 Weeks Ended
	September 28, 2025	September 29, 2024
	(Unaudited, dollar amounts in thousands)
Net cash generated by (used in)
Net cash provided by (used in) operating activities	$98,757	$62,794
Net cash provided by (used in) investing activities	(101,859)	(57,375)
Net cash provided by (used in) financing activities	(11,143)	(21,503)
Effect of exchange rates on cash and cash equivalents	6,181	1,599
Net (decrease) increase in cash and cash equivalents	$(8,064)	$(14,485)

Net Cash Provided by Operating Activities
The primary cash inflows from operating activities include Membership Revenues, In-House Revenues and Other Revenues, such as the sale of retail products. The primary cash outflows from operating activities include general operating expenses and interest payments.
For the 39 weeks ended September 28, 2025, we had a $98,757 inflow of cash from operating activities, which includes net income of $14,631 inclusive of proceeds received of $22,899 for COVID business interruption insurance, depreciation and amortization of $74,052, and non-cash foreign exchange gain of $54,878, offset by a favorable net working capital change of $33,167.
For the 39 weeks ended September 29, 2024, we had a $62,794 inflow of cash from operating activities, which includes a net loss of $71,345, depreciation and amortization of $76,642 , and a favorable net working capital change of $34,549.
Net Cash Used in Investing Activities
The primary cash inflows from investing activities include the cash proceeds from the sale of assets. The primary cash outflows from investing activities include the purchase of property and equipment and intangibles.
For the 39 weeks ended September 28, 2025, we had a $101,859 outflow of cash from investing activities, primarily due to purchases of property and equipment of $75,343, purchases of intangible assets of $18,085, and $16,500 paid as our capital contributions for our ownership interest in the LINE LA Hotel Joint Venture, partially offset by $8,069 in property and casualty insurance proceeds received.
For the 39 weeks ended September 29, 2024, we had a $57,375 outflow of cash from investing activities, primarily due to purchases of property and equipment of $55,833 and purchases of intangible assets of $12,237, partially offset by a repayment from equity method investees of $10,695.
Net Cash Used in Financing Activities
The primary cash inflows from financing activities include proceeds from borrowings. The primary cash outflows from financing activities include principal payments on borrowings and purchase of treasury stock.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
For the 39 weeks ended September 28, 2025, we had a $11,143 outflow of cash from financing activities, primarily due to the repayment of the outstanding balance of $5,416 on the Compagnie de Phalsbourg credit facility and distributions of $3,621 to non-controlling interests.
For the 39 weeks ended September 29, 2024, we had a $21,503 outflow of cash from financing activities, primarily due to purchases of treasury stock of $17,396 and distributions to noncontrolling interest of $3,697.
Cash Requirements from Contractual and Other Obligations
As of September 28, 2025, there have been no material changes outside the ordinary course of business to our contractual obligations from those disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as described in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, except for those listed below.
ERP Program Commitments
We entered into contracts with third parties relating to our previously-announced ERP implementation program. As of September 28, 2025, we have remaining contractual commitments of £13 million ($17 million), which are expected to be settled over the course of the remainder of 2025 and during 2026.
LINE LA Hotel Joint Venture Guarantees and Capital Contributions
With effect from June 4, 2025 we have an ownership interest in the LINE LA, as further described in Note 4, Equity Method Investments; Note 13, Commitments and Contingencies and Note 16, Related Party Transactions and Balances, of the condensed consolidated financial statements included herein. On June 4, 2025, CREP LA Hotel LLC, a wholly owned subsidiary of the LINE LA Hotel Joint Venture (“CREP LA”), entered into a loan agreement (“LINE LA Loan Agreement”) with a third party lender for $54 million which matures on January 31, 2027 with interest payable throughout the term. Our wholly owned subsidiary, US AcquireCo, Inc., and affiliates of CREP LA Hotel Holdings LLC (“Corten Guarantors”) provided joint and several senior loan guarantees for the benefit of the lender for the term of the LINE LA Loan Agreement with respect to (i) CREP LA’s payment of recourse obligations pursuant to the LINE LA Loan Agreement; ii) an indemnification against certain losses arising from non-compliance with environmental laws and similar events at the property, and iii) any failure by CREP LA to pay carry costs (including taxes, insurance premiums, operating expenses and debt service) as and when due. US AcquireCo, Inc. is required to comply with specified financial covenants under the LINE LA Loan Agreement at all times. Our wholly owned subsidiaries, US AcquireCo, Inc. and Soho House Limited, have entered into a reimbursement agreement with the Corten Guarantors to allocate liability under the senior loan guarantees, as well as liability arising under certain indemnification obligations under the LINE LA Hotel Joint Venture. Soho House Limited, shall become liable for amounts payable by US AcquireCo, Inc. under the reimbursement agreement if US AcquireCo, Inc. fails to fund such amounts within 20 days after written demand therefor.
Pursuant to the operating agreement for the LINE LA Hotel Joint Venture, our wholly owned subsidiary, SAGL HoldCo LLC, is contractually obligated to provide additional capital contributions to the extent the LINE LA Hotel Joint Venture experiences liquidity shortfalls. These capital contributions are capped at $37 million (inclusive of its initial capital contribution of $15 million), less six months of debt service on the LINE LA Loan Agreement. Additional funding of $2 million was provided during the 13 weeks ended September 28, 2025 which has increased the equity investment accordingly.
Critical Accounting Estimates and Judgments
Management’s discussion and analysis of the financial condition and results of operations is based on the financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The estimates are based on historical experience and on various other

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 factors that are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
Emerging Growth Company Status
We are an ‘emerging growth company,’ as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not ‘emerging growth companies,’ including, but not limited to: presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley; having reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements; being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved; and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Our exposure to market risk has not materially changed from what was previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
Foreign Exchange Risk
We principally operate in the UK and The Americas, although we have significant operations in Europe. Therefore, we are exposed to reporting foreign exchange risk in Pound sterling and Euros.
We have not, to date, used any material financial instruments to mitigate our foreign exchange risk. The directors and management will keep this situation under review. As income is received and suppliers paid in respect of the UK and European operation in Pound sterling or Euros, respectively, this acts as a natural hedge against foreign exchange risk.
If the USD had strengthened/weakened by 10% versus the GBP, revenue would have been approximately $7 million lower and approximately $8 million higher, respectively, and Net Loss would have been approximately $1 million lower and approximately $1 million higher, respectively, for the 13 weeks ended September 28, 2025.
If the Euro had strengthened/weakened by 10% versus the GBP, revenue would have been approximately $2 million higher and approximately $2 million lower, respectively, and Net Loss would have been approximately less than $1 million lower and approximately less than $1 million higher, respectively, for the 13 weeks ended September 28, 2025.
If the USD had strengthened/weakened by 10% versus the GBP, revenue would have been approximately $53 million lower and approximately $58 million higher, respectively, and Net Profit would have been approximately $3 million lower and approximately $3 million higher, respectively, for the 39 weeks ended September 28, 2025.
If the Euro had strengthened/weakened by 10% versus the GBP, revenue would have been approximately $14 million higher and approximately $13 million lower, respectively, and Net Profit would have been approximately $1 million higher and approximately less than $1 million lower, respectively, for the 39 weeks ended September 28, 2025.
Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by financial counterparties. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject us to credit risk consist of cash equivalents and accounts receivable.

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024
We maintain cash and cash equivalents with major financial institutions. Our cash and cash equivalents consist of bank deposits held with banks, and money market funds that, at times, exceed federally or locally insured limits. We limit our credit risk by dealing with customers, counterparties and institutions that are considered to be of high credit quality and by performing periodic evaluations of accounts receivable and investments and of the relative credit standing of our customers, counterparties and financial institutions, as applicable.
Liquidity Risk
We seek to manage our financial risks to ensure that sufficient liquidity is available to meet our foreseeable needs. We believe we have significant flexibility to control our capital expenditure commitments in new House developments through different investment formats. As of September 28, 2025, we had $142 million in cash and cash equivalents on the balance sheet, $6 million of restricted cash and £75 million ($100 million) undrawn on the Revolving Credit Facility (subject to complying with our covenants) to meet our funding needs.
Cash Flow and Fair Value Interest Rate Risk
We have historically financed our operations through a mixture of bank borrowings and bond notes which are generally fixed, and expect to finance our operations through operating cash flows and availability under our Revolving Credit Facility. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities.
Inflation Risk
Inflation has an impact on food, utilities, labor, rent, and other costs which materially impact operations. Severe increases in inflation could have an adverse impact on our business, financial condition and results of operations. If several of the various costs in our business experience inflation at the same time, we may not be able to adjust prices to sufficiently offset the effect of the various cost increases without negatively impacting consumer demand.
Commodity Price Risks
We are exposed to commodity price risks on specialty foodstuffs, natural gas and oil, among other items. Many of the ingredients we use to prepare our food and beverages are commodities or are affected by the price of other commodities. Factors that affect the price of commodities are generally outside of our control and include foreign currency exchange rates, foreign and domestic supply and demand, inflation, weather, the geopolitical situation, and seasonality.
Tariff changes affecting trade with the United States could increase the cost of goods we import including food, beverage, general supplies, furniture and fittings, particularly from suppliers in China, Mexico, Italy and France. We are assessing ways to mitigate these potential cost increases, but these higher costs may not be fully recoverable through pricing or efficiency measures. Tariff-related disruptions could also affect product availability or require changes to our sourcing strategy. Ongoing trade policy uncertainty could also present additional demand risk.
Item 4.	Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
Management concluded that as of September 28, 2025 our disclosure controls and procedures were not effective at the reasonable assurance level, due to material weaknesses in our internal control over financial reporting, to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
As described in Note 2, Summary of Significant Accounting Policies, included in this Form 10-Q and as previously disclosed in Note 2, Summary of Significant Accounting Policies, included in our consolidated financial statements

Soho House & Co Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
As of September 28, 2025 and December 29, 2024 and for the 13 weeks and 39 weeks ended September 28, 2025 and September 29, 2024 included in our Annual Report on Form 10-K for Fiscal 2024, Management identified misstatements in its previously issued consolidated financial statements as of and for the 52-week period ended December 31, 2023 (“Fiscal 2023”) and January 1, 2023 (“Fiscal 2022”); the unaudited condensed consolidated financial statements as of and for the 13-week periods ended March 31, 2024 (“Q1 2024”) and April 2, 2023 (“Q1 2023”); the unaudited condensed consolidated financial statements as of and for the 13-week and 26-week periods ended June 30,2024 (“Q2 2024”) and July 2, 2023 (“Q2 2023”); and the unaudited condensed consolidated financial statements as of and for the 13-week and 39-week periods ended October 1, 2023 (“Q3 2023”). The Company assessed the materiality of the errors, including the presentation on prior period consolidated financial statements, on a qualitative and quantitative basis in accordance with SEC Staff Accounting Bulletins (“SAB”) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements codified in Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections. The Company determined the impacts of these misstatements were not material to the financial statements for all prior periods identified above. For comparative purposes, the Company has made corrections to the unaudited condensed consolidated financial statements and applicable notes for the prior periods presented in the 10-Q for the third quarter of Fiscal 2024.
Such historical adjustments described above were corrected and prior periods revised in our Annual Report on Form 10-K. Refer to Note 20, Revision of Prior Period Financial Statements, in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 for additional information on the misstatements identified and quantification of the impact of correcting the misstatements. These prior period adjustments identified therein have been reflected in the comparative periods presented in this Form 10-Q.
As disclosed in our Annual Report in Form 10-K for the fiscal year ended December 29, 2024, based on management’s assessment of the effectiveness of our internal controls over financial reporting, management concluded that our internal controls over financial reporting were not effective as of December 29, 2024, because of the identification of two material weaknesses identified in our internal control over financial reporting. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience with the application of US generally accepted accounting principles (“GAAP”) and with our financial reporting requirements; and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions, including IT general controls, were either not designed and in place, or not operating effectively. These material weaknesses resulted in adjustments and disclosure corrections to our financial statements during the course of the audit and included provisions for income taxes, inventory, impairment of goodwill and long-lived assets, related party transactions, preparation of the consolidation, preparation and presentation of the cash flow statement, fixed assets, lease accounting and balance sheet reclassifications, some of which resulted in revisions to prior periods.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) during the 39 weeks ended September 28, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Limitations on the Effectiveness of Disclosure Controls and Procedures
In designing and evaluating our disclosure controls and procedures and internal control over financial reporting, our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures and internal control over financial reporting must reflect the fact that there are resource constraints and our management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs. The design of any disclosure controls and procedures and internal control over financial reporting also are based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

PART II—OTHER INFORMATION
Item 1.	Legal Proceedings.
From time to time, we are subject to legal proceedings and claims that arise in the ordinary course of business. At present, we are not a party to any litigation other than litigation in the ordinary course of business. We do not expect that the ultimate outcome of any of the currently ongoing legal proceedings, individually or collectively, will have a significant adverse effect on our business, financial condition, results of operations or cash flows.
However, the results of litigation and arbitration are inherently unpredictable and the possibility exists that the ultimate resolution of matters to which we are or could become subject could result in a material adverse effect on our business, financial condition, results of operations and cash flows.
Item 1A.	Risk Factors.
You should carefully consider the risk factors discussed in section “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, which could materially affect our business, financial position, or future results of operations. There have been no material changes to the risk factors described in our Annual Report on Form 10-K, except as described below. The risks described in our Annual Report Form 10-K are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial, may also arise and materially impact our business. If any of these risks occur, our business, results of operations and financial condition could be materially and adversely affected and the trading price of our common stock could decline.
Risks Related to the Merger
Failure to complete the Merger would negatively impact the Company.
The Closing is subject to the satisfaction of certain conditions, including: (i) the adoption of the Merger Agreement by (1) the holders of shares of the Company’s common stock representing a majority of the voting power of the outstanding common stock entitled to vote thereon (the “Majority Approval”) and (2) the holders of shares of the Company’s common stock representing a majority of the votes cast by the Unaffiliated Stockholders (as defined below) (the “Unaffiliated Approval” and, together with the Majority Approval, the “Requisite Stockholder Approval”); (ii) the prior or substantially concurrent funding of the Debt Financing; and (iii) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the transactions contemplated by the Merger Agreement and the absence of any Company Material Adverse Effect (as defined in the Merger Agreement). The “Unaffiliated Stockholders” means the stockholders of the Company other than (1) any of the Buyer Parties, the Equity Investors or any Subscription Investors; (2) any of the Reinvestment Stockholders; (3) any members of the Board; (4) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (5) any affiliates or associates (as defined pursuant to Section 12b-2 of the Exchange Act) of any of the persons described in subclauses (1) through (5). Many of the conditions to completion of the Merger are not within our control, and we cannot predict when or if these conditions will be satisfied (or waived, if permitted by the Merger Agreement (or any other applicable transaction agreement) and applicable law). If the Merger is not completed for any reason, there may be various adverse consequences and the Company may experience negative reactions from its members, potential members, vendors, business partners, employees, investors and other stakeholders.
Although we had anticipated that the Merger would be consummated in the fourth quarter of 2025, we cannot assure you that the conditions set forth in the Merger Agreement and related transaction agreements will be satisfied (or waived, if permitted by the Merger Agreement (or any other applicable transaction agreement) and applicable law) by that time or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied (or waived, if permitted by the Merger Agreement (or any other applicable transaction agreement) and applicable law). Specifically, due to the federal government shutdown, the SEC has not completed its review of the Proxy Statement and, as a result, the special meeting of stockholders to adopt the Merger Agreement, and the Closing, may be delayed beyond the current calendar year.
Additionally, the Company has incurred and will continue to incur substantial expenses relating to the negotiation and completion of the transactions contemplated by the Merger Agreement and certain other agreements related to the go-private transaction. If the Merger is not completed or is substantially delayed, the Company would be required to recognize these expenses without realizing the expected benefits of the Merger and may incur expenses related to its status as a public company for longer than anticipated.

Uncertainties associated with the Merger could adversely affect our business, results of operations, financial condition and stock price.
The announcement and pendency of the Merger, as well as any delays in the expected timeframe for the Closing, could cause disruption and create uncertainties, which could have an adverse effect on our business, results of operations financial condition and stock price, regardless of whether the Merger is completed. These risks include, but are not limited to: unanticipated difficulties or expenditures relating to the Merger; our obligation to pay the Termination Fee and reimburse certain expenses under certain circumstances if the Merger Agreement is terminated; the effect of the announcement or pendency of the Merger on our plans, business relationships, operating results and operations; uncertainties about the pendency of the Merger and the effect of the Merger on our relationships with members, potential members, vendors, business partners, employees, investors and other stakeholders; provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that transaction; the fact that we and our non-employee directors and executive officers may be subject to lawsuits relating to the Merger; the outcome of any lawsuits, regulatory proceedings or enforcement matters that may be instituted against us or others relating to the Merger Agreement; the substantial transaction-related costs we will continue to incur in connection with the Merger, as well as the distraction of management personnel from day-to-day operations; the inability of the Unaffiliated Stockholders to participate in any further upside of our business if the Merger is completed; competitive responses to the Merger; risks regarding the failure to obtain the Equity Financing or the Debt Financing or to have a sufficient amount of cash on hand to complete the Merger (or the Company not being required to use such cash on hand to fund the Per Share Price pursuant to the terms of the Merger Agreement); risks regarding the ticking fee for the Debt Financing that may be payable, depending on when the Closing occurs; legislative, regulatory and economic developments affecting our business; general economic and market developments and conditions; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors; the fact that the all-cash Per Share Price will generally be taxable to our stockholders that are treated as U.S. Holders; and the risk that the trading price of our Class A common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed.
These uncertainties could cause members, potential members, vendors, business partners, employees, investors and other stakeholders to seek to change existing relationships with (or investments in) us or fail to extend an existing relationship with (or investment in) us, all of which could have a material adverse effect on our business, results of operations, financial condition and stock price.
The Merger Agreement contains provisions that limit our ability to pursue alternatives to the Merger and may discourage other third parties from offering a favorable alternative transaction proposal.
The Merger Agreement contains provisions that make it more difficult for us to pursue alternatives to the Merger. Until the earlier to occur of the valid termination of the Merger Agreement and the effective time of the Merger, the Company and its subsidiaries are subject to customary “no-shop” restrictions on their ability to (1) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement) (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members (as defined in the Merger Agreement) on behalf of the Buyer Parties), (2) provide non-public information to third parties in connection with an Acquisition Proposal (other than to the Buyer Parties, the Consortium Members or any of their respective designees), (3) participate or engage in discussions or negotiations with third parties with respect to any inquiry or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members), (4) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than an Acquisition Proposal from the Buyer Parties or any of the Consortium Members) or (5) enter into any Alternative Acquisition Agreement (as defined in the Merger Agreement).
These “no-shop” restrictions are subject to a customary “fiduciary out” provision that allows the Board (acting on the recommendation of the Board’s independent special committee (the “Special Committee”)) or the Special Committee, prior to obtaining the Requisite Stockholder Approval and under certain other specified circumstances, to furnish non-public information to, and engage in negotiations or substantive discussions with, any person making an

Acquisition Proposal if the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or is reasonably likely to lead to a Superior Proposal.
These restrictions, including the added cost of the Termination Fee and the reimbursable expenses of other parties to the go-private transaction that may become payable by us in certain circumstances, might discourage a third party that has an interest in an alternative transaction.
If the Merger Agreement is terminated, we may, under certain circumstances, be obligated to pay the Termination Fee and reimburse certain other expenses of the parties to the go-private transaction. These costs could require us to use available cash that would have otherwise been available for other uses.
If the Merger is not completed, in certain circumstances, we could be required to pay a termination fee to certain of the Equity Investors of $20.0 million in the aggregate (the “Termination Fee”) and would be required to reimburse certain other expenses of the parties to the go-private transaction. If the Merger Agreement is terminated, we may be required to use available cash that would have otherwise been available for general corporate purposes and other uses to make those payments. For these and other reasons, termination of the Merger Agreement could materially and adversely affect our business, results of operations or financial condition, which in turn would materially and adversely affect our stock price.
Lawsuits may be filed against us and the members of the Board arising out of the proposed Merger, which may delay or prevent the proposed Merger or otherwise adversely affect our business, results of operations and financial condition.
Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against us, the Board or others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and we may not be successful in defending against any such future claims. Lawsuits that may be filed against us, the Board or others could delay or prevent the Merger, divert the attention of our management and employees from our day-to-day business operations, and otherwise adversely affect our business, results of operations and financial condition.
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.
(a) Sales of Unregistered Securities
None.
(b) Use of Proceeds from Public Offering of Common Stock
None.
(c) Issuer Purchases of Equity Securities
The Company did not purchase any shares of its common stock during the 13-week period ended September 28, 2025.
Item 3.	Defaults Upon Senior Securities.
None.
Item 4.	Mine Safety Disclosures.
Not applicable.
Item 5.	Other Information.
During the Company’s 13 weeks ended September 28, 2025, none of the Company’s directors or officers (as defined in Rule -1(f) under the Exchange Act) adopted, modified or terminated any “Rule 10b5-1 trading arrangement” or any “non-Rule 10b5-1 trading arrangement”, as each term is defined in Item 408 of Regulation S-K.

Item 6.	Exhibits.

Exhibit Number	Description

2.1*+
Agreement and Plan of Merger, dated as of August 15, 2025, by and among EH Parent LLC, EH MergerSub Inc. and Soho House & Co Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2025)

10.1**	Transition and Separation Agreement of Thomas Allen

10.2**	Employment Agreement of Neil Thomson

31.1**	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2**	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document-the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents.

104	Cover page formatted as Inline XBRL and contained in Exhibit 101.

*	Previously filed.
**	Filed herewith.
+
The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Soho House & Co Inc.

Date: November 7, 2025	By:	/s/ Andrew Carnie
Andrew Carnie Chief Executive Officer

Date: November 7, 2025	By:	/s/ Neil Thomson
Neil Thomson Chief Financial Officer

SOHO HOUSE
& CO Inc.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Special Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 8, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Special Meeting - Go to **www.virtualshareholdermeeting.com/SHCO2025SM**

You may attend the Special Meeting via the internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V79690-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOHO HOUSE & CO INC.

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the Special Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN AS TO A PROPOSAL, WILL BE VOTED "FOR" SUCH ITEM.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

V79691-TBD

SOHO HOUSE & CO INC.

Special Meeting of Stockholders
January 9, 2026 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Messrs. Neil Thomson and Ben Nwaeke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Soho House & Co Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/SHCO2025SM on January 9, 2026, at 10:00 a.m. Eastern Time (3:00 p.m. Greenwich Mean Time), and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge receipt of the Notice of Special Meeting and Proxy Statement.

Such proxies are authorized to vote in their discretion and on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner described herein. If no such direction is made as to a proposal, this proxy will be voted in accordance with the Board of Directors' recommendation on such proposal.

Continued and to be signed on the reverse side